    As filed with the Securities and Exchange Commission on April 15, 2002



                                   Registration Nos. 333-82408 and 333-82408-01

================================================================================
               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                               -----------------

                                AMENDMENT NO. 1


                                      TO

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------
                        Verizon Wireless of the East LP
     (Exact name of Registrant as specified in its certificate of limited partnership)
         Delaware                    4813                       N/A
      (State or Other          (Primary Standard
      Jurisdiction of             Industrial             (I.R.S. Employer
     Incorporation or         Classification Code
       Organization)                Number)           Identification Number)

                          180 Washington Valley Road
                         Bedminster, New Jersey 07921
                                (908) 306-7000
  (Address, Including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)
                               -----------------



                                S. Mark Tuller

                            c/o Cellco Partnership
                          180 Washington Valley Road
                         Bedminster, New Jersey 07921
                                (908) 306-7000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                               -----------------
                          Verizon Communications Inc.
            (Exact name of Registrant as specified in its charter)
         Delaware                    4813                   23-2259884
      (State or Other          (Primary Standard
      Jurisdiction of             Industrial             (I.R.S. Employer
     Incorporation or         Classification Code
       Organization)                Number)           Identification Number)

                          1095 Avenue of the Americas
                           New York, New York 10036
                                (212) 395-2121
  (Address, Including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)
                               -----------------
                                Marianne Drost
                          Verizon Communications Inc.
                          1095 Avenue of the Americas
                           New York, New York 10036
                                (212) 395-2121
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                               -----------------
                                  copies to:

Richard D. Truesdell, Jr., Esq.          Robert Price             Peter G. Samuels, Esq.
     Davis Polk & Wardwell      Price Communications Corporation    Proskauer Rose LLP
     450 Lexington Avenue            45 Rockefeller Plaza              1585 Broadway
   New York, New York 10017        New York, New York 10020      New York, New York 10036
        (212) 450-4000                  (212) 757-5600                (212) 969-3000

                               -----------------

   Approximate Date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the effective time of the transactions as described in this Registration Statement and the Transaction Agreement dated as of December 18, 2001, as amended by an amendment dated as of April 15, 2002.

                               -----------------
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ___________________________
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________________________________________________


                               -----------------
   The Registrants hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                       PRICE COMMUNICATIONS CORPORATION
                             45 Rockefeller Plaza
                           New York, New York 10020

                               -----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               -----------------

To the Shareholders of PRICE COMMUNICATIONS CORPORATION

   NOTICE IS HEREBY GIVEN that an annual meeting of the shareholders of Price Communications Corporation will be held at the offices of Proskauer Rose LLP,
1585 Broadway, New York, New York 10036-8299 on,              , 2002 at 10:00
a.m. local time for the following purposes:


   1. To consider and vote upon the proposed contribution of substantially all of the assets of Price Communications Wireless, Inc., an indirect wholly-owned subsidiary of Price Communications, to Verizon Wireless of the East LP, a newly formed limited partnership which will be controlled by Cellco Partnership (doing business as "Verizon Wireless"), in exchange for a preferred limited partnership interest in Verizon Wireless of the East which, under certain circumstances, will be mandatorily exchanged for common stock of Verizon Communications Inc., as described in the attached proxy statement/prospectus. The preferred interest may also be exchanged for common stock of Verizon Wireless Inc. under certain circumstances. However, you are not now being asked to approve an exchange for Verizon Wireless common stock.





   2. To elect two directors to the board of directors of Price Communications for a term of two years expiring in 2004 and two directors for a term of three years expiring in 2005.



   3. To authorize the amendment of the Certificate of Incorporation of Price Communications so that any merger, consolidation or sale, lease, exchange or other disposition of all or substantially all the assets of Price Communications, any plan of exchange under Article 9 of the New York Business Corporation Law, or any dissolution under Article 10 of the New York Business Corporation Law, may be approved at a meeting of shareholders by a majority of the votes of the issued and outstanding shares instead of a vote of 66 2/3% of such votes, which is the current requirement.



   4. To transact such other business as may properly be brought before the annual meeting and any postponement or adjournment thereof.



   The board of directors of Price Communications has fixed the close of
business on              , 2002 as the record date for the determination of
shareholders entitled to notice of, and to vote at, the annual meeting. Approval of the asset contribution transaction and the amendment to the Certificate of Incorporation requires the affirmative vote of the holders of 66 2/3% of the issued and outstanding shares of capital stock of Price Communications, and the election of directors requires a plurality of the votes cast by the holders of shares entitled to vote at such meeting. By voting in favor of the asset contribution transaction, you will also be approving the possible exchange of the preferred interest for Verizon Communications common stock.



   Shareholders who do not vote in favor of the asset contribution transaction may, under certain circumstances and by following the procedures set forth in the New York Business Corporation Law ("NYBCL"), exercise dissenters' rights in connection with their shares. A copy of Section 623 of the NYBCL is attached to the proxy statement/prospectus as Annex I.

   Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the meeting. We ask that you please take the time to vote by completing and mailing the enclosed proxy card promptly. The board of directors of Price Communications recommends that you vote FOR the asset contribution transaction, FOR the election of directors and FOR the amendment to the Certificate of Incorporation of Price Communications. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of these matters.


                                          By order of the Board of Directors,


                                          Kim I. Pressman


                                          Executive Vice President and Chief
                                            Financial Officer

The information in this proxy statement/prospectus is not complete and may be changed. Neither Verizon Wireless of the East LP nor Verizon Communications Inc. may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED APRIL 15, 2002


              Proxy Statement of Price Communications Corporation

                 Prospectus of Verizon Wireless of the East LP
                        and Verizon Communications Inc.


   Cellco Partnership (doing business as "Verizon Wireless") and Price Communications have entered into an agreement pursuant to which Price Communications will exchange substantially all of its assets for a preferred limited partnership interest in Verizon Wireless of the East LP, a newly formed limited partnership which will be controlled by Cellco Partnership. The preferred interest will be exchangeable for common stock of Verizon Wireless Inc. if a qualifying initial public offering of such stock occurs. If no such public offering occurs, or if such a public offering does occur but the preferred interest is not exchanged for Verizon Wireless common stock, the preferred interest will be mandatorily exchanged for Verizon Communications common stock. This proxy statement/prospectus relates to the preferred interest and such indeterminate number of shares of Verizon Communications common stock as may be issued in exchange for the preferred interest.



   Price Communications has scheduled an annual meeting of its shareholders to vote upon, among other things, the contribution of the assets of Price Communications Wireless in exchange for the preferred interest which, under certain circumstances, will be mandatorily exchanged for Verizon Communications common stock. You will not be asked to vote on an exchange of the preferred interest for Verizon Wireless common stock at the annual meeting. You will be asked to vote upon such an exchange in the future if and when the preferred interest becomes exchangeable for Verizon Wireless common stock.


                               -----------------

   Verizon Communications common stock trades on the New York Stock Exchange
under the symbol "VZ." On       , 2002, the closing price of Verizon
Communications common stock was $       per share. Price Communications common
stock trades on the New York Stock Exchange under the symbol "PR." On
              , 2002, the closing price of Price Communications common stock
was $   per share.

    We strongly urge you to read and consider carefully this proxy statement/prospectus in its entirety, including the matters referred to under
"Risk Factors" beginning on page    and the documents incorporated by reference
in this proxy statement/prospectus.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

   The date of this proxy statement/prospectus is      , 2002 and this proxy
statement/prospectus and the accompanying form of proxy card are first being
mailed to the shareholders of Price Communications on or about         , 2002.

                               TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----
QUESTIONS AND ANSWERS........................................................................   1
 The Transactions............................................................................   1
 Voting Procedures...........................................................................   2
WHO CAN HELP ANSWER YOUR QUESTIONS...........................................................   3
SUMMARY......................................................................................   4
 Purpose of the Price Communications Annual Meeting..........................................   4
 Date, Time and Place of the Price Communications Annual Meeting.............................   4
 Recommendations to Shareholders.............................................................   4
 Parties to the Transactions.................................................................   4
 Cellco Partnership..........................................................................   4
 Verizon Wireless of the East LP.............................................................   4
 Verizon Communications Inc..................................................................   5
 Verizon Wireless Inc........................................................................   5
 Price Communications Corporation............................................................   5
 The Transactions............................................................................   5
 Organizational Chart........................................................................   8
 Reasons for the Transactions................................................................   9
 Opinions of Price Communications' Financial Advisors........................................   9
 Voting Agreement............................................................................   9
 Tax Considerations..........................................................................   9
SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA...................................  10
 Selected Historical Financial and Other Data--Price Communications Wireless.................  10
 Selected Historical Financial and Other Data--Orange County-Poughkeepsie Limited Partnership  13
 Selected Unaudited Pro Forma Combined Financial and Other Data--Verizon Wireless of the East  14
 Selected Historical Financial Data--Verizon Communications Inc..............................  16
RISK FACTORS.................................................................................  17
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS...................................  21
THE TRANSACTIONS.............................................................................  22
 General.....................................................................................  22
 Background of the Transactions..............................................................  23
 Recommendation of the Price Communications Board; Reasons for the Transactions..............  28
 Federal Income Tax Consequences.............................................................  30
 Regulatory Matters..........................................................................  33
OPINIONS OF FINANCIAL ADVISORS...............................................................  34
 Opinion of UBS Warburg LLC..................................................................  34
 Opinion of Dresdner Kleinwort Wasserstein, Inc..............................................  40
 Opinion of Deutsche Banc Alex. Brown Inc....................................................  46
THE TRANSACTION AGREEMENT....................................................................  53
 Contemplated Transactions...................................................................  53
 The Closing.................................................................................  53
 Representations and Warranties..............................................................  53
 Principal Covenants.........................................................................  54
 Employee Matters............................................................................  56
 Conditions to Completion of the Transaction.................................................  56
 Termination.................................................................................  57
 Termination Fees............................................................................  58
 Other Expenses..............................................................................  59
 Indemnification.............................................................................  59
 Amendments; Waivers.........................................................................  59
PLEDGE AGREEMENT.............................................................................  60

                                                                          Page
                                                                          ----
 VOTING AGREEMENTS.......................................................  60
 THE LIMITED PARTNERSHIP AGREEMENT.......................................  61
  General................................................................  61
  Purpose of Verizon Wireless of the East................................  61
  Capital Accounts of the Partners.......................................  61
  Preferred Return.......................................................  61
  Profit and Loss Allocation.............................................  61
  Cash Distributions.....................................................  62
  Management of Verizon Wireless of the East.............................  62
  Duties, Indemnification and Compensation...............................  64
  Transfer Restrictions..................................................  64
  Books and Records......................................................  64
  Dissolution Events.....................................................  65
  Winding Up.............................................................  65
  Managing General Partner Breach........................................  65
 THE EXCHANGE AGREEMENT..................................................  66
  General................................................................  66
  Exchange for Verizon Wireless Common Stock.............................  66
  Exchange for Verizon Communications Common Stock.......................  67
  Revaluation of Assets and Liabilities..................................  69
  Representations and Warranties.........................................  69
  Principal Covenants....................................................  70
 LOCK-UP AGREEMENTS......................................................  71
 ORANGE COUNTY-POUGHKEEPSIE LIMITED PARTNERSHIP AGREEMENT................  72
  General................................................................  72
  Purpose of OCP.........................................................  72
  Management and Operations..............................................  72
  Allocations and Distributions..........................................  72
  Rights and Powers of OCP, General Partner and Limited Partners.........  72
  Obligations of General Partner.........................................  73
  Transfer of General Partner Interest...................................  73
  Dissolution and Termination............................................  73
  Distributions upon Dissolution.........................................  73
  Exculpation and Indemnification........................................  73
 UNAUDITED PRO FORMA FINANCIAL INFORMATION--VERIZON WIRELESS OF THE EAST.  75
 VERIZON WIRELESS OF THE EAST UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
   FOR THE YEAR ENDED DECEMBER 31, 2001..................................  76
 VERIZON WIRELESS OF THE EAST UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
   AS OF DECEMBER 31, 2001...............................................  79
 UNAUDITED PRO FORMA FINANCIAL INFORMATION--PRICE COMMUNICATIONS
   CORPORATION...........................................................  81
 PRICE COMMUNICATIONS CORPORATION UNAUDITED PRO FORMA CONDENSED
   CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2001....................  82
 PRICE COMMUNICATIONS CORPORATION UNAUDITED PRO FORMA CONSOLIDATED
   STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001..........  84
 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS..................................................  86

                                                                                                Page
                                                                                                ----
PRICE COMMUNICATIONS WIRELESS--RESULTS OF OPERATIONS...........................................  86
 Overview......................................................................................  86
 Results of Operations.........................................................................  87
OCP--RESULTS OF OPERATIONS AND FINANCIAL CONDITION.............................................  93
 Overview......................................................................................  93
 Presentation of Financial Information.........................................................  93
 Results of Operations.........................................................................  94
 Financial Condition...........................................................................  95
 Inflation.....................................................................................  96
PRICE COMMUNICATIONS WIRELESS, OCP AND VERIZON WIRELESS OF THE EAST--
  LIQUIDITY AND CAPITAL RESOURCES..............................................................  96
RECENT ACCOUNTING PRONOUNCEMENTS...............................................................  98
BUSINESS OF VERIZON WIRELESS OF THE EAST....................................................... 100
 Overview...................................................................................... 100
 Price Communications Wireless Contributed Assets.............................................. 100
 Cellco Contributed Assets..................................................................... 101
 Integration with "Verizon Wireless" Business.................................................. 102
 Competition................................................................................... 104
 Properties.................................................................................... 106
 Environmental Matters......................................................................... 106
 Employees..................................................................................... 106
 Intellectual Property......................................................................... 107
 Regulatory Environment........................................................................ 107
 Recent Federal Regulatory Developments........................................................ 109
 State Regulation and Local Approvals.......................................................... 111
 Legal Proceedings............................................................................. 111
MANAGEMENT OF VERIZON WIRELESS OF THE EAST..................................................... 114
SECURITY OWNERSHIP............................................................................. 115
INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS............................................... 116
THE SHAREHOLDERS' MEETING...................................................................... 117
 The Asset Contribution Transaction (Including the Possible Exchange for Verizon Communications
   Common Stock)............................................................................... 118
 Election of Directors......................................................................... 118
 Amendment of the Certificate of Incorporation................................................. 119
 Principal Shareholders and Security Ownership of Management................................... 119
 Directors and Executive Officers.............................................................. 120
 Meetings of the Board......................................................................... 122
 Committees of the Board....................................................................... 122
 Directors and Executive Compensation.......................................................... 124
 Stock options................................................................................. 125
 Board Compensation Committee Report on Executive Compensation................................. 126
 Annual Compensation........................................................................... 126
 Long-term Incentives.......................................................................... 126
 Compensation of the Chief Executive Officer................................................... 127
 Stock Price Performance....................................................................... 128
 Section 16(a) Beneficial Ownership Reporting Compliance....................................... 128
 Related Party Transactions.................................................................... 129
 Other Matters................................................................................. 129
 Shareholders' Proposals....................................................................... 129
 Independent Accountant........................................................................ 129

                                                                              Page
                                                                              -----
 Voting of Proxies...........................................................   130
 Other Business; Adjournments................................................   131
DESCRIPTION OF VERIZON COMMUNICATIONS CAPITAL STOCK..........................   132
 Authorized Capital Stock....................................................   132
 Common Stock................................................................   132
 Series Preferred Stock......................................................   132
 No Preemptive Rights........................................................   133
 Transfer Agent and Registrar................................................   133
RIGHTS OF DISSENTING SHAREHOLDERS............................................   134
LEGAL MATTERS................................................................   137
EXPERTS......................................................................   137
CHANGE IN ACCOUNTANTS........................................................   138
WHERE YOU CAN FIND MORE INFORMATION..........................................   139
INDEX TO FINANCIAL STATEMENTS................................................   F-1
 Annex A-1--Transaction Agreement............................................ A-1-1
 Annex A-2--Amendment No. 1 to Transaction Agreement......................... A-2-1
 Annex B--Agreement of Limited Partnership of Verizon Wireless of the East LP   B-1
 Annex C--Exchange Agreement.................................................   C-1
 Annex D--Lock-up Agreement..................................................   D-1

          Annex E--Opinion of UBS Warburg LLC..................... E-1
          Annex F--Opinion of Dresdner Kleinwort Wasserstein, Inc. F-1

 Annex G--Opinion of Deutsche Banc Alex. Brown Inc...................................... G-1
 Annex H--Certificate of Amendment of The Restated Certificate of Incorporation of Price
   Communications Corporation........................................................... H-1
 Annex I--Section 623 of the New York Business Corporation Law.......................... I-1



Note: All population estimates included in this proxy statement/prospectus are based on the 2000 U.S. Census.

                             QUESTIONS AND ANSWERS


                               The Transactions



  Q: What are you asking me to vote on at the annual meeting?



   A. You are being asked to vote on the contribution of substantially all of the assets of Price Communications to Verizon Wireless of the East LP, a newly formed limited partnership which is currently wholly-owned by Cellco Partnership (doing business as "Verizon Wireless"), in exchange for a preferred limited partnership interest in Verizon Wireless of the East which, under certain circumstances, will be mandatorily exchanged for common stock of Verizon Communications Inc. The preferred interest may also be exchanged for common stock of Verizon Wireless Inc. under certain circumstances. However, you are not now being asked to approve an exchange for Verizon Wireless common stock.



   The preferred interest will be exchangeable for Verizon Wireless common stock if an initial public offering of such stock meeting certain minimum size requirements is completed within four years of the asset contribution transaction. Verizon Wireless Inc. is a recently formed entity which would become a partner of Cellco Partnership, and its stock would thereby represent an indirect interest in Cellco Partnership. If such an offering is not completed, or if such an offering is completed but the preferred interest is not exchanged for Verizon Wireless common stock, the preferred interest will be mandatorily exchanged for Verizon Communications common stock.





  Q: Why are you not asking me to vote upon an exchange for Verizon Wireless common stock?



   A: You are not now being asked to approve an exchange of the preferred interest for Verizon Wireless common stock because a qualifying initial public offering of such stock may not occur within four years of the asset contribution transaction or may not occur at all. You will be asked to vote upon such an exchange in the future if and when the preferred interest becomes exchangeable for Verizon Wireless common stock.





  Q: How will the transactions affect my stock?



   A: The transactions will not directly affect your Price Communications common stock. You will continue to hold your shares of Price Communications common stock after the asset contribution transaction and any subsequent exchange for Verizon Wireless common stock or Verizon Communications common stock. However, the value of your Price Communications common stock may be affected as a result of the asset contribution transaction and any subsequent exchange.



  Q: How will the transactions affect Price Communications?



   A: Immediately after the asset contribution transaction, Price
Communications will hold the preferred interest and will have no other significant business assets. The preferred interest will ultimately be exchanged for Verizon Wireless common stock or Verizon Communications common stock, as described in this proxy statement/prospectus.



  Q: Will I receive any Verizon Wireless common stock or Verizon Communications common stock directly?



   A: Management of Price Communications has indicated that, subject to reviewing other potential business opportunities, at the appropriate time after an exchange of the preferred interest for Verizon Wireless common stock or Verizon Communications common stock, it currently expects to recommend that the board of directors recommend to the shareholders of Price Communications that such stock be distributed to the shareholders. However, pursuant to the terms of the transaction, the earliest any such distribution may occur is approximately one year after an exchange of the preferred interest.






  Q: How many shares of Verizon Wireless common stock or Verizon Communications common stock will Price Communications receive upon an exchange?


   A: The number of shares of Verizon Wireless common stock which Price Communications would receive in exchange for the preferred interest is equal to the amount of its capital account in Verizon Wireless of the East at the time of the exchange divided by the initial public offering price of Verizon Wireless common stock.



   The number of shares of Verizon Communications common stock which Price Communications would receive in exchange for the preferred interest depends upon the amount of its capital account in Verizon Wireless of the East at the time of the exchange, the fixed range of prices for Verizon Communications common stock applicable to the exchange (which depends upon the reasons for and timing of the exchange), and the trailing average closing price of Verizon Communications common stock at the time of the exchange.



  Q: When do Cellco Partnership and Price Communications expect to complete the asset contribution transaction?



   A: Cellco Partnership and Price Communications will complete the asset contribution transaction when all of the conditions to completion contained in the transaction agreement have been satisfied or, to the extent permitted by applicable law, waived by the applicable party. Cellco Partnership and Price Communications currently expect to complete the asset contribution transaction in the second quarter of 2002.


                               Voting Procedures


  Q: What do I need to do now?



   A: Please indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope, as soon as possible, so that your shares may be represented at the annual meeting. The board of directors of Price Communications recommends that you vote FOR each proposal.



   If you sign and send in your proxy card and do not indicate how you want to vote, Price Communications will count your proxy card as a vote in favor of the proposals submitted at the annual meeting. You may also attend the annual meeting and vote your shares in person.



  Q: What vote is required to approve the transaction?



   A: Approval of the asset contribution transaction (including the possible exchange of the preferred interest for Verizon Communications common stock) requires the approval of 66 2/3% of the issued and outstanding shares of capital stock of Price Communications. Each share of Price Communications common stock is entitled to one vote on all matters to come before the annual meeting. The Price Communications common stock is the only class of capital stock entitled to vote at the annual meeting.



  Q: How do I change my vote?



   A: You may change your vote by sending in a later-dated, signed proxy card to the Secretary of Price Communications. You can also attend the meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to the Secretary of Price Communications at the address set forth under "Summary--Parties to the Transactions."


  Q: What happens if I do not return a proxy card?


   A: If you fail to return your proxy card, you will, in effect, be voting against the transactions.



  Q: If my shares are held in "street name," will my broker vote my shares?



   A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be able to vote them at the annual meeting. You should therefore instruct your broker how to vote your shares, following the directions provided by your broker.



   If you do not give voting instructions to your broker, you will, in effect, be voting against the transactions.


  Q: Do I need to do anything else, such as sending in my stock certificates?


   A: No. The transaction does not involve an exchange of your shares.



  Q: Am I entitled to dissenters' rights?


   A: If you follow the procedures set forth in the New York Business Corporation Law, you will be entitled to exercise dissenters' rights. These procedures are described in the section of this proxy statement/prospectus entitled "Dissenters' Rights."

                      WHO CAN HELP ANSWER YOUR QUESTIONS


    If you have more questions about the transactions, you should contact:


                       Price Communications Corporation
                             45 Rockefeller Plaza
                           New York, New York 10020
                  Attention: Robert Price or Kim I. Pressman
                         Phone Number: (212) 757-5600

             If you would like additional copies of this document,
                              you should contact:

                              Morrow & Co., Inc.
                                445 Park Avenue
                           New York, New York 10022
                    Phone Number: 800-607-0088 (toll-free)

                                    SUMMARY


  This summary contains selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the transactions fully and to obtain a more complete description of the legal terms of the transactions, you should carefully read this entire document, including the Annexes and the documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."


                             Purpose of the Price
                         Communications Annual Meeting

   The purpose of the Price Communications annual meeting is as follows:


   . To consider and vote upon the proposed contribution of substantially all of the assets of Price Communications to Verizon Wireless of the East in exchange for the preferred interest which, under certain circumstances, will be mandatorily exchanged for Verizon Communications common stock. The preferred interest may also be exchanged for Verizon Wireless common stock under certain circumstances. However, you are not now being asked to approve an exchange for Verizon Wireless common stock.





   . To elect two directors to the board of directors of Price Communications for a term of two years expiring in 2004 and two directors for a term of three years expiring in 2005.



   . To authorize the amendment of the Certificate of Incorporation of Price
     Communications so that any merger, consolidation or sale, lease, exchange or other disposition of all or substantially all the assets of Price Communications, any plan of exchange under Article 9 of the New York Business Corporation Law, or any dissolution under Article 10 of the New York Business Corporation Law, may be approved at a meeting of shareholders by a majority of the votes of the issued and outstanding shares instead of a vote of 66 2/3% of such votes, which is the current requirement.


   . To transact such other business as may properly be brought before the annual meeting and any postponement or adjournment thereof.

        Date, Time and Place of the Price Communications Annual Meeting

   The Price Communications Annual Meeting of Shareholders will be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036-8299 on
             , 2002, at 10:00 a.m., local time.



                        Recommendations to Shareholders


   The board of directors of Price Communications believes that the transactions are fair to and in the best interests of the shareholders of Price Communications and unanimously recommends that you vote FOR the approval of the asset contribution transaction, (including the possible exchange of the preferred interest for Verizon Communications common stock), FOR the election of the directors nominated by the board of directors, and FOR the authorization of the proposed amendment to its Certificate of Incorporation.



                          Parties to the Transactions


Cellco Partnership
180 Washington Valley Road
Bedminster, New Jersey 07921
Telephone: (908) 306-7000

   Cellco Partnership, doing business as "Verizon Wireless," is 55% owned by Verizon Communications and 45% owned by Vodafone Group Plc. It is the leading wireless communications provider in the United States in terms of the number of subscribers, revenues and operating cash flow and offers wireless voice and data services across the most extensive network in the United States.

Verizon Wireless of the East LP
180 Washington Valley Road
Bedminster, New Jersey 07921
Telephone: (908) 306-7000


   Verizon Wireless of the East was created for the sole purpose of completing the transactions and has not carried on any business activities to date. It is currently an indirect, wholly-owned subsidiary of Cellco Partnership, and its assets currently consist solely of a nominal amount of cash.


Verizon Communications Inc.
1095 Avenue of the Americas
New York, New York 10036
Telephone: (212) 395-2121

   Verizon Communications is one of the world's leading providers of communications services. Verizon Communications has more than 247,000 employees and more than $67 billion in annual revenues.


   Verizon Communications is the largest provider of wireline voice and data services in the United States, with approximately 132.1 million access line equivalents as of December 31, 2001, as well as the largest provider of wireless services in the United States by virtue of its controlling interest in Cellco Partnership. Verizon Communications' global presence extends to more than 40 countries in the Americas, Europe, Asia and the Pacific.


Verizon Wireless Inc.
180 Washington Valley Road
Bedminster, New Jersey, 07921
Telephone: (908) 306-7000


   Verizon Wireless Inc. is an indirect, wholly-owned subsidiary of Verizon Communications. Its assets currently consist solely of a nominal amount of cash. It is currently anticipated that Verizon Wireless Inc. would be the issuer in connection with any initial public offering of common stock pursuant to which it would become the managing general partner of Cellco Partnership. It is also anticipated that, upon completion of any such offering, Verizon Wireless Inc. would not have any material assets other than an interest in Cellco Partnership of at least 4%, and would be effectively controlled by Verizon Communications through its ownership of high-vote stock that would entitle it to elect a majority of directors (subject to certain approval rights by directors selected by Vodafone Group).


Price Communications Corporation
45 Rockefeller Plaza
New York, New York 10020
Telephone: (212) 757-5600


   Price Communications is currently engaged, through its indirect, wholly-owned subsidiary, Price Communications Wireless, in the construction, development, management and operation of cellular telecommunications systems in the southeastern United States. At December 31, 2001, Price Communications Wireless provided cellular telecommunications service to approximately 570,000 subscribers in Alabama, Florida, Georgia and South Carolina in a total of 16 licensed service areas composed of eight Metropolitan Statistical Areas, or MSAs, and eight Rural Service Areas, or RSAs, with an aggregate estimated population of 3.4 million. Price Communications Wireless sells its cellular telecommunications service as well as a full line of cellular products and accessories principally through its network of retail stores. Price Communications Wireless markets all of its products and services under the nationally recognized service mark CELLULARONE.



                               The Transactions



   In November of 2000, Cellco Partnership and Price Communications entered into an agreement pursuant to which Cellco Partnership was to acquire the business of Price Communications in exchange for Verizon Wireless common stock. The acquisition was conditioned upon an initial public offering of such stock, and permitted either party to terminate the agreement if the transaction did not close by September 30, 2001. Because the closing did not occur by such date, the parties terminated the agreement and entered into the transaction agreement and related agreements described in this proxy statement/prospectus. Pursuant to these agreements, consummation of the asset contribution transaction is not subject to the occurrence of an initial public offering of Verizon Wireless common stock.



   Pursuant to the terms of the transaction agreement dated December 18, 2001 (as amended by an amendment dated April 15, 2002) Price Communications will contribute substantially all of its assets (including approximately $150 million in cash) to Verizon Wireless of the East in exchange for the preferred interest. In addition, subsidiaries of Cellco Partnership will contribute an aggregate 85% partnership interest in the Orange County--Poughkeepsie Limited Partnership, certain FCC licenses, a $500 million promissory note receivable, and approximately $250 million in cash to Verizon Wireless of the East in exchange for a managing general partner interest and a limited partner interest in Verizon Wireless of the East.



   Verizon Wireless of the East will assume certain liabilities of Price Communications relating to the contributed business, including such liabilities as arise under its $175 million of 11 3/4% Senior Subordinated Notes due 2007 and $525 million of 9 1/8% Senior Secured Notes due 2006. Price Communications will, at the cost of Verizon Wireless of the East, effect a covenant defeasance and redeem the entire amount of such notes. The covenant defeasance will be effected for purposes of releasing Price Communications from its obligations under certain provisions of the indentures relating to the notes which restrict its ability to engage in transactions such as those contemplated by the transaction agreement.



   Pursuant to the transaction agreement, at the time of the asset contribution transaction, Verizon Wireless of the East will borrow $350 million from an independent lender to be used to fund a portion of the covenant defeasance and redemption of notes referred to above. This loan will be non-recourse to the partners of Verizon Wireless of the East and will have a term of at least five years from the asset contribution transaction .



   It is expected that the amount of Price Communications' initial capital account in Verizon Wireless of the East will be approximately $1.11 billion. Pursuant to the limited partnership agreement, any profits of Verizon Wireless of the East will be allocated on a preferred basis to Price Communications' capital account annually, for a maximum period of four years, up to an amount equal to approximately 4.00% per annum (subject to a downward adjustment relating to the interest rate payable on the $350 million loan described above) accreted quarterly on the weighted daily average balance of Price Communications' capital account . Any losses incurred by Verizon Wireless of the East will be allocated to Cellco Partnership's subsidiaries which are partners up to an amount equal to their capital accounts before being allocated to Price Communications. With respect to each quarter ending after the second anniversary of the asset contribution transaction, Verizon Wireless of the East will distribute to Price Communications an amount in cash equal to 50% of the preferred return.



   Subject to the veto rights granted to Price Communications under the limited partnership agreement, a subsidiary of Cellco Partnership, as managing general partner, will have the right to manage Verizon Wireless of the East.



   Except with respect to certain intercompany transfers and transfers in connection with secured financing transactions, the preferred interest will be non-transferable by Price Communications.



   Pursuant to an exchange agreement dated December 18, 2001, following completion of an underwritten initial public offering of Verizon Wireless common stock meeting certain size requirements, the preferred interest is exchangeable into Verizon Wireless common stock at the election of Price Communications. The number of shares issuable to Price Communications will be equal to the amount of Price Communications' capital account in Verizon Wireless of the East, divided by the price at which the Verizon Wireless common stock is offered to the public in such public offering.



   The preferred interest will be exchanged for shares of Verizon Communications common stock on the fourth anniversary of the asset contribution transaction if a qualifying initial public offering of Verizon Wireless common stock is not completed prior to such anniversary. If such public offering is completed, but an exchange into Verizon Wireless common stock does not occur, the preferred interest will be exchanged for Verizon Communications common stock on the tenth anniversary of the asset contribution transaction, or such earlier time as Verizon Communications may determine. In addition, in some circumstances Verizon Communications will have the option at any time after the asset contribution transaction to require such an exchange (for example, where there is a change in control of Price Communications or the preferred interest is transferred to a secured lender in connection with a default under a financing arrangement). The number of shares of Verizon Communications common stock issuable to Price Communications upon exchange will be calculated by reference to the trailing 20-day average closing price of such stock and the price ranges set forth in the exchange agreement.



   The Verizon Wireless common stock or Verizon Communications common stock issued to Price Communications in connection with an exchange of the preferred interest will be subject to lock-up agreements which restrict the ability of Price Communications to dispose of the shares for specified periods of time.



   Pursuant to a pledge agreement dated December 18, 2001, Price Communications has pledged, for a period ending on the third anniversary of the asset contribution transaction (subject to any outstanding claims), a portion of the preferred interest and the proceeds thereof, including the shares of Verizon Wireless common stock or Verizon Communications common stock to be issued upon an exchange, to secure the performance of its indemnification obligations under the transaction agreement and its obligations under the exchange agreement, the limited partnership agreement of Verizon Wireless of the East and the lock-up agreements. Under the terms of the transaction agreement, each party has agreed, subject to certain exceptions, to indemnify the other to the extent the aggregate amount of such other party's losses exceeds $15 million.

Organizational Chart


   The following chart shows the structure that will result from the asset contribution transaction.


                                  [FLOW CHART]

Reasons for the Transactions



   The Board of Directors of Price Communications considered many material factors in reaching its decision to approve and adopt the transactions and the transaction agreement and related agreements. See "The
Transactions--Recommendations of the Price Communications Board; Reasons for the Transactions."


Opinions of Price Communications' Financial Advisors


   Each of UBS Warburg, LLC, Deutsche Banc Alex. Brown Inc. and Dresdner Kleinwort Wasserstein, Inc. delivered an oral opinion, subsequently confirmed in writing, to the Price Communications board of directors on December 13, 2001, to the effect that, as of the date of such opinions and based upon and subject to the assumptions, matters considered and limitations described therein, the consideration to be received in the contribution of assets and liabilities to Verizon Wireless of the East was fair, from a financial point of view, to Price Communications. See "Opinions of Financial Advisors."


Voting Agreements


   In connection with the transaction, each of Robert Price, President and Chief Executive Officer of Price Communications, Kim I. Pressman, Chief Financial Officer of Price Communications, and Eileen Farbman, the daughter of Mr. Price, have entered into a voting agreement which obligates each of them to vote all shares of common stock of Price Communications they are entitled to vote in favor of the asset contribution transaction (including the possible exchange into Verizon Communications common stock). These shareholders hold or have the power to vote 25.2% of the voting power of all outstanding shares of Price Communications. The voting agreements do not obligate these shareholders to vote in favor of any other proposal, including, without limitation, the subsequent votes that will be required prior to any exchange of the preferred interest for Verizon Wireless common stock or a dissolution of Price Communications.


Tax Considerations


   Price Communications has obtained an opinion of Proskauer Rose LLP that, subject to certain assumptions and conditions set forth in the opinion, neither the asset contribution transaction nor the exchange of the preferred interest for Verizon Communications common stock or Verizon Wireless common stock should be taxable to Price Communications. Proskauer Rose LLP has also opined that if, after the exchange, Price Communications is dissolved and the Verizon Communications common stock or Verizon Wireless common stock and the other assets of Price Communications are distributed to the Price Communications shareholders within one year following the exchange, the receipt of such common stock should not be taxable to the Price Communications shareholders (although this would be taxable to the extent of the value of any other assets which are distributed to them). There is a risk, however, that, if the assumptions and conditions which support the Proskauer Rose LLP opinion are not satisfied, or if the Internal Revenue Service and a court disagree with the conclusions reached in the Proskauer Rose LLP opinion, then the asset contribution transaction, the exchange, or both, would be taxable to Price Communications. Proskauer Rose LLP nevertheless believes that, if these conditions and assumptions are satisfied, the courts should agree with the conclusions of the opinion. If the exchange is taxable, and if Price Communications is liquidated after the exchange, the liquidating distribution will be fully taxable to the Price Communications shareholders. See "The Transactions--Federal Income Tax Consequences."

          SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA


Selected Historical Financial and Other Data--Price Communications Wireless



   The following tables contain certain consolidated financial data with respect to Price Communications Wireless and for Palmer Wireless, Inc. ("Palmer"), a predecessor to Price Communications Wireless, for the periods and dates set forth below. This information has been derived from the audited consolidated financial statements of Price Communications Wireless and Palmer, and from Price Communications Wireless' unaudited consolidated financial statements.



                                                                            Price Communications Wireless
                                                              --------------------------------------------------------
                                                                               Year ended December 31,
                                                              --------------------------------------------------------
                                                                 2001           2000      1999      1998     1997(8)
                                                               --------       --------  --------  --------  ---------
                                                              (dollars in thousands, except subscriber data and ratios
Statement of Operations Data:
Service Revenue.............................................. $245,817       $252,513   $233,575  $184,652  $  41,365
Equipment Sales and Installation.............................   17,731         17,995     15,548    12,052      2,348
                                                               --------       --------  --------  --------  ---------
Revenue......................................................  263,548        270,508    249,123   196,704     43,713
Engineering, Technical and Other Direct
 Expenses....................................................   32,796         25,321     29,666    28,122      5,978
Cost of Equipment............................................   33,028         32,685     28,650    23,085      5,259
Selling, General and Administrative Expenses.................   72,267         62,135     60,657    56,902     12,805
Depreciation and Amortization................................   47,975         46,970     45,101    43,569     11,055
                                                               --------       --------  --------  --------  ---------
Operating Income.............................................   77,482        103,397     85,049    45,026      8,616
Other Income (Expense):
  Interest, net..............................................  (61,932)       (61,346)   (74,436)  (77,510)   (22,198)
  Other, net.................................................      162             74         94       (19)        15
                                                               --------       --------  --------  --------  ---------
    Total Other Expense......................................  (61,770)       (61,272)   (74,342)  (77,529)   (22,183)
Minority Interest............................................     (631)        (1,432)    (1,664)   (2,178)      (414)
Extraordinary Item-Loss on Early Extinguishment of Debt (net
 of tax benefit of $14,885)..................................       --             --         --   (25,344)        --
Cumulative effect on prior year change in revenue recognition
 (net of tax expense of $92).................................       --           (158)        --        --         --
Income Tax (Expense) Benefit.................................   (5,580)       (15,056)    (3,346)   12,831      5,129
                                                               --------       --------  --------  --------  ---------
Net Income (Loss)............................................ $  9,501       $ 25,479   $  5,697  $(47,194) $  (8,852)
                                                               ========       ========  ========  ========  =========
Other Data:
Capital Expenditures......................................... $ 18,620       $ 27,218   $ 24,575  $ 14,725  $  14,499
Operating Income Before Depreciation and Amortization--
 EBITDA(1)...................................................  125,457        150,367    130,150    88,595     19,671
EBITDA Margin on Service Revenue.............................     51.0%          59.6%      55.7%     48.0%      47.6%
Net Cash Provided By (Used In):
  Operating Activities.......................................   68,990         64,593     68,077    14,394     11,313
  Investing Activities.......................................  (26,842)       (37,753)   (33,199)  (12,725)  (321,030)
  Financing Activities.......................................       --             --       (788)   79,542    337,643
Penetration(2)...............................................    16.60%         15.90%     13.65%    11.60%      9.40%

                                                        Price Communications Wireless
                                          --------------------------------------------------------
                                                           Year ended December 31,
                                          --------------------------------------------------------
                                             2001         2000       1999      1998      1997(8)
                                          ---------    ---------  ---------  ---------  ---------
                                          (dollars in thousands, except subscriber data and ratios
Subscribers at the End of Period(3)......   570,405      528,405    453,984    381,977    309,606
Cost to Add a Net Subscriber(4)..........       945          509        471        448        370
Average Monthly Revenue per Subscriber(5)     49.95        53.93      56.11      52.04      50.59
Average Monthly Churn(6).................      2.14%        1.90%      1.95%      1.91%      1.84%
Ratio of Earnings to Fixed Charges(7)....      1.22x        1.57x      1.13x        (7)        (7)
Balance Sheet Data:
Total Current Assets.....................   254,254      225,547    182,227    216,634     55,352
Total Assets............................. 1,223,018    1,220,590  1,199,125  1,263,734  1,144,479
Total Current Liabilities................    43,354       44,169     48,404     43,658     52,272
Long-Term Debt...........................   700,000      700,000    700,000    909,432    690,300
Shareholder's Equity (Deficit)...........   147,602      138,101    122,622    (12,031)    35,163


                                                                               Palmer (now Price
                                                                           Communications Wireless)
                                                                         -----------------------------
                                                                           For The Nine Months Ended
                                                                              September 30, 1997
                                                                         -----------------------------
                                                                         (dollars in thousands, except
                                                                          subscriber data and ratios)
Statement of Operations Data:
Revenue:
    Service Revenue.....................................................           $134,123
    Equipment Sales and Installation....................................              7,613
                                                                                   --------
       Revenue..........................................................            141,736
                                                                                   --------
Engineering, Technical and Other Direct Expenses........................             23,301
Cost of Equipment.......................................................             16,112
Selling, General and Administrative Expenses............................             41,014
Depreciation and Amortization...........................................             25,498
                                                                                   --------
Operating Income........................................................             35,811
                                                                                   --------
Other Income (Expense):
    Interest, net.......................................................            (24,467)
    Other, net..........................................................                208
                                                                                   --------
       Total Other Expense..............................................            (24,259)
                                                                                   --------
Minority Interest.......................................................             (1,310)
Income Tax Expense......................................................             (4,153)
                                                                                   --------
Net Income..............................................................           $  6,089
                                                                                   ========
Other Data:
Capital Expenditures....................................................           $ 40,757
Operating Income Before Depreciation and Amortization ("EBITDA")(1).....             61,309
EBITDA Margin on Service Revenue........................................               45.7%
Net Cash Provided By (used in):
    Operating Activities................................................           $ 38,791
    Investing Activities................................................            (73,759)
    Financing Activities................................................             36,851
Penetration(2)..........................................................               8.60%
Subscribers at the End of Period(3).....................................            337,345
Cost to Add a Net Subscriber(4).........................................           $    514
Average Monthly Service Revenue per Subscriber(5).......................           $  53.99
Average Monthly Churn(6)................................................               1.89%
Ratio of Earnings to Fixed Charges(7)...................................               1.45x

--------

(1) EBITDA represents operating income before interest expense, provision for income taxes and depreciation and amortization. EBITDA may not be identical to similarly titled measures reported by other companies. EBITDA should not be considered in isolation or as an alternative measurement of operating performance or liquidity to net income (loss), operating income (loss), cash flows from operating activities or any other measure of performance under GAAP. Price Communications Wireless believes that EBITDA is viewed as a relevant supplemental measure of performance in the cellular telecommunications industry.

(2) Determined by dividing the aggregate number of subscribers by the estimated population.
(3) Each billable telephone number in service represents one subscriber.
(4) Determined for a period by dividing (i) costs of sales and marketing, including salaries, commissions and employee benefits and all expenses incurred by sales and marketing personnel, agent commissions, credit reference expenses, losses on cellular handset sales, rental expenses allocated to retail operations, net installation expenses and other miscellaneous sales and marketing charges for such period, by (ii) the net subscribers added during such period.
(5) Determined for a period by dividing (i) the sum of the access, airtime, roaming, long distance, features, connection, disconnection and other revenues for such period by (ii) the average number of post paid subscribers for such period divided by the number of months in such period.
(6) Determined for a period by dividing total subscribers discontinuing service by the average number of subscribers for such period, and dividing that result by the number of months in such period.
(7) The ratio of earnings to fixed charges is determined by dividing the sum of earnings before interest expense, taxes and a portion of rent expense representative of interest by the sum of interest expense and a portion of rent expense representative of interest. The ratio of earnings to fixed charges is not meaningful for periods that result in a deficit. For the years ended December 31, 1998 and 1997, the deficit of earnings to fixed charges was $47,194 and $8,852, respectively.

(8) Operating information for Price Communications Wireless in 1997 includes the cellular operating results for the period subsequent to the acquisition of Palmer on October 7, 1997.

Selected Historical Financial and Other Data--Orange County-Poughkeepsie Limited Partnership


   The following tables contain financial data with respect to Orange County-Poughkeepsie Limited Partnership ("OCP") for the period and dates set forth below. This information has been derived from the audited or unaudited financial statements of OCP, some of which are included elsewhere in this document. You should read those sections for a further explanation of the financial data summarized below. You should also read OCP's "Management's Discussion and Analysis of Financial Condition and Results of Operations."




                                                    Year Ended December 31,
                                          -------------------------------------------
                                           2001     2000     1999     1998     1997
                                          -------  -------  -------  -------  -------
                                                     (dollars in thousands,
                                                  except other operating data)
Statement of Operations:
Operating revenue:
  Service revenues....................... $81,952  $57,678  $35,512  $21,048  $13,975
                                          -------  -------  -------  -------  -------
   Total operating revenue...............  81,952   57,678   35,512   21,048   13,975
Operating costs and expenses:
  Cost of services.......................   6,879    6,509    4,004    1,906    1,412
  General and administrative.............   5,437    4,455    3,226    2,484    2,502
  Depreciation and amortization..........   3,583    3,077    2,529    2,131    1,549
                                          -------  -------  -------  -------  -------
   Total operating costs and expenses....  15,899   14,041    9,759    6,521    5,463
Operating income.........................  66,053   43,637   25,753   14,527    8,512
Other income, net........................   1,167    1,264      664      408      128
                                          -------  -------  -------  -------  -------
Net income............................... $67,220  $44,901  $26,417  $14,935  $ 8,640
                                          =======  =======  =======  =======  =======

Cash Flow Data:
Net cash provided by operating activities $70,484  $46,845  $28,702  $17,696  $ 9,675
Net cash used in investing activities....   4,887    4,379    5,527    3,860    5,318
Net cash used in financing activities....  65,597   42,466   23,175   13,836    4,357
Capital expenditures.....................   4,887    4,654    6,269    5,024    5,318

Other Operating Data:
EBITDA (in thousands)(1)................. $69,636  $46,714  $28,282  $16,658  $10,061
EBITDA margin(2).........................    85.0%    81.0%    79.6%    79.1%    72.0%

Balance Sheet Data:
Property, plant and equipment, net....... $26,057  $24,753  $23,406  $20,904  $19,287
Total assets.............................  46,311   50,713   40,470   31,971   22,679
Total partners' capital..................  45,781   48,561   38,660   30,778   21,843

--------

(1) "EBITDA" is defined as operating income (which is before interest expense and the provision for income taxes) plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles, but because we believe it is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA does not give effect to cash used for debt service requirements and partnership distributions and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

(2) EBITDA margin is defined as EBITDA divided by service revenues and is expressed as a percentage.

Selected Unaudited Pro Forma Combined Financial and Other Data--Verizon Wireless of the East



   The following table presents summary pro forma consolidated financial and operating data for Verizon Wireless of the East. The data presented in this table is derived from the pro forma financial statements and related notes which are included elsewhere in this proxy statement/prospectus. You should read those sections for a further explanation of the financial data summarized here.



   This information is for illustrative purposes only. Verizon Wireless of the East may have performed differently had the asset contribution transaction occurred before the period presented. You should not rely on the selected unaudited pro forma combined financial data as indicating the historical results that would have been achieved had the asset contribution transaction occurred before the period presented or the future results that the Verizon Wireless of the East will experience after the asset contribution transaction.



                                                                     Pro Forma
                                                                    ------------
                                                                     Year Ended
                                                                    December 31,
                                                                        2001
                                                                    ------------
                                                                    (dollars in
                                                                     thousands)
Statements of Operations Data:
Operating revenue:
   Service revenues................................................   $353,895
   Equipment and other.............................................     17,731
                                                                      --------
       Total operating revenue.....................................    371,626
Operating costs and expenses:
   Cost of service.................................................     65,801
   Cost of equipment...............................................     33,028
   Selling, general and administrative.............................     77,704
   Depreciation and amortization...................................     66,463
                                                                      --------
       Total operating costs and expenses..........................    242,996
                                                                      --------
Operating income...................................................    128,630
Interest income, net...............................................     10,867
Minority interests.................................................    (10,713)
Other, net.........................................................        162
                                                                      --------
Income from continuing operations before provision for income taxes    128,946
Provision for income taxes.........................................         --
                                                                      --------
Income from continuing operations..................................   $128,946
                                                                      ========
Cash Flows Data:
Net cash provided by operating activities..........................   $139,474
Net cash used in investing activities..............................     31,729
Net cash used in financing activities..............................     65,597
Capital expenditures...............................................     23,507

Other Operating Data:
EBITDA (in thousands) (1)..........................................   $195,093
EBITDA margin (2)..................................................       55.1%

                                                             Pro Forma as of
                                                            December 31, 2001
                                                          ----------------------
                                                          (dollars in thousands)
Balance Sheet Data:
Total assets.............................................       $1,824,311
Long-term debt...........................................          350,000
Minority interest in consolidated entities...............            6,866
Partners' capital--preferred interest....................        1,112,000
Partners' capital/stockholder's equity--other............          816,915
Note receivable from affiliate...........................          500,000

--------

(1) "EBITDA" is defined as operating income (which is before interest expense and the provision for income taxes) plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles, but because we believe it is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA does not give effect to cash used for debt service requirements and partnership distributions and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

(2) EBITDA margin is defined as EBITDA divided by service revenues and is expressed as a percentage.

Selected Historical Financial Data--Verizon Communications Inc.


   The following selected historical financial data for each of the years ended December 31, 1997 through 2001 has been derived from Verizon Communications' audited consolidated financial statements. This information is only a summary and you should read it together with Verizon Communications' historical financial statements and related notes contained in the annual reports and other information that Verizon Communications has incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."



                                                                                        Years Ended December 31,
                                                                             -----------------------------------------------
                                                                               2001      2000      1999      1998     1997
                                                                             --------  --------  --------  -------  -------
                                                                             (dollars in millions, except per share amounts)
Statement of Operations Data:
Operating revenues.......................................................... $ 67,190  $ 64,707  $ 58,194  $57,075  $53,575
Operating income............................................................   11,532    16,758    15,953   11,756   10,881
Income before extraordinary items and cumulative effect of accounting change      590    10,810     8,296    5,326    5,181
   Per common share--basic..................................................      .22      3.98      3.03     1.94     1.90
   Per common share--diluted................................................      .22      3.95      2.98     1.92     1.89
Net income..................................................................      389    11,797     8,260    4,980    5,181
Net income available to common shareowners..................................      389    11,787     8,260    4,948    5,181
   Per common share--basic..................................................      .14      4.34      3.02     1.81     1.90
   Per common share--diluted................................................      .14      4.31      2.97     1.79     1.89
Cash dividends declared per common share....................................     1.54      1.54      1.54     1.54     1.51
Balance Sheet Data:
Total assets................................................................  170,795   164,735   112,830   98,164   95,742
Long-term debt..............................................................   45,657    42,491    32,419   33,064   27,759
Employee benefit obligations................................................   11,898    12,543    13,744   14,788   14,760
Minority interest...........................................................   22,149    21,830     1,900    2,490    3,338
Shareowners' investment.....................................................   32,539    34,578    26,376   21,435   20,632


Note: All amounts have been restated to reflect financial information of Bell
      Atlantic Corporation and GTE Corporation as if they had been combined as of the beginning of the earliest period presented.

     Significant events affecting our historical earnings trends in 1999 through 2001 are described in Management's Discussion and Analysis of Results of Operations and Financial Condition.


     1997 and 1998 data include retirement incentive costs, merger-related costs and other special items.

                                 RISK FACTORS


   The transactions involve substantial risk. In addition to the other information contained in this proxy statement/prospectus, the following risk factors should be considered by shareholders of Price Communications in evaluating the transactions.



Price Communications' ability to exchange the preferred interest for Verizon Wireless common stock depends upon matters over which it has no control



   Price Communications' ability to exchange the preferred interest for Verizon Wireless common stock will depend upon the occurrence and timing of an initial public offering of such stock meeting certain size requirements, over which it has no control. None of Cellco Partnership, Verizon Wireless Inc., Verizon Communications or any other party to the transactions has any obligation to cause such a public offering to occur. You should not assume that such a public offering will happen and should not rely on any statements not included or incorporated by reference herein as to the likelihood or timing of any such public offering. If a qualifying initial public offering of Verizon Wireless common stock does not occur prior to the fourth anniversary of the asset contribution transaction, the preferred interest will be mandatorily exchanged for Verizon Communications common stock. See "The Exchange Agreement--Exchange for Verizon Communications Common Stock."



The preferred interest will be non-transferable and the Verizon Wireless common stock or Verizon Communications common stock issuable upon an exchange will be subject to lock-up agreements



   Except for certain intercompany transfers or a pledge of all of the preferred interest in connection with a financing transaction consented to by Cellco Partnership, the preferred interest will be non-transferable by Price Communications. In addition, the shares of Verizon Communications common stock or Verizon Wireless common stock issuable upon an exchange will be subject to lock-up agreements which will restrict the ability of Price Communications to dispose of such shares for a period of time. See "Lock-up Agreements."



You will not have any right to directly receive Verizon Wireless common stock or Verizon Communications common stock, and it is possible that Price Communications will never distribute such stock to you



   If and when the preferred interest is exchanged for Verizon Wireless common stock or Verizon Communications common stock, that common stock will be held by Price Communications and will be subject to lock-up agreements as described above. Management of Price Communications has indicated that, at the appropriate time, it currently expects to recommend to the board of directors that the board of directors recommend to the shareholders of Price Communications that Price Communications be dissolved and its assets distributed to its shareholders. However, management of Price Communications has also indicated that, consistent with its fiduciary duties, it intends to review other potential business opportunities (including broadcasting, wireless and other similar opportunities) during the period prior to any such recommendation and may decide not to recommend such a dissolution. Accordingly, you should not assume that you will ever directly own the shares of Verizon Wireless common stock or Verizon Communications common stock issued upon exchange of the preferred interest. Under the terms of the transactions, such dissolution is not permitted to occur before 360 days after the exchange of the preferred interest for Verizon Communications common stock or Verizon Wireless common stock. In addition, such a dissolution would require the approval of the shareholders of Price Communications at such time.



The market price of Verizon Wireless common stock may fluctuate after its initial public offering, and the number of shares of such stock issuable upon an exchange may be less than could be acquired in the open market



   The number of shares of Verizon Wireless common stock issuable to Price Communications upon an exchange of the preferred interest is equal to the amount of its capital account in Verizon Wireless of the East divided by the price at which the Verizon Wireless common stock is offered to the public in the qualifying initial public offering. Because of the significant potential time delay, which could be more than a year, between such a public offering and the subsequent exchange of the preferred interest for Verizon Wireless common stock, the market price of Verizon Wireless common stock at the time of such an exchange may be higher or lower than its initial public offering price. Accordingly, the number of shares of Verizon Wireless common stock issuable upon such an exchange may be more or less than could be acquired in the open market for an amount in cash equal to the amount of Price Communications Wireless' capital account in Verizon Wireless of the East at the time of the exchange.



If the preferred interest is not exchanged for Verizon Wireless common stock, it will be exchanged for Verizon Communications common stock at a future time which cannot be determined and/or at an unfavorable price, or Price Communications may lose its preferred return on the preferred interest or suffer adverse tax consequences



   If a qualifying initial public offering of Verizon Wireless common stock occurs prior to the fourth anniversary of the asset contribution transaction, Price Communications will have the right to elect to exchange the preferred interest for Verizon Wireless common stock. If Price Communications does not elect to exchange into Verizon Wireless common stock, then the preferred interest will be exchanged for Verizon Communications common stock at such time as Verizon Communications may determine and, in the absence of such determination, on the tenth anniversary of the asset contribution transaction (subject to certain conditions). If Price Communications does elect to exchange into Verizon Wireless common stock but the shareholders of Price Communications do not approve such an exchange, or if the preferred interest has not otherwise been exchanged by the tenth anniversary of the asset contribution transaction, then the preferred interest will be exchanged for Verizon Communications common stock on such anniversary (subject to certain conditions). In any such event, the number of shares of Verizon Communications common stock issued upon such exchange will equal the amount of Price Communications Wireless' capital account in Verizon Wireless of the East divided by the greater of the trailing 20-day average closing price of Verizon Communications common stock as of the date of the exchange and $55.30. The $55.30 minimum price would limit the number of Verizon Communications shares to be received by Price Communications in the event the trading price of Verizon Communications were less than $55.30, and this may result in Price Communications receiving Verizon Communications common stock with a value which is substantially less than the amount of its capital account in Verizon Wireless of the East immediately prior to the exchange. In addition, Price Communications' entitlement to a preferred return on its capital account in Verizon Wireless of the East would cease on the expiration of the period within which it has the right to elect to exchange for Verizon Wireless common stock. Moreover, following the fifth anniversary of the asset contribution transaction, Verizon Wireless of the East will be permitted to repay its $350 million loan from an independent lender, in which event Price Communications would suffer significant adverse tax consequences.



   If a qualifying initial public offering of Verizon Wireless common stock is not completed prior to the fourth anniversary of the asset contribution transaction, or if such a public offering is completed prior to such anniversary but Price Communications Wireless revokes its election to exchange the preferred interest for Verizon Wireless common stock or such exchange does not otherwise occur within four years following such election and such failure is not the fault of either party, the preferred interest will be mandatorily exchanged for Verizon Communications common stock. In any such event, the number of shares of Verizon Communications common stock issuable upon such exchange will equal the amount of Price Communications Wireless' capital account in Verizon Wireless of the East divided by the trailing 20-day average closing price of such stock, provided such price may not be less than $40 or more than $74. The minimum price of $40 would limit the number of shares of Verizon Communications common stock to be received by Price Communications Wireless in the event the trading price of such shares were less than $40, and this may result in Price Communications receiving Verizon Communications common stock with a value which is substantially less than the amount of its capital account in Verizon Wireless of the East immediately prior to the exchange.



Price Communications, Price Communications Wireless and Price Communications shareholders may be subject to substantial income tax liability as a result of the asset contribution transaction and the exchange of the preferred interest

   Although Proskauer Rose LLP has opined, subject to certain assumptions and conditions, that neither the asset contribution transaction nor the exchange of the preferred interest for Verizon Communications or Verizon Wireless common stock should be a taxable transaction to Price Communications or Price Communications Wireless, there is a risk that the asset contribution transaction or the exchange will be a taxable transaction, which may result, in either case, in Price Communications or Price Communications Wireless incurring in excess of $500 million of federal income tax liability and also substantial state and local income tax liability. In addition, if Verizon Communications common stock or Verizon Wireless common stock and the other assets of Price Communications are distributed to the shareholders of Price Communications following the exchange, and if it is determined that the exchange is a taxable transaction, each shareholder of Price Communications would recognize gain or loss to the extent of the difference between the value of Verizon Communications common stock or Verizon Wireless common stock and other Price Communications assets received by the shareholder and the aggregate tax basis of Price Communications shares held by the shareholder. See "The Transactions--Federal Income Tax Consequences."



Price Communications will have limited sources of cash after the asset contribution transaction, and its funds may be insufficient to meet its obligations





   From the asset contribution transaction until the exchange for Verizon Wireless common stock or Verizon Communications common stock, the preferred interest is expected to be substantially all of Price Communications' assets. While Price Communications will receive taxable allocations of any profits from Verizon Wireless of the East equal to its preferred return (which allocations will increase Price Communications' capital account in Verizon Wireless of the
East), it will not during the two year period following the asset contribution transaction receive any cash distributions in respect of the preferred return. However, after the second anniversary of the asset contribution transaction, for a period of two years, Price Communications will receive cash distributions equal to 50% of its preferred return.



   Price Communications currently expects to retain approximately $65 million to $70 million of total net cash and securities following the closing of the asset contribution transaction (assuming a closing on June 30, 2002). During the period following the closing of the asset contribution transaction, Price Communications does not expect to have sources of cash other than its cash remaining after the asset contribution transaction, the cash distributions from Verizon Wireless of the East, income from the investment of cash and any funds that it may be able to borrow. Price Communications currently anticipates that its cash and income will be sufficient to meet its cash obligations during this period. There is a risk, however, if significant unexpected cash needs arise, that its funds (including distributions) will be insufficient to meet its obligations and if Price Communications needs to borrow money to meet such obligations, it may be forced to do so on unfavorable terms.



Some arrangements between Verizon Wireless of the East, its managing general partner and Cellco Partnership may not be the result of arm's-length negotiations



   Verizon Wireless of Georgia LLC, a wholly-owned subsidiary of Cellco Partnership and the managing general partner of Verizon Wireless of the East, will arrange with Cellco Partnership for the provision of certain administrative, technical and regulatory services to Verizon Wireless of the East and will charge Verizon Wireless of the East for such services at cost or in accordance with specified guidelines that are consistent with customary practices with other partnerships affiliated with Cellco Partnership. These services may not be provided on terms which are as favorable to Verizon Wireless of the East as they would be if they had resulted from arm's-length negotiations with third parties.



The conversion of the Price Communications Wireless markets from the TDMA digital standard to the CDMA digital standard could adversely affect Verizon Wireless of the East's operations



   Currently, the operations of Price Communications Wireless utilize network radio technology and handset technology that operate using the time division multiple access, or TDMA, digital standard. Cellco Partnership's operations utilize network radio technology and handset technology that operate using the code division multiple access, or CDMA, digital standard. These two digital standards are incompatible. Accordingly, Verizon Wireless of the East intends to convert the Price Communications Wireless contributed network and handsets used in the Price Communications Wireless markets to CDMA. Pursuant to the terms of the limited partnership agreement of Verizon Wireless of the East
(1) all losses realized upon the sale, disposition or write-off of any assets in connection with the conversion and (2) all costs of purchasing handsets to be provided to then existing customers in connection with the conversion will be specially allocated to the capital accounts of the subsidiaries of Cellco Partnership that are partners and not to the capital account of Price Communications Wireless. You should be aware, however, that the foregoing two categories do not include all of the costs associated with the conversion. In addition, we cannot assure you that possible disruptions to service resulting from the conversion will not adversely affect Verizon Wireless of the East's results of operations.



There are restrictions on Price Communications' activities after it has exchanged the preferred interest for Verizon Wireless common stock or Verizon Communications common stock



   At the time of an exchange of the preferred interest for shares of either Verizon Wireless common stock or Verizon Communications common stock, such shares may account for a substantial portion of the asset value of Price Communications. As a result, in order to avoid being required to register as an "investment company" under the Investment Company Act, which would (among other things) limit the ability of other registered investment companies to own shares of Price Communications common stock, Price Communications may need to
(1) liquidate or (2) be primarily engaged in a business other than that of investing, reinvesting, owning, holding or trading in securities. While the management of Price Communications has indicated that its current intent is to recommend that Price Communications be liquidated, it has also indicated that, consistent with its fiduciary duties, it intends to review other potential business opportunities (including broadcasting, wireless and other similar opportunities) during the period prior to any such recommendation. Registering as an investment company could limit Price Communications' ability to take advantage of potential business opportunities or require changes to the corporate and operational structure of Price Communications.



Price Communications will have limited management rights with respect to Verizon Wireless of the East



   Subject to the veto rights granted to Price Communications under the limited partnership agreement relating to, among other things, acquisitions and dispositions of assets, engaging in other business activities, incurring indebtedness, capital contributions and distributions, related party transactions and equity issuances, Verizon Wireless of Georgia will have the right to manage the business of Verizon Wireless of the East as its managing general partner (see "The Limited Partnership Agreement--Management of Verizon Wireless of the East "). We cannot assure you that Verizon Wireless of Georgia will be successful in managing Verizon Wireless of the East or that Verizon Wireless of Georgia's interests in managing Verizon Wireless of the East will not conflict with the interests of Price Communications.


Failure to complete the transactions could negatively impact the stock price, future business and operations of Price Communications


   If the asset contribution transaction and the other transactions contemplated by the transaction agreement are not completed, the price of Price Communications' common stock may decline to the extent that the current market price reflects a market assumption that the transactions will be completed. In addition, certain costs related to the transactions, such as legal, accounting and financial advisor fees must be paid even if the transactions are not completed.



   If the transaction agreement is terminated and the board of directors of Price Communications determines to seek another sale or business combination, there can be no assurance that it will be able to find an equivalent or more attractive transaction than the transactions contemplated by the transaction agreement. In addition, Price Communications may be required under certain circumstances to pay Cellco Partnership a termination fee of $66 million. See "The Transaction Agreement--Termination Fees."

          CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS


   Many of the statements included or incorporated by reference in this proxy statement/prospectus, including the description of Verizon Wireless of the East's plans, strategies, capital expenditures and financing plans are forward-looking statements. You can generally identify forward-looking statements by the use of terminology such as "may," "will," "expect," "intend," "plan," "estimate," "anticipate," "believe" or similar phrases. Verizon Wireless of the East's actual future performance could differ materially from these forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from expectations include those risks identified in the foregoing "Risk Factors," and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of the Verizon Wireless of the East," as well as other matters not yet known to Verizon Wireless of the East, Price Communications or Verizon Communications or not currently considered material by Verizon Wireless of the East, Price Communications or Verizon Communications.



   We caution you not to place undue reliance on these forward-looking statements. All written and oral forward-looking statements attributable to Verizon Wireless of the East, Price Communications or Verizon Communications or persons acting on their behalf are qualified in their entirety by these cautionary statements.

                               THE TRANSACTIONS


General


   As described under "--Background of the Transactions", in November of 2000, Cellco Partnership and Price Communications entered into an agreement pursuant to which Cellco Partnership was to acquire Price Communications Wireless in exchange for Verizon Wireless common stock. The acquisition was conditioned upon an initial public offering of such stock and permitted either party to terminate the agreement if the transaction did not close by September 30, 2001. Because the closing did not occur by such date, the parties terminated the agreement and entered into the transaction agreement and related agreements described in this proxy statement/prospectus. Pursuant to these agreements, consummation of the asset contribution transaction is not subject to the occurrence of an initial public offering of Verizon Wireless common stock.



   Pursuant to the terms of the transaction agreement dated December 18, 2001 (as amended by an amendment dated April 15, 2002), Price Communications Wireless will contribute substantially all of its assets and approximately $150 million in cash to Verizon Wireless of the East in exchange for the preferred interest. In addition, subsidiaries of Cellco Partnership will contribute an aggregate 85% partnership interest in the Orange County-Poughkeepsie Limited Partnership, certain FCC licenses, a $500 million promissory note receivable and approximately $250 million in cash to Verizon Wireless of the East in exchange for a managing general partner interest and a limited partner interest in Verizon Wireless of the East.



   Verizon Wireless of the East will assume certain liabilities of Price Communications Wireless relating to the contributed business, including such liabilities as arise under Price Communications Wireless' $175 million of 113/4% Senior Subordinated Notes due 2007 and $525 million of 9 1/8% Senior Secured Notes due 2006. Price Communications Wireless will, at the cost of Verizon Wireless of the East, effect a covenant defeasance and redeem the entire amount of such notes. The covenant defeasance will be effected for purposes of releasing Price Communications Wireless from its obligations under certain provisions of the indentures relating to the notes which restrict its ability to engage in transactions such as those contemplated by the transaction agreement.



   Pursuant to the transaction agreement, Verizon Wireless of the East will borrow $350 million from an independent lender at the time of the asset contribution transaction to fund a portion of the covenant defeasance and redemption of the notes referred to above. This loan will be non-recourse to the partners of Verizon Wireless of the East and will have a term of at least five years from the asset contribution transaction.



   It is expected that the amount of Price Communications Wireless' initial capital account in Verizon Wireless of the East will be approximately $1.11 billion. Pursuant to the limited partnership agreement, any profits of Verizon Wireless of the East will be allocated on a preferred basis to Price Communications Wireless' capital account up to an amount equal to a specified percentage per annum accreted quarterly on the weighted daily average balance of Price Communications Wireless' capital account (for a maximum period of four years). This percentage return is 4.00% per annum subject to downward adjustment relating to the interest rate payable on the $350 million loan described above, and it is currently expected that the maximum preferred return after such adjustment will be approximately 3.6% per annum. These allocations (as reduced by the cash distributions referred to below) will increase Price Communications Wireless' capital account in Verizon Wireless of the East. Any losses incurred by Verizon Wireless of the East will be allocated to Cellco Partnership's subsidiaries which are partners up to an amount equal to their capital accounts before being allocated to Price Communications Wireless. With respect to each quarter ending after the second anniversary of the asset contribution transaction, Verizon Wireless of the East will distribute to Price Communications Wireless an amount in cash equal to 50% of the preferred return.



   Subject to certain veto rights granted to Price Communications Wireless under the limited partnership agreement relating to Verizon Wireless of the East, Verizon Wireless of Georgia (as managing general partner) will have the right to manage Verizon Wireless of the East.

   Except with respect to certain intercompany transfers and transfers in connection with secured financing transactions, the preferred interest will be non-transferable by Price Communications Wireless.



   Pursuant to the exchange agreement, following completion of an underwritten initial public offering of Verizon Wireless common stock meeting certain size requirements, the preferred interest is exchangeable for Verizon Wireless common stock at the election of Price Communications Wireless, provided Price Communications Wireless elects to exchange during the 60-day period immediately following the later of the first anniversary of the asset contribution transaction and the date of such public offering. If Price Communications Wireless elects to exchange during such 60-day period, the exchange will then need to be submitted to the shareholders of Price Communications for their approval. The number of shares issuable to Price Communications Wireless will be equal to the amount of Price Communications Wireless' capital account in Verizon Wireless of the East as of the date of the exchange, divided by the price at which the Verizon Wireless common stock is offered to the public in the initial public offering.



   The preferred interest will be exchanged for shares of Verizon Communications common stock on the fourth anniversary of the asset contribution transaction if a qualifying initial public offering of Verizon Wireless common stock is not completed prior to such anniversary. If such public offering is completed, but an exchange into Verizon Wireless common stock does not occur, the preferred interest will be exchanged for Verizon Communications common stock on the tenth anniversary of the asset contribution transaction, or such earlier time as Verizon Communications may determine. In addition, in some circumstances Verizon Communications will have the option at any time after the asset contribution transaction to require such an exchange (for example, where there is a change in control of Price Communications or the preferred interest is transferred to a secured lender in connection with a default under a financing arrangement). The number of shares of Verizon Communications common stock issuable to Price Communications Wireless upon exchange will be calculated by reference to the trailing 20-day average closing price of such stock and the price ranges set forth in the exchange agreement. See "The Exchange Agreement--Exchange for Verizon Communications Common Stock."



   Price Communications Wireless' entitlement to the preferred return described above will cease upon the expiration of the period (if any) within which Price Communications Wireless is entitled to elect to exchange the preferred interest for Verizon Wireless common stock, or upon the fourth anniversary of the asset contribution transaction, if earlier.



   The Verizon Wireless common stock or Verizon Communications common stock issued to Price Communications Wireless in connection with an exchange of the preferred interest will be subject to lock-up agreements which restrict the ability of Price Communications Wireless to dispose of the shares for specified periods of time. See " Lock-up Agreements."



   Pursuant to a pledge agreement dated December 18, 2001 among Price Communications and its subsidiaries, Cellco Partnership, Verizon Communications and Verizon Wireless Inc., Price Communications Wireless has pledged, for a period ending on the third anniversary of the asset contribution transaction (subject to any outstanding claims), a portion of the preferred interest and the proceeds thereof, including the shares of Verizon Wireless common stock or Verizon Communications common stock to be issued upon an exchange, to secure
(1) the performance of its indemnity obligations under the transaction agreement and (2) any liability for damages, losses and reasonable expenses suffered or incurred by Cellco Partnership, Verizon Wireless of the East, Verizon Wireless Inc. or Verizon Communications as a result of a breach by Price Communications of the exchange agreement, the limited partnership agreement, the lock-up agreements or the pledge agreement. See "Pledge Agreement." Under the terms of the transaction agreement, each party has agreed, subject to certain exceptions, to indemnify the other to the extent the aggregate amount of such other party's losses exceeds $15 million. These indemnification obligations are not capped.



Background of the Transactions


   Price Communications has historically been a nationwide communications company owning and then disposing of a number of television, radio, newspaper, cellular telecommunications and other communications and related properties. By 1996, Price Communications had disposed of substantially all of its operating properties. In October 1997, Price Communications acquired Palmer Wireless, Inc. (which was renamed Price Communications Wireless ), through which Price Communications has since been engaged in the construction, development, management and operation of cellular telecommunications systems in the southeastern United States.



   During the period since that acquisition through November 2000, Price Communications from time to time held discussions with various cellular telecommunications system operators with respect to the possible acquisition of Price Communications, Price Communications Wireless or a portion of Price Communications Wireless' cellular telecommunications operations. Such discussions were consistent with Price Communications' historic willingness to explore the sale of its properties with a view toward maximizing shareholder value. Price Communications further believed that exploration of a sale transaction was appropriate in light of the significant capital expenditures that were anticipated to be required to upgrade its technology if Price Communications Wireless were to remain part of Price Communications and remain competitive. Except as described below, none of such discussions resulted in a formal offer being made to Price Communications.



   Beginning in April 2000, Price Communications' prior financial advisor worked with Price Communications to prepare a detailed confidential information memorandum regarding Price Communications Wireless. Beginning in May 2000, such financial advisor contacted a number of parties identified by Price Communications as potentially having an interest in a transaction involving Price Communications Wireless, including Cellco Partnership. Cellco Partnership and two other parties were presented with the confidential information memorandum. One of the parties (other than Cellco Partnership) conducted limited due diligence and submitted an indication of interest in acquiring Price Communications Wireless. However, Price Communications determined that the indication of interest did not adequately reflect the value of Price Communications Wireless.



   On June 23, 2000, David Benson, Vice President of Strategic Planning and Business Development of Cellco Partnership, contacted Robert Price, President and Chief Executive Officer of Price Communications, to discuss a possible transaction between the parties. Price Communications and Cellco Partnership also entered into a confidentiality agreement on June 23, 2000.



   During the preliminary discussions with Cellco Partnership, Price Communications indicated its preference for a transaction involving the disposition of Price Communications Wireless rather than a sale of Price Communications itself, since Price Communications believed that such a transaction would provide the board of directors of Price Communications with flexibility in determining whether, following consummation of a transaction with Cellco Partnership, Price Communications should be liquidated or remain in operation in order to pursue other potential business opportunities.



   On July 6, 2000, at a meeting of the board of directors of Price Communications, management provided the board with a report of the discussions with Cellco Partnership and the indication of interest Price Communications had received with respect to the acquisition of Price Communications Wireless.



   On July 10, 2000, at a regular meeting of the board of representatives of Cellco Partnership, the board discussed a potential transaction with Price Communications and approved management of Cellco Partnership entering into discussions with respect to such a transaction.



   On or about July 26, 2000, Cellco Partnership commenced its due diligence investigation of the business of Price Communications Wireless, and this continued through August and September of 2000.



   On October 3, 2000, Mr. Benson, Christine Mihok, Vice President of Mergers & Acquisitions of Cellco Partnership, John Schreiber, Executive Director of Property Planning & Acquisition of Cellco Partnership, Mr. Price, Kim Pressman, Chief Financial Officer of Price Communications, and a representative of Price Communications' prior financial advisor, met at Cellco Partnership's offices in Bedminster, New Jersey to discuss a possible transaction between the parties. At this meeting, Cellco Partnership outlined the terms of a possible transaction in which it would acquire Price Communications Wireless, and the participants discussed those terms.

   On October 6, 2000, Price Communications and Cellco Partnership entered into a "lock-up agreement" under which Price Communications agreed to negotiate exclusively with Cellco Partnership with respect to the possible sale of Price Communications Wireless during the period from October 6, 2000 to November 30, 2000.





   On October 17, 2000, Verizon Communications and Vodafone Group, the owners of Cellco Partnership, announced that the planned initial public offering of Verizon Wireless Inc. would be deferred due to volatility in the capital markets.





   On October 18, 2000, Davis Polk & Wardwell, legal counsel to Cellco Partnership, distributed a draft transaction agreement (referred to in this proxy statement/prospectus as the "original transaction agreement") to the parties, and Cellco Partnership, Price Communications, Price Communications' financial advisors, Davis Polk & Wardwell and Proskauer Rose LLP, legal counsel to Price Communications, negotiated such agreement and certain related agreements during the remainder of October and the first half of November 2000. The original transaction agreement provided for the acquisition by Cellco Partnership of Price Communications Wireless in exchange for assumption of indebtedness and the issuance to Price Communications of shares of Verizon Wireless Inc. Consummation of the transactions was subject to the prior completion of an initial public offering of Verizon Wireless common stock. In order to address the possibility of continuing delays in the Verizon Wireless initial public offering, either party had the right to terminate the transaction (without the payment by either party of a "break-up fee") in the event that a qualifying initial public offering of Verizon Wireless common stock was not completed in a time period that would allow for the closing of the acquisition by September 30, 2001.



   On November 8, 2000, at a regular meeting of the board of directors of Price Communications, the board of directors discussed the proposed Cellco Partnership offer to acquire Price Communications Wireless. Among the issues discussed were the business conducted by Cellco Partnership, the pricing of the transaction, the status and prospects of Verizon Wireless Inc.'s proposed initial public offering, and a comparison of the proposed pricing with other cellular transactions.



   The board of directors of Price Communications then discussed in detail the terms of the draft original transaction agreement, lock-up agreement, pledge agreement and voting agreement for the transaction, including:


  .  the absence of operating performance tests as a condition to closing;


  . Cellco Partnership's material adverse change condition to closing, which excluded changes generally affecting the wireless industry;



  . the September 30, 2001 "drop dead" date (if the closing of the transaction had not occurred by such date);


  .  the "fiduciary out" provision;

  .  the $80 million break-up fee; and

  .  the nine-month "lock-up" period.

   The board of directors thereafter received favorable oral opinions as to the fairness to Price Communications of the transaction from a financial point of view from Deutsche Banc Alex. Brown Inc., Wasserstein Perella, and Gleacher & Co.




   Following these discussions, the board of directors of Price Communications approved the original transaction agreement and related agreements and authorized senior executives to negotiate, execute and deliver these agreements.

   On November 14, 2000, Price Communications and Cellco Partnership entered into the original transaction agreement and related agreements with Cellco Partnership. Under the terms of the original transaction agreement, Cellco Partnership was to assume approximately $550 million in net debt of Price Communications Wireless, and Price Communications was to receive shares of Verizon Wireless common stock valued at approximately $1.5 billion, with such shares being valued at their initial public offering price. The consummation of the transaction was subject to FCC and shareholder approval and a qualifying initial public offering of Verizon Wireless common stock.



   On July 31, 2001, Price Communications and Cellco Partnership issued press releases announcing that the continuing delay of the initial public offering of Verizon Wireless Inc. precluded completion of the transaction by September 30, 2001, and that they intended to explore alternative terms, including the use of different forms of consideration. Following those public announcements, representatives of Price Communications, Cellco Partnership, UBS Warburg LLC (a financial advisor to Price Communications), Davis Polk & Wardwell (counsel to Cellco Partnership) and Proskauer Rose LLP (counsel to Price Communications) held a number of meetings and telephone conferences in an effort to structure a new transaction, including discussions of the amount and nature of the consideration to be received by Price Communications, tax considerations, and Price Communications' desire to insure that it ultimately received either Verizon Wireless common stock or Verizon Communications common stock if there were further delays in the initial public offering of Verizon Wireless Inc. During this period, UBS Warburg LLC was requested to, and did, solicit third party indications of interest from telecommunications operators, other than Cellco Partnership, identified by Price Communications and UBS Warburg LLC as potentially having an interest in the acquisition of Price Communications Wireless or certain of its assets, but no party expressed interest in acquiring substantially all of Price Communications Wireless.



   During early and mid October 2001, discussions and negotiations continued among Price Communications, Cellco Partnership, UBS Warburg, Davis Polk & Wardwell and Proskauer Rose with respect to a new transaction. On October 19, 2001, Davis Polk circulated initial drafts of agreements that reflected the terms of a restructured transaction, and during the period from November 5, 2001 to December 18, 2001, numerous meetings and telephone conference calls were held to negotiate these agreements.



   The terms of the new transaction differed from the terms of the original transaction in various ways, including:



  . the consideration to be received by Price Communications in the original transaction consisted of shares of Verizon Wireless common stock and the closing of the transaction was conditioned upon the completion of a qualifying initial public offering of Verizon Wireless common stock, whereas the consideration to be received in the new transaction consists of a preferred interest in Verizon Wireless of the East which is exchangeable under certain circumstances for Verizon Wireless common stock (if a qualifying initial public offering of such stock occurs within four years) or is otherwise exchangeable for Verizon Communications common stock, and the new transaction is not conditioned upon the occurrence of an initial public offering;



  . the value of the Verizon Wireless common stock to be received in the original transaction was estimated to be approximately $1.5 billion (after assumption of debt and subject to working capital and other adjustments), whereas the value of the preferred interest to be received under the new transaction was estimated to be approximately $1.15 billion (after assumption of debt and subject to working capital and other adjustments), which decrease is primarily due to changes in market conditions resulting in lower valuations for telecommunications companies such as Price Communications Wireless; and



  . under the terms of the original transaction, the shares of Verizon Wireless common stock were generally subject to a 270-day lockup period following closing, whereas under the new transaction, the shares of Verizon Wireless common stock are, in general, subject to a lockup period of 270 days that begins to run after the occurrence of either the completion of a qualifying initial public offering of Verizon Wireless common stock or the first anniversary of the closing of the asset contribution transaction, whichever is later, and the shares of Verizon Communications common stock are subject to a 270-day lock up period following an exchange of the preferred interest for Verizon Communications common stock.



   Price Communications believed that the structure of the new transaction was advantageous to its shareholders because this structure provides that (1) the closing of the asset contribution transaction is not conditioned upon completion of an initial public offering of Verizon Wireless common stock, (2) ultimately Price Communications would receive shares of common stock of either Verizon Communications or Verizon Wireless Inc., (3) the preferred interest represents an economic interest in Verizon Wireless of the East that adequately compensates Price Communications for the time period prior to receipt of the Verizon Wireless common stock or Verizon Communications common stock by providing Price Communications with a preferred return on the profits of Verizon Wireless of the East and cash distributions after the second anniversary of the asset contribution transaction of up to 50% of its preferred return, (4) any losses incurred by Verizon Wireless of the East are to be allocated first to the Cellco Partnership partners before being allocated to Price Communications, and (5) prior to an exchange for either Verizon Wireless common stock or Verizon Communications common stock, Price Communications would have the right to consent to certain transactions engaged in by Verizon Wireless of the East, including, without limitation, certain transactions that could negatively impact upon Price Communications receiving its preferred return.



   On December 13, 2001, at a special meeting of the board of directors of Price Communications, the board of directors discussed the terms of the proposed revised Cellco Partnership offer to acquire Price Communications Wireless in exchange for a preferred limited partnership interest with an initial capital account which was estimated to be approximately $1.15 billion (subject to adjustment) in Verizon Wireless of the East and the assumption of approximately $550 million of net indebtedness. Among the subjects discussed were the structure of the transaction, pricing of the transaction, with the Verizon Wireless common stock being valued at its initial public offering price and the Verizon Communications common stock being valued at its average closing price within a specified range, the status and prospects of Verizon Wireless Inc.'s proposed initial public offering, and terms of other transactions in the cellular telecommunications industry.


   The board of directors of Price Communications then discussed in detail the terms of the draft transaction agreement, limited partnership agreement, exchange agreement, lock-up agreements, pledge agreement and voting agreement, including:

  . the absence of operating performance tests as a condition to closing under the transaction agreement;


  . Cellco Partnership's material adverse change condition to closing under the transaction agreement, which excludes changes generally affecting the wireless industry;


  .  the August 31, 2002 "drop dead" date under the transaction agreement;

  .  the "fiduciary out" provision contained in the transaction agreement;


  . the $66 million break-up fee payable under the transaction agreement in certain circumstances, including the acceptance of a proposal by Price Communications superior to the proposed transactions;


  . the timing and amount of the preferred return under the partnership agreement;

  . the allocation of profits and losses to the partners under the partnership agreement;

  .  the "veto" rights of Price Communications under the partnership agreement;


  . the consideration receivable upon an exchange of the preferred interest (including the price collar of $40-$74 and minimum price of $55.30 applicable to certain exchanges for Verizon Communications common stock, which were negotiated by the parties based on recent trading prices ($55.30 was the closing price of Verizon Communications common stock on October 1, 2001, the date on which the parties agreed in principle on this aspect of the revised transaction));



  .  the timing of an exchange of the preferred interest;

  . the conditions to closing of the exchange, including the necessity for an additional vote of the shareholders of Price Communications prior to the exchange into Verizon Wireless common stock;

  . the amount of the interest proposed to be pledged and the time period of the pledge; and

  .  the "lock-up" periods.


   The board of directors of Price Communications thereafter received favorable oral opinions as to the fairness of the terms of the contribution of assets and liabilities to Verizon Wireless of the East to Price Communications from a financial point of view from UBS Warburg LLC, Deutsche Banc Alex. Brown Inc., and Dresdner Kleinwort Wasserstein, Inc.





   Following these discussions, the board of directors of Price Communications, at a special meeting on December 13, 2001, approved the transaction agreement, the exchange agreement, the lock-up agreements, the pledge agreement and related agreements and authorized senior executives to negotiate, execute and deliver these agreements. The closing price of Verizon Communications common stock on December 13, 2001 was $47.53.



   On December 18, 2001, the parties executed the transaction agreement and related agreements.



Recommendation of the Price Communications Board; Reasons for the Transactions



   The board of directors of Price Communications believes that the terms of the asset contribution transaction are fair to and in the best interests of Price Communications and its shareholders and unanimously recommends to its shareholders that they vote "FOR" the proposal to approve and adopt the asset contribution transaction (including the possible exchange of the preferred interest for Verizon Communications common stock).



   In reaching its decision to approve and adopt the asset contribution transaction (including the possible exchange of the preferred interest for Verizon Communications common stock) at the special meeting on December 13, 2001, the board of directors of Price Communications considered the following material factors:



  . the opportunity to receive Verizon Wireless common stock at its initial offering price in the event a qualifying initial public offering occurs prior to the fourth anniversary of the asset contribution transaction, or if such an offering does not occur, to receive Verizon Communications common stock;



  . the terms of the preferred return to be received by Price Communications Wireless out of any profits of Verizon Wireless of the East;



  . information concerning the business, earnings, operations and prospects of Price Communications Wireless, Cellco Partnership, Verizon Communications and Verizon Wireless of the East;



  . that Cellco Partnership is the leading wireless communications provider in the United States in terms of number of subscribers, revenues and operating cash flow, and offers wireless voice and data services across the most extensive network in the United States;



  . the need, if Price Communications Wireless were to remain a part of Price Communications, to make significant capital expenditures in connection with the upgrade of its technology;



  . the presentation by UBS Warburg LLC and the oral opinions of UBS Warburg LLC, Deutsche Banc Alex. Brown Inc. and Dresdner Kleinwort Wasserstein, Inc. each delivered to the Price Communications board of directors on December 13, 2001 and subsequently confirmed in writing to the effect that, as of the dates of such opinions and based upon and subject to the assumptions, matters considered and limitations described therein, the consideration to be received in the contribution of assets and liabilities to Verizon Wireless of the East was fair, from a financial point of view, to Price Communications (see "Opinions of Financial Advisors");





  . the provisions of the transaction agreement that permit Price Communications, under certain circumstances, to furnish information to and to engage in discussions or negotiations with third parties, and to terminate the transaction agreement in order to enter into a definitive agreement with a third party that has made a proposal superior to the proposed transactions upon the payment of a $66 million termination fee (see "The Transaction Agreement--Principal Covenants," "--Termination" and "--Termination Fees");


  . the other provisions of the transaction agreement and the conditions to the closing of the asset contribution transaction , including the required approval of the shareholders of Price Communications (see "Transaction Agreement--Conditions to Completion of the Transaction");



  . the receipt by Price Communications of the opinion of Proskauer Rose LLP that, subject to the assumptions, conditions and legal uncertainties referred to in such opinion, no taxable gain or loss should be recognized by Price Communications or Price Communications Wireless under the Federal income tax laws with respect to the contribution of the Price Communications Wireless assets to Verizon Wireless of the East and the assumption by Verizon Wireless of the East of the liabilities of Price Communications Wireless or the exchange of the preferred interest for Verizon Wireless common stock or Verizon Communications common stock (see "The Transactions--Federal Income Tax Consequences");



  . the willingness of Robert Price and Kim I. Pressman, the President and Executive Vice President of Price Communications, respectively, to enter into a voting agreement with respect to the transactions;



  . despite the fact that Price Communications has from time to time held discussions with various telecommunications operators other than Cellco Partnership with respect to the possible acquisition by such companies of Price Communications, Price Communications Wireless or a portion of Price Communications Wireless' cellular telecommunications operations, none of such discussions resulted in a formal offer being made to Price Communications;



  . the fact that Price Communications' ability to exchange the preferred interest for Verizon Wireless common stock would depend upon the occurrence and timing of a qualifying initial public offering of Verizon Wireless common stock over which it has no control;



  . the possibility of a delay, which could be more than a year, between a qualifying initial public offering of Verizon Wireless common stock and the exchange of the preferred interest for Verizon Wireless common stock;



  . the possibility that a qualifying initial public offering of Verizon Wireless common stock may not occur prior to the fourth anniversary of the asset contribution transaction, in which event the preferred interest will be exchanged for Verizon Communications common stock;



  . if a qualifying initial public offering of Verizon Wireless common stock occurs prior to the fourth anniversary of the asset contribution transaction, and Price Communications does not exchange its preferred interest for Verizon Wireless common stock, Price Communications may suffer adverse consequences, including the possibility that its exchange for Verizon Communications common stock may be delayed until the tenth anniversary of the asset contribution transaction, that such exchange may occur at a disadvantageous exchange ratio, that the preferred return on its capital account in Verizon Wireless of the East will cease, and that it may suffer adverse tax consequences;





  . the fact that except for certain intercompany transfers or a pledge of all of the preferred interest in connection with a financing transaction consented to by Cellco Partnership, the preferred interest would be non-transferable by Price Communications;



  . the terms of the lock-up agreements with respect to the shares of Verizon Communications common stock or Verizon Wireless common stock issuable upon an exchange, which would restrict the ability of Price Communications to dispose of such shares for a period of time;





  . the fact that the market price of Verizon Wireless common stock at the time of an exchange for Verizon Wireless common stock may be higher or lower than its initial public offering price;



  . the fact that Price Communications would have limited sources of cash to meet its tax and other obligations following the contribution transaction until the exchange for Verizon Wireless common stock or Verizon Communications common stock;

  . the limited veto rights Price Communications would have over Cellco Partnership's management of Verizon Wireless of the East, and the fact that Verizon Wireless of the East would be indirectly controlled, through Cellco Partnership, by Verizon Communications; and



  . the indication of management of Price Communications that it currently intends, subject to board of directors and shareholder approval, to distribute to, or to exchange with, shareholders of Price Communications any shares of Verizon Wireless common stock or Verizon Communications common stock received in exchange for the preferred interest (after the 360-day waiting period for such distributions which is imposed by the lock-up agreements).



   Shareholders of Price Communications should note that the fairness opinions of UBS Warburg LLC, Deutsche Banc Alex. Brown Inc. and Dresdner Kleinwort Wasserstein, Inc. referred to above all assume, at the direction of Price Communications, that a qualifying initial public offering of Verizon Wireless common stock would occur prior to the first anniversary of the contribution of assets and liabilities to Verizon Wireless of the East. Shareholders of Price Communications should not assume that such a public offering will occur. None of the fairness opinions address the fairness, from a financial point of view, to Price Communications of the consideration to be received by it in the contribution of assets and liabilities to Verizon Wireless of the East if such a public offering does not occur prior to the first anniversary of such contribution. The board of directors of Price Communications did not request that the opinions be addressed to the shareholders of Price Communications because such shareholders are not receiving any consideration in the proposed transactions and, as a consequence, the board believed that the interests of Price Communications, on the one hand, and its shareholders, on the other hand, were the same in connection with the proposed transactions.



   The foregoing discussion of the factors considered by the Price Communications board of directors is not intended to be exhaustive. In view of the number and wide variety of factors considered in connection with its evaluation of the transactions, and the complexity of these matters, the Price Communications board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. Thus, the Price Communications board of directors did not undertake to assign any particular weight to any factor, but conducted an overall analysis of the factors described above, including discussions with and questioning of Price Communications' management and legal and financial advisors. In considering the factors described above, individual members of the board of directors may have given different weight to different factors. The Price Communications board of directors considered all these factors together and, on the whole, considered them to be favorable to, and to support, its determination.


Federal Income Tax Consequences


   Price Communications has obtained an opinion of Proskauer Rose LLP as to the federal income tax treatment of (1) the asset contribution transaction and (2) the exchange of the preferred interest for Verizon Communications common stock or Verizon Wireless common stock. (We have filed the tax opinion with the SEC as an exhibit to the registration statement related to this proxy statement/prospectus. See "Where You Can Find More Information.")



   The Proskauer Rose LLP tax opinion concerning the exchange relies on several important assumptions, which were made at the request of Price Communications and are described in the opinion, including assumptions about (1) the stock to be received by Price Communications or a subsidiary in exchange for the preferred interest, (2) the interest in Cellco Partnership that the issuer of such stock (Verizon Communications or Verizon Wireless Inc.) will have at the time of that exchange, and (3) certain actions that will be taken by such issuer with respect to the preferred interest following the exchange. However, the agreements governing the asset contribution transaction and the exchange do not contain covenants that assure that all of these assumptions will be true, and one or more of them may not be true when the exchange actually occurs. If the factual assumptions are not true, the actual federal income tax consequences of the asset contribution transaction and the exchange to Price Communications and to its shareholders could differ from the consequences which are described in the Proskauer Rose LLP tax opinion. Price Communications, however, believes that all of these assumptions are likely to be true.

   Also, as discussed in the opinion, because of a dearth of authority interpreting the federal income tax law with regard to certain issues presented by the asset contribution transaction and the exchange, it is unclear how a court would determine these issues. Thus, it is possible that a court may disagree with the conclusions described in the Proskauer Rose LLP tax opinion. Moreover, the Proskauer Rose LLP tax opinion, which has been confirmed by Proskauer Rose LLP as of date of this proxy statement/prospectus, is based on the federal income tax law in effect as of such date which is subject to change. Changes resulting from amendments to the Internal Revenue Code generally are not retroactive, but such changes, and any other changes, could be retroactive. For these reasons, there is no guarantee that the tax consequences described in the Proskauer Rose LLP tax opinion, or other tax consequences described here, will be realized by either Price Communications, Price Communications Wireless or by the Price Communications shareholders.



   Price Communications Wireless is not required to complete the asset contribution transaction if the Proskauer Rose LLP tax opinion has been withdrawn because of certain changes in law, as described in the opinion. However, the opinion may also be withdrawn for other reasons, and such withdrawal would not relieve Price Communications Wireless of its obligation to complete the asset contribution transaction.



   Price Communications does not intend to obtain a ruling from the Internal Revenue Service (the "IRS") with regard to the tax consequences of the asset contribution transaction and the exchange, and the IRS may not agree that the federal income tax consequences of the asset contribution transaction and the exchange should be as described in the Proskauer Rose LLP tax opinion. Proskauer Rose LLP, however, believes that, if the conditions and assumptions of the Proskauer Rose LLP tax opinion are satisfied, the courts should agree with the conclusions of the opinion.



   None of Verizon Communications, Verizon Wireless Inc., Cellco Partnership, Verizon Wireless of the East or any of their representatives expresses any opinion or makes any representation with respect to the assumptions made in the Proskauer Rose LLP tax opinion or the tax consequences of the asset contribution transaction and the exchange to Price Communications or its shareholders, and none of Verizon Communications, Verizon Wireless Inc., Cellco Partnership, Verizon Wireless of the East or any of their representatives is responsible to Price Communications or its shareholders for any aspect of such tax consequences.


  Tax Consequences to Price Communications


   Subject to the assumptions and legal uncertainties referred to above, Proskauer Rose LLP has opined that (1) the contribution of Price Communications Wireless assets to Verizon Wireless of the East in exchange for the preferred interest and the assumption by Verizon Wireless of the East of certain liabilities of Price Communications Wireless should constitute a transfer within the meaning of section 721(a) of the Code, in conjunction with which the liability of Verizon Wireless of the East in respect of the $350 million loan from an independent lender should be allocated to Price Communications Wireless under section 752 of the Code, and (2) the exchange of the preferred interest for Verizon Communications common stock or Verizon Wireless common stock should constitute a reorganization within the meaning of section 368(a) of the Code. Proskauer Rose LLP has advised that, accordingly, no gain or loss should be recognized by Price Communications or its subsidiary corporations upon the contribution or the exchange.


   If it were determined that the consequences of these transactions are not as described in the Proskauer Rose LLP tax opinion, Price Communications and its subsidiary corporations could incur in excess of $500 million of federal income tax liability and also substantial state and local income tax liability.

  Tax Consequences to Price Communications Shareholders


   The following discussion describes the material federal income tax consequences of the asset contribution transaction and the exchange to Price Communications shareholders who are U.S. holders, i.e., who are:


  .  citizens or residents of the United States;

  . corporations, or other entities taxable as corporations for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

  . estates or trusts the income of which is subject to United States federal income taxation regardless of its source.

   The term "U.S. holder" also includes certain former citizens and residents of the United States.

   The following discussion does not describe all of the tax consequences that may be relevant to Price Communications shareholders in light of their particular circumstances or to shareholders subject to special rules, such as:

  .  certain financial institutions;

  .  insurance companies;

  .  dealers in securities or foreign currencies;

  . shareholders holding Price Communications shares as part of a hedge, straddle or conversion transaction;

  . shareholders who acquired their Price Communications shares though the exercise of options or similar derivative securities or otherwise as compensation;

  .  shareholders whose functional currency is not the U.S. dollar;

  . partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

  .  shareholders subject to the alternative minimum tax.


   This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described in this proxy statement/prospectus. The discussion assumes that Price Communications shareholders hold their Price Communications shares as capital assets within the meaning of section 1221 of the Code. Finally, this discussion does not consider the potential effects of any state, local or foreign tax laws.


   Subject to the assumptions, conditions and legal uncertainties referred to above, it is the opinion of Proskauer Rose LLP that:


  . no gain or loss will be recognized by a Price Communications shareholder upon the contribution by Price Communications Wireless of its assets to Verizon Wireless of the East in exchange for the prefrerred interest ;



  . no gain or loss will be recognized by a Price Communications shareholder upon the exchange by Price Communications or Price Communications Wireless of the preferred interest for Verizon Communications common stock or Verizon Wireless common stock;


  . if the exchange qualifies as a section 368(a) reorganization as described in the Proskauer Rose LLP tax opinion delivered to Price Communications that is filed as an exhibit to this proxy statement/prospectus, no gain or loss will be recognized by a Price Communications shareholder on the receipt of a distribution of Verizon Communications common stock or Verizon Wireless common stock pursuant to a liquidation of Price Communications within one year following the exchange, but each shareholder will recognize gain to the extent of any other assets received from Price Communications in connection with such distribution, including cash received instead of fractional shares of Verizon Communications common stock or Verizon Wireless common stock;

  . if a Price Communications shareholder recognizes no gain or loss on receipt of Verizon Wireless common stock or Verizon Communications common stock, the shareholder will have the aggregate tax basis in the Verizon Communications common stock or Verizon Wireless common stock distributed to that shareholder by Price Communications (including a fractional share of Verizon Communications common stock or Verizon Wireless common stock with respect to which that shareholder receives cash) equal to the shareholder's aggregate tax basis in its Price Communications shares, increased by the amount of gain, if any, recognized by that shareholder on the distribution from Price Communications, and decreased by the value of the assets distributed to that shareholder other than Verizon Communications or Verizon Wireless common stock; and

  . if a Price Communications shareholder recognizes no gain or loss on receipt of Verizon Wireless common stock or Verizon Communications common stock, the shareholder's holding period in the Verizon Communications common stock or Verizon Wireless common stock will include its holding period in its Price Communications shares.


   If, following the exchange of the preferred interest for Verizon Communications common stock or Verizon Wireless common stock, such common stock and other assets of Price Communications are distributed to the Price Communications shareholders, and it were determined that the exchange did not qualify as a section 368(a) reorganization, each Price Communications shareholder would recognize gain or loss to the extent of the difference between the value of the Verizon Communications common stock or Verizon Wireless common stock and other assets distributed to that shareholder and the shareholder's aggregate tax basis in the Price Communications shares.


Regulatory Matters

  Antitrust


   Each of Cellco Partnership, Verizon Communications and Price Communications believe that the asset contribution transaction is not subject to the report filing requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or any foreign antitrust laws. To the extent the Hart-Scott Rodino Act report filing requirements or any other antitrust approval requirements apply to an exchange of the preferred interest for Verizon Wireless common stock or Verizon Communications common stock, the parties intend to seek any necessary approvals at the time of such exchange. We cannot assure you that the Antitrust Division of the Department of Justice or the Federal Trade Commission, or any other state or private person, will not take action under the antitrust laws with respect to the proposed transactions, including seeking to enjoin any such transactions.


  Federal Communications Commission


   In December 2000, Price Communications and Cellco Partnership filed applications with the Federal Communications Commission ("FCC") for its consent to the assignment or transfer of control of Price Communications Wireless' licenses to Cellco Partnership, as contemplated by the transaction agreement entered into on November 14, 2000. See "Background of the Transaction." In
March 2001, the FCC granted its consent to these applications by public notice. On February 5, 2002, Price Communications and Cellco Partnership submitted a supplemental statement to the FCC updating these applications to describe the changes in structure between the November 2000 transaction and the present transaction. The FCC staff has informally advised Price Communications and Cellco Partnership that, based upon the disclosures made by the parties in the supplemental statement, no additional approval is required and that they may rely upon the March 2001 FCC consent in connection with the present transaction.


  Investment Company Act


   As a result of the asset contribution transaction, the preferred interest will account for substantially all of Price Communications' assets. Price Communications believes that through the preferred interest it will continue to be primarily engaged in the cellular telecommunications business. Robert Price, President and Chief Executive Officer of Price Communications, believes that the Investment Company Act is not applicable in this case but has consented to Price Communications Wireless applying to the SEC for an order declaring that the Investment Company Act does not apply because Price Communications Wireless is primarily engaged in a business other than that of investing in securities, and expects that the SEC will grant the order. At the time of the exchange of the preferred interest for Verizon Wireless common stock or Verizon Communications common stock, Price Communications will consider if the Investment Company Act will then be applicable and will then consider the steps that it should take, if any. While the management of Price Communications has indicated that, at the appropriate time, it currently expects to recommend to the board of directors that the board of directors recommend to the shareholders of Price Communications that Price Communications be dissolved and that its assets distributed to shareholders, management of Price Communications has also indicated that, consistent with its fiduciary duties, it intends to review other potential business opportunities (including broadcasting, wireless and other similar opportunities) during the period prior to any such recommendation and may decide not to recommend such a dissolution.

                        OPINIONS OF FINANCIAL ADVISORS

Opinion of UBS Warburg LLC


   On December 13, 2001, at a meeting of the Price Communications board, UBS Warburg delivered to the Price Communications board an oral opinion, which opinion was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the consideration to be received in the contribution of assets and liabilities to Verizon Wireless of the East (referred to in this section of this proxy statement/prospectus as the "contribution") was fair, from a financial point of view, to Price Communications. The board of directors of Price Communications did not request that the opinion be addressed to the shareholders of Price Communications because such shareholders are not receiving any consideration in the proposed transactions.



   The full text of UBS Warburg's opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS Warburg. The opinion is attached as Annex E and is incorporated into this document by reference. UBS Warburg's opinion is based on and subject to various assumptions, matters considered and limitations described in the opinion and is directed (1) to the Price Communications board and (2) to the fairness, from a financial point of view, of the consideration to be received in the contribution and does not address any other aspect of the proposed transactions. The opinion does not address Price Communications' underlying business decision to effect the proposed transactions or constitute a recommendation to any holder of Price Communications common stock as to how to vote with respect to the proposed transactions or any other matter. Holders of Price Communications common stock are encouraged to read the opinion carefully in its entirety. The summary of UBS Warburg's opinion described below is qualified in its entirety by reference to the full text of its opinion.


   In arriving at its opinion, in addition to the other assumptions described below, UBS Warburg assumed at the direction of Price Communications:


  . the qualifying initial public offering of Verizon Wireless common stock is successfully completed prior to the first anniversary of the contribution;



  . Price Communications Wireless exchanges the preferred interest for Verizon Wireless common stock on the first anniversary of the contribution;



  . As of the date of such exchange, Price Communications Wireless' capital account equals at least approximately $1.192 billion (based upon an initial capital account of approximately $1.150 billion plus a preferred return of approximately $42 million);



  . Upon such exchange, Price Communications Wireless will receive Verizon Wireless common stock with a trading value no less than the value of its capital account (at least approximately $1.192 billion);



  . No claims will have been made against Price Communications or Price Communications Wireless pursuant to the indemnification obligations outlined in the transaction agreement and related limited partnership agreement, exchange agreement, pledge agreement and lock-up agreements (referred to in this section of this proxy statement/prospectus as the "agreements"); and



  . All restrictions on Price Communications Wireless' ability to transfer Verizon Wireless common stock under the agreements, other than certain volume limitations, lapse by the 270th day after the date of the exchange, other than with respect to Verizon Wireless common stock with a value (based upon the public offering price in the qualifying initial public offering of Verizon Wireless common stock) of $75 million pledged by Price Communications Wireless pursuant to the pledge agreement, as to which restrictions lapse on the earliest dates permitted.



   In connection with the assumptions set forth above, Price Communications shareholders should be aware that the UBS Warburg opinion does not address the fairness, from a financial point of view, to Price Communications of the consideration to be received by Price Communications in the contribution if (i) a qualifying initial public offering of Verizon Wireless common stock does not occur prior to the first anniversary of the contribution or if such a public offering does not occur at all or (ii) Price Communications is required to pay indemnification obligations pursuant to the agreements, which would reduce its capital account in Verizon Wireless of the East or reduce the amount of cash held by Price Communications.



   In addition, UBS Warburg estimated that, after giving pro forma effect to the contribution and (i) assuming the contribution had occurred on December 31, 2001, (ii) taking into account Price Communications' estimate that the cost to terminate the existing agreement between Price Communications Wireless and H.O. Systems, as amended (the "H.O. Agreement"), would be $32 million and (iii) not taking into account any working capital adjustments, Price Communications and Price Communications Wireless would have approximately $41 million of net cash and securities.



   The transaction agreement provides that Price Communications Wireless will use commercially reasonable efforts to negotiate an amendment to the H.O. Agreement to terminate such agreement on the second anniversary of the closing of the contribution. Based on Price Communications' estimate of the cost of termination, UBS Warburg assumed that the H.O. Agreement would be terminated for a cost of $32 million. The transaction agreement also provides that if the H.O. Agreement is not amended in such a manner prior to the closing of the contribution, then the initial amount of Price Communications Wireless' capital account will be reduced by $38 million, or from approximately $1.15 billion to approximately $1.11 billion. Price Communications Wireless recently informed Cellco Partnership that it does not expect to be successful in amending the H.O. Agreement prior to the closing of the contribution. As a result, based on the estimates of Price Communications, the net cash and securities to be retained at Price Communications would be increased by $16 million and the cash to be retained at Price Communications Wireless would be increased by $16 million, and Price Communications estimates that the total net cash and securities at Price Communications and Price Communications Wireless would be approximately $73 million. Price Communications does not consider the reduction in Price Communications Wireless' capital account in Verizon Wireless of the East by $38 million, or from $1.15 billion to $1.11 billion, taken together with the increase in the net cash and securities assumed to be retained by Price Communications by $32 million, to be significant in the context of the contribution.


   In arriving at its opinion, UBS Warburg:

  . reviewed current and historical market prices and trading volumes of Price Communications common stock;


  . reviewed publicly available business and historical financial information relating to Price Communications and Verizon Wireless Inc.;



  . reviewed internal financial information and other data relating to Price Communications Wireless' business and financial prospects, including estimates and financial forecasts prepared by Price Communications Wireless' management, that were provided to UBS Warburg by Price Communications Wireless and were not publicly available;



  . reviewed internal financial information and other data relating to the business and financial prospects of the assets to be contributed to Verizon Wireless of the East by Cellco Partnership, including estimates and financial forecasts prepared by Cellco Partnership management not publicly available;



  . conducted discussions with members of Price Communications, Price Communications Wireless and Cellco Partnership senior management;



  . reviewed publicly available financial and stock market data with respect to other companies in lines of business that UBS Warburg believed to be generally comparable to those of Price Communications Wireless and Verizon Wireless Inc.;


  . compared the financial terms of the transaction with the publicly available financial terms of other transactions which UBS Warburg believed to be generally relevant;

  .  reviewed drafts of the agreements; and

  . conducted other financial studies, analyses and investigations, and considered other information, as UBS Warburg deemed necessary or appropriate.

   In connection with its review, with Price Communications' consent, UBS Warburg did not assume any responsibility for independent verification of any of the information that UBS Warburg reviewed for the purpose of its opinion and, with Price Communications' consent, UBS Warburg relied on that information being complete and accurate in all material respects. In addition, at Price Communications' direction, UBS Warburg did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Price Communications, Price Communications Wireless, Verizon Wireless Inc. or Cellco Partnership, and was not furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates that it reviewed, UBS Warburg assumed, at Price Communications' direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future financial performance of their respective company. UBS Warburg assumed, with the consent of Price Communications, that the contribution and the exchange of the preferred interest for Verizon Wireless common stock (referred to in this section of this proxy statement/prospectus as the "Verizon Wireless exchange") will qualify as tax free to Price Communications and Price Communications Wireless for U.S. federal income tax purposes.



   In connection with its engagement, UBS Warburg was requested to, and it did, solicit third party indications of interest from parties identified by Price Communications and UBS Warburg as potentially having an interest in the acquisition of Price Communications Wireless, but no party expressed interest in acquiring substantially all of Price Communications Wireless.



   At Price Communications' direction, UBS Warburg was not asked to, and did not, offer any opinion as to the material terms of the agreements, or the form of the transactions contemplated by the agreements. UBS Warburg expressed no opinion as to the likelihood of the qualifying initial public offering of Verizon Wireless common stock, the price at which Verizon Wireless common stock is sold in such public offering, the value of Verizon Wireless common stock issued in the Verizon Wireless exchange or the prices at which Verizon Wireless common stock or Price Communications common stock will trade in the future. UBS Warburg also assumed that all governmental, regulatory or other consents, approvals and registrations necessary for the consummation of the contribution, the initial public offering of Verizon Wireless common stock and the Verizon Wireless exchange as described above and the conduct of the business of Price Communications Wireless and Verizon Wireless Inc. following the contribution, such public offering and the Verizon Wireless exchange will be obtained without any material adverse effect on Price Communications Wireless, Verizon Wireless Inc., the contribution or the Verizon Wireless exchange. In rendering its opinion, UBS Warburg assumed, with Price Communications' consent, that the final executed form of the agreements would not differ in any material respects from the drafts that UBS Warburg examined and that the parties to the agreements would comply with all material terms of such agreements. UBS Warburg's opinion is necessarily based on economic, monetary, market and other conditions existing, and information available to UBS Warburg, on the date of its opinion.


   Except as described above, Price Communications imposed no other limitations on UBS Warburg with respect to the investigations made or the procedures followed by UBS Warburg in rendering its opinion.


   The estimates of Price Communications Wireless' future performance provided by Price Communications' management in or underlying UBS Warburg's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS Warburg considered industry performance, general business and economic conditions and other matters, many of which are beyond Price Communications' control. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.



   The consideration was determined through negotiation between Price Communications and Cellco Partnership and the decision to enter into the transaction was solely that of Price Communications' board of directors. UBS Warburg's opinion and financial analyses were only one of many factors considered by Price

Communications' board of directors in its evaluation of the contribution and should not be viewed as determinative of the views of Price Communications' board of directors or management with respect to the contribution or the consideration.



   In connection with rendering its opinion to Price Communications' board of directors, UBS Warburg performed a variety of financial analyses which are summarized below. The following summary is not a complete description of all of the analyses performed and factors considered by UBS Warburg in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected publicly traded companies and the analysis of selected transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to Price Communications or the contribution. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.


   The following is a summary of the material financial analyses performed by UBS Warburg in connection with its opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses. UBS Warburg believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS Warburg's analyses and opinion. None of the analyses performed by UBS Warburg was assigned greater significance by UBS Warburg than any other. UBS Warburg arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS Warburg did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.


  Evaluation of the consideration in the contribution



   UBS Warburg conducted an analysis in order to estimate the value of the consideration to be received by Price Communications Wireless in the contribution, taking into account both immediately realizable components of the consideration and components to be realized in the future. Immediately realizable components of the consideration were assumed by UBS Warburg to consist of the following:



  . At the closing of the contribution, Verizon Wireless of the East will assume Price Communications Wireless' debt obligations, offset by Price Communications Wireless' estimated cash contribution, resulting in net debt assumed of $550.0 million; and



  . Approximately $21 million of cash is estimated by Price Communications Wireless to be retained by it, after giving pro forma effect to the contribution and assuming the contribution had occurred on December 31, 2001.


   In addition, UBS Warburg assumed the following components of the consideration, discounted for present value:


  . An estimated net working capital payment payable to Price Communications Wireless; and


  . The shares of Verizon Wireless common stock assumed to be received in the exchange.


   The shares of Verizon Wireless common stock assumed to be received in the exchange consist of (i) shares not subject to a pledge as collateral for Price Communications Wireless' indemnification obligations and (ii) shares subject to pledge as collateral.


   UBS Warburg estimated the value of the Verizon Wireless common stock not subject to the pledge agreement as having a freely tradable value of $1.12 billion on the date of the exchange, which amount was assumed to consist of (i) the $1.15 billion initial capital account plus (ii) a preferred return of approximately

$42 million minus (iii) $75 million of pledged shares. UBS Warburg discounted the value of these shares as of the date of the Verizon Wireless exchange for the liquidity restrictions imposed under certain lock-up provisions. For this purpose, UBS Warburg considered a range of liquidity discounts (0% to 15%) based on an assessment of certain relevant market data and the terms of the lock-up provisions. UBS Warburg then discounted these amounts back to the date of the contribution, using a discount rate based on an estimated cost of Verizon Wireless of the East debt (5.0% to 8.0%), on the assumption that Price Communications Wireless would not bear equity risk during this period.



   UBS Warburg then estimated the value of the Verizon Wireless common stock subject to pledge provisions. The pledged shares were assumed to have an initial value of $75 million (based on the initial public offering price), and shares with a value equal to approximately $34 million were assumed to be released from pledge on the first anniversary of the Verizon Wireless exchange, with the remainder released on the second anniversary. These pledged amounts were discounted based on an estimated Verizon Wireless of the East cost of debt for the first year following the Verizon Wireless exchange and at an estimated cost of equity (10.5% to 14.0%) for later periods.



   Based upon its analyses as described above, UBS Warburg estimated that the value of the consideration to be received in the contribution as follows:


                                         NPV with 0%        NPV with 10%
                        Nominal Value Liquidity Discount Liquidity Discount
                        ------------- ------------------ ------------------
    Value (in billions)    $1.722           $1.685(1)          $1.583(1)

--------

(1) Assumes for Verizon Wireless of the East a 6.0% cost of debt and a 12.0% cost of equity.


  Analysis of selected public companies


   UBS Warburg compared selected financial information and operating statistics for Price Communications Wireless with corresponding financial information and operating statistics of the following selected publicly held companies in the rural cellular telecommunications industry:


  .  Dobson Communications Corporation

  .  Rural Cellular Corporation

  .  United States Cellular Corporation

  .  Western Wireless Corporation


   UBS Warburg reviewed enterprise values, calculated as equity value, plus debt, including capital leases, less cash, as multiples of (i) latest 12 months earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA, and (ii) population equivalents or POPs. UBS Warburg then compared the multiples derived from the selected companies with corresponding multiples for Price Communications Wireless based on the value of the consideration in the contribution. Financial data for the selected companies were based on publicly-available documents and research analysts' estimates and financial data for Price Communications were based on publicly-available documents and internal estimates of Price Communications' management. This analysis indicated the following implied mean and median enterprise value as multiples of EBITDA and per POP values for the selected companies, as compared to the implied multiples for the contribution:

                                         Summary       Implied Contribution
                                      Statistics(1)   Transaction Multiples
                                      ------------  -------------------------
                                                    0% Liquidity 10% Liquidity
                                      Mean   Median   Discount     Discount
                                      ----   ------ ------------ -------------
   ENTERPRISE VALUES AS MULTIPLES OF:
      Latest Twelve Months EBITDA....  9.1x    9.0x     12.5x         11.7x
      2001E EBITDA...................  9.5x    9.9x     13.2x         12.4x
      2002E EBITDA...................  8.7x    9.2x     12.4x         11.7x
      POPs (2)....................... $332    $375     $ 504         $ 473

--------

(1) Includes implied Price Communications Wireless metrics


(2) POPs for the selected public companies are based upon public filings and research reports; assumes 3.345 million POPs for Price Communications Wireless.


  Analysis of selected precedent transactions

   UBS Warburg reviewed the implied enterprise values in the following selected transactions in the cellular telecommunications industry:

                     Acquiror                    Target
                     --------                    ------

           Rural Cellular Corporation   Triton Cellular Partners,
           AT&T Wireless Services         LP
             Inc./Dobson
             Communications             American Cellular
             Corporation                  Corporation
           Vodafone AirTouch Plc        CommNet Cellular Inc.
           SBC Communications
             Inc./Telefonos de          Cellular Communications
             Mexico S.A. de C.V.          of Puerto Rico, Inc.
                                        Honolulu Cellular
           AT&T Corp.                     Telephone Company
                                        Ameritech Corporation
                                          (Midwest wireless
           GTE Corporation                assets)
                                        Comcast Cellular
           SBC Communications Inc.        Corporation
                                        AirTouch Communications,
           Vodafone Group Plc             Inc.
                                        Vanguard Cellular
           AT&T Corp.                     Systems, Inc.
           CCW Acquisition
             Corp./Welsh, Carson,
             Anderson & Stowe           Centennial Cellular Corp.
           Dobson Communications
             Corporation                Sygnet Wireless, Inc.
           ALLTEL Corporation           360 Communications Company
           American Cellular
             Corporation                PriCellular Corporation
           Rural Cellular Corporation   Atlantic Cellular, LP
           Blackstone Capital
             Partners Merchant
             Banking Fund               CommNet Cellular Inc.
           Price Communications
             Wireless, Inc.             Palmer Wireless, Inc.
           Western Wireless
             Corporation                Triad Cellular Corporation
           AirTouch Communications      US West Media Group


   UBS Warburg reviewed enterprise values as multiples of (i) latest 12 months EBITDA and (ii) POPs. UBS Warburg then compared the implied multiples derived from the selected transactions with corresponding multiples for Price Communications Wireless based on the value of the consideration in the contribution. The implied multiples were based on publicly-available documents and reports for each of the selected transactions. This analysis indicated the following implied mean and median enterprise value multiples for the selected transactions, as compared to the implied multiples for the contribution:

                                        Summary       Implied Contribution
                                     Statistics(1)   Transaction Multiples
                                     ------------- -------------------------
                                                   0% Liquidity 10% Liquidity
                                      Mean  Median   Discount     Discount
                                     -----  ------ ------------ -------------
  ENTERPRISE VALUES AS MULTIPLES OF:
     Latest Twelve Months EBITDA....  14.3   14.2      12.5x         11.7x
     POPs (1)....................... $ 264  $ 229     $ 504         $ 473

--------

(1) POPs for the selected precedent transactions are based upon public filings and research reports; assumes 3.345 million POPs for Price Communications Wireless.


   However, UBS Warburg noted that these transactions were announced during the period from 1997 to 1999, when wireless and telecommunications industry valuations were at higher levels.

  Discounted cash flow analysis


   UBS Warburg performed an analysis of the present value of the stand-alone unlevered, after-tax free cash flows that Price Communications Wireless could generate over estimated calendar years 2002 through 2006 based on internal estimates of Price Communications' management. UBS Warburg applied multiples of 8.5x to 10.5x to Price Communications Wireless' estimated calendar year 2006 EBITDA using discount rates ranging from 9.5% to 11.5%. This analysis indicated an implied enterprise value range for Price Communications Wireless of approximately $1.255 billion to $1.593 billion, as compared to the value of the consideration in the contribution estimated to range from $1.583 billion (with a 10% liquidity discount) to $1.685 billion (with a 0% liquidity discount).


  Miscellaneous


   Pursuant to an engagement letter dated December 12, 2001, Price Communications (i) paid UBS Warburg upon delivery of its opinion a fee of $1 million and (ii) has agreed to pay UBS Warburg a fee of $4 million upon the closing of the contribution. In addition, Price Communications has agreed to reimburse UBS Warburg for its reasonable expenses, including reasonable fees and disbursements of its counsel, and to indemnify UBS Warburg and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.



   Price Communications selected UBS Warburg to serve as financial advisor in connection with the contribution because UBS Warburg is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS Warburg is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.



   In the past, UBS Warburg has performed investment banking services for Verizon Communications and Vodafone Group Plc, and in the future may also perform investment banking services for them or for Cellco Partnership in connection with any initial public offering of Verizon Wireless common stock and otherwise. In the ordinary course of business, UBS Warburg, its successors and affiliates may actively trade the securities of Price Communications, Vodafone Group Plc, Verizon Communications or Verizon Wireless Inc. for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in these securities.


Opinion of Dresdner Kleinwort Wasserstein, Inc.


   Dresdner Kleinwort Wasserstein, Inc. ("DrKW") has acted as financial advisor to the board of directors of Price Communications in connection with the proposed transactions. At the meeting of the board of directors of Price Communications on December 13, 2001, DrKW delivered a financial presentation, and its oral opinion, subsequently confirmed in writing, to the effect that, based upon various assumptions and considerations set forth in such opinion, the consideration to be received in the contribution of assets and liabilities to Verizon Wireless of the East (referred to in this section of this proxy statement/prospectus as the "contribution") was fair, from a financial point of view, to Price Communications. The board of directors of Price Communications did not request that the opinion be addressed to the shareholders of Price Communications because such shareholders are not receiving any consideration in the proposed transactions.



   The full text of the DrKW fairness opinion, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the reviews undertaken, is attached hereto as Annex F to this proxy statement/prospectus. Shareholders are urged to read the DrKW fairness opinion carefully and in its entirety. The DrKW fairness opinion is based on and subject to various assumptions described in the opinion and directed only to the fairness, from a financial point of view, of the consideration to be received in the contribution by Price Communications and does not address Price Communications' underlying business decision to effect the proposed transactions or any other aspects of the proposed transactions or constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed transactions. The summary of the DrKW fairness opinion set forth in this document is qualified in its entirety by reference to the full text of the DrKW fairness opinion.



   The fairness opinion and presentation of DrKW to the board of directors of Price Communications, in connection with which DrKW was requested to evaluate, among other things, the fairness from a financial point of view of the consideration to be received in the contribution by Price Communications, was only one of many factors taken into consideration by the board of directors of Price Communications in making its determination to approve the transaction agreement. The terms of the transaction agreement and the amount of consideration to be received were determined through negotiations between Price Communications and Cellco Partnership, and were approved by the board of directors of Price Communications. Although DrKW provided advice to the board of directors of Price Communications during the course of these negotiations, the decision to enter into the transaction agreement was solely that of the board of directors of Price Communications.


   In connection with rendering its fairness opinion, DrKW reviewed and analyzed, among other things:

  . the December 4, 2001 drafts of the transaction agreement and related limited partnership agreement, exchange agreement, pledge agreement and lock-up agreements (referred to in this section of the proxy statement/prospectus as the "agreements"), excluding the exhibits thereto, in the forms provided to DrKW, and assumed that the final form of such agreements would not vary in any respect that is material to DrKW's analyses;


  . certain publicly available business and financial information for recent years and interim periods that DrKW deemed relevant relating to Price Communications and Cellco Partnership and the industries in which they operate;



  . certain internal financial and operating data and other information provided to DrKW by the management of Price Communications relating to Price Communications' and Price Communications Wireless' business, including financial forecasts, analyses and projections;



  . certain internal financial prospects of the assets to be contributed to the Verizon Wireless of the East by Cello Partnership including estimates prepared by the management of Cellco Partnership;


  . certain financial and stock market data relating to Price Communications, and certain other companies in businesses similar to that of Price Communications; and

  . the financial terms of certain comparable business combinations and acquisition transactions in the wireless communications industry.


   DrKW had discussions with the management of Price Communications, Price Communications Wireless and Cellco Partnership concerning Price
Communications', Cellco Partnership's and the Verizon Wireless of the

East's businesses, operations, assets, financial condition and future prospects. DrKW also performed such other financial studies, analyses, and investigations and reviewed such other information as it considered appropriate for purposes of the DrKW fairness opinion.



   In arriving at their fairness opinion, DrKW assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial and other information provided or that was publicly available. With respect to financial forecasts and projections, DrKW assumed that they had been reasonably prepared in good faith and on bases reflecting the best currently available estimates and judgments on the part of the management of Price Communications, Price Communications Wireless or Cellco Partnership, as the case may be, and as to the future financial performance of Price Communications or Cellco Partnership, as the case may be. DrKW expresses no opinion as to, and assumes no responsibility for, such forecasts or projections or information or the assumptions on which they are based. In addition, DrKW has not reviewed any of the books and records of Price Communications, Price Communications Wireless, Cellco Partnership or Verizon Wireless Inc., or assumed any responsibility for conducting a physical inspection of the properties or facilities of Price Communications, Price Communications Wireless, Cellco Partnership or Verizon Wireless Inc., or for making or obtaining an independent valuation or appraisal of the assets or liabilities of Price Communications, Price Communications Wireless, Cellco Partnership or the assets and business to be contributed to the Verizon Wireless of the East and no such independent valuation or appraisal was provided to DrKW. DrKW assumed that the contribution and the exchange of the preferred interest for Verizon Wireless common stock will qualify as tax-free transactions for United States federal income tax purposes. DrKW expresses no opinion as to the likelihood of a qualifying initial public offering of Verizon Wireless common stock, the price at which common stock will be sold in such public offering, the value of Verizon Wireless common stock issued in the exchange of the preferred interest for Verizon Wireless common stock or the prices at which Verizon Wireless common stock or Price Communications common stock will trade in the future. DrKW also assumed that obtaining all regulatory and other approvals and third party consents required for consummation of the proposed transactions will not have an adverse impact on Price Communications, the Verizon Wireless of the East or Cellco Partnership or on the anticipated benefits of the proposed transactions and DrKW assumed that the transactions described in the transaction agreements will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. The DrKW fairness opinion was prepared and delivered based upon market, economic and other conditions as they existed and could be evaluated on December 13, 2001, and DrKW assumed no responsibility to update or revise their opinion based upon circumstances or events occurring after December 13, 2001.


   In addition to the assumptions described above, DrKW has assumed, at the direction of the board of directors of Price Communications, the following:


  . Verizon Wireless Inc. will complete the qualifying initial public offering prior to the first anniversary of the contribution;



  . Price Communications will exchange the preferred interest for Verizon Wireless common stock on the first anniversary of the contribution;



  . as of the date of the exchange of the preferred interest for Verizon Wireless common stock, Price Communications' capital account balance in the Verizon Wireless of the East will be not less than the sum of $1.15 billion and the full preferred return thereon (determined in accordance with the limited partnership agreement);



  . as of the date of the consummation of the exchange of the preferred interest for Verizon Wireless common stock, Price Communications will receive an aggregate number of shares of Verizon Wireless common stock with a trading value not less than the value of Price Communications' capital account balance in the Verizon Wireless of the East;


  . no claims will be made against Price Communications pursuant to the indemnification obligations outlined in the agreements; and

  . all restrictions on Price Communications' ability to transfer such Verizon Wireless common stock under the terms of the relevant lock-up agreement, other than certain volume restrictions set forth therein, lapse on the 270/th/ day after the date of the exchange, other than with respect to Verizon Wireless common stock with a market value of $75 million pledged by Price Communications pursuant to the pledge agreement, as to which the restrictions lapse on the earliest dates permitted by the pledge agreement and the relevant lock-up agreement.


   In connection with the assumptions set forth above, Price Communications shareholders should be aware that the DrKW opinion does not address the fairness, from a financial point of view, to Price Communications of the consideration to be received by Price Communications in the contribution if (i) a qualifying initial public offering of Verizon Wireless common stock does not occur prior to the first anniversary of the contribution or if such a public offering does not occur at all or (ii) Price Communications is required to pay indemnification obligations pursuant to the agreements, which would reduce its capital account in Verizon Wireless of the East or reduce the amount of cash held by Price Communications.


   In delivering the DrKW fairness opinion, representatives of DrKW considered and discussed various financial and other matters that it deemed relevant. General valuation considerations deemed to be relevant by DrKW include, without limitation:

  .  wireless trends as a whole and in Price Communications' markets;

  . Price Communications' historical financial and operating performance and future prospects in the context of its business strategy, market position and current and prospective competition; and

  .  Price Communications' size and asset mix.

   The following is a summary of the analyses presented by DrKW to the board of directors of Price Communications at its meeting held on December 13, 2001, in connection with the delivery of the DrKW fairness opinion. The summary below includes reference ranges of implied prices per share of Price Communications common stock based on DrKW's judgment of the data analyzed.


   Value of Consideration. DrKW estimated that the consideration to be received by Price Communications in the contribution transaction subject to the assumptions indicated above, and taking into account both immediately realizable components and components to be realized in the future, has reference points of $19.13 to $21.12 per share of Price Communications common stock which includes cash and cash equivalents of $39.1 million (the approximate amount that DrKW estimated will remain at Price Communications after the contribution transaction) and assumes that at the closing of the contribution transaction Verizon Wireless of the East will assume Price Communications outstanding debt obligations. These reference points were considered in the context of the analyses described below. In determining the reference points, DrKW assumed that Price Communications' capital account in the Verizon Wireless of the East would be worth $1.192 billion at the time of the exchange of the preferred interest for Verizon Wireless common stock and would be exchanged for shares of Verizon Wireless common stock valued at $1.192 billion. DrKW applied a range of illiquidity discounts of between 0-10% to the value of the Price Communications' capital account in the Verizon Wireless of the East since the shares of Verizon Wireless common stock to be received by the Company upon the exchange are subject to liquidity restrictions. In addition, DrKW discounted the consideration to be received in the contribution transaction by a cost of debt rate of 6% which DrKW assumed to be the Verizon Wireless of the East's cost of debt. This analysis supports the DrKW opinion because the implied price per share of Price Communications common stock is a reference range $15.00 to $19.00 based on the analyses discussed below.


   Comparable Public Company Trading and Operating Performance. DrKW reviewed, analyzed and compared certain operating, financial and trading information of Price Communications to other publicly traded companies in the cellular sector including Rural Cellular Corp., United States Cellular Corp., Western Wireless Corp. and Dobson Communications Corp., including POPs, subscribers, revenue and EBITDA. Multiples for the selected companies were based on closing stock prices on December 10, 2001. These multiples are set forth below.

                   Ent,     EV Mult. of 2001E     EV Mult. of 2002P     EV Mult. of 2003P
                  Value/  --------------------  --------------------  --------------------
Companies        Lic.POPs  Subs  Revenue EBITDA  Subs  Revenue EBITDA  Subs  Revenue EBITDA
---------        -------- ------ ------- ------ ------ ------- ------ ------ ------- ------
Rural Cellular..   $388   $3,116   4.7x   10.5x $2,778   4.4x   10.2x $2,519   4.2x   9.6x
U.S. Cellular...    156    1,189   2.3     6.9   1,072   2.1     6.3     978   2.0    6.1
Western Wireless    411    3,408   4.4    11.2   3,044   3.7    11.1   2,760   3.8    8.4
Dobson Comm.....    419    2,484   3.1     7.8   2,268   3.1     7.5   1,996   2.8    6.4

   Based on the foregoing multiples and in DrKW's judgment, a public company trading analysis, yielded an implied equity value range of $12.68 to $16.31 per share of Price Communications common stock. The equity value range using public company trading prices are not based on a purely mathematical analysis, but also take into consideration qualitative analysis of each publicly traded company.


   DrKW further assumed that upon consummation of the contribution there will be $39.1 million in cash and cash equivalents remaining at Price Communications after assumption of the outstanding debt obligations of Price Communications by the Verizon Wireless of the East and based on Price Communications' estimate that the cost to terminate the H.O. Agreement would be $32 million. The transaction agreement provides that if the H.O. Agreement is not amended or modified in such a manner prior to the closing of the contribution, the initial amount of Price Communications Wireless' capital account will be reduced by $38 million, or from $1.15 billion to $1.11 billion. Price Communications Wireless recently informed Cellco Partnership that it does not expect to be successful in amending the H.O. Agreement prior to the closing of the contribution; however, DrKW's analysis assumed that the H.O. Agreement was amended to provide for a termination at the cost of $32 million to Price Communications Wireless.



   In connection with rendering its fairness opinion, DrKW was not requested to solicit, and did not solicit, interest from any third party with respect to an acquisition of the shares or assets of Price Communications or Price Communications Wireless.


   Precedent Merger and Acquisition Transactions. DrKW reviewed and analyzed selected merger and acquisition transactions involving other wireless service providers that it deemed relevant. Among other factors, DrKW indicated that while there have been a number of recent cellular acquisitions, acquisition values paid in specific transactions have historically been affected by several factors including the transaction structure, the target's operating performance and geographic mix of assets, the existence of controlling or major shareholders, the strategic rationale for the transaction and the existence and implied valuation of non cellular assets in the target.

   DrKW reviewed and analyzed the following selected transactions involving companies in the cellular industry since January 1, 1999 that it deemed relevant (listed by acquiror/sellor):

   . AT&T Wireless Services Inc./Telecorp PCS Inc.

   . Verizon Wireless Services Inc./Centennial Cellular/*/

   . Verizon Wireless/Roseville Communications Company/*/

   . Western Wireless Corp./Centennial Cellular Corp./*/

   . AT&T Wireless Services Inc./Verizon Communications/*/

   . AT&T Wireless Services Inc./Wireless One Networks

   . Rural Cellular Corp./Triton Cellular Inc.

   . AT&T Corp. and Dobson Communications Corp./American Cellular Corp.

   . Vodafone Airtouch/CommNet Cellular Inc.

   . ALLTEL Corp./Liberty Cellular Inc.

   . SBC Communications Inc. and Telefonos de Mexico, S.A. DE C.V./Cellular
     Communications of Puerto Rico Inc.

   . AT&T Corp./Honolulu Cellular Telephone Company

   . GTE Corp. and Davenport Cellular/Ameritech Corp./*/

   . SBC Communications/Comcast Cellular Corp.

   . Vodafone Group PLC /Airtouch Communications Inc.
--------
*Indicates acquisitions of selected properties of such seller.


   DrKW's analysis of the selected acquisition transactions yielded an implied price range of $17.22-$22.66 per share of Price Communications common stock. Because the market conditions and circumstances surrounding each of the transactions analyzed were specific to each transaction, and because of the inherent differences between the businesses, operations, and market conditions of Price Communications and Cellco Partnership and the acquired businesses analyzed, DrKW believed it was inappropriate to, and therefore did not, rely solely on quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the transaction that would affect the acquisition values of Price Communications and the acquired companies. Also, given the relatively mature nature of Price Communications' business, DrKW relied more heavily on historic cellular acquisitions than on historic PCS acquisitions.


   Discounted Cash Flow Analysis. DrKW performed discounted cash flow analyses based on the projections of Price Communications' management, and calculated present values per share of Price Communications common stock as of January 1, 2002. In performing its discounted cash flow analysis, DrKW considered various different assumptions that it deemed appropriate. Based on a review with Price Communications' management of Price Communications' prospects and risks associated with the business of Price Communications, DrKW applied valuation parameters that it deemed appropriate to the projections prepared by Price Communications' management. DrKW believed it appropriate to utilize discount rates of 10.0 -12.0% based on a weighted average cost of capital analysis and terminal valuations based on multiples of 2005 EBITDA of 8.0x to 10.0x based on a comparable publicly traded companies analysis. Based on the foregoing, in DrKW's judgment, a discounted cash flow analysis yielded a summary reference range of implied prices of $14.06 to $18.01 per share of Price Communications common stock.


   DrKW considered but did not include a premiums paid analysis due to the fact that the proposed transactions had been announced and rumored in the market since November 15, 2000.



   DrKW concluded, based on the full range of its analyses, that the consideration to be received by Price Communications in the contribution, subject to the assumptions described above, was fair, from a financial point of view, to Price Communications.


   In connection with rendering its fairness opinion to the board of directors of Price Communications, DrKW performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion DrKW did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly,

DrKW believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all such analyses and factors, could create an incomplete view of the process underlying its analyses set forth in the DrKW fairness opinion. With regard to the comparable public company analysis and the comparable transactions analysis summarized above, DrKW selected comparable public companies on the basis of various factors; however, no public company or transactions utilized as a comparison is identical to Price Communications, Cellco Partnership or the proposed transactions. Accordingly, any analysis of publicly traded comparable companies or comparable business combinations is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the acquisition or public trading value of the comparable companies and transactions to which Price Communications and the contribution are being compared. The range of valuation for any particular analysis should not be taken to be the view of DrKW of the actual value of Price Communications and none of DrKW nor any other person assumes responsibility for their accuracy.



   DrKW is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, and secondary distributions of listed and unlisted securities and private placements. DrKW was selected to render the DrKW fairness opinion because it is a nationally recognized investment banking firm and because of its experience in the valuation of companies, including companies in the wireless industry. In the ordinary course of its business, DrKW may actively trade the debt and equity securities of Price Communications, Verizon Wireless Inc., Cellco Partnership, Vodafone and Verizon Communications for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. DrKW acted as a co-managing underwriter on two of Price Communications' past securities offerings.


   In the past DrKW has rendered certain investment banking services to Price Communications for which it has been paid fees. Pursuant to an engagement letter dated December 7, 2001, Price Communications has paid DrKW a fee of $100,000 upon execution of the engagement letter and has agreed to pay an additional $300,000 upon the earlier to occur of (i) the date on which DrKW advises the board of directors of Price Communications that DrKW is prepared to render its opinion and (ii) the date on which DrKW advises the board of directors of Price Communications that, having completed the performance of its undertakings in the engagement letter, DrKW is unable to render its opinion. Additionally, Price Communications has agreed to reimburse DrKW for reasonable out-of pocket expenses, including, without limitation, reasonable fees and disbursements of DrKW's legal counsel and agreed to indemnify DrKW and certain related persons against certain liabilities, including liabilities under the federal securities laws, related to or arising out of its engagement.

Opinion of Deutsche Banc Alex. Brown Inc.


   Deutsche Banc Alex. Brown Inc. (now known as Deutsche Bank Securities Inc.), or DBAB, has acted as co-financial advisor to Price Communications in connection with the contribution of assets and liabilities to Verizon Wireless of the East (referred to in this section of this proxy statement/prospectus as the "contribution"). At the December 13, 2001 meeting of the Price Communications board of directors, DBAB delivered its oral opinion, subsequently confirmed in writing as of the same date, to the Price Communications board of directors to the effect that, as of the date of the opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by DBAB, the consideration to be received in the contribution was fair, from a financial point of view, to Price Communications. The board of directors of Price Communications did not request that the opinion be addressed to the shareholders of Price Communications because such shareholders are not receiving any consideration in the proposed transactions.


   The full text of DBAB's written opinion, dated December 13, 2001, which discusses, among other things, the assumptions made, matters considered and limits on the review undertaken by DBAB in connection with its opinion, is attached as Annex G to this proxy statement/prospectus and is incorporated into this document by reference. Price Communications shareholders are urged to read DBAB's opinion in its entirety. The following summary, which is qualified in its entirety by reference to the full text of DBAB's opinion, discusses the material terms of the opinion.


   In connection with DBAB's role as co-financial advisor to Price Communications, and in arriving at its opinion, DBAB has, among other things, reviewed publicly available financial information and other information concerning Price Communications Wireless and Cellco Partnership and internal analyses and other information furnished to it by Price Communications, Price Communications Wireless and Cellco Partnership. DBAB also held discussions with the members of the senior management of Price Communications and Cellco Partnership regarding the prospects of the assets and businesses to be contributed to Verizon Wireless of the East. In addition, DBAB has:



   . compared financial information for Price Communications Wireless with similar financial and stock market information for selected companies whose securities are publicly traded;


   . reviewed the financial terms of selected recent business combinations which it deemed comparable in whole or in part;

   . reviewed drafts of the transaction agreement, limited partnership agreement, exchange agreement, pledge agreement, lock-up agreements and other related documents (referred to in this section of this proxy statement/prospectus as the "agreements"); and

   . performed other studies and analyses and considered other factors as it deemed appropriate.


   In preparing its opinion, DBAB did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Price Communications Wireless, Cellco Partnership or the assets and businesses to be contributed to Verizon Wireless of the East, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, DBAB assumed and relied upon the accuracy and completeness of all such information.



   DBAB did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Price Communications Wireless, Cellco Partnership or the assets and businesses to be contributed to Verizon Wireless of the East. DBAB has assumed that the financial forecasts and projections made available to DBAB and used in its analysis have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Price Communications Wireless as to the matters covered by them. In rendering its opinion, DBAB expressed no view as to the reasonableness of these forecasts and projections or the assumptions on which they are based. DBAB's opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to DBAB as of, the date of its opinion. In rendering its opinion, DBAB assumed, with the consent of Price Communications, that:



   . at the closing of the contribution, Price Communications Wireless will receive a Verizon Wireless of the East limited partnership interest with an initial capital account balance of not less than $1.15 billion,



   . after taking into account the value of the public indebtedness (net of cash contributions to be made) of Price Communications Wireless to be paid by Verizon Wireless of the East, the consideration to be received by Price Communications Wireless at the closing of the contribution will have a stated value of $1.7 billion,



   . a qualifying initial public offering of Verizon Wireless common stock will be successfully completed prior to the first anniversary of the contribution,



   . the exchange of the preferred interest for Verizon Wireless common stock
     (referred to in this section of this proxy statement/prospectus as the "Verizon Wireless exchange") will take place on the first anniversary of the contribution,

   . as of the date of the Verizon Wireless exchange, the capital account balance of Price Communications Wireless in Verizon Wireless of the East will be not less than $1.15 billion plus the full preferred return (assumed to be 3.6% per annum) provided in the limited partnership agreement (referred to in this section of this proxy statement/prospectus as the "exchange value"),


   . the shares of Verizon Wireless common stock received in connection with the Verizon Wireless exchange will, as at the date of the exchange, have an intrinsic value at least equal to the exchange value,


   . no claims will be made against Price Communications Wireless pursuant to the indemnification obligations set forth in the agreements, and



   . all restrictions on the ability of Price Communications Wireless to transfer Verizon Wireless common stock under the terms of the relevant lock-up agreement, other than certain volume restrictions, lapse on the 270th day after the date of the Verizon Wireless exchange, other than with respect to Verizon Wireless common stock with a market value on the date of the exchange of $75,000,000 pledged by Price Communications Wireless pursuant to the pledge agreement, as to which the restrictions lapse on the earliest dates permitted by the pledge agreement and the relevant lock-up agreement.



   In connection with the assumptions set forth above, Price Communications shareholders should be aware that the DBAB opinion does not address the fairness, from a financial point of view, to Price Communications of the consideration to be received by Price Communications in the contribution if (i) a qualifying initial public offering of Verizon Wireless common stock does not occur prior to the first anniversary of the contribution or if such a public offering does not occur at all or (ii) Price Communications is required to pay indemnification obligations pursuant to the agreements, which would reduce its capital account in Verizon Wireless of the East or reduce the amount of cash held by Price Communications.


   DBAB did not express any opinion on the price at which Verizon Wireless common stock may trade before, following, or at the time of the Verizon Wireless exchange.

   In rendering its opinion, DBAB also assumed that, in all respects material to its analysis,


       . the representations and warranties of Price Communications, Price
         Communications Wireless, Cellco Partnership and the other parties to the agreements are true and correct,



       . Price Communications, Price Communications Wireless, Cellco
         Partnership and the other parties to the agreements will each perform all of the covenants and agreements to be performed by it under the agreements,



       . all conditions to the obligation of each of Price Communications, Price Communications Wireless, Cellco Partnership and the other parties to the agreements to consummate the contribution will be satisfied without any waiver of them,



       . all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transaction, the initial public offering of Verizon Wireless common stock and the exchange will be obtained, and



       . in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Price Communications or Price Communications Wireless is a party or subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Price Communications or Price Communications Wireless or materially reduce the contemplated benefits of the transaction to Price Communications and Price Communications Wireless.



   In addition, DBAB has been advised by Price Communications, and accordingly has assumed for purposes of its opinion, that the contribution and the Verizon Wireless exchange will be tax-free to Price Communications Wireless and Price Communications.

   In connection with DBAB's role as co-financial adviser to Price Communications and in arriving at its opinion, DBAB was not requested to solicit, and did not solicit, interest from any party with respect to an acquisition of the shares or assets of Price Communications or Price Communications Wireless.


   Below is a brief summary of the material financial analyses performed by DBAB in connection with its opinion. This summary of financial analyses includes information presented in a tabular format. In order to understand fully the financial analyses used by DBAB, the tables must be read with the text accompanying the analyses, because the tables alone are not a complete description of the financial analyses.


   Value of Consideration. In determining the value of the consideration to be received in the contribution, DBAB adjusted the stated value of the consideration at closing of $1.7 billion to account for a number of factors, including the timing of the Verizon Wireless exchange and the lock-up restrictions to which the Verizon Wireless common stock to be received in the exchange would be subject. To reflect the risk associated with the inability of Price Communications Wireless to sell the Verizon Wireless common stock received by it in the Verizon Wireless exchange for the duration of the lock-up period, DBAB applied a discount ranging from 5% to 15% to the portion of the exchange value that will be subject only to the 270 day lock-up, and a discount of 15% to 25% to the portion of the exchange value that will be subject to the pledge. DBAB then discounted the resulting amounts back to the date of the contribution at a cost of debt of 6%, the assumed cost of debt of Verizon Wireless of the East as a subsidiary of Cellco Partnership, to account for the time period between the contribution and the exchange. As a result of these adjustments, DBAB estimated that the adjusted value of the consideration to be received in the contribution is between $1.503 and $1.612 billion on a total enterprise value basis, and $17.22 to $19.20 on a per share of Price Communications stock basis.


   Historical Stock Performance. DBAB reviewed and analyzed recent and historical market prices and trading volume for Price Communications common stock and compared such market prices to certain stock market and industry indices.


   Analysis of Selected Publicly Traded Companies. DBAB compared certain financial information and commonly used valuation measurements for Price Communications Wireless to corresponding information and measurements for a group of publicly traded regional cellular companies consisting of the following:


   . Alltel Corporation (adjusted to reflect the wireless business only)

   . Dobson Communications Corporation

   . Rural Cellular Corporation

   . United States Cellular Corporation

   . Western Wireless Corporation

   The financial information and valuation measurements included, among other things:

   . ratios of enterprise value to last twelve months' (or LTM) EBITDA, projected 2001 EBITDA, and projected 2002 EBITDA, and

   . the ratio of enterprise value to wireless subscribers.

   The enterprise value of a company is its common equity market value plus its debt and less its cash. The EBITDA of a company is its earnings before interest expense, income taxes, depreciation and amortization. To calculate the trading multiples for Price Communications and the comparable companies, DBAB used publicly available information concerning historical and projected financial performance, including published historical financial information. DBAB's analysis of the comparable companies yielded the following multiple ranges and implied values:

                                                      Range of Implied     Range of Implied
                                                      Enterprise Values Equity Values of Price
                                                          of Price          Communications
                                                       Communications     Wireless per Price
                         Mean   Median     Range       Wireless ($MM)    Communications share
                        ------  ------  ------------  ----------------- ----------------------
Enterprise
Value to:  LTM EBITDA..    9.9x   10.8x     9.5-11.5x   $1,258-$1,523       $12.79-$17.58
           2001E EBITDA    9.6x   10.5x    9.0x-11.0x   $1,153-$1,409       $10.90-$15.53
           2002E EBITDA    8.9x   10.0x     8.5-10.5x   $1,151-$1,422       $10.86-$15.76
           Last Quarter
           Subscribers. $2,727  $2,962  $2650-$3,050    $1,494-$1,719       $17.06-$21.13

   This analysis resulted in an average range of implied values per share of Price Communications stock of $12.90 to $17.50, compared to the adjusted value of the consideration to be received in the transaction of $17.22 to $19.20 per share of Price Communications stock.


   None of the comparable companies is identical to Price Communications or Price Communications Wireless. Accordingly, DBAB believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in DBAB's opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of the comparable companies.


   Analysis of Selected Precedent Transactions. DBAB reviewed the financial terms, to the extent publicly available, of a number of transactions since January 1, 1998 in the US cellular market (excluding transactions in the PCS sector which DBAB deemed to be less relevant), including:

             Acquiror                           Target              Announcement Date
             --------                           ------              -----------------
      American Cellular Corp               PriCellular Corp.          March 9, 1998
       CCW Acquisition Corp            Centennial Cellular Corp.      July 2, 1998
             AT&T Corp              Vanguard Cellular Systems, Inc.  October 5, 1998
        Vodafone Group Plc           AirTouch Communications, Inc.  January 15, 1999
       Comcast Cellular Corp              SBC Communications        January 20, 1999
  AT&T Wireless Services Inc. and
  Dobson Communications Corporation     American Cellular Corp.      October 6, 1999
    Rural Cellular Corporation       Triton Cellular Partners, LP   November 8, 1999
    AT&T Wireless Services Inc          Verizon Communications        June 19, 2000
            NTT DoCoMo                AT&T Wireless Services Inc.   November 30, 2000

   DBAB calculated various financial multiples on certain publicly available information for each of the precedent transactions and compared them to corresponding financial multiples and premiums over market value for the contribution transaction, based on the adjusted value of the consideration to be received in the contribution transaction. DBAB then determined the implied equity value per share of Price Communications stock based on the financial multiples for the precedent transactions. This analysis yielded a range of implied values per share of Price Communications stock of $17.55 to $24.43. However, due to the fact that many of these precedent transactions occurred at a time when the wireless and overall telecommunications industry valuations were at historical highs, DBAB considered the implied multiples from historical transactions to be less relevant due to the devaluation of the industry over the past two years.


   Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of Price Communications Wireless and the companies involved in the precedent transactions, DBAB believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in DBAB's opinion, concerning differences between the characteristics of these transactions and the contribution that could affect the value of the subject companies and businesses and Price Communications Wireless.

   Discounted Cash Flow Analysis. DBAB performed a discounted cash flow analysis for Price Communications Wireless. DBAB calculated the discounted cash flow values for Price Communications Wireless as the sum of the net present values of (i) the estimated future cash flow that Price Communications Wireless will generate for the years 2002 through 2006, plus (ii) the terminal value of Price Communications Wireless at the end of such period. The estimated future cash flows were based on financial projections for the years 2002 through 2006 prepared by Price Communications management. The terminal values were calculated based on projected EBITDA for 2006 and a range of multiples between 8.5x and 10.5x. DBAB used discount rates ranging from 9.00% to 11.00%. DBAB selected these discount rates based on its judgment of the estimated weighted average cost of capital of comparable companies, and selected the multiples based on its review of the trading characteristics of the common stock of comparable companies. This analysis indicated a range of implied enterprise value of $1,402 to $1,637 million dollars and equity values of $15.40 to $19.64 per share for Price Communications Wireless.


   General. The preceding summary describes the analyses and factors that DBAB deemed material, but is not a comprehensive description of all analyses performed and factors considered by DBAB in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. DBAB believes that its analyses must be considered as a whole and that considering any portion of its analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, DBAB did not assign specific weights to any particular analyses.


   In conducting its analyses and arriving at its opinions, DBAB utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling DBAB to provide its opinion to the Price Communications board of directors as to the fairness to Price Communications of the consideration to be received in the contribution and do not purport to be appraisals of businesses or securities or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, DBAB made, and was provided by Price Communications management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Price Communications or Cellco Partnership. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Price Communications, Cellco Partnership or their respective advisors, neither Price Communications nor DBAB nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.



   The terms of the transactions were determined through negotiations between Price Communications and Cellco Partnership and were approved by the Price Communications board of directors. The decision of Price Communications to enter into the proposed transactions was solely that of the Price Communications board of directors. As described above, the DBAB opinion was only one of a number of factors taken into consideration by the Price Communications board of directors in making its determination to approve the proposed transactions. DBAB's opinion was provided to the Price Communications board of directors to assist it in connection with its consideration of the contribution and does not constitute a recommendation to any holder of Price Communications common stock as to how to vote.



   Fee Arrangements with DBAB.   Price Communications selected DBAB as
co-financial advisor in connection with the contribution based on DBAB's qualifications, expertise, reputation and experience in mergers and acquisitions. Price Communications retained DBAB pursuant to an engagement letter dated November 8, 2000, which was confirmed as of December 10, 2001. As compensation for DBAB's services in connection with the proposed transactions, Price Communications agreed to pay DBAB a cash fee of $400,000, payable upon the delivery of DBAB's fairness opinion, or upon DBAB advising that it is unable to render a fairness opinion. Regardless of whether the contribution is consummated, Price Communications has agreed to reimburse DBAB for reasonable fees and disbursements of DBAB's counsel and all of DBAB's reasonable travel and other out-of-pocket expenses incurred in connection with the proposed transactions or otherwise arising out of the retention of DBAB under the engagement letter. Price Communications has also agreed to indemnify DBAB and related persons to the full extent lawful against some liabilities, including some liabilities under the federal securities laws arising out of its engagement or the proposed transactions.


   DBAB is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. DBAB and its affiliates have provided commercial banking and investment banking services to Price Communications and Verizon Communications in the past, for which it has received compensation. DBAB and its affiliates may actively trade securities of Price Communications, Verizon Communications or Vodafone Group Plc for their own account or the account of their customers and, accordingly, may from time to time hold a long or short position in those securities.

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

                           THE TRANSACTION AGREEMENT


   The following is a brief summary of certain provisions of the transaction agreement dated as of December 18, 2001, as amended by an amendment dated as of April 15, 2002, among Cellco Partnership, Verizon Wireless of the East, and Price Communications and its subsidiaries. The summary is qualified in its entirety by reference to the complete text of the transaction agreement and such amendment, which are incorporated by reference and attached to this proxy statement/prospectus as Annex A-1 and Annex A-2, respectively.


Contemplated Transactions

   Pursuant to the terms of the transaction agreement, the following transactions are contemplated to occur:


  . Price Communications Wireless will contribute substantially all of its assets and approximately $150 million in cash to Verizon Wireless of the East in exchange for the preferred interest.



  . Subsidiaries of Cellco Partnership will contribute an aggregate 85% partnership interest in the Orange County-Poughkeepsie Limited Partnership, certain FCC licenses, a $500 million promissory note receivable and approximately $250 million in cash to Verizon Wireless of the East in exchange for a managing general partner interest and a limited partner interest in Verizon Wireless of the East.



  . Verizon Wireless of the East will assume certain liabilities of Price Communications Wireless relating to its business, including such liabilities as arise under Price Communications Wireless' $175 million of 11 3/4% Senior Subordinated Notes due 2007 and $525 million of 9 1/8% Senior Secured Notes due 2006.





  . Price Communications Wireless will, at the cost of Verizon Wireless of the East, effect a covenant defeasance and redeem all of the 11 3/4% Senior Subordinated Notes due 2007 and the 9 1/8% Senior Secured Notes due 2006.



  . Verizon Wireless of the East will borrow $350 million from an independent lender to be used in connection with the covenant defeasance and redemption of notes referred to above. This loan will be non-recourse to the partners of Verizon Wireless of the East and will have a term of at least five years from the asset contribution transaction.



As a result of the above transactions, and after taking account of the adjustment relating to the agreement between Price Communications Wireless and H.O. Systems, Inc. described under "--Principal Covenants-- Amendment to H.O. Systems Agreement" below, the initial amount of Price Communications Wireless' capital account in Verizon Wireless of the East is expected to be approximately $1.11 billion.


The Closing


   The above transactions are expected to be consummated during the second quarter of 2002, subject to the approval of the asset contribution transaction by the shareholders of Price Communications at the annual meeting and the satisfaction or, to the extent permitted by applicable law, waiver of all other conditions to closing by such time.


Representations and Warranties


   The transaction agreement contains a number of reciprocal representations and warranties of Cellco Partnership and Price Communications as to, among other things, due formation and good standing, authority to enter into the contemplated transactions, required consents and filings with government entities, absence of conflicts with organizational documents and material agreements, consents, financial statements, litigation, title to contributed assets, absence of certain changes, undisclosed liabilities, finder's fees and FCC matters. Representations and warranties made solely by Price Communications relate to material contracts, compliance with laws and court orders, subscriber accounts, intellectual property, insurance coverage, licenses and permits, environmental compliance, employee matters, SEC filings, and disclosure documents, and include an acknowledgment of the absence of any express or implied representation or warranty beyond those expressly set


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


forth in the transaction agreement, including with respect to the timing of any initial public offering of Verizon Wireless common stock. Representations and warranties made solely by Cellco Partnership relate to its contributions to Verizon Wireless of the East.



   Many of these representations and warranties are qualified by materiality or material adverse effect and all such representations and warranties survive the asset contribution transaction for a period of at least 18 months.


Principal Covenants

  Conduct of Business


   Under the terms of the transaction agreement, Price Communications agreed that, until the closing of the asset contribution transaction, it will conduct its business in the ordinary course consistent with past practice, in the public interest, convenience and necessity and in compliance with applicable laws. In addition, Price Communications also agreed that, subject to certain exceptions, unless consented to by Cellco Partnership or otherwise permitted under the transaction agreement, Price Communications will comply with certain specific restrictions relating to the operation of its business, including restrictions relating to the following:


  . adjusting or modifying the terms of any accounts receivable or accounts payable other than in the ordinary course of business;


  . disposing of any of the assets to be contributed to Verizon Wireless of the East, other than in the ordinary course of business;



  . entering into any business other than the cellular business of Price Communications Wireless;


  . incurring capital expenditures for additions or improvements to property, plant and equipment in excess of $25 million;

  .  incurring long term liabilities;


  . declaring dividends or acquiring any of its capital stock if such action would affect its ability to consummate the asset contribution transaction;


  .  merging or consolidating or acquiring a material amount of assets;

  .  modifying or not performing under certain contracts; and

  . activating customers on certain service plans or changing the form of customer activation agreements.


   Cellco Partnership and its subsidiaries have agreed that, until the closing of the asset contribution transaction, they shall use their best efforts to cause the business of the Orange County-Poughkeepsie Limited Partnership to be conducted in the ordinary course consistent with past practice.


  Cooperation in Transitional Arrangements


   Price Communications has agreed to cooperate with Verizon Wireless of the East in establishing network conversion and switching conversion arrangements and implementing other transitional arrangements reasonably requested by Verizon Wireless of the East.


  Price Communications Noncompete

   Under the terms of the transaction agreement, Price Communications has agreed, subject to certain exceptions, that it shall not:


  . at any time prior to the third anniversary of the asset contribution transaction, engage in any business which would compete with the business of Price Communications Wireless as it currently exists within the areas where the Price Communications Wireless business currently operates (provided that Price Communications may acquire a diversified company having not more than 10% of its sales attributable to a competing business);


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


  . at any time prior to December 18, 2003, employ or solicit any employee of the business of Price Communications Wireless contributed to Verizon Wireless of the East; or



  . at any time prior to the third anniversary of the asset contribution transaction, solicit any subscribers of the Price Communications Wireless business.



  Cellco Partnership Noncompete



   Under the terms of the transaction agreement, Cellco Partnership and its subsidiaries have agreed that, until the earlier to occur of (1) the end of the 60-day period during which Price Communications is entitled to elect to exchange the preferred interest for Verizon Wireless common stock and (2) the date on which Price Communications or its subsidiaries no longer have a partnership interest in Verizon Wireless of the East, they shall not (other than through Verizon Wireless of the East):



  . engage in the mobile wireless business in any of the areas in which the Price Communications Wireless business currently operates; or


  . engage in the business of providing cellular service at the wholesale level in Orange County, New York or Poughkeepsie, New York.


   Notwithstanding this restriction, however, Cellco Partnership or its subsidiaries may acquire and retain a business that includes any of the above competing businesses if (1) the competing business represents less than 10% of the sales of the acquired business, (2) the competing business is contributed to Verizon Wireless of the East, (3) contribution of the competing business to Verizon Wireless of the East requires the approval of Price Communications Wireless and Price Communications Wireless fails to provide such approval, or
(4) the competing business is disposed of within one year.


  No Solicitation by Price Communications


   Price Communications and its subsidiaries have agreed that they and their officers, directors, affiliates, related entities, agents or representatives will not solicit, initiate, knowingly encourage, conduct or engage in any substantive discussions, or enter into any agreement or understanding, with any other person or entity regarding an alternative acquisition, investment or joint venture transaction involving Price Communications, any of its subsidiaries, or the business of Price Communications Wireless. In addition, Price Communications has agreed not to disclose any nonpublic information relating to the business of Price Communications Wireless or afford access to its properties, books or records, to any such person.



   The board of directors of Price Communications is expressly permitted, however, to engage in discussions or negotiations with any third party that has made a proposal which is superior to the proposed transactions, to furnish nonpublic information to any such third party, and fail to make, withdraw or modify in a manner adverse to Verizon Wireless of the East its recommendation of the proposed transactions, if all of the following conditions are met:


  . the board of directors of Price Communications determines in good faith, on the basis of written advice from its outside legal counsel, that it must take such action to comply with its fiduciary duties under applicable law;


  . Price Communications shall have delivered to Verizon Wireless of the East a prior written notice advising that it intends to take such action; and



  . Price Communications shall have notified Verizon Wireless of the East of the superior proposal promptly after receipt, shall identify the third party and the terms of such proposal, and shall keep Verizon Wireless of the East fully informed thereafter.


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

  Amendment to H.O. Systems Agreement


   Under the terms of the transaction agreement, Price Communications Wireless agreed to use its commercially reasonable efforts to negotiate an amendment to the agreement between Price Communications Wireless and H.O. Systems, Inc. (see "The Shareholders' Meeting--Related Party Transactions") necessary to terminate such agreement on the second anniversary of the asset contribution transaction. Pursuant to the transaction agreement, if the agreement with H.O. Systems, Inc. is not so amended, the initial amount of Price Communications Wireless' capital account in Verizon Wireless of the East, specified in the transaction agreement to be $1.15 billion, shall be reduced by $38 million. Price Communications Wireless has recently informed Cellco Partnership that it does not expect to be successful in amending the agreement with H.O. Systems, Inc. prior to the asset contribution transaction. Accordingly, the initial amount of Price Communications Wireless' capital amount at the time of the asset contribution transaction is expected to be approximately $1.11 billion.


Employee Matters


   Verizon Wireless of the East has agreed that all employees who accept an offer of employment from Verizon Wireless of the East or its affiliates will receive compensation and benefits that are, in the aggregate, substantially comparable to the compensation and benefits provided to similarly situated employees of Cellco Partnership and its affiliates.



   Except as relating to the Worker Adjustment Retraining Notification Act and specified other liabilities, Price Communications will retain all employment-related liabilities and obligations relating to excluded employees. Cellco Partnership will reimburse 50% of (1) any severance or stay bonus paid by Price Communications in connection with specified Price Communications Wireless business employees, and (2) in the case of employees whose employment is not transferred to Verizon Wireless of the East or its affiliates but who (at the request of Verizon Wireless of the East) remain at Price Communications for up to 90 days after the asset contribution transaction, any severance, stay bonus or salary liability incurred by Price Communications.



   Price Communications Wireless will pay all unpaid accrued bonuses payable to any transferring Price Communications Wireless business employees.


Conditions to Completion of the Transaction

   Each party's obligation to complete the transactions contemplated by the transaction agreement is subject to the satisfaction of the following conditions:

   . the approval of the shareholders of Price Communications;

   . the expiration or termination of any applicable antitrust waiting period;

   . the absence of any legal prohibition to completion of the transactions;


   . the execution and delivery of the limited partnership agreement of Verizon
     Wireless of the East by the parties thereto; and



   . the receipt of all consents and waivers required under the terms of Cellco
     Partnership's credit agreement.



   The obligation of each of Cellco Partnership and Verizon Wireless of the East to complete the transactions contemplated by the transaction agreement is subject to the satisfaction of additional conditions, including:



  . the absence of any indebtedness for borrowed money or other long-term liabilities of the Price Communications Wireless business other than its outstanding senior secured notes and senior subordinated notes;



  . the absence of an occurrence having, or expected to have, a material adverse effect on the Price Communications Wireless business (other than such material adverse effects arising out of business conditions or other matters generally affecting the wireless telecommunications industry);


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


  . Price Communications and its subsidiaries shall have performed in all material respects all of their obligations under the transaction agreement, and all of the representations and warranties of Price Communications and its subsidiaries shall be true and correct as of the asset contribution transaction (except as would not have a material adverse effect);



  . the receipt by the Verizon Wireless of the East of legal opinions of counsel to Price Communications relating to, among other things, authority and execution, litigation and FCC matters;





  . the receipt by Price Communications of all required consents, authorizations and approvals in form and substance reasonably satisfactory to Verizon Wireless of the East;



  . Verizon Wireless of the East shall have obtained title insurance on the real property contributed to Verizon Wireless of the East by Price Communications Wireless; and



  . the receipt of all required FCC approvals relating to the contribution of assets by Cellco Partnership to Verizon Wireless of the East.


   The obligation of Price Communications and its subsidiaries to complete the transactions contemplated by the transaction agreement is subject to the satisfaction of additional conditions, including:


  . Cellco Partnership and Verizon Wireless of the East shall have performed in all material respects all of their obligations under the transaction agreement, and all of the representations and warranties of Cellco Partnership and Verizon Wireless of the East shall be true and correct as of the asset contribution transaction (except as would not have a material adverse effect);


  . the absence of any adverse litigation or government action that seeks to restrain, prohibit or otherwise interfere with the consummation of the transactions;

  . the absence of any statute, rule, regulation, injunction, order or decree that could interfere with the consummation of the transactions;


  . the receipt by Price Communications of a legal opinion with respect to certain matters from counsel to Cellco Partnership, Verizon Communications and Verizon Wireless Inc.;


  . confirmation by counsel to Price Communications that such counsel's tax opinion has not been withdrawn due to certain changes in law;


  . the receipt by Verizon Wireless of the East of all required consents, authorizations or approvals in form and substance satisfactory to Price Communications;



  . the receipt of all required FCC approvals relating to the contribution of assets by Cellco Partnership to Verizon Wireless of the East; and



  . the absence of an occurrence having, or expected to have, a material adverse effect on Verizon Wireless of the East's ability to allocate profits to Price Communications Wireless' capital account pursuant to the limited partnership agreement (other than such material adverse effects arising out of business conditions or other matters generally affecting the wireless telecommunications industry).



   To the extent permitted by applicable law, any of the above conditions may be waived by the applicable party in its discretion without the further approval of the shareholders of Price Communications.


Termination


   The transaction agreement may be terminated at any time prior to the asset contribution transaction (notwithstanding approval of such transaction by the shareholders of Price Communications):


  .  by mutual written agreement of Cellco Partnership and Price
     Communications; or



  .  by either Cellco Partnership or Price Communications if:



      -- the asset contribution transaction has not been consummated on or before August 31, 2002;



      -- consummation of the asset contribution transaction is illegal or prohibited, or if consummation of the asset contribution transaction would violate any final judgment;


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


      -- the shareholders of Price Communications fail to approve the asset contribution transaction in accordance with New York law; or



      -- the board of directors of Price Communications shall have, without violating the transaction agreement, failed to make or withdrawn, or modified in a manner adverse to Cellco Partnership and Verizon Wireless of the East, its approval or recommendation of the asset contribution transaction, or shall have failed to call the Price Communications shareholders meeting in accordance with its obligations under the transaction agreement (provided that, in the case of any termination by Price Communications, Price Communications shall have paid the termination fee due in accordance with the terms, and at the times, specified in the transaction agreement), and in the case of any termination by Price Communications, (1) Price Communications notifies Cellco Partnership and Verizon Wireless of the East, in writing and at least 72 hours prior to such termination, of its intention to terminate the transaction agreement and to enter into an agreement concerning a superior proposal, and (2) Cellco Partnership and Verizon Wireless of the East do not make, within 72 hours of receipt of such written notification, an offer that is at least as favorable to the shareholders of Price Communications as such superior proposal.


Termination Fees


   Price Communications has agreed to pay Cellco Partnership a termination fee of $66 million in any of the following circumstances:


  . Price Communications terminates the transaction agreement pursuant to the terms thereof because it has entered into an agreement with respect to a superior proposal, in which case the termination fee will be payable simultaneously with such termination;

  . Price Communications enters into an agreement with respect to a superior proposal and the transaction agreement is not terminated by Price Communications, in which case the termination fee will be payable upon the earliest to occur of:

      -- the closing of the transactions contemplated by the alternative agreement;

      -- any subsequent termination of the transaction agreement by Price
         Communications for any reason; and

      -- the later of (1) August 31, 2002 and (2) the four month anniversary of the date on which the alternative agreement was entered into; or


  . either Cellco Partnership or Price Communications terminates the transaction agreement if the asset contribution transaction has not occurred by August 31, 2002 after Price Communications' shareholders have failed to approve the transactions contemplated by the transaction agreement and either (1) at any time within six months after the date of such termination, Price Communications enters into a binding written agreement that results in or will result in a change of control of Price Communications or (2) at any time during the period commencing on the six month anniversary of the date of such termination and ending on the one year anniversary of such date, Price Communications enters into a binding written agreement that results in or will result in a change of control of Price Communications that constitutes a superior proposal, in either of which cases the termination fee shall be payable immediately upon consummation of such change of control; provided that if the change of control involves not more than 50% of the assets of Price Communications Wireless, not more than 50% of any class of equity or voting securities of Price Communications Wireless taken as a whole and not more than 50% of the business to be contributed to Verizon Wireless of the East by Price Communications Wireless, the Termination Fee will be reduced to equal the amount determined by multiplying $66 million by the percentage of such assets, class of equity or voting securities or business contemplated to be sold, merged or otherwise disposed of pursuant to the alternative agreement.


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

Other Expenses


   All costs and expenses incurred in connection with the transaction agreement and the transactions contemplated by the transaction agreement, other than any termination fees, will be paid by the party incurring the expenses, whether or not the proposed transactions are consummated.


Indemnification


   Price Communications and its subsidiaries have agreed to indemnify and hold harmless Cellco Partnership and Verizon Wireless of the East and their affiliates from and against any and all damages incurred or suffered arising out of:


  .  any misrepresentation or breach of warranty;


  . any activity or business of Price Communications and its subsidiaries and affiliates other than the business of Price Communications Wireless;


  .  the rollup of Price Communications' former subsidiaries;


  .  any assets or liabilities excluded from the asset contribution transaction;


  .  any breach of covenant or agreement;


  . any litigation or other proceeding arising out of circumstances existing or occurring prior to the asset contribution transaction ; or



  . any environmental liabilities relating to actions occurring or conditions existing on or prior to the asset contribution transaction .



   Cellco Partnership has agreed to indemnify and hold harmless Price Communications and its affiliates from and against any and all damages incurred or suffered arising out of:


  .  any misrepresentation or breach of warranty;


  . any liabilities excluded from the contribution by Cellco Partnership to Verizon Wireless of the East;



  . any asset or business of Cellco Partnership or its affiliates other than the assets to be contributed to Verizon Wireless of the East by Cellco Partnership; or


  .  any breach of covenant or agreement.

   Each party has agreed, subject to certain exceptions, to indemnify the other pursuant to the provisions described above with respect to certain losses to the extent the aggregate amount of such other party's losses exceeds $15 million.

Amendments; Waivers

   Any provision of the transaction agreement may be amended or waived if, but only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party to the transaction agreement or, in the case of a waiver, by the party against whom the waiver is to be effective.

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

                               PLEDGE AGREEMENT


   Price Communications has entered into a pledge agreement to secure its indemnity obligations under the transaction agreement and any liability for damages, losses and reasonable expenses suffered or incurred by Cellco Partnership, Verizon Wireless of the East,Verizon Wireless Inc. or Verizon Communications as a result of a breach by Price Communications of the exchange agreement, the lock-up agreements, the limited partnership agreement or the pledge agreement. As discussed under "The Transaction Agreement--Indemnification" above, each party has agreed, subject to certain exceptions, to indemnify the other to the extent the aggregate amount of such other party's losses exceeds $15 million.



   Under the terms of the pledge agreement, Price Communications has agreed to grant a security interest in 13% of the preferred interest issued to Price Communications pursuant to the transaction agreement (i.e., approximately $145 million, based on the expected size of its initial capital account in Verizon Wireless of the East) and in the Verizon Wireless common stock or Verizon Communications common stock received in exchange for 13% of the preferred interest pursuant to the exchange agreement. The amount of this pledge will be reduced to a value of approximately $75 million on the first anniversary of the asset contribution transaction and $41.3 million on the second anniversary of the asset contribution transaction.



   Under the terms of the pledge agreement, the security interest granted above would terminate on the third anniversary of the asset contribution transaction, except to the extent Cellco Partnership, Verizon Wireless of the East, Verizon Communications or Verizon Wireless Inc. delivers a notice to Price Communications of the assertion of a claim, or of the commencement of a suit, action or proceeding in respect of which an indemnity may be asserted against Price Communications (in which case such remaining security interest would terminate on the date such claim, suit, action or proceeding is finally adjudicated or dismissed).


                               VOTING AGREEMENTS


   In connection with the proposed transactions, each of Robert Price, President and Chief Executive Officer of Price Communications, Kim I. Pressman, Chief Financial Officer of Price Communications, and Eileen Farbman, the daughter of Mr. Price, have entered into a voting agreement. Each voting agreement obligates the relevant shareholder to vote all shares of common stock of Price Communications which he or she is entitled to vote in favor of the asset contribution transaction. These shareholders hold or have the power to vote, in the aggregate, shares of Price Communications common stock representing 25.2% of the voting power of all outstanding shares of Price Communications. The voting agreements do not obligate these shareholders to vote in favor of any other proposal, including, without limitation, the subsequent votes that will be required prior to any exchange of the preferred interest for Verizon Wireless common stock or a dissolution of Price Communications.


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


                       THE LIMITED PARTNERSHIP AGREEMENT


General


   Pursuant to the transaction agreement, Verizon Wireless of Georgia LLC, a subsidiary of Cellco Partnership, another subsidiary of Cellco Partnership yet to be identified (referred to in this section of the proxy statement/prospectus as "Cellco LP"), and Price Communications Wireless will, at the closing of the asset contribution transaction, enter into the limited partnership agreement relating to Verizon Wireless of the East. Verizon Wireless of Georgia will be the managing general partner, and Cellco LP and Price Communications Wireless will be the limited partners of Verizon Wireless of the East.


   The following is a brief summary of certain provisions of the limited partnership agreement. The summary is qualified in its entirety by reference to the complete text of the form of limited partnership agreement, which is incorporated by reference and attached to this proxy statement/prospectus as Annex B.


Purpose of Verizon Wireless of the East



   The limited partnership agreement provides that the purpose of Verizon Wireless of the East is to acquire the assets that will be contributed by Cellco Partnership and Price Communications Wireless pursuant to the transaction agreement and to engage in the business of constructing, developing, managing, operating, marketing and selling cellular telecommunications systems or service, wireless service, paging service, PCS service and other commercial mobile radio service, and any business related thereto.


Capital Accounts of the Partners


   As a result of the asset contribution transaction pursuant to the transaction agreement, the initial capital account of Price Communications Wireless in Verizon Wireless of the East will be approximately $1.11 billion (subject to certain adjustments). The initial capital account of Verizon Wireless of Georgia will be at least $10 million and the initial capital account of Cellco LP will be at least $1.4 billion (depending upon the value of the assets contributed to Verizon Wireless of the East by Verizon Wireless of Georgia and Cellco LP).


Preferred Return


   Pursuant to the limited partnership agreement, any profits of Verizon Wireless of the East will be allocated on a preferred basis to Price Communications Wireless' capital account quarterly up to an amount equal to a specified percentage per annum (based on the weighted daily average balance of Price Communications Wireless' capital account). This percentage return is 4.00% per annum subject to downward adjustment relating to the interest rate payable on the $350 million loan to be obtained by Verizon Wireless of the East at the closing of the asset contribution transaction, and it is currently expected that the maximum preferred return after giving effect to such adjustment will be approximately 3.6%. Price Communications Wireless is not entitled to a share of any profits of Verizon Wireless of the East in excess of this preferred return.



   Price Communications Wireless' capital account will not be allocated any preferred return after the earlier to occur of (1) the expiration of the period (if any) within which Price Communications Wireless is entitled to elect to exchange its preferred interest for Verizon Wireless common stock or (2) the fourth anniversary of the asset contribution transaction.


Profit and Loss Allocation

   Profits. After giving effect to certain special and curative allocations provided for in the limited partnership agreement, profits for any year will be allocated to the capital accounts of the partners in the following order and priority:

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


  . First, to Price Communications Wireless in the amount, if positive, equal to (1) the sum of the cumulative losses allocated to Price Communications Wireless for all prior years minus (2) the sum of the cumulative profits allocated to Price Communications Wireless pursuant to this provision for all prior years.



  . Second, to Price Communications Wireless until it has been allocated an aggregate amount for all years (including special allocations) equal to the cumulative preferred return for all such years.



  .  Third, to Verizon Wireless of Georgia and Cellco LP.


   Losses. After giving effect to certain special and curative allocations specified in the limited partnership agreement, losses for any year will be allocated to the capital accounts of the partners in the following order and priority:


  . First, to Verizon Wireless of Georgia and Cellco LP in an amount, if positive, equal to (1) the sum of the cumulative profits allocated to Verizon Wireless of Georgia and Cellco LP for all prior years minus (2) the sum of the cumulative losses allocated to Verizon Wireless of Georgia and Cellco LP pursuant to this provision for all prior years.



  . Second, to Verizon Wireless of Georgia until Verizon Wireless of Georgia has been allocated an amount equal to its capital account.


  . Third, to Cellco LP until Cellco LP has been allocated an amount equal to its capital account.


  . Fourth, to Price Communications Wireless until Price Communications Wireless has been allocated an amount equal to its capital account.



  .  Fifth, to Verizon Wireless of Georgia.


   In addition to the allocations described above, certain special and curative allocations of profit and loss will be made, including (among others) the following:


  . Verizon Wireless of Georgia and Cellco LP will be allocated the following items:



      -- all items of expense incurred in connection with the purchase and defeasance of the senior subordinated notes and senior secured notes of Price Communications Wireless;



      -- all items of income, gain, loss and expense resulting from any disposals, acquisitions or mergers which require the approval of Price Communications Wireless pursuant to the veto rights described below, where Verizon Wireless of the East engages in such actions pursuant to the limited partnership agreement without obtaining such approval;


      -- all amortization in respect of any intangible asset; and


      -- all losses incurred in connection with dispositions of assets, and all costs incurred in purchasing handsets, in connection with the conversion of the technology used by the business contributed by Price Communications Wireless to code division multiple access (CDMA) from time division multiple access (TDMA).



  . Price Communications Wireless will be allocated all reasonable fees and other costs and expenses (other than interest) charged by the lender in respect of the $350 million financing to be obtained by Verizon Wireless of the East pursuant to the transaction agreement.


Cash Distributions


   After the second anniversary of the asset contribution transaction, Verizon Wireless of the East will make cash distributions to Price Communications Wireless on a quarterly basis equal to 50% of the preferred return.



Management of Verizon Wireless of the East



   Except as otherwise provided in the limited partnership agreement, Verizon Wireless of Georgia, as the managing general partner, will have the right to manage the business of Verizon Wireless of the East.


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   Verizon Wireless of the East will have a management committee comprised of three members, two of which will be appointed by Verizon Wireless of Georgia and one of which will be appointed by Price Communications Wireless.



   Pursuant to the limited partnership agreement, Verizon Wireless of Georgia will need the prior approval of a majority of the members of the management committee to take any of the following actions:



  .  approve the annual operating budget of Verizon Wireless of the East;


  . acquire an amount of assets for more than $50 million, other than in the ordinary course of business;


  . make any distribution, other than quarterly distributions to Price Communications Wireless and winding up distributions, prior to 6 months after Price Communications Wireless' option (if any) to exchange the preferred interest for Verizon Wireless common stock expires;



  .  appoint or change the independent auditor of Verizon Wireless of the East;



  .  approve the audited financial statements of Verizon Wireless of the East;
     or



  . select or change the technology to be used by Verizon Wireless of the East in conducting its business.



   In addition, Verizon Wireless of Georgia will need the prior approval by the majority of the members of the management committee, including the member appointed by Price Communications Wireless, to take any of the following actions:



  . subject to certain financial and ordinary course exceptions, acquire or dispose of assets or businesses, incur indebtedness, or consolidate or merge with any third party (provided that Verizon Wireless of Georgia may take such actions without the approval of Price Communications Wireless if all items of income, gain, loss and expense resulting from such action are allocated to Verizon Wireless of Georgia and Cellco LP);



  . engage in any business other than the business referred to under "Purpose of Verizon Wireless of the East" above and any related business;



  . incur any indebtedness to the extent that Verizon Wireless of the East's ratio of long-term debt to net worth would exceed three times;



  . sell, exchange or otherwise dispose of, or distribute all or substantially all of the assets contributed to Verizon Wireless of the East by Price Communications Wireless;



  . sell, exchange or otherwise dispose of any asset contributed to Verizon Wireless of the East by Price Communications Wireless to Verizon Wireless of Georgia or any of its affiliates;



  . sell, exchange or otherwise dispose of any of the cellular licenses contributed to Verizon Wireless of the East by Price Communications Wireless prior to the second anniversary of the asset contribution transaction;



  . make any distribution of any of the cellular licenses contributed to Verizon Wireless of the East by Price Communications Wireless prior to the seventh anniversary of the asset contribution transaction;



  . make any distribution to either Verizon Wireless of Georgia or Cellco LP or repurchase from Verizon Wireless of Georgia or Cellco LP any partnership interest if after giving effect thereto the aggregate amount of their capital accounts would be less than the sum of their original capital contributions;



  . except for permitted administrative, technical, regulatory and other services, engage in any transaction with Verizon Wireless of Georgia or any of its affiliates, unless such transaction is either on an arm's length basis or, in the aggregate, no less favorable to Verizon Wireless of the East than substantially similar transactions generally made between Verizon Wireless of Georgia and unaffiliated third parties;



  . amend the certificate of limited partnership of Verizon Wireless of the East if such amendment would reasonably be expected to adversely affect Price Communications Wireless' rights under the limited partnership agreement or in respect of Verizon Wireless of the East;


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


  . issue additional interests in Verizon Wireless of the East, other than to any partner or to an affiliate of any partner;



  . except for certain limited exceptions, request any additional capital contributions by Price Communications Wireless;



  . distribute to Verizon Wireless of Georgia, Cellco LP or any of their affiliates all or any portion of the assets contributed to Verizon Wireless of the East by Verizon Wireless of Georgia or Cellco LP;



  . commence any voluntary case or other proceeding seeking dissolution, liquidation or reorganization or other relief with respect to Verizon Wireless of the East or its debts under any bankruptcy law now or hereafter in effect; or



  . take any action contrary to the preservation and maintenance of Verizon Wireless of the East's existence, rights, franchises and privileges as a limited partnership under the laws of the State of Delaware.



   Verizon Wireless of Georgia, through its officers, will carry out the day-to-day management of Verizon Wireless of the East.


Duties, Indemnification and Compensation


   Except as set forth in the limited partnership agreement, the duties and liabilities of Verizon Wireless of Georgia are limited to the fullest extent permitted by applicable law. Verizon Wireless of the East will indemnify Verizon Wireless of Georgia for any liability or damage incurred in relation to any action performed or omitted to be performed in connection with the business of Verizon Wireless of the East, except for any liability resulting from fraud, bad faith or willful misconduct of Verizon Wireless of Georgia.



   Verizon Wireless of Georgia will not receive general compensation for its services as the managing general partner. However, Verizon Wireless of Georgia will be reimbursed for any out-of-pocket expenses reasonably incurred by it on behalf of Verizon Wireless of the East. Verizon Wireless of Georgia and its affiliates may provide services to Verizon Wireless of the East and charge Verizon Wireless of the East for such services, subject to certain conditions set forth in the Limited Partnership Agreement.


Transfer Restrictions


   Pursuant to the limited partnership agreement, subject to certain specified conditions, Verizon Wireless of Georgia may at any time transfer all but not less than all of its interest in Verizon Wireless of the East to an affiliate of Cello Partnership. In addition, Cellco LP may at any time transfer all or any portion of its interest in Verizon Wireless of the East to an affiliate of Cellco Partnership.



   Price Communications Wireless (or a permitted transferee thereof) may at any time, with the prior written consent of Verizon Wireless of Georgia (which consent shall not be unreasonably withheld), grant a pledge of all but not less than all of its interest in Verizon Wireless of the East to any bank or other financial institution of recognized standing in connection with a bona fide financing transaction. In addition, such interest may, upon default under such financing transaction, be transferred to the pledgee or another third party as a result of a foreclosure sale under the Uniform Commercial Code or the exercise of other remedies in connection with such pledge.



   Price Communications Wireless may at any time transfer all but not less than all of its interest to Price Communications or another subsidiary of Price Communications in connection with a liquidation or merger with such entity.


Books and Records


   Verizon Wireless of the East will keep adequate books and records at its principal place of business and any partner of Verizon Wireless of the East or its designated representative shall have, at any reasonable time, access to such books and records.


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   Pursuant to the limited partnership agreement, Price Communications Wireless will be entitled to receive audited financial statements, unaudited quarterly and monthly financial statements, and projected financial statements relating to Verizon Wireless of the East.


Dissolution Events


   Under the terms of the limited partnership agreement, Verizon Wireless of the East will dissolve and commence liquidation upon the occurrence of any of the following events:



  . the unanimous vote of the partners to dissolve, wind up and liquidate Verizon Wireless of the East ;



  .  the involuntary bankruptcy of Verizon Wireless of Georgia;



  . the happening of any event that makes it unlawful or impossible to carry on the business of Verizon Wireless of the East; or



  . the withdrawal or removal of Verizon Wireless of Georgia, the assignment by Verizon Wireless of Georgia of its entire interest in Verizon Wireless of the East (other than a transfer to a Verizon Wireless affiliate) or any other event that causes Verizon Wireless of Georgia to cease to be a general partner under the Delaware Revised Uniform Limited Partnership Act.



   The limited partnership agreement provides that, in the event of Verizon Wireless of Georgia's involuntary bankruptcy or withdrawal or removal, or an assignment by Verizon Wireless of Georgia of its entire interest (other than to a Cellco Partnership affiliate), Verizon Wireless of the East may be continued or reconstituted if within a specified period all remaining partners agree in writing to continue the business of Verizon Wireless of the East and to appoint a new general partner, failing which Price Communications may elect within an additional specified period to reconstitute Verizon Wireless of the East and continue its business by forming a Verizon Wireless of the East (without Cellco
LP) and having as a general partner a person elected by Price Communications. Unless such an election is made within 180 days after the dissolution event, Verizon Wireless of the East shall wind up its affairs. If such an election is made within 180 days of the dissolution event, then the reconstituted limited partnership shall continue until the occurrence of a dissolution event as set forth above.


Winding Up


   The limited partnership agreement provides that, within 90 days of the dissolution event, Verizon Wireless of Georgia or a person elected by the limited partners shall take full account of the partnership's liabilities and assets, and shall cause the proceeds from the sale thereof, to be applied and distributed in the following order:



  . first, to the payment and discharge of all of the partnership's debts and liabilities to creditors other than Verizon Wireless of Georgia, and other than liabilities for distributions to partners;



  . second, to the payment and discharge of all of the partnership's debts and liabilities to Verizon Wireless of Georgia, other than liabilities for distributions to partners; and


  . the balance, if any, to the partners in accordance with their capital accounts, after giving effect to all contributions, distributions and allocations for all periods.


Managing General Partner Breach



   The limited partnership agreement provides that, in the event of any breach by Verizon Wireless of Georgia of any of its obligations under the provisions of the limited partnership agreement requiring approval of the management committee (as described under "Management of Verizon Wireless of the East " above), Price Communications Wireless' sole remedy shall be damages.



   Cellco LP has agreed to guarantee to Price Communications Wireless payment of all obligations of Verizon Wireless of Georgia to Price Communications Wireless in connection with any breach by Verizon Wireless of Georgia of any of its obligations under the limited partnership agreement.


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

                            THE EXCHANGE AGREEMENT

   The following is a brief summary of certain provisions of the exchange agreement. The summary is qualified in its entirety by reference to the complete text of the exchange agreement, which is incorporated by reference and attached to this proxy statement/prospectus as Annex C.

General


   Pursuant to the terms of the exchange agreement, the preferred interest to be received by Price Communications Wireless pursuant to the transaction agreement is exchangeable for Verizon Wireless common stock or Verizon Communications common stock in the circumstances described below.


Exchange for Verizon Wireless Common Stock


   Under the terms of the exchange agreement, following completion of an underwritten initial public offering by Verizon Wireless Inc. pursuant to which the issuer receives gross proceeds of at least $4 billion and partnership units in Cellco Partnership representing at least 4% of the total outstanding partnership units in Cellco Partnership, Price Communications Wireless may elect at any time during the 60-day period immediately following the later of
(1) the first anniversary of the asset contribution transaction and (2) the date of such public offering, to exchange the preferred interest for Verizon Wireless common stock.



   The number of shares of Verizon Wireless common stock issuable to Price Communications Wireless upon an exchange of the preferred interest pursuant to the exchange agreement is equal to the amount of Price Communications Wireless' capital account in Verizon Wireless of the East as of the date of the exchange divided by the price at which the Verizon Wireless common stock is offered to the public in the initial public offering.



   Under the terms of the exchange agreement, the obligation of each of Price Communications Wireless and Verizon Wireless Inc. to consummate an exchange of the preferred interest for Verizon Wireless common stock is subject to the following conditions:


  . approval of such exchange by the shareholders of Price Communications shall have been obtained (which approval is not being solicited by this proxy statement/prospectus);

  . the registration statement under which such common stock is to be issued is effective;

  . any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated; and

  .  no applicable law, judgment or injunction shall prohibit the exchange.


   The obligation of Verizon Wireless Inc. to consummate such an exchange is subject to the following additional conditions:



  . subject to certain exceptions, Verizon Wireless Inc. shall have received a favorable opinion of a third party as to the solvency of Price Communications and its subsidiaries;


  . Price Communications and its subsidiaries shall have performed in all material respects their obligations under the exchange agreement, and their representations and warranties shall be true at the time of the closing of the exchange (except as would not have a material adverse effect or prevent the exchange); and

  . Price Communications shall have received an order from the SEC exempting it from the Investment Company Act of 1940, or shall be in compliance with the Investment Company Act. Although the exchange agreement does not specify alternative means of being in compliance with the Investment Company Act, these means would include, without limitation, (1) being primarily engaged in a business or businesses other than that of investing, reinvesting, owning, holding or trading securities and

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

     (2) complying with the "safe harbor" for "transient investment companies" provided by Rule 3a-2 under the Investment Company Act.

   The obligation of Price Communications and its subsidiaries to consummate such an exchange is subject to the following additional conditions:


  . Verizon Wireless Inc. shall have performed in all material respects its obligations under the exchange agreement, and its representations and warranties shall be true at the time of the closing of the exchange (except as would not have a material adverse effect or prevent the exchange); and


  . the shares of Verizon Wireless common stock to be issued in the exchange shall have been approved for listing or quotation.

Exchange for Verizon Communications Common Stock

  Mandatory Exchange


   Pursuant to the exchange agreement, the preferred interest will be mandatorily exchanged for Verizon Communications common stock upon the occurrence of any of the following events:



  . the fourth anniversary of the asset contribution transaction, if a qualifying initial public offering of Verizon Wireless common stock is not completed prior to such anniversary;



  . the fourth anniversary of the asset contribution transaction (or, in certain circumstances, up to 180 days thereafter), if a qualifying initial public offering of Verizon Wireless common stock is completed prior to such anniversary and Price Communications Wireless elects to exchange the preferred interest for Verizon Wireless common stock, but thereafter revokes such election because such exchange does not occur within a year (or, if earlier, 180 days after the fourth anniversary of the asset contribution transaction) solely as a result of a breach by Verizon Wireless Inc. of any of its obligations under the exchange agreement;



  . the fourth anniversary of the exercise by Price Communications Wireless of its option to exchange the preferred interest for Verizon Wireless common stock, if a qualifying initial public offering of Verizon Wireless common stock is completed prior to the fourth anniversary of the asset contribution transaction and Price Communications Wireless elects to exchange the preferred interest for Verizon Wireless common stock, but such exchange does not occur within four years of such election and such failure is not a result of a failure of either party to perform its obligations under the exchange agreement; or



  . the tenth anniversary of the asset contribution transaction, if the preferred interest has not been exchanged for Verizon Communications common stock or Verizon Wireless common stock by such anniversary.



   The number of shares of Verizon Communications common stock issuable to Price Communications Wireless pursuant to a mandatory exchange occurring as a result of any of the events specified in the first three bullets above is equal to the amount of Price Communications Wireless' capital account in Verizon Wireless of the East as of the date of the exchange divided by the trailing 20-day average closing price of Verizon Communications common stock as of the date of the exchange, provided that such price shall not be less than $40 or more than $74.





   The number of shares of Verizon Communications common stock issuable to Price Communications Wireless pursuant to a mandatory exchange occurring as a result of the event specified in the fourth bullet above is equal to the amount of Price Communications Wireless' capital account in Verizon Wireless of the East as of the date of the exchange divided by the greater of the trailing 20-day average closing price of Verizon Communications common stock as of the date of the exchange and $55.30.


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


   The minimum prices of $40 and $55.30 may result in Price Communications receiving shares of Verizon Communications common stock with a value which is substantially less than the value of its capital account in Verizon Wireless of the East immediately prior to the exchange.


   The number of shares of Verizon Communications common stock issuable pursuant to a mandatory exchange is subject to customary anti-dilution provisions.

  Optional Exchange


   Pursuant to the exchange agreement, the preferred interest will be exchanged for Verizon Communications common stock at the option of Verizon Communications upon the occurrence of any of the following events:



  . after a qualifying initial public offering of Verizon Wireless common stock has been completed and the second anniversary of the asset contribution transaction has occurred, Price Communications Wireless either has not elected to exchange the preferred interest into Verizon Wireless common stock or has revoked such election;


  . a third party acquires voting securities of Price Communications representing more than 30% of the total voting power of all such securities (provided Verizon Communications must exercise its option to exchange within four years of such acquisition); or


  . the preferred interest is transferred to a secured lender of Price Communications or its subsidiaries as a result of a default under a financing transaction.



   In the event that Verizon Communications elects to cause an exchange of the preferred interest as a result of the occurrence of a revocation specified in the first bullet above or any of the events specified in the second and third bullets above, the number of shares of Verizon Communications common stock issuable upon such an exchange is equal to the amount of Price Communications Wireless' capital account in Verizon Wireless of the East as of the date of the exchange divided by the trailing 20-day average closing price of Verizon Communications common stock as of the date of the exchange, provided that such price shall not be less than $40 or more than $74.



   In the event that Verizon Communications elects to cause an exchange of the preferred interest as a result of Price Communications Wireless not exercising its option to exchange for Verizon Wireless common stock as specified in the first bullet above, the number of shares of Verizon Communications common stock issuable upon such an exchange is equal to the amount of Price Communications Wireless' capital account in Verizon Wireless of the East as of the date of the exchange divided by the greater of the trailing 20-day average closing price of Verizon Communications common stock as of the date of the exchange and $55.30.



   As mentioned under "Mandatory Exchange" above, the minimum prices of $40 and $55.30 may result in Price Communications receiving shares of Verizon Communications common stock with a value which is substantially less than the value of its capital account in Verizon Wireless of the East immediately prior to the exchange.


   The number of shares of Verizon Communications common stock issuable pursuant to an optional exchange is subject to customary anti-dilution provisions.

  Conditions to a Mandatory Exchange or an Optional Exchange


   Under the terms of the exchange agreement, the obligation of each of Price Communications Wireless and Verizon Communications to consummate an exchange of the preferred interest for common stock of Verizon Communications is subject to the following conditions:


  .  consummation of the transactions contemplated by the transaction agreement;

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

  . the registration statement under which such common stock is to be issued is effective;

  . any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated; and

  .  no applicable law, judgment or injunction shall prohibit the exchange.

   The obligation of Verizon Communications to consummate such an exchange is subject to the following additional conditions:

  . subject to certain exceptions, Verizon Communications shall have received a favorable opinion of a third party as to the solvency of Price Communications and its subsidiaries;

  . Price Communications and its subsidiaries shall have performed in all material respects their obligations under the exchange agreement, and their representations and warranties shall be true at the time of the closing of the exchange (except as would not have a material adverse effect or prevent the exchange); and

  . Price Communications shall have received an order from the SEC exempting it from the Investment Company Act of 1940, or shall be in compliance with the Investment Company Act. Although the exchange agreement does not specify alternative means of being in compliance with the Investment Company Act, these means would include, without limitation, (1) being primarily engaged in a business or businesses other than that of investing, reinvesting, owning, holding or trading securities and
     (2) complying with the "safe harbor" for "transient investment companies" provided by Rule 3a-2 under the Investment Company Act.

   The obligation of Price Communications and its subsidiaries to consummate such an exchange is subject to the following additional conditions:

  . Verizon Communications shall have performed in all material respects its obligations under the exchange agreement, and its representations and warranties shall be true at the time of the closing of the exchange (except as would not have a material adverse effect or prevent the exchange); and

  . The shares of Verizon Communications common stock to be issued in the exchange shall have been approved for listing or quotation.


Revaluation of Assets and Liabilities



   Under the terms of the exchange agreement, Price Communications Wireless is entitled to elect that, effective upon an exchange of the preferred interest for Verizon Wireless common stock or Verizon Communications common stock, all assets and liabilities of Verizon Wireless of the East be revalued at their current market values and, solely for the purposes of determining the number of shares of such stock issuable upon the exchange, any unrealized gain or loss resulting from such revaluation be allocated to the capital accounts of the partners of Verizon Wireless of the East in accordance with the terms of the limited partnership agreement as if it were an item of profit or loss (see "The Limited Partnership Agreement--Profit and Loss Allocation").


Representations and Warranties


   The exchange agreement contains a number of reciprocal representations and warranties of Verizon Wireless Inc., Verizon Communications and Price Communications as to, among other things, due incorporation and good standing, corporate authority to enter into the exchange agreement and to perform the transactions contemplated thereby, required actions and filings with government entities, absence of conflicts with organizational documents and material agreements, litigation and SEC filings.


   Many of these representations and warranties are qualified by materiality and all such representations and warranties survive an exchange for a period of 18 months.

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Principal Covenants

  Shareholders Meeting


   Under the terms of the exchange agreement, in the event that Price Communications elects to exchange the preferred interest for Verizon Wireless common stock, Price Communications will call and hold a meeting of its shareholders for purposes of voting on and approving such an exchange.


  Shelf Registration Statement


   Verizon Communications and Verizon Wireless Inc. have agreed to file with the SEC and to use their reasonable best efforts to cause to be declared effective a registration statement relating to the shares of Verizon Communications common stock or Verizon Wireless common stock, as the case may be, to be issued to Price Communications Wireless pursuant to an exchange.



   Verizon Communications and Verizon Wireless Inc. have agreed to use their best efforts to keep such registration statement continuously effective until one year after the receipt of the shares by Price Communications Wireless or when all such shares have been sold or become freely saleable under the Securities and Exchange Act of 1933.


  Substitute Issuer


   Cellco Partnership has agreed that, if a public offering of shares of common voting stock of a corporation other than Verizon Wireless Inc. occurs, and such offering otherwise meets the requirements set forth in the exchange agreement for a qualifying initial public offering, it will take all appropriate actions to cause such corporation to perform the obligations of Verizon Wireless Inc. under the exchange agreement.


  Litigation Indemnification


   Price Communications has agreed to indemnify Verizon Wireless Inc., Verizon Communications and their respective affiliates against any damages incurred after consummation of an exchange arising out of any action, suit, investigation or proceeding which challenges or seeks to enjoin, alter or materially delay the transactions contemplated by the exchange agreement or the lock-up agreements.


  Investment Company Act of 1940

   Price Communications has agreed to use its reasonable best efforts, prior to consummation of an exchange, to obtain an order from the SEC exempting it from all provisions, rules and regulations of the Investment Company Act of 1940, or to otherwise take such actions as are necessary to comply with all such provisions, rules and regulations. Although the exchange agreement does not specify alternative means of being in compliance with the Investment Company Act, these means would include, without limitation, (1) being primarily engaged in a business or businesses other than that of investing, reinvesting, owning, holding or trading securities and (2) complying with the "safe harbor" for "transient investment companies" provided by Rule 3a-2 under the Investment Company Act.

  Solvency Certificate



Under the terms of the exchange agreement, Price Communications has the right to cause Verizon Wireless Inc. and Verizon Communications to waive the condition to consummation of an exchange requiring that Verizon Wireless Inc. or Verizon Communications, as the case may be, receive a favorable opinion of a third party as to the solvency of Price Communications and its subsidiaries.



   Price Communications has agreed that if it exercises its right to cause a waiver of the above condition, it will not make a distribution to its shareholders, whether by means of liquidation, dividend or otherwise, of any shares of Verizon Wireless Inc. or Verizon Communications received by it upon an exchange.


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                              LOCK-UP AGREEMENTS


   In connection with the proposed transactions, Price Communications has entered into separate lock-up agreements with Verizon Communications and Verizon Wireless Inc. with respect to receipt of the shares of either entity pursuant to the exchange agreement. The complete text of each lock-up agreement is attached to this proxy statement/prospectus as Annex D.



   The lock-up agreements provide that, after receipt of shares of Verizon Wireless common stock or Verizon Communications common stock, until the lock-up release date (as defined below), neither Price Communications nor any permitted transferee or pledgee may (1) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares received in exchange for the preferred interest, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (2) enter into any swap or any other agreement or any transaction that has substantially the same effect as a transaction described in (1), or that transfers, in whole or in part, directly or indirectly, a substantial portion of the economic consequence of ownership of the shares.



   With respect to Verizon Wireless common stock, the lock-up release date is 270 days after the later of (1) a qualifying initial public offering of such stock and (2) the first anniversary of the asset contribution transaction; provided that the lock-up release date must be at least 180 days after an exchange of the preferred interest for the shares of Verizon Wireless common stock. With respect to Verizon Communications common stock, the lock-up release date is 270 days after an exchange of the preferred interest for the shares of Verizon Communications common stock.



   On and after the lock-up release date until the fifth anniversary of the exchange of the preferred interest for shares, Price Communications and its permitted transferees are not permitted to transfer, on any particular day, a number of such shares in excess of 25% of the average daily trading volume for the prior 10 consecutive trading day period of Verizon Wireless common stock or Verizon Communications common stock, as the case may be. However, during such period, Price Communications is permitted to:


  . engage in a public underwritten or non-underwritten offering of shares of Verizon Wireless common stock or Verizon Communications common stock, as the case may be (reasonably acceptable to the issuer); and


  . distribute all or a portion of the shares to the shareholders of Price Communications at any time after five business days prior to the first anniversary of an exchange of the preferred interest for shares.

   Furthermore, Price Communications or any permitted transferee or pledgee may engage in any of the following transactions prior to or after the lock-up release date:

  .  transfers of up to $30 million of common stock in the aggregate;

  .  certain intercompany transfers;

  .  a pledge of shares pursuant to a financing transaction; and

  . a private negotiated sale of all of the shares to a purchaser that agrees in writing to be subject to the restrictions contained in the lock-up agreement.

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           ORANGE COUNTY-POUGHKEEPSIE LIMITED PARTNERSHIP AGREEMENT

General


   Pursuant to the transaction agreement, among the assets Cellco Partnership and its subsidiaries will contribute to Verizon Wireless of the East is an aggregate 85% partnership interest (which includes the entire general partner interest) in Orange County-Poughkeepsie Limited Partnership (referred to in this proxy statement/prospectus as "OCP") established pursuant to the Agreement Establishing Orange County-Poughkeepsie Limited Partnership, as amended, among NYNEX Mobile Limited Partnership 2 as general partner and a limited partner, and Taconic Telephone Corporation and Warwick Valley Telephone Company as limited partners (referred to in this proxy statement/prospectus as the "OCP Agreement.") The following is a brief summary of certain provisions of the OCP Agreement.


Purpose of OCP

   The OCP Agreement provides that the purpose of OCP is to fund, establish and provide cellular service at the wholesale level.

Management and Operations

   The OCP Agreement provides that the general partner will be responsible for obtaining interconnection with the landline network, operating and maintaining the cellular service system of the partnership and marketing cellular service. The general partner is required to provide or arrange to have provided management and accounting services to OCP, and is entitled to be reimbursed monthly for any reasonable and necessary expenses incurred on behalf of OCP plus reasonable administrative and general overhead expenses. The general partner is not entitled to any profit in rendering the foregoing services.

Allocations and Distributions

   Pursuant to the OCP Agreement, any capital contributions or distributions of property are credited or charged to the capital accounts of the partners at fair market value. Except for certain limited exceptions, interest is not payable on a partner's capital contributions or on its capital account.

   The net income and net losses of OCP for each fiscal year are allocated to the partners in proportion to their respective partnership interests. In addition, funds of OCP from all sources, less appropriate reserves deemed by the general partner to be reasonably necessary for future administrative and operating expenses, loan payments and other costs and expenses and contingencies, are distributed on a fiscal quarterly basis. Each such distribution is made to the partners in proportion to the daily weighted average of their respective partnership interests as in effect during the relevant quarterly time period.

Rights and Powers of OCP, General Partner and Limited Partners

   The OCP Agreement provides that OCP, and the general partner on behalf of OCP, is empowered to do or cause to be done any and all acts reasonably deemed by the general partner to be necessary or appropriate in furtherance of the purposes of OCP, including the power and authority to enter into and perform contracts and agreements, borrow from banks and other lenders, invest such funds as are temporarily not required for partnership purposes, and to carry on any other activities necessary or in connection with any of the foregoing.

   In addition, the general partner is vested with the power to manage, supervise and conduct the affairs of OCP, incur obligations on behalf of OCP, execute instruments, increase the coverage area of OCP's cellular service or apply for regulatory approval to expand such coverage area. The general partner is also empowered to apply to the FCC on behalf of OCP for permits and licenses to provide cellular service within certain specified service areas.

   Each limited partner is granted certain specific rights, including the right to inspect and copy the books and records of OCP, to audit the books and accounting of OCP, and to meet and consult with representatives of the general partner as to the operations of the partnership. Each limited partner also has the right to consent to the addition of additional limited partners.

Obligations of General Partner

   Under the terms of the OCP Agreement, the general partner has the duty to at all times act in the best interest of the partnership and to use its best efforts to cause OCP to observe and perform its obligations under all agreements and undertakings made by the partnership. The OCP Agreement does not, however, preclude any partner or its affiliates from reselling cellular service or selling or leasing terminal equipment used in connection with cellular service independently from OCP, provided the general partner or any such affiliate is not staffed or funded by OCP in connection with such activities.

Transfer of General Partner Interest

   Pursuant to the OCP Agreement, subject to certain limited conditions, the limited partners have consented to the transfer by the general partner of its interest in OCP to any of its affiliates.

Dissolution and Termination

   The OCP Agreement provides that OCP will dissolve and terminate if (among other events):

  . certain FCC cellular orders are changed in a way which materially adversely impacts OCP's ability to conduct its business;

  .  OCP is denied satisfactory regulatory approvals;

  . the partners unanimously agree to dissolve and terminate OCP and receive any required approvals for such dissolution and termination; or

  .  the general partner withdraws other than by a permitted assignment or sale.

Distributions upon Dissolution

   Upon dissolution of OCP, the general partner shall proceed to liquidate the partnership and apply the proceeds or distribute partnership assets in the following order of priority:

  . to creditors, including partners who are creditors, in satisfaction of liabilities of the partnership (other than liabilities for distributions to partners);

  . to the establishment of any reserve which the general partner may deem reasonably necessary for contingent or unforeseen liabilities or obligations of OCP;

  . to partners and former partners in satisfaction of liabilities for distributions; and

  . to the partners, first for the return of their capital accounts in proportion to their respective capital accounts at the time of dissolution, with any remaining assets being distributed in proportion to their respective partnership interests on the date of dissolution.

Exculpation and Indemnification

   Under the terms of the OCP Agreement, the general partner is not liable for any loss to OCP or the limited partners by reason of any act or failure to act unless the general partner is guilty of willful misconduct or gross negligence.

   In addition, OCP has agreed to indemnify the general partner against any loss or damage incurred by the general partner (including legal expenses) by reason of any acts performed or not performed by the general partner for and on behalf of the partnership, unless the general partner was guilty of willful misconduct or gross negligence. The general partner has agreed to indemnify OCP against any damages incurred by reason of the general partner's willful misconduct or gross negligence.

    UNAUDITED PRO FORMA FINANCIAL INFORMATION--VERIZON WIRELESS OF THE EAST



   The following unaudited pro forma condensed financial statements reflect the formation of Verizon Wireless of the East and the consummation of the asset contribution transaction by recording:



  . Cellco Partnership contributed assets and liabilities on their cost basis, and



  . Price Communications Wireless contributed assets and liabilities on their cost basis, subsequently adjusted for the purchase method of accounting.



   The Unaudited Pro Forma Statement of Operations for the year ended December 31, 2001 gives effect to the asset contribution transaction as if it had occurred on January 1, 2001. The Unaudited Pro Forma Condensed Balance Sheet gives effect to the asset contribution transaction as if it had occurred on December 31, 2001.



   The preliminary purchase price for Price Communications Wireless contributed assets and liabilities has been determined as follows:





                                             (Dollars in thousands)
                                             ----------------------
            Fair value of assets contributed       $1,700,000
            Cash contributed                          150,000
            Debt contributed                         (700,000)
            Liabilities contributed                   (38,000)
                                             ----------------------
             Preliminary purchase price            $1,112,000
                                             ======================





   In these statements, the allocation of the purchase price to the assets contributed and liabilities assumed has been made by management on the basis of preliminary estimates of their respective fair values. The final determination of the fair value of assets from an independent third party appraiser could result in purchase accounting adjustments, which may impact Verizon Wireless of the East's results of operations and financial position. There can be no assurance that such adjustments will not be material. A range of possible outcomes is included in Note 2 to the Unaudited Pro Forma Financial Information presented below.



   Reclassifications have been made to the historical financial statements to conform to the presentation expected to be used by Verizon Wireless of the East.



   The unaudited pro forma financial statements do not purport to be indicative of what Verizon Wireless of the East's financial position or results of operations would actually have been had the transactions described above occurred on the dates indicated or to project its results of operations for any future period or date. The unaudited pro forma financial information has not been adjusted to give effect to the offering or to cost savings that we expect to achieve as a result of the integration of the acquired companies, or the cost of such integration. The pro forma adjustments are described in the accompanying notes and are based upon available information and assumptions that management believes are reasonable. The pro forma financial statements should be read in conjunction with Verizon Wireless of the East's and Orange County-Poughkeepsie Limited Partnership's financial statements and Price Communications Wireless' financial statements, including the notes thereto, and the other financial and operating information appearing elsewhere in this proxy statement/prospectus.


   See Notes to Unaudited Pro Forma Financial Information for additional descriptions.

                         VERIZON WIRELESS OF THE EAST



                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS



                     FOR THE YEAR ENDED DECEMBER 31, 2001


                            (Dollars in Thousands)



                                            Orange County--                                  Verizon Wireless
                                             Poughkeepsie         Price                       of the East LP
                           Verizon Wireless     Limited       Communications    Pro Forma     Pro Forma, As
                            of the East LP  Partnership (1) Wireless, Inc. (1) Adjustments       Adjusted
                           ---------------- --------------- ------------------ -----------   ----------------
Operating revenue:
   Service revenues.......      $  --           $81,952          $245,817       $ 26,126(4)      $353,895
   Equipment and other....         --                --            17,731             --           17,731
                                -----           -------          --------       --------         --------
Total operating revenue...         --            81,952           263,548         26,126          371,626
Operating costs and
  expenses:
   Cost of service........         --             6,879            32,796         26,126(4)        65,801
   Cost of equipment......         --                --            33,028             --           33,028
   Selling, general and
     administrative.......         --             5,437            72,267             --           77,704
   Depreciation and
     amortization.........         --             3,583            47,975         14,905(2)        66,463
                                -----           -------          --------       --------         --------
Total operating costs and
  expenses................         --            15,899           186,066         41,031          242,996
                                -----           -------          --------       --------         --------
Operating income..........         --            66,053            77,482        (14,905)         128,630
Interest income (expense),
  net.....................         --             1,167           (61,932)        71,632(3)        10,867
Minority interests........         --                --              (631)       (10,082)(5)      (10,713)
Other, net................         --                --               162             --              162
                                -----           -------          --------       --------         --------
Income from continuing
  operations before
  provision for income
  taxes...................         --            67,220            15,081         46,645          128,946
Provision for income taxes         --                --            (5,580)         5,580(6)            --
                                -----           -------          --------       --------         --------
Income from continuing
  operations..............      $  --           $67,220          $  9,501       $ 52,225         $128,946
                                =====           =======          ========       ========         ========

                         VERIZON WIRELESS OF THE EAST


              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
                            (Dollars in Thousands)


(1) Represents the results of operations of the Orange County-Poughkeepsie Limited Partnership and Price Communications Wireless for the year ended December 31, 2001.



(2) Represents an increase in depreciation and amortization as a result of accounting for the acquisition of the business of Price Communications Wireless under the purchase method of accounting.



   Based on the preliminary allocation of the purchase price, the adjustment to depreciation and amortization expense includes the following (dollars in thousands):



                                                                 Useful  Depreciation/
                                                      Fair Value  Life   Amortization
                                                      ---------- ------  -------------
Customer list (a).................................... $  150,000    6(a)    $34,380
Cellular licenses....................................  1,407,500  -- (c)         --
Tangible assets (b)..................................    142,500    5(b)     28,500
                                                      ----------            -------
                                                      $1,700,000             62,880
                                                      ==========
Less: depreciation and amortization included in Price
  Communications Wireless............................                        47,975
                                                                            -------
Net adjustment.......................................                       $14,905
                                                                            =======

   -----

   (a) Using the declining balance method. If the final fair value of customer list increases or decreases by $10 million, the amortization adjustment will increase or decrease by approximately $2 million.


   (b) Using the straight-line method. If the final fair value of tangible assets increases or decreases by $10 million, the depreciation adjustment will increase or decrease by $2 million.


   (c) The useful life reflects the adoption of SFAS No. 141 and 142. Verizon Wireless of the East's policy as it relates to cellular licenses is to reflect the licenses as indefinite life intangibles.



(3) Pursuant to the terms of the transaction agreement, Verizon Wireless of the East will assume approximately $700 million of liabilities from Price Communications Wireless. Price Communications Wireless will, at the cost of Verizon Wireless of the East, effect a covenant defeasance and redeem all of the $175 million of 11 3/4% Senior Subordinated Notes due 2007 and the $525 million of 9 1/8% Senior Secured Notes due 2006, respectively, with the cash contributed by each partner (totaling approximately $350 million). In connection with this redemption, the partnership will borrow $350 million from a third-party lender. This loan will be non-recourse to the partners of Verizon Wireless of the East and will have a term of at least five years from the date of the asset contribution transaction.



   In addition, Cellco Partnership will issue and contribute to Verizon
   Wireless of the East a note receivable for the principal sum of $500 million (which accrues interest at an annual rate of 6.14%), with both interest and principal payable on demand. (See "Business of Verizon Wireless of the East")



   The adjustment to interest income (expense) includes the following (dollars in thousands):



      Interest income (expense) related to applicable debt amounts for 2001:




$350,000 (Third-party lender)................................................. $(21,000)(a)
$500,000 (Demand note from Cellco Partnership)................................   30,700
                                                                               --------
Net interest income...........................................................    9,700
   Net of Price Communications Wireless' historical interest expense for 2001.  (61,932)
                                                                               --------
Net interest income adjustment................................................ $ 71,632
                                                                               ========

   -----
   (a) Interest expense is calculated using a current interest rate of 6.00% for non-recourse borrowing. Any increase or decrease in the interest rate on the third-party lender debt of 1/8% would increase or decrease interest expense for the period by approximately $438 thousand.

                         VERIZON WIRELESS OF THE EAST


              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION


                            (Dollars in Thousands)



(4) Represents the reclassification of incollect roaming revenue to conform Price Communications Wireless' income statement presentation to the presentation of Verizon Wireless of the East.


(5) Represents the recognition of minority interest to eliminate 15% of the Orange County--Poughkeepsie Limited Partnership operations as a result of the consolidation of the partnership by Verizon Wireless of the East.


(6) Represents the elimination of federal and state income taxes as a result of the change in taxable status of the entities forming Verizon Wireless of the East.

                         VERIZON WIRELESS OF THE EAST



      UNAUDITED PRO FORMA CONDENSED BALANCE SHEET AS OF DECEMBER 31, 2001


                            (Dollars in Thousands)



                                                                                                         Verizon
                                                        Orange County-                               Wireless of the
                                                         Poughkeepsie      Price                       East LP Pro
                                       Verizon Wireless    Limited     Communications  Pro Forma        Forma As
                                        of the East LP   Partnership   Wireless, Inc. Adjustments       Adjusted
                                       ---------------- -------------- -------------- -----------    ---------------
               ASSETS
Cash..................................       $ --          $    --       $  212,215   $  (62,215)(1)   $       --
                                                                                         250,000 (2)
                                                                                        (400,000)(3)
Other tangible assets, net............         --           46,311          183,269      (40,769)(1)      188,811
Deferred cellular licenses, goodwill
 and other intangibles, net...........         --               --          827,534      729,966 (1)    1,635,500
                                                                                          28,000 (2)
                                                                                          50,000 (3)
                                             ----          -------       ----------   ----------       ----------
    Total assets......................       $ --          $46,311       $1,223,018   $  554,982       $1,824,311
                                             ====          =======       ==========   ==========       ==========
           LIABILITIES AND
         PARTNERS' CAPITAL/
        STOCKHOLDER'S EQUITY
Current liabilities...................       $ --          $   530       $   40,160   $  (40,160)(1)   $      530
Long-term debt........................         --               --          700,000     (350,000)(3)      350,000
Other non-current liabilities.........         --               --          332,062     (294,062)(1)       38,000
                                             ----          -------       ----------   ----------       ----------
    Total liabilities.................         --              530        1,072,222     (684,222)         388,530
Minority interest.....................         --               --            3,194       (3,194)(1)        6,866
                                                                                           6,866 (4)
Partners' capital--preferred interest.         --               --               --    1,112,000 (1)    1,112,000
Partners' capital/stockholder's
 equity--other........................         --           45,781          147,602     (147,602)(1)      816,915
                                                                                         778,000 (2)
                                                                                          (6,866)(4)
Note receivable from affiliate........         --               --               --     (500,000)(2)     (500,000)
                                             ----          -------       ----------   ----------       ----------
    Total liabilities and partners'
     capital/stockholder's
     equity...........................       $ --          $46,311       $1,223,018   $  554,982       $1,824,311
                                             ====          =======       ==========   ==========       ==========

                         VERIZON WIRELESS OF THE EAST

             NOTES TO UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                            (Dollars in Thousands)


(1) These adjustments give effect to the purchase method of accounting for the acquisition of Price Communications Wireless' business assets at a fair value of $1,700,000, and its contribution of $700,000 of debt, $38,000 of liabilities, and approximately $150,000 of cash. The allocation of this $1,112,000 purchase price is preliminary, and is subject to change upon the results of an independent third party appraisal of the fair value of the wireless assets and liabilities of Price Communications Wireless, as well as the identification of certain intangible assets.



                                                                         Purchase
Price Communications Wireless                             Historical Price Allocation Adjustments
-----------------------------                             ---------- ---------------- -----------
Cash..................................................... $ 212,215    $   150,000    $   (62,215)
Other tangible assets, net...............................   183,269        142,500        (40,769)
Deferred cellular licenses & other intangible assets, net   827,534      1,557,500        729,966
Current liabilities......................................   (40,160)            --         40,160
Long-term debt...........................................  (700,000)      (700,000)            --
Other noncurrent liabilities.............................  (332,062)       (38,000)       294,062
Minority interest........................................    (3,194)            --          3,194
Partners' capital--preferred interest....................        --     (1,112,000)    (1,112,000)
Stockholders equity......................................  (147,602)            --        147,602



(2) Represents additional assets, other than the 85% partnership interest of Orange County-Poughkeepsie Limited Partnership, contributed by Cellco Partnership pursuant to the terms of the transaction agreement. The additional contributions consist of wireless licenses ($28,000 at cost), $200,000 cash, a $500,000 promissory note receivable, and $50,000 for covenant defeasance with respect to the Price Communications Wireless $175 million of 11 3/4% senior subordinated notes due 2007 and $525 million of 9 1/8% senior secured notes due 2006.



(3) Represents the refinancing of Price Communications Wireless $700,000 debt contributed with a new borrowing of $350,000 from a third-party lender, after $350,000 of the existing debt obligation is satisfied with the cash contributed by each partner based on the transaction agreement signed on December 18, 2001. The defeasance cost is considered an additional part of the purchase price allocation.



(4) Represents the elimination of the 15% partnership capital of Orange County-Poughkeepsie Limited Partnership attributable to minority interests. Pursuant to the terms of the transaction agreement, Cellco Partnership will contribute its aggregate 85% partnership interest of Orange
    County-Poughkeepsie Limited Partnership to Verizon Wireless of the East.

  UNAUDITED PRO FORMA FINANCIAL INFORMATION--PRICE COMMUNICATIONS CORPORATION



   The following unaudited pro forma consolidated financial statements reflect the consummation of the asset contribution transaction pursuant to the transaction agreement.



   The unaudited Pro Forma Consolidated Statement of Operations and Other Comprehensive Income for the year ended December 31, 2001 gives effect to the asset contribution transaction as if it had occurred on January 1, 2001. The pro forma Statement of Operations and Other Comprehensive Income assumes that Verizon Wireless of the East has sufficient income to credit Price Communications Wireless' capital account for the full amount set forth in the limited partnership agreement. For this pro forma presentation, operating income includes the preferred return from Verizon Wireless of the East because this would be the primary source of operating revenue after consummation of the asset contribution transaction. The estimated net gain on the transaction (approximately $943 million) is credited to equity for purposes of pro forma balance sheet presentation only, but would be included in other income for financial statement purposes once the transaction is consummated. The unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the asset contribution transaction as if it had occurred on December 31, 2001.



   The unaudited Pro Forma Statement of Operations and Other Comprehensive Income does not include nonrecurring income or expense related to the asset contribution transaction.



   The unaudited pro forma consolidated financial statements do not purport to be indicative of what Price Communications' financial position or results of operation would actually have been had the asset contribution transaction occurred on the dates indicated and do not purport to project Price Communications' results of operations for any future period or date. The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions that Price Communications believes are reasonable. The pro forma consolidated financial statements should be read in conjunction with the financial statements of Price Communications Wireless, including the notes thereto, and the other financial and operating information appearing elsewhere in this proxy statement/prospectus.



   See Notes to Unaudited Pro Forma Financial Information for additional descriptions.

                       PRICE COMMUNICATIONS CORPORATION



           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


                            AS OF DECEMBER 31, 2001


                            (Dollars in Thousands)



                                                                      Adjusted
                                                       Pro Forma      Balance
                                                      Adjustments      Sheet
                                                      -----------    ----------
Current assets:
Cash and cash equivalents................. $  246,447 $ (150,000)(1) $   64,026
                                                           5,000 (2)
                                                         (37,421)(4)
Receivables, net..........................     26,450    (26,450)(2)          0
Available for sale securities.............        906                       906
Inventory.................................      5,129     (5,129)(2)          0
Prepaid expenses and other current assets.     10,460     (1,186)(2)          0
                                                          (9,274)(3)
                                           ---------- ----------     ----------
       Total current assets...............    289,392   (224,460)        64,932
                                           ---------- ----------     ----------
Property and equipment, net...............    141,230   (141,230)(1)          0
Preferred exchangeable interest...........             1,150,000 (1)  1,113,844
                                                           1,844 (2)
                                                         (38,000)(5)
Licenses, net.............................    815,178   (815,178)(1)          0
Other intangible and other assets, net....     15,898    (12,356)(3)      3,542
                                           ---------- ----------     ----------
       Total assets....................... $1,261,698 $  (79,380)    $1,182,318
                                           ========== ==========     ==========
Current liabilities:
Accounts payable and accrued expenses..... $   17,739 $  (14,476)(2) $    3,263
Accrued interest payable..................     11,421    (11,421)(4)          0
Deferred revenue..........................      9,693     (9,693)(2)          0
Income taxes payable......................      9,621                     9,621
Minority interests........................      3,194     (3,194)(4)          0
Other current liabilities.................      5,083     (1,752)(2)      3,331
                                           ---------- ----------     ----------
                                               56,751    (40,536)        16,215
Long-term debt............................    700,000   (700,000)(1)          0
Accrued income taxes long-term............     53,165                    53,165
Deferred income taxes, net................    276,140     (3,431)(3)     (5,623)
                                                        (278,332)(6)
Equity....................................    175,642    743,592 (1)  1,118,561
                                                         (18,199)(3)
                                                         (22,806)(4)
                                                         (38,000)(5)
                                                         278,332 (6)
                                           ---------- ----------     ----------
Total liabilities and shareholders' equity $1,261,698 $  (79,380)    $1,182,318
                                           ========== ==========     ==========



                See Notes to Unaudited Pro Forma Balance Sheet.

                       PRICE COMMUNICATIONS CORPORATION



       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


                            (Dollars in Thousands)



(1) To record the transfer of certain assets and the assumption of certain liabilities according to the Transaction Agreement in exchange for the preferred interest and the initial value credited towards Price Communications Wireless' capital account:



    Cash as defined............................................ $ (150,000)
    Property and equipment.....................................   (141,230)
    Licenses...................................................   (815,178)
    Long-term debt.............................................    700,000
    Preferred interest.........................................  1,150,000
    Equity.....................................................   (743,592)



(2) To record the transfer of certain current assets and certain current liabilities in accordance with the working capital adjustment as defined in the Transaction Agreement in exchange for additional preferred interest and cash:



     Receivables................................................ $(26,450)
     Inventory..................................................   (5,129)
     Certain prepaid expenses...................................   (1,186)
     Accounts payable and accrued expense.......................   14,476
     Other current liabilities..................................    1,752
     Deferred revenue...........................................    9,693
     Preferred interest.........................................    1,844
     Cash.......................................................    5,000



(3) To write-off assets not transferred and related to the asset contribution transaction:



     Deferred finance charges................................... $(12,356)
     Prepaid expenses...........................................   (9,274)
     Deferred taxes.............................................    3,431
     Equity.....................................................   18,199



(4) To record additional expenditures associated with the asset contribution transaction:



       Effects on Cash:



     Cash used for additional investment banking and
       professional fees........................................ $(10,000)
     Cash used for payments to minority interests--current
       portion..................................................   (3,194)
     Cash used for payments to minority interests--long-term
       portion..................................................  (12,806)
     Cash used for payment of accrued interest..................  (11,421)
                                                                 --------
     Total...................................................... $(37,421)
                                                                 ========



       Effects on Equity:



      Cash used for payments to minority interests--long-term
        portion.................................................. $12,806
      Cash used for additional investment banking and
        professional fees........................................  10,000
                                                                  -------
      Total...................................................... $22,806
                                                                  =======



(5) To record a reduction in the preferred interest in connection with the settlement of the H.O. Systems contract:



     Preferred interest......................................... $(38,000)
     Equity.....................................................   38,000





(6) To write off deferred taxes no longer required related to assets transferred:



     Deferred taxes payable..................................... $ 278,332
     Equity.....................................................  (278,332)

                       PRICE COMMUNICATIONS CORPORATION



           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                        AND OTHER COMPREHENSIVE INCOME


                     FOR THE YEAR ENDED DECEMBER 31, 2001


                            (Dollars in Thousands)



                                                                                           Adjusted
                                                                           Pro Forma     Statement of
                                                                          Adjustments     Operations
                                                                          -----------    ------------
Revenue:
   Cellular operations:
       Service................................................. $245,817   $(245,817)(1)   $     0
       Equipment sales and installation........................   17,731     (17,731)(1)         0
   Income from partnership.....................................               40,503 (2)    40,503
                                                                --------   ---------       -------
          Total revenue........................................  263,548    (223,045)       40,503
                                                                --------   ---------       -------
Operating expenses:
   Engineering, technical and other direct.....................   32,796     (32,796)(1)         0
   Cost of equipment...........................................   33,028     (33,028)(1)         0
   Selling, general and administrative.........................   74,738     (72,267)(1)     2,471
   Non-cash compensation (Selling, general and administrative).    3,649                     3,649
   Depreciation and amortization...............................   47,975     (47,975)(1)         0
                                                                --------   ---------       -------
          Total operating expenses.............................  192,186    (186,066)        6,120
                                                                --------   ---------       -------
Operating income...............................................   71,362     (36,979)       34,383
Interest income................................................    8,837      (8,093)(1)       744
Interest expense...............................................  (70,085)     70,025 (1)       (60)
Other income...................................................    7,157        (162)(1)     6,995
Minority interest..............................................     (631)        631 (1)         0
                                                                --------   ---------       -------
Income before income taxes.....................................   16,640      25,422        42,062
Income tax expense.............................................    5,695      (5,580)(1)    15,101
                                                                              14,986 (2)
                                                                --------   ---------       -------
Net income.....................................................   10,945   $  16,016        26,961
                                                                           =========
Other comprehensive income (net of income tax expense of $194)
   Unrealized gains (losses) on available for sale securities..      (61)                      (61)
   Reclassification adjustment.................................      389                       389
                                                                --------                   -------
Comprehensive income........................................... $ 11,273                   $27,289
                                                                ========                   =======
Per share data:
   Basic earnings per share.................................... $   0.20                   $  0.49
   Diluted earnings per share.................................. $   0.20                   $  0.49
Weighted average number of common shares outstanding--basic....   55,061                    55,061
Weighted average number of common shares outstanding--diluted..   55,415                    55,415



           See Notes to Unaudited Pro Forma Statement of Operations

                       PRICE COMMUNICATIONS CORPORATION



       NOTES TO UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS


                        AND OTHER COMPREHENSIVE INCOME


                            (Dollars in Thousands)



(1) To eliminate the operations of Price Communications Wireless:



       Cellular operations:
          Service............................................ $(245,817)
          Equipment sales and installation...................   (17,731)
                                                              ---------
                                                               (263,548)
                                                              ---------
       Operating expenses:
          Engineering, technical and other direct............   (32,796)
          Cost of equipment..................................   (33,028)
          Selling, general and administrative................   (72,267)
          Depreciation and amortization......................   (47,975)
                                                              ---------
                                                               (186,066)
                                                              ---------
       Operating income......................................   (77,482)
       Interest income.......................................    (8,093)
       Interest expense......................................    70,025
       Other income..........................................      (162)
       Minority interest.....................................       631
                                                              ---------
       Income before income taxes............................   (15,081)
       Income tax expense....................................    (5,580)
                                                              ---------
       Net income............................................ $  (9,501)
                                                              =========





(2) To record income from partnership computed at 3.6% per annum compounded quarterly on the capital account of the partnership and the related income tax expense:



        Partnership income.................................... $ 40,503
        Income tax expense....................................  (14,986)
                                                               --------
        Net income............................................ $ 25,517
                                                               ========

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


   The business of Verizon Wireless of the East will consist of the operation of all of the assets to be contributed by Price Communications Wireless and Cellco Partnership and its subsidiaries to Verizon Wireless of the East . The principal business assets to be contributed will be substantially all of the assets of Price Communications Wireless and an aggregate 85% partnership interest in Orange County-Poughkeepsie Limited Partnership (referred to in this proxy statement/prospectus as "OCP"). Accordingly, following is management's discussion and analysis of the financial condition and results of operation for each of Price Communications Wireless and OCP, and a description of the anticipated liquidity and capital expenditure requirements of Verizon Wireless of the East.



PRICE COMMUNICATIONS WIRELESS--RESULTS OF OPERATIONS


Overview


   Price Communications Wireless is engaged in the construction, development, management and operation of cellular telecommunications systems in the southeastern United States. As of December 31, 2001, Price Communications Wireless provided cellular telecommunications service to approximately 570,000 subscribers in Alabama, Florida, Georgia, and South Carolina in a total of 16 licensed service areas, composed of eight Metropolitan Statistical Areas ("MSAs") and eight Rural Service Areas ("RSAs"), with an aggregate estimated population of 3.4 million. Price Communications Wireless sells its cellular telecommunications service as well as a full line of cellular products and accessories principally through its network of retail stores. Price Communications Wireless markets all of its products and services under the nationally recognized service mark CELLULARONE.



   On December 18, 2001, Price Communications Wireless' parent, Price Communications, agreed to contribute substantially all of the assets of Price Communications Wireless to Verizon Wireless of the East, valuing the assets of Price Communications Wireless at approximately $1.7 billion including $550 million in debt that will be assumed or redeemed by Verizon Wireless of the East.



   Price Communications Wireless' cellular telecommunications systems serve contiguous licensed service areas in Georgia, Alabama and South Carolina. Price Communications Wireless also has a cellular service area in Panama City, Florida. The following table sets forth, with respect to each service area in which Price Communications Wireless owns a cellular telecommunications system, the estimated population and national MSA ranking of such service area.



                                                                     Estimated
Service Area                                              MSA Rank Population(1)
------------                                              -------- -------------
Albany, GA...............................................   261        120,822
Augusta, GA..............................................   108        452,846
Columbus, GA.............................................   153        250,929
Macon, GA................................................   138        322,544
Savannah, GA.............................................   155        293,000
Georgia-6 RSA............................................    --        211,408
Georgia-7 RSA............................................    --        139,606
Georgia-8 RSA............................................    --        166,601
Georgia-9 RSA............................................    --        124,063
Georgia-10 RSA...........................................    --        162,261
Georgia-12 RSA...........................................    --        220,558
Georgia-13 RSA...........................................    --        157,068
Dothan, AL...............................................   246        137,916
Montgomery, AL...........................................   139        333,065
Alabama-8 RSA............................................    --        196,259
                                                                     ---------
Subtotal.................................................    --      3,288,946
                                                                     ---------
Panama City, FL..........................................   283        148,217
                                                                     ---------
   Total.................................................            3,437,163
                                                                     =========

--------

(1) Based on population estimates from U.S. Census 2000.

Results of Operations




  Years ended December 31, 2001, December 31, 2000 and December 31, 1999


   The following table sets forth for the periods indicated, the percentage which certain amounts bear to total revenue.


                                                           For The Year Ended
                                                              December 31,
                                                          -------------------
                                                          2001   2000   1999
                                                          -----  -----  -----
 Revenue:
    Service..............................................  93.3%  93.4%  93.8%
    Equipment sales and installation.....................   6.7    6.6    6.2
                                                          -----  -----  -----
        Total Revenue.................................... 100.0  100.0  100.0
                                                          -----  -----  -----
 Operating Expenses:
    Engineering, technical and other direct:
        Engineering and technical(1).....................   6.6    5.2    5.5
        Other direct costs of services(2)................   5.9    4.2    6.5
    Cost of equipment(3).................................  12.5   12.1   11.5
    Selling, general and administrative:
        Selling and marketing(4).........................   9.2    8.6    8.6
        Customer service(5)..............................   8.2    7.4    6.6
        General and administrative(6)....................  10.0    6.9    9.2
    Depreciation and amortization........................  18.2   17.4   18.0
                                                          -----  -----  -----
        Total Operating Expenses.........................  70.6   61.8   65.9
                                                          -----  -----  -----
 Operating income........................................  29.4%  38.2%  34.1%
 Operating income before depreciation and amortization(7)  47.6%  55.6%  52.2%

--------
(1) Consists of costs of cellular telecommunications network, including inter-trunk costs, span-line costs, cell site repairs and maintenance, cell site utilities, cell site rent, engineers' salaries and benefits and other operational costs.
(2) Consists of net costs of roaming, costs of long distance, costs of interconnection with wireline telephone companies and other costs of services.
(3) Consists primarily of the costs of the cellular handset and accessories sold, sales and marketing personnel, employee and agent commissions.
(4) Consists primarily of salaries and benefits of advertising and promotional expenses.
(5) Consists primarily of salaries and benefits of customer service personnel and costs of printing and mailing subscriber's bills.
(6) Includes salaries and benefits of general and administrative personnel and other overhead expenses.

(7) EBITDA represents operating income before interest expense, provision for income taxes, and depreciation and amortization. EBITDA should not be considered in isolation or as an alternative measurement of operating performance or liquidity to net income, operating income or any other measure of performance under generally accepted accounting principles. Price Communications Wireless believes that EBITDA is viewed as a relevant supplemental measure of performance in the cellular telecommunications industry.



  Year ended December 31, 2001 compared to Year ended December 31, 2000



   Although Price Communications Wireless experienced subscriber growth during the year ended December 31, 2001, increasing their total subscribers by 7.9% to 570,405 and the related increase in penetration from 15.9% to 16.9%, the decrease in outcollect roaming revenue and its related toll, more than offset the increase in local revenue resulting in decreased operating income. Excluding outcollect air and toll revenue, the average revenue per post paid subscriber increased from $35.94 for the year ended December 31, 2000 to $36.67 for the current year. Price Communications Wireless was also negatively affected by an increase in the provision for bad debts ($6.5 million), which combined with decreased outcollect revenue accounts primarily for the Price Communications Wireless' decreased operating income.



   Revenue. Service revenues totaled approximately $245.8 million for the current year compared to approximately $252.5 million for 2000 or a decrease of 2.7%. The $6.7 million decrease is principally a result of the reduction in outcollect air and toll revenue ($15.0 million). Partially offsetting this decrease, is an increase in access revenue ($8.7 million) principally due to an increase in the average revenue per rate plan combined with added post paid subscribers for the current twelve month period. Although Price Communications Wireless was able to realize an increase in its average access revenue per plan, there was a corresponding increase in the number of free minutes included with these plans which resulted in a decrease of $2.5 million in post paid airtime revenue. As Price Communications Wireless moved toward the increased usage of multi state and national plans, there was a decrease in the amount of long distance revenue billed to its subscribers ($880,000). The number of prepaid subscribers increased during the current year, which increased prepaid revenue by $2.0 million. Other local revenue items resulted in an increase of $957,000 for the current twelve month period. The reduction in outcollect air and toll revenue is a combination of reduced average reimbursement rates ($.31 for the year ended December 31, 2000 compared to $.25 for the current year) and minutes of use (119.1 million minutes for the current year compared with 129.9 million minutes for last year). The decreasing reimbursement rates are a result of increased competition for roaming traffic which led to reduced negotiated contractual rates with other cellular carriers. This trend may continue as a result of new roaming rates negotiated with some of Price Communications Wirelesss' roaming partners as well as the increased number of wireless carriers in each market which can be utilized by other carriers' subscribers.



   Equipment and installation revenue was $17.7 million for the current year compared to $18.0 million in 2000. An increase in the number of handsets sold or upgraded (10,273 additional units for the current year) resulted in an increase of $651,000 for phone revenue. For the current year, excluding upgrades, Price Communications Wireless sold 227,633 handsets of which 151,085 were digital (66.4%) and 76,548 were analog (33.6%). For the prior year, 223,284 handsets were sold of which 85,044 were digital (38.1%) and 138,240 were analog (61.9%). A reduction of $915,000 of accessory sales and installation revenue more than offset the increase in handset revenue. Historically prepaid customers buy fewer accessories than traditional post paid customers which contributed to the decrease in accessory revenue.



   Operating Expenses. Operating expenses increased $19.0 million from $167.1 million in 2000 to $186.1 million in 2001. As a percentage of total revenue, operating expenses increased from 61.8% of total revenue in 2000 to 70.6% of total revenue in 2001. After excluding depreciation and amortization, operating expenses amount to 44.4% of total revenue for 2000 compared to 52.4% of total revenue for 2001. Total operating costs per subscriber excluding non-cash charges amounted to $18.17 in 2001 compared with $17.27 in 2000.



   Engineering, technical and other direct expenses increased from $25.3 million in 2000 to $32.8 million in 2001. There are three major components in this category. The net cost of incollect roaming, which represents the difference between the amount paid to other cellular carriers for Price Communications Wireless' subscribers roaming in other carriers' markets and the amount charged to these subscribers, variable network costs such as inter-trunk, long distance and directory assistance costs, and engineering costs which consist principally of salaries and related fringe benefits, fixed span line costs and tower rentals.



   As a result of negotiations with other cellular carriers (see comments above concerning outcollect revenue), Price Communications Wireless was able to reduce the amount it reimburses those carriers for incollect roaming resulting in net incollect revenue of $1.9 million for the current year compared to net revenue of $1.1 million for 2000. Incollect costs before the revenue offset dropped from $33.4 million in 2000 to $24.3 million in the current year. Significantly offsetting the reduction in cost was a reduction in revenue billed to Price Communications

Wireless' subscribers for their roaming activity. As Price Communications Wireless offers more multi-state and nationwide programs, the minutes associated with roaming decreases. These minutes become home minutes for purposes of billing and are then included in the total number of free minutes each subscriber has depending on their particular plan, which in turn may or may not create airtime revenue for Price Communications Wireless. Incollect revenue including toll decreased from $34.5 million in 2000 to $26.1 million in 2001. This reduction was augmented by decreased long distance and directory assistance costs resulting from renegotiated rates.



   During the third quarter of 2000, Price Communications Wireless was forced to switch the vendor that dealt with the prepaid system as the previous vendor went out of business. As a result of the change, the additional cost to run the prepaid system included in direct expenses amounted to $2.5 million for the current year. Other direct costs, principally long distance, increased by $2.4 million for the current year due to an increase in usage.



   Engineering costs in total increased from $14.1 million for the year ended December 31, 2000 to $17.4 million for the current year or an increase of $3.3 million. During the current year, Price Communications Wireless added 50 additional cell sites. The additional cell sites cause additions in cell site rent and utilities for the current year ($1.0 million). The additional sites also result in increases in fixed span line and inter trunk costs.



   The total cost of equipment increased from $32.7 million in 2000 to $33.0 million for the current year. Without the cost of accessories actual handset costs decreased by $1.1 million despite the additional units sold or upgraded and the increasing demand for digital rather than analog handsets. The average handset cost decreased from $120 in 2000 to $99 for the current year. As a percentage of recovered cost, Price Communications Wireless recovered 55.1% of the cost of equipment in 2000 compared to a recovery of 53.7% in 2001 principally as a result of diminished accessory sales that have a positive margin and a decrease in installation revenue.



   Selling, general and administrative ("SG&A") increased from $62.1 million for 2000 to $72.3 for the current year. As a percentage of total revenue, SG&A increased from 23.0% of total revenue in 2000 to 27.4% in 2001.



   Sales and marketing costs included in SG&A are comprised of installation costs, salaries, commissions and advertising. The sum of these components amounted to $24.4 million for the year 2001 and $23.2 million for 2000. Increases in commissions and advertising accounted for the increase. The cost to add a gross subscriber, which consists of the net loss on equipment sales and sales and marketing expenditures, decreased from $178.46 in 2000 to $167.64 in 2001.



   Customer service costs (also included in SG&A), primarily billing costs and payroll and related benefits, increased to $21.7 million in 2001 from $20.2 million in 2000. An increase of $2.6 million for the generation of subscriber's monthly statements, which include printing and mailing costs, are a direct function of the increases in the number of subscribers. Additional subscribers require an increase in the number of cellular bills mailed out, as well as an increase in the number of customer service representatives necessary to handle the subscriber inquiries. In addition, temporary costs related to the mandated area code changes in the markets contributed to the increase in costs. Offsetting these increases was a $2.0 million credit issued to Price Communications Wireless by its current billing vendor due to the problems encountered during the billing conversion (see bad debts included in General and administrative expenses described below).



   General and administrative expenses, the final component of SG&A, increased to $26.2 million in 2001 from $18.8 million in 2000. The increase for the current year of $7.4 million is principally a result of the increase in the current year of the provision for bad debts, which increased from $4.2 million in 2000 to $10.7 million in 2001. During the fourth quarter of 2000, Price Communications Wireless changed its billing vendor when it learned that the previous billing vendor would not be a long-term participant in the cellular billing business. The transition encountered problems and as a result, the Company's collection efforts were hampered, which led to a longer average aging period of Price Communications Wireless' accounts receivable and a necessity to provide a higher provision for bad debts. In the fourth quarter of the current year, Price Communications Wireless has consolidated the collection process in one location in order to perform the collection process more efficiently. General and administrative expenses, excluding customer service costs, increased from 6.9% of revenue for the previous year to 10.0% for the current year.



   Depreciation and amortization increased from $47.0 million in 2000 to $48.0 million in 2001. The increase is a combination of additional depreciation expense due to the increase in capital equipment additions during 2000 and 2001 and additional amortization for other intangible assets.



   Operating income decreased from $103.3 million in 2000 to $77.5 million in 2001. Earnings before depreciation and amortization ("EBITDA") amounted to $150.4 million for 2000 or 55.6% of total revenue compared to $125.6 million or 47.6% of total revenue for 2001. The decline is primarily a function of the decrease in roaming air and toll revenue and the increase in the provision for bad debts.



   Other income for 2001 and 2000 consists principally of sub-lease rental income.



   Interest Expense, Income Taxes, and Net Income. Net interest expense increased to $61.9 in 2001 from $61.3 million in 2000 principally as a result of an adjustment in 2000 for interest earned in a prior period.



   The income tax provision for 2001 of $5.6 million compared to the provision of $15.1 million in 2000 is principally a result of the decrease in financial statement taxable income in 2001 at an effective rate of approximately 37%.



   The net income of $9.5 million for 2001 compared to net income of $25.5 million for 2000 is a function of the items discussed above. During the prior year, Price Communications Wireless adopted Securities and Exchange Commission Staff Accounting Bulletin No. 101 ("SAB 101") which require the deferral of certain revenue over the approximate length of a subscribers' contract or over the remaining unused minutes for prepaid revenue. The effect on the prior year's financial statements was not material.


  Year ended December 31, 2000 compared to Year ended December 31, 1999

   Operating results for the year ended December 31, 2000 reflect the continued improvement in operating cash flow ("EBITDA"), subscriber growth and the related increase in penetration, a slight decrease in the average revenue per subscriber and the continuation of strong cost controls which translate to a low average operating cost per subscriber.


   Revenue. Service revenues totaled approximately $252.5 million for the current year compared to approximately $233.6 million for 1999 or an increase of 8.1%. The increase is principally a result of the greater amount of access revenue ($5.7 million) due to the increase in the average number of post paid subscribers, as well as increases in toll revenue ($4.4 million), feature revenue ($2.5 million) and prepaid airtime revenue ($4.0 million). The increase in toll revenue is primarily due to the increase in the number of minutes used by post paid subscribers (an increase of 463 million minutes) which per subscriber increased from 250 minutes per post paid subscriber in 1999 to 318 minutes in 2000. Despite the increase in minutes of use, airtime revenue was flat as Price Communications Wireless' rate plans provided larger amounts of free minutes than in the past in order to remain competitive in its markets. As a result of increased competition for additional post paid cellular subscribers, Price Communications Wireless' local revenue per cellular subscriber decreased slightly from $40.16 in 1999 to $39.42 in 2000. In addition, Price Communications Wireless' outcollect roaming revenue, which is revenue that Price Communications Wireless derives from other cellular companies' subscribers roaming in Price Communications Wireless' markets, increased by ($826,000) as a result of an increase in usage from 105.8 million minutes in 1999 to 129.9 million minutes in 2000, partially offset by reduced reimbursement rates from the other carriers. Price Communications Wireless expects this trend to continue as a result of new roaming rates negotiated with some of Price Communications Wireless' roaming partners as well as the increased number of wireless carriers in each market which can be utilized by other carriers.

   Equipment and installation revenue amounted to $18.0 million for the current year compared to $15.5 million in 1999. The increase in equipment revenue of 16.1% is primarily a combination of a greater number of gross pre and post paid subscriber additions (39,409 increase over 1999) as well as a greater emphasis on accessory sales to new subscribers.

   Operating Expenses. Operating expenses increased $3.0 million from $164.1 million in 1999 to $167.1 million in 2000. As a percentage of total revenue, operating expenses decreased from 65.9% of total revenue in 1999 to 61.8% of total revenue in 2000. After excluding depreciation and amortization, operating expenses amount to 44.4% of total revenue for 2000 compared to 47.9% of total revenue for 1999. Total operating costs per cellular subscriber amounted to $17.27 in 2000 and $20.68 in 1999.


   Engineering, technical and other direct expenses decreased from $29.7 million in 1999 to $25.3 million in 2000. There are three major components in this category. The net cost of incollect roaming, which represents the difference between the amount paid to other cellular carriers for Price Communications Wireless' subscribers roaming in other carriers' markets and the amount charged to these subscribers, variable network costs such as inter trunk, long distance and directory assistance costs, and engineering costs which consist principally of salaries and related fringe benefits, fixed span line costs and tower rentals.



   As a result of negotiations with other cellular carriers (see comments above concerning outcollect revenue), Price Communications Wireless was able to reduce the amount it reimburses those carriers for incollect roaming resulting in net incollect revenue of $1.1 million for the current year compared to a net cost of $4.0 million for 1999. This reduction was augmented by decreased long distance and directory assistance costs resulting from renegotiated rates. Partially offsetting these cost savings, were increases in variable telephone costs such as interconnect and reverse toll charges as well as the direct cost of prepaid usage due to the increase in prepaid revenue and the implementation of a new prepaid software system.



   Decreases in engineering salaries and related expenses were offset by increases in fixed span line costs and additional cell site rental costs as Price Communications Wireless continued to build out its system by adding 56 new cell sites and increasing the number of radios in the existing cell sites.



   The increase in gross subscriber additions combined with the increase in cellular phone upgrades as well as the higher cost of digital phones, resulted in an increase of the cost of equipment sold from $28.7 million in 1999 to $32.7 million in 2000. In addition, increases in the sale of accessories contributed to the increase. As a percentage of recovered cost, Price Communications Wireless recovered 55.1% of the cost of equipment in 2000 compared to a recovery of 54.3% in 1999.


   Selling, general and administrative ("SG&A") increased from $60.7 million for 1999 to $62.1 for the current year. As a percentage of total revenue, SG&A decreased from 24.3% of total revenue in 1999 to 23.0% in 2000. Sales and marketing costs which include installation costs, salaries, commissions and advertising, amounted to $23.2 million for the year 2000 and $21.5 million for 1999. Increases in salaries and related benefits, commissions and advertising expenditures increased in total by $1.2 million as the number of gross activations increased for the current year. The cost to add a gross subscriber, which consists of the net loss on equipment sales and sales and marketing expenditures, decreased from $198.68 in 1999 to $177.63 in 2000.

   Customer service costs, primarily billing costs and payroll and related benefits, increased to $20.2 million in 2000 from $16.4 million in 1999. Increases in personnel and billing costs are a direct function of the increases in the number of subscribers. Additional subscribers require an increase in the number of cellular bills mailed out, as well as an increase in the number of customer service representatives necessary to handle the additional subscriber inquiries.


   General and administrative expenses were reduced to $18.8 million in 2000 compared with $22.8 million in 1999. Price Communications Wireless' provision for bad debts decreased from $7.1 million in 1999 to $4.2 million in 2000 due to additional customer service staffing, as well as the utilization of outside collection services. Reductions in legal and professional fees ($800,000) and computer support services ($1.0 million) contributed to the $4.0 million reduction in expenses.

   Depreciation and amortization increased from $45.1 million in 1999 to $47.0 million in 2000. The increase is primarily a result of additional depreciation expense due to the significant capital equipment additions during 1999 and 2000.

   Operating income grew from $85.0 million 1999 to $103.4 million in 2000. Earnings before depreciation and amortization ("EBITDA") amounted to $150.4 million for 2000 or 55.6% of total revenue compared to $130.2 million or 52.2% of total revenue for 1999. The improvement is a function of management's ability to control costs while still maintaining subscriber growth. The increase in EBITDA from 1999 to 2000 represents a growth of 15.5%.


   Interest Expense, Income Taxes, and Net Income. Interest expense decreased to $71.4 in 2000 from $82.6 million in 1999. During 1999, long term debt consisted of $175 million of 11 3/4% Senior Subordinated Notes, $525 million of 9 1/8% Senior Secured Notes and $200 million of 11 1/4% Senior Exchangeable Payable-in-Kind Notes. In June 1999, Price Communications allowed the conversion of the $200 million 11 1/4% Payable-in-Kind Notes and therefore 1999 includes an additional six months of interest expense which was not incurred in 2000. The increase of $1.9 million in interest income is a result of the increase in the average rate Price Communications Wireless earned on its cash during the year.


   The income tax provision for 2000 of $15.1 million compared to the provision of $3.3 million is principally a result of the increase in taxable income in 2000 at an effective rate of approximately 37%.

   The net income of $25.5 million for 2000 compared to net income of $5.7 million for 1999 is a function of the items discussed above.

              OCP--RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Overview

   The Orange County-Poughkeepsie Limited Partnership ("OCP") provides wholesale cellular service to the Orange County and Poughkeepsie metropolitan areas to resellers who operate in that geographic area. The Orange County-Poughkeepsie cellular system became operational in 1987.


   OCP is a limited partnership originally formed between NYNEX Mobile Communications Company, Contel Cellular, Inc., Highland Telephone Company, Sylvan Lake Telephone Company, Taconic Telephone Corporation and Warwick Valley Telephone Company.



   On January 17, 1988, NYNEX Mobile Communications transferred its interest in OCP to New York Cellular Geographic Services Area, Inc., an affiliate of NYNEX Mobile Communications.



   On December 27, 1993, Contel Cellular sold its 22.5% partnership interest to New York Cellular with its remaining 2.5% partnership interest being sold to New York Cellular on December 29, 1993.



   On October 20, 1994, Sylvan Lake changed its name to Frontier Communications of Sylvan Lake and Highland Telephone changed its name to Frontier Communications of New York, Inc.



   On July 1, 1995, New York Cellular's interest in OCP was contributed to NYNEX Mobile Limited Partnership 2, which subsequently became the managing general partner of OCP. NYNEX Mobile Limited Partnership is a partnership beneficially owned by Cellco Partnership.



   On December 1, 1999, Frontier Communications of New York and Frontier Communications of Sylvan Lake, each holding a 7.5% interest in OCP, sold their interests to NYNEX Mobile Limited Partnership.



   NYNEX Mobile Limited Partnership currently holds a 70% general partnership interest and a 15% limited partnership interest in OCP. Taconic Telephone and Warwick Valley Telephone each hold limited partnership interests of 7.5%.



   Pursuant to the transaction agreement, Cellco Partnership and its subsidiaries will contribute NYNEX Mobile Limited Partnership's 70% general partner interest and 15% limited partner interest in OCP to Verizon Wireless of the East.


Presentation of Financial Information


   As a wholesale provider, OCP owns and operates a cellular telecommunications network and sells lines of service to reseller companies which in turn sell to individual retail subscribers.


   Operating Revenues. OCP earns revenue by providing access to the cellular network (access revenue) and for usage of the cellular network (airtime/usage revenue), which includes roaming and long distance revenue. Long distance represents calls placed by OCP's reseller customers and those of other carriers within OCP's service area.

   Access revenue is billed one month in advance and is recognized when earned. Airtime/usage revenue, roaming revenue and long distance revenue are recognized when service is rendered and included in unbilled revenue until billed.

   Operating Costs and Expenses. Operating expenses include all direct costs related to OCP, OCP's share of all indirect distribution costs in the service area and charges of administrative and operating costs from the managing general partner.


   Services performed on behalf of OCP are provided by employees of Cellco Partnership. These employees are not employees of OCP; therefore, operating expenses include direct and indirect charges of salary and employee benefit costs for the services provided to OCP.


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

   Operating expenses consist of the following:

   . Cost of service: primarily includes direct telecom charges, which are costs to handle calls over OCP's network, including landline charges, trunk lines and other costs to maintain the network;


   . General and administrative expenses: includes all operating expenses not included in the other operating cost and expense categories, including indirect charges, and



   . Depreciation and amortization: includes depreciation of network and other assets.


   Due from General Partner. Due from general partner principally represents OCP's cash position. The general partner manages all cash and financing activities of OCP. As such, the due from general partner is reflected as a financing activity in the Statements of Cash Flows. Additionally, administrative and operating costs incurred by the general partner on behalf of OCP are charged to OCP through this account. Interest income is based on the average monthly outstanding balance in this account, is calculated by applying Cellco Partnership's average borrowing rate and is included in Other income, net on the statement of operations.


Results of Operations




  Orange County-Poughkeepsie Limited Partnership Year Ended December 31, 2001 Compared to Year Ended December 31, 2000



   Subscribers



   As of December 31, 2001, OCP had approximately 112.2 thousand subscribers on its network through reseller arrangements, an increase of 18.5% compared to December 31, 2000.



   Operating revenue



   Total operating revenue for the year ended December 31, 2001 was $81,952 thousand, an increase of $24,274 thousand, or 42.1%, compared to the year ended December 31, 2000. The increase was primarily attributed to an increase in the number of average subscribers.



   Average revenue per unit for the year ended December 31, 2001 was $65.70, an increase of $7.18, or 12.3%, compared to the year ended December 31, 2000. The increase is due to a 27.3% increase in the average monthly usage per subscriber for the year ended December 31, 2001 compared to the year ended December 31, 2000. To the extent subscribers and monthly usage per subscriber continue to increase, we expect the trend of increasing revenue per unit to continue.



   Operating costs and expenses



   Cost of service. Cost of service for the year ended December 31, 2001 was $6,879 thousand, an increase of $370 thousand, or 5.7%, compared to the year ended December 31, 2000. The increase is due primarily to a 61% increase in minutes of use on OCP's network.



   General and administrative expenses. General and administrative expenses for the year ended December 31, 2001 were $5,437 thousand, an increase of $982 thousand, or 22%, compared to the year ended December 31, 2000. The increase is due primarily to an increase in network salaries, support and administrative costs.



   Depreciation and amortization. Depreciation and amortization for the year ended December 31, 2001 was $3,583 thousand, an increase of $506 thousand, or 16.4%, compared to the year ended December 31, 2000. This increase is due to the build-out of OCP's digital network and the related capital expenditures. We expect to continue to build-out and upgrade OCP's network.

    Other income, net



   Other income, net for the year ended December 31, 2001 was $1,167 thousand, a decrease of $97 thousand, or 7.7%, compared to the year ended December 31, 2000. The decrease is primarily due to the decrease in OCP's cash position for the year ended December 31, 2001 and the related decrease in interest income.


  Orange County-Poughkeepsie Limited Partnership Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

    Subscribers

   As of December 31, 2000, OCP had approximately 94.7 thousand subscribers on its network through reseller arrangements, an increase of 35.5% compared to December 31, 1999.

    Operating revenue

   Total operating revenue for the year ended December 31, 2000 was $57,678 thousand, an increase of $22,166 thousand, or 62.4%, compared to the year ended December 31, 1999. The increase was primarily attributed to an increase in the number of average subscribers.

   Average revenue per unit for the year ended December 31, 2000 was $58.52, an increase of $9.09, or 18.4%, compared to the year ended December 31, 1999. The increase is due to a 37.4% increase in the average monthly usage per subscriber for the year ended December 31, 2000 compared to the year ended December 31, 1999.

    Operating costs and expenses

   Cost of service. Cost of service for the year ended December 31, 2000 was $6,509 thousand, an increase of $2,505 thousand, or 62.6%, compared to the year ended December 31, 1999. The increase is due primarily to an 88% increase in minutes of use on OCP's network.

   General and administrative expenses. General and administrative expenses for the year ended December 31, 2000 were $4,455 thousand, an increase of $1,229 thousand, or 38.1%, compared to the year ended December 31, 1999. The increase is due primarily to an increase in network salaries, support and administrative costs.

   Depreciation and amortization. Depreciation and amortization for the year ended December 31, 2000 was $3,077 thousand, an increase of $548 thousand, or 21.7%, compared to the year ended December 31, 1999. This increase is due to the build-out of OCP's digital network and the related capital expenditures.

    Other income, net

   Other income, net for the year ended December 31, 2000 was $1,264 thousand, an increase of $600 thousand, or 90.4%, compared to the year ended December 31, 1999. The increase is primarily due to the increase in OCP's cash position for the year ended December 31, 2000 and the related interest income.



Financial Condition




   Total assets at December 31, 2001 were $46,311 thousand, a decrease of $4,402 thousand, or 8.7%, compared to December 31, 2000. The decrease was primarily due to a decrease in OCP's cash position and accounts receivable offset by an increase in property, plant and equipment.



   Total liabilities at December 31, 2001 were $530 thousand, a decrease of $1,622 thousand, or 75.4%, compared to December 31, 2000. The decrease was primarily due to a decrease in accounts payable and accrued expenses.



   Total partners' capital was $45,781 thousand at December 31, 2001, a decrease of $2,780 thousand, or 5.7%, compared to December 31, 2000. The decrease was primarily due to the $70,000 thousand distribution to the partners offset by net income of OCP.

Inflation

   OCP does not believe that inflation has had a material adverse impact on its business or operating results during the periods presented.


PRICE COMMUNICATIONS WIRELESS, OCP AND VERIZON WIRELESS OF THE EAST -- LIQUIDITY AND CAPITAL RESOURCES



Price Communications Wireless





   Price Communications Wireless' long-term capital requirements consist of funds for capital expenditures, acquisitions and debt service. Historically, Price Communications Wireless has met its capital requirements primarily through equity contributions, long-term debt and, to a lesser extent, operating cash flow. Net cash provided by operating activities amounted to $69 million for the year ended December 31, 2001. Working capital at December 31, 2001 approximated $210.9 million. The current level of operating cash flow is sufficient to fund the current anticipated level of capital expenditures and cash interest, which interest amounts to approximately $68.5 million related to the $175 million 11 3/4% Senior Subordinated Notes due July 15, 2007 and the $525 million 9 1/8% Senior Secured Notes due December 15, 2006. The 9 1/8% notes are callable after June 15, 2002, and the 11 3/4% notes are callable after July 15, 2002. In addition, Price Communications Wireless is obligated for operating leases of real and personal property for the years subsequent to December 31, 2001 in the amount of $17.6 million. Further details regarding the notes and lease obligations can be found in the Notes to Price Communications Wireless' Financial Statements.



   Price Communications Wireless' cash flow from operating activities is principally a result of net income adjusted for non-cash charges. The change in accounts receivable positively affected the 2001 cash from operating activities and negatively affected the 2000 cash from operating activities. The year ended December 31, 2000, saw a large increase in accounts receivable as a result of the change in billing vendors during the latter part of 2000 and the resulting problems with the conversion as previously discussed. The difficulty incurred with the conversion caused customers statements to be mailed later than normal which resulted in a delay in cash payments from the Price Communications Wireless' subscribers. During the year ended December 31, 2001, Price Communications Wireless reduced their receivable balance to a level comparable to the balance at the end of 1999 which resulted in a positive cash flow of $13.2 million compared to a decrease of $11 million for 2000. Contributing to the decrease in the level of accounts receivable was the centralization of the collection process, resolution of the conversion issues and an increase of $5.9 million for accounts receivable written-off. Price Communications Wireless spent a lower amount for capital expenditures for the current year as compared to the previous two years resulting in a decrease of $8.6 million and $6.0 million for the current year when compared with 2000 and 1999, respectively.





   From the asset contribution transaction to the exchange of the preferred interest for either the common stock of Verizon Wireless Inc. or Verizon Communications, the preferred interest is expected to be substantially all of Price Communications Wireless' assets. While Price Communications Wireless will receive taxable allocations of any profits from Verizon Wireless of the East equal to its preferred return (which allocations will increase Price Communications Wireless' capital account in Verizon Wireless of the East), it will not during the two year period following the asset contribution transaction receive any cash distributions in respect of the preferred return. However, after the second anniversary of the asset contribution transaction, for a period of up to two years, Price Communications Wireless will receive cash distributions equal to 50% of its preferred return. Price Communications and Price Communications Wireless currently expect to retain approximately $65 million to $70 million of total net cash and securities (assuming a closing on June 30, 2002). During the period following the asset contribution transaction, Price Communications and Price Communications Wireless do not expect to have sources of cash other than the cash remaining after the asset contribution transaction, the cash distributions from Verizon Wireless of the East, income from the investment of cash and any funds that they may be able to borrow. Price Communications and Price Communications Wireless currently anticipate that their cash and income will be sufficient to meet their cash obligations during this period. There is a risk, however, if significant unexpected cash needs arise, that their funds (including distributions) will be insufficient to meets their obligations and if Price Communications and/or Price Communications Wireless need to borrow money to meet such obligations, they may be forced to do so on unfavorable terms.



   If the asset contribution transaction is not completed, Price Communications Wireless would require certain additional capital expenditures over the next few years both to comply with government mandated projects, such as emergency 911 service and local number portability, and to upgrade its technology to stay competitive in the digital marketplace. Price Communications Wireless' would be likely to upgrade its technology to global system for mobile communications/general packet radio service (GSM/GPRS) as a step toward provision of 3G (third generation) services to its customers, similar to the recent announcement by AT&T Wireless of its intention to add a GSM-overlay to its network. As a result, Price Communications Wireless estimates that its capital expenditures for the years 2003 and 2004 could increase to approximately $52 million and $58 million, respectively. Price Communications Wireless' operating cash flow and cash on hand should be sufficient to finance these expenditures.


OCP




  Capital Expenditures



   As of December 31, 2001, OCP's capital expenditures for 2001 related to the build-out and upgrade of its network were $4.9 million. Expansion of the OCP network will continue to require outlays of funds to address increased customer usage, customer demand for new services, subscriber growth and additional capacity for data services. OCP currently estimates that it will spend approximately $9.9 million in capital expenditures in 2002 to maintain and expand its network.



  Distributions



   In June 2001, OCP made a $40 million distribution to its partners and in December 2001 a $30 million distribution. OCP intends to make total distributions to its partners of approximately $60 million in 2002, payable in June and December.



  Source of Funds



   OCP has funded its operations through internally generated funds and will rely on those internally generated funds to fund its continued network expansion and distributions.



   Net cash provided by operating activities was $70.5 million, $46.8 million and $28.7 million for the years ended 2001, 2000 and 1999, respectively. Net cash used in financing activities was $65.6 million, $42.5 million and $23.2 million for the years ended December 31, 2001, 2000 and 1999, respectively.



   The principal uses of funds in the year ended December 31, 2001 were capital expenditures of $4.9 million and distributions to partners of $70 million. The principal uses of funds in the year ended December 31, 2000 were capital expenditures of $4.7 million and distributions to partners of $35 million. The principal uses of funds in the year ended December 31, 1999 were capital expenditures of $6.3 million and an $18 million distribution to partners.



Verizon Wireless of the East



   Verizon Wireless of the East expects to have significant cash needs over the next two years, as described below.


  Capital Expenditures


   Substantial capital outlays will be required to convert Price Communications Wireless' network infrastructure from Time Division Multiple Access ("TDMA") to Code Division Multiple Access ("CDMA") technology. Cellco Partnership currently estimates that Verizon Wireless of the East's capital expenditures, including costs for the conversion of the former Price Communications Wireless markets to CDMA, will total approximately $200 million over the next two years. The conversion of the network to CDMA will also require additional costs to be treated as operating expenses relating to the change out of handsets. This cost will be approximately $52 million over the next two years.


  Distributions


   After the second anniversary of the asset contribution, Verizon Wireless of the East will make cash distributions to the holder of the preferred interest on a quarterly basis equal to 50% of Price Communications Wireless' preferred return. Cellco Partnership does not anticipate such future cash distributions will have a material effect on the financial position and results of operations of Verizon Wireless of the East.


  Debt Service


   In connection with the asset contribution, Verizon Wireless of the East will effect a covenant defeasance to redeem all of the $175 million of 113/4% Senior Subordinated Notes due 2007 and the $525 million of 9 1/8% Senior Secured Notes due 2006, respectively, with cash contributed by the partners (totaling approximately $350 million). The estimated cost of defeasance and redemption is $50 million. In connection with the defeasance and redemption, Verizon Wireless of the East will also borrow $350 million from a third-party lender. This loan will be non-recourse to the partners of Verizon Wireless of the East and shall not obligate Verizon Wireless of the East to repay the loan at any time prior to five years after the asset contribution transaction . Pro forma interest expense on the $350 million loan for the year ended December 31, 2001 was $21 million. Future interest payments may vary from Verizon Wireless of the East's pro forma results due to changes in outstanding debt levels and changes in market conditions.



   In addition, subsidiaries of Cellco Partnership will contribute a $500 million promissory note receivable issued by Cellco Partnership, and payable upon demand. Pro forma interest income on this note was approximately $31 million for the year ended December 31, 2001.


  Sources of Funds


   Verizon Wireless of the East will fund its operations through internally generated funds and will rely on those internally generated funds to fund its distributions. Verizon Wireless of the East will rely on a combination of internally generated funds and borrowings from affiliates and unrelated entities to fund its capital expenditures and debt service needs.



   We cannot assure that Verizon Wireless of the East will be able to obtain all necessary financing to support its operations and other cash needs.


RECENT ACCOUNTING PRONOUNCEMENTS

   In June 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," No. 142, "Goodwill and Other Intangible Assets" and No. 143, "Accounting for Asset Retirement Obligations."

   SFAS No. 141 requires the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001.


   SFAS No. 142 requires that goodwill and indefinite-lived intangible assets will no longer be amortized. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flows approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Intangible assets that have finite lives will continue to be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Verizon Wireless of the East is required to adopt SFAS No. 142 effective January 1, 2002. In conjunction with this adoption, Verizon Wireless of the East has completed a preliminary assessment of the useful lives of the intangible assets being contributed by Price Communications Wireless. The principal intangible asset being contributed in the asset contribution transaction is deferred cellular licenses. These licenses will provide Verizon Wireless of the East with the right to utilize certain radio frequency spectrum. Radio frequency spectrum is a resource that has always existed and will continue to exist indefinitely. While licenses are issued for only a fixed time, generally ten years, such licenses are subject to renewal by the Federal Communications Commission, ("FCC"). Renewals of licenses typically occur routinely and at nominal cost. Management of Verizon Wireless of the East does not expect that there are currently any legal, regulatory, contractual, competitive, economic or other factors that limit the useful life of the contributed deferred cellular licenses. As a result, the deferred cellular licenses are expected to be treated as an indefinite life intangible asset under the provisions of Statement 142 and are not expected to be amortized but rather are expected to be tested for impairment. Verizon Wireless of the East will reevaluate the useful life determination for deferred cellular licenses each reporting period to determine whether events and circumstances continue to support an indefinite useful life.



   When testing deferred cellular licenses for impairment, Verizon Wireless of the East will measure the fair value of the aggregate deferred cellular licenses on a discounted cash flow basis. Management expects that the discounted cash flows of the deferred cellular licenses will equal the enterprise discounted cash flows less the cash flows attributable to other net assets. If the fair value of the aggregated deferred cellular licenses as measured is less than the aggregated carrying amount, an impairment will be recognized. Using this methodology, deferred cellular licenses will be tested for impairment annually or between annual dates if events or circumstances warrant.



   SFAS No. 143 requires entities to recognize the fair value of any legal obligation associated with the retirement of long-lived assets and to capitalize that amount as a part of the book value of the long-lived asset. That cost is then depreciated over the remaining life of the underlying long-lived asset. Verizon Wireless of the East is required to adopt the standard effective January 1, 2003. Verizon Wireless of the East will evaluate its long-lived assets retirement obligation in relation to the provisions of SFAS No. 143 to determine the impact, if any, on its future results of operations or financial position.



   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This standard re-addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It concludes that one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. Verizon Wireless of the East is required to adopt the standard effective January 1, 2002. Verizon Wireless of the East does not expect the impact of the adoption of SFAS No. 144 to have a material effect on results of operations or financial position.

                   BUSINESS OF VERIZON WIRELESS OF THE EAST


Overview


   The business of Verizon Wireless of the East will consist of the ownership and operation of all of the assets to be contributed by Price Communications Wireless and Cellco Partnership and its subsidiaries to Verizon Wireless of the East pursuant to the transaction agreement. Price Communications Wireless will contribute substantially all of its assets and approximately $150 million in cash, and Cellco Partnership and its subsidiaries will contribute an aggregate 85% partnership interest in Orange County-Poughkeepsie Limited Partnership (including the general partner interest and its associated management rights), certain FCC licenses, a $500 million promissory note receivable and approximately $250 million in cash.



   The operations of Verizon Wireless of the East will be closely integrated with Cellco Partnership's other wireless telecommunications assets. Cellco Partnership intends to provide or arrange for the provision of certain services to Verizon Wireless of the East in connection with its business. These services may include: (i) administrative, accounting, billing, credit, collection, insurance, legal, purchasing, clerical and such other general services as may be necessary to administer Verizon Wireless of the East; (ii) design, engineering, optimization, implementation, surveillance, maintenance, repair and such other technical services as may be necessary to operate Verizon Wireless of the East's wireless network; and (iii) assistance in the preparation of filings with regulatory authorities and in the negotiation of transactions with respect to the FCC licenses owned by Verizon Wireless of the East.



Price Communications Wireless Contributed Assets



   As of December 31, 2001, Price Communications Wireless provided cellular telecommunications service to approximately 570,000 subscribers in Alabama, Florida, Georgia, and South Carolina in a total of 16 licensed service areas, composed of eight MSAs and eight RSAs, with an aggregate estimated population of 3.4 million. Price Communications Wireless sells its cellular telecommunications service as well as a full line of cellular products and accessories principally through its network of retail stores. Price Communications Wireless markets all of its products and services under the nationally recognized service mark CELLULARONE. After the asset contribution transaction and a period of transition, these markets will be converted to the "Verizon Wireless" brand name.



   Price Communications Wireless' cellular telecommunications systems serve contiguous licensed service areas in Georgia, Alabama and South Carolina. Price Communications Wireless also has a cellular service area in Panama City, Florida. The following table sets forth, with respect to each service area in which Price Communications Wireless owns a cellular telecommunications system, the estimated population and, for each MSA, its national ranking.

                                                            MSA    Estimated
Service Area                                                Rank Population(1)
------------                                                ---- -------------
Albany, GA................................................. 261      120,822
Augusta, GA................................................ 108      452,846
Columbus, GA............................................... 153      250,929
Macon, GA.................................................. 138      322,544
Savannah, GA............................................... 155      293,000
Georgia--6 RSA.............................................  --      211,408
Georgia--7 RSA.............................................  --      139,606
Georgia--8 RSA.............................................  --      166,601
Georgia--9 RSA.............................................  --      124,063
Georgia--10 RSA............................................  --      162,261
Georgia--12 RSA............................................  --      220,558
Georgia--13 RSA............................................  --      157,068
Dothan, AL................................................. 246      137,916
Montgomery, AL............................................. 139      333,065
Alabama--8 RSA.............................................  --      196,259
                                                                   ---------
   Subtotal................................................        3,288,946
Panama City, FL............................................ 283      148,217
                                                                   ---------
   Total...................................................        3,437,163
                                                                   =========

--------

(1) Based on population estimates from U.S. Census 2000.



   Seven MSAs, Montgomery and Dothan, Alabama and Macon, Columbus, Albany, Augusta and Savannah, Georgia make up the core of Price Communications Wireless' Georgia/Alabama cluster. Price Communications Wireless owns additional cellular service areas in this region including the Georgia--9 RSA, Alabama--8 RSA, Georgia--7 RSA, Georgia--8 RSA, Georgia--10 RSA, Georgia--12 RSA, Georgia--13 RSA and the Georgia--6 RSA. The Augusta, Georgia MSA includes Aiken County in South Carolina. In the aggregate, these markets now cover a contiguous service area of approximately 38,000 square miles that includes Montgomery, the state capital of Alabama, prominent resort destinations in Jekyll Island, St. Simons Island and Sea Island, Georgia, and over 710 miles of interstate highway, including most of I-95 between Savannah, Georgia and Jacksonville, Florida. Price Communications Wireless collects substantial roaming revenue from cellular telecommunications subscribers from other systems traveling in these markets from nearby population centers such as Atlanta and Birmingham, as well as from vacation and business traffic in the southeastern United States. As of December 31, 2001, Price Communications Wireless utilized 360 cell sites in this cluster.



   Price Communications Wireless owns the non-wireline cellular license for the Panama City, Florida market. Price Communications Wireless collects substantial roaming revenue in this market from subscribers from other systems who visit Panama City, a popular spring and summer vacation destination. As of December 31, 2001, Price Communications Wireless utilized 18 cell sites in this market.


Cellco Contributed Assets

  Orange County-Poughkeepsie Limited Partnership


   The Orange County-Poughkeepsie Limited Partnership ("OCP") operates as a wholesale provider of wireless services in the Orange County, NY MSA and the Poughkeepsie, NY MSA. As a wholesale provider, OCP owns and operates a cellular telecommunications network and sells lines of service to reseller companies who in turn sell to individual subscribers. The OCP cellular system became operational in 1987.



   OCP is owned 85% by NYNEX Mobile Limited Partnership 2 (which is beneficially owned 100% by Cellco Partnership) and 7.5% by each of Taconic Telephone Corporation and Warwick Valley Telephone Company. Cellco Partnership presently acts as the general partner, which makes all decisions and is empowered to do or cause to be done all acts necessary or appropriate for the operation of OCP, and also as a limited partner.

   OCP operates using two wireline cellular licenses on the 800 MHZ frequency band. The licenses cover the two MSA markets stated above. Orange County is listed by the FCC as MSA 144, with a population of over 341,000, a population density of approximately 414 persons per square mile and a median household annual income over $40,000. Poughkeepsie is listed by the FCC as MSA 151, with a population of over 280,000, a population density of approximately 348 persons per square mile and a median household annual income over $40,000.


   OCP owns a network of 33 cell sites, 30 of which operate on the CDMA digital standard. As a wholesale provider, OCP does not have its own retail subscribers but instead sells lines of service to reseller companies. As of December 31, 2001, OCP provided service to more than 112,000 subscribers through 10 reseller companies. The main reseller is Cellco Partnership, which contracts for 86% of the lines and is responsible for approximately 83% of OCP's service revenues. Because OCP operates on a wholesale basis only, it does not operate any retail stores directly or contract with any agents for the retail distribution of cellular service or wireless communication devices.



   All services and network operations are performed on behalf of OCP by employees of Cellco Partnership managed through the Cellco Partnership regional and area operations groups. OCP does not have any employees.


   The partners make capital contributions, share in the operating results and receive distributions from OCP in accordance with their respective ownership percentages.

   A description of the limited partnership agreement relating to OCP is set forth in the section of this proxy statement/prospectus entitled "Orange County-Poughkeepsie Limited Partnership Agreement."

  FCC Licenses


   The FCC licenses to be contributed to Verizon Wireless of the East by Cellco Partnership include the FCC licenses to provide broadband PCS wireless communication services within the Macon, Georgia BTA, and all of Cellco Partnership's right, title and interest in the FCC license to provide broadband PCS wireless communication services within a portion of the Atlanta, Georgia BTA. Such licenses authorize operation on the 10 MHz E block spectrum constituting the 1885-1890 MHz and 1965-1970 MHz frequency bands.



  Cellco Partnership Promissory Note



   Cellco Partnership will also issue and contribute to Verizon Wireless of the East a note receivable for the principal amount of $500 million. The note will accrue interest at an annual rate of 6.14%, and both principal and interest will be payable on demand.



Integration with the "Verizon Wireless" Business



   Cellco Partnership (doing business as "Verizon Wireless") is the leading wireless communications provider in the United States in terms of the number of subscribers, revenues and operating cash flow and offers wireless voice and data services across the most extensive wireless network in the United States. As of December 31, 2001:



  . Cellco Partnership has the largest subscriber base in the United States, with 29.4 million subscribers, of which approximately 22.0 million were digital subscribers;



  . Cellco Partnership has FCC licenses to offer its services in areas where approximately 248 million people reside;



  . Cellco Partnership's network provides service in, or covers, areas where approximately 89% of the population in its licensed areas, or 221 million people, reside and in 49 of the 50 and 97 of the 100 most populated U.S. metropolitan areas;


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  .  Cellco Partnership's network provides digital coverage in areas where approximately 207 million people reside, including in almost every major U.S. city;



   Cellco Partnership further supplements its operations with roaming agreements that allow its 29.4 million subscribers to use their wireless voice services in virtually all areas where wireless service is available in the United States. Cellco Partnership's extensive coverage enables it to cost-effectively offer innovative pricing, such as its America's Choice plans, enhanced features and other targeted service packages. Cellco Partnership plans to continue to strengthen its network by expanding the breadth and depth of its coverage in licensed areas and by acquiring additional spectrum in currently licensed and other areas.



   The operations of Verizon Wireless of the East will be closely integrated with the operations of Cellco Partnership.



  . Verizon Wireless of the East's services will be marketed under the "Verizon Wireless" brand name. Cellco Partnership's studies have found that its brand awareness is over 90% among wireless users and prospective customers. Price Communications Wireless has indicated that it agrees with this finding and believes that the "Verizon Wireless" brand is well respected.



  . Verizon Wireless of the East's marketing will be coordinated by and integrated with Cellco Partnership's national marketing campaign. Cellco Partnership's marketing efforts are focused on a coordinated program of television, print, radio, outdoor signage, internet and point of sale media promotions. Cellco Partnership coordinates marketing efforts throughout its service area, which will include Verizon Wireless of the East 's service area, to ensure that its marketing message is uniformly presented across all of its markets. In particular, Verizon Wireless of the East will adopt the Cellco Partnership pricing plans, which include its national America's Choice plans, which appeal to nationwide travelers, its Corporate America's Choice national plans, for large corporate customers, and prepaid plans that appeal to new users and various other business and consumer segments.



  . Verizon Wireless of the East's sales and distribution will be integrated with and coordinated by Cellco Partnership. Verizon Wireless of the East's sales strategy will be consistent with that of Cellco Partnership's sales strategy--to use a mix of direct, indirect and resale distribution channels in order to increase customer growth while reducing customer acquisition costs. Verizon Wireless of the East will maintain company-owned stores within the markets contributed by Price Communications Wireless. The Price Communications Wireless assets to be contributed include 41 retail stores in these markets. Verizon Wireless of the East will also rely upon Cellco Partnership's indirect channels to maintain an extensive distribution system. Cellco Partnership has approximately 25,000 indirect retail partner locations selling wireless services, including 10,000 full service locations and 15,000 locations only offering prepaid-calling replenishment, as of December 31, 2001.



  . Verizon Wireless of the East's customer care will be integrated with and coordinated by Cellco Partnership. Customer care, retention and satisfaction are essential elements of Verizon Wireless of the East's and Cellco Partnership's strategies. Through Cellco Partnership's customer care network, Verizon Wireless of the East will offer customer care twenty-four hours a day/seven days a week. Cellco Partnership's customer care network includes 26 full-service call centers and several additional specialty centers.



  . Price Communications Wireless' contributed network will be converted from time division multiple access, or TDMA, to code division multiple access, or CDMA. The digital network being contributed by Price Communications Wireless uses a wireless digital transmission standard know as time division multiple access, or TDMA. Cellco Partnership's digital network uses a wireless digital transmission standard known as code division multiple access, or CDMA. These two digital technologies are incompatible. Accordingly, Verizon Wireless of the East intends to convert the Price Communications Wireless contributed network and handsets used in the Price Communications Wireless markets to CDMA. Pursuant to the terms of the limited partnership agreement (1) all losses realized upon the sale,


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     disposition or write-off of any assets in connection with the conversion and (2) all costs of purchasing handsets to be provided to then existing customers in connection with the conversion will be specially allocated to the capital accounts of the subsidiaries of Cellco Partnership which are partners and not to the capital account of Price Communications. You should be aware, however, that the foregoing two categories do not include all of the costs associated with the conversion. In addition, we cannot assure you that disruptions to service resulting from the conversion will not adversely affect Verizon Wireless of the East 's results of operations.



  . Verizon Wireless of the East's information systems will eventually be integrated with and provided by Cellco Partnership. Initially Verizon Wireless of the East will rely upon many of the legacy systems contributed by Price Communications Wireless. Verizon Wireless of the East intends to gradually transition from these legacy systems to Cellco Partnership's information systems. Verizon Wireless of the East 's information systems will include billing, point of sale, provisioning, customer care, data warehouse, fraud detection and prevention, financial and human resources.


Competition


   There is substantial competition in the wireless telecommunications industry. Verizon Wireless of the East expects competition to intensify as a result of the consolidation of the industry, the entrance of new competitors, the development of new technologies, products and services, the auction of additional spectrum and regulatory changes. Other wireless providers, including other cellular and PCS operators and resellers, serve each of the markets in which Verizon Wireless of the East will compete.



   Currently, the primary competitor in each of the Price Communications Wireless contributed service areas is the other cellular licensee. The table below lists the primary competitor in each of Price Communications Wireless' existing service areas:


Market                                    Primary Competitor
------                                    ------------------
Albany, GA............................... ALLTEL
Augusta, GA.............................. ALLTEL
Columbus, GA............................. Public Service Cellular
Macon, GA................................ Cingular Wireless
Savannah, GA............................. ALLTEL
Georgia--6 RSA........................... Cingular Wireless and Public Service
                                          Cellular(1)
Georgia--7 RSA........................... ALLTEL and Cingular Wireless(1)
Georgia--8 RSA........................... ALLTEL
Georgia--9 RSA........................... ALLTEL and Public Service Cellular(1)
Georgia--10 RSA.......................... ALLTEL
Georgia--12 RSA.......................... ALLTEL
Georgia--13 RSA.......................... ALLTEL
Dothan, AL............................... ALLTEL
Montgomery, AL........................... ALLTEL
Alabama--8 RSA........................... Public Service Cellular and ALLTEL(1)
Panama City, FL.......................... ALLTEL

--------
(1) The FCC has granted licenses subdividing the service area between these carriers.


   As noted above, OCP is a wholesale provider of wireless services and thus does not compete directly for individual retail subscribers. OCP does compete, however, with the other wireless licensees in its service areas for resellers. In addition, the impact of such competition on OCP's resellers affects their use of OCP's wireless services. OCP's principal competitor in the wholesale wireless business is American Cellular, a joint venture between Dobson Communications and AT&T Wireless.


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


   The wireless communications industry has been experiencing significant consolidation, and Verizon Wireless of the East expects that this trend will continue. This consolidation trend may create additional large, well-capitalized competitors with substantial financial, technical, marketing and other resources to compete with its offerings.



   Verizon Wireless of the East believes that the following are the most important competitive factors in its industry:



  . Brand recognition. Verizon Wireless of the East's retail wireless services in the former Price Communications Wireless markets will be marketed under the "Verizon Wireless" brand. The "Verizon Wireless" brand was introduced in April 2000 and has developed strong brand recognition. Some of Verizon Wireless of the East's retail competitors in the former Price Communications Wireless markets will have brands that are well-established and have even greater brand recognition, but other competitors have brand names that have been more recently introduced or have less brand recognition.



  . Network coverage. In recent years, competition in the wireless industry has led to lower prices and to the popularity of pricing plans that do not charge for roaming. As a result, the ability to offer national coverage through one's own network is important. The ability to provide service over a single network also offers other advantages, including the ability to ensure uniform performance and the availability of features throughout the country, as many features are not fully available through roaming partners. Through the integration of Verizon Wireless of the East's network with Cellco Partnership's, Verizon Wireless of the East believes that it will realize the benefits of Cellco Partnership's network. None of Verizon Wireless of the East's retail competitors in the former Price Communications Wireless markets have as extensive a network as Cellco Partnership does, and most have build-out needs, but some have affiliate relationships with other wireless providers that permit them to reduce the cost of roaming through preferential arrangements.



  . Digital service. Digital service offers benefits to the customer and also permits a network to have greater capacity. Neither Verizon Wireless of the East's nor Cellco Partnership's network is fully digital yet, while some of Verizon Wireless of the East's retail competitors in the former Price Communications Wireless markets have fully digital networks. In addition, those competitors with fully digital networks generally have higher average revenue per subscriber.



  . Technology. CDMA, global system for mobile communications, or GSM, and TDMA each have their own strengths and weaknesses. Verizon Wireless of the East believes that CDMA digital technology provides approximately eight times greater capacity than that of analog technology. CDMA has proven in the marketplace that it can provide significant operating and cost efficiencies. CDMA is also currently used by several other wireless providers in the United States, providing additional potential CDMA roaming partners and ensuring continued support and development of CDMA handsets and network equipment by manufacturers. While Verizon Wireless of the East believes that CDMA has competitive advantages, proponents of GSM and TDMA believe that those systems provide different advantages. TDMA is used by AT&T Wireless and Cingular Wireless, two of the leading wireless providers in the United States, while GSM is used throughout Europe, although VoiceStream Wireless Corporation is the only major wireless provider in the United States that exclusively uses GSM. AT&T Wireless and Cingular Wireless each have recently announced an intention to add a GSM-overlay to its network, which will increase the use of GSM in the United States.



  . Customer Service. Quality customer service and care is essential to ensure that existing customers do not terminate service and to obtain new customers. While Verizon Wireless of the East intends to focus on improving customer service and care in the former Price Communications Wireless markets, most of its competitors are also focusing on improving customer service and care.



  . Capital resources. In order to expand and build-out networks and introduce next generation services, wireless providers require significant capital resources. Many of Verizon Wireless of the East's retail


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


     competitors in the former Price Communications Wireless markets are better capitalized and have significantly greater operating cash flow. While Verizon Wireless of the East 's indirect majority owner, Cellco Partnership, is well capitalized and has more operating cash flow than any other wireless provider, Cellco Partnership has no obligation to fund Verizon Wireless of the East's capital needs.



   As a result of competition, Verizon Wireless of the East may encounter further market pressures to:


   . reduce its service prices from the historical levels charged by its predecessor businesses;

   . restructure its service packages to offer more value; or

   . respond to particular short-term, market-specific situations, for example, special introductory pricing or packages that may be offered by new providers launching their service in a particular market.


   Verizon Wireless of the East also expects that it will need to increase its advertising and promotional spending from the historical levels of its predecessor businesses to respond to competition. In addition, in the former Price Communications Wireless areas, some of the indirect retailers who will sell Verizon Wireless of the East 's services will also sell many of its competitors' services. All of these conditions may lead to possible consumer confusion and increasing movement of customers between competitors and could have a material adverse effect on Verizon Wireless of the East's results of operations. Verizon Wireless of the East's ability to compete successfully will depend in part on its marketing efforts and on its ability to anticipate and respond to various competitive factors affecting the industry, including the factors described above, new services and technologies, changes in consumer preferences, demographic trends, economic conditions and pricing strategies by competitors.


Properties


   Verizon Wireless of the East will be managed by Verizon Wireless of Georgia and accordingly will not have any headquarters. Verizon Wireless of the East will, however, maintain certain other facilities including retail sales locations, switching centers and cell sites.



   The Price Communications Wireless contributed assets include, as of December 31, 2001, 41 retail stores (including one kiosk), 3 switching locations and 378 cell sites. In addition, as of December 31, 2001, OCP's assets include 33 cell sites. Because OCP operates on a wholesale basis, it does not operate any stores. Verizon Wireless of the East believes that its facilities will be suitable for their purposes and that additional facilities can be secured for its anticipated needs, although it may have difficulty obtaining additional cell sites.


Environmental Matters


   Verizon Wireless of the East will be subject to various federal, state and local environmental protection and health and safety laws and regulations, and will incur costs to comply with those laws. Verizon Wireless of the East will own or lease real property, and some environmental laws hold current or previous owners or operators of businesses and real property liable for contamination on that property, even if they did not know of and were not responsible for the contamination. Environmental laws may also impose liability on any person who disposes of hazardous substances, regardless of whether the disposal site is owned or operated by such person. Although Verizon Wireless of the East currently anticipates that the costs of complying with environmental laws will not materially adversely affect it, Verizon Wireless of the East cannot ensure you that it will not incur material costs or liabilities in the future due to the discovery of new facts or conditions, the occurrence of new releases of hazardous materials or a change in environmental laws.


Employees


   Verizon Wireless of the East will not have any employees. All of its management and operations will be performed on its behalf by employees of Cellco Partnership, including current employees of Price Communications Wireless who become employees of Cellco Partnership. No Price Communications Wireless employees are currently represented by a labor organization. OCP has no employees, and its services and network operations are performed on its behalf by employees of Cellco Partnership.


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


   Labor unions have indicated their interest in organizing Cellco Partnership's workforce. Two unions, the Communications Workers of America and the International Brotherhood of Electrical Workers, have agreements with Cellco Partnership that would require Cellco Partnership to take a neutral position if the union conducts an organizing campaign in certain markets, including the OCP markets. The agreements further require Cellco Partnership to recognize and bargain with these unions if they were to present union authorization cards signed by 55% of the employees in an appropriate bargaining unit within these markets. This "card check" organizing process is advantageous to unions because it allows them to avoid a more difficult secret ballot election process conducted by the National Labor Relations Board. These agreements expire in 2004. As a result of these commitments, Cellco Partnership expects organizing activities potentially directed at its employees to continue. Cellco Partnership cannot predict what level of success the unions may have in organizing its employees.


Intellectual Property


   Verizon Communications owns the trademarks issued for "Verizon" and "Verizon Wireless" and some service offering names, such as "SingleRate," that Verizon Wireless of the East intends to use. Verizon Communications has licensed these and other marks to Cellco Partnership on a non-exclusive basis until 2 1/2 years after it ceases to own any interest in Cellco Partnership or Cellco Partnership begins to use a different brand name. Neither Verizon Communications nor Cellco Partnership has any obligation to permit Verizon Wireless of the East to use these trademarks and could require Verizon Wireless of the East to discontinue their use at any time.


Regulatory Environment

   The FCC regulates the licensing, construction, operation, acquisition and transfer of wireless systems in the United States pursuant to the Communications Act of 1934, as amended by the Telecommunications Act of 1996 and other legislation and the associated rules, regulations and policies promulgated by the FCC.

   To use the radio frequency spectrum in the United States, wireless communications systems must be authorized by the FCC to operate the wireless network and mobile devices in assigned spectrum segments and must comply with the rules and policies governing the use of the spectrum as adopted by the FCC. These rules and policies, among other things, (1) regulate the ability to acquire and hold radio spectrum, (2) impose technical obligations on the operation of networks, (3) impose requirements on the ways wireless providers serve and communicate with their customers, (4) regulate the interconnection of wireless networks of multiple carriers, (5) obligate wireless service providers to permit unrestricted resale of their services by resellers and to serve roaming customers of other wireless carriers and (6) impose a variety of fees and charges on wireless businesses that are used to finance numerous regulatory programs and part of the FCC's budget.

   The process of obtaining U.S. operating authority for a wireless system requires three separate proceedings to be completed by the FCC: (1) allocating radio frequency spectrum segments for the services, (2) adopting rules and policies to govern the operation of the wireless systems in the allocated spectrum segments and (3) issuing licenses to applicants for use of the spectrum allocations.


   In addition, because licenses are issued for only a fixed time, generally 10 years, wireless providers must periodically seek renewal of those licenses. The FCC will award a renewal expectancy to a wireless licensee that has provided substantial service during its past license term and has substantially complied with applicable FCC rules and policies and the Communications Act. The FCC has routinely renewed wireless licenses in the past, and none of Price Communications Wireless' or Cellco Partnership's licenses has ever been denied or even challenged. However, the Act provides that licenses may be revoked for cause and license renewal applications denied if the FCC determines that a renewal would not serve the public interest. Violations of FCC rules may also result in monetary penalties or other sanctions. FCC rules provide that competing renewal applications for licenses will be considered in comparative hearings and establish the qualifications for competing applications and the standards to be applied in hearings.


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

   Wireless systems are subject to Federal Aviation Administration and FCC regulations governing the location, lighting and construction of transmitter towers and antennas and are subject to regulation under federal environmental laws and the FCC's environmental regulations, including limits on radio frequency radiation from mobile handsets and antennas. State or local zoning and land use regulations also apply to tower siting and construction activities.



  Broadband Wireless Services Systems


   Verizon Wireless of the East will hold geographic service area licenses granted by the FCC to provide cellular and PCS services. While most of Verizon Wireless of the East's competitors hold cellular or PCS licenses, one of its principal competitors, Nextel Communications, provides wireless services on frequencies allocated to the "Specialized Mobile Radio" service. Verizon Wireless of the East will not hold specialized mobile radio licenses.



   A cellular system operates on one of two 25 MHz frequency blocks, known as the "A" and "B" blocks, in the 850 MHz band that the FCC allocates for cellular radio service. Cellular systems principally are used for two-way mobile voice applications, although they may be used for data applications and fixed wireless services as well. Cellular licenses are issued for either metropolitan statistical areas or rural service areas, two in each area. FCC regulation prohibits any entity from holding both the A and B blocks in a single rural service area.



   A broadband PCS system operates on one of six frequency blocks in the 1800-1900 MHz bands that the FCC allocated for personal communications services. PCS systems generally are used for two-way voice applications although they may carry two-way data communications and fixed wireless services as well. For the purpose of awarding PCS licenses, the FCC has divided the United States into 51 large regions called major trading areas, which are comprised of 493 smaller regions called basic trading areas. The FCC awarded two PCS licenses for each major trading area, known as the "A" and "B" blocks, and four licenses for each basic trading area known as the "C," "D," "E," and "F" blocks. The two major trading area licenses authorize the use of 30 MHz of PCS spectrum. One of the basic trading area licenses is for 30 MHz of spectrum, and the other three are for 10 MHz each. Verizon Wireless of the East will initially hold "E" block 10 MHz PCS licenses for the Macon, GA BTA and for a portion of the Atlanta, GA BTA.



   Under the FCC's current rules specifying spectrum aggregation limits affecting wireless licensees, no entity may hold attributable interests, generally 20% or more of the equity of, or an officer or director position with, the licensee, in licenses for more than a total of 55 MHz of combined PCS, cellular and various specialized mobile radio services where there is significant overlap in any geographic area. Significant overlap is defined to occur when at least 10% of the population of the PCS licensed service area is within the cellular and/or specialized mobile radio service area(s). On January 1, 2003, the 55 MHz limit "sunsets". Thereafter, the FCC will review acquisitions on a case-by-case basis and may consider, among other factors, the impact of the transaction on competition.



   All 10 MHz PCS licensees must construct facilities that offer coverage to one-fourth of the population of the licensed area or "make a showing of substantial service in their license area" within five years of the original license grants. Licensees that fail to meet the coverage requirements may be subject to forfeiture of the license. The Cellco Partnership entities that hold FCC licenses to be contributed to Verizon Wireless of the East will notify the FCC prior to consummation of the asset contribution transaction that they have met the coverage requirements that have applied to them prior to the date of such transaction.



   Verizon Wireless of the East will use common carrier point-to-point microwave facilities and dedicated facilities leased from communications companies or other common carriers to connect its wireless cell sites, and to link them to the main switching office. The FCC licenses these facilities separately, and they are subject to regulation as to technical parameters and service. Microwave licenses must also be renewed every 10 years.


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  Transfers and Assignments of Wireless Licenses


   The Communications Act and FCC rules require the FCC's prior approval of the assignment or transfer of control of a license for a wireless system. Before Verizon Wireless of the East can complete any such purchase or sale, it must file appropriate applications with the FCC, and the public is by law granted a period of time, typically 30 days, to oppose or comment on them. In addition, the FCC has established transfer disclosure requirements that require licensees who assign or transfer control of a license acquired through an auction within the first three years of their license terms to file associated sale contracts, option agreements, management agreements or other documents disclosing the total consideration that the licensee would receive in return for the transfer or assignment of its license. Non-controlling minority interests in an entity that holds a FCC license generally may be bought or sold without FCC approval, subject to the FCC's spectrum aggregation limits. However, notification and expiration or earlier termination of the applicable waiting period under
Section 7A of the Clayton Act by either the Federal Trade Commission or the Department of Justice may be required, as well as approval by, or notification of, state or local regulatory authorities having competent jurisdiction, if Verizon Wireless of the East seeks to sell or acquire wireless systems.


  Foreign Ownership

   Under existing law, no more than 20% of an FCC licensee's capital stock may be directly owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation and if an FCC licensee is controlled by another entity, up to 25% of that entity's capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Indirect foreign ownership above the 25% level may be allowed should the FCC find such higher levels not inconsistent with the public interest. These requirements apply to licensee partnerships as well as corporations.

  Spectrum Acquisitions


   As is the case with many other wireless providers, Verizon Wireless of the East anticipates that it may need additional spectrum to meet anticipated demand. Verizon Wireless of the East can attempt to meet its needs for new spectrum in two ways, by acquiring spectrum held by others or by acquiring new spectrum licenses from the FCC. The Communications Act requires the FCC to award new licenses for most commercial wireless services to applicants through a competitive bidding process. If Verizon Wireless of the East needs additional spectrum, it may be able to acquire that spectrum through Cellco Partnership, if Cellco Partnership participates in an auction for any new licenses that may become available or by purchasing existing facilities and then contributes or sells such licenses or facilities to Verizon Wireless of the East for incorporation into its system. We cannot assure you that Verizon Wireless of the East will be able to acquire spectrum to meet its projected needs on a timely basis or at all, given the competition for licenses among commercial mobile radio service providers and others seeking to become mobile radio service providers.


Recent Federal Regulatory Developments


   The FCC does not specify the rates that Verizon Wireless of the East may charge for its services nor will it require it to file tariffs for its U.S. wireless operations. However, the Communications Act states that an entity that provides commercial mobile radio services is a common carrier, and is thus subject to the requirements of the Act that it not charge unjust or unreasonable rates, nor engage in unreasonable discrimination. The FCC may invoke these provisions to regulate the rates, terms and conditions under which Verizon Wireless of the East provides service. In addition, the Act defines a commercial mobile radio service provider as a telecommunications carrier, which makes it subject it to a number of other regulatory requirements in its dealings with other carriers and subscribers. These requirements will impose restrictions on Verizon Wireless of the East's business and increase its costs. Among the requirements that will affect it are the following:


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


   The FCC has imposed rules for making emergency 911 services available by cellular, PCS and other broadband commercial mobile radio service providers, including enhanced 911 services that provide the caller's communications number, location and other information. Commercial mobile radio service providers are required to take actions enabling them to provide a caller's automatic number identification and cell site if requested to do so by a public safety dispatch agency at the provider's own cost. As of October 2001, the rules require providers also to supply the geographic coordinates of the customer's location, either by means of network-based or handset-based technologies. Providers may not demand cost recovery as a condition of doing so, although they are permitted to negotiate cost recovery. These rules will require Verizon Wireless of the East to make significant investments in its network and to reach agreements both with vendors of 911 equipment and state and local public safety dispatch agencies with no assurance that it can obtain reimbursement for the substantial costs it will incur.



   The FCC has established federal universal service requirements that affect commercial mobile radio service operators. Under the FCC's rules, commercial mobile radio service providers are potentially eligible to receive universal service subsidies; however, they are also required to contribute to the federal universal service fund. The FCC also is considering whether carriers that decide to pass through their mandatory universal service contributions to their customers should be required to provide a specific explanation of the charges on bills, whether to increase the portion of wireless carrier revenues that is subject to contribution and whether to ensure that the carriers that pass through their contribution do not recover amounts greater than their mandatory contributions from their customers. Many states also are moving forward to develop state universal service fund programs. A number of these state funds require contributions, varying greatly from state to state, from commercial mobile radio service providers. Expansion of these programs will impose a correspondingly growing expense on Verizon Wireless of the East's business.



   The FCC has adopted rules regulating the use of telephone numbers by wireless and other providers as part of an effort to achieve more efficient number utilization. In addition, it adopted rules on communications number portability that will enable customers to keep their communications number when switching to another carrier. Wireless carriers must offer number portability to their customers beginning in November 2002. The FCC has also adopted rules requiring wireless providers to provide functions to facilitate electronic surveillance by law enforcement officials pursuant to the Communications Assistance for Law Enforcement Act of 1995 and the administration is considering whether to seek to impose "priority access" requirements on carriers that would require Verizon Wireless of the East, in emergency situations, to make channels available for exclusive use by government and public safety agencies. These and other regulatory mandates will impose costs on Verizon Wireless of the East to purchase, install and maintain the software and other equipment needed.



   The Communications Act and the FCC's rules grant various rights and impose various obligations on commercial mobile radio service providers when they interconnect with the facilities of local exchange carriers. Generally, commercial mobile radio service providers are entitled to "reciprocal compensation," in which they are entitled to collect the same charges for terminating wireline-to-wireless traffic on their system that the local exchange carriers charge for terminating wireless-to-wireline calls. Interconnection agreements are typically negotiated by carriers, but in the event of a dispute, state public utility commissions, courts and the FCC all have a role in enforcing the interconnection provisions of the Act. Although Verizon Wireless of the East will initially have local exchange carrier interconnection agreements in place in most of its service areas, those agreements are subject to modification, expiration or termination in accordance with their terms. The FCC has begun a proceeding that is reassessing its interconnection compensation rules. For these reasons there may be changes to the interconnection prices or other terms that Verizon Wireless of the East will have in its agreements.



   In 1999, the FCC adopted rules to govern customer billing by all telecommunications carriers. It adopted additional detailed billing rules for landline telecommunications service providers and is considering whether to extend these rules to commercial mobile radio services providers, which could add to the expense of Verizon Wireless of the East's billing process as systems are modified to conform to any new requirements.


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   In 1999, the FCC adopted an order that determines the obligations of telecommunications carriers to make their services accessible to individuals with disabilities. The order requires wireless and other providers to offer equipment and services that are accessible to and useable by persons with disabilities. While the rules exempt telecommunications carriers from meeting general disability access requirements that are not readily achievable, it is not clear how the FCC will construe this exemption. Accordingly, the rules may require Verizon Wireless of the East to make material changes to its network, product line or services at its expense.




State Regulation and Local Approvals


   With the rapid growth and penetration of wireless services has come a commensurate surge of interest on the part of state legislatures and state public utility commissions in regulating the wireless industry. This interest has taken the form of efforts to regulate customer billing, termination of service arrangements, advertising, filing of "informational" tariffs, certification of operation, service coverage and quality, drivers' use of handsets, provision of emergency 911 service, and many other areas. Verizon Wireless of the East anticipates that this trend will continue, and will require it to devote legal and other resources to working with the states to respond to their concerns while minimizing any new regulation that could increase its costs of doing business.


   While the Communications Act generally preempts state and local governments from regulating entry of, or the rates charged by, wireless carriers, it also permits a state to petition the FCC to allow it to impose commercial mobile radio service rate regulation. No state currently has such a petition on file, but as wireless service continues to grow, the possibility of new regulation increases. In addition, the Act does not preempt the states from regulating the other "terms and conditions" of wireless service. Several states have invoked this language to impose, or propose, various consumer-related protection regulations on the wireless industry. States also may impose their own universal service support regimes on wireless and other telecommunications carriers, similar to the requirements that have been established by the FCC. At the local level, wireless facilities typically are subject to zoning and land use regulation. Neither local nor state governments may categorically prohibit the construction of wireless facilities in any community or take actions, such as indefinite moratoria, which have the effect of prohibiting service. Nonetheless, securing state and local government approvals for new tower sites has been and is likely to continue to be difficult, lengthy and costly.


   In addition, state commissions have become increasingly aggressive in their efforts to conserve telephone numbering resources. These efforts may impact Verizon Wireless of the East and other wireless service providers disproportionately, given the industry's growing demand for new numbers, by imposing additional costs or limiting access to numbering resources. Examples of state conservation methods include number pooling, number rationing and code sharing. In many markets, the supply of new numbers is inadequate to meet growing customer demands, but states have been and continue to be reluctant to deploy new area codes.



   Finally, states have become more active in imposing fees and taxes on wireless carriers or their customers for items such as the use of public rights of way and to pay for various regulatory programs. In addition to the cost of complying with new regulatory requirements, these fees also will increase Verizon Wireless of the East's costs of doing business and may result in higher costs to its subscribers.


Legal Proceedings


   While Verizon Wireless of the East is not currently party to any legal proceedings, Price Communications Wireless and OCP are and from time to time have been party to various litigation matters incidental to the conduct of their businesses. While certain of Price Communications Wireless' litigation matters will be assumed by Verizon Wireless of the East pursuant to the asset contribution transaction, Price Communications Wireless has agreed to indemnify Verizon Wireless of the East for all existing matters. OCP's potential liability for any existing matter will not be affected by the asset contribution transaction. OCP's potential litigation liability includes not only matters in which it is a named defendant but also actions brought against Cellco Partnership that relate to OCP's service areas. In the event Cellco Partnership incurs any litigation related liability that is fairly allocable to any service area that it manages, it allocates, pursuant to the management arrangements between Cellco Partnership and the partnership or other entity that owns such service area, an appropriate portion of such expense. Accordingly, set forth below is a discussion of certain pending litigation matters involving Cellco Partnership.



   Under the U.S. Wireless Alliance Agreement between Vodafone and Verizon Communications, Cellco Partnership has rights of indemnification, subject to certain exceptions, from Vodafone Group Plc and Verizon Communications. Generally, under this agreement, Vodafone and Verizon Communications, as the successor to Bell Atlantic Corporation and GTE Corporation, are required to indemnify Cellco Partnership for losses, as that term is defined in the underlying agreements, that may be incurred in connection with wireless businesses formerly conducted by Vodafone, Bell Atlantic and GTE, and pertaining to events which occurred or causes of action which existed prior to April 3, 2000, with respect to Vodafone and Bell Atlantic, and prior to July 10, 2000, with respect to GTE.



   To the extent, therefore, that Cellco Partnership may be subject to liability or loss in connection with any of the following matters and arising out of events or causes of action which existed prior to the dates set forth above, Cellco Partnership intends to exercise its right to be indemnified by Vodafone or Verizon Communications for such liability or loss.



   Cellco Partnership is a defendant in a number of purported class actions brought on behalf of subscribers throughout the country and alleging common law and statutory claims of misrepresentation, inadequate disclosure, unfair trade practices or breach of contract related to advertising, sales, billing and collection practices. These include claims relating to the practice, and alleged nondisclosure, of rounding up of partial minutes of airtime usage to full minute increments, send-to-end billing, negative options, ring time billing, billing for busy or incomplete calls, billing while roaming, first incoming minute free feature, monthly charges for bundled minutes, below cost sales, early disconnection charges, charges for local and toll calls, handset insurance, price discrimination and other practices and charges, as well as the adequacy of our wireless coverage and the quality of service. The actions are in various stages of the litigation process. Plaintiffs in these putative class actions have not specified the alleged damages they seek. Cellco Partnership is not currently able to assess the impact, if any, of these actions on Verizon Wireless of the East's financial position or results of operations.



   Cellco Partnership is also a defendant in two lawsuits alleging patent infringement. Cellco Partnership is defending a suit in U.S. District Court in Massachusetts filed by Freedom Wireless, Inc. against AirTouch and Bell Atlantic Mobile, among others, alleging that the defendants were infringing or contributing to the infringement of patents held by the plaintiff related to prepaid wireless service technology. Plaintiff seeks unspecified monetary damages as well as injunctive relief. Cellco Partnership is not currently able to assess the impact, if any, of these actions on Verizon Wireless of the East's financial position or results of operations. In each of these actions, Cellco Partnership intends to assert or already has asserted, the right to be indemnified by its vendors for any losses arising out the claims of infringement asserted against it. These matters are also covered, in part, by the indemnification provisions in the alliance agreement. However, the indemnification claims are unlikely to cover the full cost of defense and potential liability.



   Cellco Partnership is a defendant in a number of cases in various courts involving claims by former agents and resellers who allege that it breached its contracts with those agents and resellers, has tortiously interfered with their contractual relationships with others and has engaged in fraud and unfair competition. Some of the complaints have further alleged that Cellco Partnership is a franchisor under applicable state franchise law and has violated franchise laws in its relationship with them. State franchise laws often provide for treble damages for violations. Cellco Partnership believes that it is not a franchisor under state law in these cases. Cellco Partnership is not currently able to assess the impact, if any, of these actions on its financial position or results of operations.



   Cellco Partnership is a defendant in lawsuits alleging personal injuries, including brain cancer, from wireless phone use, specifically Christopher Newman, et al. v. Motorola, Inc., et al., pending in U.S. District Court in

Maryland, Murray v. Motorola, Inc., et al., Agro v. Motorola, Inc., et al., Cochran v. Audiovox Corp., et al., and Schwamb v. Qualcomm Inc., et al., pending in U.S. District Court for the District of Columbia, and Gibb Brower, et al. v. Motorola, Inc., et al., pending in U.S. District Court in San Diego, California. In Brower, plaintiff's amended complaint includes purported class action claims and seeks, among other relief, money for research and medical monitoring. Cellco Partnership and various other wireless carriers and various phone manufacturers are defendants in statewide class actions, including Farina, et al. v. Nokia Inc., et al., Gilliam, et al. v. Nokia Inc., et al., New York Supreme Court, Bronx County; Pinney, et al. v. Nokia Inc., et al., and Gimpelson et al. v. Nokia Inc., et al., All of these class actions have been removed to federal court, ordered for coordinated pre-trial proceedings by the Judicial Panel for Multi-District Litigation, and transferred to the U.S. District Court in Maryland. Plaintiffs in these suits claim that wireless phones were defective and unreasonably dangerous because the defendants failed to include a proper warning about alleged adverse health effects, failed to encourage the use of a headset, and failed to include a headset with the phone. Cellco Partnership believes it is entitled to indemnification by handset manufacturers in connection with these claims and intends to pursue those rights. In each of these actions arising out of personal injury claims, Cellco Partnership believes that it has, and has asserted, insurance coverage claims for any losses arising out of the claims asserted against it. These matters are also covered by the indemnification provisions in the alliance agreement. In addition, Cellco Partnership believes that it has strong defenses that it has asserted or will assert in these proceedings. An adverse outcome in any of these matters could have a material adverse effect on Verizon Wireless of the East's results of operations or financial conditions.



   Cellco Partnership is also a defendant in other legal actions involving claims incidental to the normal conduct of its business, including actions by customers, vendors and employees. Cellco Partnership believes that these other actions will not be material to Verizon Wireless of the East's financial position or results of operations.

                  MANAGEMENT OF VERIZON WIRELESS OF THE EAST



   As a limited partnership, Verizon Wireless of the East has no directors. Cellco Partnership, which will be the sole member of Verizon Wireless of Georgia, which will be the general partner of Verizon Wireless of the East, will perform comparable functions for Verizon Wireless of the East. Verizon Wireless of Georgia will have the right to manage the business of Verizon Wireless of the East. Verizon Wireless of the East will have a management committee comprised of three members, two of which will be appointed by Verizon Wireless of Georgia and one of which will be appointed by Price Communications Wireless. Pursuant to the limited partnership agreement, Verizon Wireless of Georgia will need the prior approval of a majority, or in certain cases, all of the members of the management committee to take certain specified actions. For a description of these approval requirements, see "The Limited Partnership Agreement--Management of Verizon Wireless of the East."



   Verizon Wireless of the East does not and is not expected to employ any executive officers; however, certain management functions are expected to be provided to Verizon Wireless of the East by employees of Cellco Partnership for which it will be reimbursed by Verizon Wireless of the East.

                              SECURITY OWNERSHIP


   As described elsewhere in this proxy statement/prospectus, Verizon Wireless of the East has no directors or executive officers. Cellco Partnership and its subsidiaries will manage Verizon Wireless of the East and hold all of the partnership interests in Verizon Wireless of the East other than Price Communications' preferred interest. See "The Limited Partnership Agreement."



   The following table sets forth information regarding beneficial ownership of Cellco Partnership's partnership interests held by each holder of more than 5% of Cellco Partnership's outstanding partnership interests.


   Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power regarding all partnership interests.

                                                                       %
                                                                  Partnership
Name and Address of Beneficial Owner                               Interest
------------------------------------                              -----------
Verizon Communications Inc.(1)
   1095 Avenue of the Americas
   New York, NY..................................................    55.0%
Vodafone Group Plc(2)
   The Courtyard
   2-4 London Road
   Newbury Berkshire
   RG14 1JX England..............................................    45.0%

--------
(1) Includes partnership interests held of record by the following subsidiaries of Verizon Communications: Bell Atlantic Cellular Holdings, L.P., NYNEX PCS Inc., PCSCO Partnership, GTE Wireless Incorporated, GTE Consumer Services Incorporated, GTE Wireless of Ohio Incorporated and GTE Wireless of the South Incorporated.
(2) Includes partnership interests held of record by the following subsidiaries of Vodafone: PCS Nucleus, L.P., JV Partnerco, LLC and AirTouch Paging.

               INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS



   In considering the recommendations of Price Communications' board of directors with respect to the proposed transactions, Price Communications shareholders should be aware that, in addition to their interests as shareholders, one member of management of Price Communications has interests in the proposed transactions as set forth below. Price Communications' board of directors was aware of these interests and considered them, among other matters, in approving the proposed transactions. Except as set forth below, none of the directors or members of management of Price Communications or Price Communications Wireless are expected to receive any stay bonus or severance payment in connection with the asset contribution transaction or have any interest in the proposed transactions different from their interests as shareholders.



   In the event that the asset contribution transaction is completed, Michael
N. Bruno, the President of Price Communications Wireless, will receive a stay bonus of $85,000 if he continues to provide services to Price Communications Wireless or to Cellco Partnership for a period of up to 90 days after the asset contribution transaction is closed, as detailed further in his retention incentive agreement with Price Communications Wireless, and will receive an $85,000 severance payment if his employment is terminated as a result of (1) his job elimination without offer of reassignment to a position with Price Communications Wireless or Cellco Partnership in the same or higher salary band or (2) his refusal of a reassignment to a job with Price Communications Wireless or Cellco Partnership in the same or higher salary band which would result in an increased commute of more than 25 miles from his current regular commute, as detailed further in the Price Communications Wireless separation pay plan.



   It is currently estimated that the amount of stay bonuses that could potentially be paid in connection with the asset contribution transaction to employees of Price Communications Wireless other than directors and members of the management is approximately $850,000. Based upon Cellco Partnership's present assessment of which employees of Price Communications Wireless it intends to hire, and Price Communications Wireless' present severance plans and other arrangements with its employees, it is currently estimated that the amount of severance that will be paid is approximately $950,000; however, this amount may change based upon the number of employees actually terminated in connection with the proposed transactions and not hired by Cellco Partnership and any changes in Price Communications Wireless' severance plans and arrangements.



   As set out in detail in the transaction agreement, Verizon Wireless of the East or an affiliate thereof will offer employment to certain employees of Price Communications Wireless with such compensation as is comparable with the compensation provided similarly situated employees by Cellco Partnership and its affiliates.





   The asset contribution transaction constitutes a "change of control" of Price Communications under its 1992 Long Term Incentive Plan, as amended (the "LTIP"). As a result, all options granted under the LTIP, which include all options listed below under "Directors and Executive Compensation," would fully vest and become immediately exercisable upon the closing of the asset contribution transaction. Further, the LTIP provides that upon a change of control, Price Communications' Stock Option and Compensation Committee may, in its discretion, provide for the purchase by either Price Communications or a designated subsidiary, of any then outstanding options for a cash purchase price equal to the excess of (x) the "change of control price" (as defined below) and (y) the aggregate exercise price of such outstanding options. For purposes of the asset contribution transaction, the "change of control price" would mean the highest "fair market value" of Price Communications' common stock at any time during the 60-day period preceding the closing of the asset contribution transaction; and in accordance with the LTIP, would be determined based on the mean of the high and low sales prices of the Price Communications' common stock on each trading day during such 60-day period.

                           THE SHAREHOLDERS' MEETING

   This proxy statement/ prospectus is furnished in connection with the solicitation of proxies on behalf of the board of directors of Price Communications to be voted at Price Communications' annual meeting of shareholders, which will be held at the offices of Proskauer Rose LLP, 1585
Broadway, New York, New York on           ,    , 2002 at 10:00 a.m. local time.
The purposes of the annual meeting are as follows:


      1. To consider and vote upon to approve the proposed contribution of substantially all of the assets of Price Communications Wireless to Verizon Wireless of the East in exchange for the preferred interest which, under certain circumstances, will be mandatorily exchanged for common stock of Verizon Communications Inc., as described in this proxy statement/prospectus. The preferred interest may also be exchanged for common stock of Verizon Wireless Inc. under certain circumstances. However, you are not now being asked to approve an exchange for Verizon Wireless common stock.





      2. To elect two directors to the board of directors of Price Communications for a term of two years expiring in 2004 and two directors for a term of three years expiring in 2005.



      3. To authorize the amendment of the Certificate of Incorporation of Price Communications so that any merger, consolidation or sale, lease, exchange or other disposition of all or substantially all the assets of Price Communications, any plan of exchange under Article 9 of the New York Business Corporation Law, or any dissolution under Article 10 of the New York Business Corporation Law, may be approved at a meeting of shareholders by a majority of the votes of the shares entitled to vote thereon instead of a vote of two-thirds of such votes, which is the current requirement.



      4. To transact such other business as may properly be brought before the annual meeting and any postponement or adjournment thereof.



   If not otherwise specified, all proxies received pursuant to this solicitation will be voted FOR the asset contribution transaction (including the possible exchange for Verizon Communications common stock), FOR the election of directors named in this proxy statement/prospectus and FOR the amendment of the Certificate of Incorporation of Price Communications.


   Shareholders who execute proxies may revoke them at any time before they are exercised by delivering a written notice to the Secretary of Price Communications stating that the proxy is revoked, by executing a subsequent proxy and presenting it to Secretary at Price Communications' principal executive offices, or by attending the annual meeting and voting in person. The cost of solicitation of proxies will be borne by Price Communications. Price Communications' board of directors does not know of any matters other than those specified in the notice of annual meeting of shareholders that will be presented for consideration at the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their judgment. In the event that any nominee is unable to serve as a director at the date of the annual meeting, the enclosed form of proxy will be voted for any nominee who shall be designated by Price Communications' board of directors to fill such vacancy.

   As of              , 2002, the record date for Price Communications' annual
meeting, there were outstanding and entitled to vote at the annual meeting shares of Price Communications' common stock, with each such share being entitled to one vote. Only shareholders of record at the close of
business on              , 2002 will be entitled to vote at the annual meeting,
and this proxy statement/prospectus and the accompanying proxy are being sent
to such shareholders on or about              , 2002.

   Under New York law and Price Communications' Certificate of Incorporation and By-laws, the holders of a majority of the voting power of the outstanding shares entitled to vote, present in person or represented by proxy constitutes a quorum. If a quorum is established, the directors are elected by a plurality of the votes cast by the holders of shares entitled to vote thereon.

   Certain shareholders, including certain officers and directors, holding or having the right to vote 25.2% of Price Communications' shares of common stock have entered into voting agreements and agreed to vote in favor of the proposed transactions.


MATTERS TO COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS:


The Asset Contribution Transaction (Including the Possible Exchange for Verizon Communications Common Stock)


   Vote Required

   The affirmative vote of 66 2/3% of the vote of all issued and outstanding shares.

  Recommendation of the Board of Directors


   PRICE COMMUNICATIONS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE ASSET CONTRIBUTION (INCLUDING THE POSSIBLE EXCHANGE FOR VERIZON COMMUNICATIONS COMMON STOCK).


Election of Directors

  General

   Price Communications' Certificate of Incorporation provides that Price Communications' board of directors will consist of not fewer than three nor more than ten directors, with the actual number of directors being set from time to time by resolution of the board. Price Communications' board of directors has fixed the authorized number of directors at five.

   Price Communications' Certificate of Incorporation provides that Price Communications' board of directors shall be divided into three separate classes, with such classes to be as nearly equal in number as the total number of directors constituting the entire board of directors permits. One class is elected each year to serve a staggered three-year term. The terms of office of the respective classes expire in successive years. At the annual meeting, two members are to be elected to Price Communications' board of directors to serve for a term of two years until the annual meeting of shareholders in 2004 and two members are to be elected to Price Communications' board of directors to serve for a term of three years until the annual meeting of shareholders in 2005. The nominees, Robert Price, Kim I. Pressman, Stuart Rosenstein and John Deardourff, have consented to be named and to serve if elected. Robert Price and Kim I. Pressman are now Class C directors and are standing for reelection. Stuart Rosenstein and John Deardourff are Class A directors and are standing for reelection. The incumbent Class B director will serve until the annual meetings of shareholders in 2003. Price Communications' board of directors has no reason to believe that the nominees will be unable to serve if elected to office and, to the knowledge of the board of directors, the nominees intend to serve the entire term for which election is sought. Should the nominees named in this proxy statement/prospectus become unable or unwilling to accept nomination or election, the persons named in the proxy will vote for such other person as Price Communications' board of directors may recommend.

  Vote Required

   The affirmative vote of a plurality of the votes cast at Price
Communications' annual meeting is required for the election of directors.

  Recommendation of the Board of Directors

   PRICE COMMUNICATIONS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES.

Amendment of the Certificate of Incorporation

   Due to a change in the New York Business Corporation law any corporation in existence at the date of such change may amend its Certificate of Incorporation so that any merger or consolidation or sale, lease, exchange or other disposition of all or substantially all of the corporations' assets, any plan of exchange under Article 9 of the New York Business Corporation Law, or any dissolution under Article 10 of the New York Business Corporation Law, may be authorized by a majority of all outstanding shares entitled to vote thereon.

   To provide for greater flexibility in the future, Price Communications' board of directors voted on and authorized such amendment of the Certificate of Incorporation. The amendment to the Certificate of Incorporation is attached as Annex H hereto.

  Vote Required


   The affirmative vote of 66 2/3% of all issued and outstanding shares is required for the proposed amendment of the Certificate of Incorporation.


  Recommendation of the Board of Directors

   PRICE COMMUNICATIONS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT OF PRICE COMMUNICATIONS' CERTIFICATE OF INCORPORATION.

Principal Shareholders and Security Ownership of Management


   The following table sets forth certain information with respect to the beneficial ownership of Price Communications' common stock as of December 31, 2001 by (1) each person or group known to Price Communications who beneficially owns more than five percent of Price Communications' common stock (disregarding any deemed beneficial ownership of Cellco Partnership as a result of the voting agreements entered into in connection with the proposed transactions) and
(2) all Price Communications' directors and executive officers and the named executive officers of Price Communications Wireless as a group:



                                                                          Number of
Name of Beneficial Owner                                 Class of Stock Shares (1)(2)  Percentage
------------------------                                 -------------- -------------  ----------
Robert Price............................................  Common Stock   10,921,665(4)     19.9%
Michael N. Bruno........................................  Common Stock       36,939         (3)
John Deardourff.........................................  Common Stock       78,507         (3)
Robert F. Ellsworth.....................................  Common Stock        6,727         (3)
Ellen Strahs Fader......................................  Common Stock       10,000         (3)
Kim I. Pressman.........................................  Common Stock      361,812(5)      (3)
Stuart B. Rosenstein....................................  Common Stock       12,750         (3)
Dennis W. Stone.........................................  Common Stock       45,116(6)      (3)
All directors and executive officers and named executive
  officers of Price Communications Wireless as a group
  (8 persons)...........................................  Common Stock   11,473,516        20.9%
Timothy R. Barakett
  152 West 57th Street
  New York, New York 10019(7)...........................  Common Stock    6,062,010        11.0%
Eileen Farbman
  c/o Price Communications Corporation
  45 Rockefeller Plaza
  New York, New York 10020..............................  Common Stock    3,625,000(8)     6.60%

--------
(1) Under the applicable rules of the Securities and Exchange Commission (the "SEC"), each person or entity is deemed to be a beneficial owner with the power to vote and direct the disposition of these shares. Information as to number of shares of Price Communications' common stock gives effect to five-for-four stock splits of Price Communications' common stock, in the form of stock dividends paid on December 23, 1997, April 1, 1998, April 30, 1998, January 25, 1999, and May 4, 1999, a two-for-one stock split paid on August 31, 1998, and a 5% stock dividend paid on August 26, 1999.
(2) Includes options exercisable within 60 days of December 31, 2001.

(3) Less than 1%.


(4) Mr. Price owns directly 6,203,100 shares and has irrevocable proxies to vote up to 7,250,000 shares owned by Mr. Price's grandchildren. These proxies provide that the number of shares covered thereby, when added to the shares owned by Mr. Price, cannot exceed 19.9% of the outstanding shares of common stock of Price Communications. As a result of this limitation, only 4,718,565 of such shares are deemed beneficially owned by Mr. Price. In addition, the proxy granted to Mr. Price by Eileen Farbman, as guardian, covering 3,625,000 of such 7,250,000 shares, expressly excludes the ability to vote on the proposed transactions. Ms. Farbman has entered into a voting agreement with Cellco Partnership to vote such shares in favor of the proposed transactions.

(5) Excludes 19,431 shares held by Ms. Pressman's children as to which she disclaims beneficial ownership.

(6) As of September 30, 2001, Mr. Stone terminated his employment with Price Communications Wireless and resigned as President of Price Communications Wireless.


(7) Based on a Schedule 13G/A filed with the SEC on December 26, 2001. As a result of Mr. Barakett's positions as the managing member of Atticus Holdings, L.L.C. and chairman and chief executive officer of Atticus Capital L.L.C. and Atticus Management, Ltd., he is deemed to be a beneficial owner of the shares of Price Communications common stock owned by such entities.


(8) Ms. Farbman, as guardian for her children, may be deemed to beneficially own the shares. However, Ms. Farbman, as guardian, has granted a proxy with respect to such shares to Mr. Price, provided that such proxy expressly excludes the ability to vote on the proposed transactions. Ms. Farbman has entered into a voting agreement with Cellco Partnership to vote such shares in favor of the proposed transactions.


Directors and Executive Officers


   The following table sets forth certain information with respect to the directors and executive officers of Price Communications and certain executive officers of Price Communications Wireless.



                                Age
Name                 (as of December 31, 2001)                      Office
----                 -------------------------                      ------
Robert Price........            69             Director, President, Chief Executive Officer and
                                               Treasurer
Michael N. Bruno....            33             President of Price Communications Wireless
John Deardourff(1)..            68             Director
Robert F. Ellsworth.            75             Director
Ellen Strahs Fader..            49             Senior Vice President and Secretary
Kim I. Pressman.....            45             Director, Executive Vice President, Chief
                                               Financial Officer and Assistant Treasurer
Stuart B. Rosenstein            41             Director
Dennis W. Stone(2)..            43             Former President of Price Communications
                                               Wireless

--------
(1) Mr. Deardourff was elected as a director effective July 7, 2001 to fill the vacancy created on the board as a result of the death of George H. Cadgene.

(2) Mr. Stone terminated his employment with Price Communications Wireless and resigned as President of Price Communications Wireless in September, 2001.



   The following is a biographical summary of the experience of Price Communications' executive officers and directors, and the executive officers of Price Communications Wireless named above.

   Robert Price has served concurrently as a Director and the Chief Executive Officer and President of Price Communications since 1979, has served as Treasurer of Price Communications since 1990, and has been a Director of Price Communications Wireless Holdings, Inc. ("Holdings") and Price Communications Wireless since 1997. Mr. Price was a Director of PriCellular Corporation ("PriCellular") from 1990 until it was acquired by American Cellular Corporation in June 1998. Mr. Price was the President and Assistant Treasurer of PriCellular from 1990 until May 1997 and served as Chairman of PriCellular from May 1997 until June 1998. Mr. Price, an attorney, is a former General Partner of Lazard Freres & Co. He has served as an Assistant United States Attorney, practiced law in New York and served as Deputy Mayor of New York City. After leaving public office, Mr. Price became Executive Vice President of The Dreyfus Corporation and an Investment Officer of The Dreyfus Fund. In 1972 he joined Lazard Freres & Co. Mr. Price has served as a Director of Holly Sugar Corporation, Atlantic States Industries, The Dreyfus Corporation, Graphic Scanning Corp. and Lane Bryant, Inc., and is currently a member of The Council on Foreign Relations. Mr. Price has served as the Representative of the Majority Leader and President Pro Tem of the New York Senate and as a member of the Board of Directors of the Municipal Assistance Corporation for the City of New York. Mr. Price has also served as a trustee of the City University of New York. Since April 2001, he has been commissioner of the New York State Commission of Investigations. Mr. Price is a Director and president of TLM Corporation.



   Michael N. Bruno joined Price Communications Wireless in September, 1998 as Corporate Consultant and was promoted to Executive Vice President in November, 1998. Mr. Bruno was promoted to President of Price Communications Wireless in October, 2001. Previously, he was employed by PriCellular Corporation as Vice President and General Manager of certain Ohio and New York properties from 1995 to 1998. From 1993 to 1995, he was a Sales Manager for Sterling Cellular Corporation in its Ohio-9 RSA. He attended the State University of New York at Albany where he received a Bachelor of Science degree in Business Administration.


   John Deardourff is currently an officer and director of the E.V.A. Corporation, a privately-held medical device company in Bethesda, Maryland. A founding partner of Bailey, Deardourff & Associates, a leading political advertising, consulting and polling firm in suburban Washington D.C., Mr. Deardourff co-ran the organization from 1967 until his retirement last year. From 1961 to 1967, he served on the staff of New York Governor Nelson A. Rockefeller. He is a director of The Children's Defense Fund, The League of Conservation Voters and The National Environmental Trust and former trustee of The Phillips Collection, and resides in McLean, Virginia.

   Robert F. Ellsworth has been a director of Price Communications since 1981. He is Chairman of Hamilton Apex Technology Ventures LP of San Diego, a venture capital firm and Managing Director of The Hamilton Group, LLC, a private venture group. From 1974 to 1977 he served as an Assistant Secretary and then Deputy Secretary of Defense. He was a General Partner of Lazard Freres & Co. from 1971 to 1974, and served in the United States House of Representatives from 1961 to 1967. His professional affiliations include the International Institute for Strategic Studies, London; Atlantic Council of the United States, Washington, D.C.; The Council on Foreign Relations, New York; and the American Council on Germany, New York.

   Ellen Strahs Fader rejoined Price Communications in February, 2000 and was previously employed by Price Communications from 1981 to 1989. From 1989 until 1994, she was employed by Osborn Communications, a publicly-held media company, as Senior Vice President, Corporate Affairs. From 1994 through 1998, Ms. Fader served as Vice President, Investor Relations at Katz Media Group, a leading media representation firm. She also served as Vice President, Investor Relations for Metromedia Company's three publicly-held portfolio companies, Metromedia Fiber Network, Metromedia International Group and Big City Radio throughout 1999, at which time she returned to Price Communications. Ms. Fader served as Director of Telemation, Inc., a video production company, and Fairmont Communications Corporation, an owner and operator of major market radio stations and as a member of the Advisory Board of American Women in Radio and Television. She is currently a member of the National Investor Relations Institute. She is a graduate of Fordham University and State University of New York.

   Kim I. Pressman, a certified public accountant, is a graduate of Indiana University and holds an M.B.A. from New York University. Ms. Pressman was elected Executive Vice President & Chief Financial Officer in

May 1998. Before assuming her other office as Secretary in October 1994 (in which she served until August 1997 and again from February 1998 to February
2000), Ms. Pressman was Vice President and Treasurer of Price Communications from November 1987 to December 1989, and Senior Vice President of Price Communications from January 1990 to September 1994. She was also Secretary of Price Communications from July 1989 to February 1990. Ms. Pressman was Vice President--Broadcasting and Vice President, Controller, and Assistant Treasurer of Price Communications from 1984 to October 1987. Ms. Pressman served as a Director of TLM Corporation, Fairmont Communications Corporation, and NTG, Inc. Prior to joining Price Communications in 1984, Ms. Pressman was employed for three years by Peat, Marwick, Mitchell & Co., a national certified public accounting firm, and for more than three years thereafter was Supervisor, Accounting Policies for International Paper Company and then Manager, Accounting Operations for Corinthian Broadcasting of Dun & Bradstreet Company, a large group owner of broadcasting stations. Ms. Pressman is a Director, Vice President, Treasurer and Secretary of TLM Corporation. Until June 1998, she served as a Director, Vice President and Secretary of PriCellular for more than the past five years.

   Stuart B. Rosenstein was elected to the board of directors in August of 2000. Mr. Rosenstein co-founded LiveWire Ventures in 1998 and has served as its Executive Vice President and Chief Financial Officer since its inception. LiveWire is a diversified investment and management group focused primarily on companies that provide software and internet products and services for the media, telecom, utility, advertising, and new media industries. From 1990 to June 1998, Mr. Rosenstein was Executive Vice President and Chief Financial Officer of PriCellular Corporation. He began his career with Ernst & Young and was a senior manager there at the time he joined PriCellular Corporation. Mr. Rosenstein is a certified public accountant and a member of the AICPA and New York State Society of CPAs. He is a magna cum laude graduate of the State University of New York.


   Dennis Stone joined Price Wireless in August 1998 as Vice President and General Manager of Price Wireless' Columbus, GA MSA. He was promoted to President of the Price Communications Wireless in November, 1998. Prior to joining Price Communications Wireless, he was employed by PriCellular Corporation beginning in July, 1991. He attended the University of Texas at Tyler. Mr. Stone terminated his employment with Price Wireless and resigned as President of Price Communications Wireless in September, 2001 to pursue other business interests.


Meetings of the Board

   Price Communications' board of directors met eight times during the year ended December 31, 2001. Each member of the board attended substantially all of the meetings of the board and the committees of the board of which he or she is a member held during the year while he was a member thereof.

Committees of the Board

   Price Communications' board of directors has established an Audit and Finance Committee, a Stock Option and Compensation Committee, and a Nominating Committee.



   The Stock Option and Compensation Committee consists of Messrs. Cadgene, who was succeeded by Mr. Deardourff, and Ellsworth. Its functions include reviewing and approving arrangements relating to the compensation of executive officers of Price Communications and administering Price Communications' 1992 Long Term Incentive Plan. The Stock Option and Compensation Committee held three meetings during 2001.

   The Nominating Committee consists of Messrs. Cadgene, who was succeeded by Mr. Deardourff, and Ellsworth. The Nominating Committee nominates candidates for election to Price Communications' board of directors and met three times in 2001. The Nominating Committee will consider nominations by shareholders made pursuant to timely notice in proper written form to the Secretary. To be timely, such a notice shall be delivered to or mailed and received at Price Communications' principal executive offices not less than 50 days nor more than 90 days prior to the meeting at which directors are to be elected; provided, however, that if less than 50 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the security-holder to be timely must be so received not later than the close of business on the earlier of (i) the tenth day following the day on which such notice of the date of meeting was mailed or such public disclosure was made or (ii) the last business day prior to the meeting date. To be in proper written form, a shareholder's notice to the Secretary must set forth in writing (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in connection with the solicitation or proxies for election of directors, or is otherwise required, in each case pursuant to Regulations 14A under the Securities Exchange Act of 1934 or any successor regulation or law, including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as director if elected; and (ii) as to the shareholder or shareholders giving notice, (x) the name and address, as they appear on Price Communications' books, of such shareholder or shareholders and (y) the class and number of our shares of Price Communications' common stock which are beneficially owned by such shareholder or shareholders. Nominations by shareholders not made in accordance with the foregoing procedures shall be disregarded.


  Report of the Audit and Finance Committee



   The following is the report of Price Communications' Audit and Finance Committee with respect to Price Communications' audited financial statements for fiscal year ended December 31, 2001. This report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall it be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Price Communications specifically incorporates it by reference into such filing.



   The Audit and Finance Committee consisted of George H. Cadgene, who was succeeded by John Deardourff, and Stuart B. Rosenstein and Robert F. Ellsworth, each of whom is "independent" as defined by the NYSE listing requirements. Price Communications' board of directors has adopted a written charter for the Audit and Finance Committee. The Audit and Finance Committee's functions include (i) making recommendations to the board of directors as to the independent accountant to be appointed by the board, (ii) reviewing with the independent accountants the scope of their examination, (iii) receiving the reports of the independent accountants and meeting with representatives of such accountants for the purpose of reviewing and considering questions relating to their examination and such reports, (iv) reviewing, either directly or through the independent accountants, the internal accounting and auditing procedures of Price Communications. The Audit and Finance Committee held two meetings during 2001.



   The Audit and Finance Committee has reviewed and discussed Price Communications' audited financial statements with management. The Audit and Finance Committee has also discussed with Arthur Andersen LLP, the Company's independent auditors, matters relating to the auditors' judgments about the quality, as well as the acceptability, of Price Communicationss'' accounting principles, as applied in its financial reporting as required by Statement of Auditing Standards No. 61, Communications with Audit Committees. In addition, the Audit and Finance Committee has discussed with Arthur Andersen LLP their independence from management and Price Communications, as well as the matters in the written disclosures received from its independent auditors and required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.



   Based on the Audit and Finance Committee's review and discussions referred to above, the Audit and Finance Committee recommended to the board of directors that Price Communications' audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.





                          John Deardourff


                          Stuart B. Rosenstein


                          Robert F. Ellsworth


                          (Members of the Audit and Finance Committee)

Directors and Executive Compensation

  Directors compensation

   Directors are compensated for their reasonable travel and related expenses in attending Price Communications' in-person board of directors or committee meetings, and directors who are not officers or employees receive fees of $25,000 per annum, and also received a bonus of $100,000 for 2001, $20,000 for 1999, and $15,000 for 1998 due to the significant demands made on such directors during each such year.

  Executive compensation


   The following table sets forth certain summary information concerning the compensation paid to the executive officers of Price Communications for the three years ended December 31, 2001 and compensation paid to the named executive officers of Price Communications Wireless for the three years ended December 31, 2001.



                                                               Long-Term Compensation
-                                                            --------------------------
                                      Annual Compensation    Securities
                                   ------------------------- Underlying    All Other
Name and Principal Position        Year Salary ($) Bonus ($) Options(1) Compensation(4)
---------------------------        ---- ---------- --------- ---------- ---------------
Robert Price, Chief Executive
  Officer and Treasurer........... 2001  $600,000  $525,000   200,000            --
                                   2000   600,000   250,000        --            --
                                   1999   586,200   500,000        --            --
Kim I. Pressman, Executive Vice
  President and Chief Financial
  Officer(2)...................... 2001  $183,333  $425,000   200,000            --
                                   2000   150,000   125,000    10,000            --
                                   1999   185,000   350,000    24,609            --
Ellen S. Fader, Senior Vice
  President and Secretary......... 2001  $141,667  $ 55,000    20,000            --
                                   2000   100,000    55,000    30,000            --
Dennis W. Stone, Former President,
  Price Communications Wireless(3) 2001  $122,307  $ 85,000        --       $85,384
                                   2000   170,000   102,500    10,000         5,376
                                   1999   146,500   183,500    43,313         4,200
Michael N. Bruno, President, Price
  Communications Wireless......... 2001  $161,538  $ 95,000    10,000       $ 4,200
                                   2000   150,000   107,500     5,000         4,200
                                   1999   135,000   183,500    38,063         4,387

--------
(1) Gives effect to five-for-four stock splits of Price Communications' Common Stock, in the form of a stock dividend, paid on January 25, 1999 and May 4, 1999, and a five percent stock dividend paid on August 26, 1999.
(2) Ms. Pressman resigned from the office of Secretary in February 2000.

(3) Mr. Stone terminated his employment with Price Communications Wireless and resigned as President of Price Communications Wireless in September, 2001. Upon termination of his employment, Mr. Stone was paid a $75,000 severance payment.


(4) The fiscal 2001 amount shown for Mr. Stone includes a $75,000 severance payment, $4,615.40 in vehicle allowances, and $5,769.23 of unused vacation paid with the severance payment. The fiscal 2000 and 1999 amounts shown for Mr. Stone represent vehicle allowances. Fiscal 2001, 2000 and 1999 amounts shown for Mr. Bruno represent vehicle allowances.

Stock options


   The following table reflects the number of options for shares of Price Communications' common stock subject to options granted under Price Communications' 1992 Long Term Incentive Plan (the "LTIP") during the year ended December 31, 2001 to executive officers of Price Communications and the named executive officers of Price Communications Wireless.


                                                                   Potential Realized
                                                                    Value at Assumed
                    Number of   % of Total                          Annual Rates of
                    Securities   Options                        Stock Price Appreciation
                    Underlying  Granted to                         for Option Term(2)
                     Options   Employees in Exercise Expiration ------------------------
Name                Granted(1) Fiscal Year   Price      Date         5%          10%
----                ---------- ------------ -------- ----------  ---------    ---------
Robert Price.......  100,000       42.4%     $31.00   03/06/11  1,949,573    4,940,607
                     100,000                  33.00   03/06/11  2,075,352    5,259,350
Michael N. Bruno...   10,000        2.1%      19.11   06/06/11    120,182      304,564
Ellen S. Fader.....   10,000        6.4%      18.50   03/06/11    116,346      294,842
                      10,000                  19.11   06/06/11    120,182      304,564
Kim I. Pressman....  100,000       42.4%      31.00   03/06/11  1,949,573    4,940,602
                     100,000                  33.00   03/06/11  2,075,352    5,259,350

--------

(1) Upon the occurrence of a "change in control" of Price Communications, as defined in the LTIP, Price Communications' Stock Option and Compensation Committee may, in its discretion, provide for the purchase of any then outstanding options by Price Communications or a designated subsidiary for an amount of cash equal to the excess of (x) the "change in control price" (as defined below) of the number of shares of Price Communications' common stock subject to the options over (y) the exercise price of such options. The change in control price means the higher of (i) the highest price per share of Price Communications' common stock paid in any transaction related to a change in control of Price Communications and (ii) the highest "fair market value," as defined in the LTIP, of Price Communications' common stock, at any time during the 60-day period preceding the change in control.

(2) In order to realize these potential values, the closing price of Price Communications' common stock on March 6, 2011, the expiration date for certain of these options, would need to be $30.13 and $47.98 per share in the case of Ms. Fader's options, and $50.50 and $80.41 in the case of Mr. Price and Ms. Pressman's options for $31.00 per share and $53.75 and $85.59 in the case of Mr. Price and Ms. Pressman's options at $33.00 per share and on June 6, 2011, the expiration date for certain of these options, would need to be $31.13 and $49.51 per share.


   The following table reflects the number of stock options held by Price Communications' executive officers and the named executive officers of Price Communications Wireless on December 31, 2001.


                                            Number of Securities       Value of Unexpected
                                           Underlying Unexercised      In-the-Money Option
                      Shares     Value   Options at Fiscal Year End    at Fiscal Year End
                    Acquired on Realized -------------------------- -------------------------
Name                 Exercise    ($)(1)  Exercisable  Unexercisable Exercisable Unexercisable
----                ----------- -------- -----------  ------------- ----------- -------------
Robert Price.......       --         --        --        200,000           --        --
Michael N. Bruno...   32,813    344,208     5,250          5,000       20,423        --
Kim I. Pressman....       --         --    47,578        210,000      620,473        --
Ellen S. Fader.....       --         --        --         50,000           --        --
Dennis Stone(2)....   43,313    361,008        --         20,500           --        --

--------
(1) Based upon the closing prices of the stock on respective exercise dates.

(2) Mr. Stone terminated his employment with Price Communications Wireless and resigned as President of Price Communications Wireless in September, 2001.

Board Compensation Committee Report on Executive Compensation

  Stock Option and Compensation Committee Report on Executive Compensation

   Under the rules of the SEC, this report is not deemed "soliciting material" and is not incorporated by reference in any filing with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934.

   The Stock Option and Compensation Committee of Price Communications' board of directors is composed of two non-employee directors, Messrs. John Deardourff and Robert F. Ellsworth. It is responsible for developing and making recommendations to Price Communications' board of directors with respect to Price Communications' executive compensation policies and the annual compensation paid to its executive officers and administering the LTIP. The Committee believes that Price Communications' compensation arrangements should enable Price Communications to attract and retain highly qualified executive employees, reward individual performance and foster an identity of interest between management and Price Communications.

   The four main objectives of the executive compensation program are:

      (1) To align compensation opportunities with shareholder interests;

      (2) To provide compensation which is competitive when compared with various markets in which the company competes for executive talent;

      (3) To divide total compensation between annual and long-term components with significant long-term performance related component; and

      (4) To place a significant portion of compensation at risk subject to performance against objectives.

   The Committee views stock options as key elements to focus executives on increasing shareholder value.

Annual compensation

   Base Salary. In general, Price Communications aligns base pay for executives to be competitive with market rates. The pay review considers level of experience, individual performance against annually established financial and non-financial unit and individual objectives, and competitive market salary rates for similar positions.

   Annual Bonuses. All executives are eligible for annual bonuses for achieving challenging financial, leadership and operational objectives that are established at the beginning of each year. To determine annual bonus awards, the Committee performs a detailed review of Price Communications' and the individual executive's performance.

Long-term Incentives

   Price Communications uses stock options to link executive compensation to Price Communications' longer term internal performance and to external market performance of its stock price.

   Stock options are granted to executives and other key personnel with an exercise price equal to the market price of the stock on the date of grant. The potential future value of stock options is dependent solely upon the future increase in the price of Price Communications' stock. Stock option award levels are based on each recipient's position level and performance as well as the competitive level of option grants for comparably situated executives. The exercise price of option grants is equal to 100 percent of the market price of the company's common stock on the grant date. Options have a ten-year exercise period, and typically become exercisable in installments during the first two years following their grant.

   Annual grants of restricted stock are not presently part of Price Communications' executive compensation program. However, grants of restricted stock may occur in the future as warranted by changing competitive conditions.

Compensation of the Chief Executive Officer

   The chief executive officer's compensation is based on the same objectives and policies applicable to all executives, and includes base salary, annual bonuses and stock option grants.


   Mr. Price's annual base salary for 2001 was $600,000, the same salary that he had received during 2000. The Committee believed that this was an appropriate salary level in light of Mr. Price's successful 2000 accomplishments against various corporate objectives. Mr. Price's annual bonus for 2001 was $525,000. The bonus was based on Price Communications exceeding all of Price Communications' performance objectives for 2000, including revenue and operating cash flow growth, the market performance of Price Communications' common stock, and, in the view of the members of the Committee, Mr. Price's superb management.


   Price Communications has not developed a policy with respect to qualifying compensation paid to Price Communications' executive officers for deductibility under Section 162(m) of Internal Revenue Code for the reason that none of Price Communications' executive officers have historically received a level of compensation which would make it advisable for Price Communications to have such a policy. In the event any of Price Communications' executive officers reach such a level of compensation, the Committee would anticipate considering the effects of Section 162(m) in connection with its compensation determinations. As a result of the amendments to Price Communications' LTIP by Price Communications' shareholders at Price Communications' 1998 annual meeting, it is intended that certain awards under the LTIP will satisfy the requirements of Section 162(m).

                                          John Deardourff
                                          Robert F. Ellsworth
                                          (members of the Stock Option and
                                          Compensation Committee)

Stock Price Performance

   The following graph shows the five year cumulative total return (change in the year-end stock price plus reinvested dividends) to shareholders for Price Communications compared to the Standard & Poor's 500 Index and the Standard & Poor's Cellular/Wireless Telecommunications Industry Index cumulative total return. The graph assumes investment of $100 on December 31, 1995 in Price Communications' common stock, the Standard & Poor's Cellular/Wireless Telecommunications Industry Index and the Standard & Poor's 500 Index. The companies represented in the Standard & Poor's Cellular/Wireless Telecommunications Industry Index are not necessarily similar in size to Price Communications and include some companies larger than Price Communications. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                                    [CHART]

TOTAL SHAREHOLDER RETURNS
           PRICE COMMUNICATIONS    S&P 500 INDEX         CELLULAR/WRLESS
                  CORP                                     TELECOM-500
Dec 96           100.00               100.00                 100.00
Dec 97           124.07               133.36                 164.60
Dec 98           585.88               171.48                 248.68
Dec 99          2066.38               207.56                 804.34
Dec 00           1249.12              188.66                 350.41
Dec 01           1418.33              166.24                 274.55



                         Total Return to Shareholders

                        (Dividends reinvested monthly)


                                             Total Return to Shareholders
                                            (Dividends reinvested monthly)
                                               Annual Return Percentage
                                               Year Ending December 31,
                                       ----------------------------------------
                                 1996   1997   1998    1999     2000     2001
Company/Index                   ------ ------ ------ -------- -------- --------
Price Communications Corp......  7.85   24.07 372.22   252.69   -39.55    13.55
S&P 500 Comp-LTD............... 22.96   33.36  28.58    21.04    -9.10   -11.89
Cellular/Wireless Telecom-500.. 10.56   64.60  51.08   223.45   -56.43   -21.65

                                 Base  Indexed Returns Year Ending December 31,
                                Period ----------------------------------------
                                 1996   1997   1998    1999     2000     2001
Company/Index                   ------ ------ ------ -------- -------- --------
Price Communications Corp......   100  124.07 585.88 2,066.38 1,249.12 1,418.33
S&P 500 Comp-LTD...............   100  133.36 171.48   207.56   188.66   166.24
Cellular/Wireless Telecom-500..   100  164.60 248.68   804.34   350.41   274.55


Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and beneficial owners of 10% or more of any class of Price Communications' equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Price Communications' securities. Directors, executive officers and 10% owners are required by SEC regulation to furnish Price Communications with copies of all Section 16(a) forms that they file. To Price Communications' knowledge, based solely on review of the copies of such reports furnished to Price Communications and written representations that no other reports were required, all Section 16(a) filing requirements applicable to directors and executive officers were timely satisfied during the year ended December 31, 2000.

Related Party Transactions


   Price Communications Wireless is a party to an agreement with H.O. Systems, Inc. under which H.O. Systems provides billing and management information services to Price Communications Wireless, and in respect of which Price Communications Wireless made payments to H.O. Systems during the year ended December 31, 2001 aggregating $8,473,920. H.O. Systems was sold to an unrelated third party on February 6, 2002. Prior to such sale, Stuart Rosenstein, a director of Price Communications, and two adult children of Mr. Price (and trusts for their children) held indirect equity positions in H.O. Systems of approximately 6.4%, 8.9% and 2.7%, respectively, and Mr. Rosenstein and one of such adult children served as officers and directors of H.O. Systems. Such adult child resigned from such positions in November 2001, although he continues to act as a director of the parent company of H.O. Systems. No amounts were paid to H.O. Systems in periods prior to 2001.



   Price Communications Wireless is also a party to an agreement with GiantBear, Inc. under which GiantBear provides wireless internet services to Price Communications Wireless and in respect of which Price Communications Wireless made payments to GiantBear during the year ended December 31, 2001 aggregating $45,676. Because Cellco Partnership has its own wireless internet arrangements with other parties, Cellco Partnership requested that, prior to the execution of the transaction agreement, Price Communications Wireless obtain the right to terminate its agreement with GiantBear effective at the time of the asset contribution transaction. As a result, in November 2001 Price Communications Wireless and GiantBear entered into an agreement under which GiantBear agreed to such a termination provision, and Price Communications Wireless made a $4 million payment to GiantBear and agreed to make an additional $1 million payment at the time of the asset contribution transaction. Price Communications' required cash contribution to Verizon Wireless of the East was reduced by $1 million to reimburse it for such $1 million payment. In December 2001, GiantBear sold substantially all of its assets to an unrelated third party. Mr. Rosenstein and two adult children of Mr. Price own small equity positions in GiantBear, and Mr. Rosenstein and one such adult child serve as directors of GiantBear. Except in their capacity as small equity holders, none of Mr. Rosenstein or any such adult children have received or will receive any interest in the $4 million or $1 million payments, and it is anticipated that none of such persons will receive any material proceeds from the sale of GiantBear.


Other Matters

   It is not anticipated that any other matters will be brought before Price Communications' annual meeting. If other matters are properly brought before the meeting, proxies for shares of common stock will be voted in accordance with the best judgment of the proxy holders.

Shareholders' Proposals

   Proposals of shareholders to be presented at the annual meeting to be held in 2003 must be received a reasonable time before Price Communications begins to print and mail Price Communications' proxy materials to be included in Price Communications' proxy statement and form of proxy.


Independent Accountant


   Arthur Andersen LLP has been engaged as Price Communications' independent auditors for 2001. A representative of Arthur Andersen LLP is expected to be present at Price Communications' annual meeting and available to respond to appropriate questions, and will also have the opportunity to make a statement if such representative so desires.

   Audit Fees. The aggregate fees billed by Arthur Andersen LLP in connection with its audit of Price Communications' annual financial statements for 2001 and its review of the financial statements included in its Form 10-Qs during 2001 was $210,000.



   Financial Information Systems Design and Implementation Fees. Price Communications did not engage Arthur Andersen LLP to provide services regarding financial information systems design and implementation during 2001.



   All Other Fees. Arthur Andersen LLP billed Price Communications fees totaling $253,200 for all other services performed during 2001. These other services were primarily related to the proposed transactions discussed in this proxy statement/prospectus (including $145,000 for the audit of Price Communications Wireless' financial statements). The audit committee has considered whether the provision of all other services by Arthur Andersen LLP is compatible with maintaining its independence and concluded that Arthur Andersen LLP is "independent."


Voting of Proxies

   Voting Your Proxy. You may vote in person at your meeting or by proxy. We recommend that you vote by proxy even if you plan to attend your meeting. You can always change your vote at the meeting.

   Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Price Communications in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.




   You vote by proxy by completing, signing, dating and returning your proxy card in the enclosed envelope.


   If you submit your proxy but do not make specific choices, your proxy will follow the Board's recommendations and vote your shares:


   . "FOR" the approval of the asset contribution transaction (including the possible exchange into Verizon Communications common stock);


   . "FOR" the election of the nominated directors; and

   . "FOR" the authorization of the amendment of Price Communications'
     Certificate of Incorporation.

   Revoking Your Proxy.  You may revoke your proxy before it is voted by:

   . notifying the Secretary in writing before the meeting that you have revoked your proxy: Price Communications, 45 Rockefeller Plaza, New York, New York 10020, Fax: (212) 397-3755, Attention: Secretary),


   . submitting a new proxy with a later date, or


   . voting in person at the meeting.

   Voting in person. If you plan to attend a meeting and wish to vote in person, we shall give you a ballot at the meeting. You should realize that attendance at a shareholders' meeting, however, will not in and of itself constitute a revocation of a proxy. You must first send any written notice of revocation or subsequent proxy for delivery before the taking of the vote at the applicable shareholders' meeting to the Secretary at the address listed above.

   Assistance. If you need help in changing or revoking a proxy, please contact Morrow & Co., Inc. at the address or phone number provided in this document under the caption "Who Can Help Answer Your Questions."


   Effect of Abstaining. You may abstain from voting on each of the proposals required for approval. The favorable vote of holders of two-thirds of the outstanding Price Communications common shares on the proposed transactions and on the proposal to amend the certificate of incorporation is in each case required to approve that proposal. If, therefore, you mark your proxy "ABSTAIN" with respect to any of these proposals, you will be in effect voting against that proposal. In addition, if you fail to send in your proxy, this, too, will have the same negative effect.



   Broker Non-Vote. Under New York Stock Exchange rules, if your broker holds shares in its name, the broker can vote on some "routine" proposals when it has not received your instructions. Under these rules, the broker cannot vote your shares on non-routine matters, such as the asset contribution transaction (including the possible exchange into Verizon Communications common stock) or the proposed amendment of the Certificate of Incorporation. Without your instructions, therefore, your broker cannot vote your shares for the approval and adoption of these proposals. This is a "broker non-vote." A "broker non-vote" with respect to any proposal will have the effect of a vote against that proposal.


   Confidential voting. Independent inspectors count the votes. Your individual vote is kept confidential from Price Communications, unless special circumstances exist. For example, a copy of your proxy card will be sent to Price Communications if you write comments on the card.


   Proxy solicitation. Price Communications shall pay Price Communications' own costs of soliciting proxies. Price Communications estimates this cost to be
approximately $      . Price Communications retained Morrow & Co., Inc., to aid in the solicitation of proxies and to verify records relating to the solicitations. Price Communications is paying Morrow & Co., Inc. a fee of $7,500 and $5 per call, plus any other expenses incurred, to help with the solicitation. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. Price Communications also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.



   Do not send in any stock certificates with your proxy cards. The proposed transactions do not involve or exchange any of your shares.


   Election of Directors. Additionally you are asked to elect four directors. The board nominated Robert Price, Kim I. Pressman, Stuart B. Rosenstein and John Deardourff. These matters require the affirmative vote of a plurality of the votes cast at the annual meeting.

Other Business; Adjournments

   Price Communications is not currently aware of any other business to be acted upon at either meeting. If, however, any other matters are properly brought before either meeting, or any adjourned meeting, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote or act on those matters in accordance with their best judgment, including to adjourn the meeting.

   Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether a quorum exists, without further notice other than by an announcement at the meeting.

              DESCRIPTION OF VERIZON COMMUNICATIONS CAPITAL STOCK

   The following summary of the terms of the capital stock of Verizon Communications is not meant to be complete and is qualified by reference to the relevant provisions of Delaware law and the Verizon Communications certificate of incorporation and bylaws. Copies of the Verizon Communications, certificate of incorporation and by-laws are incorporated by reference. See "Where You Can Find More Information."

Authorized Capital Stock

   The Verizon Communications certificate of incorporation provides authority to issue up to 4,500,000,000 shares of stock of all classes, of which 4,250,000,000 are shares of Verizon Communications common stock, $0.10 par value per share, and 250,000,000 are shares of series preferred stock, $0.10 par value per share.

Common Stock

   Subject to any preferential rights of the series preferred stock, holders of shares of common stock of Verizon Communications are entitled to receive dividends on that stock out of assets legally available for distribution when, as and if authorized and declared by the Verizon Communications board of directors and to share ratably in the assets of the Verizon Communications legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up.

   Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors. In addition, the holders of common stock would possess all voting power except as otherwise required by law or except as provided for any series of series preferred stock. The Verizon Communications certificate of incorporation does not provide for cumulative voting for the election of directors.

Series Preferred Stock

   The Verizon Communications board of directors will be authorized at any time to provide for the issuance of all or any shares of the series preferred stock in one or more classes or series, and to fix for each class or series voting powers, full or limited, or no voting powers, and distinctive designations, preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of the class or series and to the fullest extent as may be permitted by Delaware law. This authority includes, but is not limited to, the authority to provide that any class or series be:

   . subject to redemption at a specified time or times and at a specified price or prices;

   . entitled to receive dividends (which may be cumulative or non-cumulative) at rates, on conditions, and at times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series;

   . entitled to rights upon the dissolution of, or upon any distribution of the assets of, Verizon Communications; or

   . convertible into, or exchangeable for, shares of any class or classes of stock, or other securities or property, of Verizon Communications at a specified price or prices or at specified rates of exchange and with any adjustments; all as the Verizon Communications board of directors determines by resolution.

   As of the date of this proxy statement/prospectus, no shares of preferred stock are outstanding.

No Preemptive Rights

   No holder of any shares of any class of stock of Verizon Communications has any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.

Transfer Agent and Registrar

   The principal transfer agent and registrar for Verizon Communications common stock is Fleet National Bank.

                       RIGHTS OF DISSENTING SHAREHOLDERS


   Price Communications shareholders entitled to vote on the proposed transactions have dissenter's rights to dissent from the proposed transactions and obtain the fair value of their Price Communications shares in cash in accordance with the procedures established by New York law.



   Sections 623 and 910 of the New York Business Corporation Law ("NYBCL") provide that if the proposed transactions are consummated, Price Communications shareholders entitled to vote on the proposed transactions who object to the proposed transactions and who follow the procedures specified in Section 623 (summarized below) will have the right to receive cash payment of the fair value of their shares. A copy of Section 623 of the NYBCL is attached as Annex
I. The express procedures of Section 623 must be followed precisely; if they are not, shareholders may lose their right to dissent. As described more fully below, such "fair value" would potentially be determined in judicial proceedings, the result of which cannot be predicted. There can be no assurance that shareholders exercising dissenters' rights will receive consideration equal to or greater than the value of the Price Communications common stock to be owned by them following consummation of the proposed transactions.


   The statutory procedures outlined below are complex. What follows is a summary and is qualified in its entirety by reference to Section 623 of the NYBCL. Shareholders wishing to exercise their dissenters' rights should consult their own legal advisors to ensure that they fully and properly comply with the requirements of New York law.


   Any Price Communications shareholder who is entitled to vote on the proposed transactions will have the right to receive cash payment of the fair value of his or her shares of Price Communications common stock and the other rights and benefits provided in Section 623 if such shareholder:



   . files with Price Communications a written objection to the proposed transactions prior to the vote by the shareholders of Price Communications on the proposed transactions. The written objection must include:


     . notice of the shareholder's election to dissent;

     . the shareholder's name and residence address;

     . the number of shares as to which the shareholder dissents; and


     . a demand for payment of the fair value of such shares if the proposed transactions are consummated; and



   . does not vote in favor of the proposed transactions.



   A vote against the proposed transactions will not satisfy the requirement of filing a written objection. Failure to vote against the proposed transactions will not waive a shareholder's right to receive payment if the shareholder has filed a written objection in accordance with Section 623 and has not voted in favor of the proposed transactions. If a shareholder abstains from voting on the proposed transactions, this will not waive his or her dissenter's rights so long as the appropriate written objection to the proposed transactions is properly and timely filed. Since a proxy left blank will be voted for the proposed transactions, any Price Communications shareholder who wishes to exercise his or her dissenter's rights must either vote against the proposed transactions or abstain. Written objection is not required from any shareholder to whom Price Communications did not give proper notice of the annual meeting of shareholders.


   A Price Communications shareholder may not dissent as to less than all shares of common stock, held of record by him or her, that he or she owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner of shares as to less than all shares held of record by the nominee or fiduciary.


   All written objections to the proposed transactions and notices of election to dissent should be addressed to:


                       Price Communications Corporation
                             45 Rockefeller Plaza
                           New York, New York 10020
                             Attention: Secretary

   If the proposed transactions are approved by Price Communications' shareholders, within 10 days after such approval Price Communications will give written notice of the approval by registered mail to each shareholder who filed a timely written objection, except for any shareholder who voted in favor of the proposed transactions. Any shareholder from whom objection was not required and who elects to dissent must file with Price Communications, within 20 days after the giving of notice to him or her, a written notice of election to dissent, stating his or her name and residence address, the number of shares as to which he or she dissents and a demand for payment of the fair value for his or her shares.


   Either at the time of filing of the notice of election to dissent or within one month after the filing of the notice of election to dissent, a dissenting shareholder must submit the certificates representing his or her dissenting shares of Price Communications common stock to Price Communications, or to its transfer agent, which shall note conspicuously on the certificates that a notice of election has been filed, and will then return the certificate to the shareholder. Any shareholder who fails to submit his or her certificates for notation within the required time, shall at the option of Price Communications upon written notice to such shareholder within 45 days from the date of filing such notice of election to dissent, lose his or her dissenter's rights unless a court, for good cause shown, otherwise directs.


   Within 15 days after the expiration of the period within which shareholders may file their notices of election to dissent, or within 15 days after the asset contribution transaction, whichever is later (but in no case later than 90 days after Price Communications shareholders vote authorizing the proposed transactions), Price Communications will make a written offer by registered mail to each shareholder who has filed a notice of election to pay for his or her dissenting shares at a specified price which Price Communications considers to be their fair value. If the asset contribution transaction has occurred, Price Communications must accompany the offer by an advance payment to each shareholder who has submitted his or her stock certificates of an amount equal to 80% of the amount of the offer. Acceptance of such payment does not constitute a waiver of any dissenters' rights. The offer must be made at the same price per share to all the dissenting shareholders of Price Communications. If, within 30 days after the making of an offer, Price Communications and any dissenting shareholders agree on the price to be paid for dissenting shares, the balance of payment for the shares must be made within 60 days after the making of the offer or the asset contribution transaction, whichever is later, and upon surrender of the certificates representing such shares.


   If Price Communications fails to make an offer to dissenting shareholders within the 15-day period described above, or if it makes the offer and any dissenting shareholder fails to agree within 30 days thereafter upon the price to be paid for his or her shares, Price Communications is required, within 20 days after the expiration of whichever is the applicable of the two periods, to institute a special proceeding in the Supreme Court of the State of New York, County of New York to determine the rights of dissenting shareholders and to fix the fair value of their shares. If Price Communications fails to institute a proceeding within the 20-day period, any dissenting shareholder may institute a proceeding for the same purpose not later than 30 days after the expiration of the 20-day period. If the dissenting shareholder does not institute a proceeding within the 30-day period, his or her dissenter's rights are lost unless the court, for good cause shown, otherwise directs.


   During each proceeding, the court will determine whether each dissenting shareholder is entitled to receive payment for his or her shares of Price Communications common stock and, if so, will fix the value of such shares as of the close of business on the day prior to the date Price Communications shareholders vote authorizing the proposed transactions, taking into consideration the nature of the transactions giving rise to the shareholder's right to receive payment for his or her dissenting shares and its effect on Price Communications and its shareholders, the concepts and methods then customary in relevant securities and financial markets for determining the fair value of shares of a Corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. The court will also award interest on such amount to be paid from the asset contribution transaction to the date of payment unless the court finds that a shareholder's refusal to accept Price Communications offer of payment was arbitrary, vexatious or otherwise not in good faith. Each party to such proceeding will bear its own costs and expenses unless the court finds the refusal of payment by the shareholder or shareholders arbitrary, vexatious or otherwise not in good faith, in which case Price Communications' costs will be assessed against any or all dissenting shareholders who are party to such proceeding. The court, in its discretion, may also apportion or assess any part of the dissenting shareholder's costs against Price Communications if it finds that the fair value of the shares as determined materially exceeds the amount which Price Communications offered to pay, or that no offer or advance payment was made by Price Communications, or that Price Communications failed to institute such special proceeding within the specified period, or that the actions of Price Communications in complying with its obligations under Section 623 were arbitrary, vexatious or otherwise not in good faith. Within 60 days following the final determination of the applicable proceeding, Price Communications shall pay to each dissenting shareholder the amount found to be due him or her upon the shareholder's surrender of all certificates representing dissenting shares.


   The enforcement by a shareholder of his or her right to receive payment for shares in accordance with Section 623 excludes the enforcement by such shareholder of any other right to which he or she might otherwise by entitled by virtue of his or her ownership of shares (unless such shareholder withdraws his or her notice of election or the proposed transactions are abandoned), except that such shareholder will retain the right to bring or maintain an appropriate action to obtain relief on the grounds that the proposed transactions will be or are unlawful or fraudulent as to him or her. A shareholder's notice of election may be withdrawn at any time prior to his or her acceptance in writing of an offer to purchase his or her dissenting shares by Price Communications, but no withdrawal may be made later than 60 days from the asset contribution transaction (unless Price Communications failed to make a timely offer) without the consent of Price Communications.

                                 LEGAL MATTERS


   Davis Polk & Wardwell, counsel to Verizon Wireless of the East, Cellco Partnership and Verizon Communications, will pass on the validity of the preferred interest and the shares of common stock of Verizon Communications to be issued to Price Communications Wireless. It is a condition to the obligation of Cellco Partnership and Verizon Wireless of the East to complete the proposed transactions that Verizon Wireless of the East receive opinions from counsel to Price Communications relating to, among other things, authority and execution, litigation and FCC matters. It is a condition to the obligation of Price Communications and its subsidiaries to complete the proposed transactions that it receive an opinion as to certain legal matters from counsel to Cellco Partnership, Verizon Communications and Verizon Wireless Inc. and that counsel to Price Communications confirm that such counsel's tax opinion has not been withdrawn due to certain changes in law. See "The Transaction Agreement--Conditions to Completion of the Transaction" and "The Transactions--Federal Income Tax Consequences."


                                    EXPERTS

   The financial statements of Verizon Wireless of the East LP as of December 31, 2001 and for the period December 17, 2001 (date of inception) to December 31, 2001 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this proxy statement/prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


   The financial statements of Orange County-Poughkeepsie Limited Partnership as of December 31, 2001 and for the year then ended included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this proxy statement/prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



   The annual financial statements of Orange County-Poughkeepsie Limited Partnership as of December 31, 2000 and for each of the two years in the period ended December 31, 2000 included in this proxy statement/prospectus as set forth in the index on page F-1 have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.



   The consolidated financial statements and financial statement schedule of Verizon Communications as of December 31, 2001 and 2000 and for the years then ended, included in Verizon Communications' Annual Report on Form 10-K filed on March 20, 2002, and incorporated by reference in this proxy statement/prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report which is also included therein and incorporated by reference in this proxy statement/prospectus. Such consolidated financial statements are incorporated by reference in this proxy statement/prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



   The consolidated financial statements and financial statement schedule of Verizon Communications for the year ended December 31, 1999, included in Verizon Communications' Annual Report on Form 10-K filed on March 20, 2002, and incorporated by reference in this proxy statement/prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, other than the financial statements of GTE Corporation (a wholly owned subsidiary of Verizon Communications) which were audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports which are also included therein and incorporated by reference in this proxy statement/prospectus. Such consolidated financial statements are incorporated by reference in this proxy statement/prospectus in reliance on such reports given on the authority of such firms as experts in accounting and auditing.

   The consolidated financial statements of Price Communications incorporated in this document by reference to the Price Communications' Annual Report on Form 10-K for the years ended December 31, 2001 and 2000 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance on their authority as experts in auditing and accounting.



   The consolidated financial statements of Price Communications Wireless, Inc. as of December 31, 2001 and for the three years ended December 31, 2001 included in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been so included in reliance on their authority as experts in auditing and accounting.



                             CHANGE IN ACCOUNTANTS



   On March 29, 2001 the Orange County-Poughkeepsie Limited Partnership ("OCP") dismissed PricewaterhouseCoopers LLP as its independent accountants. The reports of PricewaterhouseCoopers LLP on the financial statements of OCP for each of the past two fiscal years ended December 31, 2000 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits for each of the past two fiscal years ended December 31, 2000 and through March 29, 2001 there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their reports on the financial statements for such years. OCP has requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated April 12, 2002 is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. OCP engaged Deloitte & Touche LLP as its new independent accountants as of April 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

   Verizon Communications and Price Communications file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that they file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Their SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."


   Verizon Communications filed a registration statement on Form S-4 to register with the SEC the Verizon Communications common shares that may be issued to Price Communications Wireless in an exchange under the transactions. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Verizon Communications in addition to being a proxy statement of Price Communications for Price Communications' annual meeting. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information that you can find in the registration statement or the exhibits to that statement.


   The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about the companies and their financial performance.


  Verizon Communications SEC Filings
  (File No. 1-8606)                  Period
  ---------------------------------- ------
     Annual Report on Form 10-K..... Year ended December 31, 2001
     Current Reports on Form 8-K.... Filed on April 9, 2002 and April 10, 2002

  Price Communications' SEC Filings
  (File No. 1-08309)                 Period
  ---------------------------------  ------
     Annual Report on Form 10-K..... Fiscal year ended December 31, 2001




   We are also incorporating by reference additional documents that we file with the SEC between the date of this proxy statement/prospectus and the date of the meetings.


   Verizon Communications has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Verizon Communications, Cellco Partnership has supplied all information relating to Cellco Partnership and VWI, and Price Communications has supplied all information relating to Price Communications and Price Communications Wireless.


   You may already have been sent some of the documents incorporated by reference, but you can obtain any of them from us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Shareholders may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following address:

                          Verizon Communications Inc.
                          1095 Avenue of the Americas
                           New York, New York 10036
                              Tel: (212) 395-2121

                       Price Communications Corporation
                             45 Rockefeller Plaza
                           New York, New York 10020
                              Tel: (212) 757-5600

   If you would like to request documents from us, please do so by to receive them before the shareholders' meetings. We shall send the documents by first-class mail within one business day of receiving your request.

   You can also get more information by visiting Verizon Communications' web site at www.verizon.com. This address is not an active link and any web site materials are not part of this proxy statement/prospectus.


   You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the transactions proposal. We have not authorized anyone to provide you with information that is different from what is contained in this document. This proxy
statement/prospectus is dated               . You should not assume that the
information in it is accurate as of any date other than that date, and neither its mailing to shareholders nor the issuance of Verizon Communications common shares in the transactions shall create any implication to the contrary.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                      Page
                                                                                                      ----
                                   Verizon Wireless of the East LP
Independent Auditors' Report.........................................................................  F-2
Balance Sheet as of December 31, 2001................................................................  F-3
Statement of Operations and Partners' Capital for the period December 17, 2001 (Date of Inception) to
  December 31, 2001..................................................................................  F-4
Statement of Cash Flows for the period December 17, 2001 (Date of Inception) to December 31, 2001....  F-5
Notes to Financial Statements........................................................................  F-6
                           Orange County-Poughkeepsie Limited Partnership
Reports of Independent Public Accountants............................................................  F-8
Balance Sheets as of December 31, 2001 and 2000...................................................... F-10
Statements of Operations for the years ended December 31, 2001, 2000 and 1999........................ F-11
Statements of Partners' Capital for the years ended December 31, 2001, 2000 and 1999................. F-12
Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999........................ F-13
Notes to Financial Statements........................................................................ F-14
                                 Price Communications Wireless, Inc.

Annual Financial Statements
Report of Independent Public Accountants............................................................. F-20
Consolidated Balance Sheets as of December 31, 2001 and 2000......................................... F-21
Consolidated Statements of Operations for the years ended December 31, 2001, 2000 and 1999........... F-22
Consolidated Statements of Stockholder's Equity (Deficit) for the years ended December 31,
 2001, 2000 and 1999................................................................................. F-23
Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999........... F-24
Notes to Consolidated Financial Statements........................................................... F-25

Schedule
II.  Valuation and Qualifying Accounts............................................................... F-33

                         INDEPENDENT AUDITORS' REPORT

To the Partners of Verizon Wireless of the East LP

   We have audited the accompanying balance sheet of Verizon Wireless of the East LP (the ''Partnership'') as of December 31, 2001 and the related statements of operations and partners' capital and cash flows for the period December 17, 2001 (date of inception) to December 31, 2001. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Verizon Wireless of the East LP as of December 31, 2001, and the results of its operations and its cash flows for the period December 17, 2001 (date of inception) to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.



/S/  DELOITTE & TOUCHE LLP


New York, New York
January 25, 2002

                        VERIZON WIRELESS OF THE EAST LP

                                 BALANCE SHEET
                               December 31, 2001

               ASSETS
               Cash....................................... $2,504
                                                           ------
                  Total assets............................ $2,504
                                                           ======
               LIABILITIES AND PARTNERS' CAPITAL
               Partners' Capital.......................... $2,504
                                                           ------
                  Total liabilities and partners' capital. $2,504
                                                           ======



                       See Notes to Financial Statements

                        VERIZON WIRELESS OF THE EAST LP

                 STATEMENT OF OPERATIONS AND PARTNERS' CAPITAL
   For the Period December 17, 2001 (Date of Inception) to December 31, 2001

       Other income
       Interest income............................................ $    4
                                                                   ------
       Net income................................................. $    4
       Beginning partners' capital................................     --
       Initial contribution from partners.........................  2,500
                                                                   ------
       Ending partners' capital................................... $2,504
                                                                   ======



                       See Notes to Financial Statements

                        VERIZON WIRELESS OF THE EAST LP

                            STATEMENT OF CASH FLOWS
   For the Period December 17, 2001 (Date of Inception) to December 31, 2001

       CASH FLOWS FROM OPERATING ACTIVITIES
       Net income................................................. $    4
                                                                   ------
       Net cash provided from operating activities................      4
                                                                   ------
       CASH FLOWS FROM FINANCING ACTIVITIES
       Proceeds from initial contributions from partners..........  2,500
                                                                   ------
       Net cash provided from financing activities................  2,500
                                                                   ------
       Cash, beginning of period..................................     --
                                                                   ------
       Cash, end of period........................................ $2,504
                                                                   ======



                       See Notes to Financial Statements

                        VERIZON WIRELESS OF THE EAST LP

                         NOTES TO FINANCIAL STATEMENTS
   For the Period December 17, 2001 (Date of Inception) to December 31, 2001

1.  Formation of Verizon Wireless of the East LP and Description of Business

  Formation of Verizon Wireless of the East LP


   Verizon Wireless of the East LP (the ''Partnership'') was formed on December 17, 2001 for the purpose of acquiring the assets that will be contributed by Price Communications Wireless ("PCW") and subsidiaries of Cellco Partnership pursuant to the Transaction Agreement (the "Agreement") dated December 18, 2001. The Agreement is expected to be consummated during the second quarter of 2002, subject to the approval of the transaction by the shareholders of Price Communications ("PC") at the annual meeting and satisfaction or waiver, to the extent legally permissible, of all other closing conditions.



   Upon closing of the contribution transaction, PCW will contribute substantially all of its business assets and approximately $150 million in cash; and Cellco Partnership and subsidiaries of Cellco will contribute an aggregate 85% interest in Orange County-Poughkeepsie Limited Partnership ("OCP"), Federal Communications Commission ("FCC") licenses to provide broadband PCS Wireless Communication Services within the Macon, Georgia Basic Trading Area ("BTA") and all of Verizon Wireless' right, title and interest in the FCC license to provide broadband PCS wireless communications services within a portion of the Atlanta, Georgia BTA, a $500 million demand note and $250 million in cash.



   The Partnership will assume certain liabilities of PCW relating to its business, including such liabilities that arise under PCW's 11 3/4% senior subordinated notes due 2007 and 9 1/8% senior secured notes due 2006. PCW will, at the cost of the Partnership, effect a covenant defeasance and redeem all such notes.



   The Partnership also intends to borrow $350 million from a third party lender. This loan will be non-recourse to the partners of the Partnership and shall not obligate the Partnership to repay the loan at any time prior to five years after the asset contribution transaction.



   Pursuant to the limited partnership agreement, any profits of the Partnership will be allocated on a preferred basis to PCW's capital account quarterly up to an amount equal to a specified percentage per annum (based on the weighted daily average balance of PCW's capital account). This percentage return is 4.00% per annum subject to downward adjustment relating to the interest rate payable on the $350 million loan to be obtained by the Partnership at the closing of the asset contribution transaction, and it is currently expected that the maximum preferred return after giving effect to such adjustment will be approximately 3.6%. PCW is not entitled to a share of any profits of the Partnership in excess of this preferred return.



   PCW's capital account will not be allocated any preferred return after the earlier to occur of (1) the expiration of the period (if any) within which PCW is entitled to elect to exchange its preferred interest for Verizon Wireless common stock or (2) the fourth anniversary of the contribution transaction.


   As of December 31, 2001, other than the initial capitalization of the Partnership, no other business has been transacted.

  Description of Business

   The Partnership will engage in the business of constructing, developing, managing, operating, marketing and selling cellular telephone systems or service, wireless service, paging service, personal communications service ("PCS") and other commercial mobile radio service, and any business related thereto.

                        VERIZON WIRELESS OF THE EAST LP

   Under the Verizon Wireless brand name, the Partnership, through its 85% interest in OCP, will provide wholesale cellular mobile telephone service to resellers who operate principally in the Orange County and Poughkeepsie, New York metropolitan areas and provide broadband PCS wireless communication services within the Macon, Georgia BTA and within a portion of the Atlanta, Georgia BTA.

2.  Transactions with Affiliates


   The operations of the Partnership will be closely integrated with Cellco Partnership's other wireless telecommunications assets, which are marketed under the brand name "Verizon Wireless." Cellco Partnership intends to provide or arrange for provision of certain services to the Partnership in connection with its business. These services may include (1) administrative, accounting, billing, credit, collection, insurance, legal, purchasing, clerical and such other general services as may be necessary to administer the Partnership; (2) design, engineering, optimization, implementation, surveillance, maintenance, repair and such other technical services as may be necessary to operate the Partnership's wireless network; and (3) assistance in the preparation of filings with regulatory authorities and in the negotiations of transactions with respect to the FCC licenses owned by the Partnership. Cellco Partnership will charge the Partnership for these services at rates consistent with the rates it charges other partnerships managed by Cellco Partnership.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of Orange County-Poughkeepsie Limited Partnership



   We have audited the accompanying balance sheet of Orange County-Poughkeepsie Limited Partnership (the "Partnership") as of December 31, 2001, and the related statements of operations, partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.



   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Orange County-Poughkeepsie Limited Partnership as of December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ Deloitte & Touche LLP



New York, New York


February 13, 2002

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of the Orange County-Poughkeepsie Limited Partnership:



   In our opinion, the accompanying balance sheet and the related statements of operations, partners' capital, and cash flows present fairly, in all material respects, the financial position of the Orange County-Poughkeepsie Limited Partnership (the "Partnership") at December 31, 2000, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/ PRICEWATERHOUSECOOPERS LLP



New York, New York


April 20, 2001

                ORANGE COUNTY-POUGHKEEPSIE LIMITED PARTNERSHIP



                                BALANCE SHEETS


                                (in thousands)



                                                                                         December 31,
                                                                                        ---------------
                                                                                         2001    2000
                                                                                        ------- -------
ASSETS
Current assets
   Accounts receivable, net of allowances of $0 and $31 in 2001 and 2000, respectively. $   495 $ 2,259
   Unbilled revenue....................................................................   1,545   1,112
   Due from general partner............................................................  18,072  22,475
   Prepaid expenses and other current assets...........................................     137     107
                                                                                        ------- -------
       Total current assets............................................................  20,249  25,953
Property, plant and equipment, net.....................................................  26,057  24,753
Deferred charges and other assets, net.................................................       5       7
                                                                                        ------- -------
       Total assets.................................................................... $46,311 $50,713
                                                                                        ======= =======
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
   Accounts payable and accrued liabilities............................................ $   334 $ 1,980
   Advance billings....................................................................     196     172
                                                                                        ------- -------
       Total current liabilities.......................................................     530   2,152
Commitments and contingencies (see Notes 5 and 7)
Partners' capital......................................................................  45,781  48,561
                                                                                        ------- -------
       Total liabilities and partners' capital......................................... $46,311 $50,713
                                                                                        ======= =======





                       See Notes to Financial Statements

                ORANGE COUNTY-POUGHKEEPSIE LIMITED PARTNERSHIP



                           STATEMENTS OF OPERATIONS


                                (in thousands)



                                           For the years ended December 31,
                                           --------------------------------
                                              2001       2000       1999
                                            -------    -------    -------
    OPERATING REVENUE
    Service revenues...................... $81,952    $57,678    $35,512
                                            -------    -------    -------
    OPERATING COSTS AND EXPENSES
    Cost of service.......................   6,879      6,509      4,004
    General and administrative............   5,437      4,455      3,226
    Depreciation and amortization.........   3,583      3,077      2,529
                                            -------    -------    -------
       Total operating costs and expenses.  15,899     14,041      9,759
                                            -------    -------    -------
    OPERATING INCOME......................  66,053     43,637     25,753
    Other income, net.....................   1,167      1,264        664
                                            -------    -------    -------
    NET INCOME............................ $67,220    $44,901    $26,417
                                            =======    =======    =======







                       See Notes to Financial Statements

                ORANGE COUNTY-POUGHKEEPSIE LIMITED PARTNERSHIP





                        STATEMENTS OF PARTNERS' CAPITAL


                                (in thousands)



                                 General
                                 Partner                       Limited Partners
                              ------------- -----------------------------------------------------
                                  NYNEX                                                   Warwick
                                 Mobile         Frontier         Frontier      Taconic    Valley     Total
                                 Limited     Communications   Communications  Telephone  Telephone Partners'
                              Partnership 2 of New York, Inc. of Sylvan Lake Corporation  Company   Capital
                              ------------- ----------------- -------------- ----------- --------- ---------
Balance at January 1, 1999...   $ 21,550         $ 2,307         $ 2,307       $ 2,307    $ 2,307  $ 30,778
Net income...................     18,937           1,758           1,758         1,982      1,982    26,417
Debt assumed by Cellco.......      2,372             254             254           254        254     3,388
Cash distribution to partners
  for transfer of towers.....     (2,372)           (254)           (254)         (254)      (254)   (3,388)
Distribution of towers to
  Cellco.....................       (375)            (40)            (40)          (40)       (40)     (535)
Distribution to partners.....    (14,100)           (600)           (600)       (1,350)    (1,350)  (18,000)
Purchase/Sale of Partnership
  interest...................      6,850          (3,425)         (3,425)           --         --        --
                                --------         -------         -------      --------    -------  --------
Balance at December 31,
  1999.......................     32,862              --              --         2,899      2,899    38,660
Net income...................     38,165              --              --         3,368      3,368    44,901
Distribution to partners.....    (29,750)             --              --        (2,625)    (2,625)  (35,000)
                                --------         -------         -------      --------    -------  --------
Balance at December 31,
  2000.......................     41,277              --              --         3,642      3,642    48,561
Net income...................     57,138              --              --         5,041      5,041    67,220
Distribution to partners.....    (59,500)             --              --        (5,250)    (5,250)  (70,000)
                                --------         -------         -------      --------    -------  --------
Balance at December 31,
  2001.......................   $ 38,915         $    --         $    --       $ 3,433    $ 3,433  $ 45,781
                                ========         =======         =======      ========    =======  ========






                       See Notes to Financial Statements

                ORANGE COUNTY-POUGHKEEPSIE LIMITED PARTNERSHIP



                           STATEMENTS OF CASH FLOWS


                                (in thousands)



                                                             For the years ended December 31,
                                                             -------------------------------
                                                               2001         2000      1999
                                                             --------     --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.................................................. $ 67,220     $ 44,901  $ 26,417
Adjustments to reconcile net income to net cash provided by:
   Depreciation and amortization............................    3,583        3,077     2,529
   Loss on disposition of plant and equipment...............       --           --        (1)
   Changes in certain assets and liabilities:
       Accounts receivable..................................    1,764         (978)     (542)
       Unbilled revenue.....................................     (433)        (464)     (251)
       Prepaid expenses and other current assets............      (30)          10       (31)
       Deferred charges and other assets....................        2            2         2
       Accounts payable and accrued liabilities.............   (1,646)         197       647
       Advanced billings....................................       24          100       (68)
                                                             --------     --------  --------
Net cash provided by operating activities...................   70,484       46,845    28,702
                                                             --------     --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures........................................   (4,887)      (4,654)   (6,269)
Distributions of towers to Cellco...........................       --           --      (535)
Proceeds from disposition of property, plant and equipment..       --          275     1,277
                                                             --------     --------  --------
Net cash used in investing activities.......................   (4,887)      (4,379)   (5,527)
                                                             --------     --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES
Decrease (increase) in due from general partner, net........    4,403       (7,466)   (5,175)
Distribution to partners....................................  (70,000)     (35,000)  (18,000)
Debt assumed by Cellco......................................       --           --     3,388
Cash distribution to partners for transfer of towers........       --           --    (3,388)
                                                             --------     --------  --------
Net cash used in financing activities.......................  (65,597)     (42,466)  (23,175)
                                                             --------     --------  --------
(Decrease) increase in cash.................................       --           --        --
Cash, beginning of year.....................................       --           --        --
                                                             --------     --------  --------
Cash, end of year........................................... $     --     $     --  $     --
                                                             ========     ========  ========





                       See Notes to Financial Statements

                ORANGE COUNTY-POUGHKEEPSIE LIMITED PARTNERSHIP


                         NOTES TO FINANCIAL STATEMENTS





1. Background and Description of the Business



   On April 3, 2000, Bell Atlantic and Vodafone AirTouch Plc ("Vodafone") consummated their previously announced agreement to combine their U. S. wireless operations. In accordance with the terms of the U.S. Wireless Alliance Agreement (the "Alliance Agreement") dated September 21, 1999 between the two companies, Vodafone contributed its U.S. wireless operations, its 50% ownership interest in PrimeCo Personal Communications L.P ("PrimeCo") and debt to the Cellco Partnership ("Cellco"), in exchange for a 65.1% interest in Cellco. Bell Atlantic also contributed its 50% ownership interest in PrimeCo, and retained a 34.9% interest in Cellco. As of April 3, 2000, Cellco began conducting business as Verizon Wireless ("Verizon").



   On June 30, 2000, Bell Atlantic and GTE Corporation ("GTE Corp.") completed a merger of equals under a definitive merger agreement entered into on July 27, 1998. On June 30, 2000, the newly merged entity changed its name to Verizon Communications ("Verizon Corp."). Under the Alliance Agreement, Verizon Corp. contributed GTE Corp.'s wireless net assets and operations increasing its interest in Cellco to 55% and decreasing Vodafone's interest in Cellco to 45%.



   The Orange County-Poughkeepsie Limited Partnership (the "Partnership") operates as a limited partnership between NYNEX Mobile Limited Partnership 2 ("NYNEX Mobile LP 2"), Taconic Telephone Corporation, and Warwick Valley Telephone Company. NYNEX Mobile LP 2 is a partnership between Cellco, the Utica-Rome Cellular Cellular Partnership and Bell Atlantic Mobile Systems of Allentown, Inc. ("BAMS of Allentown"), with ownership interests of 54%, 45% and 1%, respectively. NYNEX Mobile LP 2 holds an 85% partnership interest in the Partnership. Taconic and Warwick each hold limited partnership interests of 7.5%.



   On December 1, 1999, Frontier Communications of New York, Inc. and Frontier Communications of Sylvan Lake, each holding 7.5% interests in the Partnership, sold their interests to NYNEX Mobile LP 2.



   The Partnership provides cellular mobile telephone service to resellers who operate principally in the Orange County and Poughkeepsie, New York metropolitan areas. The Orange County-Poughkeepsie cellular system became operational in 1987. The partners make capital contributions, share in the operating results and receive distributions from the Partnership in accordance with their respective ownership percentages.



2. Summary of Significant Accounting Policies



  Use of Estimates



   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.



  Revenue Recognition



   The Partnership earns revenue by providing access to the network (access revenue) and for usage of the network (airtime/usage revenue), which includes roaming and cellular long distance revenue. In general, access revenue is billed one month in advance and is recognized when earned; the unearned portion is classified in advanced billings. Airtime/usage revenue, roaming revenue and long distance revenue are recognized when service is rendered and included in unbilled revenue until billed. The Partnership's revenue recognition policies

                ORANGE COUNTY-POUGHKEEPSIE LIMITED PARTNERSHIP are in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements."



   Cellular service revenues resulting from a cellsite agreement are recognized based upon an allocation of airtime minutes (see Note 4).



  Operating Expenses



   Operating expenses include expenses incurred directly by the Partnership, as well as an allocation of administrative and operating costs incurred by the managing partner or its affiliates on behalf of the Partnership (see Note 4). Services performed on behalf of the Partnership are provided by the employees of Cellco. These employees are not employees of the Partnership; therefore, operating expenses include direct and allocable charges of salary and employee benefit costs for the services provided to the Partnership. The Partnership believes these allocations are reasonable.



  Property, Plant and Equipment



   Property, plant and equipment primarily represents costs incurred to construct and enhance Mobile Telephone Switching Offices (MTSOs) and cell sites. The cost of property, plant and equipment is depreciated over its estimated useful life, using the straight-line method of accounting. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease. Major improvements to existing plant and equipment are capitalized. Routine maintenance and repairs that do not extend the life of the plant and equipment are charged to expense as incurred.



   Upon the sale or retirement of property, plant and equipment, the cost and related accumulated depreciation or amortization is eliminated from the accounts and any related gain or loss is reflected in the statements of operations.



   Interest expense and network engineering costs incurred during the construction phase of the Partnership's network and real estate properties under development are capitalized as part of property, plant and equipment and recorded as construction in progress until the projects are completed and placed into service.



  FCC Licenses



   The Federal Communications Commission ("FCC") issues licenses that authorize cellular carriers to provide service in specific cellular geographic service areas. The FCC grants licenses for terms of up to ten years. In 1993, the FCC adopted specific standards to apply to cellular renewals, concluding it will award a license renewal to a cellular licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely. The current terms of the Partnership's FCC license expire on January 27, 2008 and January 29, 2008 for the Poughkeepsie and Orange County FCC licenses, respectively. The general partner believes it will be able to meet all requirements necessary to secure renewal of the Partnership's cellular licenses.



  Valuation of Assets



   The Partnership follows the provision of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When such events occur, the undiscounted expected future cash flows are compared to the carrying amount of the asset. If the comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows. The discount rate applied to these cash flows is based on the Partnership's weighted average cost of capital.

                ORANGE COUNTY-POUGHKEEPSIE LIMITED PARTNERSHIP




                  NOTES TO FINANCIAL STATEMENTS--(Continued)


  Financial Instruments



   The Partnership's cash, trade receivables and payables are short-term in nature, and accordingly, their carrying value approximates fair value.



  Income Taxes



   The Partnership is not a taxable entity for federal and state income tax purposes. Any taxable income or loss is apportioned to the partners based on their respective partnership interests and is reported by them individually.



  Concentrations



   To the extent the Partnership's customer receivables become delinquent, collection activities commence. The general partner accounts for 76% and 93% of the accounts receivable balance at December 31, 2001 and 2000, respectively. The Partnership maintains an allowance for losses based on the expected collectibility of accounts receivable.



   The managing partner relies on local and long-distance telephone companies and other companies to provide certain communication services. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could potentially have an adverse impact on the Partnership's operating results.



   Although the managing partner attempts to maintain multiple vendors for each required product, its network assets, which are important components of its operations, are currently acquired from only a few sources. Certain of these products are in turn utilized by the Partnership and are important components of the Partnership's operations. If the suppliers are unable to meet the managing partner's needs as it builds out its network infrastructure and sells service and equipment, delays and increased costs in the expansion of the Partnership's network infrastructure or losses of potential customers could result, which would adversely affect operating results.



  Due From General Partner



   Due from general partner principally represents the Partnership's cash position. The general partner manages all cash and financing activities for the Partnership. As such, the change in due from general partner is reflected as a financing activity in the statements of cash flows. Additionally, administrative and operating costs incurred by the general partner on behalf of the Partnership are charged to the Partnership through this account. Interest income is based on the average monthly outstanding balance in this account and is calculated by applying Cellco's average borrowing rate, which was approximately 4.6% and 6.7% at December 31, 2001 and 2000, respectively. Included in other income, net was net interest income related to the due from general partner balance of $1,167, $1,264 and $664 for the years ended December 31, 2001, 2000 and 1999, respectively.



  Recently Issued Accounting Pronouncements



   In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This standard requires entities to recognize the fair value of any legal obligation associated with the retirement of long-lived assets and to capitalize that amount as a part of the book value of the long-lived asset. That cost is then depreciated over the remaining life of the underlying long-lived asset. The Partnership is required to adopt the standard effective January 1, 2003 with early adoption allowed. The Partnership is currently evaluating its long-lived assets retirement obligation in relation to the provisions of SFAS No. 143 to determine the impact, if any, on its future results of operations or financial position.

                ORANGE COUNTY-POUGHKEEPSIE LIMITED PARTNERSHIP






                  NOTES TO FINANCIAL STATEMENTS--(Continued)


   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This standard re-addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It concludes that one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. The Partnership is required to adopt the standard effective January 1, 2002 with early adoption allowed. The Partnership does not expect the impact of the adoption of SFAS No. 144 to have a material effect on its results of operations or financial position.



  Reclassifications



   Certain reclassifications have been made to the 2000 and 1999 financial statements to conform to the current year presentation.



3. Property, Plant and Equipment



   Property, plant and equipment consists of the following:



                                                        December 31,
                                                     ------------------
                                                       2001      2000
                                                     --------  --------
        Buildings (10-40 yrs.)...................... $  9,451  $  8,555
        Cellular plant equipment (3-15 yrs.)........   33,803    29,811
        Furniture, fixtures and equipment (2-7 yrs.)      381       381
                                                     --------  --------
                                                       43,635    38,747
        Accumulated depreciation....................  (17,578)  (13,994)
                                                     --------  --------
        Property, plant and equipment, net.......... $ 26,057  $ 24,753
                                                     ========  ========



   Property, plant and equipment includes the following:



   Capitalized network engineering costs of $112 and $176 were recorded during the years ended December 31, 2001 and 2000, respectively.



   Construction-in-progress included in certain of the classifications shown above, principally cellular plant equipment, amounted to $1,598 and $1,819 at December 31, 2001 and 2000, respectively.



   Depreciation expense for the years ended December 31, 2001, 2000 and 1999 was $3,582, $3,075, and $2,527, respectively.



  Tower Transaction



   On March 31, 1999, Cellco finalized an agreement with Crown Castle International Corporation ("Crown") to form a joint venture (the "JV") in which Cellco, together with certain partnerships in which it is the managing partner (the "Managed Entities"), which included the Partnership, contributed network towers to the JV in exchange for $380,000 in cash and an equity interest in the JV of 38.5%.



   The Partnership elected to participate in this transaction and contributed 13 towers to the JV. As a result of the continuing involvement by the managing partner in the JV, this transaction was accounted for as a financing arrangement on the books of the Partnership; accordingly, the Partnership recorded the receipt of $3,388 in cash as a loan.

                ORANGE COUNTY-POUGHKEEPSIE LIMITED PARTNERSHIP






                  NOTES TO FINANCIAL STATEMENTS--(Continued)




   Pursuant to a separate agreement between the managing partner and the minority partner, the minority partner received a cash payment of $1,765 and Cellco assumed the debt and transferred the towers from the Partnership books to Cellco at their book value. Upon receipt of the cash from the JV, the minority partners received their cash and the Partnership immediately transferred the towers to Cellco along with the related debt, the equity interest in the JV, and $1,623 in cash.



   Since the Partnership is under common control with the managing partner, the gain on the transfer of such towers to the JV is not reflected in the statement of operations of the Partnership. However, the Partners' Capital accounts reflect the cash transactions, and the transfer of the towers and debt to Cellco.



4. Transactions with Affiliates



   Significant transactions with affiliates are summarized as follows:



                                                               For the years ended December 31,
                                                               --------------------------------
                                                                  2001       2000       1999
                                                                -------    -------    -------
Operating revenues............................................ $68,142    $48,995    $29,092
Cellsite allocated revenues, net (a).......................... $ 1,981    $ 1,351    $ 1,147
Direct telecommunication and data processing charges.......... $   335    $   555    $   503
Allocations of certain general and administrative expenses (a) $ 3,234    $ 2,674    $ 1,982
Allocation of switch usage cost (a)........................... $ 3,760    $ 3,540    $ 1,937





   (a) Expenses were allocated based on the Partnership's percentage of customers or minutes of use where applicable. The Partnership believes the methods of allocations are reasonable.



5. Commitments



   The general partner, on behalf of the Partnership, and the Partnership have entered into operating leases for facilities and equipment used in its operations. Some lease contracts include renewal options, which include rent expense adjustments based on the Consumer Price Index. For the years ended December 31, 2001, 2000 and 1999, the Partnership recognized a total of $934, $914 and $744, respectively, as rent expense related to payments under these operating leases, which is included in general and administrative expenses in the accompanying statements of operations.



   Future minimum rental commitments under noncancelable operating leases, excluding renewal options which the Partnership intends to exercise, for the years shown are as follows:



                       Years                      Amount
                       -                          ------
                       2002...................... $  907
                       2003......................    808
                       2004......................    754
                       2005......................    661
                       2006......................    612
                       Thereafter................  1,740
                                                  ------
                          Total minimum payments. $5,482
                                                  ======

                ORANGE COUNTY-POUGHKEEPSIE LIMITED PARTNERSHIP




                  NOTES TO FINANCIAL STATEMENTS--(Continued)




6. Valuation and Qualifying Accounts



                                 Balance at  Additions  Write-offs, Balance at
                                  beginning  charged to   net of       end
                                 of the year operations recoveries   of year
                                 ----------- ---------- ----------- ----------
 Accounts Receivable Allowances:
 1999...........................     $16        $ 8         $--        $24
 2000...........................     $24        $ 7         $--        $31
 2001...........................     $31        $--         $31        $--



7. Contingencies



   Cellco is subject to several lawsuits and other claims including, class actions, product liability, patent infringement, partnership disputes, and claims involving relations with resellers and agents. Various consumer class actions lawsuits allege that Cellco breached contracts with consumers, violated certain state consumer protection laws and other statutes and defrauded customers through concealed or misleading billing practices. Certain of these lawsuits and other claims may impact the Partnership. These litigation matters may involve indemnification obligations by third parties and/or affiliated parties covering all or part of any potential damage awards against Cellco and the Partnership and/or insurance coverage. All of the above matters are subject to many uncertainties, and outcomes are not predictable with assurance.



   The Partnership may be allocated a portion of the damages that may result upon adjudication of these matters if the claimants prevail in their actions. Consequently, the ultimate liability with respect to these matters at December 31, 2001 cannot be ascertained. The potential effect, if any, on the financial condition and results of operations of the Partnership, in the period in which these matters are resolved, may be material.



   In addition to the aforementioned matters, Cellco is subject to various other legal actions and claims in the normal course of business. While Cellco's legal counsel cannot give assurance as to the outcome of each of these matters, in management's opinion, based on the advice of such legal counsel, the ultimate liability with respect to any of these actions, or all of them combined, will not materially affect the financial position or operating results of the Partnership.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of

Price Communications Wireless, Inc.:


   We have audited the accompanying consolidated balance sheets of Price Communications Wireless, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholder's (deficit) equity and cash flows for each of the three years ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Price Communications Wireless, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.


   As discussed in Note 3, the Company changed its method for revenue recognition effective January 1, 2000.

   Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /s/  ARTHUR ANDERSEN LLP

New York, New York

April 11, 2002

             PRICE COMMUNICATIONS WIRELESS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      ($ in thousands except share data)



                                                                                          December 31,
                                                                                     ----------------------
                                                                                        2001        2000
                                                                                     ----------  ----------
                                       ASSETS
Current Assets:
   Cash and cash equivalents........................................................ $  212,215  $  170,067
   Trade accounts receivable, net of allowance for doubtful accounts of $1,196 in
     2001 and $1,396 in 2000........................................................     21,260      34,435
   Receivable from other cellular carriers..........................................      5,190       4,101
   Inventory........................................................................      5,129       6,015
   Deferred income taxes............................................................         --         638
   Prepaid expenses and other current assets........................................     10,460      10,291
                                                                                     ----------  ----------
       Total current assets.........................................................    254,254     225,547
                                                                                     ----------  ----------
Property and equipment:
   Land and improvements............................................................      7,480       7,480
   Buildings and improvements.......................................................     13,598      11,440
   Equipment, communication systems and furnishings.................................    214,806     198,280
                                                                                     ----------  ----------
Property and equipment..............................................................    235,884     217,200
   Less accumulated depreciation....................................................     94,654      69,967
                                                                                     ----------  ----------
       Net property and equipment...................................................    141,230     147,233
Licenses, net of accumulated amortization of $97,428 in 2001 and $74,628 in
  2000..............................................................................    815,178     832,471
Other intangible assets and other assets, less accumulated amortization of $9,538 in
  2001 and $6,555 in 2000...........................................................     12,356      15,339
                                                                                     ----------  ----------
                                                                                     $1,223,018  $1,220,590
                                                                                     ==========  ==========
                        LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
   Accounts payable................................................................. $   11,665  $    8,181
   Accrued interest payable.........................................................     11,421      12,374
   Accrued salaries and employee benefits...........................................      1,281       1,329
   Deferred revenue.................................................................      9,693       7,412
   Customer deposits................................................................        856       1,153
   Minority Interest................................................................      3,194       5,279
   Other current liabilities........................................................      5,244       8,441
                                                                                     ----------  ----------
       Total current liabilities....................................................     43,354      44,169
Long-term debt......................................................................    700,000     700,000
Accrued income taxes--long-term.....................................................     53,165      53,165
Commitments and contingencies
Deferred income taxes...............................................................    278,897     285,155
Stockholder's equity
   Preferred stock par value $.01 per share; 10,000,000 shares authorized; none
     issued.........................................................................         --          --
   Class A common stock par value $.01 per share; 3,000 shares authorized, 1,500
     shares issued..................................................................         --          --
   Additional paid-in capital.......................................................    172,971     172,971
   Retained earnings (accumulated deficit)..........................................    (25,369)    (34,870)
                                                                                     ----------  ----------
       Total stockholder's equity...................................................    147,602     138,101
                                                                                     ----------  ----------
       Total liabilities and stockholder's equity................................... $1,223,018  $1,220,590
                                                                                     ==========  ==========


         See accompanying notes to consolidated financial statements.

             PRICE COMMUNICATIONS WIRELESS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                               ($ in thousands)


                                                                                For the years ended December 31,
                                                                                -------------------------------
                                                                                  2001         2000      1999
                                                                                --------     --------  --------
Revenue:
   Service..................................................................... $245,817     $252,513  $233,575
   Equipment sales and installation............................................   17,731       17,995    15,548
                                                                                --------     --------  --------
       Total revenue...........................................................  263,548      270,508   249,123
                                                                                --------     --------  --------
Operating expenses:
   Engineering, technical and other direct.....................................   32,796       25,321    29,666
   Cost of equipment...........................................................   33,028       32,685    28,650
   Selling, general and administrative.........................................   72,267       62,135    60,657
   Depreciation and amortization...............................................   47,975       46,970    45,101
                                                                                --------     --------  --------
       Total operating expenses................................................  186,066      167,111   164,074
                                                                                --------     --------  --------
       Operating income........................................................   77,482      103,397    85,049
                                                                                --------     --------  --------
Other income (expense):
   Interest income.............................................................    8,093       10,056     8,195
   Interest expense............................................................  (70,025)     (71,402)  (82,631)
   Other income, net...........................................................      162           74        94
                                                                                --------     --------  --------
          Total other expense..................................................  (61,770)     (61,272)  (74,342)
                                                                                --------     --------  --------
          Income before minority interest share of income, income taxes
            and cumulative effect of accounting change.........................   15,712       42,125    10,707
                                                                                --------     --------  --------
Minority interest share of income..............................................     (631)      (1,432)   (1,664)
                                                                                --------     --------  --------
          Income before income taxes and cumulative effect of
            accounting change..................................................   15,081       40,693     9,043
Income tax expense.............................................................    5,580       15,056     3,346
                                                                                --------     --------  --------
Income before cumulative effect of accounting change........................... $  9,501     $ 25,637  $  5,697
Cumulative effect on prior years of change in revenue recognition (net of
  income tax benefit of $92)...................................................       --         (158)       --
                                                                                --------     --------  --------
          Net income........................................................... $  9,501     $ 25,479  $  5,697
                                                                                ========     ========  ========




         See accompanying notes to consolidated financial statements.

             PRICE COMMUNICATIONS WIRELESS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)
                               ($ in thousands)


                                                      Common Stock                             Total
                                                         Class A    Additional             Stockholder's
                                                      -------------  Paid-In   Accumulated    Equity
                                                      Shares Amount  Capital     Deficit     (Deficit)
                                                      ------ ------ ---------- ----------- -------------
Balances at December 31, 1998........................ 1,500    --    $ 44,015   $(56,046)    $(12,031)
Conversion of 11 3/4% Senior Exchangeable Payable-in-
  kind notes (See Note 6)............................    --    --     128,956         --      128,956
Net income...........................................    --    --          --      5,697        5,697
                                                      -----    --    --------   --------     --------
Balances at December 31, 1999........................ 1,500    --     172,971    (50,349)     122,622
Dividend paid to parent..............................    --    --          --    (10,000)     (10,000)
Net income...........................................    --    --          --     25,479       25,479
                                                      -----    --    --------   --------     --------
Balances at December 31, 2000........................ 1,500    --     172,971    (34,870)     138,101
Net income...........................................    --    --          --      9,501        9,501
                                                      -----    --    --------   --------     --------
Balances at December 31, 2001........................ 1,500    --    $172,971   $(25,369)    $147,602
                                                      =====    ==    ========   ========     ========





         See accompanying notes to consolidated financial statements.

             PRICE COMMUNICATIONS WIRELESS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                               ($ in thousands)


                                                                                         For the years ended December 31
                                                                                         ------------------------------
                                                                                           2001        2000      1999
                                                                                         --------    --------  --------
Cash flows from operating activities:
    Net income.......................................................................... $  9,501    $ 25,479  $  5,697
    Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization....................................................   47,975      46,970    45,101
       Minority interest share of income................................................      631       1,432     1,664
       Deferred income taxes............................................................   (2,753)     (6,984)     (976)
       (Gain)/loss on sale of fixed assets..............................................       (1)        107        82
       Interest deferred and added to obligation of parent company......................       --          --    11,309
       Amortization of deferred finance charges.........................................    2,431       2,430     2,523
       Decrease (increase) in receivables, net..........................................   13,175     (10,975)   (4,771)
       Decrease (increase) in inventory.................................................      886        (810)   (1,265)
       Increase (decrease) in accounts payable, accrued expenses, deferred revenue
        and related tax accruals........................................................     (643)     11,550    13,500
       Increase (decrease) in accrued interest payable..................................     (953)        432       163
       Changes in other accounts........................................................   (1,259)     (5,038)   (4,950)
                                                                                         --------    --------  --------
       Total adjustments................................................................   59,489      39,114    62,380
                                                                                         --------    --------  --------
          Net cash provided by operating activities.....................................   68,990      64,593    68,077
                                                                                         --------    --------  --------
Cash flows from investing activities:
    Capital expenditures................................................................  (18,620)    (27,218)  (24,575)
    Proceeds from sales of property and equipment.......................................        1          18     2,654
    Purchases of minority interests.....................................................   (8,223)       (553)   (7,824)
    Dividend paid to parent.............................................................       --     (10,000)       --
    Interest earned on restricted cash..................................................       --          --    (3,454)
                                                                                         --------    --------  --------
          Net cash used in investing activities.........................................  (26,842)    (37,753)  (33,199)
                                                                                         --------    --------  --------
Cash flows from financing activities:
    Payment of debt issuance costs......................................................       --          --      (788)
                                                                                         --------    --------  --------
          Net cash used in financing activities.........................................       --          --      (788)
                                                                                         --------    --------  --------
          Net increase in cash and cash equivalents.....................................   42,148      26,840    34,090
Cash and cash equivalents at the beginning of period....................................  170,067     143,227   109,137
                                                                                         --------    --------  --------
Cash and cash equivalents at the end of period.......................................... $212,215    $170,067  $143,227
                                                                                         ========    ========  ========

Supplemental disclosure of cash flow information:
    Income taxes paid, net.............................................................. $  5,224    $    756  $    280
                                                                                         ========    ========  ========
    Interest paid....................................................................... $ 68,469    $ 68,469  $ 68,469
                                                                                         ========    ========  ========
Non cash transaction:
Conversion of 11 3/4% Senior Exchangeable Payable-in-kind notes to equity...............       --          --  $128,956
                                                                                         ========    ========  ========


         See accompanying notes to consolidated financial statements.

             PRICE COMMUNICATIONS WIRELESS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  Description of the Business

   Price Communications Wireless, Inc. ("PCW," "Price Wireless" or the "Company"), a wholly-owned subsidiary of Price Communications Cellular Holdings, Inc. ("Holdings") who in turn is a wholly-owned subsidiary of Price Communications Cellular Inc., a wholly-owned subsidiary of Price Communications Corporation ("PCC"), was incorporated on May 29, 1997 in connection with the purchase of Palmer Wireless, Inc., and subsidiaries ("Palmer" or the "Predecessor").

   The Company owns and operates the non-wireline cellular telephone systems in eight Metropolitan Statistical Areas in three states: Florida (one), Georgia
(five) and Alabama (two). The Company also owns and operates eight non-wireline cellular telephone systems in Rural Services Areas in George (seven) and Alabama (one).


(2)  Agreement to Contribute Company's Business





   On December 18, 2001, the Company entered into an agreement (the "Transaction Agreement") with affiliates of Cellco Partnership (doing business as Verizon Wireless and referred to herein as "Verizon Wireless") pursuant to which the Company agreed to contribute substantially all of the assets of PCW to a new partnership controlled by Verizon Wireless ("New Limited Partnership"), subject to shareholder approval, in exchange for a Preferred Exchangeable Limited Partnership Interest ( the "Preferred Exchangeable Interest") ( the "contribution transaction"). New Limited Partnership will assume certain liabilities of PCW relating to the contributed business ( including such liabilities as arise under PCW's 11 3/4% Senior Subordinated Notes due 2007 and 9 1/8% Senior Secured Notes due 2006). The Company expects to account for the Preferred Exchangeable Interest by applying the equity method of accounting.



   If an initial public offering of Verizon Wireless common stock (meeting certain size requirements) occurs within four years of the contribution transaction, the Company may elect to exchange such Preferred Exchangeable Interest for Verizon Wireless common stock during the sixty-day period immediately following the later of (i) the date of the initial public offering or (ii) the one-year anniversary of the contribution transaction. Any such exchange will require the approval of the shareholders of PCC.



   If Verizon Wireless does not complete such an initial public offering prior to the four-year anniversary of the contribution transaction or if Verizon Wireless does complete such an offering but an exchange into Verizon Wireless common stock does not occur for other reasons, the Preferred Exchangeable Interest will be exchanged for Verizon Communications common stock. The timing of such exchange will depend upon the circumstances but in no event will it occur after the tenth anniversary of the contribution transaction.



   In addition, in certain circumstances (including a change in control of the Company or a transfer of the Preferred Exchangeable Interest to a secured creditor of the Company), Verizon Communications will have the right to cause an exchange of the Preferred Exchangeable Interest into Verizon Communications common stock, whether or not an initial public offering of Verizon Wireless common stock has occurred.



   The amount of PCW's initial capital account in the partnership will be approximately $1.15 billion, subject to certain adjustments as provided in the Transaction Agreement. Pursuant to the partnership agreement of New Limited Partnership, any profits of New Limited Partnership will be allocated to PCW's capital account annually up to an amount equal approximately, 4.00% per annum (subject to downward adjustments relating to the interest rate payable on certain indebtedness of New Limited Partnership) and it is currently expected that the maximum preferred return after such adjustment will be approximately 3.6% per annum accreted quarterly on the weighted daily average balance of PCW's capital account (for a maximum period of four years). Any losses incurred by

             PRICE COMMUNICATIONS WIRELESS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)



New Limited Partnership will be allocated to Verizon Wireless up to an amount equal to its capital accounts before being allocated to PCW. With respect to each quarter ending after the second anniversary of the contribution transaction, New Limited Partnership will distribute to PCW an amount in cash equal to 50% of PCW's share of any profits of New Limited Partnership. These distributions will reduce PCW's capital account in New Limited Partnership. The transaction is structured to be a tax-free exchange of assets under the Internal Revenue Code.



   The Company expects to account for the Preferred Exchangeable Interest using the equity method of accounting. The initial investment on the PCC balance sheet will equal the credit in the capital account on the partnership's financial statement. Thereafter, the Company will increase its investment by the amount of income it will be entitled to based on the availability of profits and the agreed upon preferred rate of return. Future cash distributions will reduce the investment balance.


(3)  Summary of Significant Accounting Policies

  Basis of Presentation

   The consolidated financial statements include the accounts of the Company and its subsidiaries after the elimination of significant intercompany accounts and transactions.

  Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Cash and Cash Equivalents

   The Company considers all highly liquid debt instruments, including treasury bills purchased with original maturities of three months or less to be cash equivalents.



  Inventory

   Inventory, consisting primarily of cellular telephones and telephone accessories, is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

  Property and Equipment

   Property and equipment are stated at cost. The cost of additions and improvements are capitalized while maintenance and repairs are charged to expense when incurred. Depreciation is provided principally by the straight-line method over the estimated useful lives, ranging from 5 to 20 years for buildings and improvements and 5 to 10 years for equipment, communications systems and furnishings.

  Acquisitions and Licenses

   The cost of acquired companies is allocated first to the identifiable assets, including licenses, based on the fair market value of such assets at the date of acquisition. Accordingly, the Company has not recorded any goodwill. Licenses are amortized on a straight-line basis over a 40-year period.

             PRICE COMMUNICATIONS WIRELESS, INC. AND SUBSIDIARIES

   Subsequent to the acquisition of licenses and other long-lived assets, the Company continually evaluates whether subsequent events and circumstances have occurred that indicate the remaining estimated useful life of licenses might warrant revision or that the remaining balance of the license rights may not be recoverable. The Company utilizes projected undiscounted cash flows over the remaining life of the licenses and sales of comparable businesses to evaluate the recorded value of licenses. The assessment of the recoverability of the remaining balance of the license rights will be impacted if projected cash flows are not achieved.

  Other Intangible Assets


   Other intangibles consist principally of deferred financing costs. These costs are being amortized on a straight-line method over the lives of the respective debt agreements, which range from 8 to 10 years.


  Revenue Recognition

   Service revenue from cellular operations for prepaid and post paid customers include local subscriber revenue and outcollect roaming revenue.


   In accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 101 ("SAB 101"), which was adopted in the fourth quarter of 2000 effective as of January 1, 2000, prepaid airtime revenue is recognized when the airtime is utilized and activation revenue is recognized over the estimated life of the subscriber's contract or the expected term of the customers' relationship, whichever is longer. In addition, the financial statements for the years ended December 31, 2001 and 2000, include a deferral of unearned revenue, and for the year ended December 31, 2000, a cumulative catch up adjustment representing the effect of the application of SAB 101 on prior years. Local subscriber revenue is earned by providing access to the cellular network ("access revenue") or, as applicable, for usage of the cellular network ("airtime revenue"). Access revenue is billed one month in advance and is recognized when earned. Postpaid airtime is recognized when the service is rendered.


   Outcollect roaming revenue represents revenue earned for usage of the Company's cellular network by subscribers of other cellular carriers. Outcollect roaming revenue is recognized when the services are rendered.

   Equipment sales and installation revenues are recognized upon delivery to the customer or installation of the equipment.

  Cost to Add a Subscriber


   The cost to add a subscriber consists principally of the net loss on the sale of equipment and commissions, and is recognized at the time the subscriber starts to receive cellular service. Both commissions and the loss on the sale of headsets, which represent a separate earnings process, are expensed in the same month that the subscriber commences using the Company's system.


  Operating Expenses-Engineering, Technical and Other Direct


   Engineering, technical and other direct operating expenses represent certain costs of providing cellular telephone services to customers. These costs include incollect roaming expense. Incollect roaming expense is the result of the Company's subscribers using cellular networks of other cellular carriers. Incollect roaming revenue, collected from the Company's subscribers, is netted against the incollect roaming expense to determine net incollect roaming expense or net revenue.

             PRICE COMMUNICATIONS WIRELESS, INC. AND SUBSIDIARIES

  Income Taxes

   The Company records income taxes to recognize full inter-period tax allocation. Under the liability method, deferred taxes are recognized for the future tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.




  Reclassifications



   Certain reclassifications have been made to conform to the current presentation.



  Recent Accounting Pronouncements





   On January 1, 2001, the Company adopted Statement of financial Accounting Standards No. 133 "Accounting for Derivative instruments and Hedging Activities": ("SFAS No. 133"). This statement accounting and reporting standards that require all derivative instruments (including certain derivative instruments embedded in other contracts) to be recorded on the balance sheet as an asset or a liability and measured at its fair value. This statement requires that changes in the derivatives fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company does not have any derivative instruments, therefore the adoption of SFAS No. 133 did not have any impact on the Company.



   In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead will be reviewed for impairment and written down as a charge to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of SFAS No. 142 will be adopted by PCW on January 1, 2002. The Company does not have any goodwill recorded in its consolidated financial statements and therefore does not believe the adoption of SFAS No. 142 will have any effect on its financial position or results of operations. However, PCW does have a significant intangible asset in the form of cellular licenses. PCW believes its cellular licenses qualify as indefinite life intangibles as defined by the Standard, and therefore will not be subject to amortization upon adoption of SFAS No. 142. Amortization expense for these licenses for the three years ended December 31, 2001, 2000 and 1999 amounted to $22.8 million, $22.8 million and $22.7 million, respectively.



   In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment of Disposal of Long-Lived Assets" ("SFAS No. 144"). SFAS No. 144 supercedes SFAS No. 121, but retains SFAS No. 121's fundamental provisions for (a) recognition and measurement of impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also supercedes Accounting Principle Board Opinion No. 30 "Reporting the Results of Operations--Reporting the Effects o f Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions ("APB No. 30") for segments of a business to be disposed of but retains APB No. 30's requirements to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with early application encouraged. Based on preliminary estimates, the Company does not believe the adoption of SFAS No. 144 will have a material impact on its consolidated financial statements.



(4)  Minority Interests



   The Company notified the minority interest holders in the subsidiary corporations, general partnerships and limited partnerships that held certain of the Company's cellular licenses that effective June 28 and June 30, 2001 these subsidiaries were either dissolved and/or merged into Palmer Wireless Holdings, Inc. (a wholly owned

             PRICE COMMUNICATIONS WIRELESS, INC. AND SUBSIDIARIES subsidiary of the Company). Pursuant to the mergers, the minority interest holders have the right to receive merger consideration totaling $16.2 million subject to appraisal rights or other remedies pursuant to applicable state law. Amounts payable to such minority interest holders may be finally determined by negotiations between the parties or if such negotiations fail, by applicable state court proceedings. In addition, the Company expended approximately $2.8 million for other purchases of minority interests during the current year period. The Company owns 100% of its telephone operating systems. The Company accounts for the purchase of minority interests by first eliminating that portion of the minority interest that represents the Company's proportionate liability to minority interest holders with the balance being added to the value of the appropriate license. The Company believes that if the predecessor company (Palmer Wireless) had owned 100% of the markets that it sold to the Company, the acquisition price and therefore the value of the acquired licenses would have increased.





(5)  Fair Value of Financial Instruments





   Fair value estimates, methods and assumptions used to estimate the fair value of financial instruments are set forth below:



   For cash and cash equivalents, accounts receivable, receivables from other cellular carriers, accounts payable and accrued expenses, and virtually all current liabilities, the carrying value approximates fair value due to the short-term nature of those accounts. Investment securities are recorded at fair value.



   Rates currently available for long-term debt with similar terms and remaining maturities are used to discount the future cash flows to estimate the fair value of long-term debt.



(6)  Long-Term Debt


   Long-term debt consists of the following:


                                                   December 31
                                             --------------------
                                               2001        2000
                                             --------    --------
                                                ($ in thousands)
           11 3/4% Senior Subordinated Notes $175,000(a) $175,000(a)
           9 1/8% Senior Secured Notes......  525,000(b)  525,000(b)
                                             --------    --------
           Long-term debt................... $700,000    $700,000
                                             ========    ========

--------

(a) In July 1997, the Company issued $175.0 million of 11 3/4% Senior Subordinated Notes ("11 3/4% Notes") due July 15, 2007 with interest payable semi-annually commencing January 15, 1998. The 11 3/4% Notes contain covenants that restrict the payment of dividends, incurrence of debt and sale of assets. The fair market value of these notes approximated $185.5 million as of December 31, 2001.


(b) In June 1998, the Company issued $525.0 million of 9 1/8% Senior Secured Notes ("9 1/8% Notes") due December 15, 2006 with interest payable semi-annually commencing December 15, 1998. The 9 1/8% Notes contain covenants that restrict the payment of dividends, incurrence of debt and sale of assets. The fair market value of these notes approximated $546 million as of December 31, 2001.


   The aggregate maturities of long-term debt are as follows:


December 31,
------------
2003 to 2006............................................... $525,000
Thereafter.................................................  175,000
                                                            --------
                                                            $700,000
                                                            ========

             PRICE COMMUNICATIONS WIRELESS, INC. AND SUBSIDIARIES

(7)  Obligation of Parent Company


   Effective June 24, 1999, Holdings, allowed the conversion of the then outstanding indebtedness of the $200 million 11 3/4% Senior Exchangeable Payable-in-Kind notes according to the provision of the indenture. Accordingly, the obligation as of June 30, 1999, which amounted to $220.7 million including accrued interest, was satisfied by the issuance by PCC of 17.2 million shares of its common stock. This indebtedness had been recorded on the balance sheet of the Company pursuant to "push-down" accounting rules as an obligation of the parent company. Accordingly, for the year ended December 31, 1999, restricted cash, indebtedness, unamortized finance costs and deferred taxes associated with the accreted interest on the debt were settled with the net amount reflected in paid-in-capital as a capital contribution.




(8)  Income Taxes


   Provision (benefit) for income taxes consists of the following:


                                        Year Ended December 31
                                       ------------------------
                                        2001     2000    1999
                                       -------  ------- -------
                                           ($ in thousands)
               Current:
                  Federal............. $(3,844) $ 2,842 $ 4,342
                  State and Local.....    (339)     243     383
                                       -------  ------- -------
                                        (4,183)   3,085   4,725
                                       -------  ------- -------
               Deferred:
                  Federal.............   8,971   11,000  (1,267)
                  State and Local.....     792      971    (112)
                                       -------  ------- -------
                                         9,763   11,971  (1,379)
                                       -------  ------- -------
               Tax Provision (benefit) $ 5,580  $15,056 $ 3,346
                                       =======  ======= =======



   For the years ended December 31, 2001, 2000, and 1999, the provision for income taxes differs from the amount computed by applying the federal income tax rate (34%) due to the following items:



                                                       Year Ended December 31,
                                                       ----------------------
                                                        2001   2000    1999
                                                       ------ ------- -------
                                                          ($ in thousands)
Tax at statutory federal income tax rate.............. $5,128 $13,842 $(3,075)
State taxes, net of federal income tax benefit........    452   1,214    (271)
                                                       ------ ------- -------
                                                       $5,580 $15,056 $(3,346)
                                                       ====== ======= =======

             PRICE COMMUNICATIONS WIRELESS, INC. AND SUBSIDIARIES



            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)



   Deferred tax assets and liabilities and the principal temporary differences from which they arise are as follows:


                                                              2001     2000
                                                            -------- --------
                                                            ($ in thousands)
Deferred tax assets:
   Allowance for doubtful accounts......................... $    443 $    517
   Non-deductible accruals.................................      122      121
                                                            -------- --------
       Total deferred tax assets...........................      565      638
                                                            -------- --------

Deferred tax liabilities:
   Accumulated deprecation.................................   19,994   17,942
   Licenses................................................  258,903  267,213
   Other...................................................    3,431       --
                                                            -------- --------
       Total deferred tax liabilities......................  282,328  285,155
                                                            -------- --------
Net deferred tax liabilities............................... $281,763 $284,517
                                                            ======== ========



(9)  Commitments and Contingencies


   The Company is involved in various claims and litigation in the ordinary course of business. In the opinion of legal counsel and management, the ultimate disposition of these matters will not have a material effect on the Company's consolidated financial statements.


   The Company leases a variety of assets used in its operations, including office space. Renewal options are available in the majority of leases. The following is a schedule of the Company's minimum rental commitments for operating leases of real and personal property for each of the five years subsequent to 2001 and in the aggregate.



                                                            ($ in thousands)
                                                            ----------------
Year ending December 31:
   2002....................................................     $ 5,651
   2003....................................................       4,534
   2004....................................................       3,561
   2005....................................................       2,283
   2006....................................................         916
   Thereafter..............................................         704
                                                                -------
                                                                $17,649
                                                                =======

             PRICE COMMUNICATIONS WIRELESS, INC. AND SUBSIDIARIES

   Rental expense for operating leases was approximately $5.6 million, $4.9 million and $3.7 million for the years ended December 31, 2001, 2000 and 1999 respectively.



(10)  Selected Quarterly Financial Data (unaudited)



                                   First  Second   Third  Fourth
                                  Quarter Quarter Quarter Quarter  Total
                                  ------- ------- ------- ------- --------
     Year Ended December 31, 2000
     Total Revenue............... $65,355 $69,759 $68,766 $66,628 $270,508
     Operating Income............ $23,800 $27,280 $25,639 $26,678 $103,397
     Net Income.................. $ 4,716 $ 7,243 $ 6,260 $ 7,260 $ 25,479
     Year Ended December 31, 2001
     Total Revenue (a)........... $65,719 $66,246 $65,865 $65,718 $263,548
     Operating Income............ $20,361 $19,988 $19,983 $17,150 $ 77,482
     Net Income.................. $ 3,730 $ 2,606 $ 2,611 $   554 $  9,501



--------
(a) Certain reclassifications were made to conform to the current presentation.


(11)  Other Income, Net



   Other income, net consists primarily of sub-lease income.


(12)  Related Party Transactions


   PCW is a party to an agreement with H.O. Systems, Inc. under which H.O. Systems provides billing and management information services to PCW, and in respect of which PCW made payments to H.O. Systems during the year ended December 31, 2001 aggregating approximately $8.5 million. A director of the Company, and two adult children of the Chairman and CEO of the Company (and trusts for their children) held indirect equity positions in H.O. Systems. Such director and one of such adult children served as officers and directors of H.O. Systems. Such adult child resigned from such positions in November 2001 and in February 2002, H.O. Systems was sold to an unrelated third party. The Company continues to use the services provided by H.O. Systems.

             PRICE COMMUNICATIONS WIRELESS, INC. AND SUBSIDIARIES

                 SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS


             For the Years Ended December 31, 2001, 2000 and 1999

                               ($ in thousands)


                                                            Balance at Additions  Deductions Balance at
                                                            Beginning  Charged to   Net of     End of
Description                                                 of Period   Expenses  Recoveries   Period
-----------                                                 ---------- ---------- ---------- ----------
For the year ended December 31, 2001:Allowance for doubtful
  accounts.................................................   $1,396    $10,741    $(10,941)   $1,196
For the year ended December 31, 2000:Allowance for doubtful
  accounts.................................................   $2,003    $ 4,395    $ (5,002)   $1,396
For the year ended December 31, 1999:Allowance for doubtful
  accounts.................................................   $1,596    $ 6,303    $ (5,896)   $2,003

                                   ANNEX A-1


                             TRANSACTION AGREEMENT

================================================================================

                             TRANSACTION AGREEMENT

                                  dated as of

                               December 18, 2001

                                     among

                       PRICE COMMUNICATIONS CORPORATION,

                      PRICE COMMUNICATIONS CELLULAR INC.,

                 PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC.,

                     PRICE COMMUNICATIONS WIRELESS, INC.,

                              CELLCO PARTNERSHIP

                                      and

                        VERIZON WIRELESS OF THE EAST LP

================================================================================

                               TABLE OF CONTENTS

                               -----------------

                                                                               PAGE
                                                                               ----
                                  ARTICLE 1
                                 DEFINITIONS
SECTION  1.01.  Definitions...................................................  A-1

                                  ARTICLE 2

                          CONTEMPLATED TRANSACTIONS
SECTION  2.01.  Contemplated Transactions..................................... A-11
SECTION  2.02.  Contribution of Assets........................................ A-11
SECTION  2.03.  Assumption of Liabilities..................................... A-11
SECTION  2.04.  Senior Subordinated Notes..................................... A-11
SECTION  2.05.  Senior Secured Notes.......................................... A-12
SECTION  2.06.  New LP Financing.............................................. A-12
SECTION  2.07.  Initial Capital Accounts...................................... A-13

                                  ARTICLE 3

                      TRANSFER OF ASSETS AND LIABILITIES
SECTION  3.01.  Asset Contribution............................................ A-13
SECTION  3.02.  Company Excluded Assets....................................... A-15
SECTION  3.03.  Company Assumed Liabilities................................... A-15
SECTION  3.04.  Company Excluded Liabilities.................................. A-16

                                  ARTICLE 4

                          CELLCO ASSET CONTRIBUTION
SECTION  4.01.  Cellco Asset Contribution..................................... A-16
SECTION  4.02.  Cellco Assumed Liabilities.................................... A-17
SECTION  4.03.  Cellco Excluded Liabilities................................... A-17

                                  ARTICLE 5

                      ASSIGNMENT OF CONTRACTS AND RIGHTS
SECTION  5.01.  Assignment of Contracts and Rights............................ A-17

                                  ARTICLE 6

                                 THE CLOSING
SECTION  6.01.  The Closing................................................... A-18
SECTION  6.02.  Final Closing Balance Sheet and Closing Working Capital Amount A-18
SECTION  6.03.  Final Working Capital Amount.................................. A-20

                                                                           PAGE
                                                                           ----

                                ARTICLE 7

         REPRESENTATIONS AND WARRANTIES OF THE PRICE CORPORATIONS

SECTION  7.01.  Existence and Power....................................... A-20
SECTION  7.02.  Authorization............................................. A-20
SECTION  7.03.  Governmental Authorization................................ A-21
SECTION  7.04.  Noncontravention.......................................... A-21
SECTION  7.05.  Required and Other Consents............................... A-21
SECTION  7.06.  Financial Statements...................................... A-21
SECTION  7.07.  Absence of Certain Changes................................ A-22
SECTION  7.08.  No Undisclosed Material Liabilities....................... A-23
SECTION  7.09.  Material Contracts........................................ A-23
SECTION  7.10.  Litigation................................................ A-25
SECTION  7.11.  Compliance with Laws and Court Orders..................... A-25
SECTION  7.12.  Properties................................................ A-25
SECTION  7.13.  Sufficiency of and Title to the Company Contributed Assets A-27
SECTION  7.14.  Subscriber Accounts....................................... A-27
SECTION  7.15.  Intellectual Property..................................... A-27
SECTION  7.16.  Insurance Coverage........................................ A-28
SECTION  7.17.  Licenses and Permits...................................... A-28
SECTION  7.18.  Financial Advisors' Fees.................................. A-29
SECTION  7.19.  Environmental Compliance.................................. A-29
SECTION  7.20.  SEC Filings............................................... A-31
SECTION  7.21.  Financial Statements...................................... A-31
SECTION  7.22.  Disclosure Documents...................................... A-31
SECTION  7.23.  FCC Authorization......................................... A-32
SECTION  7.24.  Rollup Transaction Materials.............................. A-32
SECTION  7.25.  Representations and Warranties............................ A-32

                                ARTICLE 8

                 REPRESENTATIONS AND WARRANTIES OF CELLCO

SECTION  8.01.  Existence and Power....................................... A-32
SECTION  8.02.  Authorization............................................. A-32
SECTION  8.03.  Governmental Authorization................................ A-32
SECTION  8.04.  Noncontravention.......................................... A-33
SECTION  8.05.  Consents.................................................. A-33
SECTION  8.06.  Litigation................................................ A-33
SECTION  8.07.  Finders' Fees............................................. A-33
SECTION  8.08.  ELP Interest.............................................. A-33
SECTION  8.09.  Title to Cellco Contributed Assets........................ A-33
SECTION  8.10.  Cellco Contributed Note................................... A-34
SECTION  8.11.  Financial Statements...................................... A-34
SECTION  8.12.  Absence of Certain Changes................................ A-34
SECTION  8.13.  Price Proxy Materials..................................... A-35
SECTION  8.14.  No Undisclosed Material Liabilities....................... A-35
SECTION  8.15.  Cellco Contributed Licenses............................... A-35
SECTION  8.16.  FCC Qualification......................................... A-35
SECTION  8.17.  Tax Basis of the Assets................................... A-36
SECTION  8.18.  Representations and Warranties............................ A-36

                                                                  PAGE
                                                                  ----
                                 ARTICLE 9

                    COVENANTS OF THE PRICE CORPORATIONS

          SECTION  9.01.  Conduct of the Business................ A-36
          SECTION  9.02.  Maintenance of Assets and Insurance.... A-37
          SECTION  9.03.  Compliance with Laws, Etc.............. A-37
          SECTION  9.04.  Co-operation in Conducting the Business A-37
          SECTION  9.05.  Access to Information; Confidentiality. A-38
          SECTION  9.06.  Notices of Certain Events.............. A-38
          SECTION  9.07.  Noncompetition......................... A-39
          SECTION  9.08.  Stockholder Meeting; Proxy Materials... A-40
          SECTION  9.09.  No Shop................................ A-40
          SECTION  9.10.  Company Debt........................... A-41
          SECTION  9.11.  Environmental Matters.................. A-42
          SECTION  9.12.  Contour Extension Agreements........... A-42
          SECTION  9.13.  Giant Bear Agreement................... A-42

                                ARTICLE 10

                      COVENANTS OF CELLCO AND NEW LP

          SECTION 10.01.  Confidentiality........................ A-42
          SECTION 10.02.  Post Closing Access.................... A-42
          SECTION 10.03.  Conduct of Business.................... A-43
          SECTION 10.04.  Access................................. A-43
          SECTION 10.05.  Cellco Noncompete...................... A-43
          SECTION 10.06.  Notices of Certain Events.............. A-43

                                ARTICLE 11

          COVENANTS OF CELLCO, NEW LP AND THE PRICE CORPORATIONS

          SECTION 11.01.  Best Efforts; Further Assurances....... A-44
          SECTION 11.02.  Certain Filings........................ A-45
          SECTION 11.03.  Public Announcements................... A-45
          SECTION 11.04.  Trademarks; Tradenames................. A-45
          SECTION 11.05.  WARN Act............................... A-45
          SECTION 11.06.  H.O. Systems Agreement................. A-45
          SECTION 11.07.  BCG Agreement.......................... A-46
          SECTION 11.08.  FCC Application........................ A-46
          SECTION 11.09.  New LP's Environmental Reports......... A-46

                                ARTICLE 12

                                TAX MATTERS

          SECTION 12.01.  Tax Definitions........................ A-47
          SECTION 12.02.  Tax Representations.................... A-48
          SECTION 12.03.  Covenants.............................. A-50

                                                                    PAGE
                                                                    ----
       SECTION 12.04.  Tax Cooperation; Allocation of Certain Taxes A-51
       SECTION 12.05.  Tax Certificates............................ A-52
       SECTION 12.06.  Dispute Resolution.......................... A-52

                                ARTICLE 13

                            EMPLOYEE BENEFITS

       SECTION 13.01.  Employee Benefits Definitions............... A-53
       SECTION 13.02.  ERISA Representations....................... A-54
       SECTION 13.03.  No Third Party Beneficiaries................ A-55
       SECTION 13.04.  Employees................................... A-55
       SECTION 13.05.  Employee Benefits........................... A-55
       SECTION 13.06.  Excluded Employees.......................... A-56
       SECTION 13.07.  Severance and Similar Liabilities........... A-56
       SECTION 13.08.  Inactive Transferred Employees.............. A-56
       SECTION 13.09.  Unpaid Accrued Bonus........................ A-56

                                ARTICLE 14

                          CONDITIONS TO CLOSING

    SECTION 14.01.  Conditions to Obligations of Each Party........... A-57
    SECTION 14.02.  Conditions to Obligation of Cellco and New LP..... A-57
    SECTION 14.03.  Conditions to Obligation of The Price Corporations A-59

                                ARTICLE 15

                        SURVIVAL; INDEMNIFICATION

    SECTION 15.01.  Survival.......................................... A-60
    SECTION 15.02.  Indemnification................................... A-61
    SECTION 15.03.  Procedures........................................ A-62
    SECTION 15.04.  Payment........................................... A-63
    SECTION 15.05.  Other Rights and Remedies Not Affected............ A-64

                                ARTICLE 16

                               TERMINATION

    SECTION 16.01.  Grounds for Termination........................... A-64
    SECTION 16.02.  Effect of Termination............................. A-65

                                ARTICLE 17

                              MISCELLANEOUS

                  SECTION 17.01.  Notices............... A-65
                  SECTION 17.02.  Amendments and Waivers A-66
                  SECTION 17.03.  Expenses.............. A-66

                                                                         PAGE
                                                                         ----
  SECTION 17.04.  Successors and Assigns................................ A-67
  SECTION 17.05.  Governing Law......................................... A-67
  SECTION 17.06.  Jurisdiction.......................................... A-67
  SECTION 17.07.  WAIVER OF JURY TRIAL.................................. A-68
  SECTION 17.08.  Counterparts; Effectiveness; Third Party Beneficiaries A-68
  SECTION 17.09.  Entire Agreement...................................... A-68
  SECTION 17.10.  Bulk Sales Laws....................................... A-68
  SECTION 17.11.  Joint and Several Liability........................... A-68
  SECTION 17.12.  General Partner Liability............................. A-68
  SECTION 17.13.  Appointment of Agent.................................. A-68
  SECTION 17.14.  Captions.............................................. A-68

                             TRANSACTION AGREEMENT

   AGREEMENT dated as of December 18, 2001 among Price Communications Corporation, a New York corporation ("Price Parent"), Price Communications Cellular Inc., a Delaware corporation ("Price Cellular"), Price Communications Cellular Holdings, Inc., a Delaware corporation ("Price Shareholder"), Price Communications Wireless, Inc., a Delaware corporation (the "Company" and, together with Price Parent, Price Cellular and Price Shareholder, the "Price Corporations"), Cellco Partnership, a Delaware general partnership ("Cellco"), and Verizon Wireless of the East LP, a newly formed Delaware limited partnership ("New LP").

                                  WITNESSETH:

   WHEREAS, the Company conducts the business of constructing, developing, managing and operating cellular telephone systems;

   WHEREAS, the parties hereto desire that (i) the Company shall make the Company Asset Contribution and the Company Cash Contribution to New LP, upon the terms and subject to the conditions hereinafter set forth, in exchange for the ELP Interest and (ii) Cellco and/or any of its Subsidiaries will make the Cellco Cash Contribution and the Cellco Asset Contribution, upon the terms and subject to the conditions hereinafter set forth, in exchange for the MGP Interest and the Cellco LP Interest;

   WHEREAS, the parties intend the Asset Contributions and the Cash Contributions to qualify under Code Section 721(a) (a "721 Contribution");

   WHEREAS, simultaneously with the execution of this Agreement, the Price Corporations, Verizon Communications Inc., a Delaware corporation ("VCI"), and Verizon Wireless Inc., a Delaware corporation ("VWI"), are entering into an Exchange Agreement (the "Exchange Agreement"), pursuant to which the ELP Interest will be exchangeable for common stock of VCI or VWI upon the terms and subject to the conditions set forth therein;

   WHEREAS, simultaneously with the execution of this Agreement, Cellco, New LP and certain other Persons (such other Persons, the "Stockholders") are entering into a Voting Agreement (the "Voting Agreement") pursuant to which the Stockholders have agreed to vote all of the shares of capital stock of any Price Corporation held by them in favor of the transactions contemplated by this Agreement and certain transactions contemplated by the Exchange Agreement;

   The parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

   SECTION 1.01.  Definitions

   (a)  The following terms, as used herein, have the following meanings:

      "13D Group" means "group" as defined in Section 13(d) under the 1934 Act and the rules promulgated thereunder.

      "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any offer or proposal for, any indication of interest in, or any submission of inquiries from any Third Party relating to (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Price Parent and its Subsidiaries or over 20% of any class of equity or voting securities of any Price Corporation, (B) any

                                     A-1-1
   tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party's beneficially owning 20% or more of any class of equity or voting securities of any Price Corporation, or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving any Price Corporation; provided that, notwithstanding the foregoing, the acquisition by any institutional investor of any securities of Price Parent, directly or indirectly, in connection with its investment operations in the ordinary course of business shall not constitute an "Acquisition Proposal" if (I) such investor and its Affiliates do not at any time "beneficially own" (as defined in Rule 13d-3 promulgated under the 1934 Act) voting securities of Price Parent representing more than thirty percent (30%) of the total voting power of all outstanding voting securities of Price Parent and (II) such activities are for investment purposes only and are not, alone or in concert with others, in connection with any plan, arrangement, understanding, proposal, or intention to influence, or affect control over the management, board of directors or policies of Price Parent, provided further that, notwithstanding the foregoing, an Acquisition Proposal shall be deemed to exist if at any time such investor or its Affiliates shall fail to, or no longer, comply with (I) or (II) of the foregoing.

      "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such other Person. For purposes of this definition (a) Robert Price (but no other members of Robert Price's family) and any Person directly or indirectly controlled by Robert Price (including any Person for which Robert Price acts as a guardian of the property of, but no other members of Robert Price's family) shall be deemed to be an Affiliate of the Price Corporations and each of their Affiliates and (b) the term "control" means (x) the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or (y) without limiting the foregoing, the beneficial ownership of 10% or more of the voting power of the voting common equity of such Person (on a fully diluted basis) or of warrants or other rights to acquire such equity (whether or not presently exercisable).

      "Ancillary Agreements" means the Lock-up Agreement, the Pledge Agreement, the Voting Agreement, the New LP Agreement and the Exchange Agreement.

      "Asset Contributions" means the Company Asset Contribution and the Cellco Asset Contribution.

      "Assumed Liabilities" means the Company Assumed Liabilities and the Cellco Assumed Liabilities.

      "Balance Sheet Date" means September 30, 2001.

      "Bank of Montreal" means the Bank of Montreal Trust Company, a New York banking corporation, and its successors.

      "BCG Agreement" means the Prepaid Connection Service Agreement dated May 15, 2000 between Cellular Express, Inc. d/b/a Boston Communications Group and the Company.

      "Business" means the business of constructing, developing, managing and operating cellular telephone systems serving the Company Cellular Telephone System Areas in Georgia, Alabama, South Carolina and Florida conducted by the Company either directly or through its Affiliates.

      "Business Employee" means any person employed by the Company primarily in connection with the Business.

      "Cash Contributions" means the Company Cash Contribution and the Cellco Cash Contribution.

      "Cellco Cash Contribution Amount" means the amount equal to (i) the amount required to permit New LP to satisfy its obligations under Sections
   2.04 and 2.05 minus (ii) the sum of (x) the Company Cash Contribution Amount plus (y) the proceeds to New LP of the New LP Financing.

      "Cellco Contributed Agreement" means the Agreement Establishing Orange County-Poughkeepsie Limited Partnership dated as of April 21, 1987 among Nynex Mobile Communications Company, Contel Cellular, Inc., Highland Telephone Company, Sylvan Lake Telephone Company, Taconic Telephone Corporation and Warwick Valley Telephone Company, as amended.

                                     A-1-2

      "Cellco Contributed Interest" means a partnership interest representing 85% of the partnership interests in Cellco Contributed Partnership (including the entire general partnership interest in Cellco Contributed Partnership).

      "Cellco Contributed License Liabilities" means all regulatory liabilities and obligations of Cellco and/or its Subsidiaries arising in the ordinary course of business with respect to the Cellco Contributed Licenses.

      "Cellco Contributed Licenses" means (i) the FCC licenses to provide broadband PCS wireless communication services within the Macon, GA Basic Trading Area ("BTA") #271 (FCC call sign KNLG325), and (ii) all of Cellco's right, title and interest in the FCC license to provide broadband PCS wireless communication services within the portion of the Atlanta, GA BTA #24 (current FCC call sign KNLG285) comprising the counties of Spalding, Meriwether, Pike, Lamar, and Upson, GA. Such licenses authorize operation on the 10 MHZ E block spectrum constituting the 1885-1890 MHZ and 1965-1970 MHZ frequency bands.

      "Cellco Contributed Note" means a promissory note of Cellco substantially in the form attached as Exhibit A.

      "Cellco Contributed Partnership" means the Orange County-Poughkeepsie Limited Partnership established pursuant to the Cellco Contributed Agreement.

      "Cellco Contributed Partnership Balance Sheet" means the balance sheet of the Cellco Contributed Partnership as of September 30, 2001, attached as Exhibit B hereto.

      "Cellco Limited Partner Capital Account" means, at any time, the Initial Cellco Limited Partner Capital Account as adjusted as of such time pursuant to the New LP Agreement.

      "Cellco LP Interest" means the limited partner interest or interests in New LP to be issued to Cellco and/or one or more of its Subsidiaries pursuant to Section 2.02 and conferring to the holder thereof the rights and obligations set forth in the New LP Agreement.

      "Cellco LP Interest Holder" means the holder or holders of the Cellco LP Interest.

      "CELLULARONE Service Mark" means the CELLULARONE Service Mark registered with the U.S. Patent and Trademark Office licensed by Cellular One Group, a Delaware general partnership, to the Price Corporations or any of their Affiliates for use in the Company Cellular Telephone System Areas.

      "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

      "Change of Control" means (i) any Acquisition Proposal involving the Company Contributed Assets or any class of equity or voting securities of any Price Corporation (other than Price Parent), (ii) any Person (other than a Passive Institutional Investor and other than Robert Price and any 13D Group as to which he has sole voting authority) or 13D Group having or acquiring beneficial ownership (as defined in Rule 13d-3 under the 1934 Act) of voting securities of Price Parent representing more than 30% of the total voting power of all outstanding voting securities of Price Parent (provided that if Robert Price is a member of a 13D Group, it shall not constitute a "Change of Control" if every other member of such group agrees to be subject to the Voting Agreement and provided further that a "Change of Control" shall not be deemed to exist pursuant to this subclause (ii) solely by reason of an acquisition of voting securities of Price Parent by Price Parent which, by reducing the number of voting securities of Price Parent outstanding, increases the proportionate number of voting securities of Price Parent beneficially owned by such Person or 13D Group to more than 30% of the total voting power of all outstanding voting securities of Price Parent), or (iii) a majority of the members of the board of directors of Price Parent ceasing to be Continuing Directors as a result of a proxy or consent solicitation (or commencement of a proxy or consent solicitation to consummate

                                     A-1-3
   such a change in the board of directors of Price Parent) if any Person who is a participant in such solicitation has stated that such Person intends to take, or may consider taking, any action which would constitute an Acquisition Proposal. For purposes hereof "Continuing Director" means any individual who is, as of the date of this Agreement, a member of the board of directors of Price Parent and any individual who hereafter becomes a member of such board if such individual's nomination for election is recommended or approved by a majority of the Continuing Directors.

      "Change in Law" means a change in the Internal Revenue Code, the Treasury regulations promulgated thereunder, the interpretation thereof by the U.S. courts, including the Tax Court, or any official pronouncement of the Internal Revenue Service or the Treasury department (such as a revenue ruling, revenue procedure or notice, but not a private letter ruling or a similar authority) that occurs after the date hereof.

      "Closing Date" means the date of the Closing.

      "Communications Act" means the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "Company Balance Sheet" means the consolidated balance sheet of the Company as of September 30, 2001, attached as Exhibit C hereto.

      "Company Capital Account" means, as of any time after the Closing, the Initial Company Capital Account, as adjusted as of such time pursuant to this Agreement and the New LP Agreement.

      "Company Cash Contribution Amount" means (i) $149 million, plus (ii) the amount of accrued and unpaid interest on the Senior Secured Notes and Senior Subordinated Notes as of the Closing Date, plus (iii) if the H.O. Agreement shall have been amended prior to the Closing in the manner provided in
   Section 11.06 and the amendment requires payment by New LP, at any time after the Closing Date, of any costs or expenses incurred in connection with obtaining such amendment, the amount of any such costs and expenses, plus
   (iv) all costs and expenses payable by New LP, at any time after the Closing Date, in connection with termination of the BCG Agreement, or obtaining any and all amendments and modifications to the BCG Agreement, plus (v) any Excess Financing Cost; provided that the Company Cash Contribution Amount shall not include any H.O. Cancellation Fee or any costs or expenses incurred after the Closing Date pursuant to the terms of the H.O. Agreement, the BCG Agreement (but only if assumed by New LP) or the Cellco-BCG Agreement.

      "Company Cellular Telephone System Areas" means the Montgomery and Dothan, Alabama and Macon -Warner Robins, Columbus including Russell County, Alabama, Albany, Augusta (including Aiken County, South Carolina) and Savannah, Georgia and Panama City, Florida metropolitan statistical areas, and the Georgia-6, Georgia-7, Georgia-8, Georgia-9, Georgia-10, Georgia-12, Georgia-13 and Alabama-8 rural service areas.

      "Company Debt" means the Senior Subordinated Debt and the Senior Secured Debt.

      "Company 10-K" means Price Parent's annual report on Form 10-K for the fiscal year ended December 31, 2000.

      "Confidentiality Agreements" means (i) the Confidentiality Agreement dated as of June 23, 2000 between Price Parent and Cellco and (ii) the Non-Disclosure Agreement dated as of November 1, 2001 between Price Parent and Cellco.

      "Contributed Assets" means the Company Contributed Assets and the Cellco Contributed Assets.

      "Delaware Law" means the General Corporation Law of the State of Delaware.

      "ELP Interest" means the limited partnership interest in New LP issued to the Company pursuant to Section 2.02 and conferring to the holder thereof the rights and obligations set forth in the New LP Agreement and the Exchange Agreement.

                                     A-1-4

      "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any governmental authority or other third party, in effect on or prior to the Closing Date, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

      "Environmental Liabilities" means any and all liabilities, losses, damages or claims arising in connection with, asserted against or sought to be imposed on the Company (or any predecessors of Company or any prior owner of all or part of its business), any property now or previously owned, leased or operated by any of the Price Corporations, the Business (as currently or previously conducted), the Company Contributed Assets or any activities or operations occurring or conducted at the Real Property (including, without limitation, offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under any Environmental Law, and (ii) relate to actions occurring or conditions existing on or prior to the Closing.

      "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities required by or issued pursuant to Environmental Laws and affecting, or relating in any way to, the Business.

      "Escheat Payment" means any payment required to be made to any state abandoned property administrator or other public official pursuant to an abandoned property, escheat or similar law.

      "Excess Financing Cost" means all reasonable fees and other costs and expenses (other than interest) charged by the Lender with respect to the New LP Financing.

      "Excluded Contracts" means (i) all contracts entered into prior to the Closing Date that relate to any disposition of assets of the Business or of any securities or other interest in the Business including, without limitation, the contracts relating to the Fort Myers Sale and the Georgia Sale (as defined in the Price SEC Documents), (ii) all contracts relating to the Rollup Transaction and (iii) the BCG Agreement.

      "Excluded Employee" means any Business Employee who New LP or Cellco has designated as an excluded employee by written notice to the Price Corporations delivered (i) in connection with any Business Employee for which a WARN Act notice would be required, on or prior to the date that is 65 days prior to the Closing Date, and (ii) in connection with any other Business Employee, on or prior to the date that is 30 days prior to the Closing Date.

      "Excluded Liabilities" means the Company Excluded Liabilities and the Cellco Excluded Liabilities.

      "FCC" means the Federal Communications Commission.

      "FCC Authorizations" means all licenses, permits and other authorizations issued by the FCC with respect to the Business including, without limitation, (i) all licenses issued to the Company or any of its Affiliates by the FCC to construct, own and operate a cellular telecommunications system (including all associated microwave facilities) or otherwise with respect to each of the Company Cellular Telephone System Areas, and (ii) all construction permits, if any, that have been issued by the FCC to the Company or any of its Affiliates with respect to construction of a cellular telecommunications system in each of the Company Cellular Telephone System Areas.

      "Final Working Capital Amount" means the Closing Working Capital Amount calculated by New LP pursuant to Section 6.02(a) if no notice of disagreement is delivered pursuant to Section 6.02(b), or, if such a notice is delivered, the Closing Working Capital Amount agreed upon by New LP and the Price Corporations pursuant to Section 6.02(c) or, in the absence of such an agreement, the Closing Working Capital Amount determined as set forth in Section 6.02(c).

      "General Partner Capital Account" means, as of any time, the Initial General Partner Capital Account as adjusted as of such time pursuant to the New LP Agreement.


                                     A-1-5

      "Giant Bear Agreement" means the Services Agreement dated February 14, 2000 between the Company and Giant Bear Inc., as amended by the Amendment to the Services Agreement dated November 1, 2001.

      "Governmental Entity" means any government or any state, department or other political subdivision thereof, or any governmental body, agency, authority (including, but not limited to, the FCC or any other telecommunications authority) or instrumentality (including, but not limited to, any court, tribunal or grand jury) exercising executive, prosecutorial, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise regulated hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

      "H.O. Agreement" means the License Agreement dated as of May 5, 2000 between H.O. Systems and the Company, together with the Addendum to the License Agreement dated as of such date and any other addenda or amendments thereto.

      "H.O. Systems" means H.O. Systems, Inc., a Georgia corporation.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Intellectual Property Rights" means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software, (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium,
   (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing.

      "Licensed Intellectual Property Rights" means all Intellectual Property Rights owned by a third party and licensed or sublicensed to any of the Price Corporations or any of their Affiliates and held for use or used in the conduct of the Business including, without limitation, the CELLULARONE Service Mark.

      "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement and the Ancillary Agreements, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.


                                     A-1-6

      "Lock-up Agreements" means the Lock-up Agreement dated as of December 18, 2001, among the Price Corporations and VWI and the Lock-up Agreement dated as of December 18, 2001 among the Price Corporations and VCI.

      "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Business (other than the Company Excluded Assets), other than such material adverse effects arising out of business conditions or other matters generally affecting the wireless telecommunications industry.

      "MGP Interest" means the managing general partner interest in New LP to be issued to Cellco or one of its Subsidiaries pursuant to Section 2.02 and conferring to the holder thereof the rights and obligations set forth in the New LP Agreement.

      "MGP Interest Holder" means the holder of the MGP Interest.

      "Network Site" means any site owned, held, leased or used for the provision of network switching or transmission and receiving services in the conduct of the Business by the Price Corporations or any of their Affiliates, including, without limitation, all cell sites, leased or owned tower or antenna sites (including co-location sites) and all mobile telephone switching offices or switch locations.

      "New LP Agreement" means the Limited Partnership Agreement of New LP substantially in the form attached hereto as Exhibit D.

      "NLP Material Adverse Effect" means a material adverse effect on New LP which causes the income of New LP to be insufficient to enable New LP to allocate the Preferred Return to the Company Capital Account pursuant to
   Article 4 of the New LP Agreement, other than such material adverse effects arising out of business conditions or other matters generally affecting the wireless telecommunications industry.

      "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "Owned Intellectual Property Rights" means all Intellectual Property Rights owned by the Price Corporations or any of their Affiliates and held for use or used in the conduct of the Business, but excluding all right, title and interest in and use of the "Price Communications" name and any derivative thereof (the "Price Communications' Name Rights").

      "Passive Institutional Investor" means an institutional investor that satisfies clauses (I) and (II) of the definition of "Acquisition Proposal".

      "Permitted Transferee" has the meaning assigned to such term in the New LP Agreement.

      "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "Preferred Return" shall have the meaning assigned to such term in the New LP Agreement.

      "Price Parent Third Quarter Balance Sheet" means the unaudited consolidated balance sheet of Price Parent and its consolidated subsidiaries dated September 30, 2001, including the notes thereto, attached as Exhibit E hereto.

      "Required Consents" means (i) the Other Consents, (ii) the Required Notices and (iii) 90% of the Network Consents; provided that such 90% must include all Network Consents relating to mobile telephone switching offices and sites that house microwave hops.


                                     A-1-7

      "Rollup Transaction" means any or all of the following transactions: (i) the acquisition by the Company of all of the outstanding shares of capital stock of, or other ownership interests in, any Person who was, as of November 14, 2000, or thereafter became, a Subsidiary of the Company; (ii) the transfer to the Company of all of the assets and liabilities of each Person who was, as of November 14, 2000, or thereafter became (including as a result of the transactions described in clause (i) above) a Wholly-Owned Company Subsidiary; or (iii) the dissolution or liquidation of, and or the merger into the Company of, each of the Persons referred to in clauses (i) and (ii) above.

      "SEC" means the Securities and Exchange Commission.

      "Senior Secured Debt" means the Senior Secured Notes and all other obligations of the Company and the Guarantors (as defined therein) pursuant to the Senior Secured Notes Indenture, as such debt may be modified or refinanced prior to or on the Closing Date not in violation of the provisions of this Agreement.

      "Senior Secured Notes" means the 9% Senior Secured Notes of the Company due 2006.

      "Senior Secured Notes Indenture" means the indenture dated as of June 16, 1998 among the Company, the Guarantors (as defined therein) and Bank of Montreal, as in effect on the Closing Date.

      "Senior Subordinated Debt" means the Senior Subordinated Notes and all other obligations of the Company pursuant to the Senior Subordinated Notes Indenture, as such debt may be modified or refinanced prior to or on the Closing Date not in violation of the provisions of this Agreement.

      "Senior Subordinated Notes" means the 113/4% Senior Subordinated Notes of the Company due 2007.

      "Senior Subordinated Notes Indenture" means the indenture dated as of July 10, 1997 between the Company and Bank of Montreal, as in effect on the Closing Date.

      "Subsidiary" means, with respect to any Person, any entity (whether a corporation, partnership or otherwise) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or the other person or persons having governing authority over the entity or performing similar functions are at any time directly or indirectly owned by such Person.

      "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal on terms that the Board of Directors of Price Parent determines in good faith by a majority vote, on the basis of the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all Price Parent's stockholders than as provided hereunder and for which financing, to the extent required, is then either fully committed or reasonably determined to be available by the Board of Directors of Price Parent; provided that, notwithstanding the fact that the transactions contemplated hereby do not contemplate the distribution of consideration to the Price Parent shareholders, for purposes of determining whether an Acquisition Proposal is a Superior Proposal, the transactions contemplated hereby shall be deemed to have an aggregate value of at least $1,150 million to such shareholders, assuming they were consummated.

      "Third Party" means any Person as defined in Section 13(d) of the 1934 Act, other than the Price Corporations or any of their Affiliates.

      "Transferred Employee" means any Business Employee who is not an Excluded Employee.

      "VCI Registration Statement" has the meaning ascribed to such term in the Exchange Agreement.

      "VWI Exchange" has the meaning assigned to such term in the Exchange Agreement.

      "VWI Registration Statement" has the meaning ascribed to such term in the Exchange Agreement.

      "WARN Act" means the Worker Adjustment Retraining Notification Act.

      "Wholly-Owned Company Subsidiary" means a Subsidiary of the Company that is wholly owned by the Company or another wholly owned Subsidiary thereof.


                                     A-1-8

   (b) Each of the following terms is defined in the Section set forth opposite such term:

               Term                                 Section
               ----                             ----------------
               721 Contributions...............     Preamble
               Accounting Referee..............     12.06(d)
               Accrued Bonus Liability.........      3.04(f)
               Action..........................      7.10(a)
               Active Transferred Employee.....     13.04(b)
               Agent...........................     15.03(a)
               Alternative Agreement...........     17.03(b)(i)
               Base Line Financing.............      2.06(b)
               Call Center Letter..............      3.04(g)
               Cellco..........................     Preamble
               Cellco Asset Contribution.......       4.01
               Cellco Assumed Liabilities......        4.02
               Cellco/BCG Agreement............      11.07
               Cellco Cash Contribution........      6.01(d)
               Cellco Contributed Assets.......       4.01
               Cellco Credit Agreement Consents     14.02(g)
               Cellco Excluded Liabilities.....       4.03
               Cellco FCC Authorization........     14.02(n)
               Cellco Indemnified Parties......      15.02
               Cellco Indemnitee...............      12.01
               Cellco Permitted Liens..........      8.09(a)
               Claim Notice....................     15.03(a)
               Closing.........................       6.01
               Closing Working Capital Amount..      6.02(a)
               Code............................      12.01
               Company Asset Contribution......       3.01
               Company Assumed Liabilities.....       3.03
               Company Cash Contribution.......      6.01(c)
               Company Contributed Assets......       3.01
               Company Excluded Assets.........       3.02
               Company Excluded Liabilities....       3.04
               Company Permitted Liens.........     7.12(c)(iii)
               Competing Business..............      10.05
               Conforming Financing............      2.06(b)
               Contemplated Transactions.......       2.01
               Contract........................      3.01(e)
               Contribute......................       3.01
               Contributed Contracts...........      3.01(e)
               Co-operation Reimbursement......       9.04
               Damages.........................     15.02(a)
               Defeased Subordinated Debt......      2.04(d)
               Employee Plans..................     13.0 and
                                                   13.02(a)(ii)
               ERISA...........................      13.01
               ERISA Affiliate.................      13.01
               Exchange Agreement..............     Preamble
               FAA.............................      7.17(e)
               FCC Application.................      11.08
               Final Closing Balance Sheet.....      6.02(a)

                                     A-1-9

          Term                                           Section
          ----                                           -------
          Final Order...................................  14.02(n)
          GAAP..........................................   3.03(c)
          GAAP Accrual..................................   6.02(a)
          H.O. Agreement Termination Date...............  11.06(a)
          H.O. Cancellation Fee.........................  11.06(a)
          Inactive Transferred Employee.................  13.04(b)
          Indemnified Party.............................  15.03(a)
          Indemnifying Party............................  15.03(a)
          Initial Company Capital Account...............   2.07(a)
          Initial General Partner Capital Account.......   2.07(b)
          Initial Cellco Limited Partner Capital Account   2.07(c)
          Interim Balance Sheet Date....................   7.06(a)
          Judgments.....................................   7.10(b)
          Lender........................................   2.06
          Network Consents..............................   7.05(a)
          Network Notices...............................   7.05(a)
          New LP DC Plan................................  13.05(b)
          New LP Difference.............................   6.02(c)(i)
          New LP's Environmental Reports................  11.09
          New LP Financing..............................   2.06(a)
          New LP Financing Term Sheet...................   2.06(b)
          Notice Period.................................  15.03(b)
          Other Consents................................   7.05(b)
          Permits.......................................   7.17(a)
          Pledge Agreement..............................  14.02(g)
          Post-Closing Tax Period.......................  12.01
          Pre-Closing Tax Period........................  12.01
          Preliminary Tax Certificate...................  12.05(a)
          Price Corporation Cafeteria Plan..............  13.05(c)
          Price Corporation DC Plans....................  13.05(b)
          Price Corporations' Difference................   6.02(c)(i)
          Price Proxy Materials.........................   7.22(a)
          Price SEC Documents...........................   7.20(a)
          Price Trademarks and Tradenames...............  11.04(a)
          Projected Capital Expenditures................   9.01(e)
          Property Taxes................................  12.01
          Proposals.....................................   2.06(b)
          Real Property.................................   7.12(a)
          Release.......................................  13.06
          Relevant Party................................   5.01
          Required Notices..............................   7.05(b)
          Requisite Noteholder Consent..................   2.04(c)
          Returns.......................................  12.02(a)(i)
          Scheduled Contract............................   7.09(b)
          Secured Debt Defeasance.......................   2.05(b)
          Secured Defeased Debt.........................   2.05(b)
          Selected Financing............................   2.06(b)
          Senior Secured Notes Redemption...............   9.10(a)
          Senior Subordinated Notes Offer...............   9.10(b)
          SIU...........................................   7.17(d)

                                    A-1-10

                  Term                         Section
                  ----                         --------
                  Stockholders................ Preamble
                  Subordinated Debt Defeasance     2.04(d)
                  Supplemental Indenture......     2.04(c)
                  Tax.........................    12.01
                  Tax Asset...................    12.01
                  Tax Loss....................    12.01
                  Tax Opinion.................    12.02(j)
                  Tax Proceeding..............    12.06(b)
                  Tax Reduction...............    12.01
                  Taxing Authority............    12.01
                  Termination Fee.............    17.03(b)
                  Transfer Taxes..............    12.04(c)
                  Unrestricted Person.........     9.07(a)(i)
                  U.S. Government Obligations.     2.04(d)
                  VCI......................... Preamble
                  Voting Agreement............ Preamble
                  VWI......................... Preamble
                  Warranty Breach.............    15.02(a)(i)

                                   ARTICLE 2

                           CONTEMPLATED TRANSACTIONS

   SECTION 2.1. Contemplated Transactions. Except as otherwise provided herein, upon the terms and subject to the conditions of this Agreement, the parties will cause the transactions set forth in Sections 2.02 through 2.07 below (the "Contemplated Transactions") to be completed. The Contemplated Transactions shall occur substantially contemporaneously (except to the extent provided otherwise herein) on the Closing Date.

   SECTION 2.02. Contribution of Assets. At the Closing, (i) the Company will consummate the Company Cash Contribution and the Company Asset Contribution, in exchange for the ELP Interest, and (ii) Cellco will consummate, either directly or indirectly through one or more of its Subsidiaries, the Cellco Cash Contribution and the Cellco Asset Contribution, in exchange for the MGP Interest and the Cellco LP Interest.

   SECTION 2.03.   Assumption of Liabilities.   At the Closing, New LP will
(and Cellco will cause New LP to), as set forth in Sections 3.03 and 4.02 and in partial consideration for the contribution of assets pursuant to Sections 2.02, 3.01 and 4.01, assume all Assumed Liabilities and undertake to pay, satisfy and discharge when due in accordance with their terms all such Assumed Liabilities.

   SECTION 2.04. Senior Subordinated Notes. (a) Prior to the Closing Date, New LP will (and Cellco will cause New LP to) commence the Senior Subordinated Notes Offer as set forth in Section 9.10(b).

   (b) At the Closing, upon the terms and subject to the conditions of the Senior Subordinated Notes Offer and as set forth in Section 6.01(f), New LP shall (and Cellco will cause New LP to) accept for payment and pay for all Senior Subordinated Notes validly tendered and not withdrawn pursuant to the Senior Subordinated Notes Offer, including the payment of all amounts necessary to pay any premium in excess of principal and accrued interest to purchase the Senior Subordinated Notes pursuant to the Senior Subordinated Notes Offer.

   (c) At the Closing, if the Holders (as defined in the Senior Subordinated Notes Indenture) of at least a majority in aggregate principal amount of the Senior Subordinated Notes then outstanding have consented (the "Requisite Noteholder Consent") to the waiver of the covenants in the Senior Subordinated Notes Indenture which restrict the transactions contemplated hereby, the Company shall, and shall cause the Trustee (as defined in the Senior Subordinated Notes Indenture) to, execute a supplemental indenture (the "Supplemental Indenture") eliminating such covenants.

                                    A-1-11

   (d) At the Closing, if the Requisite Noteholder Consent has not been obtained, the Company will effect a covenant defeasance (as defined in the Senior Subordinated Notes Indenture) (the "Subordinated Debt Defeasance"), in accordance with Article 8 of the Senior Subordinated Notes Indenture with respect to all Senior Subordinated Notes (such Senior Subordinated Notes being referred to as the "Defeased Subordinated Debt") that have not been tendered by the holders thereof and accepted for purchase by New LP at the Closing pursuant to the Senior Subordinated Notes Offer conducted pursuant to Section 9.01(b); provided that New LP will (and Cellco will cause New LP to) deposit or cause to be deposited at the Closing with a trustee (as specified in the Senior Subordinated Notes Indenture) as trust funds in trust for the benefit of holders of the Defeased Subordinated Debt, cash or U.S. Government Obligations (as defined in the Senior Subordinated Notes Indenture) sufficint in amount to enable the Company to effect the Subordinated Debt Defeasance and to pay all reasonable costs and expenses in connection therewith (such costs and expenses to be approved by New LP (such approval not to be unreasonably withheld)), and the Subordinated Debt Defeasance shall be effected in such manner as New LP may reasonably direct. The parties acknowledge that New LP hereby assumes and is responsible for all payments in respect of the Defeased Subordinated Debt, and the cash and U.S. Government Obligations shall be deemed to be owned by New LP. In the event that the cash or U.S. Government Obligations or any payments thereon are returned by the trustee, the Company shall promptly deliver such obligations or payments to New LP.

   SECTION 2.05. Senior Secured Notes. (a) Prior to the Closing Date, the Company will give notice of the Senior Secured Notes Redemption to the trustee under the Senior Secured Notes Indenture and each holder of the Senior Secured Notes as set forth in Section 9.10(a).

   (b) Immediately prior to Closing, the Company will effect a covenant defeasance (as defined in the Senior Secured Notes Indenture) (the "Secured Debt Defeasance") with respect to all of the outstanding Senior Secured Notes (the "Secured Defeased Debt") in accordance with Article 8 of the Senior Secured Notes Indenture; provided that New LP will (and Cellco will cause New LP to) deposit or cause to be deposited at the Closing with a trustee (as specified in the Senior Secured Notes Indenture) as trust funds in trust for the benefit of the holders of the Secured Defeased Debt, cash or U.S. Government Obligations (as defined in the Senior Secured Notes Indenture) sufficient in amount to enable the Company to effect the Secured Debt Defeasance and to pay all reasonable costs and expenses in connection therewith (such costs and expenses to be approved by New LP (such approval not to be unreasonably withheld)), and the Secured Debt Defeasance shall be effected in such manner as New LP may reasonably direct. The parties acknowledge that New LP hereby assumes and is responsible for all payments in respect of the Secured Defeased Debt, and the cash and U.S. Government Obligations shall be deemed to be owned by New LP. In the event that the cash or U.S. Government Obligations or any payments thereon are returned by the trustee, the Company shall promptly deliver such obligations or payments to New LP.

   (c) On the day following the Closing Date, the Senior Secured Notes shall be redeemed by the Company pursuant to the Senior Secured Notes Redemption.

   SECTION 2.06. New LP Financing. (a) Immediately prior to the Closing, New LP will, and Cellco will cause New LP to, obtain debt financing in an amount equal to $350 million from such Person or Persons and on such terms and conditions as are determined by New LP in accordance with the procedures set forth in Section
2.06(b) (such Person or Persons, the "Lender"); provided that (i) the Lender shall not be related to any partner of New LP within the meaning of Treasury regulation Section 1.752-4(b)) (the "New LP Financing") and (ii) the New LP Financing (A) shall be non-recourse to the partners of New LP and Persons related to any such partners within the meaning of Treasury regulation Section 1.752-4(b), (B) shall not obligate New LP to repay such financing or any portion thereof prior to five years after the Closing Date, and (3) shall not include any penalty for pre-payment of such financing (or any portion thereof) by New LP.

   (b) In order to select the Lender, New LP shall prepare a term sheet (the "New LP Financing Term Sheet") setting forth the principal terms of the New LP Financing, which terms shall include, without limitation,

                                    A-1-12
those set forth in Section 2.06(a) (the "Section 2.06(a) Terms"). New LP will present the New LP Financing Term Sheet to potential Lenders selected by New LP (provided that such Lenders shall include, without limitation, Deutsche Bank and UBS, and shall give each such potential Lender an opportunity to submit a binding proposal setting forth the interest rate and other applicable fees and expenses that it would charge to underwrite the New LP Financing on the terms set forth in the New LP Financing Term Sheet. After receipt of the proposals (the "Proposals"), New LP (i) shall determine in its reasonable judgment which, if any, of the Proposals conform to the specifications set forth in the New LP Financing Term Sheet (the "Conforming Proposals"), (ii) shall determine in its reasonable judgment which of the Conforming Proposals or, if no Conforming Proposals are received, which of the Proposals, offers financing at the lowest overall cost (taking into account interest rate and all fees and expenses that would be payable by New LP) to New LP (the "Base Line Financing") and (iii) shall select, in its sole discretion, from among the Conforming Proposals, if there are Conforming Proposals, or from among all of the Proposals, if there are no Conforming Proposals, the Lender and the terms and conditions for the New LP Financing (the "Selected Financing"); provided that the Selected Financing shall in any event contain the Section 2.06(a) Terms. If the Selected Financing offers, in the reasonable judgment of New LP, to provide financing at a higher overall cost to New LP (taking into account interest rate and all fees and expenses that would be payable by New LP) than the Base-Line Financing, then (x) for the purposes of determining the "Rate Reduction Amount" pursuant to the New LP Agreement, the annual rate of interest payable by New LP in respect of the New LP Financing shall be deemed to be the rate of interest set forth in the Base Line Financing and (y) the "Excess Financing Cost" hereunder shall be deemed to be the fees and other costs and expenses (other than interest) payable in respect of the Base Line Financing.

   SECTION 2.07. Initial Capital Accounts. (a) Effective as of the Closing, the amount of the capital account of the Company in New LP shall be $1,150 million minus (i) if the H.O. Agreement shall not have been amended prior to the Closing in the manner provided in Section 11.06, $38 million, or (ii) if the H.O. Agreement shall have been amended prior to Closing in the manner provided in Section 11.06 and the amendment requires payment by New LP, at any time after the Closing Date, of an H.O. Cancellation Fee, the amount of the net present value of the H.O. Cancellation Fee assuming a discount rate of 9.7% per annum (as so adjusted, the "Initial Company Capital Account").

   (b) Effective as of the Closing, the amount of the capital account of the MGP Interest Holder shall be at least $10 million (the "Initial General Partner Capital Account").

   (c) Effective as of the Closing, the amount of the capital account of the Cellco LP Interest Holder shall be at least $1.4 billion (the "Initial Cellco Limited Partner Capital Account").

                                   ARTICLE 3

                      TRANSFER OF ASSETS AND LIABILITIES

   SECTION 3.01. Asset Contribution. Except as otherwise provided herein, upon the terms and subject to the conditions of this Agreement, at the Closing the Company will contribute, convey, transfer, assign and deliver ("Contribute") or cause to be Contributed to New LP, free and clear of all Liens, other than Company Permitted Liens, all of the Company's and its Affiliates' right, title and interest in, to and under the assets, properties and business, of every kind and description (other than the Company Excluded Assets), wherever located, real, personal or mixed, tangible or intangible, owned, held, leased or used in the conduct of the Business by the Company or any of its Affiliates as the same shall exist on the Closing Date, including all assets shown on the Company Balance Sheet and not disposed of in the ordinary course of business as permitted by this Agreement from the date hereof until the Closing Date, and all assets of the Business thereafter acquired by the Company or any of its Affiliates (such assets, properties and businesses being the "Company Contributed Assets" and such contribution the "Company Asset Contribution"), and including, without limitation, all right, title and interest of the Company and any of its Affiliates in, to and under the following items insofar as they are held, used, leased or operated in connection with the Business:


                                    A-1-13

      (a) all real property and leases of, and other interests in, real property used or held for use in the conduct of the Business (including, without limitation, all Network Sites that constitute real property), in each case together with all buildings, fixtures, and improvements erected thereon, including without limitation all towers, transmission lines, antennas and equipment shelters and the other items listed on Schedule 7.12(a);

      (b) all water lines, rights of way, uses, licenses, easements, hereditaments, tenements and appurtenances relating to or used, directly or indirectly, in the conduct of the Business;

      (c) all personal property and interests therein, including any Network Sites that constitute personal property, machinery, equipment, furniture, office equipment, cellular systems, cellular switches, cell site equipment, microwave equipment and other communications equipment, test equipment, tools, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property, including without limitation the items listed on Schedule 7.12(b);

      (d) all raw materials, work-in-process, finished goods, supplies and other inventories (including cellular phones, pagers, accessories and spare parts);

      (e) all rights under all contracts, agreements, leases, licenses, franchises, commitments, sales and purchase orders and other instruments, whether reduced to writing or in oral form (each, a "Contract"), including without limitation all subscriber contracts and other contracts to provide services to customers in the Company Cellular Telephone System Areas, all Contracts relating to the Network Sites, orders received which have not been filled, roaming agreements, interconnection agreements, rights to use and networking agreements and the other items listed on Schedule 7.09, but excluding the Excluded Contracts (collectively, the "Contributed Contracts");

      (f) all accounts, notes and other receivables whether billed or unbilled (including all proceeds of such receivables), including all other negotiable instruments or other instruments and chattel paper and other evidences of indebtedness and rights to receive payment of, or otherwise relating to, the Business;

      (g) all security and other deposits, advance payments, deferred charges, reserves and prepaid expenses, including but not limited to ad valorem taxes, leases and rentals;

      (h) all of the Price Corporations' or any of their Affiliates', rights, claims, credits, causes of action or rights of set-off against third parties relating to the Business or the Company Contributed Assets, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties;

      (i) all Licensed Intellectual Property Rights and Owned Intellectual Property Rights and including without limitation the items listed on
   Schedule 7.15;

      (j) all transferable licenses, permits, certificates of occupancy, registrations, certificates of public convenience and necessity, approvals, operating rights or other governmental authorizations affecting, or relating in anyway to, the Business and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto, including without limitation the FCC Authorizations and the other items listed on Schedule 7.17(a);

      (k) all books, records, files and papers, whether in hard copy or computer format, used in the Business, including, without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records, and any information relating to any Tax imposed on the Company Contributed Assets; and


                                    A-1-14

      (l) all goodwill associated with the Business or the Company Contributed Assets, together with the right to represent to third parties that New LP is the successor to the Business.

   SECTION 3.02.  Company Excluded Assets.   New LP expressly understands and
agrees that the following assets and properties of the Price Corporations or their Affiliates (the "Company Excluded Assets") shall be excluded from the Company Contributed Assets:

      (a) the Excluded Contracts;

      (b) the lease of the real property situated at 45 Rockefeller Plaza, New York, New York, 10020;

      (c) the lease of real property located at Saddlebrook; provided that New LP shall sublease the premises from the lessee under such lease for a period of one month from the Closing Date (provided such sublease is on the same financial terms as in effect at the date hereof (as set forth on Schedule 7.12(a)));


      (d) except to the extent included in the Company Cash Contribution, all of the Company's cash and cash equivalents on hand and in banks and all petty cash located at the operating facilities of the Business;

      (e) the rights which accrue or will accrue to the Price Corporations under this Agreement and the Ancillary Agreements;

      (f) any Company Contributed Assets sold or otherwise disposed of in the ordinary course of business;

      (g) the Price Communications' Name Rights (except to the extent of the rights granted to New LP and its Affiliates pursuant to Section 11.04);

      (h) the Giant Bear Agreement; and

      (i) any other assets of the Price Corporations or their Affiliates other than the Company Contributed Assets.

   SECTION 3.03. Company Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, New LP agrees, effective at the time of the Closing, to assume the following liabilities (the "Company Assumed Liabilities"):

      (a) all liabilities set forth on the Company Balance Sheet (or in the notes to the Price Parent Third Quarter Balance Sheet insofar as they relate to the Business) to the extent such liabilities are reflected in the calculation of the Final Working Capital Amount; provided that any liability or obligation with respect to Taxes shall be assumed only to the extent set forth in clause (e) below;

      (b) all liabilities and obligations of the Company and its Affiliates arising under the Contributed Contracts disclosed on Schedule 7.09 or 7.12 or not required under the terms of Section 7.09 or 7.12 to be disclosed thereon (other than liabilities or obligations attributable to any failure by such Person to comply with the terms thereof); provided that any liability or obligation with respect to Taxes shall be assumed only to the extent provided in clause (e) below;

      (c) all liabilities (other than liabilities arising under Contributed Contracts) incurred in the ordinary course of business, and not in violation of this Agreement, after the Balance Sheet Date and any such liabilities incurred before the Balance Sheet Date which were not, under generally accepted accounting principles ("GAAP") consistently applied, required to be reflected in the Company Balance Sheet; provided that any liability or obligation with respect to Taxes shall be assumed only to the extent provided in clause (e) below;

      (d) the Company Debt; and

      (e) all liabilities for Property Taxes set forth on the Final Closing Balance Sheet but only to the extent such liabilities are reflected in the calculation of the Final Working Capital Amount.

                                    A-1-15

   SECTION 3.04. Company Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, New LP is assuming only the Company Assumed Liabilities and is not assuming any other liability or obligation of the Price Corporations or their Affiliates (or any predecessor of any such Person or any prior owner of all or part of their businesses and assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the Price Corporations or an Affiliate of the Price Corporations (all such liabilities and obligations not being assumed being herein referred to as the "Company Excluded Liabilities"), and, notwithstanding anything to the contrary in this Agreement and without limiting the generality of the foregoing, none of the following shall be Company Assumed Liabilities for the purposes of this Agreement:

      (a) except for liabilities or obligations with respect to Taxes assumed under Section 3.03(e), any liability or obligation in respect of Taxes;

      (b) any liabilities or obligations for indebtedness for borrowed money or financial guarantees incurred by the Price Corporations or any of their Affiliates or secured by or otherwise relating to the Company Contributed Assets (other than the Company Debt);

      (c) any liabilities or obligations of the Price Corporations or any of their Affiliates relating to the Rollup Transaction (including, without limitation, any action, suit, investigation or proceeding against or affecting any Price Corporation before any court or arbitrator or any Governmental Entity and relating to the Rollup Transaction), or to the execution, delivery and consummation of this Agreement or to the consummation of the transactions contemplated hereby, including, without limitation, the Company Asset Contribution, the obtaining of all Required Consents, the calling and holding of the meeting of the stockholders of Price Parent and the preparation, filing and mailing of the Price Proxy Materials (including as set forth in the letter agreement dated as of November 14, 2001 between Davis Polk & Wardwell and Price Communications Corporation) as contemplated by Section 9.08, and the fees payable to the Price Corporations' financial advisors as contemplated by Section 7.18 or as disclosed on Schedule 7.18;

      (d) any liability, obligation or claim arising under the WARN Act, any severance practice, plan or other arrangement of the Price Corporations or their Affiliates in connection with any Excluded Employee and any claim regarding eligibility or benefits under such practice, plan or arrangement; provided that a portion of such liability, obligation or claim shall be reimbursed or paid by New LP or Cellco in accordance with Sections 13.07,
   13.08 or 11.05;

      (e) any liability for the Escheat Payment if the relevant abandoned or unclaimed property was first proffered by the Company or any of its Affiliates at least one year prior to the Closing Date;

      (f) any accrued bonus (other than a stay bonus) unpaid as of the Closing Date in respect of the Transferred Employees (collectively, "Accrued Bonus Liability");

      (g) any liabilities or obligations relating to any other Company Excluded Asset; and

      (h) any liability for the call center technology upgrade referred to in the letter between the Company and New LP dated as of the date hereof relating to such upgrade (the "Call Center Letter").

                                   ARTICLE 4

                           CELLCO ASSET CONTRIBUTION

   SECTION 4.01. Cellco Asset Contribution. Except as otherwise provided herein, upon the terms and subject to the conditions of this Agreement, at the Closing, Cellco will Contribute, either directly or indirectly through one or more of its Subsidiaries (the "Cellco Asset Contribution"), to New LP, free and clear of all Liens (other than Cellco Permitted Liens), all of the right, title and interest of Cellco and/or any such Subsidiary in, to and under the Cellco Contributed Interest, the Cellco Contributed Agreement (to the extent relating to the Cellco Contributed Interest), the Cellco Contributed Note and the Cellco Contributed Licenses (collectively, the "Cellco Contributed Assets").


                                    A-1-16

   SECTION 4.02. Cellco Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, New LP agrees, effective at the time of the Closing, to assume the Cellco Contributed License Liabilities and all liabilities and obligations of Cellco and/or its Subsidiaries arising pursuant to the terms of the Cellco Contributed Agreement (to the extent relating to the Cellco Contributed Interest) (other than liabilities or obligations attributable to any failure by Cellco and/or its Subsidiaries to comply with the terms of the Cellco Contributed Licenses or the Cellco Contributed Agreement) (the "Cellco Assumed Liabilities").

   SECTION 4.03. Cellco Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, New LP is assuming only the Cellco Assumed Liabilities and is not assuming any other liability or obligation of Cellco or its Subsidiaries (or any predecessor of any such Person or any prior owner of all or part of the Cellco Contributed Assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Cellco or its Subsidiaries (all such liabilities and obligations not being assumed being herein referred to as the "Cellco Excluded Liabilities").

                                   ARTICLE 5

                      ASSIGNMENT OF CONTRACTS AND RIGHTS

   SECTION 5.01. Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contributed Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the necessary consent of a third party, would constitute a breach or other contravention of such Contributed Asset or in any way adversely affect the rights of New LP, any of the Price Corporations or any of their Affiliates, or Cellco or any of its Subsidiaries thereunder. Each of the Price Corporations and its Affiliates (with respect to the Company Contributed Assets) and Cellco and its Subsidiaries (with respect to the Cellco Contributed Assets) (in each case, the "Relevant Party") will use their best efforts (but without any payment of money by the Relevant Party or New LP) to obtain the consent of any third party or Governmental Entity, if any, required in connection with the assignment of any such Contributed Asset to New LP or any claim or right or any benefit arising thereunder or resulting therefrom. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Relevant Party or New LP so that New LP would not in fact receive all such rights, and, notwithstanding Section 14.02 (if applicable), New LP determines to consummate the Closing, then the Relevant Party and New LP will cooperate in a mutually agreeable arrangement under which New LP would obtain the benefits and assume the obligations thereunder (other than any Excluded Liabilities) in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to New LP, or under which the Relevant Party would enforce for the benefit of New LP, with New LP assuming the Relevant Party's obligations, any and all rights of the Relevant Party against a third party thereto. To the extent the benefits therefrom and obligations thereunder have not been provided by alternate arrangements satisfactory to New LP and the Relevant Party, the Relevant Party and New LP shall negotiate, in good faith, and make an adjustment to the Initial Company Capital Account or the Initial Cellco Limited Partner Capital Account, as the case may be, in an amount necessary to reflect the fact that the assignment contemplated by this Agreement was not made. If the Relevant Party shall receive at any time any monies in respect of a Contributed Asset and New LP shall not be in default with respect to any alternative arrangement relating to such Contributed Asset, the Relevant Party will pay or cause its Affiliate to pay promptly such monies to New LP. The obligations of the parties, pursuant to this Section 5.01 shall continue for as long as necessary to provide to New LP the benefit and cause New LP to assume the obligations under the Contributed Assets not assigned and to negotiate and make any adjustment to the Initial Company Capital Account or the Initial Cellco Limited Partner Account, as the case may be. Notwithstanding anything to the contrary, the provisions of this
Section 5.01 shall not apply to the Cellco Contributed Assets in the event of the failure to obtain any Cellco Credit Agreement Consent.


                                    A-1-17

                                   ARTICLE 6

                                  THE CLOSING

   SECTION 6.01. The Closing. The closing (the "Closing") of the Asset Contributions, the Cash Contributions, the assumption of the Assumed Liabilities, the purchase of the Senior Subordinated Notes pursuant to the Senior Subordinated Notes Offer, the defeasance of the Subordinated Defeased Debt, if any, and the consummation of the Secured Debt Defeasance hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than 10 days, after satisfaction of the conditions set forth in Article 14, or at such other time or place as New LP and the Price Corporations may agree; provided that the Closing may not be delayed by any party if the delay is a result of a breach by such party of its obligations hereunder. At the Closing:

      (a) the Price Corporations and New LP shall enter into an Assignment and Assumption Agreement reflecting the terms and conditions set forth in
   Article 3, and the Price Corporations shall deliver to New LP such warranty deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in New LP all right, title and interest in, to and under the Company Contributed Assets;

      (b) Cellco (and/or any of its Subsidiaries that participate in the Cellco Asset Contribution) and New LP shall enter into an Assignment and Assumption Agreement reflecting the terms and conditions set forth in Article 4, and Cellco (and/or such Subsidiaries) shall deliver to New LP such warranty deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as are reasonably necessary or appropriate to vest in New LP all right, title and interest in, to and under the Cellco Contributed Assets;

      (c) The Company shall pay to New LP the Company Cash Contribution Amount in immediately available funds by wire transfer to an account of New LP designated by New LP, by notice to the Company, not later than two business days prior to the Closing Date (the making of such payment, the "Company Cash Contribution").


      (d) Cellco shall pay to New LP, either directly or indirectly through one or more of its Subsidiaries, the Cellco Cash Contribution Amount in immediately available funds by wire transfer to an account of New LP designated by New LP, by notice to Cellco, not later than two business days prior to the Closing Date (the "Cellco Cash Contribution").

      (e) The MGP Interest Holder, the Cellco LP Interest Holder and the Company shall enter into the New LP Agreement;

      (f) New LP shall accept for payment and pay for all Senior Subordinated Notes validly tendered and not withdrawn pursuant to the Senior Subordinated Notes Offer;

      (g) the Supplemental Indenture, if any, shall be executed;

      (h) New LP and the Company shall consummate the Subordinated Debt Defeasance, if necessary; and

      (i) New LP and the Company shall consummate the Secured Debt Defeasance.

   SECTION 6.02. Final Closing Balance Sheet and Closing Working Capital Amount. (a) As promptly as practicable, but no later than 90 days after the Closing Date, New LP will cause to be prepared and delivered to the Price Corporations the balance sheet of the Business immediately prior to the Closing (the "Final Closing Balance Sheet") and a certificate based thereon setting forth New LP's calculation of the Closing Working Capital Amount. For purposes hereof, the "Closing Working Capital Amount" shall equal (i) current assets (excluding current assets in respect of Taxes other than current assets for prepaid Property Taxes that are allocated to the Post-Closing Tax Period under
Section 12.03(b)) as set forth on such Final Closing Balance Sheet minus (ii) current liabilities (including, without limitation, any unpaid accrued salary, vacation or other

                                    A-1-18
compensation or benefit (other than any Accrued Bonus Liability) as of the Closing Date in respect of Transferred Employees, but excluding current liabilities in respect of Taxes other than current liabilities for Property Taxes that are allocated to the Pre-Closing Tax Period under Section 12.03(b)) as set forth on such Final Closing Balance Sheet. The Final Closing Balance Sheet shall be prepared by New LP in good faith and shall (x) fairly present the financial position of the Business as of the Closing Date in accordance with GAAP applied on a basis consistent with those principles used in the preparation of the Company Balance Sheet, (y) include line items substantially consistent with those in the Company Balance Sheet, and (z) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Company Balance Sheet; provided that (1) the Final Closing Balance Sheet shall not include as an asset all or any portion of the Cellco Cash Contribution Amount, the Company Cash Contribution Amount or the proceeds of the New LP Financing, (2) the Final Closing Balance Sheet shall not include as a liability all or any portion of the Company Debt (including any accrued interest thereon), any costs or expenses arising in connection with the Senior Secured Notes Redemption, the Senior Subordinated Notes Offer, the Senior Secured Debt Defeasance or the Subordinated Debt Defeasance (including any premium in excess of principal and accrued interest to purchase the Senior Subordinated Notes pursuant to the Senior Subordinated Notes Offer or to redeem the Senior Secured Notes pursuant to the Senior Secured Notes Redemption), any cost or expenses (including any H.O. Cancellation Fee) relating to the amendments and modifications to the H.O. Agreement contemplated by Section
11.06 or to the BCG Agreement, or any Excess Financing Cost or any liability for the upgrade to the call center contemplated by the Call Center Letter, and
(3) the Final Closing Balance Sheet shall include, as a current liability, a reserve against prepaid revenues determined in accordance with GAAP (the "GAAP Accrual"). The parties hereto agree that the calculation set forth in Exhibit F hereto reflects the intention of the parties with respect to the calculation of the Final Working Capital Amount based on the hypothetical facts set forth in such Exhibit F.

   (b) If the Price Corporations disagree with New LP's calculation of the Closing Working Capital Amount delivered pursuant to Section 6.02(a), the Price Corporations may, within 20 calendar days after delivery of the documents referred to in Section 6.02(a), deliver a notice to New LP disagreeing with such calculation and setting forth the Price Corporations' calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which the Price Corporations disagree, and the Price Corporations shall be deemed to have agreed with all other items and amounts contained in the Final Closing Balance Sheet and the calculation of the Closing Working Capital Amount delivered pursuant to Section 6.02(a).

   (c) If a notice of disagreement shall be delivered pursuant to Section 6.02(b), New LP and the Price Corporations shall, during the 30 calendar days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Closing Working Capital Amount, which amount shall not be less than the amount thereof shown in New LP's calculations delivered pursuant to Section 6.02(a) nor more than the amount thereof shown in the Price Corporations' calculation delivered pursuant to Section 6.02(b). If, during such period, New LP and the Price Corporations are unable to reach such agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to New LP and the Price Corporations, promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Working Capital Amount. In making such calculation, such independent accountants shall consider only those items or amounts in the Final Closing Balance Sheet or New LP's calculation of the Closing Working Capital Amount as to which the Price Corporations have disagreed. Such independent accountants shall deliver to New LP and the Price Corporations, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon New LP and the Price Corporations. The fees and expenses of such independent accountants shall be borne (i) by Cellco if the difference between the Closing Working Capital Amount as calculated by such accountants and New LP's calculation thereof delivered pursuant to Section 6.02(a) (the "New LP Difference") exceeds the difference between the Closing Working Capital Amount as calculated by such accountant and the Price Corporations' calculation thereof delivered pursuant to Section 6.02(b) (the "Price Corporations' Difference"); (ii) by the Price Corporations, if the Price Corporations' Difference exceeds New LP's Difference; and (iii) otherwise equally by the Price Corporations, on the one hand, and New LP, on the other hand.


                                    A-1-19

   (d) New LP and the Price Corporations agree that they will, and agree to cause their respective Affiliates, independent accountants and (in the case of the Price Corporations) the Company to, cooperate and assist in the preparation of the Final Closing Balance Sheet and the calculation of the Closing Working Capital Amount and in the conduct of the audits and reviews referred to in this Section, including without limitation, the making available to the extent necessary of books, records, work papers and personnel.

   SECTION 6.03. Final Working Capital Amount. If the Final Working Capital Amount is a positive number and is less than or equal to $5 million, New LP shall promptly pay such amount to the Company in immediately available funds. If the Final Working Capital Amount is a positive number and is greater than $5 million, New LP shall promptly pay $5 million to the Company in immediately available funds and the Company Capital Account shall be increased by the amount of the Final Working Capital Amount in excess of $5 million. If the Final Working Capital Amount is a negative number, the Company Capital Account shall be decreased by an amount equal to the Final Working Capital Amount.

                                   ARTICLE 7

           REPRESENTATIONS AND WARRANTIES OF THE PRICE CORPORATIONS

   Each of the Price Corporations represent and warrant, jointly and severally, to Cellco and New LP as of the date hereof and as of the Closing Date that:

   SECTION 7.01. Existence and Power. Each of the Price Corporations is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate or partnership, as applicable, powers and all necessary governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for such failures which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Each of the Price Corporations is duly qualified to do business as a foreign corporation or foreign partnership, as the case may be, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified will not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company does not have any Subsidiaries and does not own any capital stock or other voting securities or ownership interests in any Person.

   SECTION 7.02. Authorization. (a) The execution, delivery and performance by each of the Price Corporations of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby are within each of the Price Corporations' corporate powers and, except for the required approval of Price Parent's stockholders in connection with the transactions contemplated to occur on the Closing Date pursuant to this Agreement and other than the VWI Exchange, have been duly authorized by all necessary corporate action on the part of each of the Price Corporations. The (i) affirmative vote of the holders of two-thirds of the outstanding shares of the common stock, $0.01 par value, of Price Parent and (ii) the approval of each of the Price Corporations other than Price Parent, as the sole shareholder of another Price Corporation (all of which have been obtained) are the only actions required by the stockholders of any of the Price Corporations or any of their Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party (other than the VWI Exchange). This Agreement and each of the Ancillary Agreements to which it is a party constitutes a valid and binding agreement of each of the Price Corporations enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally, and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

   (b) At a meeting duly called and held, Price Parent's Board of Directors has
(i) unanimously determined that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (other than the VWI Exchange) are fair to and in the best interests of Price Parent's stockholders, (ii) unanimously approved and adopted this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby

                                    A-1-20

(other than the VWI Exchange) and (iii) unanimously resolved (subject to Section 9.09) to recommend approval and adoption of this Agreement and the Ancillary Agreements by Price Parent's stockholders.

   SECTION 7.03. Governmental Authorization. The execution, delivery and performance by each of the Price Corporations of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by each of the Price Corporations of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Entity, domestic, foreign or supranational, other than (i) compliance with the requirements of the HSR Act, (ii) the filing with the SEC of the Price Proxy Materials in definitive form, (iii) the filing and declaration by the SEC of the effectiveness of the VCI Registration Statement and the VWI Registration Statement (if any), (iv) the filing of any certificates of amendment of limited partnership and any other documents required to be filed with the Secretary of the State of Delaware, (v) compliance with any other applicable securities laws, (vi) compliance with the applicable requirements of the Communications Act, and (vii) such actions or filings the absence of which would not, individually or in the aggregate, prevent any Price Corporation from performing its respective obligations under this Agreement or any Ancillary Document to which it is a party in any material respect, and will not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   SECTION 7.04. Noncontravention. The execution, delivery and performance by each of the Price Corporations of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation, bylaws or other organizational documents of any of the Price Corporations, (ii) assuming compliance with the matters referred to in Section 7.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree applicable to any of the Price Corporations or by which any of their respective properties or assets are bound, (iii) assuming that the consents referred to in Schedule 7.05(a) are obtained and remain in full force and effect, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of New LP or to a loss of any benefit relating to the Business to which any of the Price Corporations is entitled under any provision of any agreement or other instrument binding upon any of the Price Corporations or by which any of the Company Contributed Assets is or may be bound or (iv) result in the creation or imposition of any Lien on any Company Contributed Asset, except in the case of clauses (ii), (iii) and (iv) above, such violations or defaults that will not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   SECTION 7.05. Required and Other Consents. (a) Schedule 7.05(a) sets forth each Contract binding upon any of the Price Corporations or any of their Affiliates that is material to the operation or utilization of any Network Site (or any interest of any of the Price Corporations or any such Affiliate therein) and that requires a consent or other action by, or prior notice to, any Person as a result of the execution, delivery and performance by any of the Price Corporations of this Agreement or any Ancillary Agreement to which any of such Persons is a party, and identifies the consent or action required by such Person (such consents or other actions, the "Network Consents", and such prior notices, the "Network Notices").

   (b) Schedule 7.05(b) sets forth each Contract or Permit (other than Contracts subject to Section 7.05(a)) binding upon or providing benefits to any of the Price Corporations or any of their Affiliates that requires a consent or other action by, or prior notice to, any Person as a result of the execution, delivery and performance by any of the Price Corporations of this Agreement or any Ancillary Agreement to which any of such Persons is a party and identifies the consent or action required by such Person, except such consents, actions or notices as will not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect if not received or taken by the Closing Date (such consents or other actions, the "Other Consents" and such prior notices, together with the Network Notices, the "Required Notices").

   SECTION 7.06. Financial Statements. (a) The unaudited balance sheets as of December 31, of each of the three most recent fiscal years ended prior to the Closing Date and the related unaudited statements of income for each such years and the unaudited interim balance sheet as of the close of the most recent fiscal quarter ended prior to the Closing Date (the "Interim Balance Sheet Date") and the related unaudited interim statements of income for the year to date period ended on the Interim Balance Sheet Date for the Business fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the

                                    A-1-21
financial position of the Business as of the dates thereof and its results of operations for the periods then ended (subject to normal year-end adjustments and the absence of footnotes, in the case of any unaudited interim financial statements).

   (b) The Company Balance Sheet fairly presents in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes to the Price Parent Third Quarter Balance Sheet), the consolidated financial position of the Company as of September 30, 2001 (subject to normal year-end adjustments and the absence of footnotes complying with GAAP, in the case of any unaudited interim financial statements).

   SECTION 7.07. Absence of Certain Changes. Since the Balance Sheet Date, except as otherwise contemplated by this Agreement, the Business has been conducted in the ordinary course consistent with past practices and there has not been:

      (a) from the Balance Sheet Date to the date of this Agreement, any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had, will have or would reasonably be expected to have a Material Adverse Effect;

      (b) any incurrence, assumption or guarantee by any of the Price Corporations or any of their Affiliates of any indebtedness for borrowed money or any other long-term liabilities with respect to the Business;

      (c) any creation or other incurrence of any Lien on any Company Contributed Asset other than (i) in the ordinary course of business consistent with past practices or (ii) Company Permitted Liens;

      (d) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Company Contributed Asset which, individually or in the aggregate, has had, will have or would reasonably be expected to have a Material Adverse Effect;

      (e) any transaction or commitment made, or any contract or agreement entered into, by any of the Price Corporations or any of their Affiliates relating to the Business or any Company Contributed Asset (including the acquisition or disposition of any assets) or any relinquishment by any of the Price Corporations or any of their Affiliates of any contract or other right, in any case described in this paragraph (e), material to the Business, other than transactions, commitments, contracts, agreements or relinquishments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

      (f) any change in any method of accounting or accounting practice by the Price Corporations with respect to the Business except for any such change after the date hereof required by reason of a concurrent change in GAAP;

      (g) except as contemplated by Section 13.07, any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any officer of the Business (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any officer of the Business or (iii) change in compensation or other benefits payable to any officer of the Business pursuant to any severance or retirement plans or policies thereof, other than, in the case of this clause (iii), in the ordinary course of business consistent with past practice;

      (h) except as contemplated by Section 13.07, any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any Business Employee other than an officer of the Business (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any Business Employee other than an officer of the Business or (iii) change in compensation or other benefits payable to any Business Employee other than an officer of the Business, except (in the case of clauses (i), (ii) and (iii) above) pursuant to any severance or retirement plans or policies thereof or in the ordinary course of business consistent with past practice;

      (i) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any Business Employees, who were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to the Business Employees; or

                                    A-1-22

      (j) other than the Projected Capital Expenditures, any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in each case in connection with the Business.

   SECTION 7.08. No Undisclosed Material Liabilities. There are no liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and, to the knowledge of the Price Corporations there is no existing condition, situation or set of circumstances which will, or could reasonably be expected to, result in such a liability, other than:

      (a) current liabilities provided for in the Company Balance Sheet (or in the notes to the Price Parent Third Quarter Balance Sheet insofar as they relate to the Business);

      (b) liabilities incurred in the ordinary course of business since the Balance Sheet Date or prior to the Balance Sheet Date if such liabilities are not of a type that would have been required under GAAP consistently applied, to be set forth in the Company Balance Sheet (including the notes thereto);

      (c) liabilities disclosed on Schedule 7.08 and 7.19(a); and

      (d) other undisclosed liabilities which, individually and in the aggregate, are not material to the Business or which constitute current liabilities that will appear on the Final Closing Balance Sheet.

   SECTION 7.09. Material Contracts. (a) Except as disclosed in Schedule 7.05(b), 7.09(a), 7.12(a) or 7.15, or otherwise contemplated or permitted by this Agreement, neither any of the Price Corporations nor the Business, is a party to or bound by any of the following which constitute a Contract:

      (i) any (x) lease relating to any Network Site or any other real property or (y) other lease providing for annual rentals of $250,000 or more;

      (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Business of $250,000 or more or (B) aggregate payments by the Business of $500,000 or more over the term of the agreement;

      (iii) any sales, distribution or other similar agreement relating to the sale by the Business of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Business of $250,000 or more, (B) aggregate payments to the Business of $500,000 or more over the term of the agreement;

      (iv) any partnership, joint venture, stockholder or other similar agreement or arrangement;

      (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

      (vi) any agreement relating to indebtedness for borrowed money, the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) or other long-term liabilities, except any such agreement with respect to the Company Debt, including the Secured Defeased Debt and the Subordinated Defeased Debt;

      (vii) any option, license, franchise or similar agreement;

      (viii) any agency, dealer, outside sales representative, marketing or other similar agreement other than any such agreement terminable on no more than 60 days' notice without any penalty or further obligation on the part of the Business;

      (ix) any agreement that limits the freedom of the Business to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Company Contributed Asset or which would so limit the freedom of New LP or any of its Affiliates after the Closing Date or that grants to any Person any exclusive rights with respect to the Business or any portion thereof;


                                    A-1-23

      (x) any agreement with or for the benefit of any Affiliate of any of the Price Corporations;

      (xi) any agreement, contract or commitment for any charitable or political contribution;

      (xii) any license, franchise, distributorship or other agreement which relates in whole or in part to any Intellectual Property Rights of or used by any of the Price Corporations or any of their Affiliates in the conduct of operating the cellular telecommunications systems in the Company Cellular Telephone System Areas;

      (xiii) any interconnection, toll, long distance or air to ground service agreement relating to the operation of the Business;

      (xiv) any agreement or commitment for any capital expenditure or leasehold improvement relating to the Business in excess of $250,000 annually, or providing for aggregate payments of $500,000;

      (xv) any agreement granting power of attorney to any other Person;

      (xvi) any confidentiality or non-disclosure agreement pursuant to which any of the Price Corporations have agreed to keep confidential information obtained from any other Person or which is related to the Company Contributed Assets, other than the No-Shop Agreement;

      (xvii) any reseller agreement;

      (xviii) any roaming agreement (x) not terminable upon 60 days prior notice without penalty or other obligation on the part of the Business or
   (y) with respect to which the Business is obligated to direct roaming traffic to a particular carrier in preference to another;

      (xix) any agreement relating to wireless data not terminable upon 30 days prior notice without penalty or other obligation on the part of the Business; or

      (xx) any other agreement, commitment, arrangement, understanding or plan not made in the ordinary course of business.

   (b) Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Agreement (each a "Scheduled Contract") is a valid and binding agreement of the Company, or its Affiliate which is a party thereto, and is in full force and effect except to the extent they have previously expired in accordance with their terms, and none of the Price Corporations or any of their Affiliates or, to the knowledge of the Price Corporations, any other party thereto is in default or breach in any material respect under the terms of any Scheduled Contract, and, to the knowledge of the Price Corporations, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute such a breach or default, provided that the representations and warranties in this sentence above with respect to said other parties are made only as of the date of this Agreement. True and complete copies of each Scheduled Contract that is in writing and an accurate summary written of each oral Scheduled Contract have been delivered to New LP. Except as set forth on Schedule 7.09(b) as of the date or this Agreement, none of the Price Corporations, has knowledge that any counterparty to any Scheduled Contract intends to cancel or otherwise adversely modify its relationship with the Business or to decrease significantly or limit its purchases, services, supplies or materials from or to the Business as a result of the Contemplated Transactions or otherwise not in the ordinary course of business, except such cancellations, modifications, decreases and limits as will not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   (c) Set forth on Schedule 7.09(c) is a true and complete copy of all forms of Contract adopted since October 1998 and in effect as of the date of this Agreement that govern the Business' provision of cellular service to its current customers, together with a statement of the period during which each such form was used by the Business to add new customers. Except as disclosed on
Schedule 7.09(c), all Contracts entered into by any Price Corporation or otherwise relating to the Business based on any such form (including those not required to be listed on any Schedule to this Agreement because of the amount of such Contract) are valid, in full force and effect, binding upon the Price Corporations (or the Affiliate thereof which is a party thereto) and, to the knowledge of the Price Corporations, the other parties thereto, except to the extent they have previously expired in accordance with their terms. Except for late payments by customers that are accurately reflected in the books of account of the Business, none of the Price Corporations (or the Affiliate thereof which is a party thereto), nor

                                    A-1-24
to the knowledge of the Price Corporations, any other party thereto (as of the date of this Agreement), is in default under any of them, nor, to the knowledge of the Price Corporations, does any condition exist as of the date of this Agreement that, with notice or lapse of time or both, would constitute such a default, except for defaults which will not have, and would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect. Each Contract constituting a customer activation agreement relating to the Business entered into by the Price Corporations since January 1, 1998 is in one of the forms set forth in Schedule 7.09(c).

   (d) All of the Licensing Agreements between the Cellular One Group and the Company have five year terms and provide for at least one additional five year renewal term (subject to the terms of such agreements) commencing on the effective date of each such agreement, and have assignment and termination provisions (including without limitation termination notice and penalty provisions) substantially identical to those contained in the License Agreement between the Cellular One Group and Price Communications Wireless II, Inc. dated as of April 18, 1999.

   SECTION 7.10. Litigation. (a) Except as set forth on Schedule 7.10(a), as of the date of this Agreement, there is no action, suit, investigation, proceeding, claim, charge or audit (each, an "Action") (and there is no event, occurrence or state of facts or circumstances that will be, or would reasonably be expected to be a basis therefore) pending against, or to the knowledge of any of the Price Corporations, threatened against or affecting, the Business or any Company Contributed Asset before any court or arbitrator or any Governmental Entity which, (i) individually, if determined or resolved adversely in accordance with the plaintiff's demands, will result in, or could reasonably be expected to result in, a liability to the Business of $100,000 or more, or collectively, if so determined or resolved, will result in, or could reasonably be expected to result in a liability to the Business of, or otherwise adversely affect the Business by, $1,000,000 or more, (ii) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the Ancillary Agreements, or (iii) would otherwise materially adversely affect the Business.

   (b) As of the date of this Agreement, Schedule 7.10(b) lists all civil fines, penalties, and any orders, writs, judgments, injunctions, decrees, determinations, or other awards of any courts or other Governmental Entities (collectively "Judgments"), which have been imposed or levied against any of the Price Corporations or any of their Affiliates relating in any way, in whole or in part, to the Business which remain unsatisfied and all such material Judgments imposed or levied since January 1, 1998, which have been satisfied, in each case, together with all material settlements by any of the Price Corporations or any of their Affiliates of any legal claims actually brought or threatened against any of the Price Corporations or any of their Affiliates, or to which any of the Price Corporations or any of their Affiliates or any of the Company Contributed Assets has or may become subject.

   SECTION 7.11. Compliance with Laws and Court Orders. (a) None of the Price Corporations or any of their Affiliates is in violation of, and to the knowledge of the Price Corporations, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, rule, regulation, judgment, injunction, order or decree applicable to the Company Contributed Assets or the conduct of the Business, except for such violations which will not have, and would not reasonably be expected to have, individually and in the aggregate, a Material Adverse Effect.

   (b) Each handset sold by any of the Price Corporations in connection with the Business is, and at all times up to and including the sale thereof, has been in compliance with all applicable FCC laws, rules and regulations.

   SECTION 7.12. Properties. (a) Schedule 7.12(a) correctly describes as of the date of this Agreement all real property used or held for use in the Business included in the Company Contributed Assets (the "Real Property"), which the Price Corporations or an Affiliate thereof owns, leases, operates or subleases and any Liens thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term (including renewal terms) and basic annual rent.

                                    A-1-25

   (b) Schedule 7.12(b) correctly describes, as of September 30, 2001, all material personal property used or held for use in the Business included in the Company Contributed Assets (other than inventory held for sale in the ordinary course of business), including, without limitation, machinery, equipment, furniture, cellular systems, cellular switches, cell site equipment, mobile switching offices, microwave equipment and other communications equipment, which the Price Corporations or an Affiliate thereof owns, leases or subleases, and any material Liens thereon (except any Company Permitted Liens), specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic annual rent.

   (c) The Price Corporations or an Affiliate thereof have good and marketable, indefeasible, fee simple title to, or in the case of leased Real Property or personal property have valid leasehold interests in, all of the Network Sites and in all other Company Contributed Assets (whether real, personal, tangible or intangible) reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices as permitted by Section 9.01 and except where, with respect to Company Contributed Assets, other than Network Sites, the failure to have such good title or valid leasehold interests will not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Company Contributed Asset is subject to any Lien, except:

      (i) Liens disclosed on the Company Balance Sheet or in the notes to the Price Parent Third Quarter Balance Sheet insofar as they relate to the Business;

      (ii) Liens for taxes not yet due; or

      (iii) Liens which do not materially detract from the value of such Contributed Asset, or materially interfere with any present or intended use of such Company Contributed Asset (clauses (i)--(iii) of this Section 7.12(c) are, collectively, the "Company Permitted Liens").

   (d) There are no developments affecting any of the Company Contributed Assets pending or, to the knowledge of the Price Corporations threatened, which will or would reasonably be expected to, materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of such Company Contributed Assets (other than arising out of business conditions or other matters generally affecting the wireless telecommunications industry).

   (e) All leases of Real Property or personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and none of the Price Corporations or their Affiliates or, to the knowledge, of the Price Corporations, any other party thereto is in default or breach in any material respect under the terms of such Lease and, to the knowledge of the Price Corporations, no event has occurred which with notice or lapse of time or both would constitute a default thereunder.

   (f) To the knowledge of the Price Corporations, the plants, buildings, structures and equipment included in the Company Contributed Assets have no material defects, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for their present uses.

   (g) The plants, buildings and structures included in the Company Contributed Assets currently have sufficient access to public roads and to all utilities, including water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other utilities used in the operation of the Business, in each case as is necessary for the conduct of the Business as it has heretofore been conducted, except for such failures which will not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   (h) The Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under all applicable building, zoning, subdivision and other land use and similar laws, regulations and ordinances, except for such failures which will not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                                    A-1-26

   (i) None of the Company Contributed Assets is an equity interest in a Person.

   SECTION 7.13.  Sufficiency of and Title to the Company Contributed
Assets. (a) The Company Contributed Assets constitute all of the property and assets used or held for use in the Business and are adequate to conduct the Business as currently conducted.

   (b) Upon consummation of the transactions contemplated hereby, New LP will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Company Contributed Assets, free and clear of all Liens, except for Company Permitted Liens.

   (c) As of the date hereof, all of the assets and liabilities used or held for use in the Business are, and immediately before the Closing all of such assets and liabilities will be, held by the Company.

   SECTION 7.14. Subscriber Accounts. Schedule 7.14 hereto sets forth the following numerical breakdown, as of September 30, 2001 (or as of the date otherwise indicated therein), regarding the Business' subscriber accounts: total number; longevity of subscribers, pre-pay versus post-paid, broken out by calendar quarter of initial activation; and types of accounts, including active, suspended, employee, demo phone, loaner phone or rental phone.

   SECTION 7.15. Intellectual Property. (a) Schedule 7.15 contains as of the date of this Agreement a true and complete list of all material Owned Intellectual Property Rights and Licensed Intellectual Property Rights.

   (b) The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights used or held for use in the Business and are adequate to conduct the Business as currently conducted. The Company Contributed Assets include working copies of all software and firmware as are necessary for or otherwise used in the current conduct of the Business, together with copies of all related manuals and other documentation. Assuming all Required Consents are obtained in connection with Licensed Intellectual Property Rights, the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.

   (c) None of the Price Corporations nor any Affiliate of any of the Price Corporations has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Price Corporations, threatened against or affecting, the Business or any present or former Business Employee or director of the Price Corporations alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or the conduct of the Business as presently conducted conflicts with, misappropriates, infringes or otherwise violates any Intellectual Property Right of any third party.

   (d) None of the Owned Intellectual Property Rights and Licensed Intellectual Property Rights material to the operation of the Business is subject to any outstanding material judgment, injunction, order, decree or agreement restricting the use thereof with respect to the Business or restricting the licensing thereof by the Price Corporations or any Affiliate thereof to any Person.

   (e) The Price Corporations or an Affiliate of the Price Corporations holds all right, title and interest in and to all Owned Intellectual Property Rights and all of the licenses under the Licensed Intellectual Property Rights, free and clear of any Lien (other than Company Permitted Liens). The Price Corporations or an Affiliate of the Price Corporations has taken all actions reasonably necessary to maintain and protect the Owned Intellectual Property Rights and their rights in the Licensed Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use except for such failures which will not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All licenses under the Licensed Intellectual Property Rights are fully-paid (other than upgrade costs and purchaser maintenance costs), which the Price Corporations or their Affiliates have the right to assign to New LP in connection with the transactions contemplated hereby.

                                    A-1-27

   (f) To the knowledge of the Price Corporations, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right. The Price Corporations or an Affiliate of the Price Corporations has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Intellectual Property Rights and to adequately protect all Owned Intellectual Property Rights by trade secret processes, confidentiality agreements and by the case of appropriate statutory notices and other proprietary markings.

   SECTION 7.16. Insurance Coverage. The Price Corporations have furnished to New LP a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the Company Contributed Assets, the business and operations of the Business and its Business Employees. As of the date hereof, there is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Business has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 1998 and remain in full force and effect, except for such failures which, individually or in the aggregate, would not have or reasonably be expected to have, a Material Adverse Effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business. As of the date of this Agreement, none of the Price Corporations knows of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. Except as disclosed in Schedule 7.16, after the Closing the Price Corporations shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing and New LP will be entitled to the benefit of such policies.

   SECTION 7.17. Licenses and Permits. (a) Schedule 7.17(a) correctly describes each FCC Authorization, license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the Business (the "Permits") as of the date of this Agreement together with the name of the Governmental Entity issuing such Permit. Except as set forth on
Schedule 7.17(b), (i) the Permits are valid and in full force and effect, (ii) none of the Price Corporations nor any of their Affiliates is in default, and no event has occurred or condition exists that with notice or lapse of time or both would constitute a default (including, without limitation, grounds for revocation or modification of any of the FCC Authorizations), under the Permits and (iii) none of the Permits will, assuming the related Required Consents have been obtained prior to the Closing Date, be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. Upon consummation of such transactions, New LP will, assuming the related Required Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits.

   (b) Except as set forth in Schedule 7.17(b), the Permits are the only licenses, franchises, permits, certificates, approvals or other similar authorizations which are necessary for the Price Corporations or their Affiliates to conduct the Business in the manner heretofore conducted. Each of the Permits is exclusively held by the Price Corporations or their Affiliates, is free and clear of any legal disqualifications, conditions or other restrictions (other than those routinely imposed in conjunction with such Permits) and is free and clear of all Liens except for Company Permitted Liens. To the knowledge of the Price Corporations, each of the Permits is in compliance with all laws, rules, regulations, orders and decrees except for such failures which will not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in Schedule 7.17(b), there are no existing applications, petitions to deny or complaints or proceedings pending before the FCC or any other Governmental Entity relating to the Permits or the Business (other than proceedings affecting the cellular telephone industry generally). Except as otherwise governed by laws, ordinances or governmental rules or regulations, all of the Permits are renewable by their terms or in the ordinary course of the Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing and regulatory fees.

                                    A-1-28

   (c) No Person other than the Price Corporations or any of their Affiliates has any interest in, or right to, contracts to provide telecommunications services to any customers of the Business except pursuant to the Business' roaming agreements.

   (d) Schedule 7.17(d) sets forth the date on which the Price Corporations or an Affiliate thereof or their predecessors filed a System Information Update ("SIU") with the FCC for each Company Cellular Telephone System Area. The SIU accurately identifies and describes the predicted contours, cell sites, and the Cellular Geographic Service Area boundary for such Company Cellular Telephone System Area as of that date, and the information provided therein remains accurate and complete. A true and complete copy of each SIU has been delivered to the New LP.

   (e) The Company has received all necessary authorizations from the Federal Aviation Administration ("FAA") for all existing towers that are part of the cellular systems operated by the Business and for any facilities the construction of which have been approved by the FCC or of which applications or notifications have been filed for such approval.

   (f) Schedule 7.17(f) sets forth each application and notification that the Company has pending before the FCC and sets forth the expiration date for each of the FCC Authorizations. The Company has provided a copy to New LP of each of the FCC Authorizations and the applications and notifications listed in
Schedule 7.17(f), except where the FCC has not issued a written microwave authorization.

   (g) All fees due and payable to the FCC by the Business or the Company have been paid.

   (h) Each of the facilities authorized by the FCC Authorizations is in compliance with the FCC's regulations pertaining to radio frequency radiation.

   SECTION 7.18. Financial Advisors' Fees. Except for UBS Warburg LLC, Deutsche Banc Alex. Brown and Dresdner Kleinwort Wasserstein, whose fees will be paid by the Price Corporations and except as set forth in Schedule 7.18, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Price Corporations or any of their Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

   SECTION 7.19.  Environmental Compliance.

   (a) Except for such matters identified in the documents listed on Schedule 7.19(a) which constitute a "recognized environmental condition" or which would be reasonably expected to result in Environmental Liabilities:

      (i) in connection with or relating to the Company Contributed Assets, Business, Real Property or the Company, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed any of which remain outstanding and unresolved and which will have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and no investigation, action, claim, suit, proceeding or review is pending or, to any of the Price Corporations' knowledge, threatened by any Governmental Entity or other Person which remain outstanding and unresolved and which will have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and which relate to or arise out of any Environmental Law.

      (ii) there are no Environmental Liabilities arising in connection with or in any way relating to the Company Contributed Assets, Business, Real Property or the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law that will have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, to any of the Price Corporations' knowledge, there are no facts, events, conditions, situations, or set of circumstances which will or would reasonably be expected to result in or be the basis for any such liability;

                                    A-1-29

      (iii) no polychlorinated biphenyls, radioactive material, asbestos-containing material, septic, or wastewater treatment or other disposal system is present at, on or under any Real Property or Contributed Asset or any other property now owned, leased or operated by the Company, or to any of the Price Corporations' knowledge, has been present at, on or under such Real Property or Contributed Asset or, is or has been present at, on or under any property previously owned, leased or operated by the Company except as specifically authorized by and in accordance with applicable Environmental Law;

      (iv) no incinerator, surface impoundment, lagoon or landfill is present at, on or under any Real Property or Contributed Asset or any other property now owned, leased, or operated by the Company or to any of the Price Corporations' knowledge, has been present at, on or under such Real Property or Contributed Asset or has been present at, on or under property previously owned, leased or operated by the Company;

      (v) no underground or aboveground storage tank (active or inactive) is or has been present at, on or under any Real Property or Contributed Asset or any other property now or, to any of the Price Corporations' knowledge, previously owned, leased or operated by the Company, except as specifically authorized by and in accordance with applicable Environmental Law;

      (vi) no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any Real Property or Contributed Asset or any other property now or previously owned, leased or operated by the Company during the times that the Company owned, leased or operated the Real Property, Contributed Asset or such property, nor, to any of the Price Corporations' knowledge, prior to the times the Company owned, leased or operated the Real Property, Company Contributed Assets or such property, that will or would reasonably be expected to result in Environmental Liability that, individually or in the aggregate, would have a Material Adverse Effect;

      (vii) no Real Property is listed or, to the Price Corporations' knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup that will or would reasonably be expected to result in material Environmental Liabilities and, to any of the Price Corporations' knowledge, no property now or previously owned, leased or operated by the Company, no property to which Hazardous Substances located on or resulting from the use of any real property now or previously owned, leased or operated by the Company have been transported, nor any property to which the Company has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substance, is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS or any similar federal, state or local list of sites requiring investigation or cleanup that will or would reasonably be expected to result in material Environmental Liabilities; and

      (viii) the Company is, and in connection with the Company Contributed Assets, Business and Real Property, each of the Price Corporations and each of their Affiliates is, currently in compliance with all Environmental Laws and has and is in compliance with all Environmental Permits except for such non-compliance or failure to have an Environmental Permit that would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and such Environmental Permits are valid and in full force and effect.

   (b) There has been no material written environmental investigation, study, audit, test, or other assessment conducted of which the Price Corporations is in possession or custody in relation to any Company Contributed Asset, Real Property or any other property or facility now or previously owned, leased or operated by the Company other than those disclosed on Schedule 7.19(a).

   (c) The Price Corporations have made all filings required pursuant to the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. (S)(S)11001 to 11050, with respect to any Real Property or any Company Contributed Asset.

                                    A-1-30

   (d) The Price Corporations have corrected all non-compliance with any Environmental Law and remedied all contamination referred to on Schedule 7.19(d).

   (e) Except for the Saddlebrook office lease, none of the Company Contributed Assets, the Real Property or any real property owned, leased or operated by the Company is located in New Jersey or Connecticut.

   (f) For purposes of this Section, the terms "Price Corporation," and "Company" shall include any entity which is, in whole or in part, a predecessor of any of the Price Corporations.

   SECTION 7.20. SEC Filings. (a) The Price Corporations have delivered to New LP Price Parent's annual reports on Form 10-K for its fiscal years ended December 31, 1998, 1999 and 2000, its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Price Parent held since December 31, 1999, and all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2000 (the documents referred to in this Section 7.20, collectively, the "Price SEC Documents".)

   (b) As of its filing date, each Price SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

   (c) As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing), each Price SEC Document filed pursuant to the 1934 Act did not, and each such Price SEC Document filed subsequent to the date hereof will not, insofar as it pertains to the Business, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

   (d) Each Price SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not, insofar as it pertains to the Business, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

   SECTION 7.21. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Price Parent included in the Price SEC Documents, and the Price Parent Third Quarter Balance Sheet, fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Price Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

   SECTION 7.22. Disclosure Documents. (a) Each document filed by any of the Price Corporations with the SEC in connection with the meetings of the stockholders of Price Parent to be held pursuant to this Agreement and the Exchange Agreement, including, without limitation, the proxy or information statements of Price Parent and any amendments or supplements thereto (the "Price Proxy Materials") will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act.

   (b) Each time any Price Proxy Materials are distributed to stockholders of Price Parent or any other solicitation of stockholders of Price Parent is made by or on behalf of the Price Corporations or any Affiliate of the Price Corporations, and at the time such stockholders vote on adoption of the transactions contemplated hereunder, the Price Proxy Materials (as supplemented and amended, if applicable), will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not false or misleading. The representations and warranties contained in this Section 7.22 will not apply to statements or omissions included in the Price Proxy Materials based upon information furnished to the Price Corporations in writing by Cellco or its Affiliates (other than the Price Corporations) specifically for use therein.

                                    A-1-31

   SECTION 7.23. FCC Authorization. As of the date hereof, no waiver of any FCC rule or policy is necessary to be obtained for the approval of the FCC Application, and no processing pursuant to any exception or rule of general applicability will be requested or required in connection with the consummation of the transactions contemplated by this Agreement.

   SECTION 7.24. Rollup Transaction Materials. The Price Corporations have furnished to Cellco true and complete copies of (i) all of the information statements, notices and other materials relating to the Rollup Transaction and provided to any security holder of any former Subsidiary of the Company and
(ii) all resolutions, plans of liquidation, certificates and other similar materials of the Price Corporations relating to the Rollup Transaction.

   SECTION 7.25. Representations and Warranties. The Price Corporations hereby acknowledge that, except as expressly set forth in this Agreement or any Ancillary Agreement, none of Cellco or any of its Affiliates has made any express or implied representations or warranties to any of the Price Corporations, including without limitation, with respect to the timing of the potential VWI IPO (as defined in the Exchange Agreement).

                                   ARTICLE 8

                   REPRESENTATIONS AND WARRANTIES OF CELLCO

   Cellco represents and warrants to each of the Price Corporations as of the date hereof and as of the Closing Date that:

   SECTION 8.1. Existence and Power. Each of Cellco and New LP is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and Cellco has all corporate or partnership, as applicable, powers and all necessary governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted except for such failures which will not have, and would not reasonably be expected to have, individually or in the aggregate, a NLP Material Adverse Effect. Each of Cellco and New LP is duly qualified to do business as a foreign partnership, and is in good standing, in each jurisdiction where such qualification is necessary, except for those jurisdictions (i) where, in the case of Cellco, it is not required to so qualify because of its status as a general partnership, or (ii) where failure to be so qualified will not have, and would not reasonably be expected to have, individually or in the aggregate, a NLP Material Adverse Effect. New LP has not engaged in any business or incurred any liabilities other than in connection with the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party. Other than the Cellco Contributed Assets, New LP does not have any Subsidiaries and does not own any capital stock or other voting securities or ownership interests in any Person.

   SECTION 8.2. Authorization. The execution, delivery and performance by Cellco or New LP, as the case may be, of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the partnership powers of Cellco or New LP, as the case may be, and have been duly authorized by all necessary partnership action on the part of Cellco or New LP, as the case may be. This Agreement and each of the Ancillary Agreements to which it is a party constitutes a valid and binding agreement of each of Cellco and New LP, as applicable, enforceable against each of them in accordance with their terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally, and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

   SECTION 8.03. Governmental Authorization. The execution, delivery and performance by each of Cellco and New LP of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by each of Cellco and New LP of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any Governmental Entity other than (i) compliance

                                    A-1-32
with the applicable requirements of the HSR Act, (ii) the filing and declaration by the SEC of the effectiveness of the VCI Registration Statement and the VWI Registration Statement (if any), (iii) the filing of any certificates of amendment of limited partnership and any other documents required to be filed with the Secretary of the State of Delaware, (iv) compliance with any other applicable securities laws, (v) compliance with the applicable requirements of the Communications Act, and (vi) such actions or filings the absence of which will not, and would not reasonably be expected to, individually or in the aggregate, prevent or delay consummation of the transactions contemplated hereunder or thereunder in any material respect, or otherwise prevent Cellco or New LP from performing its obligations under this Agreement or any Ancillary Agreement to which it is a party in any material respect, and will not have, and would not reasonably be expected to have, individually or in the aggregate, a NLP Material Adverse Effect.

   SECTION 8.04. Noncontravention. The execution, delivery and performance by each of Cellco and New LP of this Agreement or any Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the partnership agreement or other organizational documents of Cellco or New LP, or violate the Cellco Contributed Agreement, (ii) violate any applicable material law, rule, regulation, judgment, injunction, order or decree binding on Cellco or New LP or by which any of their respective properties or assets are bound, (iii) assuming that the consents referred to in Schedule 8.05 are obtained and remain in full force and effect, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of any of Cellco or New LP or to a loss of any benefit to which Cellco or New LP is entitled under any provision of any Contract binding upon Cellco or New LP or to which any of their respective assets may be bound, or (iv) result in the creation or imposition of any Lien on any Cellco Contributed Asset, except in the case of clauses (ii), (iii) and (iv) above, violations or defaults that will not have, and would not reasonably be expected to have, individually or in the aggregate, a NLP Material Adverse Effect.

   SECTION 8.05.  Consents.  Except as set forth in Section 8.03 and in
Schedule 8.05, no consent or other action by, or prior notice to, any Person is required as a result of the execution, delivery and performance of this Agreement or the Ancillary Agreements by Cellco, any of its Subsidiaries or New LP, except such consents or actions as will not have, and would not reasonably be expected to have, individually or in the aggregate, a NLP Material Adverse Effect.

   SECTION 8.06. Litigation. There is no Action (and there is no event, occurrence or state of facts or circumstances that will be, or would be reasonably expected to be a basis therefor) pending against, or to the knowledge of Cellco or New LP threatened against or affecting Cellco, New LP, the Cellco Contributed Assets or the Cellco Contributed Partnership before any court or arbitrator or any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any of the Ancillary Agreements to which Cellco or New LP are parties or which would have, or would reasonably be expected to have, a NLP Material Adverse Effect.

   SECTION 8.07. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any of Cellco, New LP or any of their Affiliates who might be entitled to any fee or commission from the Price Corporations or any of their Affiliates upon consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which Cellco or New LP is a party.

   SECTION 8.08. ELP Interest. The ELP Interest, when issued by New LP in accordance with the terms of the New LP Agreement and this Agreement, will be validly issued and free and clear of any Liens.

   SECTION 8.09. Title to Cellco Contributed Assets. (a) Cellco and/or its Subsidiaries have good and marketable title to all of the Cellco Contributed Assets, except where the failure to have such good and marketable title will not have, and would not reasonably be expected to have, individually or in the aggregate, a NLP Material Adverse Effect. Cellco Contributed Partnership has good and marketable, indefeasible title to its assets except where the failure to have such title will not have, and would not reasonably be expected to have,

                                    A-1-33
individually or in the aggregate, a NLP Material Adverse Effect. No Cellco Contributed Asset is subject to any Lien, except for Liens which do not materially detract from the value of such Cellco Contributed Asset ("Cellco Permitted Liens").

   (b) Other than developments arising out of business conditions or other matters generally affecting the wireless telecommunications industry, there are no developments affecting any of the Cellco Contributed Assets or the Cellco Contributed Partnership pending or, to the knowledge of Cellco, threatened, which will or would reasonably be expected to, (i) in the case of the Cellco Contributed Assets, materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of such Cellco Contributed Assets, or (ii) in the case of the Cellco Contributed Partnership, have a NLP Material Adverse Effect.

   (c) Upon consummation of the transactions contemplated hereby, New LP will have acquired good and marketable title in and to each of the Cellco Contributed Assets, free and clear of all Liens, except for Cellco Permitted Liens.

   (d) None of Cellco Contributed Partnership or, to the knowledge of Cellco and its Subsidiaries, any other party thereto, is in default or breach in any material respect under the terms of any Contract to which Cellco Contributed Partnership is a party, and, to the knowledge of Cellco and its Subsidiaries, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute such a breach or default, except, in each case, for such defaults or breaches as will not have, and would not reasonably be expected to have, individually or in the aggregate, a NLP Material Adverse Effect (provided that the representations and warranties in this sentence with respect to said other parties are made only as of the date of this Agreement). Except as set forth on Schedule 8.09(d), as of the date of this Agreement, none of Cellco or any of its Subsidiaries has knowledge that any counterparty to any Contract to which Cellco Contributed Partnership is a party intends to cancel or otherwise adversely modify its relationship with Cellco Contributed Partnership or to decrease significantly or limit its purchases, services, supplies or materials from or to Cellco Contributed Partnership, except such cancellations, modifications, decreases and limits as will not have, and would not reasonably be expected to have, individually or in the aggregate, a NLP Material Adverse Effect.

   (e) New LP is not party to any Contracts other than this Agreement and the Ancillary Agreements and any other Contracts contemplated hereby or thereby.

   (f) A true and complete copy of the Cellco Contributed Agreement has been delivered to the Company.

   (g) Except as set forth on Schedule 8.09(g), there are no material Contracts between Cellco or any of its Affiliates, on the one hand, and any other Person, on the other hand, relating to any Cellco Contributed Asset, the Cellco Contributed Partnership, Cellco's rights with respect to the Cellco Contributed Agreement or the Cellco Contributed Licenses or Cellco's (or any such Affiliate's) ownership of any Cellco Contributed Asset other than any such Contracts as would not have or reasonably be expected to have individually or in the aggregate, a NLP Material Adverse Effect.

   SECTION 8.10. Cellco Contributed Note. The Cellco Contributed Note is a valid and binding obligation of Cellco and is in full force and effect, and Cellco is not in default or breach in any material respect under the terms of the Cellco Contributed Note, and, to the knowledge of Cellco, no event or circumstance has occurred that with notice or lapse of time or both, would constitute such a breach or default.


   SECTION 8.11. Financial Statements. The audited financial statements and the unaudited interim financial statements for Cellco Contributed Partnership furnished by Cellco to the Price Corporations on or prior to the date hereof fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of Cellco Contributed Partnership as of the date thereof and its results of operations for the periods then ended (subject to normal year-end adjustments and the absence of footnotes in the case of the unaudited interim financial statements).

   SECTION 8.12. Absence of Certain Changes. Since September 30, 2001, there has not been any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had, or will have or would reasonably be expected to have a material adverse effect on Cellco Contributed Partnership

                                    A-1-34

(other than such material adverse effects arising out of business conditions or other matters generally affecting the wireless telecommunications industry).

   SECTION 8.13. Price Proxy Materials. None of the information provided, in writing, to the Price Corporations by Cellco or its Subsidiaries specifically for inclusion in the Price Proxy Materials will, at the time such materials are filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

   SECTION 8.14. No Undisclosed Material Liabilities. There are no liabilities of Cellco Contributed Partnership of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and, to the knowledge of Cellco there is no existing condition, situation or set of circumstances which will, or could reasonably be expected to, result in such a liability, other than:

      (i) current liabilities provided for in the Cellco Contributed Partnership Balance Sheet (or in the notes thereto);

      (ii) liabilities incurred in the ordinary course of business since the Balance Sheet Date or prior to the Balance Sheet Date if such liabilities are not of a type that would have been required under GAAP consistently applied, to be set forth in Cellco Contributed Partnership Balance Sheet (including the notes thereto); and

      (iii) other undisclosed liabilities which, individually and in the aggregate, are not material to Cellco Contributed Partnership.

   SECTION 8.15.  Cellco Contributed Licenses.  (a) Except as set forth on
Schedule 8.15(a), (i) the Cellco Contributed Licenses are valid and in full force and effect, (ii) none of Cellco nor any of its Subsidiaries is in default, and no event has occurred or condition exists that with notice or lapse of time or both would constitute a default, under any of the Cellco Contributed Licenses, and (iii) none of the Cellco Contributed Licenses will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. Upon consummation of such transactions, New LP will have all of the right, title and interest in the Cellco Contributed Licenses.

   (b) The Cellco Contributed Licenses are exclusively held by Cellco or a Subsidiary thereof, are free and clear of any legal disqualifications, conditions or other restrictions (other than those routinely imposed in conjunction with such licenses) and are free and clear of all Liens except for Cellco Permitted Liens. To the knowledge of Cellco, the Cellco Contributed Licenses are in compliance with all laws, rules, regulations, orders and decrees except for such failures which will not have and would not reasonably be expected to have, individually or in the aggregate, a NLP Material Adverse Effect.

   (c) Except as otherwise governed by laws, ordinances or governmental rules or regulations, the Cellco Contributed Licenses are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing and regulatory fees.

   (d) All fees due and payable to the FCC by Cellco and its Subsidiaries with respect to the Cellco Contributed Licenses have been paid.

   SECTION 8.16. FCC Qualification. At the Closing Date, New LP will be legally, technically and otherwise qualified under the Communications Act and all rules, regulations and policies of the FCC to acquire, own or control and operate the Business. There are no facts or proceedings known to New LP which would disqualify New LP under the Communications Act or otherwise from acquiring or operating the Business or would cause the FCC not to approve the FCC Application. As of the date hereof, no waiver of any FCC rule or policy is necessary to be obtained for the approval of the FCC Application, and no processing pursuant to any exception or rule of general applicability will be requested or required in connection with the consummation of the transactions contemplated by this Agreement.


                                    A-1-35

   SECTION 8.17. Tax Basis of the Assets. As of the Closing, the sum of the aggregate adjusted tax basis for federal income tax purposes of the Cellco Contributed Assets and the face amount of the Cellco Contributed Note will exceed the sum of the liabilities to which such assets are subject and which are assumed by New LP.

   SECTION 8.18. Representations and Warranties. New LP and Cellco each hereby acknowledge that, except as expressly set forth in this Agreement or any Ancillary Agreement, none of the Price Corporations has made any express or implied representations or warranties to either New LP or Cellco.

                                   ARTICLE 9

                      COVENANTS OF THE PRICE CORPORATIONS

   Each of the Price Corporations, jointly and severally, agree that:

   SECTION 9.01. Conduct of the Business. From the date hereof until the Closing Date, the Price Corporations shall conduct the Business in the ordinary course consistent with past practice, in the public interest, convenience and necessity and in compliance in all material respects with the Communications Act and the rules and regulations of the FCC, all other material applicable laws, rules and regulations (including, without limitation, Environmental Laws and all of the FCC Authorizations). Without limiting the generality of the foregoing, from the date hereof until the Closing Date or the termination of this Agreement in accordance with Article 16, the Price Corporations (but only with respect to the Business) will, unless (x) otherwise approved by Cellco and New LP, or (y) otherwise contemplated by this Agreement:

      (a) collect all accounts receivable in the ordinary course of the Business, consistent with past practice, and not compromise, discount, forgive or otherwise adjust, amend or modify the terms or conditions of any of such accounts receivable other than in the ordinary course of the Business, consistent with past practice;

      (b) pay all accounts payable and applicable taxes in the ordinary course of the Business, consistent with past practice, and not adjust, amend or modify the terms or conditions of any of such accounts payable other than in the ordinary course of the Business, other than accounts payable which are being disputed in good faith and taxes which are being disputed in good faith in accordance with applicable dispute procedures and for which appropriate reserves have been made, consistent with past practice;

      (c) not sell, lease, license, or otherwise dispose of any Company Contributed Assets except (i) pursuant to existing contracts or commitments that have been delivered to Cellco or New LP and (ii) in the ordinary course consistent with past practice;

      (d) not enter into any type of business other than the Business;

      (e) not incur any capital expenditure, or commit to incur any capital expenditure, for additions or improvements to property, plant and equipment in excess of $25 million (the "Projected Capital Expenditures");

      (f) not incur any long term liabilities;

      (g) not declare, set aside or pay any dividend or repurchase, redeem or otherwise acquire any of their capital stock if such action would prevent the Company from being able to make the Company Asset Contribution and the Company Cash Contribution on the Closing Date;

      (h) not merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

      (i) not (i) take or agree to take any action that would make any representation or warranty of the Price Corporations contained herein or in any Ancillary Agreement to which they are parties (other than any such representation or warranty made only as of the date hereof or as of another specified date) inaccurate in any respect at, or as of any time prior to the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty (other than any such representation or warranty made only as of the date hereof or as of another specified date) from being inaccurate in any respect at any such time;

                                    A-1-36

      (j) perform in all material respects its obligations under all Contributed Contracts and not amend, terminate or waive any rights under any material Contracts or enter into any Scheduled Contracts relating to the Business, except, in any case, in the ordinary course of the Business;

      (k) not activate customers on any service plans, unless the terms and conditions of such plans (including without limitation price and duration of contract terms) are no more favorable (such terms taken together, but not individually) to customers than the plans of the Company listed on Schedule 9.01(k) or change the form of any customer activation agreement from the forms set forth in Schedule 7.09(c); provided that, notwithstanding the foregoing, the Price Corporations may introduce and activate customers on new plans which no more than match more favorable customer terms (such terms taken together, but not individually) offered by competitors, if, and only if the Price Corporations give New LP at least three (3) business days' prior written notice of the implementation of such new plan; and

      (l) not agree or commit to do, or cause or permit to occur, any of the foregoing restricted activities.

   SECTION 9.02. Maintenance of Assets and Insurance. The Price Corporations shall use commercially reasonable efforts to comply with and maintain the Company Contributed Assets in all material respects, including, without limitation, the FCC Authorizations and all Licensed Intellectual Property Rights and Owned Intellectual Property Rights, and otherwise preserve the Company's rights to provide telecommunications service in the Company Cellular Telephone System Areas. The Price Corporations shall keep in full force and effect the insurance policies maintained by the Price Corporations and/or the Company on the Company Contributed Assets as of the date hereof (or replacement policies providing substantially the same coverage) and shall notify New LP of any significant changes in the terms of the insurance policies and binders referred to in the list provided to the New LP pursuant to Section 7.16.

   SECTION 9.03. Compliance with Laws, Etc. (a) The Price Corporations shall comply in all material respects with laws, ordinances, rules, regulations, and orders applicable to the Business or any of the Company Contributed Assets.

   (b) The Price Corporations shall use their reasonable best efforts to obtain an order from the Division of Investment Management of the SEC exempting Price Parent from all provisions, rules and regulations of the Investment Company Act of 1940, as amended (the "1940 Act") which might otherwise apply as a result of the transactions contemplated to occur on the Closing Date pursuant to this Agreement. If the Price Corporations are unsuccessful in obtaining such an order, the Price Corporations shall take such other actions as are necessary to satisfy the condition set forth in Section 14.02(o).

   SECTION 9.04. Co-operation in Conducting the Business. The Company shall use, and the other Price Corporations shall cause the Company to use, commercially reasonable efforts to (i) cooperate with New LP to keep available the services of the Transferred Employees and agents of the Business, (ii) maintain their relations and goodwill with the suppliers, customers, distributors and any others having business relations with the Business, (iii) cooperate with New LP in establishing network conversion and switching conversion arrangements and implementing other transitional arrangements as reasonably requested by New LP (including, without limitation, planning and taking reasonable steps to convert the Business from TDMA to CDMA technology), and (iv) to the extent requested by New LP amend, renew or replace Contracts relating to the Business such that such contracts have such terms and conditions as may be requested by New LP, subject to such amendments or renewals not adversely affecting the Business or the Price Corporations' operation thereof; provided that Cellco shall be responsible for the Company's actual out-of-pocket expenses incurred in connection with providing such cooperation. Notwithstanding anything to the contrary in this Agreement, the reimbursement to Company provided for in the immediately preceding sentence (a "Co-operation Reimbursement") shall (i) include without limitation reimbursement of any Tax liability incurred by Company on account of the receipt of any Co-operation Reimbursement and (ii) be reduced by any Tax Reduction actually realized by the Company with respect to an item for which any Co-operation Reimbursement is made. If, following the Closing, the Price Corporations realize a Tax Reduction with respect to an item for which any Co-operation Reimbursement is made or are required to make a payment of (or suffer a diminution of credit with respect to) Federal Tax or any

                                    A-1-37

Combined Tax with respect to any income recognized by Company on account of any Co-operation Reimbursement, the Initial Company Capital Account shall be adjusted in an amount equal to the Federal Tax or Combined Tax payment (or diminution of credit) or Tax Reduction.

   SECTION 9.05. Access to Information; Confidentiality. (a) From the date hereof until the Closing Date, the Price Corporations will (i) give New LP, its counsel, financial advisors, auditors and other authorized representatives full access, upon reasonable notice and during normal business hours, to the offices, properties, books and records of the Price Corporations relating to the Business, including access to perform physical examinations and to take samples of the soil, ground water, air, products or other areas as desired by New LP with respect to properties acquired or leased by any of the Price Corporations after November 14, 2000 (or with respect to any other properties of the Price Corporations if (A) none of New LP or any of its Affiliates has already conducted such examinations or sampling or (B) New LP or any of its Affiliates has already conducted such examinations or sampling but New LP reasonably determines that it is necessary or advisable to update such examinations or sampling), (ii) furnish to New LP, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request, including, without limitation, monthly operating and financial reports and (iii) instruct the employees, counsel and financial advisors of the Price Corporations to cooperate with New LP in its investigation of the Business. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Price Corporations. No investigation by New LP or other information received by New LP, either before or after the date hereof, shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Price Corporations hereunder.

   (b) After the Closing, each of the Price Corporations and their Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by any of the Price Corporations, (ii) in the public domain through no fault of any of the Price Corporations or their Affiliates or (iii) later lawfully acquired by any of the Price Corporations from sources other than those related to their prior ownership of the Business.

   (c) On and after the Closing Date, each of the Price Corporations will afford promptly to New LP and its agents reasonable access to its books of account, financial and other records (including, without limitation, accountant's work papers), information, employees and auditors to the extent necessary or useful for New LP in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business; provided that any such access by New LP shall not unreasonably interfere with the conduct of the business of the Price Corporations. New LP shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

   SECTION 9.06. Notices of Certain Events. Prior to the Closing, each of the Price Corporations shall promptly notify New LP of any of the following (provided that any such notification shall not affect any of New LP's rights or obligations under this Agreement):

      (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement or any of the Ancillary Agreements;

      (b) any notice or other communication from any Governmental Entity in connection with any of the transactions contemplated by this Agreement or any of the Ancillary Agreements;

      (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Price Corporations or the Business that, if

                                    A-1-38
   pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 7.10 or Article 12 or that relate to the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements;

      (d) the damage or destruction by fire or other casualty of any Company Contributed Asset or part thereof or in the event that any Company Contributed Asset or part thereof becomes the subject of any proceeding or, to the knowledge of any of the Price Corporations, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action;

      (e) any formal or written notice or other formal or written communication to any Transferred Employee relating to the Contemplated Transactions at least one day prior to the distribution of such notice or communication in order to permit New LP to consent to such notice or communication, such consent not to be unreasonably withheld or delayed; and

      (f) becoming aware that there has been a breach of any of the representations and warranties made herein or in any of the Ancillary Agreements by the Price Corporations.

   SECTION 9.07. Noncompetition. (a) Each of the Price Corporations agrees that:

      (i) at any time prior to the third anniversary of the Closing Date, neither it nor any of its Affiliates (other than any shareholder or Affiliate of Price Parent who is not Robert Price or an Affiliate of Robert Price, (each, an "Unrestricted Person")) shall engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, in any business that engages in the business of constructing, developing, managing, operating, marketing or selling cellular telephone systems or service, wireless service, paging service, PCS service, commercial mobile radio service or otherwise competes with the Business as it exists on the Closing Date within the Company Cellular Telephone System Areas in Georgia, Alabama, South Carolina or Florida; provided that nothing herein shall prohibit the acquisition by any of the Price Corporations or any of their Affiliates of a diversified company having not more than 10% of its sales (based on its latest published annual audited financial statements) attributable to any business that competes with the Business; provided further, that nothing herein shall prohibit the acquisition or maintenance by any of the Price Corporations or any of their Affiliates of passive investments not more than 5% of the total voting power of all outstanding securities of any Person, directly or through general or separate accounts, mutual funds, trust arrangements or other investment vehicles;

      (ii) for a period of two years from the date hereof, neither it nor any of its Affiliates other than an Unrestricted Person shall employ or solicit, or receive or accept the performance of services by, any Transferred Employee; provided that nothing herein shall prevent any of the Price Corporations or any of their Affiliates from accepting the services of any Transferred Employee (i) who New LP terminates or (ii) who terminates his or her employment with New LP without any solicitation of any Price Corporation or any Affiliate thereof and has not been employed by New LP or any Affiliate thereof in the 6 month period preceding the date of hiring by such Price Corporation or Affiliate; or

      (iii) for a period of three years from the Closing Date, neither it nor any of its Affiliates other than an Unrestricted Person shall solicit or attempt to solicit any subscribers of the Business for the purpose of offering such subscribers cellular telephone or any PCS, paging, CMRS or other type of wireless service.

   (b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent

                                    A-1-39
jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Each of the Price Corporations acknowledges that New LP would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate New LP for any such breach. Each of the Price Corporations agrees that New LP shall be entitled to injunctive relief requiring specific performance by the Price Corporations of this Section, and each of the Price Corporations consents to the entry thereof.

   SECTION 9.08. Stockholder Meeting; Proxy Materials. (a) Price Parent shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on and approving the transactions contemplated by this Agreement and the Ancillary Agreements (other than the VWI Exchange). The board of directors of Price Parent shall, subject to their fiduciary duties under applicable law as advised by counsel, recommend approval of such transactions by Price Parent's stockholders. In connection with the meeting referred to above, Price Parent (x) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable a proxy or information statement and all other Price Proxy Materials for such meeting as may be required under applicable law, (y) will use its best efforts to obtain the necessary approval of the transactions contemplated hereunder by its stockholders and (z) will otherwise comply with all legal requirements applicable to such meeting.

   SECTION 9.09. No Shop. (a) Each of the Price Corporations will not, and will not permit their officers, directors, Affiliates, related entities, agents or representatives to (i) solicit, initiate, knowingly encourage, conduct or engage in any substantive discussions, or enter into any agreement or understanding with any other person or entity regarding (a) the transfer, directly or indirectly, of any of the capital stock of any of the Price Corporations, any material portion of the assets of any of the Price Corporations or the Business which would be reasonably anticipated in the case of Price Parent to result in a Change of Control (other than an event that is a Change of Control solely by reason of subparagraph (i) of the definition of "Change of Control"), (b) any investment by any other person or entity in capital stock of any of the Price Corporations or the Business (other than in the case of Price Parent, such investments which will not, or are reasonably likely not to constitute a Change of Control (other than an event that is a Change of Control solely by reason of subparagraph (i) of the definition of "Change of Control")), or (c) any joint venture relating to the Business or other similar transaction involving any of the Price Corporations, their Affiliates or the Business; or (ii) disclose any nonpublic information relating to the Business, or afford access to the properties, books or records of any of the Price Corporations that relate, in whole or in part, to the Business, to any other person or entity that may be considering acquiring or has acquired an interest in any of the Price Corporations or the Business or engaging in any transaction of the type described in clause (i) above. Any party hereto becoming aware of any inquiry or request by another person or entity with respect to any such transfer or disclosure shall promptly notify New LP of such inquiry, indicate the identity of the offeror and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter keep New LP informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such inquiries or contacts. None of the Price Corporations shall release any third party from, or waive any provision of, any confidentiality or standstill agreement to which any of the Price Corporations is a party if the agreement relates, in whole or in part, to the Business.

   (b) Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Board of Directors of Price Parent, directly or indirectly through advisors, agents or other intermediaries, may, subject to compliance with Section 9.09(c), (i) engage in negotiations or discussions with any Third Party that has made a Superior Proposal or a bona fide Acquisition Proposal that the Board of Directors of Price Parent reasonably believes will lead to a Superior Proposal, (ii) furnish to such Third Party nonpublic information relating to the Price Corporations or the Business pursuant to a confidentiality agreement with terms no less favorable to the Price Corporations than those contained in the Confidentiality Agreements, (iii) following receipt of such Superior Proposal, take and disclose to its stockholders a position contemplated by Rule 14e-2(a) under the 1934

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

Act, (iv) following receipt of such Superior Proposal, fail to make, withdraw, or modify in a manner adverse to New LP its recommendation to its stockholders referred to in Section 9.08 hereof or defer or fail to call the Price Parent stockholder meeting in accordance with Section 9.08 hereof and/or (v) take any action ordered to be taken by the Price Corporations by any court of competent jurisdiction which action has not been stayed by the court after the Price Corporations have used all reasonable efforts to obtain such a stay, but in each case referred to in the foregoing clauses (i) through (iv) only if the Board of Directors of Price Parent determines in good faith by a majority vote, on the basis of written advice from Proskauer Rose LLP, outside legal counsel to Price Parent, that it must take such action to comply with its fiduciary duties under applicable law; provided that, in rendering such written advice, such counsel may state that its conclusions are based on an assumption that the Board of Directors of Price Parent has concluded in good faith that the relevant Acquisition Proposal is a Superior Proposal or reasonably believes that it will lead to a Superior Proposal.

   (c) The Board of Directors of Price Parent shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless the Price Corporations shall have delivered to New LP a prior written notice advising New LP that it intends to take such action, and the Price Corporations shall continue to advise New LP after taking such action, as set forth below. In addition, the Price Corporations shall notify New LP promptly (but in no event later than 24 hours) after receipt by the Price Corporations, (or any of their advisors) of any Acquisition Proposal, any communication, written or oral, that a Third Party is considering making an Acquisition Proposal or of any request for information relating to the Price Corporations or any of their Subsidiaries, or for access to the business, properties, assets, books or records of the Price Corporations or any of their Subsidiaries by any Third Party that has informed the Price Corporations that it may be considering making, or has made, an Acquisition Proposal. The Price Corporations shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Price Corporations shall use reasonable efforts to keep New LP fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request. The Price Corporations shall, and shall cause their Affiliates, advisors, employees and other agents of the Price Corporations or any of their Subsidiaries, as applicable, to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use their reasonable best efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Price Corporations or any of their Subsidiaries that was furnished by or on behalf of the Price Corporations or any of their Subsidiaries, as applicable, to return or destroy all such information.

   SECTION 9.10. Company Debt. (a) The Company shall, and the other Price Corporations shall cause the Company to, elect that all of the Senior Secured Notes be redeemed as permitted pursuant to Section 3.01(b) of the Senior Secured Notes Indenture (the "Senior Secured Notes Redemption") upon the occurrence of a "Change of Control" (as therein defined), and shall provide notice of the Senior Secured Notes Redemption to the trustee under the Senior Secured Notes Indenture and each holder of the Senior Secured Notes as required pursuant to the terms of the Senior Secured Notes Indenture. The Company shall, and the other Price Corporations shall cause the Company to, provide such notice no later than 29 days prior to the Closing Date. Such notice shall provide that the "Redemption Date" with respect to the Senior Secured Notes Redemption shall be the day immediately following the Closing Date (and shall be a date determined in accordance with the provisions of Section 3.04 of the Senior Secured Notes Indenture) and shall otherwise comply with the provisions of the Senior Secured Notes Indenture. The Company shall, and the other Price Corporations shall cause the Company to, comply in all other respects with the provisions of
Article 3 of the Senior Secured Notes Indenture with respect to the Senior Secured Notes Redemption.

   (b) No later than the date which is 30 calendar days prior to the Closing Date, New LP shall (and Cellco shall cause New LP to) commence a tender offer and consent solicitation for all of the outstanding Senior Subordinated Notes for such price and on such terms as New LP may determine (the "Senior Subordinated Notes Offer"). The terms of the Senior Subordinated Notes Offer shall provide that acceptance of the offer shall

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

be conditioned upon the occurrence of the Closing and shall occur on the Closing Date. The dealer manager for the Senior Subordinated Notes Offer shall be one or more reputable investment banks selected by New LP.

   SECTION 9.11. Environmental Matters. Prior to Closing, the Price Corporations shall use all commercially reasonable efforts (not including the payment of money unless reimbursed by New LP) to cause any and all consultants who prepared reports disclosed in Schedule 7.19(a) (other than reports prepared by, or for the benefit of, Cellco or New LP) to permit New LP to rely on each report prepared by such consultant.

   SECTION 9.12. Contour Extension Agreements. Within 30 days after the date hereof, the Price Corporations shall deliver to New LP all contour extension agreements relating to the Business in effect as of the date hereof and will deliver promptly to New LP any contour extension agreement relating to the Business entered into by the Price Corporations after the date hereof.

   SECTION 9.13. Giant Bear Agreement. Effective as of the Closing, the Price Corporations will terminate the Giant Bear Agreement pursuant to Section 12.4 thereof and will pay to Giant Bear Inc. the termination payment contemplated thereby. The Price Corporations acknowledge and agree that the Company Cash Contribution Amount has been calculated taking into account any and all obligations of Cellco and its Affiliates in connection with the termination of the Giant Bear Agreement and that Cellco and its Affiliates have no further obligations to Giant Bear Inc., any of the Price Corporations or any of their respective Affiliates in connection therewith.


                                  ARTICLE 10

                        COVENANTS OF CELLCO AND NEW LP

   Each of Cellco and New LP (as applicable) agrees that:

   SECTION 10.01. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Cellco, New LP and their respective Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business, the Price Corporations furnished to Cellco or New LP or their respective Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by any of Cellco or New LP, (ii) in the public domain through no fault of any of Cellco or New LP or (iii) later lawfully acquired by Cellco or New LP from sources other than the Price Corporations; provided that Cellco or New LP may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and the Ancillary Agreements so long as such Persons are informed of the confidential nature of such information and are directed to treat such information confidentially. If this Agreement is terminated, Cellco, New LP and their respective Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Price Corporations, upon request, all documents and other materials, and all copies thereof, obtained by Cellco or New LP or their respective Affiliates or on their behalf from the Price Corporations in connection with this Agreement or the Ancillary Agreements that are subject to such confidence.

   SECTION 10.02. Post Closing Access. On and after the Closing Date, New LP will afford promptly to the Price Corporations and their agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit the Price Corporations to determine any matter relating to their rights and obligations hereunder or to any period ending on or before the Closing Date, including, without limitation, preparation of tax returns; provided that (i) any such access by the Price Corporations shall not unreasonably interfere with the conduct of the business of New LP and (ii) no access shall be provided for purposes of

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

conducting any invasive sampling or testing. The Price Corporations will hold, and will use their best efforts to cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning New LP or the Business provided to them pursuant to this Section.

   SECTION 10.03. Conduct of Business. From the date hereof until the Closing Date, Cellco and its Subsidiaries shall use their best efforts to cause the business of Cellco Contributed Partnership to be conducted in the ordinary course consistent with past practice.

   SECTION 10.04. Access. From the date hereof until the Closing Date, Cellco and its Subsidiaries will (i) give the Price Corporations, their counsel, financial advisors, auditors and other authorized representatives full access, upon reasonable notice and during normal business hours, to the offices, properties, books and records of Cellco and the Cellco Contributed Partnership (except for purposes of conducting any invasive sampling or testing), (ii) furnish to the Price Corporations, their counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to Cellco and the Cellco Contributed Partnership as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Cellco to cooperate with the Price Corporations in its investigation of Cellco and the Cellco Contributed Partnership, except that, with respect to Cellco, such access, information and investigation shall be solely for the purposes of, and to the extent reasonably necessary for, confirming the accuracy or inaccuracy of the representations and warranties of Cellco contained in Article 8. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Cellco or Cellco Contributed Partnership. No investigation by the Price Corporations or other information received by the Price Corporations, either before or after the date hereof, shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Cellco hereunder.

   SECTION 10.05. Cellco Noncompete. Notwithstanding anything to the contrary in this Agreement or the New LP Agreement, from the Closing Date until the earlier to occur of (i) the Exchange Notice Deadline (as defined in the Exchange Agreement) and (ii) the date on which neither the Company nor a Permitted Transferee (as defined in the New LP Agreement) thereof is a limited partner of New LP, Cellco and its Subsidiaries shall not engage, other than through New LP, (1) in the business of constructing, developing, managing and operating mobile wireless telephone systems servicing any of the Company Cellular Telephone System Areas in Georgia, Alabama, South Carolina and Florida or (2) in the business of providing cellular service at the wholesale level in the Orange County, New York or Poughkeepsie, New York metropolitan statistical areas (each a "Competing Business"); provided that the foregoing shall not prohibit the acquisition by Cellco or any of its Subsidiaries of any business that includes a Competing Business, or the investment by Cellco or any such subsidiary in any such business, so long as (x) the Competing Business represents less than 10% of the sales (based on the latest published audited financial statements) of such business, (y) subject to Section 6.04 of the New LP Agreement, as promptly as reasonably practicable after such acquisition or investment, Cellco or such Subsidiary takes such actions as may be necessary to contribute, as an additional capital contribution, such Competing Business or investment to New LP (provided that, if approval of such contribution is required pursuant to Section 6.04(b) of the New LP Agreement and such approval is not obtained because the member appointed to the Management Committee by Price LP (as such terms are defined in the New LP Agreement) failed to approve such contribution, Cellco or any of its Subsidiaries may retain such Competing Business or investment notwithstanding this Section 10.05), or (z) Cellco or any such Subsidiary disposes of such Competing Business or investment within one year after such acquisition.

   SECTION 10.06. Notices of Certain Events. Prior to the Closing, Cellco shall promptly notify the Company of any of the following (provided that any such notification shall not affect any of the Company's rights or obligations under this Agreement):

      (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement or any of the Ancillary Agreements;


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

      (b) any notice or other communication from any Governmental Entity in connection with any of the transactions contemplated by this Agreement or any of the Ancillary Agreements;

      (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting New LP, or Cellco or its Subsidiaries that relate to the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements;

      (d) the damage or destruction by fire or other casualty of any assets of Cellco Contributed Partnership or in the event that any such asset becomes the subject of any proceeding or, to the knowledge of Cellco or its Subsidiaries, threatened proceeding for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action, except in each case to the extent such events will not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Cellco Contributed Partnership; and

      (e) becoming aware, that there has been a breach of any of the representations and warranties made by Cellco herein or in any of the Ancillary Agreements.

                                  ARTICLE 11

            COVENANTS OF CELLCO, NEW LP AND THE PRICE CORPORATIONS

   Each of Cellco, New LP and the Price Corporations agrees that:

   SECTION 11.01. Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, each of Cellco, New LP and the Price Corporations will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate the transactions contemplated by this Agreement; provided, that the foregoing notwithstanding, Cellco shall have no obligation to register any securities under the 1933 Act at any time prior to the VWI IPO (as defined in the Exchange Agreement). In furtherance and not in limitation of the foregoing, each of Cellco, New LP and the Price Corporations agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within thirty calendar days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Each of Cellco, New LP and the Price Corporations agree to use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to obtain the Required Consents and Cellco further agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done all things necessary or desirable to obtain the Cellco Credit Agreement Consents referred to in Section 14.02(g) hereunder. The parties further agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement (including, without limitation, satisfaction of the conditions set forth in Sections 11.01(b) and 11.02(c)) and to vest in New LP good and marketable title to the Company Contributed Assets and the Cellco Contributed Assets.

   (b) Subject to the Price Corporations' rights under Article 15, each Price Corporation hereby constitutes and appoints, effective as of the Closing Date, New LP and its successors and assigns as the true and lawful attorney of such Price Corporation with full power of substitution in the name of New LP, or in the name of such Price Corporation but for the benefit of New LP, (i) to collect for the account of New LP any items of Company Contributed Assets and
(ii) to institute and prosecute all proceedings which New LP may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Company Contributed Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Company Contributed Assets. New LP shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.


                                    A-1-44

   SECTION 11.02. Certain Filings. Each of Cellco, New LP and the Price Corporations shall cooperate with each other (i) in connection with the preparation of the Price Proxy Materials, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Price Proxy Materials and seeking timely to obtain any such actions, consents, approvals or waivers.

   SECTION 11.03. Public Announcements. Each party hereto agrees not to issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without having consulted with, and having obtained the prior written consent of each other party hereto (such consent not to be unreasonably withheld), prior to taking any such action; provided that such prior written consent shall not be required with respect to any press release or public statement the making of which may be required by applicable law or any listing agreement with any national securities exchange.

   SECTION 11.04. Trademarks; Tradenames. (a) Except as set forth in the other subsections of this Section 11.04, after the Closing, New LP and its Affiliates shall not use any of the marks or names set forth on Schedule 11.04 (collectively or individually as the context requires, the "Price Trademarks and Tradenames").

   (b) After the Closing, New LP and its Affiliates shall have the right to sell existing inventory and to use existing packaging, labeling, containers, supplies, advertising materials, technical data sheets and any similar materials bearing any Price Trademarks and Tradenames until one year after the Closing Date. New LP and its Affiliates shall have the right to use the Price Trademarks and Tradenames in advertising that cannot be changed by New LP and its Affiliates using reasonable efforts for a period not to exceed one year after the Closing Date. New LP and its Affiliates shall comply with all applicable laws or regulations in any use of packaging or labeling containing the Price Trademarks and Tradenames.

   (c) New LP and its Affiliates shall not be obligated to change the Price Trademarks and Tradenames on goods in the hands of dealers, distributors and customers at the time of the expiration of a time period set forth in subsection 11.04(b) above. The obliteration of the Price Trademarks and Tradenames shall be deemed compliance with the covenant not to use the Price Trademarks and Tradenames pursuant to this Section 11.04.

   (d) Subject to Sections 11.04(b) and 11.04(c), New LP and its Affiliates agree to use reasonable efforts to cease using the Price Trademarks and Tradenames on buildings, cars, trucks and other fixed assets as soon as possible within a period not to exceed one year after the Closing Date.

   SECTION 11.05. WARN Act. The parties agree to cooperate in good faith to determine whether any notification may be required under the WARN Act as a result of the transactions contemplated by this Agreement. New LP will be responsible for providing any notification that may be required under the WARN Act with respect to any Transferred Employees. The Price Corporations will be responsible for providing any notification that may be required under the WARN Act with respect to any employees who are not Transferred Employees; provided that New LP or Cellco has given notice on or prior to the date that is 65 days prior to the Closing Date to the Price Corporations of the identities of any employees who are not Transferred Employees and for which a WARN Act notice would be required to enable the Price Corporations to provide timely notification under the WARN Act. If New LP fails to provide sufficient notice and, as a result thereof any liability is imposed on the Price Corporations, Cellco shall pay to the Price Corporations the amount of such liability.

   SECTION 11.06. H.O. Systems Agreement. (a) Prior to Closing, the Company will, and the other Price Corporations will cause the Company to, use its commercially reasonable efforts to negotiate such amendments or modifications to the H.O. Agreement (and only such amendments and modifications) as may be necessary to terminate the H.O. Agreement effective on the date which is the second anniversary of the Closing Date (the "H.O. Agreement Termination Date"). Except with the written consent of New LP, such amendments and

                                    A-1-45
modifications shall not change in a manner adverse to New LP and its Affiliates any provision of the Existing H.O. Agreement other than those providing for such termination and the payment of an H.O. Cancellation Fee and shall be without any liability or continuing obligation of any nature on the part of the Company or New LP (as assignee under H.O. Agreement and their Affiliates) (other than liabilities or obligations arising under the H.O. Agreement after the Closing Date and before the H.O. Agreement Termination Date); provided that the Company may agree to pay at the time of such termination a cancellation amount (a "H.O. Cancellation Fee"). The Price Corporations agree that all costs and expenses incurred by the Company and its Affiliates in connection with obtaining such amendments and modifications (other than any H.O. Cancellation Fee or any costs or expenses incurred pursuant to the terms of the H.O. Agreement after the Closing Date) will be Company Excluded Liabilities, or if and to the extent such costs and expenses are to be borne by New LP after the Closing, the amount of such costs and expenses, discounted as set forth in
Section 2.07(a)(ii) will be contributed to New LP as part of the Company Cash Contribution Amount.

   (b) If the H.O. Agreement is amended as contemplated by Section 11.06(a), New LP agrees that it will cause the H.O. Agreement to be terminated as of or prior to the H.O. Agreement Termination Date. Cellco and New LP acknowledge that any adjustment to the Initial Company Capital Account pursuant to clause
(ii) of Section 2.07(a) is made in reliance on the agreement contained in the first sentence of this Section 11.06(b).

   (c) If at any time after the Closing Date, New LP pays an H.O. Cancellation Fee and, as a result thereof, any Cellco Indemnitee realizes, at any time within 5 years after such payment, a Tax Reduction which is directly attributable to such payment, Cellco LP and/or the Managing General Partner (as defined in the New LP Agreement), as applicable, will compensate the Price Corporations for such Tax Reduction by making a payment in accordance with
Section 12.06(c).

   SECTION 11.07. BCG Agreement. In order to facilitate the efforts of the Price Corporations to terminate the BCG Agreement prior to the Closing, New LP shall provide the Price Corporations such assistance as the Price Corporations may reasonably request in connection with the negotiations with Boston Communications Group, including offering to include the Company Cellular Telephone Systems Areas in the contract between Cellco Partnership d/b/a Verizon Wireless and Cellular Express, Inc. d/b/a Boston Communications Group dated as of September 29, 2000 (the "Cellco/BCG Agreement") on the terms currently applicable under the Cellco/BCG Agreement.

   SECTION 11.08. FCC Application. (a) As promptly as practicable after the execution and delivery of this Agreement, Cellco, New LP and the Company shall, in good faith, cooperate with each other and consult with the FCC in order to determine whether, other than actions previously taken and applications and documents previously filed by the parties hereto, any applications, or documents or other actions are required to obtain the consent of the FCC to the transactions contemplated by this Agreement. Cellco, New LP and the Company will cooperate in good faith and with due diligence in order to obtain any such FCC consent as expeditiously as practicable. No party hereto shall knowingly take, or fail to take, any action the intent or reasonably anticipated consequence of which action or failure to act would be to cause the FCC not to grant approval of the transactions contemplated by this Agreement or delay either such approval or the consummation of such transactions.

   (b) Cellco and the Price Corporations shall each pay one-half (1/2) of any FCC fees that may be payable in connection with any filing or granting of approval contemplated by Section 11.08(a). New LP and the Price Corporations shall each oppose any objection or petition against any such filing or approval, and shall oppose any request for reconsideration or judicial review of the granting of approval of the FCC of the transactions contemplated by this Agreement.

   SECTION 11.09. New LP's Environmental Reports. Within 45 days after signing this Agreement, upon reasonable notice to the Price Corporations if site access is required, and without interfering with the Business, New LP, in its discretion, may conduct a Phase I environmental site assessment for any Real Property owned, leased or operated by the Company which was not owned, leased or operated by the Company prior to November 14, 2000, and for any other Real Property owned, leased or operated by the Company if (A) neither New LP nor

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

any of its Affiliates has already conducted such an assessment or (B) New LP or any of its Affiliates has conducted such an assessment but New LP reasonably determines that it is necessary or advisable to update such assessment. New LP's Phase I Reports shall be prepared using an environmental consultant reasonably acceptable to the Price Corporations and shall be prepared in accordance with the ASTM 1527-00 standards. Immediately upon completion thereof, New LP shall provide a copy of New LP's Phase I Reports to the Price Corporations. In the event that any such Phase I Report identifies an environmental condition that reasonably could result in Environmental Liabilities to the Company and New LP's environmental consultant recommends in such Phase I Report that a Phase II investigation is warranted, then New LP shall promptly upon receipt of the results of the Phase I environmental site assessment conduct the recommended Phase II (or may update any such Phase II conducted by Cellco or its Affiliates prior to the date hereof), upon a scope of work reasonably acceptable to the Price Corporations. New LP shall provide copies of the Phase II sampling results and the Phase II report to the Price Corporations immediately upon New LP's receipt thereof. If the results of the Phase II Reports, in the aggregate, indicate the existence of Environmental Liabilities that are likely to cost in excess of $1 Million to remediate, then New LP shall notify the Price Corporations and the Price Corporations shall have the option of (x) undertaking necessary corrective action at its cost and expense or (y) declining to undertake the corrective action and affording New LP the option to seek indemnification under Article 15 of this Agreement (subject to the terms thereof). (New LP's Phase I reports, Phase II reports and all associated data and reports, are collectively referred to as, "New LP's Environmental Reports") All costs and expenses associated with the preparation of New LP's Environmental Reports shall be borne solely by Cellco.

                                  ARTICLE 12

                                  TAX MATTERS

   SECTION 12.01. Tax Definitions. The following terms, as used herein, have the following meanings:

      "Cellco Indemnitee" means Cellco, the MGP Interest Holder, the Cellco LP Interest Holder, New LP, any of their respective Affiliates and the Partners of Cellco.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Post-Closing Tax Period" means (i) any Tax period beginning after the Closing Date and (ii) with respect to a Tax period that commences on or before but ends after the Closing Date, the portion of such Tax period beginning after the Closing Date.

      "Pre-Closing Tax Period" means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

      "Property Taxes" means personal property, ad valorem, and real property taxes but only if such taxes are levied on the Company Contributed Assets or the Business.

      "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, any withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

      "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes and Tax basis of assets).

      "Tax Loss" means any damage, loss, liability and expense (including, without limitation, reasonable attorneys' fees and expenses) incurred by any Cellco Indemnitee arising out of (i) any misrepresentation, breach of warranty or breach of covenant made or to be made by any Price Corporation or any of their Affiliates under this Article 12 and (ii) any Company Excluded Liability in respect of Taxes.

                                    A-1-47

      "Tax Reduction" means, with respect to any item for any Person, the excess of (i) the amount of Taxes that would have been payable (or the amount of the Tax refund, offset or other reduction in Tax liability actually receivable) by such Person in the absence of such item over (ii) the amount of Taxes actually payable (or the amount of the Tax refund, offset or other reduction in Tax liability that would have been receivable) by such Person after including such item.

      "Tax Warranty Breach" means, with respect to indemnification by the Price Corporations, any misrepresentation or breach of warranty set forth in
   Section 12.02 where, and only to the extent that, such breach creates a liability for Tax (other than a Company Excluded Liability) in respect of a Post-Closing Tax Period (determined in each case without regard to any materiality qualification contained in any representation or warranty giving rise to the claim for indemnity).

   SECTION 12.02.  Tax Representations.   Each of the Price Corporations
represent and warrant to New LP as of the date hereof and as of the Closing Date that:

      (a) Filing and Payment. Except as set forth on Schedule 12.02(a), (i) all material Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Price Corporations, any of their Subsidiaries or former Subsidiaries, or in respect of the Business (including any schedule or attachment thereto, and any amendment thereof, collectively, the "Returns"), have, to the extent required to be filed on or before the date hereof or the Closing Date, as applicable, been filed when due in accordance with all applicable laws; (ii) as of the time of filing, the Returns were true and complete in all material respects; (iii) all material Taxes due with respect to Returns that have been filed (whether or not shown as due on any such Return) have been timely paid, or withheld and remitted to the appropriate Taxing Authority; and (iv) the Price Corporations and their Subsidiaries and former Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

      (b) Financial Records. Except as set forth on Schedule 12.02(b), (i) the charges, accruals and reserves for Taxes with respect to the Company reflected on the books of the Company (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover material Tax liabilities accruing through the end of the last period for which the Company ordinarily records items on its books; (ii) since the end of the last period for which the Company ordinarily records items on its books, the Company has not engaged in any transaction, or taken any other action, other than in the ordinary course of business; and (iii) all information set forth in the Company Balance Sheet (including the notes thereto) relating to Tax matters is true and complete in all material respects.

      (c) Procedure and Compliance.  Except as set forth on Schedule 12.02(c),
   (i) except for Returns with respect to which the applicable statute of limitations (after giving effect to extensions or waivers) has not expired, no Returns filed with respect to the Price Corporations, any of their Subsidiaries or former Subsidiaries or in respect of the Business are open;
   (ii) none of the Price Corporations or any of their Subsidiaries or former Subsidiaries are delinquent in the payment of any material Tax or have requested any extension of time within which to file any Return and have not yet filed such Return; (iii) the Company (or any member of any affiliated, consolidated, combined or unitary group of which the Company is or has been a member) has not granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired; (iv) there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened in writing against or with respect to any Price Corporation or any of their Subsidiaries or former Subsidiaries in respect of any Tax or Tax Asset; (v) no adjustment that would increase the Tax liability, or reduce any Tax Asset, of any Price Corporation or any of their Subsidiaries or former Subsidiaries or Cellco Indemnitee has been made or proposed in writing during the last three years by a Taxing Authority which could reasonably be expected to be made, proposed or threatened in an audit of any subsequent Pre-Closing Tax Period or Post-Closing Tax Period; (vi) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between any Price Corporation or any of their Subsidiaries or former Subsidiaries and any Taxing

                                    A-1-48

   Authority; (vii) neither any Price Corporation nor any of their Subsidiaries or former Subsidiaries has received a written tax opinion with respect to any transaction with respect to which the statute of limitations has not yet expired (giving effect to any waiver, mitigation or extension thereof) relating to any Price Corporation or to any of their Subsidiaries or former Subsidiaries, other than a transaction in the ordinary course of business; and (viii) during the three-year period ending on the date hereof, neither any Price Corporation nor any Subsidiary or former Subsidiary of any Price Corporation has (A) made or changed any tax election, changed any annual tax accounting period, or adopted or changed any method of tax accounting, or
   (B) filed any amended Return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability, to the extent any action referred to in clause (A) or (B) may materially affect any Cellco Indemnitee with respect to a Post-Closing Tax Period.

      (d) Taxing Jurisdictions. Schedule 12.02(d) contains a list of all jurisdictions (whether foreign or domestic) in which the Company files Tax Returns.

      (e) Tax Sharing, Consolidation and Similar Arrangements. Except as set forth on Schedule 12.02(e), (i) the Company has not been a member of an affiliated, consolidated, combined or unitary group other than one of which Price Parent was the common parent; (ii) the Company is not party to any Tax sharing agreement or to any other agreement or arrangement referred to in clause (ii) of the definition of "Tax"; (iii) no material amount of the type described in clause (ii) of the definition of "Tax" is currently due and payable by the Company; and (iv) the Company has not entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company (or with regard to the Tax liability imposed on the Company Contributed Assets or the Business) affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

      (f) Certain Agreements and Arrangements. Except as set forth on Schedule 12.02(f), (i) neither any Price Corporation nor any Affiliate of any Price Corporation is a direct or indirect beneficiary of a guarantee of tax benefits or any other arrangement that has the same economic effect (including an indemnity from a seller or lessee of property, or other insurance) with respect to any transaction or tax opinion relating to any Price Corporation or any of their Affiliates which affects any Tax period for which the applicable statute of limitations has not expired (giving effect to any waiver, mitigation or extension thereof); (ii) neither any Price Corporation nor any Affiliate of any Price Corporation is a party to any understanding or arrangement (A) described in Section 6111(d) or (B) which is, in the good faith judgment of such Person, described in Section 6662(d)(2)(C)(iii) of the Code, which understanding or arrangement affects any Tax period for which the applicable statute of limitations has not expired (giving effect to any waiver, mitigation or extension thereof); and
   (iii) during the three-year period ending on the date hereof, neither any Price Corporation nor any Affiliate of any Price Corporation was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

      (g) Post-Closing Attributes.  Except as set forth on Schedule 12.02(g),
   (i) the Company will not be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period; and (ii) no Cellco Indemnitee will be required to include for a Post-Closing Tax Period taxable income attributable to income economically realized by the Company in a Pre-Closing Tax Period, including any distributions in a Pre-Closing Tax Period from an entity that is fiscally transparent for Tax purposes.

      (h) Property and Leases. Except as set forth on Schedule 12.02(h), (i) to the knowledge of the Price Corporations, the Company does not own an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property; (ii) none of the property owned or used by the Company is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; (iii) all of the leases to which the Company is party are treated by the Company, for federal income tax purposes,

                                    A-1-49
   as "true" leases under which the Company owns or uses the property subject to the leases; (iv) neither the Company nor any of its Affiliates is party to a lease arrangement that is described in Revenue Ruling 99-14; and (v) none of the property owned by the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

      (i) Rollup Transaction. The Rollup Transaction was completed prior to November 1, 2001. Except as set forth in Schedule 12.02(i), the Rollup Transaction was completed prior to July 1, 2001.

      (j) Tax Opinion. The Company has received on the date hereof an opinion (the "Tax Opinion") of Proskauer Rose LLP substantially in the form of Exhibit G. In rendering such opinion, Proskauer Rose LLP relied upon the certifications and representations from the Price Corporations in the form of Exhibit H.

   SECTION 12.03. Covenants. (a) Without the prior written consent of New LP, which shall not be unreasonably withheld, neither any Price Corporation nor any of their Affiliates shall, to the extent it may affect or relate to any Cellco Indemnitee, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission referred to in any clause of this Section 12.03(a) could have the effect of increasing the Tax liability or reducing any Tax Asset of any Cellco Indemnitee (other than a reduction in a Tax Asset which is in the ordinary course of business and consistent with the past practices of the Company); provided that if such action or omission could have the effect of increasing the Tax liability or reducing any Tax Asset of any Cellco Indemnitee, (A) New LP's consent shall be deemed to have been reasonably withheld unless the Price Corporations pay such Cellco Indemnitee the cost of the increase in such Tax liability or the reduction in any such Tax Asset and
(B) if the Price Corporations make the payment set forth in the immediately preceding proviso and such action shall have no other adverse effect on any Cellco Indemnitee, New LP shall not withhold its consent.

   (b) Subject to Section 12.04(c), all Returns required to be filed by any Price Corporation or any of their Subsidiaries or former Subsidiaries on or after the Closing Date in respect of a Pre-Closing Tax Period (i) will be prepared and filed when due in accordance with all applicable laws and (ii) as of the time of filing, will be true and complete in all material respects. All such Returns shall be furnished to Cellco at least 45 days before the due date for filing such Returns, and Cellco shall have the right to review and consent to all such Returns, which consent shall not be unreasonably withheld. Any dispute between the Price Corporations and Cellco with respect to Returns shall be resolved pursuant to Section 12.06(d).

   (c) Except as required by law or as consistent with past practices, the Price Corporations will take no position on any Tax Returns that relate to the Business that would adversely affect any Cellco Indemnitee after the Closing Date; provided that for purposes of this sentence, a Cellco Indemnitee shall not be deemed to be adversely affected if such position (i) does not bind such Cellco Indemnitee, (ii) does not require any Cellco Indemnitee to concede or accept, or preclude any Cellco Indemnitee from taking, any Tax position with respect to any Post-Closing Tax Period, and (iii) could not increase the Tax liability or reduce a Tax Asset of any Cellco Indemnitee with respect to any Post-Closing Tax Period.

   (d) The Price Corporations will allow Cellco and its counsel at their own expense to be present at any audits of any Tax Returns to the extent that such returns relate to the Company. No Price Corporation will settle any audit in a manner which would adversely affect any Cellco Indemnitee; provided, however, that a settlement shall not be deemed to have an adverse effect on any Cellco Indemnitee if the settlement agreement (i) merely requires any Price Corporation to make a payment, which payment shall be made by a Price Corporation immediately upon the settlement, (ii) does not require any Cellco Indemnitee to concede or accept, or preclude any Cellco Indemnitee from taking, any Tax position with respect to any Post-Closing Tax Period, and (iii) could not increase the Tax liability or reduce any Tax Asset (other than the reduction of net operating losses of the Company carried forward from the Pre-Closing Tax Period) of any Cellco Indemnitee with respect to a Post-Closing Tax Period (unless the Price Corporations pay such Cellco Indemnitee the cost of any increase in Tax liability or reduction in such Tax Asset).

                                    A-1-50

   (e) Price Corporations and their Subsidiaries and Former Subsidiaries shall take all actions, including without limitation filing appropriate and timely returns and making appropriate and timely elections, that are required to preclude application of Code Section 732(f) to any Company Contributed Assets by reason of the Rollup Transactions.

   SECTION 12.04. Tax Cooperation; Allocation of Certain Taxes. (a) New LP and the Price Corporations agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Company Contributed Assets (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. New LP and the Price Corporations shall retain all books and records with respect to Taxes pertaining to the Contributed Assets until the applicable statute of limitations with respect to the party in possession of such books and records that applies to all of the Tax items contained in such books and records has expired (giving effect to any waiver, mitigation or extension thereof). At the end of such period, each party shall provide the other with at least ten days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. New LP and the Price Corporations shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Company Contributed Assets or the Business.

   (b) In the case of any Property Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax attributable to the Pre-closing Tax Period shall be deemed to be the amount of such Tax for the entire Tax period (which period shall be the calendar year in which the assessment date for such Tax falls) multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period. To the extent not reflected in the calculation of the Final Working Capital Amount, the Price Corporations shall be liable for the Property Taxes attributable to any Pre-Closing Tax Period and New LP shall be liable for the Property Taxes attributable to any Post-Closing Tax Period.

   (c) Subject to Section 17.10, all transfer, documentary, sales, use, stamp, registration, value added taxes and fees (including any penalties and interest) incurred in connection with the Company Asset Contribution (including, without limitation, any real property transfer tax and any similar Tax) (collectively, "Transfer Taxes") shall be paid by the Company when due. The Company will file all necessary Returns and other documentation with respect to all such Transfer Taxes and fees, and New LP shall (i) have the right to review and approve (which approval shall not be unreasonably withheld) the Returns related to the Transfer Taxes, (ii) reimburse the Company for one-half of the amounts payable with respect to the Transfer Taxes in the form of an adjustment to the Company Capital Account, and (iii) if required by applicable law, join, and will cause its Affiliates to join, in the execution of any Returns and other documentation related to the Transfer Taxes.

   (d) Taxes described in Section 12.04(b) and (c) shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 12.04(b) or (c), as the case may be except in the case of Property Taxes, to the extent that such Property Taxes have been reflected in the calculation of the Final Working Capital Amount. Upon payment of any such Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 12.04(b) or (c), as the case may be together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. Any payment not made within such time shall bear interest at the rate set forth in Section 15.04(c) for each day until paid.

   (e) The parties hereto shall, and shall cause their Affiliates to, each treat on all Returns the Assets Contributions and the Cash Contributions as a 721 Contribution, and shall not take any position inconsistent therewith on any Return or otherwise.


                                    A-1-51

   SECTION 12.05. Tax Certificates. (a) At or before the Closing, the Company will deliver to New LP a tax clearance certificate from each of the States of Georgia, Alabama, South Carolina and Florida for all periods for which such certificate may be obtained, indicating that all tax returns required to have been filed by the Company during such periods have been filed and that all Taxes required to be paid by the Company, as shown on such returns, have been paid (each, a "Preliminary Tax Certificate"). If the Company is unable to deliver any Preliminary Tax Certificate because the Company has not paid all Taxes which it was required to pay to the applicable jurisdiction, then New LP shall have the option of paying such Taxes on the Closing Date on behalf of the Company, and reducing the Company Capital Account by the amount of such tax payment.

   (b) The Company shall deliver to New LP no later than 60 days after the Closing Date a tax clearance certificate from each of the states of Georgia, Alabama, South Carolina and Florida for all periods through the Closing Date, indicating that all tax returns required to have been filed by the Company through and including such date have been filed and that all Taxes required to be paid by the Company, as shown on such returns, have been paid.

   SECTION 12.06. Dispute Resolution. (a) Not later than 30 days after receipt by any of the Price Corporations of written notice from Cellco stating that any Tax Loss has been incurred by a Cellco Indemnitee and the amount thereof and of the indemnity payment requested, the Price Corporations shall discharge any obligation to indemnify the Cellco Indemnitee against such Tax Loss by paying to New LP an amount equal to the amount of such Tax Loss. Notwithstanding the foregoing, if New LP provides any Price Corporation with written notice of a Tax Loss at least 30 days prior to the date on which the relevant Tax Loss is required to be paid by any Cellco Indemnitee, within that 30-day period such Price Corporation shall discharge any obligation to indemnify the Cellco Indemnitee against such Tax Loss by making payments to the relevant Taxing Authority or New LP, as directed by New LP, in an aggregate amount equal to the amount of such Tax Loss. The payment by a Cellco Indemnitee of any Tax Loss shall not relieve the Price Corporations of their obligation under Section 15.02.

   (b) New LP agrees to give prompt notice to a Price Corporation of any Tax Loss or the assertion of any claim, or the commencement in writing by the relevant Taxing Authority of any investigation, inquiry, examination, audit, suit, action or proceeding (each, a "Tax Proceeding") in respect of which indemnity may be sought hereunder (specifying with reasonable particularity the basis therefor and providing Price Parent with copies of all notices and other correspondence received in connection therewith) and will give a Price Corporation such additional information with respect thereto as such Price Corporation may reasonably request. The Price Corporations may, at their own expense, (i) participate in and (ii) upon notice to New LP, assume the defense of any Tax Proceeding (including, without limitation, any refund claim relating thereto); provided that (i) the Price Corporations' counsel is reasonably satisfactory to New LP, (ii) the Price Corporations shall thereafter consult with New LP upon New LP's reasonable request for such consultation from time to time with respect to such Tax Proceeding, (iii) the Price Corporations, upon the reasonable request of New LP, deposit sufficient finds in an escrow account to ensure the payment of such claim and (iv) the Price Corporations shall not, without New LP's consent (which shall not be unreasonably withheld), agree to any settlement with respect to any Tax if such settlement could have an adverse affect on any Cellco Indemnitee; provided, however, that a settlement shall not be deemed to have an adverse effect on any Cellco Indemnitee if the settlement agreement (i) merely requires Cellco Indemnitee to make a payment (which payment shall be paid by the Price Corporations), (ii) does not require any Cellco Indemnitee to concede or accept, or preclude any Cellco Indemnitee from taking, any Tax position with respect to any Post-Closing Tax Period, and (iii) could not increase the Tax liability or reduce any Tax Asset of any Cellco Indemnitee (unless the Price Corporations pay such Cellco Indemnitee the cost of any such increase in Tax liability or the cost of any such reduction in any Tax Asset); and provided, further, that in lieu of granting its consent to the settlement of any Tax item which is the subject of a Tax Loss, New LP shall have the option, exercisable in its sole discretion, to require the Price Corporations to (x) pay New LP the amount the Price Corporations would have paid to the relevant Taxing Authority in respect of the settlement of such Tax Loss and (y) allow New LP to assume the defense of the audit and settlement of such issue, in exchange for granting the Price Corporations a release from their indemnification

                                    A-1-52
obligations pursuant to Section 15.02 related to such Tax Loss. The Price Corporations shall use their best efforts to arrive at a settlement agreement with the relevant Taxing Authority that does not set forth the basis for the settlement and does not require any Cellco Indemnitee to concede or accept, or preclude any Cellco Indemnitee from taking, any Tax position. If the Price Corporations assume such defense, (i) New LP shall have the right (but not the duty) to participate in the defense thereof and to employ counsel (reasonably satisfactory to the Price Corporations), at its own expense, separate from the counsel employed by the Price Corporations and (ii) the Price Corporations shall not assert that the Tax Loss, or any portion thereof, with respect to which New LP seeks indemnification is not within the ambit of Section 15.02. If the Price Corporations elect not to assume such defense, New LP may pay, compromise or contest the Tax at issue. The Price Corporations shall be liable for the fees and expenses of counsel employed by New LP for any period during which the Price Corporations have not assumed the defense thereof. Whether or not the Price Corporations choose to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

   (c) Any amounts payable by the Price Corporations to a Cellco Indemnitee pursuant to Section 15.02 shall be adjusted as follows: (i) to the extent an additional Tax is imposed on an Cellco Indemnitee in respect of the receipt of such payment, the amount payable by the Price Corporations with respect to such payment shall be increased by an amount necessary so that after the payment of such additional Tax (including any Tax imposed on additional amounts payable pursuant to this sentence), the Cellco Indemnitee shall have received an amount equal to what it would have received had no such additional Tax been imposed; and (ii) such amounts shall be reduced by the amount of any Tax Reduction actually realized by a Cellco Indemnitee with respect to the adjustment giving rise to such payment for the Tax period during which such payment is made or in any preceding Tax period, provided, however, that (A) if the adjustment which gives rise to Price Corporations' obligation to make a payment pursuant to
Section 15.02 relates to a Tax attribute of the Company, no reduction pursuant to this clause (ii) shall be made, and (B) if any such Cellco Indemnitee actually realizes a Tax Reduction in any of the next four succeeding Tax years and such Tax Reduction has not been taken into account in clause (ii) above, such Cellco Indemnitee shall pay to the Price Corporations the amount of such Tax Reduction actually realized. A nationally recognized accounting firm chosen by the Cellco Indemnitee shall provide the Price Corporations a statement certifying the amount of such Tax benefit actually realized, if any, by such Cellco Indemnitee. The Price Corporations shall have no right to review any information related to the calculation of such Tax benefit.

   (d) Disputes arising under Section 12.03(b) and not resolved by mutual agreement as stated therein shall be resolved by a nationally recognized accounting firm with no material relationship with Cellco, any partner of Cellco, the Price Corporations or any Affiliate of the foregoing (the "Accounting Referee"), chosen and mutually acceptable to both Cellco and the Price Corporations within five days of the date on which the need to choose the Accounting Referee arises. The Accounting Referee shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Accounting Referee shall be borne equally by Cellco and the Price Corporations.

                                  ARTICLE 13

                               EMPLOYEE BENEFITS

   SECTION 13.01. Employee Benefits Definitions. The following terms, as used herein, having the following meanings:

      "Employee Plans" means the plans referred to in the first sentence of
   Section 13.02(a).

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

                                    A-1-53

   SECTION 13.02. ERISA Representations. Each of the Price Corporations hereby represents and warrants to New LP that:

      (a) Schedule 13.02(a) lists each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits, including each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, which (i) is maintained, administered or contributed to by the Price Corporations or any of their Affiliates and (ii) covers any Business Employee (collectively, the "Employee Plans"). With respect to each Employee Plan, the Price Corporations have provided a true and complete copy of such contract, plan or arrangement (or a written description thereof), including all amendments thereto and written interpretations thereof, and, if applicable, the most recently filed Form 5500 and an accurate summary description of such plan.

      (b) No Employee Plan is a "multiemployer plan", as such term is defined in Section 3(37) of ERISA, and no Employee Plan is subject to Title IV of ERISA. Neither Company nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA that could become, after the Closing Date, an obligation of New LP or any of its Affiliates.

      (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code (i) has been determined by the Internal Revenue Service to be so qualified and (ii) each trust forming a part thereof has been determined to be exempt from tax pursuant to Section 501(a) of the Code and, in each case, nothing has occurred since such determination that could reasonably be expected to result in the revocation of such determination. The Price Corporations have furnished to New LP copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code. No material audit or investigation by any Governmental Entity is pending or, to the knowledge of the Price Corporations, threatened, regarding any Employee Plan.

      (d) With respect to Business Employees, there are no post-retirement welfare benefits that are provided, except as required by Section 601 of ERISA.

      (e) Except as disclosed in writing to New LP prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether written or not written) by the Price Corporations or any of their Affiliates relating to, or change in employee participation or coverage under, any Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year.

      (f) The Company Contributed Assets are not now nor will they after the passage of time be subject to any Lien imposed under Section 412(n) of the Code by reason of the failure of the Company or its ERISA Affiliates to make timely installments or other payments required by such Section 412.

      (g) Except as contemplated by the Employee Plans set forth in Schedule 13.02(a) (or otherwise contemplated by Section 13.07 or 13.08), no Business Employee will become entitled to any retirement, severance, change in control benefit, transaction bonus or similar benefit or enhanced benefit solely as a result of the Contemplated Transactions.

      (h) With respect to Business Employees, (i) none of the Price Corporations or their Affiliates is a party to or subject to any union contract or collective bargaining agreement, (ii) the Price Corporations and its Affiliates are in compliance in all material respects with all applicable laws regarding employment and employment practices, terms and conditions and wages and hours, and are not engaged in any unfair labor

                                    A-1-54
   practice that would affect the Company in any material respect and (iii) there is no unfair labor practice complaint pending or, to the knowledge of the Price Corporations, threatened, before the National Labor Relations Board that would affect the Company in any material respect.

   SECTION 13.03. No Third Party Beneficiaries. No provision of this Article 13 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Price Corporations or of any of their Affiliates in respect of continued employment (or resumed employment) with either New LP or the Business or any of their Affiliates, and no provision of this Article 13 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan or arrangement which may be established by New LP or any of their Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of New LP or any of their Affiliates.

   SECTION 13.04. Employees. (a) Schedule 13.04 sets forth (as of December 14, 2001) a true and complete list of (i) the names, titles, annual salaries and other compensation of all Business Employees and (ii) the annual rates for non-salaried Business Employees (by classification). Except as disclosed on
Schedule 13.04, all employees primarily involved in the Business are employees of the Company and, to the knowledge of the Price Corporations (after due inquiry), all such employees who are not U.S. citizens are valid legal permanent residents or hold valid H-1 Visas under the U.S. Immigration and Nationality Act. The Price Corporations do not have any knowledge of, and have not investigated the intention of, any Business Employee to resign or retire as a result of the Contemplated Transactions within one year after the Closing Date.

   (b) Effective as of the Closing Date, New LP or its Affiliates shall make an offer of employment to all Active Transferred Employees (as defined below) with such compensation that is, in the aggregate, substantially comparable to the compensation provided to similarly situated employees of Cellco or its Affiliates. The employment by New LP or its Affiliates of such Active Transferred Employees who accept such offer of employment shall commence on the Closing Date. "Active Transferred Employees" shall mean those Transferred Employees who are present at work on the Closing Date or who are absent on the Closing Date solely by reason of vacation or illness, and shall not include any employee who has terminated his or her employment (for any reason), retired or died on or before the Closing Date or any Transferred Employee who is absent on the Closing Date by reason of any leave of absence approved under a policy or plan set forth in Schedule 13.02(a) ("Inactive Transferred Employee"). New LP or its Affiliates may employ any such Inactive Transferred Employee on the date when such leave ends, with such compensation that is, in the aggregate, substantially comparable to the compensation provided to similarly situated employees of Cellco or its Affiliates, and the employment of any such Inactive Transferred Employee who becomes so employed shall commence on such date. Any Inactive Transferred Employee who is not so employed when such leave ends (or, prior to the end of such leave, it is determined by New LP or its Affiliates that such Inactive Transferred Employee shall not be so employed) shall be treated in accordance with the plans and policies of the Price Corporations or its Affiliates then in effect (including, if applicable, any severance plans or policies).

   (c) On or after the date hereof, without the written consent of New LP (such consent not to be unreasonably withheld), the Price Corporations will not, nor will they permit any of their respective Affiliates or any employee or agent of the Price Corporations or any such Affiliates to, make any formal communication to any Business Employee regarding the terms or conditions of such Business Employee's employment on and after the Closing Date with New LP or its Affiliates.

   SECTION 13.05. Employee Benefits. (a) Effective as of the Closing Date, New LP or its Affiliates shall provide Transferred Employees who accept their offer of employment with benefits that are, in the aggregate, substantially comparable to the benefits provided to similarly situated employees of Cellco or its Affiliates. New LP or its Affiliates shall give such Transferred Employees credit for prior service with the Price Corporations for participation, vesting and benefit entitlement purposes, but not for the purpose of benefit accrual, under the employee benefit plans, policies or programs of New LP or its Affiliates.


                                    A-1-55

   (b) Effective as of the Closing Date, the Price Corporations or its Affiliates shall amend, to the extent necessary, each of the defined contribution plans in which Business Employees participate (collectively, the "Price Corporation DC Plans") to cause the account balances of each Transferred Employee thereunder to vest as of the Closing Date and to cause their active participation in the Price Corporation DC Plans to cease as of the Closing Date. The Price Corporations or their Affiliates shall take any steps necessary to permit such Transferred Employees to receive a distribution of their accrued benefits from each of the Price Corporation DC Plans as a result of the Contemplated Transactions; provided that the terms of those plans and applicable law would permit such a distribution. On or following the Closing Date, the defined contribution plan of New LP or its Affiliates (the "New LP DC Plan") shall (if elected by such Transferred Employees) accept individual rollovers in cash of such Transferred Employees' distributions from the Price Corporations DC Plans, subject to the terms and conditions of the New LP DC Plan and applicable law.

   (c) Effective as of the Closing Date, the Price Corporations or their Affiliates shall amend, to the extent necessary, any cafeteria plan in which Business Employees participate (the "Price Corporation Cafeteria Plan") to cause the active participation of Transferred Employees in the Price Corporation Cafeteria Plan to cease as of the Closing Date.

   SECTION 13.06. Excluded Employees. Except as provided in Section 11.05 or 13.07, the Price Corporations shall retain and be wholly liable for all employment-related liabilities and obligations with respect to each Excluded Employee, including without limitation any liabilities and obligations with respect to compensation, benefits or employee Actions relating to or arising from the employment of any Excluded Employee by any of the Price Corporations or their Affiliates or the termination of such employment. If the employment of any Excluded Employee is terminated by the Price Corporations or any of their Affiliates, the Price Corporations shall use reasonable best efforts to have such Excluded Employee execute a written release of claim in a form consistent with the form approved by Cellco or its Affiliates in connection with the Transaction Agreement dated November 14, 2000 (the "Release").

   SECTION 13.07. Severance and Similar Liabilities. Fifty percent of (i) any severance or stay bonus liability, obligation or claim incurred by the Price Corporations or their Affiliates in connection with any Business Employee (A) who the Price Corporations or their Affiliates have previously identified in writing to Cellco before the date hereof as covered by such severance and/or stay bonus arrangements, where payment is made in accordance with the terms of their respective arrangements, or (B) who becomes so covered after the date hereof with the written consent of New LP or Cellco, which consent shall not be unreasonably withheld; provided, that such consent shall not be required in respect of an Excluded Employee and (ii) any salary, severance or stay bonus liability, obligation or claim incurred by the Price Corporations or their Affiliates in connection with any Excluded Employee who, at the written request of New LP, remains with the Price Corporations or their Affiliates for up to 90 days after the Closing Date for transitional purposes shall, in each instance, be reimbursed by Cellco within 15 days after the Closing Date (or, in respect of such payment to an employee referenced in clause (ii) above, within 15 days of payment of such amount to such employee); provided that the Price Corporations shall use reasonable best efforts to have each such employee execute a Release and a copy of such executed Release has been provided to New LP or Cellco.

   SECTION 13.08. Inactive Transferred Employees. Any salary, leave-of-absence pay or benefits and similar employment-related liabilities and obligations required to be paid or honored in connection with any Inactive Transferred Employee from the Closing Date through the date on which such Inactive Transferred Employee ends his or her leave of absence in accordance with the plans and policies of the Price Corporations or its Affiliates then in effect or in accordance with applicable law shall be paid or honored by the Price Corporations or their Affiliates; provided, however, that 50% of any such payment shall be reimbursed by Cellco within 15 days after the Price Corporations gives notice to Cellco of such payment.

   SECTION 13.09. Unpaid Accrued Bonus. All Accrued Bonus Liability as of the Closing Date in respect of the Transferred Employees shall be paid by the Company to such Transferred Employees within 30 days after the Closing Date.

                                    A-1-56

                                  ARTICLE 14

                             CONDITIONS TO CLOSING

   SECTION 14.01. Conditions to Obligations of Each Party. The obligations of each party hereto to consummate the Closing are subject to the satisfaction of the following conditions:

      (a) The transactions contemplated by this Agreement and the Ancillary Agreements (other than the VWI Exchange) shall have been approved by the stockholders of the Price Parent in accordance with New York Law.

      (b) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby (other than the VWI Exchange or the VCI Exchange) shall have expired or been terminated.

      (c) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

      (d) The VCI Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the VCI Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

      (e) The New LP Agreement shall have been executed and delivered by the parties thereto.

      (f) All consents and waivers required under the terms of the Credit Agreement dated as of April 3, 2000 among Cellco, The Chase Manhattan Bank, Citibank, N.A. and other financial institutions (the "Cellco Credit Agreement Consents") in connection with the transactions contemplated hereby shall have been obtained and shall be in form and substance reasonably acceptable to Cellco

   SECTION 14.02. Conditions to Obligation of Cellco and New LP. The obligation of each of Cellco and New LP to consummate the Closing is subject to the satisfaction of the following further conditions:

      (a) There shall not be outstanding any indebtedness for borrowed money or other long-term liabilities of the Business other than the Company Debt.

      (b) There shall not have occurred since the date of this Agreement and there shall not exist any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, will have, or would reasonably be expected to have, a Material Adverse Effect.

      (c) (i) The Price Corporations shall have performed in all material respects their obligations (other than the obligations set forth in Section 9.01(i)) hereunder required to be performed by them on or prior to the Closing Date, (ii) the Price Corporations shall have performed their obligations set forth in Section 9.01(i) and the representations and warranties of the Price Corporations contained in this Agreement and in any certificate delivered by the Price Corporations pursuant hereto or pursuant to any Ancillary Agreement and the representations and warranties made by each party to the Voting Agreement, in each case disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true at and as of the Closing Date, as if made at and as of such date with only such exceptions as will not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) New LP shall have received a certificate signed by an executive officer of each of the Price Corporations to the foregoing effect and to the effect set forth in Section 14.02(b).

      (d) There shall not be instituted or pending any action or proceeding by any Governmental Entity or any other Person before any court or other Governmental Entity, domestic or foreign, seeking to restrain, prohibit or otherwise interfere with the consummation of the Closing, the Asset Contributions, or the ownership or operation by New LP or any of its Affiliates of all or any material portion of the Company Contributed Assets or the Cellco Contributed Assets or the business or assets of New LP or any of its Affiliates or to compel New LP or any of its Affiliates to dispose of all or any material portion of the Company Contributed Assets or the Cellco Contributed Assets or of New LP or any of its Affiliates or seeking to require divestiture by New LP or any of its respective Affiliates of any Company Contributed Assets or Cellco Contributed Assets which, in the case of an action or proceeding by a Person other than a Governmental Entity, is reasonably likely to result in judgment in favor of the plaintiff.


                                    A-1-57

      (e) There shall not be any statute, rule, regulation, injunction, order or decree enacted, enforced, promulgated or issued, by any court or other Governmental Entity, domestic or foreign, other than the application of the waiting period provisions of the HSR Act, that will or would reasonably be expected to, result in any of the consequences referred to in clause 14.02(d) above.

      (f) New LP shall have received opinions of Proskauer Rose LLP, counsel to the Price Corporations, dated the Closing Date substantially in the form of
   Exhibit I hereto and Holland & Knight LLP, counsel to the Price Corporations, dated the Closing Date substantially in the form set forth in Exhibit M hereto. New LP shall also have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, FCC counsel to the Price Corporations, dated the Closing Date substantially in the form attached as Exhibit J hereto. In rendering such opinions, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than New York and Delaware or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to New LP, and, as to matters of fact, upon certificates of officers of the Price Corporations, copies of which opinions and certificates shall be contemporaneously delivered to New LP.

      (g) The Pledge Agreement of even date herewith (the "Pledge Agreement"), shall be in full force and effect and there shall have been taken all actions necessary or desirable in order to perfect the Lien granted on the Pledged Interests (as defined in the Pledge Agreement) to Cellco.

      (h) the Lock-up Agreements shall be in full force and effect.

      (i) The Price Corporations shall have received or delivered, as the case may be, all Required Consents and all consents, authorizations or approvals from the governmental agencies referred to in Section 7.03 or 7.19, in each case in form and substance reasonably satisfactory to New LP, and no such consent, authorization or approval shall have been revoked.

      (j) If the Requisite Noteholder Consent has not been obtained, the Company shall have effected the Subordinated Debt Defeasance subject to the New LP having satisfied its obligations under this Agreement.

      (k) New LP shall have obtained an ALTA extended coverage form of owner's or leasehold owner's title insurance policies, or binders to issue the same, dated the Closing Date and in amounts satisfactory to New LP insuring or committing to insure, for the benefit of New LP as insured and loss payee, at ordinary premium rates without any requirement for additional premiums, good and marketable title to substantially all the Real Property being transferred pursuant to the terms of this Agreement free and clear of any Liens, except for Company Permitted Liens and any easements necessary for the use by New LP of the transferred Real Property shall have been obtained by New LP.

      (l) New LP shall have received all documents it may reasonably request relating to the existence of the Price Corporations and the authority of the Price Corporations for this Agreement and the Ancillary Agreements to which they are parties, all in form and substance reasonably satisfactory to New LP (including, without limitation, the results of comprehensive lien searches).

      (m) New LP shall have received all documents it may reasonably request to evidence termination of all Liens arising in connection with the Company Debt effective upon completion of the transactions contemplated by Sections
   2.04 and 2.05.

      (n) All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Closing shall have been taken, made or obtained, including written evidence of any pre-closing FCC approval required to transfer all FCC Authorizations and the transfer of the Cellco Contributed Assets to New LP (the approval of all such transfers, the "Cellco FCC Authorization") all of which shall have been taken, made or obtained pursuant to a Final Order, free of any special conditions adverse to Cellco, New LP or any of their respective Affiliates. "Final Order" means an action as to which (i) no request for a stay is pending, no stay is in effect, and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and
   (iv) no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statue or rule has passed.


                                    A-1-58

      (o) Price Parent shall have received an order from the Division of Investment Management of the SEC exempting it from all provisions, rules and regulations of the 1940 Act, or, if no such order shall have been received and in effect as of the Closing, shall be in full compliance with all provisions, rules and regulations of the 1940 Act (it being understood that such compliance may be achieved, without limitation, by reliance on Rule 3a-2 of the 1940 Act).

      (p) The Giant Bear Agreement shall have been terminated in accordance with the terms thereof and Section 9.13 of this Agreement.

   SECTION 14.03. Conditions to Obligation of The Price Corporations. The obligation of the Price Corporations to consummate the Closing is subject to the satisfaction of the following further conditions:

      (a) (i) Each of Cellco and New LP shall have performed in all material respects all of their obligations hereunder and under the Ancillary Agreements to which they are parties required to be performed by them at or prior to the Closing Date, (ii) the representations and warranties of each of Cellco and New LP contained in this Agreement and the Ancillary Agreements to which they are parties and in any certificate delivered by either Cellco or New LP pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality, material adverse effect or NLP Material Adverse Effect, shall be true at and as of the Closing Date, as if made at and as of such date with only such exceptions as will not have, and would not reasonably be expected to have, a NLP Material Adverse Effect, and (iii) the Price Corporations shall have received a certificate signed by an executive officer of each of Cellco and New LP to the foregoing effect.

      (b) The Price Corporations shall have received an opinion of Davis Polk & Wardwell, counsel to New LP, dated the Closing Date substantially in the form set forth in Exhibit L. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than the State of New York or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to the Price Corporations, and, as to matters of fact, upon certificates of officers of Cellco and New LP, copies of which opinions and certificates shall be contemporaneously delivered to the Price Corporations.

      (c) On the Closing Date, the Company shall have received a written confirmation by Proskauer Rose LLP, dated as of the Closing Date, that the Tax Opinion has not been withdrawn; provided, however, that a failure to receive such confirmation shall only be a condition under this Section 14.03 if (i) such failure is solely and directly caused by a Change in Law that occurs prior to the Closing Date (provided, however, that if a Change in Law relates to the issue discussed in Section III.B of the Tax Opinion, failure to receive such confirmation shall only be a condition under this Section
   14.03 if such Change in Law directly addresses a transfer of an operating business to a partnership in exchange for an interest that is either exchangeable at any time or at one or more designated times (other than shortly following the issuance of the interest) for property or primarily has a fixed return contingent on the net income (or the net income as adjusted by certain specially allocated items) of the partnership) and (ii) Proskauer Rose LLP provides Cellco as soon as reasonably practicable with a written memorandum that (A) unequivocally states its belief that the Change in Law provides an independently sufficient basis for the withdrawal of the Tax Opinion assuming no other changes in the relevant facts, assumptions and circumstances occurred after the date hereof and (B) explains in reasonable detail the Change in Law that caused Proskauer Rose LLP to withdraw its opinion pursuant to this Section 14.03(c).

      (d) New LP shall have received all consents, authorizations or approvals from governmental agencies referred to in Section 8.03, in each case in form and substance reasonably satisfactory to the Price Corporations, and no such consent, authorization or approval shall have been revoked.

      (e) The Price Corporations shall have received all documents they may reasonably request relating to the existence of Cellco and New LP and the authority of Cellco and New LP for this Agreement and the Ancillary Agreements to which they are parties, all in form and substance reasonably satisfactory to the Price Corporations.


                                    A-1-59

      (f) All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Closing shall have been taken, made or obtained, including written evidence of the Cellco FCC Authorization, all which shall have been taken, made or obtained pursuant to a Final Order, free of any special conditions adverse to the Price Corporations.

      (g) There shall not have occurred since the date of this Agreement and there shall not exist any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, will have, or would reasonably be expected to have, a NLP Material Adverse Effect.

      (h) There shall not be instituted or pending any action or proceeding by any Governmental Entity or any other Person before any court or other Governmental Entity, domestic or foreign, seeking to restrain, prohibit or otherwise interfere with the consummation of the Closing, the Asset Contributions, or the ownership or operation by New LP or any of its Affiliates of all or any material portion of the Company Contributed Assets or the Cellco Contributed Assets or the business or assets of New LP or any of its Affiliates or to compel New LP or any of its Affiliates to dispose of all or any material portion of the Company Contributed Assets or the Cellco Contributed Assets or of New LP or any of its Affiliates or seeking to require divestiture by New LP or any of its respective Affiliates of any Company Contributed Assets or Cellco Contributed Assets which, in the case of an action or proceeding by a Person other than a Governmental Entity, is reasonably likely to result in judgment in favor of the plaintiff.

      (i) There shall not be any statute, rule, regulation, injunction, order or decree enacted, enforced, promulgated or issued, by any court or other Governmental Entity, domestic or foreign, other than the application of the waiting period provisions of the HSR Act, that will or would reasonably be expected to, result in any of the consequences referred to in clause 14.03(h) above

                                  ARTICLE 15

                           SURVIVAL; INDEMNIFICATION

   SECTION 15.01. Survival. Notwithstanding anything to the contrary set forth therein, the representations and warranties and covenants and agreements of the parties hereto contained in this Agreement or in the Voting Agreements or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing only as follows:

      (i) the representations and warranties in Section 7.19 shall survive the Closing until the third anniversary of the Closing Date;

      (ii) the representations and warranties and covenants set forth in
   Article 12 shall survive the Closing until the expiration of the applicable statute of limitation as such statute may be extended;

      (iii) the covenants and agreements contained in Section 15.02(a)(ii),
   (a)(iii), (a)(iv) and (a)(vi) and Section 15.02(b)(ii) and (iii) shall survive the Closing for a period of 5 years;

      (iv) the covenants and agreements set forth in Sections 9.07 and Section 11.04(b), (c) and (d) shall each survive for the period specified in each such section plus an additional 12 months;

      (v) the covenants and agreements set forth in Sections 9.05(b) and (c), 11.01(b), 11.03, 11.04(a) and Article 17 shall survive indefinitely;

      (vi) the covenants and agreements set forth in the proviso of Section
   15.02 and in Section 15.03, 15.04 and 15.05 shall survive the Closing until the final resolution of all claims governed thereby;

      (vii) the provisions of Ancillary Agreements shall survive as set forth therein; and

      (viii) all other representations and warranties, covenants and agreements shall survive for a period of 18 months after the Closing Date.


                                    A-1-60

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   Notwithstanding the preceding sentence, (i) any representation or warranty or covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or other breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time and (ii) no indemnity claim may be made in respect of any provision of this Agreement after the expiration of the survival period applicable to such provision.

   SECTION 15.02. Indemnification. (a) Subject to the proviso of this Section 15.02(a), the Price Corporations hereby indemnify Cellco and New LP and their Affiliates (the "Cellco Indemnified Parties") against and agree to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by any of the Cellco Indemnified Parties arising out of:

      (i) any misrepresentation or breach of warranty (determined after disregarding all qualifications and exceptions contained therein as to materiality or Material Adverse Effect) (each such misrepresentation and breach of warranty a "Warranty Breach") by the Price Corporations pursuant to this Agreement or by the parties to the Voting Agreement (other than New
   LP) pursuant to the Voting Agreement;

      (ii) any activity or business of the Price Corporations or any of their Affiliates other than the Business;

      (iii) the Rollup Transaction;

      (iv) any Company Excluded Asset or Company Excluded Liability;

      (v) any breach of covenant or agreement performed or required to be performed by the Price Corporations pursuant to this Agreement or performed or required to be performed by the parties to the Voting Agreement (other than New LP) pursuant to the Voting Agreement;

      (vi) any action, suit, investigation or proceeding relating to the Business and arising out of events, states of facts or circumstances, occurring or existing prior to the Closing, including without limitation the litigation described in Schedule 7.10(a) but excluding any such actions, suits, investigations or proceedings arising after the date of this Agreement which are brought, at substantially the same time by the same plaintiffs, against more than ten Persons, none of which are Affiliates of each other, engaged in a business substantially similar to the Business and which are based on the same or substantially similar legal theories; or

      (vii) any Environmental Liability.

regardless of whether such Damages arise as a result of negligence, strict liability or recklessness, wilful misconduct or otherwise; provided that with respect to indemnification by the Price Corporations for (x) any Warranty Breach pursuant to Section 15.02(a)(i) (other than any breach of warranty or misrepresentation made by the Price Corporations pursuant to Section 12 which is not a Tax Warranty Breach, and other than any representation or warranty relating to the Rollup Transaction), (y) any breach by the Price Corporations of the covenants contained in Section 9.01(i), and (z) any Environmental Liabilities, the Price Corporations shall not be liable unless the aggregate amount of Damages with respect to all such matters referred to in clauses (x),
(y) and (z) of this paragraph exceeds $15,000,000 and then only to the extent of such excess. Notwithstanding the preceding proviso, the Price Corporations shall not be required to indemnify any of the Cellco Indemnified Parties for Damages for Environmental Liabilities unless the aggregate amount of such Damages exceeds $5,000,000 and then only to the extent of such excess, but it is understood that any amount of Damages incurred or suffered by any of the Cellco Indemnified Parties arising from Environmental Liabilities shall be taken into account for purposes of determining whether the $15,000,000 deductible referred to above has been satisfied.

   (b) Cellco hereby indemnifies the Price Corporations and their Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by the Price Corporations or any of their Affiliates arising out of:


                                    A-1-61

      (i) any Warranty Breach by Cellco or New LP pursuant to this Agreement;

      (ii) any Cellco Excluded Liability;

      (iii) any asset or business of Cellco or any of its Affiliates other than the Cellco Contributed Assets; or

      (iv) any breach of covenant or agreement performed or required to be performed by Cellco or New LP or their respective Affiliates under this Agreement;

regardless of whether such Damages arise as a result of negligence, strict liability, recklessness, wilful misconduct or otherwise; provided that with respect to indemnification by Cellco for any Warranty Breach pursuant to this Section other than any such Warranty Breach of which either Cellco or New LP had knowledge as of the time such representation and warranty was made (disregarding the deemed making of representations and warranties on the Closing Date pursuant to the introductory paragraph of Article 8) and which Cellco and New LP failed to disclose to the Price Corporations, Cellco shall not be liable unless the aggregate amount of Damages with respect to all such Warranty Breaches exceeds $15,000,000 and then only to the extent of such excess.

   SECTION 15.03.  Procedures.

   (a) In the event a party seeking indemnification, including any Cellco Indemnified Party (the "Indemnified Party") should have a claim against another party under Section 15.02 (the "Indemnifying Party") that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a notice of such claim or demand to the Indemnifying Party and, if the Pledge Agreement shall then be in effect, also to Cellco (with its successors, the "Agent") pursuant to the Pledge Agreement, which notice(s) shall specify the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice").

   (b) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party under Article 15 is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim. The
Indemnifying Party shall have ten days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party (and if the Pledge Agreement shall then be in effect, the Indemnifying Party shall also give notice thereof to the Agent pursuant to the Pledge Agreement), whether or not any of the Indemnifying Parties desire, at its sole cost and expense, to defend the Indemnified Party against such claim or demand.

   If an Indemnifying Party notifies the Indemnified Party (and the Agent, if applicable) within the Notice Period that such Indemnifying Party desires to defend the Indemnified Party against such claim or demand then, except as hereinafter provided, such Indemnifying Party shall have the right, together with the other Indemnifying Parties who have notified the Indemnified Party that they desire to defend the Indemnified Party, to defend the Indemnified Party by appropriate proceedings, which proceedings shall be settled or prosecuted by it to a final conclusion; provided, however, no Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to the entry of any judgment against the Indemnified Party or enter into any settlement or compromise which (i) does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party from all liability in respect of such claim or litigation or (ii) includes terms and conditions which, in the reasonable judgment of the Indemnified Party, impose any burden, restraint, cost, liability, duty or other obligation on, or otherwise adversely affect, or have the potential to adversely affect, the Indemnified Party. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of the Indemnified Party, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which will have, or would reasonably be expected to have, a materially adverse effect on the business, operations, assets, properties or prospects of the Indemnified Party, including without limitation the administration of the tax returns and

                                    A-1-62
responsibilities under the tax laws of any Indemnified Party, then the Indemnified Party shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses (including reasonable attorneys' fees and expenses) shall be included as part of the indemnification obligation of any Indemnifying Party hereunder; provided, however, that the Indemnified Party shall not settle any such claim or demand without the prior written consent of the appropriate Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party should elect to exercise such right, the Indemnifying Parties shall have the right to participate in, but not control, the defense or settlement of such claim or demand at their sole cost and expense.

   (c) If any Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party (and the Agent, if applicable) timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be defended by the Indemnified Party (but no Indemnified Party shall have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful and the Indemnified Party's reasonable costs and expenses in conducting such defense (including reasonable attorneys' fees and expenses) shall be conclusively deemed to be a liability of the Indemnifying Parties.

   (d) The omission of any Indemnified Party to give an Indemnifying Party a Claim Notice shall not relieve the Indemnifying Party from any liability in respect of such claim, demand or action which it may have to such indemnified party on account of the indemnity agreement of such Indemnifying Party contained in Article 15, except to the extent such indemnifying party can establish actual prejudice and direct damages as a result thereof.

   (e) Nothing contained herein shall be deemed to prevent any Indemnified Party from making a claim hereunder for potential or contingent claims or demands within the time periods permitted by this Agreement provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand and the estimated amount thereof to the extent then feasible and the indemnified party has reasonable grounds to believe that such a claim or demand will be made.

   (f) The procedures set forth in this Section 15.03 shall not apply to matters which are covered by Section 12.06, which matters shall be handled as described in such Section.

   SECTION 15.04.  Payment.

   (a) Subject to Section 15.04(b), in the event an action for indemnification under Article 15 shall have been finally determined, the Indemnifying Party shall pay the Indemnified Party the amount of such final determination within 10 calendar days after the date of determination in immediately available funds. The amount of any Damages payable under Article 15 by the Indemnifying Party shall be (i) net of any amounts actually recovered by the Indemnified Party under applicable insurance policies, (ii) increased, to the extent an additional Tax is imposed on an Indemnified Party in respect of the receipt of such payment, so that after payment of any additional Tax (including any Tax imposed on additional amounts payable pursuant to this sentence) the Indemnified Party shall have received an amount equal to what it would have received if no Tax had been imposed on the receipt of such payment and (iii) reduced by the amount of any Tax Reduction actually realized by the Indemnified Party with respect to the adjustment giving rise to such payment for the Tax period during which such payment is made or in any preceding Tax period; provided, however, that (A) if the adjustment which gives rise to the Indemnifying Party's obligation to make a payment pursuant to Article 15 relates to a Tax attribute of the Company, no reduction pursuant to this clause
(iii) shall be made and (B) if the Indemnified Party actually realizes a Tax Reduction in any of the next four succeeding Tax years and such Tax Reduction has not been taken into account in clause (iii) above, the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax Reduction actually realized. A nationally recognized accounting firm chosen by the Indemnified Party shall provide the Indemnifying Party a statement certifying the amount of such Tax Reduction actually realized, if any, by such Indemnified Party. The Indemnifying Party shall have no right to review any information related to the calculation of such Tax benefit. For so long as the Company or a Permitted Transferee thereof holds the ELP Interest, any Damages paid pursuant to this
Section 15.04(a) shall be treated by

                                    A-1-63
the parties to this Agreement as adjustments to the Initial Company Capital Account, the Initial General Partner Capital Account, or the Initial Cellco Limited Partner Capital Account, as the case may be; provided, however, that the combined effect of any such adjustments and the event giving rise to the Damages shall not result in a change of the capital account balances of the partners in New LP, after taking into account the Damages and the payments or receipts of payments in respect of such Damages.

   An action, and the liability for and amount of Damages therefor, shall be deemed to be "finally determined" for purposes of Article 15 when the parties to such action have so determined by mutual agreement or, if disputed, when a final, non-appealable order of a Governmental Entity respecting the action shall have been entered. Upon the payment in full of any claim, either by set off or otherwise, the party or entity making payment shall be subrogated to the rights of the Indemnified Party against any Person, firm, corporation or other entity with respect to the subject matter of such claim.

   (b) To the extent that the Collateral (as defined in the Pledge Agreement) consists of Pledged Shares (as defined in the Pledge Agreement) and to the extent that the Pledge Agreement shall then be in effect, any items as to which any Cellco Indemnified Party is entitled to payment under Section 15 of this Agreement shall first be paid to such Cellco Indemnified Party from such Pledged Shares. The number of shares of pledged stock necessary to satisfy the obligations of the Indemnifying Party with respect to any Damages incurred by a Cellco Indemnified Party shall be calculated by dividing the claim value, in U.S. dollars (rounded to the nearest whole dollar), by the Average VCI Stock Price or the Average VWI Stock Price (as each such term is defined in the Exchange Agreement), as the case may be as of the date of payment. Any damages payable under this Section 15.04(b) in Pledged Shares shall be treated by the parties as an adjustment to the Initial Company Capital Account and, therefore, to the Company Capital Account balance as of the date of the VWI Exchange or VCI Exchange, as the case may be. If at any time any Cellco Indemnified Party is entitled to a payment in accordance with the provisions of this Section 15 and at such time (i) the Pledge Agreement shall not then be in effect, (ii) the ELP Interest is insufficient to satisfy the obligations of the Indemnifying Party with respect thereto or (iii) the Collateral (as defined in the Pledge Agreement) is comprised of the ELP Interest, then unless payment is made to such Cellco Indemnified Party in immediately available funds pursuant to
Section 15.04(a), at the sole discretion of Cellco, the Company Capital Account shall be reduced by the amount of such item as to which a Cellco Indemnified Party is entitled to payment under this Agreement which reduction in the Company Capital Account shall satisfy the aforesaid obligation of the Indemnifying Parties to make such payment.

   (c) If all or part of any indemnification obligation under this Agreement is not paid when due, then the Indemnifying Party shall pay the Indemnified Party interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be three (3) percentage points in excess of the "Prime Rate" published from time to time in the "Money Rates" table of the Eastern Edition of The Wall Street Journal.

   SECTION 15.05. Other Rights and Remedies Not Affected. The indemnification rights of the parties under Article 12 and this Article 15 are the sole remedy for money damages but are independent of and in addition to any equitable rights or remedies, including without limitation specific performance and right to rescission because of the other parties' misrepresentation fundamentally affecting the character of the Business or the Company Contributed Assets or the Cellco Contributed Assets or fraud, and any rights or remedies because of the other party's fraudulent action, none of which rights or remedies shall be affected or diminished hereby.

                                  ARTICLE 16

                                  TERMINATION

   SECTION 16.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of Price Parent):

      (a) by mutual written agreement of the Price Corporations and Cellco;


                                    A-1-64

      (b) by either the Price Corporations or Cellco if the Closing shall not have been consummated on or before August 31, 2002.

      (c) by either the Price Corporations or Cellco if there shall be any law or regulation that makes consummation of the transactions contemplated hereunder or under the Ancillary Agreements illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or other Governmental Entity having competent jurisdiction;

      (d) by either the Price Corporations or Cellco if the transactions contemplated hereunder (other than the VWI Exchange) shall not have been approved and adopted in accordance with New York law by Price Parent's stockholders at Price Parent's stockholder meeting (or any adjournment thereof); or

      (e) by either the Price Corporations or Cellco if as permitted by Section 9.09(b), the Board of Directors of Price Parent shall have failed to make or withdrawn, or modified in a manner adverse to Cellco and New LP, its approval or recommendation of this Agreement or the transactions contemplated hereunder (other than the VWI Exchange), or shall have failed to call Price Parent's stockholder meeting in accordance with Section 9.08, provided that, in the case of any termination by the Price Corporations, the Price Corporations shall have paid any amounts due pursuant to Sections 17.03(b) and 17.03(c) in accordance with the terms, and at the times, specified therein, and provided, further, that, in the case of any termination by the Price Corporations, (i) the Price Corporations notify Cellco and New LP, in writing and at least 72 hours prior to such termination, promptly of their intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (ii) Cellco and New LP do not make, within 72 hours of receipt of such written notification, an offer that is at least as favorable to the shareholders of the Price Corporations, as such Superior Proposal, it being understood that the Price Corporations shall not enter into any such binding agreement during such 72-hour period.

   The party desiring to terminate this Agreement pursuant to Section 16.01(b), 16.01(c), 16.01(d) or 16.01(e) shall give notice of such termination to the other party.

   SECTION 16.02. Effect of Termination. Subject to Section 17.03, if this Agreement is terminated as permitted by Section 16.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of this Section 16.02 and Sections 10.01, 11.03, 17.03, 17.05, 17.06, 17.07, 17.11 and 17.13 shall survive any termination hereof pursuant to Section 16.01.

                                  ARTICLE 17

                                 MISCELLANEOUS

   SECTION 17.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

   if to New LP or Cellco:

       S. Mark Tuller
       Vice President
       Legal and External Affairs
       Verizon Wireless
       180 Washington Valley Road

                                    A-1-65

       Bedminster, NJ 07921
       Fax: (908) 306-7329

       with copies to:

       Verizon Communications Inc.
       1095 Avenue of the Americas, 36th Floor
       New York, NY 10036
       Attention:  David Benson
                 Philip Marx
       Fax: (212) 921-2971

       and

       Davis Polk & Wardwell
       450 Lexington Avenue
       New York, New York 10017
       Attention: Diane G. Kerr
       Fax: (212) 450-4800

   if to the Price Corporations:

       Robert Price
       President/Chief Executive Officer
       Price Communications Corporation
       45 Rockefeller Plaza
       Suite 3200
       New York, New York 10020
       Fax: (212) 397-3755

       with a copy to:

       Proskauer Rose LLP
       1585 Broadway
       New York, New York 10036
       Attention: Peter G. Samuels
       Fax: (212) 969-2900

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

   SECTION 17.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

   (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

   SECTION 17.03. Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

   (b) The Price Corporations shall pay Cellco a fee (the "Termination Fee") of $66,000,000 (subject to adjustment as provided below), by wire transfer of immediately available funds, if:

                                    A-1-66

      (i) This Agreement is terminated by the Price Corporations pursuant to
   Section 16.01(e), in which case the Termination Fee shall be payable simultaneously with such termination, provided that, notwithstanding Section 16.01(e) or anything else to the contrary in this Agreement, the Price Corporations, without being deemed to be in violation of this Agreement and without giving any right of termination of this Agreement, may enter into and perform prior to the Closing a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal (an "Alternative Agreement") and perform its pre-closing obligations thereunder without terminating this Agreement pursuant to Section 16.01(e), so long as the Alternative Agreement acknowledges expressly the existence of this Agreement and requires that the Price Corporations terminate this Agreement prior to the closing under the Alternative Agreement.

      (ii) The Price Corporations enter into an Alternative Agreement and this Agreement is not terminated by the Price Corporations pursuant to Section 16.01(e), in which case the Termination Fee shall be payable upon the earliest to occur of (x) the Closing of the transactions contemplated by the Alternative Agreement, (y) any subsequent termination of this Agreement by the Price Corporations under any provision set forth in Section 16.01, and
   (z) the later of (A) August 31, 2002 and (B) the four month anniversary of the date on which such Alternative Agreement was entered into.

      (iii) This Agreement is terminated pursuant to Section 16.01(b) after Price Parent's stockholders meeting (or any adjournment thereof) if at such meeting or adjournment the transactions contemplated hereunder (other than the VWI Exchange) shall not have been approved and adopted in accordance with New York law by Price Parent's stockholders or pursuant to Section 16.01(d) and either (x) at any time within six months after the date of such termination, the Price Corporations enter into a binding written agreement that results in or will result in a Change of Control (other than the transactions contemplated by this Agreement) or (y) at any time during the period commencing on the six month anniversary of the date of such termination and ending on the one year anniversary of such date, the Price Corporations enter into a binding written agreement that results in or will result in a Change of Control that constitutes a Superior Proposal, in either of which cases the Termination Fee shall be payable immediately upon consummation of such Change of Control; provided that if the Change of Control is a transaction referred to in clause (i) of the definition of "Change of Control" but involves not more than 50% of the assets of the Company, not more than 50% of any class of equity or voting securities of the Company taken as a whole and not more than 50% of the Business, the Termination Fee shall be reduced to equal the amount determined by multiplying $66,000,000 by the percentage of such assets, class of equity or voting securities or Business contemplated to be sold, merged or otherwise disposed of pursuant to the Alternative Agreement.

   (c) The Price Corporations acknowledge that the agreements contained in this
Section 17.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Cellco and New LP would not enter into this Agreement. Accordingly, if the Price Corporations fail promptly to pay any amount due to Cellco pursuant to this Section 17.03, they shall also pay any costs and expenses incurred by Cellco or New LP in connection with a legal action to enforce this Agreement that results in a judgment against the Price Corporations for such amount.

   SECTION 17.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that New LP may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Company Contributed Assets, but no such transfer or assignment will relieve New LP of its obligations hereunder.

   SECTION 17.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

   SECTION 17.06. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in

                                    A-1-67

New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 17.01 shall be deemed effective service of process on such party.

   SECTION 17.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

   SECTION 17.08.  Counterparts; Effectiveness; Third Party
Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

   SECTION 17.09. Entire Agreement. This Agreement (including any exhibits or schedules hereto and other documents executed in connection herewith), the Confidentiality Agreements and the Ancillary Agreements, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

   SECTION 17.10. Bulk Sales Laws. Except as provided by Section 12.05, New LP and the Price Corporations each hereby waive compliance by the Price Corporations with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state. The Price Corporations agree to indemnify and hold Cellco and New LP and their respective Affiliates harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Cellco and New LP or any of their respective Affiliates as a result of any failure to comply with any such "bulk sales", "bulk transfer" or similar laws.

   SECTION 17.11. Joint and Several Liability. Each of the Price Corporations shall be jointly and severally liable for the performance of all of the Price Corporations' obligations hereunder.

   SECTION 17.12. General Partner Liability. The parties hereby agree that the obligations of Cellco under this Agreement shall be non-recourse to the general partners of Cellco.

   SECTION 17.13. Appointment of Agent. Each of the Price Corporations hereby irrevocably constitutes and appoints Price Parent as its agent and true and lawful attorney in fact with full power and discretion, in the name of and for and on behalf of each of the Price Corporations, in connection with all matters arising from, contemplated by or relating to this Agreement. The powers of Price Parent include, without limitation, the power to represent each of the Price Corporations with respect to all aspects of this Agreement, which power shall include, without limitation, the power to (i) waive any conditions of this Agreement, (ii) amend this Agreement in any respect, (iii) receive notices or other communications, (iv) deliver any notices, certificates or other documents required and (v) take all such other action and to do all such other things as Price Parent deems necessary or advisable with respect to this Agreement. Each other party to this Agreement shall have the right to rely upon the acts taken or omitted to be taken by Price Parent on behalf of the Price Corporations, and shall have no duty to inquire as to the acts and omissions of Price Parent.

   SECTION 17.14. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

                                    A-1-68

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                         PRICE COMMUNICATIONS CORPORATION

                                         By:    /S/  KIM I. PRESSMAN
                                             -----------------------------------
                                                    Kim I. Pressman
                                               Executive Vice President
                                              and Chief Financial Officer

                                             PRICE COMMUNICATIONS CELLULAR INC.

                                             By:      /S/  KIM I. PRESSMAN
                                                  ------------------------------
                                                         Kim I. Pressman
                                                    Executive Vice President
                                                   and Chief Financial Officer

                                               PRICE COMMUNICATIONS
                                               CELLULARHOLDINGS, INC.

                                               By:     /S/  KIM I. PRESSMAN
                                                   -----------------------------
                                                          Kim I. Pressman
                                                     Executive Vice President
                                                    and Chief Financial Officer

                                            PRICE COMMUNICATIONS WIRELESS, INC.

                                            By:       /S/  KIM I. PRESSMAN
                                                  ------------------------------
                                                         Kim I. Pressman
                                                    Executive Vice President
                                                   and Chief Financial Officer

                                               CELLCO PARTNERSHIP

                                               By:     /S/  DENNIS F. STRIGL
                                                   -----------------------------
                                                         Dennis F. Strigl
                                                      Chief Executive Officer

                                               VERIZON WIRELESS OF THE EAST LP

                                               By:  VERIZON WIRELESS OF GEORGIA
                                                               LLC,
                                                        as General Partner

                                             By:     /S/  DENNIS F. STRIGL
                                                 -------------------------------
                                                       Dennis F. Strigl
                                                   Chief Executive Officer



                                    A-1-69

                                   ANNEX A-2



                   AMENDMENT NO. 1 TO TRANSACTION AGREEMENT

                                AMENDMENT NO. 1


   AMENDMENT NO. 1 dated as of April 15, 2002 (this "Amendment"), to the Transaction Agreement dated as of December 18, 2001 (the "Agreement") among Price Communications Corporation, a New York corporation ("Price Parent"), Price Communications Cellular Inc., a Delaware corporation ("Price Cellular"), Price Communications Cellular Holdings, Inc., a Delaware corporation ("Price Shareholder"), Price Communications Wireless, Inc., a Delaware corporation (the "Company" and, together with Price Parent, Price Cellular and Price Shareholder, the "Price Corporations"), Cellco Partnership, a Delaware general partnership ("Cellco"), and Verizon Wireless of the East LP, a newly formed Delaware limited partnership ("New LP").


                                  WITNESSETH:


   WHEREAS, Cellco, New LP and the Price Corporations have agreed that the Agreement be amended in the manner provided for in this Amendment.



   NOW, THEREFORE, the parties hereto hereby agree as follows:



   1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings given them in the Agreement. References in the Agreement to the "Agreement" or "this Agreement" and other similar references shall be deemed to refer to the Agreement as amended by this Amendment.



   2. Amendment of Section 1.01(b). Section 1.01(b) of the Agreement is amended as follows:



      The following terms and Section references are hereby added to Section 1.01(b):



                 "Senior Subordinated Notes Redemption 9.10(b)
                 Subordinated Debt Defeasance          2.04(b)
                 Subordinated Defeased Debt            2.04(b)
                 Subordinated Notes Redemption Date    2.04(c)"



      The following terms and Section references are hereby deleted from
   Section 1.01(b):



                    "Defeased Subordinated Debt     2.04(d)
                    Senior Subordinated Notes Offer 9.10(b)
                    Subordinated Debt Defeasance    2.04(d)"



   3. Amendment of Section 2.04. Section 2.04 of the Agreement is deleted in its entirety and replaced with the following:



      "SECTION 2.04.  Senior Subordinated Notes.  (a) Prior to the Closing
   Date, the Company will give notice of the Senior Subordinated Notes Redemption to the trustee under the Senior Subordinated Notes Indenture and each holder of the Senior Subordinated Notes as set forth in Section 9.10(b).



      (b) At the Closing, the Company will effect a covenant defeasance (as defined in the Senior Subordinated Notes Indenture) (the "Subordinated Debt Defeasance") with respect to all of the outstanding Senior Subordinated Notes (the "Subordinated Defeased Debt"), in accordance with Article 8 of the Senior Subordinated Notes Indenture; provided that New LP will (and Cellco will cause New LP to) deposit or cause to be deposited at the Closing with a trustee (as specified in the Senior Subordinated Notes Indenture) as trust funds in trust for the benefit of holders of the Subordinated Defeased Debt, cash or U.S. Government Obligations (as defined in the Senior Subordinated Notes Indenture) sufficient in amount to enable the Company to effect the Subordinated Debt Defeasance and to pay all reasonable costs and expenses in connection therewith (such costs and expenses to be approved by New LP (such approval not to be unreasonably withheld)), and the Subordinated Debt Defeasance shall be effected in such manner as New LP may reasonably direct. The parties acknowledge that New LP hereby assumes and is responsible for all payments in respect of the Subordinated Defeased Debt, and the cash and U.S. Government Obligations shall be deemed to be owned by New LP. In the event that the cash or U.S. Government Obligations or any payments thereon are returned by the trustee, the Company shall promptly deliver such obligations or payments to New LP.


                                     A-2-1

      (c) On the later of (i) the first business day following the Closing Date and (ii) July 15, 2002 (as the case may be, the "Subordinated Notes Redemption Date"), the Senior Subordinated Notes shall be redeemed pursuant to the Senior Subordinated Notes Redemption."



   4. Amendment of Section 2.05. Section 2.05 of the Agreement is amended as follows:



      (i) The first sentence of clause (b) is amended by deleting "Immediately prior to" and inserting "At the" in its place.



      (ii) Clause (c) is deleted in its entirety and replaced with the following:



          "(c) On the first business day following the Closing Date, the Senior Secured Notes shall be redeemed pursuant to the Senior Secured Notes Redemption."



   5. Amendment of Section 6.01. Section 6.01 of the Agreement is amended as follows:



      (i) The first sentence of the first paragraph is deleted in its entirety and replaced with the following:



          "The closing (the "Closing") of the Asset Contributions, the Cash Contributions, the assumption of the Assumed Liabilities, the consummation of the Subordinated Debt Defeasance, and the consummation of the Secured Debt Defeasance hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than 10 days, after satisfaction of the conditions set forth in Article 14, or at such other time or place as New LP and the Price Corporations may agree; provided that the Closing may not be delayed by any party if the delay is a result of a breach by such party of its obligations hereunder."



      (ii) Clauses (f), (g), (h) and (i) are deleted in their entirety and replaced with the following new clauses:



          "(f) New LP and the Company shall consummate the Subordinated Debt Defeasance; and



          (g) New LP and the Company shall consummate the Secured Debt Defeasance."



   6.  Amendment of Section 6.02.  The proviso to the third sentence of clause
(a) of Section 6.02 of the Agreement is amended by deleting clause (2) in its entirety and replacing it with the following:



      "(2) the Final Closing Balance Sheet shall not include as a liability all or any portion of the Company Debt (including any accrued interest thereon), any costs or expenses arising in connection with the Senior Secured Notes Redemption, the Senior Subordinated Notes Redemption, the Senior Secured Debt Defeasance or the Subordinated Debt Defeasance (including any premium in excess of principal and accrued interest to redeem the Senior Secured Notes pursuant to the Senior Secured Notes Redemption or to redeem the Senior Subordinated Notes pursuant to the Senior Subordinated Notes Redemption), any costs or expenses (including any H.O. Cancellation Fee) relating to the amendments and modifications to the H.O. Agreement contemplated by Section 11.06 or to the BCG Agreement, or any Excess Financing Cost or any liability for the upgrade to the call center contemplated by the Call Center Letter, and"



   7. Amendment of Section 9.10. Section 9.10 of the Agreement is amended as follows:



      (i) The first sentence of clause (a) is amended by (A) deleting the reference to "Section 3.01(b)" and inserting "Section 3.01" in its place and
   (B) by deleting "upon the occurrence of a "Change of Control" (as therein defined)".



      (ii) The third sentence of clause (a) is amended by inserting "first business " immediately after "shall be the".


                                     A-2-2

      (iii) Clause (b) is deleted in its entirety and replaced with the following:



          "(b) The Company shall, and the other Price Corporations shall cause the Company to, elect that all of the Senior Subordinated Notes be redeemed as permitted pursuant to Section 3.01(a) of the Senior Subordinated Notes Indenture (the "Senior Subordinated Notes Redemption") and shall provide notice of the Senior Subordinated Notes Redemption to the trustee under the Senior Subordinated Notes Indenture and each holder of the Senior Subordinated Notes as required pursuant to the terms of the Senior Subordinated Notes Indenture. The Company shall, and the other Price Corporations shall cause the Company to, provide such notice no later than 30 days prior to the Subordinated Notes Redemption Date. Such notice shall provide that the "Redemption Date" with respect to the Senior Subordinated Notes Redemption shall be the Subordinated Notes Redemption Date, and shall otherwise comply with the provisions of the Senior Subordinated Notes Indenture. The Company shall, and the other Price Corporations shall cause the Company to, comply in all other respects with the provisions of Article 3 of the Senior Subordinated Notes Indenture with respect to the Senior Subordinated Notes Redemption."



   8. Amendment of Section 14.02. Clause (j) of Section 14.02 of the Agreement is deleted in its entirety and replaced with the following:



       "(j) The Company shall have effected the Subordinated Debt Defeasance and the Secured Debt Defeasance (subject to New LP having satisfied its obligations under this Agreement)."



   9. Representations and Warranties of the Price Corporations. Each of the Price Corporations hereby represents and warrants, jointly and severally, to Cellco and New LP that the execution, delivery and performance by each of the Price Corporations of this Amendment and the consummation by each of the Price Corporations of the transactions contemplated hereby are within each such corporation's corporate powers, and have been duly authorized by all requisite corporate action. This Amendment constitutes a valid and binding agreement of each of the Price Corporations.



   10. Representations and Warranties of Cellco. Cellco hereby represents and warrants to each of the Price Corporations that the execution, delivery and performance by each of Cellco and New LP of this Amendment and the consummation by each of Cellco and New LP of the transactions contemplated hereby are within each of Cellco's and New LP's partnership powers and have been duly authorized by all requisite partnership action. This Amendment constitutes a valid and binding agreement of each of Cellco and New LP.



   11.  Miscellaneous.



      (a) This Amendment is limited to the matters expressly set forth herein. Except as expressly amended, modified and supplemented hereby, the provisions of the Agreement are and shall remain in full force and effect.



      (b) This Amendment shall be construed in accordance with and governed by the law of the State of New York.



      (c) This Amendment may be signed in counterparts, each of which shall be an original, but all of which together constitute one and the same agreement. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.


                                     A-2-3

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.



                                            PRICE COMMUNICATIONS CORPORATION

                                            By:  /S/  KIM I. PRESSMAN
                                                -----------------------------
                                                 Name: Kim I. Pressman
                                                 Title:  Executive Vice
                                                President and Chief
                                                         Financial Officer



                                            PRICE COMMUNICATIONS CELLULAR INC.

                                            By:   /s/  KIM I. PRESSMAN
                                                 -----------------------------
                                                  Name: Kim I. Pressman
                                                  Title:  Executive Vice
                                                 President and Chief
                                                          Financial Officer



                                            PRICE COMMUNICATIONS CELLULAR
                                            HOLDINGS, INC.

                                            By:  /s/  KIM I. PRESSMAN
                                                -----------------------------
                                                 Name: Kim I. Pressman
                                                 Title:  Executive Vice
                                                President and Chief
                                                         Financial Officer



                                            PRICE COMMUNICATIONS WIRELESS,
                                            INC.

                                            By:  /s/  KIM I. PRESSMAN
                                                -----------------------------
                                                 Name: Kim I. Pressman
                                                 Title:  Executive Vice
                                                President and Chief
                                                         Financial Officer



                                            CELLCO PARTNERSHIP

                                            By:  /s/  DENNIS F. STRIGL
                                                -----------------------------
                                                 Name: Dennis F. Strigl
                                                 Title:  Chief Executive
                                                Officer



                                            VERIZON WIRELESS OF THE EAST LP

                                            By:   Verizon Wireless of Georgia
                                                  LLC, as general partner

                                            By:  Cellco Partnership, its sole
                                                  member

                                            By:  /s/  DENNIS F. STRIGL
                                                -----------------------------
                                                 Name: Dennis F, Strigl
                                                 Title:  Chief Executive
                                                Officer


                                     A-2-4

                                    ANNEX B

                   FORM OF AGREEMENT OF LIMITED PARTNERSHIP

================================================================================


                        VERIZON WIRELESS OF THE EAST LP

                                   AGREEMENT
                            OF LIMITED PARTNERSHIP

                                  dated as of

                                     , 200

                                     among

                        VERIZON WIRELESS OF GEORGIA LLC

                                 [CELLCO SUB]

                      PRICE COMMUNICATIONS WIRELESS, INC.


================================================================================

                               TABLE OF CONTENTS

                               -----------------

                                                                         PAGE
                                                                         ----
                                   ARTICLE 1
                                  DEFINITIONS
   SECTION  1.01.  Definitions..........................................  B-1

                                   ARTICLE 2
                                THE PARTNERSHIP
   SECTION  2.01.  Formation............................................  B-6
   SECTION  2.02.  Name.................................................  B-6
   SECTION  2.03.  Purpose..............................................  B-6
   SECTION  2.04.  Registered Office....................................  B-6
                                                                          B-6
   SECTION  2.05.  Term.................................................  B-6
   SECTION  2.06.  Filings; Agent for Service of Process................  B-6
   SECTION  2.07.  Independent Activities...............................  B-7
   SECTION  2.08.  Fiscal Year..........................................  B-7

                                   ARTICLE 3
                       CONTRIBUTIONS; PERCENTAGE INTEREST
   SECTION  3.01.  Managing General Partner.............................  B-7
   SECTION  3.02.  Limited Partners.....................................  B-7
   SECTION  3.03.  Additional Contributions.............................  B-7

                                   ARTICLE 4
                                  ALLOCATIONS
   SECTION  4.01.  Profits..............................................  B-8
   SECTION  4.02.  Losses...............................................  B-8
   SECTION  4.03.  Special Allocations..................................  B-8
   SECTION  4.04.  Allocation of Liabilities............................  B-9
   SECTION  4.05.  Curative Allocations.................................  B-9
   SECTION  4.06.  Loss Limitation...................................... B-10
   SECTION  4.07.  Tax Allocations...................................... B-10
   SECTION  4.08.  Tax Matters Partner, Tax Elections................... B-10
   SECTION  4.09.  Classification as Partnership........................ B-10

                                   ARTICLE 5
                                 DISTRIBUTIONS
   SECTION  5.01.  Price LP Distribution................................ B-10
   SECTION  5.02.  Amounts Withheld..................................... B-11
   SECTION  5.03.  Other Distributions.................................. B-11

                                   ARTICLE 6
                                   MANAGEMENT
   SECTION  6.01.  Authority of the Managing General Partner............ B-11
   SECTION  6.02.  Right to Rely on Managing General Partner............ B-11
   SECTION  6.03.  Management Committee................................. B-11
   SECTION  6.04.  Restrictions on Authority of Managing General Partner B-11
   SECTION  6.05.  Day-to-day Management................................ B-13
   SECTION  6.06.  Duties and Obligations; Exculpation.................. B-13

                                                                                    PAGE
                                                                                    ----
SECTION  6.07.  Indemnification of Managing General Partner........................ B-14
SECTION  6.08.  Compensation and Reimbursement..................................... B-14
SECTION  6.09.  Operating Restrictions............................................. B-14
SECTION  6.10.  Rights or Powers................................................... B-15
SECTION  6.11.  Voting Rights...................................................... B-15

                                       ARTICLE 7

                                   BOOKS AND RECORDS
SECTION  7.01.  Books and Records.................................................. B-15
SECTION  7.02.  Periodic Reports; Financial Statements............................. B-15
SECTION  7.03.  Operational Information............................................ B-16
SECTION  7.04.  Tax Information.................................................... B-16

                                       ARTICLE 8

                                   CERTAIN COVENANTS
SECTION  8.01.  Confidentiality.................................................... B-16
SECTION  8.02.  Press Announcements................................................ B-17

                                       ARTICLE 9

                                  AMENDMENTS; MEETINGS
SECTION  9.01.  Amendments......................................................... B-17
SECTION  9.02.  Meetings of the Partners........................................... B-17

                                       ARTICLE 10

                              TRANSFERS OF INTERESTS, ETC
SECTION 10.01.  Restriction of Transfers of Interests.............................. B-17
SECTION 10.02.  Permitted Transfers................................................ B-17
SECTION 10.03.  Conditions to Permitted Transfers.................................. B-18
SECTION 10.04.  Prohibited Transfers............................................... B-18
SECTION 10.05.  Rights of Unadmitted Assignees..................................... B-18
SECTION 10.06.  Admission of Transferees As Partners............................... B-19
SECTION 10.07.  Cure Period........................................................ B-19
SECTION 10.08.  Distributions and Allocations with Respect to Transferred Interests B-20

                                       ARTICLE 11

                                MANAGING GENERAL PARTNER
SECTION 11.01.  Business Activities................................................ B-20
SECTION 11.02.  Covenant not to Withdraw, Transfer, or Dissolve.................... B-20

                                       ARTICLE 12

                               DISSOLUTION AND WINDING UP
SECTION 12.01.  Liquidating Events................................................. B-20
SECTION 12.02.  Winding up......................................................... B-21
SECTION 12.03.  Allocations During Period of Liquidation........................... B-22
SECTION 12.04.  Indemnification of the Liquidator.................................. B-22

                                       ARTICLE 13

                                   POWER OF ATTORNEY
SECTION 13.01.  Managing General Partner as Attorney-in-fact....................... B-22
SECTION 13.02.  Special Power...................................................... B-22

                                                                                   PAGE
                                                                                   ----
                                      ARTICLE 14

                                     MISCELLANEOUS
SECTION 14.01.  Notices........................................................... B-23
SECTION 14.02.  Managing General Partner or New LP Breach......................... B-23
SECTION 14.03.  Binding Effect.................................................... B-24
SECTION 14.04.  Construction...................................................... B-24
SECTION 14.05.  Assignability..................................................... B-24
SECTION 14.06.  Headings.......................................................... B-24
SECTION 14.07.  Severability; Integration......................................... B-24
SECTION 14.08.  Further Action.................................................... B-24
SECTION 14.09.  Variation of Pronouns............................................. B-24
SECTION 14.10.  Governing Law..................................................... B-24
SECTION 14.11.  Waiver of Action for Partition; No Bill for Partnership Accounting B-24
SECTION 14.12.  Counterpart Execution............................................. B-24
SECTION 14.13.  Limitation on Limited Partner Obligations......................... B-24
SECTION 14.14.  Limited Partner Rights............................................ B-24

                       AGREEMENT OF LIMITED PARTNERSHIP

                                      OF

                        VERIZON WIRELESS OF THE EAST LP

   This AGREEMENT OF LIMITED PARTNERSHIP is entered into and shall be effective
as of the    day of            , 200 , by and among (i) Verizon Wireless of
Georgia LLC, a Delaware limited liability company (the "Managing General Partner"), as Managing General Partner, and (ii) [Cellco Sub], a
("Cellco LP"), and Price Communications Wireless, Inc., a Delaware corporation ("Price LP"), as the Limited Partners, pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101 et seq. (the "Act").

   WHEREAS, Price Communications Corporation, a New York corporation ("Price Parent"), Price Communications Cellular Inc., a Delaware corporation ("Price Cellular"), Price Communications Cellular Holdings, Inc., a Delaware corporation ("Price Shareholder" and, together with Price Parent, Price Cellular and Price LP, the "Price Corporations"), Cellco Partnership, a Delaware general partnership ("Cellco"), and the Partnership are parties to a Transaction Agreement dated as of December 18, 2001 (as amended from time to time, the "Transaction Agreement"), and the Price Corporations, Verizon Communications Inc., a Delaware corporation, and Verizon Wireless Inc., a Delaware corporation, are parties to an Exchange Agreement dated as of December 18, 2001 (as amended from time to time, the "Exchange Agreement");

   WHEREAS, the parties hereto wish to set forth their rights and obligations with respect to Verizon Wireless of the East LP;

   NOW THEREFORE, the parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

   SECTION 1.01. Definitions. (a) Capitalized words and phrases used in this Agreement and not defined herein have the meanings ascribed thereto in theTransaction Agreement. In addition, the following capitalized words and phrases used in this Agreement have the following meanings:

      "Adjusted Base Rate" means 4.00% per annum compounded quarterly minus the Rate Adjustment Percentage.

      "Additional Capital Contributions" means any Capital Contributions made by the Managing General Partner or Cellco LP pursuant to Section 3.03 or by Price LP pursuant to Section 5.01(c).

      "Adjusted Capital Account Deficit" means, with respect to any Limited Partner, the deficit balance, if any, in such Limited Partner's Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments: debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and
   1.704-1(b)(2)(ii)(d)(6) of the Regulations. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

      "Allocation Year" means (i) the period commencing on the Closing Date and ending on December 31, 2001, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Partnership is required to allocate Profits, Losses and other items of Partnership income, gain, loss or deduction pursuant to Article 4 hereof.

      "Applicable Rate" means (i) prior to the Rate Reduction Date, the Adjusted Base Rate, and (ii) on and after the Rate Reduction Date, zero.

      "Capital Account" means, with respect to each Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

          (i) To each Partner's Capital Account there shall be credited (A) such Partner's Capital Contributions, (B) such Partner's share of Profit allocated pursuant to Section 4.01 and any items of Partnership income or gain which are specially allocated pursuant to Section 4.03, (C) any credit required pursuant to Section 6.03 of the Transaction Agreement, and (D) the amount of any Partnership liabilities assumed by such Partner or which are secured by any Property distributed to such Partner.

          (ii) To each Partner's Capital Account there shall be debited (A) the amount of cash and the Gross Asset Value of any Property distributed to such Partner pursuant to any provision of this Agreement, (B) such Partner's share of Loss allocated pursuant to Section 4.02 and any items of Partnership deduction or loss which are specially allocated pursuant to Section 4.03 (other than pursuant to Section 4.03(d)), (C) any debit required pursuant to Section 6.03 of the Transaction Agreement, and (D) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

          (iii) If all or a portion of an interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

          (iv) In determining the amount of any liability for purposes of clauses (i) and (ii) above, there shall be taken into account Code
       Section 752(c) and any other applicable provisions of the Code and Regulations.

   The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulation.

      "Capital Contribution" means, with respect to each Partner, the amount of cash and initial Gross Asset Value of any Property (other than cash) contributed to the Partnership with respect to the Interest in the Partnership held by such Partner.

      "Closing Date" means the date on which the Original Capital Contributions are made.

      "Conversion" means the conversion of the technology used by the Business to provide digital wireless service from time division multiple access
   (TDMA) to code division multiple access (CDMA).

      "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be
determined with reference to such     beginning Gross Asset Value using any
reasonable method selected by the Managing General Partner.

      "Exchange" means a VCI Exchange or a VWI Exchange (as such terms are defined in the Exchange Agreement).

      "Exchange Notice Deadline" has the meaning ascribed to such term in the Exchange Agreement.

      "Exchange Revocation Notice" has the meaning set forth in the Exchange Agreement.

      "Exchange Trigger Date" has the meaning set forth in the Exchange
   Agreement.

      "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes; provided, however, that the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as specified in Section 3.01 or Section 3.02. If the Gross Asset Value has been determined under the preceding proviso, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of the allocations made pursuant to Article 4.

      "Indebtedness" means, with respect to the Partnership, (i) all indebtedness of the Partnership for borrowed money or for the deferred purchase price of property, payment for which is deferred six (6) months or more (but excluding accounts payable incurred in the ordinary course of business), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all obligations under lease of property by the Partnership (whether real, personal or mixed) that would be required to be classified as a capital lease in accordance with GAAP and (iv) all guaranties by the Partnership of any the foregoing obligations of any other Person.

      "Interest" means the entire ownership interest of a Partner in the Partnership at any time, including the rights of such Partner to capital, Profit, Loss, distributions and other benefits to which such Partner may become entitled hereunder, and the obligations of such Partner to comply with the terms and provisions of this Agreement and the Act.

      "Limited Partner" means Price LP or Cellco LP. "Limited Partners" means both such Persons.

      "Original Capital Contribution" means, with respect to each Partner, the Capital Contribution made by such Partner pursuant to the Transaction Agreement and Section 3.01 or Section 3.02 (as the case may be).

      "Partners" means the Managing General Partner and the Limited Partners, where no distinction is required by the context in which the term is used herein. "Partner" means any one of the Partners.

      "Partnership" means the partnership continued pursuant to this Agreement.

      "Percentage Interest" means 1% with respect to the Managing General Partner and 99% with respect to Cellco LP.

      "Permitted Transfer" means a Transfer of an Interest pursuant to Section 10.02.

      "Permitted Transferee" means with respect to each of the Managing General Partner, Cellco LP and Price LP, each of the Persons to whom its Interest may be Transferred in accordance with Article 10.

      "Preferred Return" means a return accreted quarterly on the weighted daily average balance of Price LP's Capital Account at the Applicable Rate from the Closing Date.

      "Price Profit Allocation" means, with respect to any fiscal year, Price LP's share of any Profit for such fiscal year allocated to Price LP's Capital Account pursuant to Sections 4.01(b) and 4.03.

      "Property" means all real and personal property acquired by the Partnership, including cash, and shall include both tangible and intangible property.

      "Profits" and "Losses" means, for each Allocation Year, an amount equal to the Partnership's taxable income or loss for such Allocation Year, or portion thereof, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

          (i) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

          (ii) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss;

          (iii) gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for United States federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value, and such gain or loss shall be computed by taking into account the cost of any appraisal of such Property incurred by the Partnership or any expense of, or expense reimbursable by, the Partnership in connection with such appraisal;

          (iv) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, or portion thereof, computed in accordance with the definition of Depreciation; and

          (v) notwithstanding any other provision of this definition, any items which are required to be specially allocated pursuant to Section 4.03 hereof shall not be taken into account in computing Profits or Losses.

      "Quarterly Distribution Amount" means, subject to Section 5.01(c), (i) with respect to each of the first, second and third quarters of any fiscal year (but not with respect to any quarter, or portion thereof, occurring prior to the second anniversary of the Closing Date), an amount of cash estimated in good faith by the Managing General Partner to be equal to 50.00% of Price LP's share of any Profit for such fiscal quarter which would be allocated to Price LP's Capital Account pursuant to Sections 4.01(b) and
   4.03 if such allocation were made on a quarterly basis, and (ii) with respect to the fourth quarter of any fiscal year, an amount of cash equal to
   (A) if the Price Profit Allocation for such fiscal year is less than the Threshold Profit Allocation for such fiscal year, an amount of cash equal to
   (x) the Price Profit Allocation minus (y) the sum of the Quarterly Distribution Amounts for the first, second and third quarters of such fiscal year, or (B) if the Price Profit Allocation for such fiscal year is greater than or equal to the Threshold Profit Allocation for such fiscal year, an amount of cash equal to (x) the Threshold Profit Allocation minus (y) the sum of the Quarterly Distribution Amounts for the first, second and third quarters of such fiscal year. For purposes of clause (ii) above, with respect to the fiscal year in which the second anniversary of the Closing Date occurs, the Price Profit Allocation and the Threshold Profit Allocation shall take into account only the portion of such fiscal year which occurs after such anniversary. For purposes of determining the Quarterly Distribution Amount, it shall be assumed that the aggregate amount of Profit allocated to Price LP for the period from the Closing Date to and including the second anniversary of the Closing Date is equal to the cumulative Preferred Return for such period.

      "Rate Adjustment Percentage" means the product obtained by multiplying
   (i) the difference between (A) the annual rate of interest payable by New LP in respect of the New LP Financing determined as set forth in Section 2.06 of the Transaction Agreement and (B) the rate of interest that would be payable by New LP through Cellco Partnership on a loan extended to it by Verizon Global Funding Corp. as set forth in the most recent monthly Cash Pool Interest Notice delivered prior to the Closing Date by VCI to Cellco, which rate shall be certified in writing to the Company by the controller of Cellco and (ii) a fraction, the numerator of which is $350,000,000 and the denominator of which is the Company's Original Capital Contribution.

      "Rate Reduction Date" means the earliest date on which there occurs any of the following (i) an Exchange, (ii) the Exchange Notice Deadline and
   (iii) the fourth anniversary of the Closing Date; provided that, solely for purposes of clause (ii) of this definition, the Exchange Notice Deadline will be deemed not to have occurred if (A) Price LP has a right to deliver and delivers a VWI Exchange Revocation Notice in compliance with Section 2.01(d) of the Exchange Agreement, (B) Price LP delivers a VWI Exchange Notice in compliance with Section 2.01 of the Exchange Agreement, the stockholders of Price Parent approve the VWI Exchange contemplated by such VWI Exchange Notice, the VWI Exchange is not consummated prior to the fourth anniversary of the Closing Date, the failure to consummate the VWI Exchange is not the result of a failure by any Price Corporation or VWI to have performed, in all material respects, their respective obligations under the Transaction Agreement and the ELP Interest has not been exchanged for VCI Stock pursuant to Section 2.02(b) of the Exchange Agreement, (C) Price LP has a right to deliver, but has not delivered, a VWI Exchange Revocation Notice pursuant to Section 2.01(d) of the Exchange Agreement and at any time prior to the Revocation Deadline, the ELP Interest is exchanged for VCI Stock pursuant to Section 2.02(b) of the Exchange Agreement or (D) the ELP Interest has been exchanged for VCI Stock pursuant to Section 2.02(b) of the Exchange Agreement prior to the fourth anniversary of the Closing Date, but otherwise, all of the conditions set forth in clause (B) above have been met. For the purposes of the foregoing, the determination that no Exchange Notice Deadline has occurred shall be made on, and effective as of, (x) the Revocation Deadline, in the case of clause (A), (y) the fourth anniversary of the delivery by the Company of the VWI Exchange Notice, in the case of clause (B), and (z) the date of the VCI Exchange, in the cases of clause (C) and (D) and any such applicable date shall hereinafter be referred to as the "Determination Date".

      "Regulations" means the Income Tax Regulations promulgated under the Code, as amended from time to time.

      "Threshold Profit Allocation" means, with respect to any fiscal year, 50.00% of (i) the weighted daily average balance of Price LP's Capital Account during such fiscal year multiplied by (ii) the Applicable Rate for such fiscal year (adjusted for quarterly compounding (unless the Applicable Rate is zero) and for any change in the Applicable Rate which occurs during such fiscal year).

      "Transfers" means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate or otherwise dispose of.

      "Unallocated Preferred Return" means the excess, if any, of (i) the cumulative Preferred Return over (ii) the aggregate amount of Profits or income allocated to Price LP pursuant to Sections 4.01(b) and 4.03 for all prior Allocation Years.

      "VWI Exchange" has the meaning set forth in the Exchange Agreement.

      "VWI Exchange Notice" has the meaning set forth in the Exchange Agreement.

   (b) Each of the following terms is defined in the Section set forth opposite such term:

             Term                                 Section
             ----                                 -------
             Cellco LP......................       Preamble
             Cellco.........................       Preamble
             Certificate....................        2.06
             Cure Transfer..................       10.07
             Determination Date.............     definition of
                                             "Rate Reduction Date"
             Excess Distribution Amount.....        5.01(c)
             Exchange Agreement.............       Preamble
             Information....................        8.01
             Liquidating Events.............       12.01
             Liquidator.....................       12.02
             Management Committee...........        6.03
             Managing General Partner.......       Preamble
             Nonacquiesced Transaction......        6.04(c)
             Nonacquiesced Transaction Items        6.04(c)
             Partnership Business...........        2.03

                       Term                     Section
                       ----                     -------
                       Price Shareholder....... Preamble
                       Price Parent............ Preamble
                       Price Corporations...... Preamble
                       Price Cellular.......... Preamble
                       Price LP................ Preamble
                       Regulatory Allocations..  4.05(a)
                       Relevant Party..........  6.06(b)
                       Statement of Partnership  6.09(b)
                       Subject Transfer........  10.07
                       Tax Matters Partner.....   4.08
                       Transaction Agreement... Preamble

                                   ARTICLE 2
                                THE PARTNERSHIP

   SECTION 2.01. Formation. The Partnership was formed on December 17, 2001. The Partners hereby agree to continue the Partnership as a limited partnership pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.

   SECTION 2.02. Name. The name of the Partnership shall continue to be Verizon Wireless of the East LP and all business of the Partnership shall be conducted in such name. The Managing General Partner may change the name of the Partnership upon 10 days notice to Price LP. Except as otherwise provided in this Agreement, the Partnership shall hold all of its property in the name of the Partnership and not in the name of any Partner.

   SECTION 2.03. Purpose. The purpose of the Partnership is to acquire the Contributed Assets pursuant to the Transaction Agreement and to engage in the business of constructing, developing, managing, operating, marketing and selling cellular telephone systems and service, wireless service, paging service, PCS service and other commercial mobile radio service, and any business related thereto (the "Partnership Business"), and to do everything necessary or desirable for the accomplishment of the above purposes or the furtherance of any of the powers set forth herein, and to do every other act and thing incident thereto or connected therewith.

   SECTION 2.04. Registered Office. The registered office of the Partnership in the State of Delaware is located at Corporation Service Company, 1013 Center Road, Wilmington, Delaware 19805-1297.

   SECTION 2.05. Term. The term of the Partnership shall commence on the date the Partnership was formed, as set forth in Section 2.01, and shall continue until the winding up and liquidation of the Partnership and its business is completed following a Liquidating Event, as provided in Section 12.01 hereof.

   SECTION 2.06.  Filings; Agent for Service of Process.

   (a) A Certificate of Limited Partnership (the "Certificate") has been filed in the office of the Secretary of State of the State of Delaware in accordance with the provisions of the Act. The Managing General Partner shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of the State of Delaware. The Managing General Partner shall cause amendments to the Certificate to be filed whenever required by the Act. Such amendments may be executed by the Managing General Partner.

   (b) The Managing General Partner shall execute and cause to be filed an original or amended Certificate and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership or similar type of entity under the laws of any other state or jurisdictions in which the Partnership engages in business.

   (c) The registered agent for service of process on the Partnership in the State of Delaware shall be Corporation Service Company, 1013 Center Road, Wilmington, Delaware 19805-1297, or any successor as appointed by the Managing General Partner in accordance with the Act.

   (d) Upon the dissolution of the Partnership, the Managing General Partner (or, if the Managing General Partner does not wind up the Partnership's affairs, any Person elected pursuant to Section 12.02 hereof) shall promptly execute and cause to be filed certificates of cancellation in accordance with the Act and the laws of any other states or jurisdictions in which the Partnership has filed Certificates.

   SECTION 2.07. Independent Activities. Except as expressly provided in the Transaction Agreement (including, without limitation, Section 9.07 and Section
10.05 thereof), each Partner and each of their Affiliates may, notwithstanding this Agreement, engage in whatever activities they choose, whether the same are competitive with the Partnership or otherwise, without having or incurring any obligation to offer any interest in such activities to the Partnership or any Partner and, except as expressly provided for in the Transaction Agreement, neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Partner or its Affiliates from engaging in such activities, or require any Partner or its Affiliates to permit the Partnership or any other Partner or its Affiliates to participate in any such activities, and each Partner hereby waives, relinquishes, and renounces any such right or claim of participation.

   SECTION 2.08. Fiscal Year. The fiscal year of the Partnership for financial statement and federal income tax purposes shall end on December 31.

                                   ARTICLE 3

                      CONTRIBUTIONS; PERCENTAGE INTEREST

   SECTION 3.01. Managing General Partner. After giving effect to the transactions contemplated by the Transaction Agreement to occur on the Closing Date, the name, address and value of the Capital Contribution of the Managing General Partner as of the date hereof are as follows:

           Name and Address             Capital Contribution
           ----------------             --------------------

           [Cellco Sub]                    Cash in the amount
           c/o Verizon Wireless            of $[  ]
           180 Washington Valley Road
           Bedminster, NJ 07921

   SECTION 3.02. Limited Partners. After giving effect to the transactions contemplated by the Transaction Agreement to occur on the Closing Date, the names, addresses and value of the Capital Contributions of the Limited Partners as of the date hereof are as follows:

              Name and Address             Capital Contribution
              ----------------             --------------------

              Price Communications         Property (other than
                Wireless, Inc.                 cash) with an
              45 Rockefeller Plaza       initial Gross Asset Value
              Suite 3200                         of $[  ]
              New York, NY 10020         and cash in the amount of
                                                    $[  ]

              Cellco Sub                   Property (other than
              c/o Verizon Wireless             cash) with an
              180 Washington Valley Road initial Gross Asset Value
              Bedminster, NJ 07921               of $[  ]
                                         and cash in the amount of
                                                    $[  ]

   SECTION 3.03. Additional Contributions. Subject to Section 6.04, each of the Managing General Partner and Cellco LP may, from time to time, make additional Capital Contributions at its sole discretion.

                                   ARTICLE 4

                                  ALLOCATIONS

   SECTION 4.01. Profits. After giving effect to the special allocations set forth in Sections 4.03 and 4.05, Profits for any Allocation Year shall be allocated to the Capital Accounts of the Partners in the following order and priority:

      (a) First, to Price LP in the amount, if positive, equal to (i) the sum of the cumulative Losses allocated to Price LP pursuant to Section 4.02(d) for all prior Allocation Years minus (ii) the sum of the cumulative Profits allocated to Price LP pursuant to this Section 4.01(a) for all prior Allocation Years;

      (b) Second, to Price LP until Price LP has been allocated an amount, if any, equal to its Unallocated Preferred Return; and

      (c) Third, to the Managing General Partner and Cellco LP in proportion to their Percentage Interests.

   SECTION 4.02. Losses. After giving effect to the special allocations set forth in Sections 4.03 and 4.05, Losses for any Allocation Year shall be allocated to the Capital Account of the Partners in the following order and priority:

      (a) First, to the Managing General Partner and Cellco LP, in proportion to their Percentage Interests, in an amount, if positive, equal to (i) the sum of the cumulative Profits allocated pursuant to Section 4.01(c) for all prior Allocation Years minus (ii) the sum of the cumulative Losses allocated pursuant to this Section 4.02(a) for all prior Allocation Years;

      (b) Second, to the Managing General Partner until the Managing General Partner has been allocated an amount, if any, equal to the Managing General Partner's Capital Account;

      (c) Third, to Cellco LP until Cellco LP has been allocated an amount, if any, equal to Cellco LP's Capital Account;

      (d) Fourth, to Price LP until Price LP has been allocated an amount, if any, equal to Price LP's Capital Account and

      (e) Fifth, to the Managing General Partner.

   SECTION 4.03. Special Allocations. The following special allocations of items of Partnership income, gain, loss or deduction (the amount of each such item being determined by applying rules analogous to those set forth in clauses
(i) through (iv) of the definition of "Profits" and "Losses" in Section 1.01 hereof) shall be made in the following order:

      (a) Qualified Income Offset. If any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6)
   of the Regulations, items of Partnership income and gain shall be specially allocated to such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Limited Partner as quickly as possible, provided that an allocation pursuant to this Section 4.03(a) shall be made only if and to the extent that the Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 4 have been tentatively made as if this Section 4.03(a) were not in this Agreement.

      (b) Gross Income Allocation. If a Limited Partner has a deficit Capital Account at the end of any Partnership Allocation Year, such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such deficit as quickly as possible, provided that an allocation pursuant to this Section 4.03(b) shall be made only if and to the extent that the Limited Partner would have a deficit Capital Account after all other allocations provided for in this Article 4 have been tentatively made as if Section 4.03(a) hereof and this Section 4.03(b) were not in this Agreement.

      (c) Additional Special Allocation. The following items shall be allocated to the Managing General Partner and Cellco LP in proportion to their Percentage Interests:

          (i) all items of expense incurred in connection with the purchase and defeasance of the Senior Subordinated Notes and the Senior Secured Notes (including, without limitation, any premium paid in connection therewith);

          (ii) all Nonacquiesced Transaction Items;

          (iii) all amortization in respect of any intangible asset;

          (iv) all gain realized upon sale or disposition of any intangible asset to the extent of the aggregate amount of amortization previously allocated in respect of such intangible asset under clause (iii) above;

          (v) all losses realized upon sale, disposition or write-off of any assets in connection with the Conversion; and

          (vi) all costs of purchasing handsets to be provided to then existing customers in connection with the Conversion.

      (d) Excess Financing Cost. The Excess Financing Cost shall be allocated to Price LP.

      (e) Gross Income Allocation. During the Allocation Year, if any, that includes a Determination Date, there shall be allocated to Price LP gross income of the Partnership in the amount not exceeding the aggregate amount of Profits that would have been allocated to Price LP during the period starting on the Exchange Notice Deadline and ending on the earliest of (i) the Determination Date, (ii) the Exchange or (iii) the fourth anniversary of the Closing Date, if no Exchange Notice Deadline occurred during such period.

   SECTION 4.04.  Allocation of Liabilities.  Except to the extent that Code
Section 752 or Regulations thereunder are amended following the date hereof, liability of the Partnership for the New LP Financing shall be allocated solely for federal income tax purposes to the Company Contributed Assets and, therefore, to Price LP. The Partnership shall file all Partnership tax returns consistent with the foregoing allocation and shall not take a position inconsistent therewith as long as the allocation is permitted under Code
Section 752 and the Regulations thereunder. Notwithstanding the foregoing, if the Managing General Partner determines in good faith that such allocation is not permitted under Code Section 752 and the Regulations thereunder (as interpreted from time to time by the U.S. courts, including the Tax Court, and by official pronouncements of the Internal Revenue Service or the Treasury department, such as revenue rulings, revenue procedures and notices), (i) the Partnership shall inform the Partners about the conclusion of the Managing General Partner and shall provide the Partners with an explanation underlying such conclusion, and (ii) the Partnership shall no longer be required to file its tax returns in accordance with such allocation. The Partners agree that allocating liability of the Partnership for the New LP Financing to Price LP is permitted based on the law and the facts in existence as of the date hereof.

   SECTION 4.05. Curative Allocations. The amount of each item of Partnership income, gain, loss or deduction allocated pursuant to the following special allocations shall be determined by applying rules analogous to those set forth in clauses (i) through (iv) of the definitions of "Profits" and "Losses" in
Section 1.01 hereof.

      (a) The "Regulatory Allocations" consist of allocations pursuant to Sections 4.03(a) and (b) and 4.06 hereof. Notwithstanding any other provision of the Agreement, other than the Regulatory Allocations, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction amounts to the Partners so that, to the extent possible, the net amount of such allocations of such other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

      (b) The Managing General Partner shall have reasonable discretion, with respect to each Allocation Year, to (i) apply the provisions of Section 4.05(a) in whatever order is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations, and
   (ii) divide all allocations pursuant to Section 4.05(a) hereof among the Partners in a manner that is likely to minimize such economic distortions.

   SECTION 4.06.  Loss Limitation.  The Losses allocated pursuant to Section
4.02 and the items of loss or deduction allocated pursuant to Sections 4.03 and
4.05 shall not exceed the maximum amount of Losses and items of loss or deduction that can be so allocated without causing any Limited Partner to have an Adjusted Capital Account Deficit at the end of any Allocation Year. All Losses and items of loss or deduction in excess of the limitation set forth in this Section 4.06 shall be allocated to the Managing General Partner.

   SECTION 4.07. Tax Allocations. All items of income, gain, loss and deduction with respect to any Partnership asset having a Gross Asset Value that differs from the adjusted basis of such asset for U.S. federal income tax purposes shall be allocated so as to take into account the difference between the Gross Asset Value and the adjusted tax basis of such asset in accordance with the principles of Code Section 704(c) using the traditional method described in Treasury regulations Section 1.704-3(b).

   SECTION 4.08. Tax Matters Partner, Tax Elections. The Managing General Partner is hereby designated the "Tax Matters Partner," as defined in Code
Section 6231, for the Partnership. The Tax Matters Partner shall, with respect to matters related to federal income taxes, (i) provide Price LP with prompt notice of the commencement of the tax examinations or other tax proceedings and with copies of all notices and other correspondence relating to the Partnership in respect of a period during which Price LP was a Partner received from the Internal Revenue Service, (ii) permit Price LP to be present at any meetings, conferences, hearings or other tax proceedings with or before the Internal Revenue Service or a court on matters relating to the Partnership in respect of a period during which Price LP was a Partner, and (iii) not settle any federal income tax issue that would increase the tax liability of Price LP by a material amount without obtaining consent of Price LP which consent shall not be unreasonably withheld or delayed, but only if the items of such settlement that would so increase the tax liability of Price LP would produce a net tax benefit (based on a present value calculation using a discount rate equal to the then borrowing rate of Cellco) to the Managing General Partner or Cellco LP. All tax elections with respect to the Partnership shall be made by the Tax Matters Partner.

   SECTION 4.09. Classification as Partnership. It is the Partners' intent that the Partnership be treated as a partnership for federal income tax purposes. No election shall be made by the Managing General Partner or any Partner to have the Partnership (i) be excluded from the application of the provisions of Subchapter K of the Code or (ii) be treated as a corporation for federal income tax purposes.

                                   ARTICLE 5

                                 DISTRIBUTIONS

   SECTION 5.01. Price LP Distribution. (a) The Partnership shall distribute to Price LP on a fiscal quarterly basis the Quarterly Distribution Amount with respect to each fiscal quarter ending after the second anniversary of the Closing Date.

   (b) The Quarterly Distribution Amount that is required to be distributed to Price LP pursuant to Section 5.01(a) shall be made (i) with respect to the first, second or third quarter of any fiscal year, within 45 days after the end of such quarter, and (ii) with respect to the fourth quarter of any fiscal year, within 90 days after the end of such quarter.

   (c) If the Quarterly Distribution Amount for the fourth quarter of any fiscal year is a negative number (the amount of such number being an "Excess Distribution Amount"), the Managing General Partner shall promptly notify Price LP of the Excess Distribution Amount and, within 10 days of receipt of such notice, Price LP shall contribute to the Partnership, as an Additional Capital Contribution, cash in the amount of the Excess Distribution Amount.

   SECTION 5.02. Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Partnership or the Partners shall be treated as amounts paid or distributed, as the case may be, to the Partners with respect to which such amount was withheld pursuant to this Section 5.02 for all purposes under this Agreement. The Managing General Partner is authorized to withhold from payments and distributions to the Partners and to withhold with respect to allocations to the Partners and to pay over to any United States federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provisions of any other United States federal, state, local or foreign law, and shall allocate any such amounts to the Partners with respect to which such amounts were withheld.

   SECTION 5.03. Other Distributions. Subject to Section 6.04, the Partnership shall make distributions to the Partners as directed by the Managing General Partner in its sole discretion.

                                   ARTICLE 6

                                  MANAGEMENT

   SECTION 6.01. Authority of the Managing General Partner. Except to the extent otherwise provided herein, the Managing General Partner shall have the sole and exclusive right to manage the Partnership Business and shall have all of the rights and powers which may be possessed by general partners under the Act.

   SECTION 6.02. Right to Rely on Managing General Partner. Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by the Managing General Partner as to:

      (a) the identity of the Managing General Partner or any Limited Partner;

      (b) the existence or nonexistence of any fact or facts which constitute a condition precedent to act by the Managing General Partner or which are in any other manner germane to the affairs of the Partnership;

      (c) the Persons who are authorized to execute and deliver any instrument or document of the Partnership; or

      (d) any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

   SECTION 6.03. Management Committee. The Partnership shall have a management committee (the "Management Committee") which shall consist of three members, two of which shall be appointed by the Managing General Partner and one of which shall be appointed by Price LP. The initial members of the Management Committee are set forth in Schedule 6.03 hereto. Each of the Managing General Partner and Price LP may replace any of its members of the Management Committee at any time upon written notice to the other.

   SECTION 6.04.  Restrictions on Authority of Managing General
Partner. (a) Without the prior approval of a majority of the members of the Management Committee, the Managing General Partner shall not have the authority to, and the Managing General Partner covenants and agrees that it shall not cause the Partnership to, take any of the following actions:

      (i) approve the annual operating budget for the Partnership and any amendments or revisions thereto;

      (ii) other than in the ordinary course of business, acquire an amount of assets in respect of which the consideration payable by the Partnership is more than $50 million;

      (iii) make any distribution prior to 6 months after the Exchange Notice Deadline, other than distributions of the Quarterly Distribution Amount and distributions pursuant to Section 12.02;

      (iv) appoint or change the Partnership's independent auditor;

      (v) approve the audited annual financial statements of the Partnership; or

      (vi) select the technology to be used by the Partnership in conducting the Partnership Business, or change such technology.

   (b) Without the approval of a majority of the Management Committee, including the member appointed by Price LP, the Managing General Partner shall not have the authority to, and the Managing General Partner covenants and agrees that it shall not, cause the Partnership to take any of the following actions:

      (i) subject to Sections 6.04(c) and (d), (A) sell, exchange or otherwise dispose of any assets other than in the ordinary course of business or as may be necessary or appropriate in connection with the Conversion or acquire any other business or incur any Indebtedness or (B) consolidate or merge with or into any other Person, or engage in any similar transaction, unless the Profits allocated to Price LP, if any, for the prior four calendar quarters, determined on a pro forma basis after giving effect to such transaction and any related transactions and, if the Closing Date occurred at any time during such calendar quarters, as if the Closing Date had occurred immediately prior to the first of such fiscal quarters, that would be allocated to Price LP under this Agreement would be at least equal to the lesser of (A) the actual Profits allocated to Price LP for such period (determined as if the Closing Date had occurred immediately prior to the first of such fiscal quarters) if the Closing Date actually occurred at any time during such fiscal quarters or (B) $50 million if such sale, exchange, disposition, incurrence of Indebtedness, merger, consolidation or similar transaction (the "Specified Transactions") is consummated on or after the Closing Date but before the first anniversary of the Closing Date, $52 million if the Specified Transaction is consummated on or after the first anniversary of the Closing Date and before the second anniversary of the Closing Date, $53 million if the Specified Transaction is consummated on or after the second anniversary of the Closing Date and before the third anniversary of the Closing Date, $54 million if the Specified Transaction is consummated on or after the third anniversary of the Closing Date and before the fourth anniversary of the Closing Date and $0 if the Specified Transaction is consummated thereafter (as applicable, the "Applicable Profit Allocation") and, in the case of any such consolidation, merger or similar transaction, unless the consolidation, merger or transaction would not adversely affect Price LP's rights under this Agreement or in respect of the Partnership;

      (ii) engage in any business other than the Partnership Business and any related business;

      (iii) incur any Indebtedness to the extent the Partnership's ratio of long-term debt to net worth (as defined by GAAP) would exceed three times as a result of incurring such indebtedness;

      (iv) sell, exchange or otherwise dispose of, or distribute all or substantially all of the Company Contributed Assets (including any renewals and replacements thereof);

      (v) sell, exchange or otherwise dispose of any Company Contributed Asset (including any renewals and replacements thereof) to the Managing General Partner or any of its Affiliates;

      (vi) sell, exchange or otherwise dispose of any of the cellular licenses included in the Company Contributed Assets (including any renewals and replacements thereof) prior to the second anniversary of the Closing Date;

      (vii) make any distribution of any of the cellular licenses included in the Company Contributed Assets (including any renewals and replacements thereof) prior to the seventh anniversary of the Closing Date;

      (viii) make any distribution to either the Managing General Partner or Cellco LP or repurchase from the Managing General Partner or Cellco LP any Interest if after giving effect thereto the aggregate amount of their Capital Accounts would be less than the sum of the Original Capital Contributions of the Cellco LP and the Managing General Partner;

      (ix) except as permitted by Section 6.08, engage in any transaction with the Managing General Partner or any of its Affiliates, unless such transaction is either on an arm's length basis or, in the aggregate, no less favorable to the Partnership than substantially similar transactions generally made between other Persons which are not Affiliates of the Managing General Partner and its Affiliates and the Managing General Partner and its Affiliates;

      (x) amend the Certificate if such amendment would reasonably be expected to adversely affect Price LP's rights under this Agreement or in respect of the Partnership,

      (xi) issue additional interests in the Partnership, other than to any Partner or to an Affiliate of any Partner;

      (xii) request any additional Capital Contributions by Price LP other than as contemplated by Section 5.01(c);

      (xiii) distribute to the Managing General Partner, the Cellco LP or any of their Affiliates all or any portion of the Cellco Contributed Assets or the Cellco Note;

      (xiv) commence any voluntary case or other proceeding seeking dissolution, liquidation or reorganization or other relief with respect the Partnership or its debts under any bankruptcy law now or hereafter in effect; or

      (xv) take any action contrary to the preservation and maintenance of the Partnership's existence, rights, franchises and privileges as a limited partnership under the laws of the State of Delaware.

   (c) Notwithstanding Section 6.04(b)(i), the Managing General Partner shall have the authority to, and to cause the Partnership to, take any of the actions specified in Section 6.04(b)(i) if the majority of the Management Committee, excluding the member appointed by Price LP, approves any such action (each such action not approved by the member appointed by Price LP, a "Nonacquiesced Transaction") provided that, in such case, all items of income, gain, loss and expense resulting from such Nonacquiesced Transaction shall be considered as "Nonacquiesced Transaction Items" for the purposes of this Agreement and shall be allocated in the manner set forth in Section 4.03(c); and provided further that in the case of any consolidation, merger or similar transaction, the proposed transaction would not adversely effect Price LP's rights under this Agreement or with respect to the Partnership.

   (d) Prior to the consummation of any acquisition, sale, exchange, disposition, consolidation or merger or the incurrence of any Indebtedness pursuant to Section 6.04(b)(i), the Managing General Partner shall deliver to Price LP reasonably detailed documentation which demonstrates that the conditions set forth in Section 6.04(b)(i) have been satisfied.

   SECTION 6.05. Day-to-day Management. Day-to-day management of the Partnership will be carried out by such officers of the Partnership as the Managing General Partner shall determine.

   SECTION 6.06. Duties and Obligations; Exculpation. (a) The Managing General Partner shall take all actions which may be necessary or appropriate
(i) for the continuation of the Partnership's valid existence as a limited partnership under the laws of the State of Delaware and (ii) for the accomplishment of the Partnership's purposes, including the acquisition and preservation of the Partnership's property in accordance with the provisions of the Transaction Agreement, this Agreement and applicable laws and regulations.

   (b) The Limited Partners agree that the duties and liabilities of the Managing General Partner shall be strictly limited to the duties and liabilities expressly set forth in this Agreement and required by applicable law. Without limiting the generality of foregoing, except as set forth in this Agreement or as required by applicable law, none of the Managing General Partner or any of its officers, directors, members, employees, Affiliates, stockholders, partners, agents or representatives, nor any member of the Management Committee (each a "Relevant Party") shall, to the fullest extent permitted by applicable law, be liable to the Partnership or to the Limited Partners for any losses, claims, damages or liabilities arising out of, related to or in connection with any act or omission performed or omitted by it in connection with this Agreement (including, without limitation, pursuant to Section 6.08(c)) or the Partnership's business or affairs (including, without limitation, any act or omission by any Relevant Party). Notwithstanding the above, this Section 6.06(b) shall only be enforced to the maximum extent permitted by law and no Relevant Party shall be exculpated from any liability for its fraud, bad faith or willful misconduct.

   (c) Notwithstanding anything to the contrary in this Agreement, no Affiliate of the Managing General Partner (other than the Partnership) shall have any liability to any Limited Partner with respect to any obligations of the Partnership or the Managing General Partner under this Agreement. In addition, except as otherwise provided in this Agreement or the Transaction Agreement, no Affiliate of the Managing General Partner (including, without limitation, Cellco) shall under any circumstances have any obligation to contribute any assets to the Partnership. Notwithstanding the above, this
Section 6.06(c) shall only be enforced to the maximum extent permitted by law and no Affiliate of the Managing General Partner shall be exculpated from any liability for its fraud, bad faith or willful misconduct.

   SECTION 6.07. Indemnification of Managing General Partner. (a) The Partnership, its receiver, or its trustee shall indemnify, save harmless, and pay all judgments and claims against the Managing General Partner or a member of the Management Committee relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Managing General Partner or any officer or director of the Managing General Partner or a member of the Management Committee in connection with the business of the Partnership, including attorneys' fees incurred by the Managing General Partner in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, including all such liabilities under federal and state securities laws as permitted by law.

   (b) In the event of any action by any Limited Partner against the Managing General Partner or a member of the Management Committee, including a Partnership derivative suit, the Partnership shall indemnify, save harmless, and pay all expenses of the Managing General Partner or such member of the Management Committee, including attorneys' fees, incurred in the defense of such action.

   (c) Notwithstanding the provisions of Sections 6.07(a) and 6.07(b) above, such Sections shall only be enforced to the maximum extent permitted by law and the Managing General Partner and each member of the Management Committee shall not be indemnified from any liability for its fraud, bad faith, or willful misconduct.

   SECTION 6.08. Compensation and Reimbursement. (a) Except as otherwise provided in this Section 6.08, no Partner or Affiliate of any Partner shall receive any salary, fee or draw for service rendered to or on behalf of the Partnership, nor shall any Partner or Affiliate of any Partner be reimbursed for any expenses incurred by such Partner or Affiliate on behalf of the Partnership.

   (b) The Managing General Partner may charge the Partnership, and shall be reimbursed, for any out-of-pocket expenses reasonably incurred by it on behalf of the Partnership in connection with the Partnership Business.

   (c) The Managing General Partner and its Affiliates may provide to the Partnership such services as the Managing General Partner deems appropriate (including, without limitation, accounting, billing, legal, administrative, financial, cash management and network construction, maintenance and monitoring services) and the Managing General Partner may charge the Partnership for such services; provided that (i) the scope of services provided by the Managing General Partner and its Affiliates shall be consistent with the scope of services customarily provided by the Managing General Partner or any such Affiliate to other partnerships managed by the Managing General Partner or any such Affiliate that (A) have at least one partner which is not an Affiliate of the Managing General Partner or such Affiliate managing the partnership and (B) are engaged in a business substantially similar to the Partnership's business, and (ii) determination by the Managing General Partner of the amount to be charged to the Partnership shall be made in a manner that is, in the aggregate, as favorable to the Partnership as the manner in which charges for services are generally made by the Managing General Partner or such Affiliates to such other partnerships.

   SECTION 6.09. Operating Restrictions. (a) All property of the Partnership in the form of cash not otherwise invested shall be deposited for the benefit of the Partnership in one or more accounts of the Partnership or any of its Affiliates, maintained in such financial institutions as the Managing General Partner shall determine or shall be invested in short-term liquid securities or other cash equivalent assets or shall be left in escrow, and withdrawals shall be made only in the regular course of Partnership business and on such signature or signatures as the Managing General Partner may determine from time to time.

   (b) The signature of the Managing General Partner shall be necessary and, subject to Section 6.04, sufficient to convey title to any property owned by the Partnership or to execute any promissory notes, trust deeds, mortgages, or other instrument of hypothecation, and all of the Partners agree that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same, and all of the Partners further agree that the signature of the Managing General Partner shall be sufficient to execute any "Statement of Partnership" or other documents necessary to effectuate this or any other provision of this Agreement. All of the Partners do hereby appoint the Managing General Partner as their attorney-in-fact for the execution of any or all of the documents described herein.

   (c) The Partnership shall not until the earlier of two days after the Exchange Closing Date (as defined in the Exchange Agreement) and five years after the Closing Date, (i) prepay the New LP Financing, (ii) effect a defeasance with respect to the New LP Financing (other than a defeasance that does not affect the treatment of the liability under Code Section 752), or
(iii) intentionally take any action or fail to take any action with the objective of causing an acceleration of New LP's obligation to repay the New LP Financing.

   SECTION 6.10. Rights or Powers. No Limited Partner shall have any right or power to take part in the management or control of the Partnership or its business and affairs or to act for or bind the Partnership in any way.

   SECTION 6.11. Voting Rights. Except as expressly provided herein or required by law, the Limited Partners shall have no right to vote on any matters.

                                   ARTICLE 7

                               BOOKS AND RECORDS

   SECTION 7.01. Books and Records. The Partnership shall keep adequate books and records at its principal place of business, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Partnership. Any Partner or its designated representative shall have the right, at any reasonable time, to have access to and inspect and copy the contents of such books or records, provided that any such inspection shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Partnership. Any Limited Partner, or its designee, shall also have access to such additional financial information, documents, books and records, as are reasonably necessary to allow such Limited Partner or its designee to comply with reporting requirements pursuant to applicable law or regulations or the requirements of any applicable stock exchange.

   SECTION 7.02. Periodic Reports; Financial Statements. (a) Within 60 days after the end of each Partnership fiscal year, the Managing General Partner shall cause to be prepared, and Price LP shall be furnished with, the following audited financial statements, accompanied by the report thereon of a nationally recognized accounting firm selected by the Managing General Partner:

      (i) a balance sheet of the Partnership as of the end of such fiscal year;

      (ii) a statement of profit and loss for the Partnership for such fiscal year;

      (iii) a statement of each Partner's capital account and changes therein for such fiscal year;

      (iv) a statement of Partnership cash flow for such fiscal year; and

      (v) a statement of distributable cash flow.

   (b) Within 30 days after the close of each of the first three fiscal quarters of each Partnership fiscal year, the Managing General Partner shall cause to be prepared, and Price LP shall be furnished with, the following unaudited financial statements:

      (i) a balance sheet of the Partnership as of the end of such fiscal quarter;

      (ii) a statement of profit and loss for the Partnership for such fiscal quarter;

      (iii) a statement of Partnership cash flow for such fiscal quarter; and

      (iv) a statement of each Partner's capital account and changes therein for such fiscal quarter.

   (c) Within 30 days after the end of each calendar month, the Managing General Partner shall cause to be prepared, and Price LP shall be furnished with, the following unaudited financial statements:

      (i) a balance sheet of the Partnership as of the end of such calendar month;

      (ii) a statement of profit and loss for the Partnership for such calendar month;

      (iii) a statement of Partnership cash flow for such calendar month; and

      (iv) a statement of each Partner's capital account and changes therein for such calendar month.

   (d) Within 31 days after the end of each of the Partnership's fiscal years, the Managing General Partner shall cause to be prepared, and Price LP shall be furnished with, the following projected financial statements for the following fiscal year:

      (i) a balance sheet of the Partnership as of the end of such following fiscal year;

      (ii) a statement of profit and loss for the Partnership for such following fiscal year;

      (iii) a statement of Partnership cash flow for such following fiscal year; and

      (iv) a statement of each Partner's capital account for such following fiscal year.

   SECTION 7.03. Operational Information. Price LP shall, from time to time, be furnished with operating statistics with respect to the business of the Partnership prepared in the ordinary course by the Managing General Partner, including, without limitation, analysis of customer additions, churn rates and cost per gross addition.

   SECTION 7.04. Tax Information. Necessary tax information shall be delivered to each Partner after the end of each calendar year of the Partnership. Such information shall be furnished in final form (subject to adjustments as permitted by law) by April 30 following such calendar year, and preliminary information shall be provided before such date from time to time as required to permit the Partners to file estimated payment returns and annual return extension requests. Notwithstanding anything in this Agreement to the contrary, the Tax Matters Partner shall file tax returns prepared in accordance with the Code and the Regulations as in effect at the time of such filing. All federal income tax returns (Form 1065) of the Partnership shall be furnished to Price LP at least 15 days before the due date (after taking into account all applicable extensions and waivers) for filing such returns.

                                   ARTICLE 8

                               CERTAIN COVENANTS

   SECTION 8.01. Confidentiality. Except as required by law or stock exchange rule, each Partner and each of its Affiliates shall keep confidential and not reveal, and shall cause its Subsidiaries and the officers, directors, employees, agents and representatives of it and its Subsidiaries, to keep confidential and not to reveal, to any other Person (other than to another Partner or its officers and employees, to any of its Affiliates or any officer, director, employee, agent or representative of such Partner or its Affiliates (each of whom shall be subject to the confidentiality obligations set forth herein)), from the date hereof through the third anniversary of the first date on which such Partner is no longer a Partner of the Partnership, any confidential documents, trade secrets, secret processes or methods and other confidential information concerning, relating to or in connection with the Partnership or the business of the Partnership that come to the knowledge of such Partner or its Affiliates or their respective representatives or agents by reason of the relationship of such Partner or Affiliate with the Partnership ("Information"), except for such Information that (a) is generally available to the public (other than as a result of a disclosure by such Partner or its Affiliates), (b) is available to such Person on a non-confidential basis from a source that is not prohibited from disclosing such Information to such Person or (c) after notice and (to the extent reasonably practicable) an opportunity to contest, such Person is required to disclose under any applicable law or under subpoena or other legal process; provided that nothing in this Section 8.01 shall preclude any Partner or its Affiliates from using any Information in any manner reasonably connected to its investment in the Partnership or as contemplated by this Agreement, the Transaction Agreement or any other agreements entered into in connection therewith.

   SECTION 8.02. Press Announcements. Except as required by law or stock exchange rule, or if consented to by the Managing General Partner (such consent not to be unreasonably withheld), no Partner (other than the Managing General Partner) will make any public announcement regarding the Partnership.

                                   ARTICLE 9

                             AMENDMENTS; MEETINGS

   SECTION 9.01. Amendments. No amendment to this Agreement shall be adopted or be effective as an amendment hereto unless it is in writing and is executed by all of the Partners.

   SECTION 9.02. Meetings of the Partners. (a) Meetings of the Partners may be called by the Managing General Partner and shall be called upon the written request of any Limited Partner. The notice of any such meeting shall state the nature of the business to be transacted and shall be given to all Partners not less than fifteen (15) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or consent of Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 9.02(c) hereof. Except as otherwise expressly provided in this Agreement, the vote of the Managing General Partner shall control.

   (b) For the purpose of determining the Partners entitled to vote on, or to vote at, any meeting of the Partners or any adjournment thereof, the Managing General Partner may fix, in advance, a date as the record date for any such determination. Such date shall not be more than 30 days nor less than 10 days before any such meeting.

   (c) Each Limited Partner and the MGP may authorize any Person or Persons to act for it by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or its attorney-in-fact. No proxy shall be valid after the expiration of 12 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner or his attorney-in-fact executing it.

   (d) Each meeting of Partners shall be conducted by the Managing General Partner or such other Person as the Managing General Partner may appoint pursuant to such rules for the conduct of the meeting as the Managing General Partner or such other Person deems appropriate.

                                  ARTICLE 10

                          TRANSFERS OF INTERESTS, ETC

   SECTION 10.01. Restriction of Transfers of Interests. Except as otherwise permitted by this Agreement, no Partner shall Transfer all or any portion of its Interest.

   SECTION 10.02. Permitted Transfers. (a) Subject to the conditions and restrictions set forth in Section 10.03, the Managing General Partner may at any time Transfer all but not less than all of its Interest to an Affiliate of Cellco.

   (b) Cellco LP may at any time Transfer all or any portion of its Interest to an Affiliate of Cellco.

   (c) Price LP or a Permitted Transferee thereof may at any time, with the prior written consent of the Managing General Partner (such consent not to be unreasonably withheld), grant a pledge of all but not less than all of its Interest to any bank or other financial institution of recognized standing in connection with any bona fide financing transaction.

   (d) If Price LP or a Permitted Transferee thereof pledges its Interest pursuant to Section 10.02(c), such Interest may, upon default under such financing transaction, be transferred to the pledgee or another third party as a result of a foreclosure sale under the Uniform Commercial Code or the exercise of other remedies in connection with such pledge.

   (e) Price LP and any other Price Corporation may at any time Transfer all but not less than all of its Interest to another Price Corporation in connection with a liquidation or merger of, with or into such other Price Corporation.

   (f) Price LP or a Permitted Transferee thereof may Transfer all but not less than all of its Interest pursuant to the Exchange Agreement.

   SECTION 10.03. Conditions to Permitted Transfers. A Transfer of Interests shall not be treated as a Permitted Transfer under Section 10.02(a), (b), (c),
(d) or (e) unless and until the following conditions are satisfied:

      (a) The transferor and transferee shall execute and deliver to the Partnership such documents and instruments of conveyance as may be necessary or appropriate in the reasonable opinion of counsel to the Partnership to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Agreement, the Exchange Agreement and the Lock-up Agreements (as defined in the Exchange Agreement). In all cases, the Partnership shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

      (b) Unless the Managing General Partner has waived the requirements of this Section 10.03(b) with respect to a Transfer by Price LP, the transferor shall furnish to the Partnership an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to the Managing General Partner that the Transfer will not cause the Partnership to terminate for federal income tax purposes; provided, however, that Price LP shall not be required to furnish such opinion if the Partnership termination results from (i) an Exchange, (ii) a Permitted Transfer (but only if such Permitted Transfer and all other Permitted Transfers pursuant to Section 10.02(e) occur in the same Allocation Year), or (iii) a Transfer to a pledgee or other third party pursuant to Section 10.02(d).

      (c) The transferor and transferee shall furnish the Partnership with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the Interests transferred, and any other information reasonably necessary to permit the Partnership to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Partnership shall not be required to make any distribution otherwise provided for in this Agreement with respect to any Transferred Interest until it has received such information.

      (d) The transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Partnership, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the Transfer of securities.

   SECTION 10.04. Prohibited Transfers. (a) Any purported Transfer of Interests that is not a Permitted Transfer (and which the Partnership, in its sole discretion, has not otherwise elected to recognize) shall be null and void and of no effect whatever; provided that, if the Partnership is required to recognize a Transfer that is not a Permitted Transfer (and which the Partnership, in its sole discretion, has not otherwise elected to recognize), the Interest Transferred shall be strictly limited to the transferor's rights to allocations and distributions as provided by this Agreement with respect to the Transferred Interests, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy any debts, obligations, liabilities or damages that the transferor or transferee of such Interests may have to the Partnership.

   (b) In the case of a Transfer or attempted Transfer of an Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Partnership and the other Partners from all reasonable cost, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

   SECTION 10.05. Rights of Unadmitted Assignees. A transferee of one or more Interests who is not admitted as a substituted Partner pursuant to Section
10.06 hereof shall be entitled only to allocations and distributions with respect to such Interests in accordance with this Agreement, but shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any of the rights of the Managing General Partner or a Limited Partner under the Act or this Agreement.

   SECTION 10.06. Admission of Transferees as Partners. Subject to the other provisions of this Article 10, a transferee of Interests may be admitted to the Partnership as a substituted Partner only upon satisfaction of the following conditions:

      (a) (i) if such transferee (other than a Permitted Transferee) acquired its Interest from a Limited Partner, the Managing General Partner consents to such admission, which consent may be withheld in its sole discretion, or
   (ii) the Interests with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer;

      (b) the transferee becomes a party to this Agreement as a Partner and executes such documents and instruments as the Managing General Partner may reasonably request (including, without limitation, the Pledge Agreement (if the Transfer to such transferee occurs prior to the Pledge Termination Date (as defined in the Pledge Agreement)), counterparts or amendments to this Agreement and amendments to the Certificate) as may be necessary or reasonably appropriate to confirm such transferee as a Partner in the Partnership and such transferee's agreement to be bound by the terms and conditions hereof;

      (c) if the transferee is a corporation, the transferee provides the Partnership with evidence reasonably satisfactory to counsel for the Partnership that such transferee has the power and authority to execute and deliver this Agreement and the other documents and instruments referred to in Section 10.06(b), and to perform its obligations hereunder and thereunder and the execution, delivery and performance of this Agreement and such other documents and instruments have been duly authorized by all necessary action; and

      (d) the transferee executes and consents to any and all assignments or Transfers previously executed by the transferor.

   SECTION 10.07. Cure Period. In the case of (i) a Transfer of Interests that is not a Permitted Transfer or (ii) a Permitted Transfer where the transferee is not admitted as a substituted Partner pursuant to Section 10.06 (each such Transfer in (i) and (ii), a "Subject Transfer"), the transferor and transferee in such Subject Transfer shall, within 30 days after the earlier to occur of (x) such transferor or transferee becoming aware (A) of such Transfer and (B) that such transaction is a Subject Transfer and (y) the Manager General Partner notifying the transferor of such Subject Transfer, Transfer the Interest so Transferred back to the transferor (a "Cure Transfer") without the Subject Transfer being considered a Transfer for purposes of Section 10.04(a) or Section 10.05; provided that such transferor shall be liable to indemnify and hold harmless the Partnership and the other Partners from all reasonable cost, liability and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers fees and expenses) as a result of such Subject Transfer or Cure Transfer and efforts to enforce the indemnity granted hereby.

   SECTION 10.08. Distributions and Allocations with Respect to Transferred Interests. If any Interests are Transferred during any accounting period in compliance with the provisions of this Article 10, Profit, Loss, each item thereof, and all other items attributable to the Transferred Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and elected by the Managing General Partner and agreed to by the transferor and transferee. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Partnership shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that if the Partnership does not receive a notice stating the date such Interest was Transferred and such other information as the Managing General Partner may reasonably require within 30 days after the end of the accounting period during which the Transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Partnership, on the last day of the accounting period during which the Transfer occurs, was the owner of the interest and provided further that if a notice of Transfer of the Interest of Price LP to any Price Corporation is given in the calendar month in which the Exchange occurs, the Partnership will recognize that Transfer as of the date of the notice. Neither the Partnership nor the Managing General Partner shall incur any liability for making allocations and distributions in accordance with the provisions of this
Section 10.08, whether or not the Managing General Partner or the Partnership has knowledge of any Transfer of ownership of any interest.

                                  ARTICLE 11

                           MANAGING GENERAL PARTNER

   SECTION 11.01. Business Activities. (a) The Managing General Partner represents and warrants to the Limited Partners, as of the date hereof, that it was formed solely for the purpose of entering into this Agreement and engaging in the transactions and other business activities contemplated hereby and thereby, and it has not engaged in any business activities or incurred any liabilities other than in connection with the transactions and other business activities contemplated by this Agreement.

   (b) The Managing General Partner hereby covenants and agrees not to engage in any business activities or incur any liabilities other than in connection with the transactions and other activities contemplated hereby.

   SECTION 11.02. Covenant Not to Withdraw, Transfer, or Dissolve. Except as otherwise permitted by this Agreement, the Managing General Partner hereby covenants and agrees not to (a) take any action to file a certificate of dissolution or its equivalent with respect to itself, (b) take any action that would cause a voluntary bankruptcy of the Managing General Partner or a consent to its involuntary bankruptcy, (c) withdraw or attempt to withdraw from the Partnership, (d) petition for judicial dissolution of the Partnership under 17-802 of the Act, (e) Transfer all or any portion of its Interest in the Partnership as a general partner, except in accordance with this Agreement, or
(f) exercise any power under the Act to dissolve the Partnership. Further, the Managing General Partner hereby covenants and agrees to continue to carry out the duties of a general partner hereunder until the Partnership is dissolved and liquidated pursuant to Article 12 hereof.

                                  ARTICLE 12

                          DISSOLUTION AND WINDING UP

   SECTION 12.01.   Liquidating Events.   The Partnership shall dissolve and
commence winding up and liquidating upon the first to occur of any of the following ("Liquidating Events"):

      (a) the unanimous vote of the Partners to dissolve, wind up and liquidate the Partnership;

      (b) the involuntary bankruptcy of the Managing General Partner;

      (c) the happening of any other event that makes it unlawful or impossible to carry on the business of the Partnership; or

      (d) the withdrawal or removal of the Managing General Partner, the assignment by the Managing General Partner of its entire Interest in the Partnership (other than pursuant to Article 10) or any other event that causes the Managing General Partner to cease to be a general partner under the Act; provided that any such event shall not constitute a Liquidating Event if the Partnership is continued pursuant to this Section 12.01; provided further that the Managing General Partner shall not intentionally assign its entire Interest (other than pursuant to Article 10) or withdraw from the Partnership except as required by applicable law or as contemplated by this Agreement.

The Partners hereby agree that, notwithstanding any provision of the Act or the Delaware Uniform Partnership Act, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event. Upon the occurrence of any event set forth in Section 12.01(b) or (d), the Partnership shall not be dissolved or required to be wound up if within 90 days after such event all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of a new general partner. If it is determined by a court of competent jurisdiction that the Partnership has dissolved prior to the occurrence of a Liquidating Event, or if upon the occurrence of an event specified in Section 12.01(b) or (d) hereof, the Partners fail to agree to continue the business of the Partnership as provided in this Section 12.01, then (x) within an additional 80 days, all of the Partners may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as a general partner a Person elected by all the Limited Partners or (y) if the Partners do not so elect within such 80 day period, within an additional 10 days after such 80 day period, Price LP may elect to reconstitute the Partnership and continue its business by forming a new limited partnership (without Cellco LP as a partner) and having as a general partner a Person elected by Price LP. Except with respect to Cellco LP, if Price LP elects, pursuant to clause (y) of the immediately preceding sentence, to reconstitute the Partnership without Cellco LP as a partner, on any such election by Price LP, (A) all Partners, except Cellco LP, shall be bound thereby and (B) all Partners shall be deemed to have consented thereto. Unless such an election is made within 180 days after the event causing dissolution, the Partnership shall wind up its affairs in accordance with Section 12.02 hereof. If such an election is made within 180 days after the event causing dissolution, then:

      (i) the reconstituted limited partnership shall continue until the occurrence of a Liquidating Event as provided in this Section 12.01;

      (ii) if the successor general partner is not the former general partner, then the Interest of the former general partner shall be treated thenceforth as the Interest of an unadmitted assignee of a Partner; and

      (iii) all necessary steps shall be taken to cancel this Agreement and the Certificate and to enter into a new partnership agreement substantially identical to this Agreement (except that Cellco LP will not be obligated to enter into any new partnership agreement if the Partnership shall have been reconstituted pursuant to an election under clause (y) above) and a certificate of limited partnership;

provided that the right of all the Limited Partners to select a successor general partner and to reconstitute and continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Limited Partner and neither the Partnership nor the reconstituted partnership would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue.

   SECTION 12.02. Winding up. Upon the occurrence of a Liquidating Event, unless the Partnership is continued or reconstituted pursuant to Section 12.01, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners and no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs, provided that, all covenants contained in this Agreement and all obligations provided for in this Agreement shall continue to be fully binding upon the Partners until such time as the property of the Partnership has been distributed pursuant to this Section 12.02 and the Partnership has been terminated. The Managing General Partner, or, upon the occurrence of a Liquidating Event specified in Section 12.01(b) or 12.01(d), a Person elected by all of the Limited Partners, shall be responsible for overseeing the winding up and dissolution of the Partnership (the Managing General Partner or any other Person elected pursuant to this Section 12.02 to wind up the affairs of the Partnership being referred to as the "Liquidator"). Not later than 90 days after the date on which the Liquidating Event occurred, the Liquidator shall take full account of the Partnership's liabilities and assets and shall cause the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

      (a) first, to the payment and discharge of all of the Partnership's debts and liabilities to creditors other than the Managing General Partner which are known or ascertainable within 90 days after the occurrence of a Liquidating Event, other than liabilities for distributions to Partners;

      (b) second, to the payment and discharge of all of the Partnership's debts and liabilities to the Managing General Partner which are known or ascertainable within 90 days after the occurrence of a Liquidating Event, other than liabilities for distributions to Partners; and

      (c) the balance, if any, to the Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

   SECTION 12.03. Allocations During Period of Liquidation. During the period commencing on the date on which a Liquidating Event occurs and ending on the date on which the assets of the Partnership are distributed to the Partners pursuant to Section 12.02 hereof, the Partners shall continue to share Profit, Loss and other items of Partnership income, gain, loss or deduction in the manner provided in Article 4 hereof.

   SECTION 12.04. Indemnification of the Liquidator. In the event that the Liquidator is a Person other than the Managing General Partner, the Managing General Partner shall indemnify, save harmless, and pay all judgments and claims against such Liquidator relating to any liability or damage incurred by reason of its making distributions to the Partners and in accordance with
Section 12.02 hereof, except to the extent such liability or damage is caused by the gross negligence, fraud, or willful misconduct of the Liquidator.

                                  ARTICLE 13

                               POWER OF ATTORNEY

   SECTION 13.01. Managing General Partner as Attorney-in-fact. Each Limited Partner hereby makes, constitutes, and appoints the Managing General Partner and each successor general partner, with full power of substitution and resubstitution, its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, and record all certificates of limited partnership, assumed name or similar certificates, and other certificates and instruments (including counterparts of this Agreement) which the Managing General Partner deems necessary or appropriate to be filed by the Partnership under the laws of the State of Delaware or any other state or jurisdiction in which the Partnership is doing or intends to do business, and to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing.

   SECTION 13.02. Special Power. The power of attorney granted pursuant to this Article 13:

      (a) is a special power of attorney coupled with an interest and is irrevocable;

      (b) may be exercised by any such attorney-in-fact by listing the Limited Partners executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Limited Partners; and

      (c) shall survive the bankruptcy, insolvency, dissolution, or cessation of existence of a Limited Partner and shall survive the delivery of an assignment by a Limited Partner of the whole or a portion of its interest in the Partnership, except that where the assignment is of such Limited Partner's entire interest in the Partnership and the assignee, in accordance with this Agreement, is admitted as a substituted Limited Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution.

                                  ARTICLE 14

                                 MISCELLANEOUS

   SECTION 14.01. Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally or by hand to the Person or to an officer of the Person to whom the same is directed, or sent by facsimile or other similar and immediate method of delivery, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Partners:

      (a) If to the Partnership, to the address set forth in Section 2.04 hereof for the Managing General Partner;

      (b) If to the Managing General Partner, to the address set forth in
   Section 3.01 hereof; and

      (c) If to a Limited Partner, to the address set forth in Section 3.02 hereof.

Any such notice shall be delivered by hand, facsimile or other similar and immediate method of delivery and shall be deemed to be delivered, given, and received for all purposes as of the date so delivered. Any Person may from time to time specify a different address by notice to the Partnership and the Partners.

   SECTION 14.02. Managing General Partner or New LP Breach. (a) In the event of any breach by the Managing General Partner of any of its obligations under
Section 6.04, Price LP's sole remedy shall be damages.

      (b) Cellco LP hereby guarantees to Price LP payment of all obligations of the Managing General Partner to Price LP in connection with any breach by the Managing General Partner of any of its obligations under this Agreement (the "Guaranteed Obligations"). Cellco LP agrees that this guarantee is a continuing guaranty of payment and performance and not of collection and shall be absolute and unconditional and shall not be discharged, impaired or otherwise affected by the genuineness, validity, enforceability or any future amendment of, or change in, this Agreement or any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Cellco LP expressly waives all rights it may have now or in the future under any law or otherwise to compel Price LP to proceed in respect of the Guaranteed Obligations against the Managing General Partner or any other person or entity before proceeding against Cellco LP.

      (c) Cellco LP hereby represents and warrants to Price LP as of the date hereof and covenants that until the Guaranteed Obligations shall have been paid in full,

      (i) it does not own any material assets or property, and will not own any material assets or property other than its Interest and the Cellco Contributed Interest, it has not engaged and will not engage in any business, directly or indirectly other than the ownership of its Interest, the Cellco Contributed Interest and any other business incidental thereto and it has not incurred and will not incur any liabilities, directly, indirectly, contingent or otherwise other than the Cellco Contributed License Liabilities, the Cellco Excluded Liabilities, the Guaranteed Obligations and liabilities incidental thereto;

      (ii) it has done or caused to be done and will do all things necessary to preserve and maintain its existence and will not merge or consolidate with, or acquire by purchase or otherwise any assets or business of, any other person or entity other than its Interest or any cash or property distributed in connection therewith; and

      (iii) it is solvent and has the ability to pay its obligations as the same shall become due and payable.

   SECTION 14.03. Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors and permitted transferees and assigns.

   SECTION 14.04. Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner. The terms of this Agreement are intended to embody the economic relationship among the Partners and shall not be subject to modification by or conform with any actions by the Internal Revenue Service except as this Agreement shall be explicitly so amended. The previous sentence shall not apply to the filing of tax returns.

   SECTION 14.05. Assignability. No Partner may assign its rights or obligations under this Agreement to a third party except in connection with a Permitted Transfer as described above.

   Section 14.06. Headings. Article and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

   SECTION 14.07. Severability; Integration. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. This Agreement, the Transaction Agreement, the Exchange Agreement, the Pledge Agreement and the Lock-up Agreements constitute the entire understanding among the parties with regard to this subject matter, and no other understanding, agreement, statement, promise, or practice among the parties relating to this subject matter shall be binding on the parties.

   SECTION 14.08. Further Action. Each Partner, upon the request of any other Partner, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

   SECTION 14.09. Variation of Pronouns. All pronouns and any variation thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

   SECTION 14.10. Governing Law. The law of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.

   SECTION 14.11. Waiver of Action for Partition; No Bill for Partnership Accounting. Each of the Partners irrevocably waives any right that such Partner may have to maintain any action for partition with respect to any of the property of the Partnership. To the fullest extent permitted by applicable law, each of the Partners covenants that it will not (except with the consent of the Managing General Partner) file a bill for Partnership accounting.

   SECTION 14.12. Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

   SECTION 14.13. Limitation on Limited Partner Obligations. Except as otherwise required by law, no Limited Partner shall (i) have any liability for the obligations or liabilities of the Partnership or (ii) owe any duty (including, without limitation, fiduciary duties) to the Partnership or any other Partner.

   SECTION 14.14. Limited Partner Rights. The Limited Partners shall not have any rights with respect to the Partnership except as expressly set forth in this Agreement or as required by applicable law.

   IN WITNESS WHEREOF, the parties have entered into this Agreement of Limited Partnership as of the day first above set forth.

                                          VERIZON WIRELESS OF GEORGIA LLC

                                          By: ----------------------------------

                                          [CELLCO SUB]

                                          By: ----------------------------------

                                          By: ----------------------------------

                                          PRICE COMMUNICATIONS WIRELESS, INC.

                                          By: ----------------------------------

                                    ANNEX C

                              EXCHANGE AGREEMENT

================================================================================

                              EXCHANGE AGREEMENT

                                  dated as of

                               December 18, 2001

                                     among

                       PRICE COMMUNICATIONS CORPORATION,

                      PRICE COMMUNICATIONS CELLULAR INC.,

                 PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC.,

                     PRICE COMMUNICATIONS WIRELESS, INC.,

                         VERIZON COMMUNICATIONS INC.,

                             VERIZON WIRELESS INC.

                              CELLCO PARTNERSHIP

                                      and

                        VERIZON WIRELESS OF THE EAST LP

================================================================================

                               TABLE OF CONTENTS

                               -----------------

                                                                  PAGE
                                                                  ----
                                ARTICLE 1

                               DEFINITIONS
         SECTION 1.01.   Definitions.............................  D-1

                                ARTICLE 2

                         EXCHANGE OF ELP INTEREST
         SECTION 2.01.   Exchange into VWI Stock.................  D-5
         SECTION 2.02    Exchange into VCI Stock.................  D-6
         SECTION 2.03.   Revaluation of Assets And Liabilities...  D-6
         SECTION 2.04.   Indemnification Obligations.............  D-6
         SECTION 2.05.   Allocation of Profit or Loss............  D-7
         SECTION 2.06.   Anti-dilution With Respect to VCI Stock.  D-7
         SECTION 2.07.   Anti-dilution With Respect to VWI Stock. D-10

                                ARTICLE 3

         REPRESENTATIONS AND WARRANTIES OF THE PRICE CORPORATIONS
         SECTION 3.01.   Existence And Power..................... D-12
         SECTION 3.02.   Authorization........................... D-12
         SECTION 3.03.   Governmental Authorization.............. D-12
         SECTION 3.04.   Noncontravention........................ D-13
         SECTION 3.05.   Disclosure Documents.................... D-13
         SECTION 3.06.   Litigation.............................. D-13

                                ARTICLE 4

              REPRESENTATIONS AND WARRANTIES OF VCI AND VWI
         SECTION 4.01.   Existence and Power..................... D-14
         SECTIOn 4.02.   Authorization........................... D-14
         SECTION 4.03.   Governmental Authorization.............. D-14
         SECTION 4.04.   Noncontravention........................ D-14
         SECTION 4.05.   Litigation.............................. D-14
         SECTION 4.06.   SEC Filings............................. D-15

                                ARTICLE 5

                                COVENANTS
         SECTION 5.01.   Stockholder Meeting; Proxy Materials.... D-15
         SECTION 5.02.   VCI and VWI Registration Statements..... D-15
         SECTION 5.03.   Shelf Registration Statement............ D-15
         SECTION 5.04.   Reservation of Shares................... D-16
         SECTION 5.05.   Listing................................. D-16
         SECTION 5.06.   1934 Act Reports........................ D-16
         SECTION 5.07.   Tax Treatment........................... D-16
         SECTION 5.08.   Identity of Issuer...................... D-17
         SECTION 5.09.   Post-closing Litigation................. D-17

                                                                       PAGE
                                                                       ----
     SECTION 5.10. 1940 Act...........................................   17
     SECTION 5.11. Further Assurances.................................   17
     SECTION 5.12. Solvency Certificate...............................   17

                                 ARTICLE 6

                           CONDITIONS TO CLOSING
     SECTION 6.01. Conditions to Obligations of Each Party............ D-17
     SECTION 6.02. Conditions to Obligation of VWI.................... D-17
     SECTION 6.03. Conditions to Obligation of VCI.................... D-17
     SECTION 6.04. Conditions to Obligations of The Price Corporations D-19

                                 ARTICLE 7

                                 SURVIVAL
     SECTION 7.01. Survival........................................... D-19

                                 ARTICLE 8

                                TERMINATION
     SECTION 8.01. Termination........................................ D-20
     SECTION 8.02. Effect of Termination.............................. D-20

                                 ARTICLE 9

                               MISCELLANEOUS
     SECTION 9.01. Notices............................................ D-20
     SECTION 9.02. Amendments and Waivers............................. D-21
     SECTION 9.03. Expenses........................................... D-21
     SECTION 9.04. Successors and Assigns............................. D-21
     SECTION 9.05. Governing Law...................................... D-21
     SECTION 9.06. Jurisdiction....................................... D-21
     SECTION 9.07. Waiver of Jury Trial............................... D-22
     SECTION 9.08. Counterparts; Third Party Beneficiaries............ D-22
     SECTION 9.09. Entire Agreement................................... D-22
     SECTION 9.10. Joint and Several Liability........................ D-22
     SECTION 9.11. Appointment of Agent............................... D-22
     SECTION 9.12. Severability....................................... D-22
     SECTION 9.13. Interpretation..................................... D-22

                              EXCHANGE AGREEMENT

   AGREEMENT dated as of December 18, 2001 among Price Communications Corporation, a New York corporation ("Price Parent"), Price Communications Cellular Inc., a Delaware corporation ("Price Cellular"), Price Communications Cellular Holdings, Inc., a Delaware corporation ("Price Shareholder"), Price Communications Wireless, Inc., a Delaware corporation (together with any Person to which it may have assigned its rights and obligations pursuant to Section
9.04 of this Agreement, the "Company" and, together with Price Parent, Price Cellular and Price Shareholder, the "Price Corporations"), Verizon Communications Inc., a Delaware corporation ("VCI"), Verizon Wireless Inc., a Delaware corporation (or any Substitute Issuer to which it may have assigned its rights and obligations pursuant to Section 9.04 of this Agreement, "VWI"), Cellco Partnership, a Delaware general partnership ("Cellco"), and Verizon Wireless of the East LP, a newly formed Delaware limited partnership ("New LP").

                             W I T N E S S E T H :

   WHEREAS, simultaneously with the execution of this Agreement (i) the Price Corporations, Cellco Partnership, a Delaware general partnership ("Cellco"), and New LP are entering into a Transaction Agreement (the "Transaction Agreement"), pursuant to which, among other things, the Company will make the Company Asset Contribution and the Company Cash Contribution to New LP in exchange for the ELP Interest, (ii) Cellco, New LP and certain other Persons (such other Persons, the "Stockholders") are entering into a Voting Agreement (the "Voting Agreement"), pursuant to which the Stockholders have agreed, among other things, to vote the shares of stock of the Price Corporations held by them in favor of the transactions contemplated by the Transaction Agreement and this Agreement and (iii) the Price Corporations are entering into Lock-up Agreements with each of VCI and VWI (the "Lock-up Agreements") that limit, in certain respects, the transfer by the Price Corporations of any shares of VWI or VCI issued pursuant to this Agreement;

   WHEREAS, the parties hereto desire that the ELP Interest shall be exchangeable for VWI Stock or VCI Stock upon the terms and subject to the conditions set forth herein;

   The parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

   SECTION 1.01 Definitions. (a) Capitalized terms used but not defined herein shall have the respective meanings set forth in the Transaction Agreement. In addition, the following terms, as used herein, have the following meanings:

      "Average VCI Stock Price" means, for any measurement date, the average of the Daily Price per share of VCI Stock for the 20 consecutive trading days immediately prior to such measurement date; provided that, if a VCI Adjustment Event has occurred during such period, "Average VCI Stock Price" shall mean the average of the Daily Price per share of VCI Stock for the consecutive trading days beginning the first trading day after such VCI Adjustment Event and ending the trading day immediately prior to such measurement date.

      "Average VWI Stock Price" means, for any measurement date, the average of the Daily Price per share of VWI Stock for the 20 consecutive trading days immediately prior to such measurement date; provided that, if a VWI Adjustment Event has occurred during such period, "Average VWI Stock Price" shall mean the average of the Daily Price per share of VWI Stock for the consecutive trading days beginning the first trading day after such VWI Adjustment Event and ending the trading day immediately prior to such measurement date.

      "Common Voting Stock" means common stock of a corporation which entitles the holders thereof to vote in the election of directors of such corporation.

      "Daily Price" means, for any securities, as of any day, (i) if such securities are listed and traded on the New York Stock Exchange, Inc. ("NYSE"), the price at the close of the regular session of trading on such day as reported on the NYSE Consolidated Tape, (ii) if such securities are not listed and traded on the NYSE, the closing price on such day as reported by the principal national securities exchange on which such securities are listed and traded at the close of the regular session of trading for such exchange, (iii) if such securities are not listed and traded on any such securities exchange, the last reported sale price not identified as having been reported late, on such day on the National Association of Securities Dealers, Inc. Automated Quotation Market System ("Nasdaq"), or (iv) if such securities are quoted but not traded on Nasdaq, the average of the highest reported bid and lowest reported asked price not identified as having been reported late, on such day as reported by Nasdaq.

      "ELPI PledgeTransfer" means a transfer of ownership of the ELP Interest to a pledgee pursuant to a pledge granted by the Company under Article 10 of the New LP Agreement.

      "Exchange" means a VWI Exchange or a VCI Exchange.

      "Exchange Closing Date" means the date of consummation of an Exchange.

      "Exchange Notice Deadline" means the 60th day following the Exchange Trigger Date.

      "Exchange Trigger Date" means the later of (i) the one year anniversary of the Closing Date and (ii) the date of the VWI IPO.

      "Mandatory Exchange Date" means:

          (i) the fourth anniversary of the Closing Date, if (A) no Exchange Trigger Date occurs prior to such fourth anniversary or (B) the Company has a right to deliver and delivers a VWI Exchange Revocation Notice in compliance with Section 2.01(d) prior to such fourth anniversary;

          (ii) the fourth anniversary of the delivery by the Company of a VWI Exchange Notice in compliance with Section 2.01 if (A) the stockholders of Price Parent approve the VWI Exchange contemplated by such VWI Exchange Notice, (B) the VWI Exchange is not consummated prior to the fourth anniversary of the delivery of such VWI Exchange Notice and the failure to consummate the VWI Exchange is not the result of a failure by any Price Corporation or VWI to have performed, in all material respects, their respective obligations under this Agreement that are required to be performed by them prior to such fourth anniversary and
       (C) the ELP Interest has not been exchanged for VCI Stock pursuant to
       Section 2.02(b);

          (iii) the business day following the date of delivery of a VWI Exchange Revocation Notice in compliance with Section 2.01(d) if such VWI Exchange Revocation Notice is delivered after the fourth anniversary of the Closing Date; and

          (iv) the tenth anniversary of the Closing Date if (a) the ELP Interest has not been exchanged for VCI Stock pursuant to Section 2.01(b) and (b) the Mandatory Exchange Date does not, for any reason whatsoever, occur under clause (i), (ii) or (iii) above, including, without limitation, instances where the Exchange Trigger Date occurs prior to the fourth anniversary of the Closing Date and either (A) the Company does not deliver a VWI Exchange Notice in accordance with
       Section 2.01(a) prior to the Exchange Notice Deadline and the ELP Interest has not been exchanged for VCI Stock pursuant to Section 2.02(b) or (B) the Company delivers a VWI Exchange Notice prior to the Exchange Notice Deadline and either (x) the stockholders of Price Parent do not approve the VWI Exchange contemplated by such VWI Exchange Notice or (y) the failure to consummate the VWI Exchange is the result of the failure by the Price Corporations to perform, in any material respect, their obligations under this Agreement that are required to be performed prior to the Exchange Closing Date.

      "Permitted Transferee" has the meaning assigned to such term in the New LP Agreement.

      "Pre-Deadline Maximum Price" means, subject to Section 2.06, $74.

      "Pre-Deadline Minimum Price" means, subject to Section 2.06, $40.

      "Post-Deadline Minimum Price" means, subject to Section 2.06, $55.30.

      "Price Change of Control" means any Person (other than a Passive Institutional Investor and other than Robert Price and any 13D Group as to which he has sole voting authority) or 13D Group having or acquiring beneficial ownership (as defined in Rule 13d-3 under the 1934 Act) of voting securities of Price Parent representing more than 30% of the total voting power of all outstanding voting securities of Price Parent (provided that a "Price Change of Control" shall not be deemed to exist solely by reason of an acquisition of voting securities of Price Parent by Price Parent which, by reducing the number of voting securities of Price Parent outstanding, increases the proportionate number of voting securities of Price Parent beneficially owned by such Person or 13D Group to more than 30% of the total voting power of all outstanding voting securities of Price Parent).

      "Publicly Traded Securities" means securities which are listed and traded on any national securities exchange or quoted and traded on Nasdaq.

      "Relevant VCI Prices" means the Pre-Deadline Minimum Price, the Pre-Deadline Maximum Price and the Post-Deadline Minimum Price.

      "SEC" means the Securities and Exchange Commission.

      "VCI Controlled Subsidiary" means a corporation that is controlled by VCI within the meaning of Section 368(c) of the Code.

      "VCI Exchange" means a VCI Mandatory Exchange or a VCI Call Exchange.

      "VCI Exchange Amount" means, subject to Sections 2.03, 2.04 and 2.05,
   (i)(a) for any VCI Exchange occurring under the circumstances contemplated by clauses (i), (ii) or (iii) of the definition of "Mandatory Exchange Date" and (b) for any VCI Exchange occurring pursuant to clause (i)(B), clause
   (ii) or clause (iii) of Section 2.02(b), a number of shares of VCI Stock equal to (A) the amount of the Company Capital Account as of the date of such VCI Exchange divided by (B) the Average VCI Stock Price for such date (provided that, for purposes of clause (B), (w) if such price is less than the Pre-Deadline Minimum Price, the Average VCI Stock Price shall be deemed to be equal to the Pre-Deadline Minimum Price and (x) if such price is greater than the Pre-Deadline Maximum Price, the Average VCI Stock Price shall be deemed to be equal to the Pre-Deadline Maximum Price), or (ii) for any VCI Exchange occurring under the circumstances contemplated by clause
   (iv) of the definition of "Mandatory Exchange Date"and for any VCI Exchange occurring pursuant to clause (i)(A) of Section 2.02(b), a number of shares of VCI Stock equal to (A) the amount of the Company Capital Account as of the date of such VCI Exchange divided by (B) the greater of (y) the Average VCI Stock Price for such date and (z) the Post-Deadline Minimum Price; provided that, in each case, the number of shares of VCI Stock shall be rounded down to the nearest whole share if the foregoing calculation would result in a fractional share of less than 0.5 and shall be rounded up to the nearest whole share if such calculation would result in a fractional share of 0.5 or greater.

      "VCI Registration Statement" means the registration statement of VCI (as amended or supplemented) filed with the SEC pursuant to Section 5.02.

      "VCI Stock" means, subject to Section 2.06, the common stock, par value $0.10 per share, of VCI.

      "Verizon Issuer" means (i) VCI, in the case of a VCI Exchange, and (ii) VWI, in the case of a VWI Exchange.

      "VWI Exchange Amount" means, subject to Sections 2.03, 2.04 and 2.05, a number of shares of VWI Stock equal to (i) the amount of the Company Capital Account as of the date of exchange divided by (ii) the VWI IPO Price (as adjusted pursuant to Section 2.07); provided that such number of shares shall be rounded down to the nearest whole share if the foregoing calculation would result in a fractional share of less than 0.5 and shall be rounded up to the nearest whole share if such calculation would result in a fractional share of 0.5 or greater.

      "VWI IPO" means the initial public offering of shares of VWI Stock at any time prior to the fourth anniversary of the Closing Date which initial public offering (i) is pursuant to an effective registration statement under the 1933 Act, (ii) is underwritten, on a firm commitment basis, by one or more investment banks of nationally recognized standing, and (iii) results in (A) gross proceeds to the issuer of at least $4 billion and (B) the issuance to the issuer of partnership units representing at least 4% of the aggregate partnership units in Cellco which are outstanding immediately after completion of such offering.

      "VWI IPO Price" means the price per share at which shares of VWI Stock are offered for sale to the public pursuant to the VWI IPO.

      "VWI Registration Statement" means the registration statement of VWI (as amended or supplemented) which may be filed with the SEC pursuant to Section 5.02.

      "VWI Stock" means common stock of VWI which is Common Voting Stock and which is of the same class as the shares offered to the public in the VWI IPO.

   (a) Each of the following terms is defined in the Section set forth opposite such terms.

                  Term                               Section
                  ----                               -------
                  Adjusted Pro Forma VCI Share Price 2.06(c)
                  Adjusted VCI Exchange Amount...... 2.06(c)
                  Audited Profit/Loss............... 2.05(c)
                  Cellco............................ Preamble
                  Company........................... Preamble
                  Estimated Profit/Loss............. 2.05(a)
                  Lock-up Agreement................. 3.01
                  New LP............................ Preamble
                  non-electing VCI share............ 2.06(f)
                  Price Cellular.................... Preamble
                  Price Shareholder................. Preamble
                  Price Parent...................... Preamble
                  Price Corporations................ Preamble
                  Price Proxy Materials............. 3.05(a)
                  Pro Forma VCI Share Price......... 2.06(c)
                  Reorganization.................... 5.07(a)
                  Revocation Deadline............... 2.01(d)
                  Shelf Registration Statement...... 5.03(a)
                  Stockholders...................... Preamble
                  Substitute Issuer................. 5.08
                  Transaction Agreement............. Preamble
                  VCI............................... Preamble
                  VCI Acquiror...................... 2.06 (d)
                  VCI Adjustment Event.............. 2.06(a)
                  Voting Agreement.................. Preamble
                  VCI Call Exchange................. 2.02(b)
                  VCI Call Exchange Closing......... 2.02(b)
                  VCI Distribution Amount........... 2.06(c)
                  VCI Exercise Notice............... 2.02(b)
                  VCI Extraordinary Divided......... 2.06(a)
                  VCI Mandatory Exchange............ 2.02(a)

                    Term                           Section
                    ----                           -------
                    VCI Required Value............ 2.06(c)
                    VWI........................... Preamble
                    VWI Acquiror Shares........... 2.07(g)
                    VWI Acquiror Shares........... 2.07(g)
                    VWI Exchange.................. 2.01(b)
                    VWI Exchange Closing.......... 2.01(b)
                    VWI Exchange Notice........... 2.01(a)
                    VWI Exchange Revocation Notice 2.01(d)
                    VWI Merger Event.............. 2.07(d)

                                   ARTICLE 2

                           EXCHANGE OF ELP INTEREST

   SECTION 2.01 Exchange into VWI Stock. (a) At any time on or after the Exchange Trigger Date, the Company shall have the right to elect to exchange the ELP Interest, free and clear of all Liens (other than any Liens under the Pledge Agreement), in whole and not in part, for a number of shares of VWI Stock equal to the VWI Exchange Amount (as such amount may be adjusted in accordance with Section 2.07); provided that, to exercise this right, the Company must deliver to VWI, VCI and New LP no later than the Exchange Notice Deadline, a written irrevocable (subject to Section 2.01(d)) notice of exercise (a "VWI Exchange Notice"). Any VWI Exchange Notice may provide that such exercise is subject to satisfaction or waiver of any of the conditions set forth in Article 6 applicable to a VWI Exchange.

   (b) The exchange of the ELP Interest for the VWI Exchange Amount pursuant to this Section 2.01 shall take place at a closing (the "VWI Exchange Closing") which shall occur promptly after receipt of a VWI Exchange Notice and satisfaction or waiver of the conditions described in Sections 6.01(a), 6.02 and 6.04. At the VWI Exchange Closing, VWI shall deliver to the Company a number of fully paid and non_assessable shares of VWI Stock equal to the VWI Exchange Amount and the Company shall take such actions as may reasonably be required to transfer to VWI the ELP Interest free and clear of any Liens (other than any Liens under the Pledge Agreement) (the "VWI Exchange").

   (c) VWI and the Company will each pay 50% of any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of VWI Stock upon consummation of the VWI Exchange, except to the extent such taxes are imposed by law on the recipient of such shares.

   (d) If the Company delivers a VWI Exchange Notice pursuant to Section 2.01(a) and the stockholders of Price Parent subsequently approve the VWI Exchange at a meeting held pursuant to Section 5.01, the Company shall have the right to revoke such VWI Exchange Notice if (i) the VWI Exchange does not occur prior to the earlier of (A) the first anniversary of the Exchange Notice Deadline or (B) the day which is 180 days after the fourth anniversary of the Closing Date (the "Revocation Deadline"), and (ii) the failure to consummate the VWI Exchange prior to the Revocation Deadline is solely a result of a breach by VWI of any of its obligations under this Agreement; provided that, to exercise this right, the Company must deliver to VWI, VCI and New LP no later than 30 days after the Revocation Deadline a written irrevocable notice of exercise (a "VWI Exchange Revocation Notice"). Upon delivery of a VWI Exchange Revocation Notice, the Company shall no longer have any right to Exchange the ELP Interest for VWI Stock pursuant to this Agreement and, subject to the satisfaction of the conditions set forth in Sections 6.01(b), 6.02 and 6.04, the ELP Interest will be exchanged for VCI Stock under Section 2.02. The delivery by the Company of a VWI Exchange Revocation Notice will not constitute a waiver by the Company of any rights that it may have against VWI in connection with any VWI breach giving rise to the Company's right to deliver the VWI Exchange Revocation Notice.

   SECTION 2.02 Exchange into VCI Stock . (a) Subject to satisfaction or waiver of the conditions set forth in Sections 6.01(b), 6.03 and 6.04, on the Mandatory Exchange Date, if any, the Company shall take such actions as may reasonably be required to transfer to VCI (or to a VCI Controlled Subsidiary designated by VCI) the ELP Interest, free and clear of any Liens (other than any Liens under the Pledge Agreement), and VCI (or such VCI Controlled Subsidiary) shall deliver to the Company a number of fully paid and nonassessable shares of VCI Stock equal to the VCI Exchange Amount (as such amount may be adjusted pursuant to Section 2.06) applicable to such Mandatory Exchange Date (the "VCI Mandatory Exchange").

   (b) Subject to satisfaction or waiver of the conditions set forth in Sections 6.01(b), 6.03 and 6.04, (i) if both the Exchange Notice Deadline and the second anniversary of the Closing Date shall have occurred and either (A) the Company shall not have delivered a VWI Exchange Notice in accordance with
Section 2.01(a) or (B) the Company shall have delivered a VWI Exchange Notice and subsequently delivered a VWI Exchange Revocation Notice pursuant to Section 2.01(d), (ii) if there shall have occurred after the Closing Date any Price Change of Control or (iii) if there shall have occurred an ELPI Pledge Transfer, then, (x) in the case of clause (i), at any time after the occurrence of the events described in such clause (i), (y) in the case of clause (ii), at any time prior to the fourth anniversary of the Price Change of Control and (z) in the case of clause (iii), at any time after the occurrence of the ELPI Pledge Transfer, VCI shall have the right to cause the Company to take such actions as may be required to transfer to VCI (or to a VCI Controlled Subsidiary designated by VCI) the ELP Interest, in whole and not in part, free and clear of any Liens (other than any Liens under the Pledge Agreement), and, in exchange therefor, VCI (or such VCI Controlled Subsidiary) shall deliver to the Company a number of fully paid and nonassessable shares of VCI Stock equal to the VCI Exchange Amount (as such amount may be adjusted pursuant to Section 2.06) applicable at such time. To exercise its rights under this Section 2.06(b), VCI shall deliver to the Company a written notice of exercise at least 30 days prior to the date VCI proposes to effect such transfer and exchange (a "VCI Exercise Notice"). Any VCI Exercise Notice may provide that such exercise is subject to satisfaction or waiver of any of the conditions set forth in Article applicable to a VCI Exchange. The exchange of the ELP Interest for the VCI Exchange Amount pursuant to this Section shall take place at a closing (the "VCI Call Exchange Closing") which shall occur promptly after receipt by the Company of a VCI Exercise Notice and satisfaction or waiver of the conditions set forth in Sections 6.01(b), 6.03 and 6.04. At the VCI Call Exchange Closing, the Company will transfer the ELP Interest to VCI (or to a VCI Controlled Subsidiary designated by VCI) free and clear of any Liens (other than any Liens under the Pledge Agreement) and VCI (or such VCI Controlled Subsidiary) will deliver to the Company such VCI Stock (the "VCI Call Exchange").

   (c) VCI and the Company will each pay 50% of any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of VCI Stock upon consummation of a VCI Exchange, except to the extent such taxes are imposed by law on the recipient of such shares.

   SECTION 2.03 Revaluation of Assets and Liabilities. At the election of the Company at any time prior to the later of (x) 30 days after an Exchange and (y) if the Company has requested an audit pursuant to Section 2.05(b), 10 days after a determination by New LP pursuant to Section 2.05(c), the following shall take place effective upon an Exchange:

      (i) all assets and liabilities of New LP shall be revalued at their current market values based on an appraisal thereof conducted by a Person designated by the Company (the costs of any such appraisal to be shared equally between New LP and the Company); provided that such Person (A) shall not be an Affiliate of the Company, VCI or VWI, and (B) must be approved by VWI and VCI (such approval not to be unreasonably withheld); and

      (ii) solely for the purpose of determining the VCI Exchange Amount or the VWI Exchange Amount, any unrealized gain or loss resulting from the revaluation of the New LP assets and liabilities shall be allocated to each Capital Account in accordance with the terms of Article 4 of the New LP Agreement as if it were an item of Profit or Loss.

   SECTION 2.04 INDEMNIFICATION OBLIGATIONS. Solely for purposes of calculating the VCI Exchange Amount or the VWI Exchange Amount, if a Default (as defined in the Pledge Agreement) has occurred and is continuing as of the date of an Exchange, the Company Capital Account shall be reduced by the amount of any Secured Obligations (as defined in the Pledge Agreement) subject to such Default.

   SECTION 2.05  Allocation of Profit or Loss.   Solely for purposes of
calculating the VWI Exchange Amount or the VCI Exchange Amount, upon an Exchange, New LP shall estimate in good faith Profit or Loss for the period from the beginning of the fiscal year in which such Exchange occurs (the "Exchange Year") until the Exchange Closing Date, and shall allocate to Price LP's Capital Account Price LP's share of such Profit or Loss in accordance with the terms of the New LP Agreement (such share of Profit or Loss is hereafter referred to as the "Estimated Profit/Loss"). New LP will advise Price LP of its preliminary estimate a reasonable period of time prior to the Exchange Closing Date and will consider in good faith any revisions suggested by Price LP.

   (b) If, within 30 days after such Exchange, the Company requests in writing that New LP perform an audit with respect to the calculations referred to in
Section 2.05(a), New LP shall promptly prepare (or cause to be prepared) its income statement for the period from the beginning of the Exchange Year until the Exchange Closing Date, and shall cause such income statement to be audited by its independent auditors. The costs of any such audit shall be shared equally between New LP and the Company.

   (c) Promptly after completion of an audit conducted pursuant to Section0 2.05(b), and solely for purposes of determining the accuracy of the calculations referred to in Section 2.05(a), New LP shall determine Price LP's share of any Profit or Loss (the "Audited Profit/Loss") for the period from the beginning of the Exchange Year until the Exchange Closing Date based on the audited income statement.

   (d) If the Audited Profit/Loss is greater (i.e., a larger Profit or a smaller Loss) than the Estimated Profit/Loss, the Verizon Issuer shall promptly (subject to satisfaction or waiver of the conditions set forth in Section 6.01(a) or Section 6.01(b), as the case may be) (A) issue to the Company a number of shares of VCI Stock or VWI Stock, as the case may be, equal to (x) the amount of such excess divided by (y) the denominator used to calculate the VCI Exchange Amount or the VWI Exchange Amount, as the case may be, for purposes of the Exchange, and (B) deliver to the Company any distributions made on such shares between the Exchange Closing Date and the date of such issuance. If the Audited Profit/Loss is less (i.e., a smaller Profit or a larger Loss) than the Estimated Profit/Loss, the Company shall promptly return to the Verizon Issuer (A) a number of shares of VCI Stock or VWI Stock, as the case may be, equal (x) the amount of such deficit divided by (y) the denominator used to calculate the VCI Exchange Amount or the VWI Exchange Amount, as the case may be, for purposes of the Exchange, and (B) any distributions made on such shares between the Exchange Closing Date and the date of such return. The number of shares to be issued or returned pursuant to the preceding two sentences shall be rounded up or down to the nearest whole share in accordance with the proviso to the definition of VCI Exchange Amount or VWI Exchange Amount in Section 1.01. If the Audited Profit/Loss is equal to the Estimated Profit/Loss, the Verizon Issuer shall not be required to issue any additional shares and the Company shall not be required to return any shares to the Verizon Issuer.

   (e) Capitalized terms used in this Section 2.05 but not defined herein or in the Transaction Agreement shall have the respective meanings set forth in the New LP Agreement.

   SECTION 2.06 Anti-dilution With Respect to VCI Stock. (a) If VCI at any time after the Closing Date (i) subdivides or splits the outstanding VCI Stock (including by means of paying a dividend payable solely in shares of VCI
Stock), (ii) combines or reclassifies the outstanding VCI Stock into a smaller number of shares, (iii) consolidates with, merges into or is converted into any other Person, (iv) pays any VCI Extraordinary Dividend in respect of the VCI Stock or (v) consummates any other transaction having an effect on the VCI
Stock substantially similar to the effect of the other transactions described in this Section 2.06(a), including, without limitation, any issuance of any shares of its capital stock in a reclassification of VCI Stock (including any such reclassification in connection with a consolidation or merger in which VCI is the surviving corporation), the securities to be issued upon any VCI
Exchange consummated after the record date for the determination of stockholders entitled to such dividend in the case of the dividend referred to in clause (i), (iv) or, if applicable, clause (v) or after the effective date of the other events referred to in clauses (i) through (v) above will be adjusted as set forth in this Section 2.06 (each such record date or effective date, a "VCI Adjustment Event"). For purposes of this Section
2.06, "VCI Extraordinary Dividend" means the payment by VCI of any dividend on, or the making by VCI of any distribution in respect of, the VCI Stock (other than a dividend or distribution payable solely in shares of VCI Stock), whether payable in cash, securities or other property; provided that cash dividends paid by VCI in the ordinary course of its business shall not constitute VCI Extraordinary Dividends; provided further that, without limiting the immediately preceding proviso, any cash dividend which, on an annualized basis, represents 10% or less of the Average VCI Stock Price for the date of such dividend shall be presumed to have been paid in the ordinary course of business.

   (b) If the VCI Adjustment Event is the subdivision or split of the outstanding VCI Stock into a larger number of shares (including by means of paying a dividend payable solely in shares of VCI Stock) of the same class or the combination or reclassification of the outstanding VCI Stock into a smaller number of shares of the same class, then, for purposes of computing the VCI Exchange Amount in respect of any VCI Exchange occurring after such VCI Adjustment Event, each Relevant VCI Price will be proportionately adjusted by dividing such Relevant VCI Price by the number of shares of VCI Stock (or fraction thereof) into which one share of VCI Stock was subdivided, split, combined or reclassified as a result of such VCI Adjustment Event.

   (c) If the VCI Adjustment Event is a VCI Extraordinary Dividend, then the VCI Exchange Amount applicable to any VCI Exchange occurring after such VCI Adjustment Event will be equal to the "Adjusted VCI Exchange Amount" calculated pursuant to the following formula:

              Adjusted VCI Exchange Amount =   VCI Required Value
                                               ------------------
                                               Current VCI Price

where, for purposes of this Section 2.06(c):

      "VCI Required Value" means (i) the amount of the Company Capital Account as of the date of such VCI Exchange divided by the Adjusted Pro Forma VCI Share Price, multiplied by (ii) the Pro Forma VCI Share Price.

      "Adjusted Pro Forma VCI Share Price" means (i) for any VCI Exchange occurring under the circumstances contemplated by clauses (i), (ii) or (iii) of the definition of "Mandatory Exchange Date" and for any VCI Exchange occurring pursuant to clause (i)(B), clause (ii) or clause (iii) of Section 2.02(b), the Current VCI Price plus the VCI Distribution Amount; provided that, such amount shall not be less than the Pre-Deadline Minimum Price or greater than the Pre-Deadline Maximum Price and (ii) for any VCI Exchange occurring under the circumstances contemplated by clause (iv) of the definition of "Mandatory Exchange Date" and for any VCI Exchange pursuant to clause (i)(A) of Section 2.02(b), an amount equal to the greater of (A) an amount equal to the Current VCI Price for such date plus the VCI Distribution Amount and (B) the Post-Deadline Minimum Price.

      "Pro Forma VCI Share Price" means an amount equal to the Current VCI Price plus the VCI Distribution Amount.

      "VCI Distribution Amount" means the aggregate per share amount of all VCI Extraordinary Dividends paid by VCI after the Closing Date and prior to such VCI Exchange; provided that, for purposes of this Section 2.06(c), the per share amount of any non-cash VCI Extraordinary Dividend shall be equal to
   (i) to the extent that any non-cash VCI Extraordinary Dividend is comprised of property other than Publicly Traded Securities, an amount equal to (A) the Average VCI Stock Price for the date of such VCI Extraordinary Dividend minus the sum of (B)(1) the average of the Daily Price per share of VCI Stock for the 20 consecutive trading days immediately after such VCI Extraordinary Dividend and (2) the value, if any, derived from clause (ii) below, and (ii) to the extent that any non-cash VCI Extraordinary Dividend is comprised of securities which are Publicly Traded Securities, an amount equal to the average Daily Price per security of such securities for the 20 consecutive trading days immediately after such VCI Extraordinary Dividend multiplied by the number of such securities distributed per share of VCI Stock.

      "Current VCI Price" means the Average VCI Stock Price for the date of such VCI Exchange.

   (d) If the VCI Adjustment Event is a transaction pursuant to which VCI consolidates with, merges or converts into, or is acquired by any other Person (the "VCI Acquiror"), and pursuant to such transaction the VCI Stock is consolidated, merged, converted or exchanged into securities other than VCI Stock or is acquired for cash and/or such securities (a "VCI Merger Event"), then (subject to Section 2.06(b)) upon any VCI Exchange occurring after such VCI Merger Event, the holder of the ELPI Interest shall be entitled to receive (in lieu of the VCI Exchange Amount) consideration with a value equal to the Required VCI Exchange Value in the same form and, if a combination of forms, in the same proportion as the consideration that was provided to other holders of VCI Stock in connection with such VCI Merger Event. For purposes of this
Section 2.06(d), the "Required VCI Exchange Value" for any such VCI Exchange shall be equal to the Adjusted VCI Merger Value multiplied by the VCI Per Share Value, where:

      "Adjusted VCI Merger Value" means the amount of the Company Capital Account as of the date of such VCI Exchange divided by the Adjusted VCI Per Share Value.

      "Adjusted VCI Per Share Value" means (i) for any VCI Exchange occurring under the circumstances contemplated by clauses (i), (ii) or (iii) of the definition of "Mandatory Exchange Date" and for any VCI Exchange occurring pursuant to clause (i)(B), clause (ii) or clause (iii) of Section 2.02(b), an amount equal to the VCI Per Share Value for such VCI Merger Event; provided that such VCI Per Share Value shall not be less than the Pre-Deadline Minimum Price or greater than the Pre-Deadline Maximum Price and (ii) for any VCI Exchange occurring under the circumstances contemplated by clause (iv) of the definition of "Mandatory Exchange Date" and for any VCI Exchange occurring pursuant to clause (i)(A) of Section 2.02(b), an amount equal to the greater of (A) the VCI Per Share Value for such VCI Merger Event and (B) the Post-Deadline Minimum Price.

      "VCI Per Share Value" means the value of the consideration paid per share of VCI Stock in connection with such VCI Merger Event; provided that, for purposes of this Section 2.06(d), the per share amount of any non-cash consideration shall be (i) to the extent that such consideration is comprised of securities which are Publicly Traded Securities, an amount equal to the value of such consideration determined by reference to the Daily Price per security of such securities on the first full trading day following such VCI Merger Event and (ii) to the extent that such consideration is comprised of property other than cash or Publicly Traded Securities, an amount equal to (A) the VCI Stock Price as of the end of the trading day immediately preceding the date of such VCI Merger Event minus
   (B) the sum of the consideration per share of VCI Stock paid in cash or in Publicly Traded Securities (valued as described above).

   (e) If the VCI Adjustment Event is any VCI Adjustment Event other than those described in paragraphs (b) through (d) of this Section 2.06, the securities to be issued upon a VCI Exchange occurring after the VCI Adjustment Event and/or the Relevant VCI Prices shall be adjusted as determined by the board of directors of VCI in its reasonable good faith judgment, to reflect, on a basis consistent with the adjustment principles described in such paragraphs (b) through (d), the effect of such VCI Adjustment Event.

   (f) For purposes of applying this Section 2.06, (i) in connection with any VCI Adjustment Event pursuant to which holders of VCI Stock are entitled to elect to receive Common Voting Stock as the sole consideration, the holder of the ELP Interest shall be deemed to have elected to receive such Common Voting Stock as the sole consideration in connection with such VCI Adjustment Event (provided that such election shall take into account and be subject to (x) any restrictions or limits imposed on the elections of the holders of VCI Stock and
(y) the elections actually made by the holders of VCI Stock), and (ii) if the holders of VCI Stock are entitled to make an election as to the form of consideration receivable in connection with a VCI Adjustment Event, but are not entitled to elect Common Voting Stock as the sole consideration, and the form of consideration receivable upon such VCI Adjustment Event is not the same for each share of VCI Stock held immediately prior to such VCI Adjustment Event by any Person other than a party to the VCI Adjustment Event or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing VCI share"), then, for purposes of this Section 2.06, the kind and amount of consideration receivable upon such VCI Adjustment Event shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing VCI shares.

   (g) Any adjustments required to be made pursuant to this Section 2.06 shall be made successively whenever any VCI Adjustment Event shall occur. To the extent that a VCI Adjustment Event occurs after any VCI Merger Event which involves the issuance of shares of stock of the VCI Acquiror ("VCI Acquiror Shares") to holders of shares of VCI Stock, the adjustments provided for in this Section 2.06 shall apply to the VCI Acquiror Shares on terms nearly as equivalent as practicable to the provisions contained in this Section 2.06.

   (h) If, at any time as a result of this Section 2.06, the holder of the ELP Interest shall become entitled to receive any shares of capital stock of VCI other than VCI Stock, the number of such other shares so receivable shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Section 2.06.

   SECTION 2.07. Anti-dilution With Respect to VWI Stock. (a) If VWI at any time after the VWI IPO but before a VWI Exchange (i) subdivides or splits the outstanding VWI Stock (including by means of paying a dividend payable solely in shares of VWI Stock), (ii) combines or reclassifies the outstanding VWI Stock into a smaller number of shares, (iii) consolidates with, merges into or is converted into any other Person, (iv) pays any VWI Extraordinary Dividend in respect of the VWI Stock or (v) consummates any other transaction having an effect on the VWI Stock substantially similar to the effect of the other transactions described in this Section 2.07(a), including, without limitation, any issuance of any shares of its capital stock in a reclassification of VWI Stock (including any such reclassification in connection with a consolidation or merger in which VWI is the continuing corporation), the securities to be issued upon any VWI Exchange consummated after the record date for the determination of stockholders entitled to such dividend in the case of the dividend referred to in clause (i), (iv) or, if applicable, clause (v) or after the effective date of the other events referred to in clauses (i) through (v) above will be adjusted as set forth in this Section 2.07 (each such record date or effective date, a "VWI Adjustment Event"). For purposes of this Section 2.07, "VWI Extraordinary Dividend" means the payment by VWI of any dividend on, or the making by VWI of any distribution in respect of, the VWI Stock (other than a dividend or distribution payable solely in shares of VWI Stock), whether payable in cash, securities or other property; provided that cash dividends paid by VWI in the ordinary course of its business shall not constitute VWI Extraordinary Dividends; provided further that, without limiting the immediately preceding proviso, that any cash dividend which, on an annualized basis, represents 10% or less of the Average VWI Stock Price for the date of such dividend shall be presumed to have been paid in the ordinary course of business.

   (b) If the VWI Adjustment Event is the subdivision or split of the outstanding VWI Stock into a larger number of shares of the same class or the combination or reclassification of the outstanding VWI Stock into a smaller number of shares (including by means of paying a dividend payable solely in shares of VWI Stock) of the same class, then, for purposes of computing the VWI Exchange Amount in respect of any VWI Exchange occurring after such VWI Adjustment Event, the VWI IPO Price will be proportionately adjusted by dividing such VWI IPO Price by the number of shares of VWI Stock (or fraction thereof) into which one share of VWI Stock was subdivided, split, combined or reclassified as a result of such VWI Adjustment Event.

   (c) If the VWI Adjustment Event is the payment of a VWI Extraordinary Dividend, then the VWI Exchange Amount applicable to any VWI Exchange occurring after such VWI Adjustment Event will be equal to the "Adjusted VWI Exchange Amount" calculated pursuant to the following formula:

where, for purposes of this Section 2.07(c):

Adjusted VWI Exchange Amount = Initial VWI Exchange Amount  x  (1 + VWI Distribution Amount )
                                                                    -----------------------
                                                                       Current VWI Price

      "Initial VWI Exchange Amount" means the amount of the Company Capital Account as of the date of such VWI Exchange divided by the VWI IPO Price (as adjusted pursuant to this Section 2.07).

      "VWI Distribution Amount" means the aggregate per share amount of all VWI Extraordinary Dividends paid by VWI after the VWI IPO and prior to such VWI Exchange; provided that, for purposes of this Section 2.07(c), the per share amount of any non-cash VWI Extraordinary Dividend shall be equal to (i) to the extent that any non-cash VWI Extraordinary Dividend is comprised of property other than Publicly Traded Securities, an amount equal to (A) the Average VWI Stock Price for the date of such VWI Extraordinary Dividend minus the sum of (B)(1) the average of the Daily Price per share of VWI Stock for the 20 consecutive trading days immediately after such VWI Extraordinary Dividend and (2) the value, if any, derived from clause (ii) below, and (ii) to the extent that any non-cash VWI Extraordinary Dividend is comprised of securities which are Publicly Traded Securities, an amount equal to the average Daily Price per security of such securities for the 20 consecutive trading days immediately after such VWI Extraordinary Dividend multiplied by the number of such securities distributed per share of VWI Stock.

      "Current VWI Price" means the Average VWI Stock Price for the date of such VWI Exchange.

   (d) If the VWI Adjustment Event is a transaction pursuant to which VWI consolidates with, merges or converts into, or is acquired by any other Person (the "VWI Acquiror"), and pursuant to such transaction the VWI Stock is consolidated, merged, converted or exchanged into securities other than VWI Stock or is acquired for cash and/or such securities (a "VWI Merger Event"), then upon any VWI Exchange occurring after such VWI Merger Event, the holder of the ELPI Interest shall be entitled to receive consideration with a value equal to the VWI Exchange Amount in the same form and, if a combination of forms, in the same proportion as the consideration that was provided to other holders of VWI Stock in connection with such VWI Merger Event.

   (e) If the VWI Adjustment Event is any VWI Adjustment Event other than those described in paragraphs (b) through (d) of this Section 2.07, the securities to be issued upon a VWI Exchange occurring after the VWI Adjustment Event shall be adjusted as determined by the board of directors of VWI in its reasonable good faith judgment, to reflect, on a basis consistent with the adjustment principles described in such paragraphs (b) through (d), the effect of such VWI Adjustment Event.

   (f) For purposes of applying this Section 2.07, in connection with any VWI Adjustment Event pursuant to which holders of VWI Stock are entitled to elect to receive Common Voting Stock as the sole consideration, the holder of the ELP Interest shall be deemed to have elected to receive such Common Voting Stock as the sole consideration in connection with such VWI Adjustment Event (provided that such election shall take into account and be subject to (x) any restrictions or limits imposed on the elections of the holders of VWI Stock and
(y) the elections actually made by the holders of VWI Stock), and if the holders of VWI Stock are entitled to make an election as to the form of consideration receivable in connection with a VWI Adjustment Event, but are not entitled to elect Common Voting Stock as the sole consideration, and the form of consideration receivable upon such VWI Adjustment Event is not the same for each share of VWI Stock held immediately prior to such VWI Adjustment Event by any Person other than a party to the VWI Adjustment Event or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing VWI share"), then, for purposes of this Section 2.06, the kind and amount of consideration receivable upon such VWI Adjustment Event shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing VWI shares.

   (g) Any adjustments required to be made pursuant to this Section 2.07 shall be made successively whenever any VWI Adjustment Event shall occur. To the extent that an VWI Adjustment Event occurs after any VWI Merger Event which involves the issuance of shares of stock of the VWI Acquiror ("VWI Acquiror Shares") to holders of shares of VWI Stock, the adjustments provided for in this Section 2.07 shall apply to the VWI Acquiror Shares on terms nearly as equivalent as practicable to the provisions contained in this Section 2.07.

   (h) If, at any time as a result of this Section 2.07, the holder of the ELP Interest shall become entitled to receive any shares of capital stock of VWI other than VWI Stock, the number of such other shares so receivable shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Section 2.07.

                                   ARTICLE 3

           REPRESENTATIONS AND WARRANTIES OF THE PRICE CORPORATIONS

   Each of the Price Corporations represents and warrants to VCI and VWI, jointly and severally, as of the date hereof and as of the Exchange Closing Date that:

   SECTION 3.01 Existence and Power. Each of the Price Corporations is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate powers and all necessary governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for such failures as would not, and would not reasonably be expected to, individually or in the aggregate, prevent or delay consummation of the transactions contemplated hereunder in any material respect or otherwise prevent the Price Corporations from performing, in any material respect, their respective obligations under this Agreement or prevent the Company from performing, in any material respect, its obligations under the VWI Lock-up Agreement or the VCI Lock-up Agreement (as the case may be, the "Lock-up Agreement"). Each of the Price Corporations is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to, individually or in the aggregate, prevent or delay consummation of the transactions contemplated hereunder in any material respect or otherwise prevent the Price Corporations from performing, in any material respect, their respective obligations under this Agreement in any material respect or prevent the Company from performing, in any material respect, its obligations under the Lock-up Agreement.

   SECTION 3.02 Authorization. (a) The execution, delivery and performance by each of the Price Corporations of this Agreement and by the Company of the Lock-up Agreement, and the consummation of the transactions contemplated hereby and thereby, are within each of the Price Corporations' corporate powers and, except for any required approval of Price Parent's stockholders in connection with the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of each of the Price Corporations. The affirmative vote of the holders of two-thirds or a majority of the outstanding shares of the common stock, $0.01 par value, of Price Parent and approval of the shareholders of each of the Price Corporations (other than Price Parent), as the sole shareholder of another Price Corporation, all of which have been obtained, are the only actions required by the stockholders of any of the Price Corporations in connection with the transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of each of the Price Corporations, and upon execution and delivery thereof, the Lock-up Agreement will constitute a valid and binding agreement of the Company, in each case, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally, and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

   (b) At a meeting duly called and held on December 13, 2001, Price Parent's Board of Directors (i) unanimously determined that this Agreement and the transactions contemplated hereby (other than the VWI Exchange) are fair to and in the best interests of Price Parent's stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby (other than the VWI Exchange) and (iii) unanimously resolved (subject to Section 9.09 of the Transaction Agreement) to recommend approval and adoption of the transactions contemplated hereby (other than the VWI Exchange) by Price Parent's stockholders.

   SECTION 3.03 Governmental Authorization. The execution, delivery and performance by each of the Price Corporations of this Agreement and by the Company of the Lock-up Agreement, and the consummation by such Persons of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Entity, domestic, foreign or supranational, other than compliance with the requirements of the HSR Act, the filing with the SEC of the Price Proxy Materials in definitive form, the filing and declaration by the SEC of the effectiveness of the VCI Registration Statement and the VWI Registration Statement (if any), compliance with any other applicable securities laws, compliance with the applicable requirements of the Communications Act, and (vi) such actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, prevent or delay consummation of the transactions contemplated hereunder in any material respect or otherwise prevent the Price Corporations from performing, in any material respect, their respective obligations under this Agreement or prevent the Company from performing, in any material respect, its obligations under the Lock-up Agreement and will not have, and would not reasonably be expected to have, individually, or in the aggregate, a material adverse effect on the Price Corporations or the ELP Interest.

   SECTION 3.04 Noncontravention. The execution, delivery and performance by each of the Price Corporations of this Agreement and by the Company of the Lock-up Agreement, and the consummation by such Persons of the transactions contemplated hereby and thereby, do not and will not (i) violate the certificate of incorporation, bylaws, or other organizational documents of any of the Price Corporations, (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree applicable to any of the Price Corporations or by which any of their respective properties or assets are bound, (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of any of the Price Corporations or to a loss of any benefit to which any of the Price Corporations is entitled under any provision of any agreement or other instrument binding upon any of the Price Corporations or by which any of the assets of the Price Corporations is or may be bound or (iv) result in the creation or imposition of any Lien on any asset of the Price Corporations, except in the case of clauses (ii), (iii) and
(iv) above, such violations or defaults that will not and would not reasonably be expected to, individually or in the aggregate, prevent or delay consummation of the transactions contemplated hereunder in any material respect, or otherwise prevent the Price Corporations from performing, in any material respect, their respective obligations under this Agreement or prevent the Company from performing, in any material respect, its obligations under the Lock-up Agreement.

   SECTION 3.05 Disclosure Documents. Each document filed by any of the Price Corporations with the SEC in connection with the meetings of the stockholders of Price Parent described in Section 7.22(a) of the Transaction Agreement and
Section 5.01 of this Agreement, including, without limitation, the proxy or information statements of Price Parent and any amendments or supplements thereto (the "Price Proxy Materials") will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act.

   (b) Each time any Price Proxy Materials are distributed to stockholders of Price Parent or any other solicitation of stockholders of Price Parent is made by or on behalf of the Price Corporations or any Affiliate of the Price Corporations, and at the time such stockholders vote on adoption of the transactions contemplated by the Transaction Agreement and this Agreement, the Price Proxy Materials (as supplemented and amended, if applicable), will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not false or misleading. The representations and warranties contained in this Section 3.05(b) will not apply to statements or omissions included in the Price Proxy Materials based upon information furnished in writing to the Price Corporations in writing by VCI or VWI specifically for use therein.

   (c) None of the information provided by the Price Corporations for inclusion in the VCI Registration Statement or the VWI Registration Statement (if any) or any amendment or supplement thereto, at the time such registration statement or any amendment or supplement becomes effective, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

   SECTION 3.06 Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of any of the Price Corporations threatened against or affecting, any of the Price Corporations before any court or arbitrator or any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the Lock-up Agreement.

                                    ARTICLE

                 REPRESENTATIONS AND WARRANTIES OF VCI AND VWI

   VCI and VWI represent and warrant, each with respect to itself, to each of the Price Corporations, jointly and severally, as of the date hereof and as of the Exchange Closing Date that:

   SECTION 4.01 Existence and Power. Each of VCI and VWI is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate powers and all necessary governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted except for such failures as will not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on either VCI or VWI.

   SECTION 4.02 Authorization. The execution, delivery and performance by VCI and VWI of this Agreement and the Lock-up Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of VCI and VWI. All such transactions have been, or, in the case of the VWI IPO and the issuance of the VWI Stock or the VCI Stock on the Exchange Closing Date, will be as of the Exchange Closing Date, duly authorized by all necessary corporate action on the part of VCI and VWI. This Agreement constitutes and the Lock-up Agreement to which it is a party will constitute, upon execution and delivery thereof by VWI or VCI as applicable, a valid and binding agreement of VCI and VWI, as applicable, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally, and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

   SECTION 4.03  Governmental Authorization.   The execution, delivery and
performance by VCI and VWI of this Agreement and the Lock-up Agreement to which it is a party, and the consummation by VCI and VWI of the transactions contemplated hereby and thereby, require no material action by or in respect of, or material filing with, any Governmental Entity other than compliance with the applicable requirements of the HSR Act, the filing and declaration by the SEC of the effectiveness of the VCI Registration Statement, the VWI Registration Statement (if any) and the Shelf Registration Statement, compliance with any other applicable securities laws, compliance with the applicable requirements of the Communications Act, and such actions or filings the absence of which will not, and would not reasonably be expected to, individually or in the aggregate, prevent or delay consummation of the transactions contemplated hereunder in any material respect, or otherwise prevent VCI and VWI from performing their respective obligations under this Agreement or the Lock-up Agreement to which it is a party in any material respect, and will not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on either VCI or VWI.

   SECTION 4.04 Noncontravention. The execution, delivery and performance by VCI and VWI of this Agreement and the Lock-up Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation, bylaws or other organizational documents of either VCI or VWI, (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable material law, rule, regulation, judgment, injunction, order or decree binding on either VCI or VWI or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of either VCI or VWI or to a loss of any benefit to which either VCI or VWI is entitled under any provision of any Contract binding upon either VCI or VWI or to which any of their respective assets may be bound, except in the case of clauses (ii) and (iii) above, violations or defaults that will not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on either VCI or VWI.

   SECTION 4.05. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of either VCI or VWI threatened against or affecting, either VCI or VWI before any court or arbitrator or any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the Lock-up Agreement to which it is a party or which would have a material adverse effect on either VCI or VWI.

   SECTION 4.06. SEC Filings. (a) At the time the VCI Registration Statement or the VWI Registration Statement (if any) or any amendment or supplement thereto becomes effective, such registration statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and such registration statement and any supplement or amendment thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1933 Act.

   (b) The representations and warranties contained in this Section 4.06 will not apply to statements or omissions in the VCI Registration Statement or the VWI Registration Statement (if any) or any amendment or supplement thereto based upon information furnished to VWI or VCI by the Price Corporations in writing specifically for use therein.

   (c) None of the information provided by VCI or VWI for inclusion in the Price Proxy Materials, at the time such materials are filed, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

                                   ARTICLE 5

                                   COVENANTS

   SECTION 5.01 Stockholder Meeting; Proxy Materials. Price Parent shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on and approving the transactions contemplated by the Transaction Agreement and the Ancillary Agreements (other than the VWI Exchange) and in the event that the Company delivers a VWI Exchange Notice pursuant to Section 2.01, as soon as reasonably practicable after delivery of such VWI Exchange Notice, for the purpose of voting on and approving the VWI Exchange. The board of directors of Price Parent shall, subject to their fiduciary duties under applicable law as advised by counsel, recommend approval of such transactions by Price Parent's stockholders. In connection with each meeting referred to above, Price Parent
(x) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable a proxy or information statement and all other Price Proxy Materials for such meeting as may be required under applicable law, (y) will use its best efforts to obtain the necessary approval of the transactions referred to above by its stockholders and (z) will otherwise comply with all legal requirements applicable to each such meeting.

   SECTION 5.02. VCI and VWI Registration Statements. Promptly after the date hereof, VCI shall prepare and file with the SEC the VCI Registration Statement and shall use its best efforts to cause the VCI Registration Statement to be declared effective as soon as practicable thereafter. Promptly after the later of (i) the date which is 9 months after the Closing Date and (ii) the VWI IPO, VWI shall prepare and file with the SEC the VWI Registration Statement and shall use its best efforts to cause the VWI Registration Statement to be declared effective as soon as practicable thereafter.

   SECTION 5.03. Shelf Registration Statement. The Verizon Issuer shall, promptly after the earlier to occur of (i) delivery of a VWI Exchange Notice pursuant to Section 2.01(a) and (ii) the Exchange Closing Date, file with the SEC and thereafter use its reasonable best efforts to cause to be declared effective as soon as reasonably practicable after the issuance of the VCI Stock or the VWI Stock, as the case may be, but in any event no later than 120 days after the Exchange Closing Date, a registration statement (the "Shelf Registration Statement") on an appropriate form under the 1933 Act relating to the offer and sale of the shares of VCI Stock or VWI Stock, as the case may be, issued to the Company pursuant to this Agreement, by the Company from time to time in accordance with the methods of distribution set forth in the Shelf Registration Statement and Rule 415 under the 1933 Act; provided that, any such offer and sale of shares shall be subject to the terms of the Lock-up Agreement. In addition, if the Company shall transfer any of such shares of VCI Stock or VWI Stock, as the case may be, pursuant to a Permitted Transfer or to a Pledge Transferee (each, as defined in the Lock-up Agreement), then upon request by such transferee, VWI or VCI, as the case may be, shall prepare and file with the SEC, as promptly as reasonably practicable after receipt of such notice and receipt of such other information regarding the transferee as VCI or VWI, as the case may be, may reasonably request, a supplement to the prospectus contained in such Shelf Registration Statement including such transferee as a selling shareholder thereunder.

   (b) The Verizon Issuer shall use its best efforts to keep the Shelf Registration Statement continuously effective in order to permit the prospectus included therein to be lawfully delivered by the Company until the first anniversary of the Exchange Closing Date or such shorter period that will terminate when all the shares covered by the Shelf Registration Statement (i) have been sold pursuant thereto or (ii) are freely saleable pursuant to Rule 145 under the 1933 Act, or any successor rule thereto.
   (c) The Verizon Issuer shall cause the Shelf Registration Statement and the related prospectus and any amendment or supplement thereto, as of the effective date of the Shelf Registration Statement, amendment or supplement, not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except with respect to the information referred to in Section 5.03(d)), and such registration statement and any supplement or amendment thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1933 Act.

   (d) The Price Corporations shall ensure that none of the information provided by the Price Corporations for inclusion in the Shelf Registration Statement and the related prospectus, or any amendment or supplement thereto, as of the effective date of the Shelf Registration Statement, amendment or supplement, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   SECTION 5.04 Reservation of Shares. VCI shall, from the Closing Date until the Exchange Closing Date, and VWI shall, from the date of the VWI IPO until the Exchange Closing Date, keep reserved for issuance a sufficient number of shares of VCI Stock and VWI Stock, respectively, to satisfy its exchange obligations under this Agreement.

   SECTION 5.05. Listing. The Verizon Issuer shall use its best efforts to cause the shares of VCI Stock or VWI Stock, as the case may be, issued upon an Exchange pursuant to this Agreement, to be listed on each securities exchange or quoted on each inter-dealer quotation system on which the VCI Stock or VWI Stock, as the case may be, is then listed or quoted.

   SECTION 5.06. 1934 Act Reports. On and after the Exchange Closing Date until the second anniversary of the Exchange Closing Date, the Verizon Issuer shall timely file all reports required to be filed by it under the 1934 Act.

   SECTION 5.07. Tax Treatment. (a) If the Company or Price Parent advises the Verizon Issuer in writing that it is treating the Exchange as a reorganization within the meaning of Code Section 368(a) (a "Reorganization"), the parties hereto shall, and shall cause their Affiliates to, each treat on all tax returns such Exchange as a Reorganization, and not take any position inconsistent therewith in any tax return, tax filing or tax proceeding but only if the Company or Price Parent obtains an opinion (in form and substance reasonably satisfactory to the Verizon Issuer) addressed to the Company or Price Parent, as the case may be, and to the Verizon Issuer from a nationally recognized law firm selected by the Company or Price Parent, with the approval of the Verizon Issuer (such approval not to be unreasonably withheld), stating that the Exchange should be treated as a Reorganization.

   (b) Prior to the closing of any Exchange that occurs within four and a half years from the Closing Date, VWI and VCI (and any VCI Controlled Subsidiary designated by VCI pursuant to Section 2.02) shall not enter into a legally binding agreement that obligates, or adopt any board resolution approving the terms of a specific transaction that would obligate, and shall not sign a memorandum of understanding or a letter of intent that contains specific terms and conditions for, (i) VCI or VWI (or such VCI Controlled Subsidiary) to dispose after the Exchange of more than 50 percent of the ELP Interest received in the Exchange, or (ii) New LP to dispose after the Exchange of more than 66 percent of its assets, other than, in each case, a transfer of such interest or such assets to Cellco or to the members of the VCI or VWI "qualified group" as defined in Treasury regulations Section 1.368-1(d)(4).

   SECTION 5.08. Identity of Issuer. If a public offering of shares of Common Voting Stock of a corporation other than VWI occurs, and such offering satisfies clauses (i), (ii) and (iii) of the definition of "VWI IPO" in Section 1.01, Cellco hereby covenants and agrees to take all appropriate actions to cause such corporation (a "Substitute Issuer") to perform the obligations of VWI under this Agreement.

   SECTION 5.09. Post-closing Litigation. The Price Corporations hereby indemnify VWI, VCI and their respective Affiliates against and agree to hold each of them harmless from any Damages incurred or suffered by any of VWI, VCI or any of their respective Affiliates after consummation of the Exchange arising out of any action, suit, investigation or proceeding which, as of the Exchange Closing Date, is pending against, or to the knowledge of any of the Price Corporations is threatened against or affecting, any of the Price Corporations before any court or arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the Lock-up Agreement.

   SECTION 5.10. 1940 Act. The Price Corporations shall use their reasonable best efforts to obtain prior to the Exchange Closing Date an order from the Division of Investment Management of the SEC exempting Price Parent from all provisions, rules and regulations of the 1940 Act which might otherwise apply as a result of the transactions contemplated to occur on the Exchange Closing Date pursuant to this Agreement. If the Price Corporations are unsuccessful in obtaining such an order, the Price Corporations shall take such other actions as are necessary to satisfy the condition set forth in Section 6.02(d) or
Section 6.03(d), as applicable.

   SECTION 5.11. Further Assurances. Each party to this Agreement will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations or otherwise to consummate at the earliest reasonably practicable time the transactions contemplated by this Agreement; provided that the foregoing shall not obligate VCI or VWI to effect the VWI IPO. Each party to this Agreement agrees to execute and deliver or cause to be executed and delivered such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

   SECTION 5.12. Solvency Certificate. Subject to Section 5.12(b), the Price Corporations shall have the right, exercisable by written notice to VWI and VCI, to cause VWI and VCI to waive compliance by the Price Corporations with the conditions set forth in Sections 6.02(a) and 6.03(a).

   (b) The Price Corporations agree that, if they exercise their right under
Section 5.12(a), none of the Price Corporations will consummate any distribution to its stockholders, whether by means of liquidation, dividend or otherwise, of any shares of VWI Stock or VCI Stock received by it upon an Exchange, unless it shall have previously delivered to VWI and VCI a solvency certificate, dated as of a date reasonably close to the distribution date, that satisfies the criteria set forth in Section 6.02(a) and 6.03(a).

                                   ARTICLE 6

                             CONDITIONS TO CLOSING

   SECTION 6.01. Conditions to Obligations of Each Party. (a) The obligations of the Price Corporations and VWI to consummate the VWI Exchange are subject to the satisfaction of each of the following conditions:

      (i) the Closing shall have occurred and the approval of the stockholders of Price Parent of the VWI Exchange, as required by applicable law, shall have been obtained;

      (ii) the VWI Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the VWI Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

      (iii) any applicable waiting period under the HSR Act relating to such exchange shall have expired or been terminated; and

      (iv) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit such exchange.

   (b) The obligations of the Price Corporations and VCI to consummate a VCI Exchange are subject to the satisfaction of each of the following conditions:

      (i) the Closing shall have occurred;

      (ii) the VCI Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the VCI Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

      (iii) any applicable waiting period under the HSR Act relating to such exchange shall have expired or been terminated; and

      (iv) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit such exchange.

   SECTION 6.02. Conditions to Obligation of VWI. The obligation of VWI to consummate the VWI Exchange is subject to the satisfaction of the following further conditions:

      (a) Subject to Section 5.12, VWI shall have received a favorable opinion of a third party reasonably acceptable to VWI as to the solvency of the Price Corporations in form reasonably acceptable to VWI.

      (b) The Price Corporations shall have performed in all material respects their obligations hereunder required to be performed by them on or prior to the Exchange Closing Date, the representations and warranties of the Price Corporations contained in this Agreement and in any certificate delivered by the Price Corporations pursuant hereto shall be true at and as of the Exchange Closing Date, as if made at and as of such date, except for such inaccuracies in such representations and warranties as will not, individually or in the aggregate, prevent consummation of the transactions contemplated hereby or have a material adverse effect on the value of the ELP Interest and VWI shall have received a certificate signed by an executive officer of each of the Price Corporations to the foregoing effect.

      (c) The VWI Lock-up Agreement shall be in full force and effect.

      (d) Price Parent shall have received an order from the Division of Investment Management of the SEC exempting it from all provisions, rules and regulations of the 1940 Act, or, if no such order shall have been received and in effect as of the Exchange Closing Date, shall be in full compliance with all provisions, rules and regulations of the 1940 Act (it being understood that such compliance may be achieved, without limitation, by reliance on Rule 3a-2 of the 1940 Act).

   SECTION 6.03. Conditions to Obligation of VCI. The obligation of VCI to consummate a VCI Exchange is subject to the satisfaction of the following further conditions:

   (a) Subject to Section 5.12, VCI has received a favorable opinion of a third party reasonably acceptable to VCI as to the solvency of the Price Corporations in form reasonably acceptable to VCI.

   (b) The Price Corporations shall have performed in all material respects their obligations hereunder required to be performed by them on or prior to the Exchange Closing Date, the representations and warranties of the Price Corporations contained in this Agreement and in any certificate delivered by the Price Corporations pursuant hereto shall be true at and as of the Exchange Closing Date, as if made at and as of such date, except for such inaccuracies in such representations and warranties as will not, individually or in the aggregate, prevent consummation of the transactions contemplated hereby or have a material adverse effect on the value of the ELP Interest, and VCI shall have received a certificate signed by an executive officer of each of the Price Corporations to the foregoing effect.

      (c) The VCI Lock-up Agreement shall be in full force and effect.

      (d) Price Parent shall have received an order from the Division of Investment Management of the SEC exempting it from all provisions, rules and regulations of the 1940 Act, or, if no such order shall have been received and in effect as of the Exchange Closing Date, shall be in full compliance with all provisions, rules and regulations of the 1940 Act (it being understood that such compliance may be achieved, without limitation, by reliance on Rule 3a-2 of the 1940 Act).

   SECTION 6.04. Conditions to Obligations of The Price Corporations. The obligation of the Price Corporations to consummate the VWI Exchange is subject to the satisfaction of the following further conditions:

      (i) (A) VWI shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Exchange Closing Date, the representations and warranties of VWI contained in this Agreement and in any certificate delivered by VWI pursuant hereto shall be true at and as of the Exchange Closing Date, as if made at and as of such date, except for such inaccuracies in such representations and warranties as will not, individually or in the aggregate, prevent consummation of the transactions contemplated hereby or have a material adverse effect on VWI, and the Price Corporations shall have received a certificate signed by an executive officer of VWI to the foregoing effect; and

      (ii) The shares of VWI Stock to be issued in such exchange shall have been approved for listing on each stock exchange or quotation on each automated quotation system in which other shares of VWI Stock are listed or quoted, subject to official notice of issuance.

   (b) The obligation of the Price Corporations to consummate a VCI Exchange is subject to satisfaction of the following further conditions:

      (i) (A) VCI shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Exchange Closing Date, the representations and warranties of VCI contained in this Agreement and in any certificate delivered by VCI pursuant hereto, shall be true at and as of the Exchange Closing Date, as if made at and as of such date, except for such inaccuracies in such representations and warranties as will not, individually or in the aggregate, prevent consummation of the transactions contemplated hereby or have a material adverse effect on VCI, and the Price Corporations shall have received a certificate signed by an executive officer of VCI to the foregoing effect; and

      (ii) the shares of VCI Stock to be issued in such exchange shall have been approved for listing on each stock exchange or quotation on each automated quotation system in which other shares of VCI Stock are listed or quoted, subject to official notice of issuance.

                                   ARTICLE 7

                                   SURVIVAL

   SECTION 7.01. Survival. (a) The representations and warranties of the parties hereto contained in this Agreement or in any certificate delivered pursuant hereto or in connection herewith shall remain in full force and effect until the date which is 18 months after the Exchange Closing Date.

   (b) The covenants and agreements of the parties hereto contained in this Agreement or in any certificate delivered pursuant hereto or in connection herewith shall remain in full force and effect indefinitely.

                                   ARTICLE 8

                                  TERMINATION

   SECTION 8.01 Termination. This Agreement will terminate automatically upon termination of the Transaction Agreement pursuant to Section 16.01 thereof.

   SECTION 8.02 Effect of Termination. If this Agreement is terminated as permitted by Section 8.01, such termination shall be without liability of any party (or any stockholder, partner, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement.

                                   ARTICLE 9

                                 MISCELLANEOUS

   SECTION 9.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

   if to VWI:

       S. Mark Tuller
       Vice President
       Legal and External Affairs
       Verizon Wireless
       180 Washington Valley Road
       Bedminster, NJ 07921
       Fax: (908) 306-7329

       with a copy to:
       Davis Polk & Wardwell
       450 Lexington Avenue
       New York, New York 10017
       Attention: Diane G. Kerr
       Fax: (212) 450-4800

   if to VCI, to:

       Verizon Communications Inc.
       1095 Avenue of the Americas, 36th Floor
       New York, NY 10036
       Attention: David Benson
               Philip Marx
       Fax: (212) 921-2971

       with a copy to:
       Davis Polk & Wardwell
       450 Lexington Avenue
       New York, New York 10017
       Attention: Diane G. Kerr
       Fax: (212) 450-4800
   if to the Price Corporations:

       Robert Price
       President/Chief Executive Officer
       Price Communications Corporation
       45 Rockefeller Plaza
       Suite 3200
       New York, New York 10020
       Fax: (212) 397-3755

       with a copy to:
       Proskauer Rose LLP
       1585 Broadway
       New York, New York 10036
       Attention: Peter G. Samuels
       Fax: (212) 969-2900

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

   SECTION 9.02 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

   (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

   SECTION 9.03 Expenses. Except as set forth in the letter agreement dated as of November 14, 2001 between Davis Polk & Wardwell and Price Communications Corporation, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

   SECTION 9.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Notwithstanding the foregoing, VWI shall assign all of its rights and obligations under this Agreement to any Substitute Issuer, and shall cause any such Substitute Issuer to agree in writing in form reasonably acceptable to the Company to be bound by the terms of this Agreement, the Price Corporations may cause one or more of the Price Corporations to be liquidated or merged into another Price Corporation, and
(iii) the Company shall assign all of its rights and obligations under this Agreement to any other Permitted Transferee to whom it transfers the ELP Interest, provided such Permitted Transferee agrees in writing in form reasonably acceptable to VWI and VCI to be bound by the terms of this Agreement.

   SECTION 9.05 Governing Law. This Agreement shall be governed and construed in accordance with the law of the State of New York.

   SECTION 9.06 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.01 shall be deemed effective service of process on such party.

   SECTION 9.07 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

   Section 9.08 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement shall confer upon any Person other than the parties hereto any rights or remedies hereunder.

   SECTION 9.09 Entire Agreement. This Agreement, and the Ancillary Agreements (as relevant), constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

   SECTION 9.10 Joint and Several Liability. Each of the Price Corporations shall be jointly and severally liable for the performance of all of the Price Corporations' obligations hereunder.

   SECTION 9.11 Appointment of Agent. Each of the Price Corporations hereby irrevocably constitutes and appoints Price Parent as its agent and true and lawful attorney in fact with full power and discretion, in the name of and for and on behalf of each of the Price Corporations, in connection with all matters arising from, contemplated by or relating to this Agreement. The powers of Price Parent include, without limitation, the power to represent each of the Price Corporations with respect to all aspects of this Agreement, which power shall include, without limitation, the power to (i) waive any conditions of this Agreement, (ii) amend this Agreement in any respect, (iii) receive notices or other communications, (iv) deliver any notices, certificates or other documents required and (v) take all such other action and to do all such other things as Price Parent deems necessary or advisable with respect to this Agreement. Each other party to this Agreement shall have the right to rely upon the acts taken or omitted to be taken by Price Parent on behalf of the Price Corporations, and shall have no duty to inquire as to the acts and omissions of Price Parent.

   SECTION 9.12 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be executed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

   SECTION 9.13 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                                   PRICE COMMUNICATIONS
                                                   CORPORATION

                                               By:     /S/  KIM I. PRESSMAN
                                                   -----------------------------
                                                          Kim I. Pressman
                                                     Executive Vice President
                                                    and Chief Financial Officer

                                                   PRICE COMMUNICATIONS
                                                   CELLULAR, INC.

                                               By:     /S/  KIM I. PRESSMAN
                                                   -----------------------------
                                                          Kim I. Pressman
                                                     Executive Vice President
                                                    and Chief Financial Officer

                                                   PRICE COMMUNICATIONS CELLULAR
                                                   HOLDINGS, INC.

                                               By:     /S/  KIM I. PRESSMAN
                                                   -----------------------------
                                                          Kim I. Pressman
                                                     Executive Vice President
                                                    and Chief Financial Officer

                                                   PRICE COMMUNICATIONS
                                                   WIRELESS, Inc.

                                               By:     /S/  KIM I. PRESSMAN
                                                   -----------------------------
                                                          Kim I. Pressman
                                                     Executive Vice President
                                                    and Chief Financial Officer

                                                   Verizon Communications Inc.

                                               By:     /S/  DENNIS F. STRIGL
                                                   -----------------------------
                                                         Dennis F. Strigl
                                                     Executive Vice President

                                                   VERIZON WIRELESS Inc.

                                               By:    /S/   DENNIS F. STRIGL
                                                   -----------------------------
                                                         Dennis F. Strigl
                                                      Chief Executive Officer

                                                   CELLCO PARNTERSHIP

                                               By:     /S/  DENNIS F. STRIGL
                                                   -----------------------------
                                                         Dennis F. Strigl
                                                      Chief Executive Officer

                                                   VERIZON WIRELESS OF THE EAST
                                                   LP

                                               By: VERIZON WIRELESSS OF GEORGIA
                                                              LLC AS
                                                     MANAGING GENERAL PARNTER

                                               By:     /S/  DENNIS F. STRIGL
                                                   -----------------------------
                                                         Dennis F. Strigl
                                                      Chief Executive Officer

                                    ANNEX D

                              LOCK-UP AGREEMENTS

                               LOCK-UP AGREEMENT

   LOCK-UP AGREEMENT dated as of December 18, 2001 by and among Price Communications Corporation, a New York corporation ("Price Parent"), Price Communications Cellular Inc., a Delaware corporation ("Price Cellular"), Price Communications Cellular Holdings, Inc., a Delaware corporation
("Price Shareholder"), Price Communications Wireless, a Delaware corporation (the "Company" and, together with Price Parent, Price Cellular and Price Shareholder, the "Price Corporations"), and Verizon Wireless Inc., a Delaware corporation ("VWI").

   WHEREAS, the Price Corporations, Cellco Partnership, a Delaware partnership ("Cellco"), and Verizon Wireless of the East LP, a newly formed Delaware limited partnership ("New LP"), are parties to a Transaction Agreement dated as of December 18, 2001 (the "Transaction Agreement");

   WHEREAS, the Price Corporations, VWI, Verizon Communications Inc., a Delaware corporation, and New LP are parties to an Exchange Agreement dated as of December 18, 2001 (the "Exchange Agreement"); and

   WHEREAS, the parties hereto desire to provide for certain restrictions on the sale of shares of VWI issued pursuant to the Exchange Agreement.

   NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, in the Transaction Agreement and in the Exchange Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

   SECTION 1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Exchange Agreement. In addition, the following terms, as used herein, have the following meanings:

      "Complying Distribution" means a distribution of all or a portion of the Shares (other than any Pledged Shares) to the shareholders of Price Parent at any time after five business days prior to the first anniversary of the Exchange Closing Date.

      "Exempt Shares" means a number of Shares equal to (i) $30,000,000 divided by (ii) the VWI IPO Price (subject to appropriate adjustment for stock splits, stock dividends, subdivisions, combinations, reclassifications or similar events occurring after the date of the VWI IPO); provided that the Exempt Shares shall not include any Pledged Shares.

      "Holder" means the Company or any Pledgee or other transferee pursuant to a Transfer of Shares under Section 3(a)(ii), (iii) or (iv).

      "Lock-Up Release Date" means the date which is 270 days after the later of (i) the VWI IPO and (ii) the first anniversary of the Closing Date (as defined in the Transaction Agreement); provided that, notwithstanding the foregoing, such date shall not occur prior to 180 days after the Exchange Closing Date.

      "Maximum Amount" means, with respect to a Holder and any particular day,
   (i) at any time prior to the occurrence of any transaction referred to in
   Section 3(a)(iii), a number of Shares equal to 25% of the average daily trading volume of shares of VWI Stock for the 10 consecutive trading days immediately preceding such day, and (ii) at any time after the occurrence of any transaction referred to in Section 3(a)(iii), a number of Shares equal to (A) a number of Shares equal to 25% of the average daily trading volume of shares of VWI Stock for the 10 consecutive trading days immediately preceding such day multiplied by (B) the quotient obtained by dividing (x) the number of Shares initially transferred to such Holder pursuant to this Agreement by (y) the total number of Shares.

      "Offering" means an underwritten offering, or a non-underwritten offering approved by VWI, of Shares (other than any Pledged Shares) by a Holder; provided that (i) any such offering shall be effected at a time which is reasonably acceptable to VWI, (ii) any underwriters and any investment bankers or managers to be used in connection with such offering shall be reasonably acceptable to VWI, and (iii) VWI shall provide indemnification to any underwriters in connection with such offering with respect to any prospectus of VWI used by such underwriters (such indemnification to be consistent with any such indemnification provided by VWI to underwriters in connection with the VWI IPO).

      "Permitted Transfer" means a Transfer to any Price Corporation of all of the Shares held by any other Price Corporation pursuant to the liquidation of such other Price Corporation or a merger with such other Price Corporation.

      "Pledged Shares" means, at any time, any Shares which are subject to security interests under the Pledge Agreement (as defined in the Transaction Agreement) at such time.

      "Shares" means the shares of VWI Stock issued pursuant to the Exchange Agreement (including, without limitation, any such shares issued pursuant to Section 2.05 of the Exchange Agreement).

      "Third Party Sale" means a private negotiated sale by any Price Corporation of all of the Shares held by the Price Corporations (other than any Pledged Shares) to a purchaser that agrees in writing (in a form reasonably acceptable to VWI) to be subject to the restrictions contained in
   Section 2 of this Agreement with respect to such Shares.

   SECTION 2. Lock-Up Agreement. (a) Except as set forth in Section 3, until the Lock-Up Release Date, a Holder shall not, without the prior written consent of VWI, (1) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Shares, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (2) enter into any swap or any other agreement or any transaction that has substantially the same effect as a transaction described in (1), or that transfers, in whole or in part, directly or indirectly, a substantial portion of the economic consequence of ownership of the Shares ((1) and (2) collectively, a "Transfer"), whether any such Transfer is to be settled by delivery of Shares or other securities, in cash or otherwise.

   (b) Except in connection with an Offering, a Complying Distribution or a Third Party Sale, on and after the Lock-Up Release Date until the fifth anniversary of the Exchange Closing Date, a Holder may not Transfer more than the Maximum Amount of Shares on any particular day; provided that no more than two Offerings may be conducted during such period, and any such Offerings shall be conducted at least 180 days apart from each other; provided further that, except in connection with a Complying Distribution, a Holder shall not distribute any Shares to the shareholders of Price Parent during such period.

   SECTION 3. Permitted Transactions. (a) Notwithstanding Section 2, a Holder may enter into any of the following transactions with respect to the Shares at any time after the Exchange Closing Date:

      (i) Transfer the Exempt Shares (provided that the Holder may not Transfer more than the Maximum Amount of Shares on any particular day);

      (ii) a Permitted Transfer;

      (iii) a pledge of Shares (other than any Pledged Shares) to any bank or other financial institution of recognized standing (a "Pledgee") in connection with any bona fide financing transaction and, upon default under any such financing transaction, such Shares may be transferred to a Pledgee or another third party as a result of a foreclosure sale under the Uniform Commercial Code or the exercise of other remedies in connection with such pledge; provided, in each case, that such Pledgee or other third party (a "Pledge Transferee") agrees in writing (in a form reasonably acceptable to
   VWI) to be subject to the restrictions contained in Section 2 of this Agreement with respect to such Shares; and

      (iv) a Third Party Sale.

   (b) Notwithstanding any provision of this Agreement, nothing in this Agreement shall impair the ability of any Price Corporation to enter into any transaction involving any shares of VWI Stock to the extent that such shares of VWI Stock were acquired by any Price Corporation in open-market transactions and were not received by any Price Corporation pursuant to the Exchange Agreement or the transactions contemplated thereby.

   SECTION 4.  Miscellaneous.

   (a) Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

   (b) Entire Agreement/Amendments. This Agreement, the Transaction Agreement and the other Ancillary Agreements (as defined in the Transaction Agreement) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

   (c) Binding Effect; Amendments and Waivers; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns. Any provision of this Agreement may be amended or waived, but only if such amendment or waiver is in writing and is signed by all parties.

   (d) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

   (e) This Agreement shall terminate on the earlier of (i) termination of the Transaction Agreement in accordance with its terms or (ii) the Exchange Closing Date in respect of the VCI Exchange.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                      PRICE COMMUNICATIONS CORPORATION

                                      By:     /S/  KIM I. PRESSMAN
                                          -----------------------------
                                                 Kim I. Pressman
                                            Executive Vice President
                                           and Chief Financial Officer

                                    PRICE COMMUNICATIONS CELLULAR, INC.

                                    By:      /S/  KIM I. PRESSMAN
                                         ------------------------------
                                                Kim I. Pressman
                                           Executive Vice President
                                          and Chief Financial Officer

                                  PRICE COMMUNICATIONS CELLULAR HOLDINGS, INC.

                                      By:       /S/  KIM I. PRESSMAN
                                            -----------------------------
                                                   Kim I. Pressman
                                              Executive Vice President
                                             and Chief Financial Officer

                                      PRICE COMMUNICATIONS WIRELESS

                                      By:     /S/  KIM I. PRESSMAN
                                          -----------------------------
                                                 Kim I. Pressman
                                            Executive Vice President
                                           and Chief Financial Officer

                                      VERIZON WIRELESS Inc.

                                      By:     /s/  DENNIS F. STRIGL
                                          -----------------------------
                                                Dennis F. Strigl
                                             Chief Executive Officer

                               LOCK-UP AGREEMENT

   LOCK-UP AGREEMENT dated as of December 18, 2001 by and among Price Communications Corporation, a New York corporation ("Price Parent"), Price Communications Cellular Inc., a Delaware corporation ("Price Cellular"), Price Communications Cellular Holdings, Inc., a Delaware corporation ("Price Shareholder"), Price Communications Wireless, a Delaware corporation (the "Company" and, together with Price Parent, Price Cellular and Price Shareholder, the "Price Corporations"), and Verizon Communications Inc., a Delaware corporation ("VCI").

   WHEREAS, the Price Corporations, Cellco Partnership, a Delaware partnership ("Cellco"), and Verizon Wireless of the East LP, a newly formed Delaware limited partnership ("New LP"), are parties to a Transaction Agreement dated as of December 18, 2001 (the "Transaction Agreement");

   WHEREAS, the Price Corporations, VCI, Verizon Wireless Inc., a Delaware corporation, and New LP are parties to an Exchange Agreement dated as of December 18, 2001 (the "Exchange Agreement"); and

   WHEREAS, the parties hereto desire to provide for certain restrictions on the sale of shares of VCI issued pursuant to the Exchange Agreement.

   NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, in the Transaction Agreement and in the Exchange Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

   SECTION 1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Exchange Agreement. In addition, the following terms, as used herein, have the following meanings:

      "Complying Distribution" means a distribution of all or a portion of the Shares (other than any Pledged Shares) to the shareholders of Price Parent at any time after five business days prior to the first anniversary of the Exchange Closing Date.

      "Exempt Shares" means a number of Shares equal to (i) $30,000,000 divided by (ii) the Average VCI Stock Price used to calculate the VCI Exchange Amount pursuant to the Exchange Agreement (subject to appropriate adjustment for stock splits, stock dividends, subdivisions, combinations, reclassifications or similar events relating to the VCI stock after the date of such calculation); provided that the Exempt Shares shall not include any Pledged Shares.

      "Holder" means the Company or any Pledgee or other transferee pursuant to a Transfer of Shares under Section 3(a)(ii), (iii) or (iv).

      "Lock-Up Release Date" means the date which is 270 days after the Exchange Closing Date in respect of the VCI Exchange.

      "Maximum Amount" means, with respect to a Holder and any particular day,
   (i) at any time prior to the occurrence of any transaction referred to in
   Section 3(a)(iii), a number of Shares equal to 25% of the average daily trading volume of shares of VCI Stock for the 10 consecutive trading days immediately preceding such day, and (ii) at any time after the occurrence of any transaction referred to in Section 3(a)(iii), a number of Shares equal to (A) a number of Shares equal to 25% of the average daily trading volume of shares of VCI Stock for the 10 consecutive trading days immediately preceding such day multiplied by (B) the quotient obtained by dividing (x) the number of Shares initially transferred to such Holder pursuant to this Agreement by (y) the total number of Shares.

      "Offering" means an underwritten offering, or a non-underwritten offering approved by VCI, of Shares (other than any Pledged Shares) by a Holder; provided that (i) any such offering shall be effected at a time which is reasonably acceptable to VCI, (ii) any underwriters and any investment bankers or managers to be used in connection with such offering shall be reasonably acceptable to VCI, and (iii) VCI shall provide indemnification to any underwriters in connection with such offering with respect to any prospectus of VCI used by such underwriters (such indemnification to be consistent with any such indemnification provided by VCI to underwriters in connection with previous stock offerings by VCI).

      "Permitted Transfer" means a Transfer to any Price Corporation of all of the Shares held by any other Price Corporation pursuant to the liquidation of such other Price Corporation or a merger with such other Price Corporation.

      "Pledged Shares" means, at any time, any Shares which are subject to security interests under the Pledge Agreement (as defined in the Transaction Agreement) at such time.

      "Shares" means the shares of VCI Stock issued pursuant to the Exchange Agreement (including, without limitation, any such shares issued pursuant to Section 2.05 of the Exchange Agreement).

      "Third Party Sale" means a private negotiated sale by any Price Corporation of all of the Shares held by the Price Corporations (other than any Pledged Shares) to a purchaser that agrees in writing (in a form reasonably acceptable to VCI) to be subject to the restrictions contained in
   Section 2 of this Agreement with respect to such Shares.

   SECTION 2. Lock-Up Agreement. (a) Except as set forth in Section 3, until the Lock-Up Release Date, a Holder shall not, without the prior written consent of VCI, (1) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Shares, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (2) enter into any swap or any other agreement or any transaction that has substantially the same effect as a transaction described in (1), or that transfers, in whole or in part, directly or indirectly, a substantial portion of the economic consequence of ownership of the Shares ((1) and (2) collectively, a "Transfer"), whether any such Transfer is to be settled by delivery of Shares or other securities, in cash or otherwise.

   (b) Except in connection with an Offering, a Complying Distribution or a Third Party Sale, on and after the Lock-Up Release Date until the fifth anniversary of the Exchange Closing Date, a Holder may not Transfer more than the Maximum Amount of Shares on any particular day; provided that no more than two Offerings may be conducted during such period, and any such Offerings shall be conducted at least 180 days apart from each other; provided further that, except in connection with a Complying Distribution, a Holder shall not distribute any Shares to the shareholders of Price Parent during such period.

   SECTION 3. Permitted Transactions. (a) Notwithstanding Section 2, a Holder may enter into any of the following transactions with respect to the Shares at any time after the Exchange Closing Date:

      (i) Transfer the Exempt Shares (provided that the Holder may not Transfer more than the Maximum Amount of Shares on any particular day);

      (ii) a Permitted Transfer;

      (iii) a pledge of Shares (other than any Pledged Shares) to any bank or other financial institution of recognized standing (a "Pledgee") in connection with any bona fide financing transaction and, upon default under any such financing transaction, such Shares may be transferred to a Pledgee or another third party as a result of a foreclosure sale under the Uniform Commercial Code or the exercise of other remedies in connection with such pledge; provided, in each case, that such Pledgee or other third party (a "Pledge Transferee") agrees in writing (in a form reasonably acceptable to
   VCI) to be subject to the restrictions contained in Section 2 of this Agreement with respect to such Shares; and

      (iv) a Third Party Sale.

   (b) Notwithstanding any provision of this Agreement, nothing in this Agreement shall impair the ability of any Price Corporation to enter into any transaction involving any shares of VCI Stock to the extent that such shares of VCI Stock were acquired by any Price Corporation in open-market transactions and were not received by any Price Corporation pursuant to the Exchange Agreement or the transactions contemplated thereby.

   SECTION 4.  Miscellaneous.

   (a) Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

   (b) Entire Agreement/Amendments. This Agreement, the Transaction Agreement and the other Ancillary Agreements (as defined in the Transaction Agreement) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

   (c) Binding Effect; Amendments and Waivers; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns. Any provision of this Agreement may be amended or waived, but only if such amendment or waiver is in writing and is signed by all parties.

   (d) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

   (e) This Agreement shall terminate on the earlier of (i) termination of the Transaction Agreement in accordance with its terms or (ii) the Exchange Closing Date in respect of the VWI Exchange.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                            PRICE COMMUNICATIONS CORPORATION

                                            By:       /S/  KIM I. PRESSMAN
                                                  ------------------------------
                                                         Kim I. Pressman
                                                         Executive Vice
                                                  President and Chief Financial
                                                             Officer

                                            PRICE COMMUNICATIONS CELLULAR, INC.

                                            By:       /S/  KIM I. PRESSMAN
                                                  ------------------------------
                                                         Kim I. Pressman
                                                  Executive Vice President and
                                                     Chief Financial Officer

                                            PRICE COMMUNICATIONS CELLULAR
                                              HOLDINGS, INC.

                                            By:       /S/  KIM I. PRESSMAN
                                                  ------------------------------
                                                         Kim I. Pressman
                                                         Executive Vice
                                                  President and Chief Financial
                                                             Officer

                                            PRICE COMMUNICATIONS WIRELESS.

                                            By:       /S/  KIM I. PRESSMAN
                                                  ------------------------------
                                                         Kim I. Pressman
                                                         Executive Vice
                                                  President and Chief Financial
                                                             Officer

                                            VERIZON COMMUNICATIONS INC.

                                            By:       /S/  DENNIS F. STRIGL
                                                  ------------------------------
                                                        Dennis F. Strigl
                                                    Executive Vice President

                                    ANNEX E

                          OPINION OF UBS WARBURG LLC

                        [Letterhead of UBS Warburg LLC]

                                                              December 13, 2001
The Board of Directors
Price Communications Corporation
45 Rockefeller Plaza
Suite 3200
New York, NY 10020

Dear Members of the Board:

   We understand that Price Communications Corp., a New York corporation ("Price" or, together with its wholly owned operating subsidiary Price Communications Wireless, Inc. ("PCW"), the "Company"), is considering a transaction whereby the Company will contribute substantially all of its assets to Verizon Wireless of the East LP, a newly formed Delaware limited partnership ("New LP") controlled by Cellco Partnership, a Delaware general partnership ("Cellco"). Verizon Communications Inc. ("Verizon"), a Delaware corporation, holds the majority interest in Cellco and Vodafone Group PLC ("Vodafone"), an entity based in the United Kingdom, holds the remainder. Following the Verizon Wireless Inc. IPO (as defined below), Verizon Wireless Inc. ("Verizon Wireless"), a Delaware corporation controlled by Verizon and Cellco, will be the managing general partner of Cellco.

   Pursuant to the terms of a Transaction Agreement and related Limited Partnership Agreement, Exchange Agreement, Pledge Agreement and Lock Up Agreements (collectively, the "Agreements"), (A) the Company will contribute to New LP specified assets and liabilities constituting substantially all of the assets and liabilities of the Company in exchange for a New LP limited partnership interest (the "Consideration") with a preferred return and an initial capital account balance of $1,150 million, subject to certain adjustments and offsets outlined in the Agreements (the "Transaction") and (B) the Company's interest in New LP may be exchanged into Verizon Wireless common stock (the "Exchange"), at the option of the Company upon the completion of an initial public offering of Verizon Wireless common stock meeting certain requirements (the "Verizon Wireless IPO"), with the number of shares of Verizon Wireless common stock issued in the Exchange equal to the Company's New LP capital account balance at the time of the Exchange divided by the IPO price, provided that the Exchange can not occur prior to the 12-month anniversary of the Transaction closing. The terms and conditions of the Transaction are more fully set forth in the Agreements.

   You have requested our opinion as to the fairness from a financial point of view to the Company of the Consideration to be received by the Company in the Transaction. In addition to the assumptions described below, we have assumed at your direction that (i) Verizon Wireless successfully completes the IPO prior to the 12-month anniversary of the Transaction closing, (ii) the Exchange takes place on the first anniversary of the Transaction closing, (iii) as of the date of the Exchange, the Company's capital account balance in New LP will be not less than the $1,150 million and the full preferred return thereon provided in the Limited Partnership Agreement (the "Exchange Value"), (iv) upon the Exchange, the Company will receive Verizon Wireless common stock with a trading value not less than the Exchange Value, (v) no claims will have been made against the Company pursuant to the indemnification obligations outlined in the Agreements and (vi) all restrictions on the Company's ability to transfer such Verizon Wireless common stock under the terms of the Agreements, other than certain volume restrictions, lapse by the 270th day after the date of the Exchange, other than with respect to Verizon Wireless common stock with a value (based upon the IPO price) of $75,000,000 pledged by the Company pursuant to the Pledge Agreement, as to which the restrictions lapse on the earliest dates permitted by the Pledge Agreement and the other Agreements.

   UBS Warburg LLC ("UBSW") has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services. UBSW will also receive a fee upon delivery of this opinion. In the past, UBSW has performed investment banking services for Verizon and Vodafone, and may also perform investment banking services for Verizon Wireless in the connection with the IPO and otherwise. In the ordinary course of business, UBSW, its successors and affiliates may trade securities of the Company, Vodafone, Verizon or Verizon Wireless for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

   Our opinion does not address the Company's underlying business decision to effect the Transaction or the Exchange or constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or the Exchange. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Agreements or the form of the Transaction contemplated by the Agreements. We express no opinion as to the likelihood of the Verizon Wireless IPO, the price at which Verizon Wireless common stock is sold in the IPO, the value of Verizon Wireless common stock issued in the Exchange or the prices at which Verizon Wireless common stock or Price common stock will trade in the future. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreements does not differ in any material respect from the drafts that we have examined, and that the parties to the Agreements will comply with all the material terms of such agreements.

   In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and Verizon Wireless, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the assets to be contributed to New LP by Cellco (the "Cellco Assets"), including estimates and financial forecasts prepared by the management of Verizon Wireless and not publicly available, (iv) conducted discussions with members of the senior management of the Company and Verizon Wireless concerning the business and financial prospects of the Company, Verizon Wireless and the Cellco Assets; (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of Verizon Wireless and the Company, (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vii) reviewed drafts of the Agreements, and (viii) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

   In connection with our review, with your consent, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, Verizon Wireless or Cellco, nor have we been furnished with any such evaluation or appraisal. With respect to the estimates and financial forecasts referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies. We have also assumed, with your consent, that the Transaction and the Exchange will qualify as tax-free to the Company for U.S. federal income tax purposes. We have also assumed that all governmental, regulatory or other consents, approvals and registrations necessary for the consummation of the Transaction, the IPO and the Exchange as described above and the conduct of the business of the Company and Verizon Wireless following the Transaction, the IPO and the Exchange will be obtained without any material adverse effect on the Company, Verizon Wireless, the Transaction or the Exchange. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

   Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by the Company in the Transaction is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          /S/  UBS Warburg LLC

                                    ANNEX F

                OPINION OF DRESDNER KLEINWORT WASSERSTEIN, INC.

             [Letterhead of Dresdner Kleinwort Wassenstein, Inc.]

December 13, 2001

Board of Directors
Price Communications Corporation
45 Rockefeller Plaza
Suite 3200
New York, New York 10020

Members of the Board:

   You have asked us to advise you with respect to the fairness, from a financial point of view, to Price Communications Corporation, a New York corporation (the "Company"), of the Consideration (as defined below) to be received by the Company pursuant to the terms of the Transaction Agreement and related Limited Partnership Agreement, Exchange Agreement, Pledge Agreement and Lock-up Agreements (collectively, the "Agreements"). The Agreements provide for, among other things, a transaction (the "Transaction") whereby the Company will contribute certain assets and will assign certain liabilities, of Price Communications Wireless, Inc., a wholly owned subsidiary of the Company ("PCW"), to New Limited Partnership, a newly formed Delaware limited partnership ("New LP"), in exchange for a New LP limited partnership interest (the "Consideration") with a preferred return and an initial capital account balance of $1,150 million, subject to certain adjustments and offsets described in the Agreements. New LP is controlled by Cellco Partnership, a Delaware general partnership ("Cellco"), which in turn will be managed by Verizon Wireless Inc., a Delaware corporation ("VW") upon completion of an initial public offering of VW common stock meeting certain requirements as set forth in the Transaction Agreement (the "VW IPO"). VW is a majority owned subsidiary of Verizon Communications Inc., a Delaware corporation ("VC"), and Vodafone Group PLC, an entity formed under the laws of the United Kingdom ("Vodafone"). Cellco will also contribute certain assets and cash to New LP. The Company has the option to exchange its interest in New LP for shares of VW common stock (the "Exchange") upon the completion of a VW IPO; provided, however, that the Exchange cannot occur prior to the first anniversary of the closing of the Transaction. The number of shares of VW common stock to be issued to the Company in the Exchange will be equal to the Company's New LP capital account balance at the time of the Exchange divided by the price per share of common stock sold in the VW IPO. The terms and conditions of the Transaction are set forth in more detail in the Agreements.

   In connection with rendering our opinion, we have reviewed drafts dated December 4, 2001, of each of the Agreements (without Exhibits), and for purposes hereof, we have assumed that the final form of these documents will not differ in any material respect from the drafts provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company and VW for recent years and interim periods to date, reviewed certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to us for purposes of our analysis, reviewed certain internal financial prospects of the assets to be contributed to New LP by Cellco, including estimates prepared by the management of VW, and we have conducted discussions with management of the Company and VW to review and discuss such information and, among other matters, each of the Company's, VW's and New LP's business, operations, assets, financial condition and future prospects.

   We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the wireless communications industry that we believe to be reasonably comparable to the Transaction or otherwise relevant to our inquiry. We have also performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

   In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the historical financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us, and we have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's and VW's management. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company, VW or Cellco or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, VW or Cellco or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company or PCW, and no such independent valuation or appraisal was provided to us. We note that the Transaction and the Exchange are intended to qualify as tax free reorganizations for United States federal income tax purposes, and we have assumed, with your consent, that the Transaction and the Exchange will so qualify. We also have assumed that obtaining all regulatory and other approvals and third party consents required for consummation of the Transaction will not have an adverse impact on the Company, New LP or VW, or on the anticipated benefits of the Transaction, and we have assumed that the transactions described in the Agreements will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us only as of the date hereof. We are not expressing any opinion herein as to the prices at which any securities of VW or the Company will actually trade at any time.

   In addition to the assumptions described above, we have assumed at your direction that (i) VW will complete the VW IPO prior to the first anniversary of the closing of the Transaction, (ii) the Company will exercise its option to effect the Exchange and the Exchange will take place on the first anniversary of the closing of the Transaction, (iii) as of the date of the Exchange, the Company's capital account balance in New LP will be not less than the sum of $1,150 million and the full preferred return thereon (determined in accordance with the Limited Partnership Agreement) (the "Exchange Value"), (iv) as of the date of the consummation of the Exchange, the Company will receive an aggregate number of shares of VW common stock with a trading value not less than the Exchange Value, (v) no claims will be made against the Company pursuant to the indemnification obligations outlined in the Agreements, and (vi) all restrictions on the Company's ability to transfer such VW common stock under the terms of the relevant Lock-up Agreement, other than certain volume restrictions set forth therein, lapse on the 270/th day after the date of the Exchange, other than with respect to VW common stock with a market value of $75 million pledged by the Company pursuant to the Pledge Agreement, as to which the restrictions lapse on the earliest dates permitted by the Pledge Agreement and the relevant Lock-up Agreement. /

   It should be noted that in the context of our engagement by the Company, we were not authorized to and did not solicit third party indications of interest in acquiring all or any part of the Company, or investigate any alternative transactions that may be available to the Company.

   In the ordinary course of our business, we may actively trade the debt and equity securities of the Company, VW, Cellco, VC or Vodafone for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   We have acted as a co-managing underwriter on two of the Company's past securities offerings.

   Our opinion addresses only the fairness from a financial point of view to the Company of the Consideration to be received by the Company pursuant to the Agreements, and we do not express any views on any other term of the Transaction. Specifically, our opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Agreements. In addition, our opinion does not address the solvency of the Company, New LP or VW following consummation of the Transaction or at any time, or the appropriateness of any proposed use of proceeds from the Transaction.

   It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction, and except for inclusion in its entirety in any registration statement or proxy statement required to be circulated to shareholders of the Company relating to the Transaction, may not be quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any shareholder or as to how such holder should vote with respect to the Transaction, and should not be relied upon by any shareholder as such.

   Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof the Consideration to be received by the Company pursuant to the Agreements is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          /s/  Dresdner Kleinwort Wasserstein,
                                            Inc.

                                    ANNEX G

                   OPINION OF DEUTSCHE BANC ALEX. BROWN INC.

                [Letterhead of Deutsche Banc Alex. Brown Inc.]

December 13, 2001

Board of Directors
Price Communications Corporation
45 Rockefeller Plaza, Suite 3200
New York, New York 10020

Ladies and Gentlemen:

   Deutsche Banc Alex. Brown Inc. ("DBAB") has acted as co-financial advisor to Price Communications Corporation ("Client") in connection with the proposed contribution by Price Communications Wireless, Inc. (the "Company"), a wholly-owned subsidiary of Client, of substantially all of the Company's assets to Verizon Wireless of the East LP ("New LP"), a newly formed limited partnership controlled by Cellco Partnership ("Verizon Wireless"), pursuant to the Transaction Agreement (the "Transaction Agreement"), among Client, the Company, New LP, Verizon Wireless and the other parties named therein, and the related Limited Partnership Agreement, Exchange Agreement, Pledge Agreement and Lock Up Agreements (collectively, with the Transaction Agreement, the "Agreements"). Under the Agreements, Verizon Wireless will also contribute certain of its assets to New LP. DBAB understands that Verizon Wireless, a general partnership, is majority owned by Verizon Communications Inc. ("Verizon").

   Pursuant to the Agreements, the Company will contribute to New LP substantially all of its assets and New LP will assume substantially all of the Company's liabilities (the "Transaction") in consideration for which (a) the Company will receive a New LP limited partnership interest with a preferred return and an initial capital account balance of $1,150 million, subject to certain adjustments set forth in the Agreements, and (b) New LP will offer to purchase or provide funds to defease all obligations of the Client and the Company with respect to the Company's public indebtedness, expected to be equal to $550 million net of cash contributions by the Company (collectively, the "Consideration"). Upon the completion of an initial public offering of common stock of Verizon Wireless Inc. or of a substitute issuer that is, at such time, a general partner of Verizon Wireless (the "Verizon Wireless common stock" ) meeting the requirements set forth in the Exchange Agreement (the "Verizon Wireless IPO"), the Company may, within 60 days after the later of the first anniversary of the closing of the Transaction and the date of the Verizon Wireless IPO, elect to exchange its limited partnership interest in New LP for the number of shares of Verizon Wireless common stock (the "Exchange") equal to the Company's New LP capital account balance at the time of the Exchange divided by the initial public offering price. In addition, the Company's limited partnership interest in New LP may be exchanged for shares of common stock of Verizon under the circumstances specified in the Agreements. The terms and conditions of the Transaction are more fully set forth in the Agreements.

   You have requested DBAB's opinion, as investment bankers, as to the fairness, from a financial point of view, to Client of the Consideration to be received in connection with the Transaction.

   In connection with DBAB's role as co-financial advisor to Client, and in arriving at its opinion, DBAB has reviewed certain publicly available financial and other information concerning the Company and Verizon Wireless and certain internal analyses and other information furnished to it by the Company, Client and Verizon Wireless. DBAB has also held discussions with members of the senior managements of Client and Verizon Wireless regarding the prospects of the assets and businesses to be contributed into New LP. In addition, DBAB has (i) compared certain financial information for the Company with similar financial (and stock market) information for certain companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Agreements, the Amended and Restated Voting Agreement, the Termination Agreement and other related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

   DBAB has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, Verizon Wireless or the assets and businesses to be contributed into New LP, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, DBAB has assumed and relied upon the accuracy and completeness of all such information and DBAB has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities of the Company, Verizon Wireless, or of the assets and businesses to be contributed to New LP. With respect to the financial forecasts and projections made available to DBAB and used in its analyses, DBAB has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, DBAB expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. In connection with its engagement, DBAB was not requested to solicit, and did not solicit, interest from any party with respect to an acquisition of the shares or assets of Client or the Company. DBAB's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it, as of the date hereof.

   In rendering its opinion, DBAB has also assumed, with your consent, that (i) Verizon Wireless will successfully complete the Verizon Wireless IPO prior to the first anniversary of the closing of the Transaction, (ii) the Exchange will take place on the first anniversary of the closing of the Transaction, (iii) as of the date of the Exchange, the Company's capital account balance in New LP will be not less than $1,150 million plus the full preferred return thereon (assumed to be 3.6% per annum) provided in the Limited Partnership Agreement (the "Exchange Value"), (iv) the shares of Verizon Wireless common stock received in connection with the Exchange will, as at the date of the Exchange, have an intrinsic value at least equal to the Exchange Value, (v) no claims will be made against the Company pursuant to the indemnification obligations set forth in the Agreements and (vi) all restrictions on the Company's ability to transfer such Verizon Wireless common stock under the terms of the relevant Lock Up Agreement, other than certain volume restrictions, lapse on the 270/th day after the date of the Exchange, other than with respect to Verizon Wireless common stock with a value on the date of the Exchange of $75,000,000 pledged by the Company pursuant to the Pledge Agreement, as to which the restrictions lapse on the earliest dates permitted by the Pledge Agreement and the relevant Lock Up Agreement. DBAB is not expressing any opinion on the price at which Verizon Wireless common stock may trade before, following, or at the time of the Exchange. /

   For purposes of rendering its opinion, DBAB has assumed that, in all respects material to its analysis, the representations and warranties of Client, the Company, Verizon Wireless and the other parties to the Agreements are true and correct and Client, the Company, Verizon Wireless and the other parties to the Agreements will each perform all of the covenants and agreements to be performed by it under the Agreements and all conditions to the obligations of each of Client, the Company, Verizon Wireless and the other parties to the Agreements to consummate the Transaction will be satisfied without any waiver thereof. DBAB has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction, the Verizon Wireless IPO and the Exchange will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Client and the Company is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Client or the Company or materially reduce the contemplated benefits of the Transaction to Client and the Company. In addition, you have informed DBAB, and accordingly for purposes of rendering its opinion DBAB has assumed, that the Transaction and the Exchange will be tax-free to Client and the Company for U.S. federal income tax purposes.

   This opinion is addressed to, and for the use and benefit of, the Board of Directors of Client and is not a recommendation to the stockholders of Client to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, to Client of the Consideration to be received in connection with the Transaction, and DBAB expresses no opinion as to the merits of the underlying decision by Client and the Company to engage in the Transaction.

   DBAB will be paid a fee for its services as co-financial advisor to Client in connection with the Transaction. DBAB is an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Client and Verizon, or their affiliates, for which it has received compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Client, Verizon and or Vodaphone Group Plc (an affiliate of Verizon Wireless) for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

   Based upon and subject to the foregoing, it is DBAB's opinion as investment bankers that, as of the date hereof, the Consideration to be received in connection with the Transaction is fair, from a financial point of view, to Client.

                                     Very truly yours,

                                     /s/  Deutsche Banc Alex. Brown Inc.

                                    ANNEX H

              AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

                           CERTIFICATE OF AMENDMENT

                                      of

                   THE RESTATED CERTIFICATE OF INCORPORATION

                                      of

                       PRICE COMMUNICATIONS CORPORATION

         (Under Section 805 of the New York Business Corporation Law)

                               -----------------

   It is hereby certified that:

      (a) The name of the corporation is PRICE COMMUNICATIONS CORPORATION (the "Corporation").

      (b) The Certificate of Incorporation of the Corporation was filed with the Department of State on August 1, 1979. The Restated Certificate of Incorporation of the Corporation was filed with the Department of State on December 29, 1992.

      (c) The amendment of the Corporation's Restated Certificate of Incorporation effected hereby is as follows: a reduction of the number of votes required for the adoption of a plan of merger or consolidation, the approval of a sale, lease, exchange or other disposition of all or substantially all assets of the Corporation, any plan of exchange under
   Article 9 of the New York Business Corporation Law, or any dissolution under
   Article 10 of the New York Business Corporation Law from two-thirds of the votes of all outstanding shares entitled to vote thereon to a majority of the votes of all outstanding shares entitled to vote thereon.

      (d) To accomplish the foregoing amendment, a new Article THIRTEENTH shall be added to the Corporation's Restated Certificate of Incorporation, relating to the required stockholder approval for a plan of merger or consolidation, or a sale, lease, exchange or other disposition of all or substantially all the assets of the Corporation, any plan of exchange under
   Article 9 of the New York Business Corporation Law, or any dissolution under
   Article 10 of the New York Business Corporation Law, the new Article THIRTEENTH shall read as follows:

          A plan of merger or consolidation, or a sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation pursuant to Article 9 of the New York Business Corporation Law, or a plan of exchange pursuant to Section 913 of the New York Business Corporation Law or any dissolution under Article 10 of the New York Business Corporation Law, may be approved or adopted, as applicable, by the vote at a meeting of shareholders of a majority of the votes of all outstanding shares entitled to vote thereon.

      (e) The foregoing amendment of the Restated Certificate of Incorporation was authorized by vote of the board of directors of the Corporation at a meeting thereof followed by the vote of at least two-thirds of all outstanding shares of the Corporation's capital stock entitled to vote on said amendment.

   IN WITNESS WHEREOF, we have subscribed this document on          ,   2002
and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

                                          PRICE COMMUNICATIONS CORPORATION

                                          By: _______________________________
                                                        Robert Price
                                                         President

                                          By: _______________________________
                                                     Ellen Strahs Fader
                                             Senior Vice President and Secretary

                                    ANNEX I

             SECTION 623 OF THE NEW YORK BUSINESS CORPORATION LAW

                               NYBCL SECTION 623

Section 623 of the New York Business Corporation Law

SS.623. PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES.

   (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

   (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

   (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

   (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

   (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g) . If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

   (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

   (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f) of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment thereof shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

   (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

      (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger of consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

      (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

      (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

      (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

      (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

      (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

      (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following:

          (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

      (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

   (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

   (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

      (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

      (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

      (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

   (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

   (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

   (m) This section shall not apply to foreign corporations except as provided in subparagraph (e) (2) of section 907 (Merger or consolidation of domestic and foreign corporations).

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

  Verizon Communications Inc. ("Verizon Communications")

   Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorney's fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

   Article 7 of the Verizon Communications Restated Certificate of Incorporation makes mandatory the indemnification expressly authorized under the DGCL, except that the Verizon Communications Certificate of Incorporation only provides for indemnification in derivative actions, suits or proceedings initiated by a director or officer if the initiation of such action, suit or proceeding was authorized by the board of directors of Verizon Communications.

   Pursuant to Section 7.8 of the Amended and Restated Agreement and Plan of Merger dated as of April 21, 1996 by and between NYNEX Corporation ("NYNEX") and Bell Atlantic Corporation ("Bell Atlantic"), Bell Atlantic agreed for a period of six years following the effective time of the merger to (a) cause NYNEX to maintain in effect the provisions regarding indemnification of officers and directors contained in the NYNEX Certificate of Incorporation and Bylaws and the certificates of incorporation and bylaws of each of its subsidiaries or in director, officer or employee indemnification agreements of NYNEX and its subsidiaries, (b) maintain in effect and cause NYNEX to maintain in effect current policies of directors' and officers' liability insurance and fiduciary liability insurance with respect to claims arising prior to the effective time of the merger, and (c) indemnify, and cause NYNEX to indemnify, the directors and officers of Bell Atlantic and NYNEX, respectively, to the fullest extent permitted under their respective certificates of incorporation and bylaws and applicable law. In addition, Bell Atlantic agreed to unconditionally and irrevocably guarantee for the benefit of such directors, officers and employees the obligations of NYNEX under its indemnification arrangements.

   Pursuant to Section 7.8 of the Amended and Restated Agreement and Plan of Merger dated as of July 27, 1998, by and among GTE Corporation ("GTE"), Bell Atlantic, and a wholly owned subsidiary of Bell Atlantic, Bell Atlantic agreed for a period of six years following the effective time of the merger to (a) cause GTE to maintain in effect the provisions regarding indemnification of officers and directors contained in the GTE charter and bylaws and the charters and bylaws of each of its subsidiaries or in director, officer or employee indemnification agreements of GTE and its subsidiaries, (b) maintain in effect and cause GTE to maintain in effect current policies of directors' and officers' liability insurance and fiduciary liability insurance with respect to claims arising prior to the effective time of the merger, and (c) indemnify, and cause GTE to indemnify, the directors and officers of Bell Atlantic and GTE, respectively, to the fullest extent permitted under their respective charters and bylaws and applicable law. In addition, Bell Atlantic agreed to unconditionally and irrevocably guarantee for the benefit of such directors, officers and employees the obligations of GTE under its indemnification arrangements.

   The Certificate of Incorporation of Verizon Communications limits the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

   The directors and officers of Verizon Communications are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they cannot be indemnified by Verizon Communications.

  Verizon Wireless of the East LP ("New Limited Partnership")

   Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that, subject to such standards and restrictions (if any) as are set forth in its partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

   Pursuant to the limited partnership agreement relating to New Limited Partnership which will be entered into at the closing of the transactions contemplated by the transaction agreement dated as of December 18, 2001 among Cellco Partnership, New Limited Partnership, and Price Communications Corporation and its subsidiaries, New Limited Partnership, its receiver, or its trustee shall indemnify, save harmless, and pay all judgments and claims against the managing general partner of New Limited Partnership ("Cellco MGP") or a member of the management committee of New Limited Partnership relating to any liability or damage incurred by reason of any act performed or omitted to be performed by Cellco MGP or any officer or director of Cellco MGP or a member of the management committee in connection with the business of New Limited Partnership, including attorneys' fees incurred by Cellco MGP in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, including all such liabilities under federal and state securities laws as permitted by law. In addition, in the event of any action by any limited partner of New Limited Partnership against Cellco MGP or a member of the management committee, including a partnership derivative suit, New Limited Partnership shall indemnify, save harmless, and pay all expenses of Cellco MGP or such member of the management committee, including attorneys' fees, incurred in the defense of such action. Notwithstanding the above, the limited partnership agreement provides that this indemnification shall only be enforced to the maximum extent permitted by law and Cellco MGP and each member of the management committee will not be indemnified from any liability for its fraud, bad faith, or willful misconduct.

Item 21.  Exhibits and Financial Statement Schedules.


Exhibit
Number                                          Description
------                                          -----------
  2.1   Transaction Agreement dated as of December 18, 2001 among Price Communications
          Corporation, Price Communications Cellular Inc., Price Communications Cellular Holdings,
          Inc., Price Communications Wireless, Inc., Cellco Partnership and Verizon Wireless of the
          East LP (included as Annex A-1 to the proxy statement/prospectus contained in this
          Registration Statement).
  2.2   Amendment No. 1 to Transaction Agreement dated as of April 11, 2002 among
          Price Communications Corporation, Price Communications Cellular Inc., Price
          Communications Cellular Holdings, Inc., Price Communications Wireless, Inc., Cellco
          Partnership and Verizon Wireless of the East LP (included as Annex A-2 to the proxy statement/prospectus contained in this Registration Statement).

  3.1   Restated Certificate of Incorporation of Verizon Communications Inc. (incorporated by reference to Verizon Communications Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, Exhibit 3(a)).

  3.2   Bylaws of Verizon Communications Inc., as amended and restated (incorporated by reference to Verizon Communications Inc.'s Annual Report on Form 10-K for the year ended
          December 31, 2000, Exhibit 3(b)).

Exhibit
Number                                           Description
------                                           -----------

 4      Form of Agreement of Limited Partnership for Verizon Wireless of the East LP among
          Verizon Wireless of Georgia LLC, a subsidiary of Cello Partnership to be identified and
          Price Communications Wireless, Inc. (included as Annex B to the proxy statement/
          prospectus contained in this Registration Statement).
 5*     Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered.
 8.1*   Opinion of Proskauer Rose LLP regarding certain federal income tax consequences relating to the contribution transaction and the exchange.
 8.2*   Opinion of Proskauer Rose LLP confirming tax disclosures.
10      Exchange Agreement dated as of December 18, 2001 among Price Communications
          Corporation, Price Communications Cellular Inc., Price Communications Cellular Holdings,
          Inc., Price Communications Wireless, Inc., Verizon Communications Inc., Verizon Wireless
          Inc., Cellco Partnership and Verizon Wireless of the East LP (included as Annex D to the proxy statement/prospectus contained in this Registration Statement).
12      Statement of Verizon Communications Inc. Consolidated Computation of Ratio of Earnings to
          Fixed Charges (incorporated by reference to Verizon Communications Inc.'s Form 10-K for the year ended December 31, 2001, Exhibit 12)
16      Letter of PricewaterhouseCoopers LLP regarding change in accountants.
21      Subsidiaries of Verizon Communications Inc. (incorporated by reference to Verizon
          Communications Inc.'s Annual Report on Form 10-K for the year ended December 31,
          2000, Exhibit 21).
23.1    Consent of Deloitte & Touche LLP.
23.2    Consent of Deloitte & Touche LLP.
23.3    Consent of Arthur Andersen LLP.
23.4    Consent of Arthur Andersen LLP.
23.5    Consent of Arthur Andersen LLP.
23.6    Consent of PricewaterhouseCoopers LLP.
23.7    Consent of PricewaterhouseCoopers LLP.
23.8    Consent of Ernst & Young LLP.
23.9    Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 5 to this
          Registration Statement).
23.10   Consent of Proskauer Rose LLP (included in the opinion filed as Exhibit 8 to this Registration
          Statement).
24.1**  Verizon Communications Inc. Powers of Attorney.
24.2    Cellco Partnership Powers of Attorney.
99.1    Form of Price Communications Corporation Proxy Card.
99.2    Fairness opinion of UBS Warburg LLC (included as Annex E to the proxy statement/
          prospectus contained in this Registration Statement).
99.3    Fairness opinion of Dresdner Kleinwort Wasserstein, Inc. (included as Annex F to the proxy statement/prospectus contained in this Registration Statement).
99.4    Fairness opinion of Deutsche Banc Alex. Brown Inc. (included as Annex G to the proxy statement/prospectus contained in this Registration Statement).
99.5    Consent of UBS Warburg LLC.
99.6**  Consent of Dresdner Kleinwort Wasserstein, Inc.
99.7**  Consent of Deutsche Banc Alex. Brown Inc.
99.8    Arthur Andersen LLP Representation.

--------
*  To be filed by amendment.

** Previously filed

Item 22.  Undertakings.

   (a) Each of the undersigned Registrants hereby undertake:

      (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
   Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of such Registrant's annual report pursuant to
   Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (4) To respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, Verizon Wireless of the East LP has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedminster, State of New Jersey, on April 15, 2002.


                                          VERIZON WIRELESS OF THE EAST LP

                                     By: Verizon Wireless of Georgia LLC, as
                                                 general partner
                                              By Cellco Partnership, as sole
                                                member

                                                  /s/  DENNIS F. STRIGL
                                          By:________________________________
                                          Name:  Dennis F. Strigl
                                          Title:   President and Chief
                                            Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



          Signature                       Title                  Date
          ---------                       -----                  ----

    /s/  DENNIS F. STRIGL     President, Chief Executive    April 15, 2002
_____________________________   Officer and Representative
     (Dennis F. Strigl)         (Principal Executive
                                Officer)

   /s/  ANDREW N. HALFORD     Chief Financial Officer       April 15, 2002
_____________________________   (Principal Financial and
     (Andrew N. Halford)        Accounting Officer)

              *               Chairman of the Board of      April 15, 2002
_____________________________   Representatives
    (Ivan G. Seidenberg)

              *               Representative                April 15, 2002
_____________________________
   (Sir Christopher Gent)

              *               Representative                April 15, 2002
_____________________________
  (Lawrence T. Babbio, Jr.)

_____________________________ Representative                April 15, 2002
     (Michael T. Masin)

              *               Representative                April 15, 2002
_____________________________
     (Kenneth J. Hydon)

              *               Representative                April 15, 2002
_____________________________
      (Tomas Isaksson)

    /s/  DENNIS F. STRIGL
By: _______________________
     (Dennis F. Strigl)
     Co-Attorney-in-fact

   /s/  ANDREW N. HALFORD
By: _______________________
     (Andrew N. Halford)
     Co-Attorney-in-fact

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, Verizon Communications Inc. has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 15, 2002.


                                          VERIZON COMMUNICATIONS INC.

                                                  /s/  WILLIAM F. HEITMANN
                                          By: _______________________________
                                                    William F. Heitmann
                                                 (Senior Vice President and
                                                         Treasurer)


   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


          Signature                       Title                  Date
          ---------                       -----                  ----

              *               Director                      April 15, 2002
_____________________________
      (James R. Barker)

              *               Director                      April 15, 2002
_____________________________
      (Edward H. Budd)

              *               Director                      April 15, 2002
_____________________________
    (Richard L. Carrion)

              *               Director                      April 15, 2002
_____________________________
     (Robert F. Daniell)

              *               Director                      April 15, 2002
_____________________________
     (Helene L. Kaplan)

              *               Director and Chairman of the  April 15, 2002
_____________________________   Board
      (Charles R. Lee)

              *               Director                      April 15, 2002
_____________________________
      (Sandra O. Moose)

              *               Director                      April 15, 2002
_____________________________
      (Joseph Neubauer)

              *               Director                      April 15, 2002
_____________________________
     (Thomas H. O'Brien)

              *               Director                      April 15, 2002
_____________________________
     (Russell E. Palmer)

              *               Director                      April 15, 2002
_____________________________
       (Hugh B. Price)

          Signature                       Title                  Date
          ---------                       -----                  ----

              *               Vice Chairman and Chief       April 15, 2002
_____________________________   Financial Officer
    (Frederic V. Salerno)       (Principal Financial
                                Officer)

              *               Director, President and Chief April 15, 2002
_____________________________   Executive Officer
    (Ivan G. Seidenberg)        (Principal Executive
                                Officer)

              *               Director                      April 15, 2002
_____________________________
     (Walter V. Shipley)

              *               Director                      April 15, 2002
_____________________________
       (John W. Snow)

              *               Director                      April 15, 2002
_____________________________
     (John R. Stafford)

              *               Director                      April 15, 2002
_____________________________
     (Robert D. Storey)

              *               Senior Vice President and     April 15, 2002
_____________________________   Controller (Principal
    (Lawrence R. Whitman)       Accounting Officer)

  /s/  WILLIAM F. HEITMANN
By: _______________________
     William F. Heitmann
      Attorney-in-fact

                                 EXHIBIT INDEX

Exhibit
Number                                          Description                                         Page
------                                          -----------                                         ----
  2.1   Transaction Agreement dated as of December 18, 2001 among Price Communications
          Corporation, Price Communications Cellular Inc., Price Communications Cellular Holdings,
          Inc., Price Communications Wireless, Inc., Cellco Partnership and Verizon Wireless of the
          East LP (included as Annex A-1 to the proxy statement/prospectus contained in this
          Registration Statement).
 2.2    Amendment No. 1 to Transaction Agreement dated as of April 11, 2002 among Price
          Communications Corporation, Price Communications Cellular Inc., Price Communications
          Cellular Holdings, Inc., Price Communications Wireless, Inc., Cellco Partnership and
          Verizon Wireless of the East LP (included as Annex A-2 to the proxy statement/prospectus contained in this Registration Statement).

  3.1   Restated Certificate of Incorporation of Verizon Communications Inc. (incorporated by reference to Verizon Communications Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, Exhibit 3(a)).

  3.2   Bylaws of Verizon Communications Inc., as amended and restated (incorporated by reference to Verizon Communications Inc.'s Annual Report on Form 10-K for the year ended
          December 31, 2000, Exhibit 3(b)).

  4     Form of Agreement of Limited Partnership for Verizon Wireless of the East LP among
          Verizon Wireless of Georgia LLC, a subsidiary of Cello Partnership to be identified and
          Price Communications Wireless, Inc. (included as Annex B to the proxy statement/
          prospectus contained in this Registration Statement).

  5*    Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered.

  8.1*  Opinion of Proskauer Rose LLP regarding certain federal income tax consequences relating to the contribution transaction and the exchange.

  8.2*  Opinion of Proskauer Rose LLP confirming tax disclosures.

 10     Exchange Agreement dated as of December 18, 2001 among Price Communications
          Corporation, Price Communications Cellular Inc., Price Communications Cellular Holdings,
          Inc., Price Communications Wireless, Inc., Verizon Communications Inc., Verizon Wireless
          Inc., Cellco Partnership and Verizon Wireless of the East LP (included as Annex D to the proxy statement/prospectus contained in this Registration Statement).

 12     Statement of Verizon Communications Inc. Consolidated Computation of Ratio of Earnings to
          Fixed Charges (incorporated by reference to Verizon Communications Inc.'s Form 10-K for the year ended December 31, 2001, Exhibit 12).

 16     Letter of PricewaterhouseCoopers LLP regarding change in accountants.

        Subsidiaries of Verizon Communications Inc. (incorporated by reference to Verizon
          Communications Inc.'s Annual Report on Form 10-K for the year ended December 31,
 21       2001, Exhibit 21).

 23.1   Consent of Deloitte & Touche LLP.

 23.2   Consent of Deloitte & Touche LLP.

 23.3   Consent of Arthur Andersen LLP.

 23.4   Consent of Arthur Andersen LLP.

 23.5   Consent of Arthur Andersen LLP.

 23.6   Consent of PricewaterhouseCoopers LLP.

 23.7   Consent of PricewaterhouseCoopers LLP.

 23.8   Consent of Ernst & Young LLP.

        Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 5 to this
 23.9     Registration Statement).

Exhibit
Number                                           Description                                           Page
------                                           -----------                                           ----

        Consent of Proskauer Rose LLP (included in the opinion filed as Exhibit 8 to this Registration
 23.10    Statement).

 24.1** Verizon Communications Inc. Powers of Attorney.

 24.2   Cellco Partnership Powers of Attorney

 99.1   Form of Price Communications Corporation Proxy Card.

 99.2   Fairness opinion of UBS Warburg LLC (included as Annex E to the proxy statement/
          prospectus contained in this Registration Statement).

 99.3   Fairness opinion of Dresdner Kleinwort Wasserstein, Inc. (included as Annex F to the proxy statement/prospectus contained in this Registration Statement).

 99.4   Fairness opinion of Deutsche Banc Alex. Brown Inc. (included as Annex G to the proxy statement/prospectus contained in this Registration Statement).

 99.5   Consent of UBS Warburg LLC.

 99.6** Consent of Dresdner Kleinwort Wasserstein, Inc.

 99.7** Consent of Deutsche Banc Alex. Brown Inc.

 99.8   Arthur Andersen LLP Representation.

--------
*  To be filed by amendment.

** Previously filed


                                      2